Form 10-K, Exhibit 13
period 1993-12-31
MANVILLE CORP
filed 1994-03-29
CIK 355473

EXHIBIT 13.

ITEM 6.  SELECTED FIVE-YEAR FINANCIAL DATA
(IN THOUSANDS OF DOLLARS, EXCEPT PER SHARE AMOUNTS)

                                                        1993        1992        1991         1990        1989
- ----------------------------------------------------------------------------------------------------------------
INCOME (LOSS)
- ----------------------------------------------------------------------------------------------------------------
Net Sales (Note A)                                   $2,275,935  $2,203,953  $2,009,878   $2,126,673  $2,081,421
Income from Operations (Note A)                         135,948     202,216      70,817      227,805     303,856
Income (Loss) from Continuing
  Operations (Note A)                                    61,071      50,579     (30,499)      88,298     157,492
Income (Loss) before Minority Interest,
  Extraordinary Item and Cumulative
  Effect of Accounting Changes                           61,071      50,579     (12,697)     110,718     196,825
Net Income (Notes B, C, D, and E)                        47,782      35,949      34,700      110,718     196,825
================================================================================================================
FINANCIAL POSITION
(AS OF DECEMBER 31)
- ----------------------------------------------------------------------------------------------------------------
Total Assets                                         $3,616,237  $3,630,363  $3,002,545   $2,795,916  $2,644,839
Long-Term Debt, less current portion                  1,390,988   1,191,061     822,632      870,289     802,306
Stockholders' Equity (Note B)                           846,069     825,293     779,515    1,140,615     993,532
================================================================================================================
ADDITIONAL DATA
- ----------------------------------------------------------------------------------------------------------------
Additions to Property, Plant and Equipment           $  351,494  $  411,087  $  179,407   $  344,464  $  350,692
Research, Development and Engineering (Note A)           37,358      34,563      35,988       40,791      38,866
================================================================================================================
PRIMARY EARNINGS (LOSS) PER COMMON SHARE (NOTE F)
- ----------------------------------------------------------------------------------------------------------------
Income (Loss) from Continuing
  Operations (Note A)                                      $.31        $.25       $(.39)        $.61       $1.16
Income (Loss) before Minority Interest,
  Extraordinary Item and Cumulative
  Effect of Accounting Changes                              .31         .25        (.24)         .79        1.48
Net Income (Notes B, C, D, and E)                           .21         .13         .15          .79        1.48
================================================================================================================
FULLY DILUTED EARNINGS (LOSS) PER COMMON SHARE (NOTE F)
- ----------------------------------------------------------------------------------------------------------------
Income (Loss) from Continuing
  Operations (Note A)                                      $.31        $.25       $(.39)        $.61       $1.09
Income (Loss) before Minority Interest,
  Extraordinary Item and Cumulative
  Effect of Accounting Changes                              .31         .25        (.24)         .79        1.39
Net Income (Notes B, C, D, and E)                           .21         .13         .15          .79        1.39
================================================================================================================

See notes on page 54.

SELECTED FIVE-YEAR FINANCIAL DATA

NOTES:

(A) Excludes the operating results of Celite Corporation, which was sold in 1991 and the Holophane lighting systems division and sealing components businesses which were sold in 1989. Accordingly, the operating results of these discontinued operations have been excluded from the determination of income from continuing operations for all periods presented.

(B) In September of 1993, the Manville holding company purchased an additional 3,448,276 shares of Riverwood's common stock increasing the Manville holding company's ownership percentage to approximately 81.5 percent from 80.5 percent. On June 24, 1992, Riverwood completed an initial public offering of 12.1 million shares, or 19.5 percent of its common stock. As a result of these transactions, the Company's December 31, 1993 Consolidated Balance Sheet and Consolidated Statement of Income reflect the minority stockholders' interest in Riverwood's net assets and net earnings of $92.4 million and $0.3 million, respectively.
The Company's December 31, 1992 Consolidated Balance Sheet and Consolidated Statement of Income reflect the minority stockholders' interest in Riverwood's net assets and net earnings of $93.1 million and $3.1 million, or $.03 per common share, respectively.

(C) In 1993, the Company made a prepayment on its outstanding bond obligations to the Manville Personal Injury Settlement Trust (the "PI Trust"). The prepayment consisted of $150 million of cash, net of certain costs, and the assignment to the PI Trust of $100 million, plus accrued interest, of currently outstanding Riverwood notes held by Manville. An extraordinary gain of $0.9 million, net of related income taxes of $0.5 million, was recorded in August 1993 to adjust the estimated extraordinary loss recorded in 1992. In 1992, the Company recorded an estimated loss of $11.5 million, net of related income tax benefit of $5.9 million, in anticipation of this prepayment and exchange.

(D) Effective January 1, 1993 the Company adopted Statement of Financial Accounting Standards No. 112, "Employers' Accounting for Postemployment Benefits." As a result, the Company recorded a charge in the first quarter of 1993 of $13.9 million, net of taxes of $8.6 million, or $.11 per common share, against net income to reflect the accumulated postemployment benefit obligation.

(E) Effective January 1, 1991, the Company changed its method of accounting for employee postretirement benefits other than pensions to comply with the provisions of Statement of Financial Accounting Standards No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions." As a result, the Company recorded a charge against net income in 1991 of $173.4 million, net of tax of $91.4 million, or $1.44 per common share, to reflect the cumulative effect on prior years of the accounting change. In accordance with the provisions of that statement, postretirement benefit information for prior periods has not been restated. Previously, retiree medical and life insurance benefits were expensed as incurred. Also effective January 1, 1991, the Company changed its method of accounting for income taxes to comply with the provisions of Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes." As a result, the Company recorded a credit in 1991 of $220.8 million, or $1.83 per common share, to net income to reflect the cumulative effect on prior years of the accounting change. Financial statements presented for 1989 through 1990 reflect income taxes using the method required by Statement of Financial Accounting Standards No. 96, "Accounting for Income Taxes".

(F) Primary and fully diluted earnings (loss) per common share amounts in 1993, 1992, 1991, 1990 and 1989 are based on the weighted average number of common and common equivalent shares outstanding during each year assuming the conversion of the Series A Convertible Preferred Stock. All earnings (loss) per share amounts presented in the above table were calculated after the deduction for preference stock accretion. The 1989 fully diluted earnings (loss) per common share computation further assumes that the common stock equivalents related to the warrants and their dilutive effect on Common Stock were outstanding at the beginning of the year. The dilutive effect of warrants on Common Stock does not impact the 1993, 1992, 1991 and 1990 earnings (loss) per common share computations because the underlying Common Stock market value did not exceed the warrant exercise price. In 1993, 1992, 1991, 1990 and 1989, primary earnings
(loss) per common share amounts are based on 122,480,000 shares, 123,048,000 shares, 120,685,000 shares, 120,516,000 shares and 123,033,000 shares, respectively, and fully diluted earnings (loss) per common share are based on 122,504,000 shares, 123,048,000 shares, 120,770,000 shares, 120,516,000 shares and 131,229,000 shares, respectively. Refer to Note 15 in Notes to the Consolidated Financial Statements for a discussion of the earnings (loss) per common share computation.

The Company declared and paid common stock dividends of $1.04 per share in 1993 and 1992. At December 31, 1993, the Company has accrued noncurrent common and preference stock dividends of $152.7 million. These dividends have not been declared by the Board of Directors and, as discussed in Note 4 to the consolidated financial statements, no assurance can be given that these dividends will be paid.

ITEM 7.

                              MANVILLE CORPORATION
                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS


Manville Corporation is an international holding company with two principal operating subsidiaries, Riverwood International Corporation ("Riverwood") and Schuller International ("Schuller"), (collectively referred to as "the Company"). When referring to the parent company only, Manville Corporation is defined as the "Manville holding company." The Manville holding company owns approximately 81.5 percent of Riverwood and 100 percent of Schuller. Riverwood and Schuller report the results of their operations in five business segments.

Riverwood reports its results in three business segments:   Coated Board System,
Containerboard and U.S. Timberlands/Wood Products. The Coated Board System segment includes the production of coated board at paperboard mills in the United States and Europe; converting facilities in the United States, Australia and Europe; and worldwide packaging machinery operations related to the production and sale of beverage and folding cartons. The Containerboard segment includes timberlands and associated containerboard mills and corrugated box plants in Brazil as well as kraft paper, linerboard and corrugating medium production at two U.S. mills. The U.S. Timberlands/Wood Products segment includes timberlands and operations engaged in the supply of pulpwood to the U.S. mill operations, and the manufacture of lumber and plywood.

Schuller operates 35 manufacturing facilities in the United States, Canada and Germany and reports its results in two business segments: Building Products and Engineered Products. The Building Products segment manufactures building insulation products, roofing products and mechanical insulation products at plants in both the United States and Canada. Building insulation products manufactured by Schuller include thermal and acoustical fiberglass insulation products that are suitable for use in various residential and commercial building applications. Roofing products manufactured by Schuller include roof insulations, membranes and accessories for use in various commercial and industrial building applications. Mechanical insulation products manufactured by Schuller include fiberglass air duct systems, thermal acoustical blankets and mechanical piping insulation. The Engineered Products segment is comprised of Schuller's mats and reinforcements business, including Schuller GmbH, Schuller's German subsidiary, and the equipment insulations and filtration businesses. The mats and reinforcements business manufactures continuous filament fiberglass products, including mats and fibers for roofing applications, fiberglass for plastics reinforcements, textile glass products used primarily for wall coverings, and nonwoven fiberglass mats for specialty applications. The equipment insulations business manufactures insulation for heating, ventilating and air conditioning equipment; aircraft; appliances; and for acoustic applications; and fiberglass wool for automotive headliner and hoodliner parts. Filtration products include air filtration media for commercial and industrial buildings and microfibers for use in battery separators and clean room air filters.

Financial results for the Manville holding company's oil and gas properties (which were sold in the third quarter of 1993 and the second quarter of 1992) and its equity investment in the Stillwater platinum and palladium mining operations are included in Corporate and Eliminations for business segment reporting purposes.

1993 VS 1992
RESULTS BY SEGMENT
- ------------------

Riverwood's net sales increased in 1993 by $2.1 million compared with 1992 due to an increase in sales in the Containerboard segment resulting from the Macon mill acquisition in mid-1992 and an increase in net sales in the U.S. Timberlands/Wood Products segment, offset by lower net sales in the Coated Board System segment. Net sales in the Coated Board System segment decreased by $53.9 million, or 7 percent, in 1993. The effect of stronger U.S. dollar currency exchange rates in 1993 compared with 1992 resulted in approximately $41 million lower reported U.S. dollar net sales from international operations. Net sales of paperboard used in folding carton applications decreased due to weak worldwide demand, while worldwide net sales of beverage cartons increased in 1993 compared with 1992 due mainly to volume increases. Net sales of beverage cartons sold in North America increased 11 percent in 1993. Net sales increased $35.7 million, or 17 percent, in the Containerboard segment principally due to the acquisition of the Macon mill on July 1, 1992, which reported Containerboard segment net sales of $97.7 million in 1993 compared with $57.5 million for the six months of 1992. This increase in Containerboard net sales was primarily due to increased volume but was partially offset by a decrease in worldwide linerboard prices. Additionally, volume growth in Brazil was offset by lower prices of medium sold in the United States. Net sales in the U.S. Timberlands/Wood Products segment increased by $21 million, or 17 percent, as a result of increases in selling prices of lumber and plywood related primarily to a stronger housing market and a decrease in supply of lumber and plywood.

Riverwood's gross profit for 1993 decreased $38.1 million, or 15 percent, from 1992. The gross profit margin decreased to 20 percent for 1993 from 23 percent in 1992 principally as a result of lower containerboard prices and a decline in the Coated Board System segment's gross profit margin, offset in part by an increase in the U.S. Timberlands/Wood Products segment's gross profit margin. Excluding the results of the Macon mill, Riverwood's gross margin would have been 24 percent in 1993 and 25 percent in 1992.

The Coated Board System segment's gross profit margin decreased primarily due to weak markets worldwide for both folding cartons and folding carton board in 1993 compared with 1992. Lower prices in worldwide linerboard markets during 1993 adversely affected the gross profit margin of the Containerboard segment. The U.S. Timberlands/Wood Products segment reported higher margins as a result of improved selling prices.

Total board shipments for the years ended December 31 were as follows:

                           (In thousands of tons)
                              1993          1992
                              ----          ----

     Coated Board            765.3         755.8
     Containerboard          950.5         716.6
                           -------       -------
                           1,715.8       1,472.4
                           =======       =======

Riverwood is in the process of converting over half of the Macon mill linerboard production capacity to on-line coated board. Initial production of on-line coated board is scheduled to commence during 1994, with limited coated board production available to meet the 1994 beverage season.

Selling, general and administrative expense increased $17.1 million, or 16 percent, in 1993 compared with 1992, and as a percentage of net sales increased by 1.5 percentage points to 11 percent. The increase was due principally to expenses associated with additional infrastructure established to support packaging machinery operations and the expansion into worldwide multiple packaging markets, as well as the full-year impact of selling and administrative expenses of the Macon mill acquired on July 1, 1992. Research, development and engineering expenses increased by $3 million, or 52 percent, primarily due to a higher level of packaging machinery engineering costs associated with expanding packaging machinery operations.

Riverwood's 1993 results reflect a net restructuring loss of $8 million, including a $25 million charge for the write-down of assets and provisions for severance, relocation and related costs as Riverwood restructures and consolidates certain operations and infrastructure levels. In recent years, Riverwood has experienced rapid growth primarily through acquisitions, creating certain areas with overlapping responsibilities and duplicated efforts. Accordingly, Riverwood has implemented an ongoing restructuring plan designed to streamline operations, increase efficiency and cost effectiveness and enhance worldwide customer service capability. Approximately $20 million of the restructuring charge relates to provisions for cash expenditures that will result in ongoing cost and expense savings. These expenditures are expected to occur through 1995 and will be funded from existing cash, operations and anticipated savings. In addition, the remainder of the reserve will be used to write down the book value of certain related assets. Riverwood estimates that the restructuring program will reduce its 1994 expenses by approximately $5 million to $7 million, with additional benefits to be realized in later years. This charge was partially offset by a $17 million gain on the sale and assignment, for cash, of approximately 60,000 acres of nonstrategic timberlands located in Louisiana and Texas. For 1993 business segment reporting purposes, the $25 million restructuring charge was included in the Riverwood Corporate and Eliminations section of income from operations. The $17 million gain was included in the U.S. Timberlands/Wood Products business segment.

Other income, net, increased $3.5 million to $4.9 million in 1993 from $1.4 million in 1992. The change is primarily a result of $2.5 million in gains recognized in 1993 on final purchase price settlements of previous acquisitions.

Riverwood's income from operations in 1993 decreased by $62.6 million, or 43 percent, compared with 1992, as operating margins declined to eight percent from 13 percent of net sales. The operating income of the Containerboard segment declined by $40.6 million due principally to weak containerboard prices worldwide. Riverwood announced a U.S. linerboard price increase effective in October 1993. The Company anticipates that it will realize the benefits of the price increase in 1994. In addition, income from operations of the Brazilian operations declined by 16 percent from 1992. The decrease in the Coated Board System segment's earnings of $26.6 million resulted primarily from higher marketing and packaging machinery product development expenditures, weak worldwide folding carton markets, and price declines resulting from new capacity additions of competing paperboard grades for folding carton markets. Partially offsetting these Coated Board System decreases was an increase in volume, improved sales mix and favorable fixed cost variances for beverage carton products. Income from operations in the U.S. Timberlands/Wood Products segment increased by $33.4 million resulting from the $17 million gain on the sale of timberlands and higher selling prices for lumber and plywood products.

For the Building Products segment, 1993 net sales increased by $56.4 million, or nine percent, when compared with 1992 as a result of higher volume associated with increased construction activity and market share gains, as well as an improving pricing environment. Gross profit margins rose three percentage points to 22 percent, primarily due to increased operating leverage and continual improvements in manufacturing efficiencies. Operating expenses; which include selling, general and administrative; and research, development, and engineering expenses; increased three percent over 1992 and remained constant as a percent of sales at 13 percent. The restructuring of operations loss in 1993 of $20.4 million included charges for sampling, inspection and remediation expenses associated with a former phenolic roofing insulation business, offset in part by expected insurance recoveries; a provision for additional severance costs for ongoing programs to reduce costs; and a charge for estimated costs associated with the exchange of the Company's residential roofing business for Owens-Corning Fiberglas Corporation's ("Owens-Corning") North American commercial and industrial roofing business, completed in January 1994. Substantially all of these 1993 restructuring charges will result in future cash expenditures, except for approximately $2 million related to the write-down of assets in conjunction with the Company's exchange of roofing businesses. The 1992 restructuring loss of $5.8 million included a $7.7 million adjustment to increase previously established reserves for the exit from the phenolic roofing insulation business and a $2 million reversal of previously established separation reserves that were no longer considered necessary. Substantially all of the restructuring loss of $7.7 million recorded in 1992 will result in future cash expenditures. For the year ended December 31, 1993, the Building Products segment reported income from operations of $44.7 million, a 39 percent increase from 1992.

The Engineered Products segment's net sales in 1993 increased $15.1 million, or three percent, over 1992 due primarily to higher sales volume and improved selling prices of domestic roofing fiber and mat, offset in part by weakness in European markets. The segment's gross profit margin rose to 21 percent, up two percentage points from 1992. The improvement was attributable to higher selling prices of roofing fiber and mat, increased operating leverage, manufacturing efficiencies and the reversal of a provision for the early rebuild of a portion of a glass furnace, offset in part by higher operating losses of an automotive joint venture. Operating expenses increased three percent over 1992 and remained constant as a percent of sales at 11 percent. The $8 million decrease in other income reflects a gain on the sale of excess nonstrategic precious metals that occurred in 1992. In 1993 this segment recorded a $6.1 million restructuring charge for employee severance, outplacement and relocation costs, which generally will result in cash outlays. A $5.8 million restructuring of operations gain on an environmental remediation settlement and a reversal of previously established separation reserves no longer deemed necessary was reflected in 1992. For the year ended December 31, 1993, the Engineered Products segment reported income from operations of $45.5 million, a $10.4 million decrease from 1992.

TOTAL COMPANY RESULTS

Total Company net sales of $2.28 billion in 1993 were $72 million, or three percent, above the $2.20 billion reported in 1992. The 1993 gross profit margin of approximately 21 percent decreased from 22 percent in 1992. Selling, general and administrative expense increased by eight percent in 1993 when compared with 1992. However, expense as a percent of sales remained relatively constant year to year. Research, development and engineering expense increased by eight percent in 1993 over 1992.

The 1993 restructuring of operations loss of $40.5 million includes a $25 million charge by Riverwood. The charge was partially offset by a $17 million gain on Riverwood's sale of nonstrategic timberlands. Schuller recorded $26.5 million of restructuring charges in 1993, including a $19.7 million charge for sampling, inspection and remediation expenses associated with its former phenolic roofing insulation business, offset in part by $7 million of expected insurance recoveries; a $7.5 million charge for additional severance costs for ongoing programs to reduce costs; and $6.7 million of estimated costs associated with the exchange of Schuller's residential roofing business for Owens-Corning's North American commercial and industrial roofing business, completed in January 1994. Other restructuring charges in the Manville holding company for 1993 totaling approximately $6 million primarily related to cash expenses associated with former business operations and a loss on the sale of an oil and gas property.

During 1992, the Manville holding company sold certain oil and gas properties at a loss of $7 million and an investment in a joint venture at a gain of $7.7 million. These amounts, offset in part by other restructuring adjustments, are included in the restructuring of operations gain of $0.7 million reported for the year ended December 31, 1992.

The $6.2 million decrease in other income (loss) for 1993 was due primarily to a reduction in income from the sale of excess precious metals.

Compared with 1992, interest income in 1993 increased by $9.6 million, due primarily to $13 million of interest income received on the income tax refund described below, partially offset by lower interest rates and lower average cash balances.

Interest expense in 1993 increased by $13.9 million, or 11 percent, which represented interest expense incurred on Riverwood's public debt issued during the third quarter of 1993 and the second quarter of 1992 and on debt assumed in connection with Riverwood's acquisition of the Macon mill. Partially offsetting these increases were higher levels of capitalized interest in 1993 and lower interest expense due to a prepayment of a portion of the Trust Bonds (defined below) in 1993.

In 1993, the Company recorded $13 million of profit sharing expense to be paid in 1994 to the Manville Personal Injury Settlement Trust (the "PI Trust"), as required in the Plan of Reorganization ("the Plan"). Profit sharing expense for 1992 totaled $12.1 million and was paid in 1993.

As a result of the above, income from continuing operations before income taxes decreased by $71.5 million to $6.4 million in 1993 from $77.8 million in 1992.

The 1993 income tax benefit of $54.7 million includes the effect of a number of unusual items that are described more fully below.

For income tax purposes, the Company is entitled to a tax benefit on the amount of Common Stock dividends paid to the PI Trust in the years in which those dividends are transferred to a specific settlement fund within the PI Trust or paid to claimants. For financial reporting purposes, the Company records a tax benefit on the amount of common dividends paid to the PI Trust at the time the dividends are paid.

Accordingly, the Company recognized a $34 million tax benefit in 1993 on the portion of the $1.04 Common Stock dividend that was paid to the PI Trust, partially offset by an additional deferred tax asset valuation allowance of $7 million. In accordance with Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" ("SFAS No. 109"), the Company's valuation allowance on all deferred tax assets is subject to change as forecasts of future years' earnings and the estimated timing of the utilization of the Company's tax benefits are revised.

As a result of a retroactive change in U.S. income tax regulations regarding the payment of add-on minimum tax and the treatment of certain tax preference items for the years 1977 through 1986, the Company was entitled to a federal income tax refund plus accrued interest. During the first and second quarters of 1993, the Company received a total of $32 million from the U.S. Internal Revenue Service, which was recorded as a reduction to income tax expense of $19 million and an increase to interest income of $13 million.

U.S. and foreign tax rate changes provided the Company a $20 million tax benefit in 1993. This included a benefit of approximately $12 million due to the change in the U.S. federal tax rate to 35 percent from 34 percent, increasing the value of the Company's U.S. deferred tax asset. Effective January 1, 1993, the government of Brazil enacted new tax provisions that reduced the statutory federal tax rate to 35 percent from 40 percent and also allowed for the accelerated liquidation of future tax liabilities on inflationary profits at reduced rates. As a result of these changes to Brazilian tax law, the Company recognized a net deferred income tax benefit of $5 million in the first quarter of 1993. In addition, a $3 million benefit was recognized as a result of a reduction in German tax rates.

Exclusive of the unusual items above, the 1993 tax rate on income from continuing operations was 169 percent. This is higher than the U.S. federal statutory tax rate principally due to taxes on earnings derived from overseas operations and taxes on expected repatriations of undistributed foreign earnings, neither of which was totally offset by tax benefits from losses in the U.S.

The Company's 1992 effective tax rate on income from continuing operations of 35 percent primarily resulted from higher foreign effective income tax rates and an increase in the deferred tax asset valuation allowance, offset in part by an income tax benefit on that portion of a Common Stock dividend paid to the PI Trust.

The Company will need a cumulative total of approximately $1 billion of U.S. federal taxable income to realize its net U.S. deferred tax asset. Based on the Company's historical earnings levels, projected future earnings, and the expected timing of the taxable deductions principally related to the PI Trust deductions, the Company believes it will realize its net deferred tax asset.
See Note 22 of the Notes to the Consolidated Financial Statements for further discussion of income taxes.

MINORITY INTEREST IN CONSOLIDATED SUBSIDIARY

On June 24, 1992, Riverwood completed an initial public offering of 12.1 million shares, or 19.5 percent, of its common stock. The Manville holding company purchased approximately 3.4 million additional shares of Riverwood's common stock at a price of $14.50 per share in September 1993. This increased the Manville holding company's ownership percentage of Riverwood to approximately
81.5 percent from 80.5 percent. The Manville holding company currently intends to maintain at least an 80 percent ownership interest in Riverwood in order to preserve the consolidated tax entity and take advantage of existing tax benefits.

EXTRAORDINARY GAIN (LOSS) ON EARLY EXTINGUISHMENT OF DEBT

Pursuant to the Bond Prepayment Agreement (see "Personal Injury Trust Refinancing Arrangement" section below), on August 25, 1993, the Company made a prepayment on its outstanding bond obligations ("Trust Bonds") to the PI Trust. The prepayment consisted of $150 million of cash, net of certain costs, and the assignment to the PI Trust of $100 million, plus accrued interest, of currently outstanding Riverwood notes (the "Intercompany Notes") held by the Manville holding company. An extraordinary gain of $0.9 million, net of related income taxes of $0.5 million, was recorded in August 1993 to adjust the estimated extraordinary loss previously recorded in 1992. In 1992, the Company recorded an estimated extraordinary loss of $11.5 million, net of related income tax benefit of $5.9 million, in anticipation of the prepayment and exchange of a portion of the Trust Bonds.

CUMULATIVE EFFECT OF ACCOUNTING CHANGE

Effective January 1, 1993, the Company adopted Statement of Financial Accounting Standards No. 112, "Employers' Accounting for Postemployment Benefits" ("SFAS No. 112"). SFAS No. 112 generally requires that in certain circumstances postemployment benefit costs and obligations be recognized over the active service lives of employees. These obligations include, but are not limited to, benefits provided to former (but not yet retired) or inactive employees and their dependents contingent upon disability, death, layoff or other termination. The Company recognized an accumulated postemployment benefit obligation of $13.9 million, net of taxes of $8.6 million. This cumulative adjustment is primarily attributable to the effects of the accrual of certain accumulated disability-related benefits, recognition of additional workers' compensation expenses and the reduction of the discount rate used to measure the present value of the Company's workers' compensation liabilities to 7.5 percent from approximately 10 percent.

The Company will continue to recognize certain postemployment benefit expenses at the time an employee is terminated or becomes inactive as such amounts cannot be reasonably estimated before that time. Income before cumulative effect of accounting changes after adopting SFAS No. 112 is not significantly different from the amount the Company previously recognized for all periods presented. Restatement of postemployment information for prior periods is not required by SFAS No. 112. Accordingly, the Company made no restatement other than the reclassification from interest expense to income from operations related to the annual present value accretion of its workers' compensation liabilities.

EARNINGS PER COMMON SHARE

Primary and fully diluted earnings per common share for 1993 were both $.21 as compared with the primary and fully diluted earnings per common share of $.13 each for 1992. The net charge to recognize the cumulative effect of the adoption of SFAS No. 112 reduced primary and fully diluted earnings per common share by $.11. In addition, the extraordinary net gain from the early extinguishment of debt increased primary and fully diluted earnings per common share by $.01.

The 1992 earnings per common share amounts included a charge to recognize the minority interest in Riverwood's earnings, which reduced primary and fully diluted earnings per common share by $.03. In addition, 1992 net income applicable to common stock included an extraordinary net loss from the early extinguishment of debt that reduced primary and fully diluted earnings per common share by $.09.

Earnings per common share amounts are calculated after deducting preference stock accretion on the Cumulative Preference Stock, Series B. Each share of the Manville holding company's Series A Convertible Preferred Stock was convertible by its terms into 10 shares of Common Stock. On December 9, 1992, the PI Trust converted all issued and outstanding Series A Convertible Preferred Stock into 72 million shares of Common Stock. All earnings (loss) per common share computations assume that the preferred stock had been converted to Common Stock and was outstanding as of the beginning of the earliest period presented.

1992 VS 1991
RESULTS BY SEGMENT

Riverwood's net sales in 1992 increased by $125 million, or 13 percent, from 1991. The Coated Board System segment's net sales increased $34.1 million, or five percent, in 1992 compared with 1991 primarily from increased volume of beverage cartons and packaging machinery operations and slightly higher selling prices for coated board. Volume growth was achieved through the 1991 acquisitions of a converting operation in Spain and four packaging machinery operations, increased soft drink packaging shipments and higher packaging machinery placements. This volume growth, however, was partially offset by a reduction in net sales of $18.3 million due to the sale of two U.S. folding carton plants in 1991 and an external volume decrease due to higher integration of Riverwood's coated board production and converting operations. As a result, mill shipments to external customers were down despite the increase in total mill shipments in 1992. The Containerboard segment's net sales increased by $67.3 million, or 47 percent, of which $57.5 million represented linerboard sales from the Macon mill. Higher prices for U.S. corrugating medium in 1992 compared with 1991 were partially offset by lower linerboard prices in 1992. Net sales in the U.S. Timberlands/Wood Products segment increased by $27.5 million, or 28 percent, in 1992 compared with 1991, primarily as a result of increased selling prices for lumber and plywood.

Gross profit increased $33.7 million, or 15 percent, in 1992 from 1991. Approximately one-third of this increase related to the Coated Board System segment and over half to the U.S. Timberlands/Wood Products segment. Riverwood's gross profit margin for 1992 of 23 percent increased slightly from 1991 primarily due to the volume growth in beverage cartons and higher selling prices for lumber, plywood and U.S. corrugating medium, partially offset by lower linerboard prices.

Total board shipments for the years ended December 31 were as follows:

                           (In thousands of tons)
                              1992          1991
                              ----          ----

     Coated Board            755.8         737.2
     Containerboard          716.6         452.4
                           -------       -------
                           1,472.4       1,189.6
                           =======       =======

Selling, general and administrative expenses increased $7.9 million, or eight percent, in 1992 when compared with 1991, but as a percent of sales remained relatively constant. The Coated Board System segment's operating expenses increased primarily as a result of continued market penetration and expansion efforts and the operations acquired in late 1991, partially offset by the effects of the sale of two folding carton facilities in 1991. Selling, general and administrative expenses in the Containerboard segment increased principally due to the Macon mill acquisition in 1992. Research, development and engineering expenses increased by $1 million, or 21 percent, primarily due to additional machine development costs associated with the continuing expansion of packaging machinery operations.

Other income, net, decreased $6.3 million in 1992 compared with 1991. This decrease is primarily attributable to a reduction of approximately $2.5 million of rental income and $1.4 million of income from nonconsolidated subsidiaries in 1992.

Income from operations increased $18.5 million in 1992 compared with 1991 while operating margins increased slightly. The primary reason for the improvement in income from operations was the effect of higher selling prices for lumber and plywood products included in the U.S. Timberlands/Wood Products segment. Income from operations in the Coated Board System segment remained relatively flat as improvement in the U.S. portion of the Coated Board System segment was offset by the effect of the sale of two folding carton operations in 1991. Income from operations in the Containerboard segment decreased $4 million, or 32 percent, in 1992 compared with 1991 due primarily to the operating losses at the Macon mill, the recession in Brazil and lower worldwide linerboard prices, partially offset by higher selling prices for U.S. corrugating medium.

For the Building Products segment, 1992 net sales increased by eight percent when compared with 1991. This improvement reflects higher volume and share gains in construction markets served by the building insulation and roofing businesses, despite some decrease in pricing during 1992. The segment's gross profit margin rose approximately five percentage points to 19 percent for 1992, primarily due to increased sales volume, cost reductions and increased production efficiencies realized during the year. Other operating expenses decreased six percent during 1992, reflecting cost savings from rationalization of overhead levels. The restructuring of operations losses in 1992 and 1991 of $5.8 million and $45 million, respectively, represented costs related to the rationalization of operations and overhead levels, the write-down of assets, adjustments to previously established restructuring reserves and provisions for employee severance, outplacement and relocation costs. Other income decreased by 54 percent in 1992 due principally to the receipt of award proceeds from a favorable patent infringement judgment in 1991, partially offset by reduced charges in 1992 for provisions relating to roofing guarantees. In 1991, the Company received approximately $40 million, including accrued interest, in connection with a patent infringement judgment. The original $15 million judgment, net of $2 million of deferred litigation costs, was reflected in other income in the Building Products segment for 1991. Interest income, recorded at the corporate level, reflected $25 million of the proceeds. As a result of higher volumes, market share gains and increased productivity, income from operations in the Building Products segment increased to $32.1 million in 1992 from a $46.4 million loss for 1991.

The Engineered Products segment's net sales in 1992 increased eight percent over 1991 due primarily to higher volume in domestic roofing fiber and mat. The segment's gross profit margin increased slightly to 19 percent for 1992 as a result of production efficiencies, offset by pricing pressures and the weakening economic environment in Europe. Other operating expenses in 1992 increased six percent over 1991 primarily as a result of an increase in product and business development costs. The $5.8 million restructuring of operations gain reported in 1992 was a result of an environmental remediation settlement and the reversal of a portion of previously established separation reserves no longer deemed necessary. The restructuring of operations loss reported in 1991 of $12.6 million included a provision for severance and related costs attributable to the rationalization of operations and a charge for the write-down of assets. The decrease in other income of 18 percent in 1992 was due primarily to income from the licensing of technology in 1991. These factors resulted in an increase in 1992 income from operations of $26.5 million, or 90 percent, from 1991.

TOTAL COMPANY RESULTS

Total Company net sales of $2.20 billion in 1992 were $194 million, or ten percent, above the $2.01 billion reported in 1991. The 1992 gross profit margin of 22 percent increased from 19 percent in 1991. Selling, general and administrative expense increased by ten percent in 1992 when compared with 1991. Selling, general and administrative expense as a percentage of sales remained relatively constant during 1992 when compared with 1991.

The restructuring of operations gain of $0.7 million reported in 1992 included a loss of $7 million on the sale of certain oil and gas properties, and a gain of $7.7 million on the sale of an investment in a joint venture.

The 1991 restructuring of operations loss of $64.1 million included a $61 million charge for the write-down of assets and provisions for severance and related costs as the Company rationalized its operations and overhead levels primarily in the Building Products and Engineered Products segments, a $3 million provision for asbestos-related workers' compensation claims and a net provision for environmental cleanup costs of $1 million. These charges were offset in part by an overall gain on the sales of two folding carton plants and a small railroad company. The majority of these restructuring charges will result in cash outlays.

The $8.8 million decrease in other income (loss) for 1992 was due primarily to the receipt of award proceeds from a patent infringement judgment received in 1991, and a decrease in income from the licensing of technology, partially offset by reduced charges in 1992 for provisions relating to roofing guarantees.

Compared with 1991, interest income in 1992 decreased by $20.8 million. This reduction in interest income was due mainly to the interest portion of the patent infringement proceeds recorded in 1991, offset in part by increased interest income earned on higher average cash and marketable securities balances.

Interest expense in 1992 increased by 21 percent primarily as a result of additional interest associated with $400 million of Riverwood debt raised through a public offering and $154 million in net debt assumed by Riverwood in the Macon linerboard mill acquisition.

In 1992, the Company recorded $12.1 million of profit sharing expense that was paid in 1993 to the PI Trust, as required in the Plan. Profit sharing expense for 1991 totaled $10.3 million and was paid in 1992.

As a result of the previously mentioned factors, income (loss) from continuing operations before income taxes increased by $86 million to income of $77.8 million in 1992 from a loss of $8.2 million in 1991.

The 1992 effective tax rate on income from continuing operations of 35 percent was higher than the U.S. federal statutory tax rate primarily because of earnings derived from overseas operations taxed at higher effective rates plus an increase in the deferred tax asset valuation allowance, offset in part by an income tax benefit on that portion of a Common Stock dividend paid to the PI Trust. The Company's 1991 effective tax rate on income from continuing operations of 272 percent was principally due to earnings derived from overseas operations, which were taxed at higher effective rates that were not offset by tax benefits from losses in the U.S. Furthermore, the Company was subject to U.S. alternative minimum tax in 1991 despite a loss from continuing operations before income taxes.

DISCONTINUED OPERATIONS

Income from discontinued operations reflects the operating results of the Company's former worldwide filtration and industrial minerals businesses known as Celite Corporation. Effective July 31, 1991, the Company sold Celite Corporation for cash and the assumption of certain liabilities, resulting in a net gain of $13.5 million after income tax expense of $8.8 million. The operating results of the discontinued operations for 1991 were excluded from continuing operations.

MINORITY INTEREST IN CONSOLIDATED SUBSIDIARY

During the second quarter of 1992, Riverwood completed an initial public offering of 12.1 million shares, or 19.5 percent, of Riverwood's common stock. As a result of this transaction, the Company recorded an increase in Capital in Excess of Par Value of $65.1 million and a minority interest in the net assets of Riverwood of $93.1 million to reflect the 19.5 percent interest in Riverwood no longer owned by the Company. During the third and fourth quarters of 1992, the Company recorded a $3.1 million reduction of net income to recognize the minority stockholders' proportionate share of Riverwood's net income.

EXTRAORDINARY LOSS ON EARLY EXTINGUISHMENT OF DEBT

In 1992, the Company recorded an estimated extraordinary loss of $11.5 million, net of related income tax benefit of $5.9 million, in anticipation of the early redemption of a portion of the bonds payable to the PI Trust.

CUMULATIVE EFFECT OF ACCOUNTING CHANGES

Effective January 1, 1991, the Company adopted Statement of Financial Accounting Standards No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions" ("SFAS No. 106"), for its U.S. and Canadian postretirement medical and life insurance benefit plans. In accordance with the provisions of that statement, postretirement medical and life insurance benefit information for prior years has not been restated. Upon adoption of SFAS No. 106, the Company elected to immediately recognize the accumulated postretirement benefit obligation of $173.4 million, net of taxes of $91.4 million. Previously, retiree medical and life insurance coverage benefits were expensed as incurred.

Also in 1991, the Company recorded a $220.8 million increase in net income to reflect the cumulative effect on prior years of a change in method of accounting for income taxes that resulted from the adoption of SFAS No. 109, effective January 1, 1991.

LIQUIDITY AND CAPITAL RESOURCES

The Company broadly defines liquidity as its ability to generate sufficient cash flow to satisfy operating requirements, fund capital expenditures and meet its existing obligations and commitments. In addition, liquidity includes the ability to obtain appropriate debt and equity financing and to convert into cash those assets that are no longer required to meet existing obligations. Therefore, liquidity cannot be considered separately from capital resources, which consist of current or potentially available funds for use in achieving long-range business objectives and meeting debt service commitments. Additionally, the Company's relationship with the PI Trust should be considered in analyzing liquidity.

Cash flow provided by operating activities during 1993 was $183 million, of which $60 million was generated by Riverwood. As a result of the Riverwood public offerings completed during the second quarter of 1992 (see below), the Manville holding company no longer has unrestricted access to cash flows generated by Riverwood. Regarding Riverwood's Brazilian subsidiary, no assurance can be given that changes in government regulations or economic conditions in Brazil will not result in restrictions on or a prohibition of the repatriation of dividends. In addition, certain of the Company's subsidiaries may be restricted in the amount of dividends that can be repatriated due to governmental regulations, economic conditions or provisions contained in financing agreements. The Manville holding company's ability to generate sufficient cash in 1994 and beyond is dependent upon funds generated from a tax sharing agreement with Riverwood, dividends declared by Riverwood, Schuller operations, asset dispositions, and capital raised through external sources.

Cash and marketable securities decreased by $215 million in 1993. This decrease is primarily attributable to the $150 million prepayment on the Trust Bonds, payment of a $127 million common dividend, and cash used on the conversion project at the Macon linerboard mill, offset in part by cash received in connection with the sale of the Riverwood Convertible Notes (defined below) and the U.S. income tax refund and related accrued interest.

On September 17, 1993, Riverwood completed a private placement of $125 million of 6.75 percent Convertible Subordinated Notes ("Convertible Notes") in transactions exempt from registration under the Securities Act of 1933, as amended. The Convertible Notes mature on September 15, 2003, unless previously converted or redeemed, with interest payable semiannually on March 15 and September 15, commencing in 1994. The Convertible Notes are general unsecured obligations of Riverwood and are subordinated in right of payment to all Senior Indebtedness, as defined in the indenture under which the Convertible Notes were issued. As of December 31, 1993, Riverwood had $500 million aggregate principal amount of indebtedness senior to the Convertible Notes.

On November 5, 1993, Riverwood filed a registration statement with respect to the Convertible Notes and the common stock into which the Convertible Notes may be converted. That registration statement, as amended, was declared effective on November 29, 1993. Riverwood will not receive any additional proceeds from subsequent sales of the Convertible Notes or underlying common stock pursuant to the registration statement.

Riverwood intends to use a portion of the net proceeds from the Convertible Notes offering, together with the proceeds from the Manville holding company purchase of Riverwood common stock, to further the implementation of its Coated Board System strategy by funding certain capital expenditures related to the completion of the conversion of one of the two linerboard machines at the Macon mill, the expansion of worldwide converting capacity, the manufacture and installation of packaging machinery, and for general corporate purposes. Additionally, Riverwood used a portion of these proceeds to repay $25 million of indebtedness to the Manville holding company during September 1993.

During the second quarter of 1993, Riverwood renegotiated payments of certain private placement debt that deferred approximately $63 million of its 1993 and 1994 scheduled principal payments to 1997. In addition, the renegotiation eliminated the Manville holding company cross-default and guarantee provisions. Scheduled amortization payments in 1995 and 1996, as well as Riverwood's desire to modify certain covenants contained in subsidiary financing agreements, will be part of Riverwood's 1994 refinancing analysis.

On December 20, 1993, Riverwood sold approximately 60,000 acres of nonstrategic timberlands in Louisiana and Texas. This sale resulted in a gain of $17 million. The cash proceeds received in 1993 will primarily be reinvested in Riverwood's Coated Board System business.

On June 24, 1992, Riverwood completed an initial public offering of 12.1 million common shares. After the initial offering, the Manville holding company owned approximately 80.5 percent of Riverwood's common stock and now owns approximately 81.5 percent as a result of the purchase of additional Riverwood shares in September 1993 (see "Minority Interest in Consolidated Subsidiary" section above). The net proceeds of the June 24, 1992 equity offering of approximately $160 million were used to pay the cash portion of the acquisition price and a portion of the capital expenditures related to the Macon mill.

On June 24, 1992, Riverwood completed an offering of $150 million of 10.75 percent Senior Notes due 2000 (the "Senior Notes") and $250 million of 11.25 percent Senior Subordinated Notes due 2002 (the "Senior Subordinated Notes"). Interest on these notes is payable semiannually. These notes may be redeemed on or after June 15, 1997, at a specified redemption price plus accrued interest. The net proceeds of the debt offering were used, in part, to prepay $300 million of a $400 million promissory note payable by Riverwood to the Manville holding company, and were used in part to fund certain capital expenditures related to the Macon mill, and for general corporate purposes. After the $300 million prepayment, the remaining $100 million note payable to the Manville holding company was exchanged during 1993 for the Intercompany Notes, which in turn were assigned to the PI Trust pursuant to the Bond Prepayment Agreement.

The notes issued by Riverwood in its public offerings (the "RVW Notes") are general unsecured obligations of Riverwood. The indentures relating to the RVW Notes (the "Note Indentures") contain a provision that requires Riverwood, upon a Change of Control Triggering Event (as defined in the Note Indentures), to offer to purchase the RVW Notes at 100 percent of the principal amount thereof, plus accrued interest to the date of purchase, in accordance with the procedures set forth in the Note Indentures.

The debt and credit agreements of Riverwood and its subsidiaries contain a number of financial and operating covenants that include, among other things, restrictions on borrowings, investments, stock issuances and repurchases, dividends and other distributions by Riverwood and its subsidiaries. For example, the agreements governing Riverwood's Senior Indebtedness require that, with certain exceptions, including but not limited to approximately $96 million of revolving credit facilities, additional indebtedness may be incurred only if, after giving effect to the incurrence thereof, Riverwood's pro forma consolidated interest coverage ratio is greater than 2 to 1 until April 1995, at which time the pro forma consolidated interest coverage ratio increases to 2.25 to 1. As of December 31, 1993, Riverwood's pro forma consolidated interest coverage ratio was less than 2 to 1. In addition, Riverwood's ability to incur debt is also restricted pursuant to agreements between the Manville holding company and the PI Trust and PD Trust (defined below). Noncompliance with covenants could result in the termination of existing credit agreements or the accelerated payment of debt owed by Riverwood and its subsidiaries.

In July 1992, Riverwood consummated an agreement with Pratt Industries (USA), Inc., an indirect wholly owned subsidiary of Pratt Holdings Pty. Limited, pursuant to which a newly formed subsidiary of Riverwood ("RVW Georgia") acquired substantially all of the assets of Macon Kraft, Inc. ("MKI"), including the assets of two of its subsidiaries. The purchase price for the assets of MKI was approximately $219 million and included the assumption of third-party debt of approximately $169 million and the payment of the balance in cash. Immediately following the acquisition, approximately $15 million of the assumed debt was prepaid. The acquisition was accounted for using the purchase method of accounting.

The Macon mill currently produces linerboard for corrugated box applications.
To meet the growing demand for paperboard packaging by multinational beverage and consumer products customers, RVW Georgia is in the process of converting one of the Macon mill's two paper machines to produce coated board. Total capital expenditures for the conversion and a new recovery boiler are expected to be approximately $250 million. Approximately $135 million of the estimated $250 million of capital expenditures were made during 1993 for a total of approximately $179 million since the acquisition of the mill. Coated board production is scheduled to begin in 1994, with limited production available to meet the 1994 beverage season. As of December 31, 1993, outstanding purchase commitments relating to these projects and other Macon mill spending totaled approximately $39 million. Excluding capitalized interest, Riverwood's 1994 capital expenditures are expected to be approximately $210 million and include expenditures at the Macon mill, the cost of additional packaging machinery placements in 1994, projects which will add worldwide press and converting capacity, and costs for environmental compliance.

Riverwood's ability to generate cash in 1994 and beyond is dependent upon funds generated from operations and the flow of funds from subsidiaries. Funds from operations are dependent, in part, upon Riverwood's ability to successfully market the additional capacity from the Macon mill at prices satisfactory to Riverwood, and Riverwood's ability to successfully implement its reengineering and cost reduction programs.

During 1993, Schuller initiated a program to expand its fiberglass wool capacity used for building insulation products. The planned expansion is estimated to cost approximately $100 million and will increase Schuller's building insulation capacity by approximately 20 percent. Schuller believes that such a capacity expansion will enable its building insulation business to maintain or modestly gain market share through 1996. In total, Manville's 1994 capital expenditures are expected to be approximately $315 million.

In January 1994, the Company completed a simultaneous sale and purchase of certain roofing businesses with Owens-Corning. Pursuant to the transaction, the Company acquired Owens-Corning's commercial and industrial roofing business and sold its residential roofing business to Owens-Corning. In addition, Schuller will have the right to market Owens-Corning's fiberglass roof insulation and other proprietary products. The transaction also extends the Company's geographic coverage into the Canadian market. As a result of this transaction, the Company no longer sells residential roofing products.

On June 4, 1993 and December 8, 1992, the Company's Board of Directors declared cash dividends of $1.04 per share on the Company's Common Stock. The dividends of approximately $127 million each were paid on June 24, 1993 and December 28, 1992, to stockholders of record.

Riverwood paid its first quarterly cash dividend of $.04 per share to the stockholders of record at the close of business on December 3, 1992. Riverwood continued to pay quarterly dividends throughout 1993. Riverwood currently intends to continue paying quarterly dividends of $.04 per share on its common stock subject to a number of conditions, including declaration by Riverwood's Board of Directors and compliance with covenants in debt instruments and other agreements. As such dividends are paid, the Manville holding company will receive approximately $2 million quarterly from Riverwood.

On February 4, 1994, the Company's Board of Directors declared the first dividend on the Company's Cumulative Preference Stock, Series B. This dividend, which represents a two-month period, January 1 through February 28, 1994, will pay $0.45 per preference share, or approximately $4.2 million.

Bonds issued to the PI Trust under the Plan previously required payments twice a year of $37.5 million. These payments began in August 1991. Upon consummation of the Bond Prepayment Agreement (see the "Personal Injury Trust Refinancing Agreement" section below), and the corresponding prepayment and exchange in 1993, each of these twice-a-year payments was reduced to approximately $20.7 million except for the payments due in the years 2001 to 2002 and 2013 to 2014, which will be twice-a-year payments of $37.5 million.

The Company's agreements with its lenders and other agreements with the PI Trust and PD Trust (defined below), including the Manville Trust Consent and Waiver Agreement between the PI Trust and the Company dated September 1, 1993, (the "Trust Consent"), entered into in connection with Riverwood's issuance of the Convertible Notes, contain a number of financial and general covenants. These include, among other things, restrictions on borrowings, investments, stock issuances and repurchases, dividends and other distributions, and restrictions on the movement of cash from Riverwood to the Manville holding company. Noncompliance with any of these or other covenants, or the occurrence of any other event of default, could result in the termination of existing credit agreements or the acceleration of substantially all currently outstanding debt. Riverwood anticipates that it will need to refinance or restructure certain subsidiary debt to amend or eliminate certain covenant restrictions. Depending upon the structure of any such refinancing or restructuring, the costs of such refinancing or restructuring could be up to $20 million. Riverwood believes that it will be able to refinance or restructure such debt on terms and at costs satisfactory to Riverwood.

The Company's senior unsecured debt is rated B2 by Moody's Investors Service, Inc. ("Moody's"). Schuller's industrial revenue bonds are rated B1 by Moody's, which also rates the Senior Notes, Senior Subordinated Notes and Convertible Notes issued by Riverwood at Ba2, B1 and B2, respectively. Standard and Poor's Corporation rates the Company's senior unsecured debt at B- and all Riverwood and Schuller debt at B.

The Company had net working capital of $322 million, including cash and marketable securities of $228 million, at December 31, 1993. Approximately $23 million of cash and marketable securities are located outside of the United States and Canada, and approximately $144 million are held by Riverwood, of which $9 million are located outside of the United States.

Overall, the Company's debt increased during 1993 by $40 million, principally as a result of the Convertible Notes offering and additional borrowings by foreign subsidiaries, offset in part by the prepayment of a portion of the Trust Bonds.

Principal reductions on long-term debt payable to lenders other than the PI Trust are expected to be approximately $15.8 million during 1994, prior to any refinancings. Total anticipated debt payments to the PI Trust during 1994 are $41 million of principal and accrued interest pertaining to the regularly scheduled payments.

In April 1992, the Company established a $100 million receivables sale facility for Schuller's domestic operations to replace a former revolving credit facility. The receivables sale facility requires, among other things, that the Company maintain a specified level of tangible net worth. In addition, during 1992, the Company established approximately $90 million of local credit lines for two foreign subsidiaries and established an additional $75 million of credit lines for Riverwood's domestic subsidiaries.

At December 31, 1993, the Company had commitments of approximately $252 million under the domestic receivables sale facility and various foreign and domestic revolving credit facilities, of which approximately $239 million were available for use. The Company's use of these credit facilities for its domestic subsidiaries is subject to restrictions contained in the Trust Consent. In addition, the Company has arrangements with certain foreign banks for discounting receivables; approximately $28 million of receivables had been discounted as of December 31, 1993. Generally, letters of credit are collateralized by cash or are issued under revolving credit facilities.

A tax sharing agreement between the Manville holding company and Riverwood (the "Tax Sharing Agreement") provides that Riverwood's U.S. taxes be calculated as if it were a fully independent entity and that such tax amounts are to be remitted to the Manville holding company. The Company is able to apply tax benefits to reduce the consolidated domestic tax obligation, allowing the Manville holding company to retain a large portion of the cash remitted by Riverwood. The Manville holding company currently intends to maintain at least an 80 percent ownership interest in Riverwood in order to preserve the consolidated tax entity and utilize existing tax benefits. Payments to be made to the Manville holding company for Riverwood's 1993 U.S. federal and state income taxes total approximately $13 million.

In December 1988 and January 1989, the Company acquired certain phenolic roofing insulation assets and related technology from Beazer East, Inc. ("Beazer"), the successor to Koppers Company, Inc. The Company exited the phenolic roofing business in February 1992. The Company has learned that phenolic roofing insulation manufactured by the Company may, under certain circumstances, contribute to corrosion of steel decks on which the insulation is installed. The Company estimates that 2,900 metal roof decks are insulated with its phenolic product.

In 1992, the Company commenced an inspection and sampling program of decks where its phenolic product was installed between 1989 and 1992. During the last two years, hundreds of inspections have been conducted and thousands of roof deck samples have been obtained. A small percentage of the deck population inspected or sampled to date exhibited corrosion of sufficient severity to require replacement, remediation, or overlay of some portion of the existing metal decking. In most of these cases, only "spot remediation" has been required to address the damage to the roof decks. As of December 31, 1993, the total costs to the Company for inspections and claims sampling totaled approximately $2.5 million, and the total costs of remediation were approximately $2.8 million.
The exact number of phenolic-related claims the Company may receive is dependent on a number of variables and cannot be determined at this time.

Based on its experience to date and the information currently available, the Company has recorded an estimated loss of approximately $19.7 million for anticipated sampling, inspection and remediation costs. It is possible the ultimate loss, which cannot be determined at this time, could exceed this estimate.

Any determination of the ultimate cost to the Company for phenolic-related deck corrosion must take into consideration insurance that is available to address such claims as well as other sources of indemnification. The Company has substantial insurance that applies to property damage resulting from metal deck corrosion; however, the Company is presently engaged in litigation over the extent of such coverage with its primary insurance carrier. At this time the Company believes it will be successful by verdicts or settlements in its efforts to recover from its insurance carriers the receivable of $7 million recorded in the Company's financial statements at December 31, 1993. The Company's belief that it will be successful in this action is based on its interpretation of the language of the relevant insurance policies and the Company's factual investigation to date. Because of the uncertainties involved in pending litigation, no assurances are possible.

During 1993, the Company filed a lawsuit against Beazer. The Company seeks recovery from Beazer for all costs and damages incurred as a result of the acquisition of the phenolic business. Additionally, to the extent negligence of others (contractors, architects, manufacturers of other roofing system components) is a contributing factor to roof deck corrosion, the Company may have rights in contribution for recovery of a substantial portion of its costs from such third parties.

The extent of and ability of the Company to recover costs through insurance, indemnification, contribution, and damage claims beyond the $7 million receivable recorded at December 31, 1993, cannot be quantified at this time.
The ultimate amount and timing of the expected payouts for these expenses and corresponding receipt of insurance recoveries cannot be determined. The Company expects to fund any currently unreimbursed costs from cash on hand and cash generated from operations.

The Company believes there are certain areas that may require financial commitments in excess of liabilities currently reflected on the consolidated balance sheet, though such amounts are not expected to have a material impact on the financial position of the Company. With respect to environmental costs, the Company is committed to full compliance with all applicable environmental laws and regulations. Environmental law at the present is dynamic, and as a result, costs that are unforeseeable at this time may be incurred when new laws are enacted, and/or the environmental agencies promulgate or revise regulations in furtherance of such legislation. For example, the Company is currently awaiting the federal Environmental Protection Agency's implementation of the 1990 Amendments to the Clean Air Act to determine their impact on the Company's business segments. In addition, the federal Environmental Protection Agency has issued new proposed regulations for the pulp and paper industry (the "Proposed Regulations"). It is expected that the earliest time for industry compliance with the Proposed Regulations should not be prior to the first quarter of 1999. At this time, the Company estimates capital spending that may be required to comply with the Proposed Regulations could be between $20 and $40 million to be spent over a three-year period beginning in 1996.

The Company is engaged in environmental remediation projects for properties currently owned or operated by the Company and properties divested by the Company for which responsibility was retained for preexisting conditions. In addition, the Company has been identified as a potentially responsible party at certain sites under the federal Comprehensive Environmental Response, Compensation, and Liability Act or similar state legislation, and as such could be jointly and severally liable for remediation costs at these sites. The Company's actual final costs in some instances cannot be estimated until the remediation process is substantially completed. To address these contingent environmental costs, the Company has established appropriate accruals where such costs are probable and can be reasonably estimated. During 1993 and 1992, the Company paid approximately $2.8 million and $12 million, respectively, for environmental cleanup, almost entirely for properties owned by the Company, and had reserves totaling approximately $39 million for environmental cleanup at December 31, 1993, of which $4.7 million were classified as current liabilities. The Company expects the cash outlays related to these reserves to occur over the next several years. The Company periodically reviews and, as appropriate, revises its environmental accruals. Based on current information and regulatory requirements, the Company believes accruals established for environmental expenditures are adequate.

Manville Canada, Inc. ("MvL Canada"), a wholly owned subsidiary of the Manville holding company, and Schuller were named in certain personal injury and property damage lawsuits filed in the Supreme Court of British Columbia that alleged unspecified damages from the presence of asbestos. Pursuant to an agreement dated August 31, 1993, plaintiffs to the Canadian litigation, MvL Canada, Schuller, and the Company agreed to settle the lawsuits to avoid further litigation costs. The terms of the agreement are confidential.

The Company believes that with its current cash position and existing credit facilities, cash generated from operations, its access to private and public capital markets, and proceeds from the sale of nonstrategic assets, it can adequately fund normal debt service requirements, its planned capital spending programs and its other commitments.

PROFIT SHARING OBLIGATION

Beginning in 1992, the Company was obligated to pay annually to the PI Trust 20 percent of net earnings (adjusted as specified in the definition of "Profits" in the Amended and Restated Supplemental Agreement between the PI Trust and the Manville holding company). Payments are due each year based on the prior year's net earnings. The profit sharing right of the PI Trust is a right to annual payments if and when the Company has income and is not a right or lien against
the assets of the Company.   The amount of the profit sharing becomes probable
and reasonably estimable only when the Company has earnings. The profit sharing obligation is a period cost based on actual results of the period in which earned. The profit sharing obligation will continue for as long as the PI Trust is in existence and any asbestos personal injury claims filed against the PI Trust remain unpaid. After termination of the PI Trust, an independent profit sharing obligation arises in favor of the Manville Property Damage Settlement Trust (the "PD Trust"). Based upon a review of the existing and potential claims facing the two trusts, the Company believes that the profit sharing, for all practical purposes, will be payable in perpetuity unless the Company and the trusts agree to a restructuring or modification of the profit sharing obligation at some future date. During 1993, the Company recorded $13 million of profit sharing expense to be paid in 1994, as required by the Plan. See Note 3 of Notes to the Consolidated Financial Statements for further discussion of the profit sharing obligation.

RELATIONSHIP OF MANVILLE TO THE PERSONAL INJURY TRUST

On December 9, 1992, the PI Trust converted all of the 7.2 million issued and outstanding shares of Series A Convertible Preferred Stock into 72 million shares of the Company's Common Stock. As a result of the conversion, the PI Trust now owns approximately 80 percent of the Company's Common Stock.

As the owner of approximately 80 percent of the Company's common shares, the PI Trust has effective voting control over the Company. In its capacity as the majority stockholder, however, the PI Trust may have legal and fiduciary responsibilities to the other stockholders of the Company. Because of its liquidity needs, the PI Trust may have a different perspective than other investors. In maximizing the value of all of its Manville securities, the PI Trust may have a conflict of interests with other security holders. Nevertheless, as the PI Trust is both the Company's majority stockholder and one of the Company's largest creditors, it has an interest in maximizing the total value of the Company. The Company conducts all negotiations with the PI Trust on an arm's-length basis, with both parties being represented by their own legal and financial advisors. Significant transactions with the PI Trust are reviewed by the Board of Directors, after consultation with appropriate external advisors and experts, to determine that the transactions are fair. In addition, the Audit Committee of the Board of Directors reviews the accounting treatment for such transactions. Since November 6, 1992, three trustees of the PI Trust, Robert A. Falise, Chairman and Managing Trustee, Louis Klein, Jr. and Christian
E. Markey, Jr., have been members of the Company's Board of Directors.

The Manville holding company and Riverwood entered into an agreement dated June 24, 1992 (the "Corporate Agreement"), which provides that: (i) Riverwood will not issue any preferred stock or options or other rights to acquire preferred stock; (ii) Riverwood will not issue any common stock or options or other rights to acquire common stock if after any such issuance Riverwood would not be a member of the Company's combined consolidated group for tax purposes; (iii) Riverwood will nominate at least two candidates to Riverwood's Board of Directors who are designated by the PI Trust; and (iv) Riverwood will not amend its Restated Certificate of Incorporation or Amended and Restated Bylaws; in each case, without the consent of the Manville holding company. The Manville holding company has agreed with the PI Trust not to grant such consent without PI Trust consent and has further agreed to vote its shares of Riverwood stock for the two PI Trust designees proposed by Riverwood. The Corporate Agreement terminates on the earlier of the date when the PI Trust or its assignee owns less than a majority of the Company's common stock or the date when the Manville holding company owns less than a majority of Riverwood.

The Company and the PI Trust entered into an agreement dated June 24, 1992 (the "Manville-Trust Agreement"), which also terminates on the earlier of the date when the PI Trust or its assignee owns less than a majority of the Company's common stock or the date when the Manville holding company owns less than a majority of Riverwood. Under the Manville-Trust Agreement, the Company agrees: (i) to vote for the two Riverwood Board nominees designated by the PI Trust or its assignee; (ii) not to amend or waive the Corporate Agreement without the PI Trust's consent; (iii) not to vote in favor of amending Riverwood's Restated Certificate of Incorporation or Amended and Restated Bylaws without the PI Trust's consent; (iv) not to waive or amend the Tax Sharing Agreement in a manner that would be adverse to the Company without the PI Trust's consent; and (v) not to dispose of Riverwood's common or preferred stock without the consent of the PI Trust if to do so would cause Riverwood not to be included in the Company's consolidated tax group.

Shortly after the completion of the Riverwood public offerings, Robert A. Falise, Chairman and Managing Trustee, and Louis Klein, Jr., trustee of the PI Trust, were appointed to the Riverwood Board of Directors. In addition, during 1993, Christian E. Markey, Jr., trustee of the PI Trust, was appointed to the Riverwood Board of Directors.

In connection with Riverwood's issuance of the Convertible Notes, the PI Trust and the Manville holding company entered into the Trust Consent. At the same time, Riverwood and the Manville holding company entered into an agreement (the "Company Waiver Agreement") which permitted Riverwood to issue the Convertible Notes by waiving restrictions contained in the Corporate Agreement. As consideration for such permission, Riverwood agreed to subject the terms of the Convertible Notes, the Convertible Note Indenture and other documents related to the Convertible Notes to the prior express approval of the Manville holding company and prohibited Riverwood from agreeing to alter or amend the Convertible Notes or the Convertible Note Indenture without the prior express written consent of the Manville holding company. The Company Waiver Agreement also contained procedures by which Riverwood must notify the Manville holding company and consult with the Manville holding company in the event that Convertible Notes are tendered for conversion and, as a result, Riverwood would no longer be included in the Company's consolidated federal tax return. The Company Waiver Agreement also contains certain reporting and other requirements by Riverwood.

The Trust Consent permitted the Manville holding company to enter into the Company Waiver Agreement and required the Manville holding company to ensure Riverwood's compliance with the Company Waiver Agreement. In addition, the Manville holding company must provide notice to and cooperate with the PI Trust in the event Convertible Notes are tendered that would result in the issuance of common stock, the effect of which would be to cause Riverwood to no longer be included in the Company's consolidated income tax return. The Trust Consent also requires the Manville holding company to provide the PI Trust with written notice within two business days after the occurrence of certain borrowings and the execution and delivery of any agreement relating to certain borrowings. Finally, pursuant to the Trust Consent, the PI Trust agreed to grant certain waivers to the Bond Prepayment Agreement to permit the issuance of the Convertible Notes and to make additional subsidiary debt available, subject to certain restrictions. As a result, of the approximately $122.6 million of debt capacity available to the Manville holding company's U.S. subsidiaries at December 31, 1993, approximately $116.2 million may only be used for the working capital or maintenance requirements of Riverwood and Schuller. In addition, the Company had available at December 31, 1993, a $100 million receivables sale facility for Schuller's domestic operations.

PERSONAL INJURY TRUST REFINANCING ARRANGEMENT

On November 19, 1990, the Company and the PI Trust entered into formal agreements with respect to a refinancing arrangement (the "Refinancing Arrangement") that was designed to enhance the PI Trust's liquidity, including the payment of a series of special dividends (the "Special Dividends") to all stockholders of up to $650 million over seven years.

Also in November 1990, five asbestos plaintiffs filed a limited fund class action lawsuit (the "Class Action") against the Trustees of the PI Trust in the United States District Courts for the Eastern and Southern Districts of New York (the "Courts"). The Class Action sought to restructure the methods by which the PI Trust administers and pays claims. The Company is not a party to the Class Action. On November 26, 1990, the Company filed a separate motion asking the Courts and the Bankruptcy Court to issue orders reaffirming the Injunction.

On June 27, 1991, the Courts and the Bankruptcy Court issued amended orders reaffirming the Injunction (the "Reaffirmation Order") and approving the settlement of the Class Action (the "Restructuring Settlement"). Thirteen appeals of the decision were filed by various parties; however, none of the appeals challenged the Reaffirmation Order.

On December 4, 1992, the United States Court of Appeals for the Second Circuit (the "Court of Appeals") vacated and remanded for further proceedings the decision of the Courts that had approved the Restructuring Settlement (the "Appeals Court Decision"). The Court of Appeals found, among other reasons for remanding the Restructuring Settlement, that the representatives of the class may not have fairly represented the interests of all persons who were made a part of the Class Action. The Appeals Court Decision did not address the Reaffirmation Order. The Appeals Court Decision, as subsequently modified, has become final, and accordingly, those aspects of the Refinancing Arrangement conditioned upon affirmative resolution have terminated. Attempts by parties to the Class

Action to reach a new settlement are continuing. One day of trial of the Class Action was held on March 15, 1994, and in the absence of a settlement, the trial will resume following a conference before the Courts currently scheduled for April 18, 1994.

Even though the Court of Appeals remanded the Restructuring Settlement, with the consent of the PI Trust, the Company's Board of Directors, on December 9, 1992, declared a dividend of $1.04 per share on the Company's Common Stock outstanding, which would have satisfied the Company's obligation to pay the first dividend pursuant to the Refinancing Arrangement. This dividend was paid on December 28, 1992. Prior to and in connection with the dividend declaration, the PI Trust converted its 7.2 million shares of Series A Convertible Preferred Stock into 72 million shares of Common Stock. As a result of the conversion, the PI Trust currently owns 96 million shares, or approximately 80 percent, of the Company's issued and outstanding Common Stock.

On June 4, 1993, the Company's Board of Directors, with the consent of the PI Trust, declared a dividend of $1.04 per share on the Company's outstanding Common Stock, which would have satisfied the Company's obligation to pay the second Special Dividend pursuant to the Refinancing Arrangement. This dividend was paid on June 14, 1993. The Company is entitled to a tax benefit, for the amount of dividends paid to the PI Trust. See Note 22 of the Notes to the Consolidated Financial Statements for further discussion of income taxes.

Presently, $102.9 million of Common Stock Dividends Accrued Not Declared are reflected in the December 31, 1993 consolidated balance sheet. This accrual represents the amount of the third and fourth Special Dividends under the Refinancing Arrangement. Even though the Refinancing Arrangement is no longer in effect, the Company believes that special dividends could be in the interest of all Manville stockholders. Therefore, from time to time, the Company's Board of Directors will consider declaring and paying common dividends. In making such decisions, the Board will evaluate the Company's capital needs, its debt levels and the economic environment of the markets served by the Company's businesses. Although the common stock dividends remain accrued, no assurance can be given that these dividends will be declared and paid by the Company.

Dividends on the Company's Cumulative Preference Stock, Series B, may be paid quarterly beginning in 1994 at an annual rate of $2.70 per share, but only at the discretion of the Company's Board of Directors after other funding requirements under the Plan have been met. Payment of dividends to common stockholders beginning in 1994 entitles the holders of the Cumulative Preference Stock, Series B, to cash dividends accumulated to the date of the common dividend payment. An accrual of $72.7 million, which represents the amount of the anticipated 1994, 1995 and 1996 dividends payable to Series

B cumulative preference stockholders, was reflected in liabilities as of December 31, 1993, as part of the accounting for the Refinancing Arrangement. This accrual is being maintained on the same basis as the common stock dividends. The Company declared the first dividend, representing a two-month period, on its Cumulative Preference Stock, Series B, on February 4, 1994. In conjunction with the declaration, the full year 1994 Series B dividends totaling $22.8 million of the $72.7 million were classified as a current liability at December 31, 1993.

Although accrued for financial reporting purposes, neither the third or fourth Special Dividends nor the Series B preference dividends, other than the first Series B dividend, has been declared by the Company's Board of Directors.

On August 25, 1993, the Manville holding company and the PI Trust entered into the Bond Prepayment Agreement, which was previously called the "Second Bond Exchange Agreement" (the "Agreement"). Pursuant to the Agreement, on August 25, 1993, the Company made a prepayment on its outstanding bond obligations to the PI Trust. The prepayment consisted of $150 million of cash, net of certain costs, and the assignment to the PI Trust of the Intercompany Notes. The assignment of the Intercompany Notes was pursuant to an option in the Agreement that the PI Trust exercised on August 25, 1993. Following the prepayment, the carrying value of the Company's remaining outstanding bond obligations owed to the PI Trust is approximately $323 million.

The Agreement incorporated and modified certain provisions of the First Bond Exchange Agreement between the Manville holding company and the PI Trust, amended certain provisions of the Amended and Restated Supplemental Agreement between the Company and the PI Trust, and provided for the execution and delivery into escrow of an amendment to the Amended and Restated Property Damage Supplemental Agreement.

Among other things, the covenants contained in the Agreement generally provide limitations on the amount of debt the Company may incur and on the Company's ability to declare and pay dividends on its capital stock. The debt limitations have been further restricted pursuant to the Trust Consent described above.

The Agreement also granted the PI Trust the right to require the Manville holding company to cause Riverwood to file with the Securities and Exchange Commission (the "Commission") a registration statement (the "Registration Statement") covering the Intercompany Notes. The Registration Statement was filed with the Commission on September 14, 1993. The Registration Statement, as amended, was declared effective by the Commission on October 6, 1993. The PI Trust sold the Intercompany Notes in a public offering on October 14, 1993. Neither the Company nor Riverwood received any proceeds from the PI Trust's public offering of the Riverwood notes.

IMPACT OF INFLATION

In the United States, where the average inflation rate has ranged from three to four percent in each of the last three years, 1993 U.S. net sales were $1.8 billion, or approximately 79 percent of the Company's total net sales. Although inflation is not a significant factor domestically, the Company takes steps to maintain its profit margins through implementation of cost reduction and productivity improvement programs and timely price increases within the constraints of highly competitive markets. In addition, the Company's use of the LIFO method of accounting for substantially all domestic inventories results in reporting the costs of products sold at approximately current cost.

In foreign countries where the Company has manufacturing facilities, the weighted average inflation rate was approximately three percent for Europe and two percent for Australia, while the inflation rate in Brazil was well over 2,000 percent during 1993. Net sales from the overseas locations during 1993 amounted to $478 million, or approximately 21 percent, of the Company's total net sales, including $109 million of sales from Brazilian operations. Operations in Brazil are maintained in a highly inflationary economy with rapidly changing prices in the local currency. These conditions, combined with the continued recession, have caused a decline in the operating margins of the Company's Brazilian subsidiary compared with recent years. The Company's Brazilian subsidiary attempts to mitigate the impact of inflation in Brazil through export sales to countries with stable economies. In addition, the Brazilian subsidiary is hedging the impact of rising prices through increased cash sales and through finance charges to cover projected inflation on term sales.

Inventories in foreign countries are primarily accounted for on the FIFO method; thus, the charge to cost of sales does not necessarily reflect current costs. However, the Company believes that if its foreign operations were restated to reflect higher cost of sales based on inventories valued at current cost, reported gross profit would not be significantly decreased. The strength of the U.S. dollar versus foreign currencies has lowered 1993 results from the Company's foreign operations as reported in U.S. dollars.

Due to currency fluctuations, inflation and changes in political and economic conditions, earnings from Brazilian operations have been subject to significant volatility. The Company is cautious about the future economic conditions in Brazil and their effects on the Containerboard segment's results.

ITEM 8.  FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA


INDEX TO FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA


                                                                       Page
                                                                       ----

Consolidated Balance Sheet, December 31, 1993 and 1992...............    86

Consolidated Statement of Income, for each of the
 three years in the period ended December 31, 1993..................     88

Consolidated Statement of Cash Flows, for each of the three
 years in the period ended December 31, 1993........................     90

Consolidated Statement of Stockholders' Equity, for each
 of the three years in the period ended December 31, 1993...........     92

Notes to the Consolidated Financial Statements.......................    95

Management's Report..................................................   136

Report of Independent Accountants....................................   137

Supplementary Data (Unaudited):
 Selected Quarterly Financial Data, for each of the two years
  in the period ended December 31, 1993..............................   138

The Effect of Changes in General Price Level, for each of
 the five years in the period ended December 31, 1993................   141

                              MANVILLE CORPORATION
                           CONSOLIDATED BALANCE SHEET
                                  DECEMBER 31
                           (IN THOUSANDS OF DOLLARS)

Assets                                                        1993        1992
- ---------------------------------------------------------------------------------
Current Assets
  Cash and equivalents (Notes 1 and 6)                     $  153,093  $  392,172
  Marketable securities, at cost which
    approximates market (Note 6)                               75,062      50,734
  Receivables (Notes 5, 6 and 8)                              304,114     300,511
  Inventories (Notes 1, 7 and 8)                              207,702     198,083
  Prepaid expenses                                             26,747      22,373
  Deferred tax assets (Notes 1 and 22)                         50,179      42,573
- ---------------------------------------------------------------------------------
Total Current Assets                                          816,897   1,006,446
- ---------------------------------------------------------------------------------

Property, Plant and Equipment, at cost (Notes 1 and 10)
  Land and mineral properties                                 116,024     152,435
  Buildings                                                   374,081     350,519
  Machinery and equipment                                   2,337,401   2,088,309
- ---------------------------------------------------------------------------------
                                                            2,827,506   2,591,263
Less accumulated depreciation and depletion                 1,017,178     936,873
- ---------------------------------------------------------------------------------
                                                            1,810,328   1,654,390
Timber and timberlands, less cost of timber
  harvested                                                   303,301     338,426
- ---------------------------------------------------------------------------------
Property, Plant and Equipment, net                          2,113,629   1,992,816
- ---------------------------------------------------------------------------------
Deferred Tax Assets (Notes 1 and 22)                          331,292     285,327
Other Assets (Notes 6 and 17)                                 354,419     345,774
- ---------------------------------------------------------------------------------
Total Assets                                               $3,616,237  $3,630,363
=================================================================================

The accompanying notes are an integral part of these consolidated financial statements.

                              MANVILLE CORPORATION
                     CONSOLIDATED BALANCE SHEET (CONTINUED)
                                  DECEMBER 31
                           (IN THOUSANDS OF DOLLARS)

Liabilities                                                1993         1992
- --------------------------------------------------------------------------------
Current Liabilities
  Short-term debt (Notes 6 and 8)                       $   42,364   $   63,185
  Anticipated extinguishment of bonds payable to the
    Manville Personal Injury Settlement Trust
    (Notes 4, 6, 10 and 24)                                             139,150
  Accounts payable                                         165,704      145,195
  Compensation and employee benefits (Notes 9,
    17 and 18)                                             135,024      140,858
  Income taxes (Notes 1 and 22)                             21,770       27,889
  Accrued dividends - Cumulative Preference Stock,
    Series B (Notes 4 and 13)                               22,846
  Other accrued liabilities (Notes 3, 6, 9 and 19)         107,440      115,557
- --------------------------------------------------------------------------------
Total Current Liabilities                                  495,148      631,834

Long-Term Debt, less current portion (Notes 6, 8
  and 10)                                                1,390,988    1,191,061
Deferred Income Taxes (Notes 1 and 22)                      91,656       99,984
Postretirement Benefits Other Than
  Pensions (Note 18)                                       246,525      245,088
Other Noncurrent Liabilities (Notes 17 and 19)             300,775      249,598
Common Stock Dividends Accrued Not Declared
  (Notes 4 and 13)                                         102,856      231,040
Cumulative Preference Stock Dividends Accrued
  Not Declared (Notes 4 and 13)                             49,845       63,409
- --------------------------------------------------------------------------------
Total Liabilities                                        2,677,793    2,712,014
- --------------------------------------------------------------------------------
Profit Sharing Obligation (Notes 3 and 6)
Contingencies and Commitments (Notes 2, 4, 6 and 12)

Minority Interest in Consolidated Subsidiary
  (Notes 1 and 11)                                          92,375       93,056

Stockholders' Equity (Notes 1, 2, 3, 4, 13, 14, 15,
  16 and 17)
- --------------------------------------------------------------------------------
Cumulative Preference Stock, Series B, $1.00 par
  value, authorized 11,109,170 shares, issued and
  outstanding 9,230,583 shares in 1993 and
  9,159,365 shares in 1992 (aggregate
  liquidation value - $230,765)                            105,947       92,684
Common Stock, $.01 par value, authorized
  175,000,000 shares, issued and outstanding
  122,335,722 shares in 1993 and 122,600,827
  shares in 1992                                             1,224        1,229
Capital in Excess of Par Value                             900,562      902,188
Unearned Restricted Stock Compensation                      (2,663)      (6,788)
Accumulated Deficit                                       (142,467)    (167,704)
Pension Liability Adjustment                                (4,345)      (4,016)
Cumulative Currency Translation Adjustment                 (12,189)       7,700
- --------------------------------------------------------------------------------
Total Stockholders' Equity                                 846,069      825,293
- --------------------------------------------------------------------------------
Total Liabilities and Stockholders' Equity              $3,616,237   $3,630,363
===============================================================================

The accompanying notes are an integral part of these consolidated financial statements.

                              MANVILLE CORPORATION
                        CONSOLIDATED STATEMENT OF INCOME
                        FOR THE YEARS ENDED DECEMBER 31
              (IN THOUSANDS OF DOLLARS EXCEPT PER SHARE AMOUNTS)

                                                 1993         1992         1991
- -------------------------------------------------------------------------------
Net Sales                                  $2,275,935   $2,203,953   $2,009,878
Cost of Sales                               1,798,259    1,728,551    1,630,188
Selling, General and Administrative           259,632      241,411      219,602
Research, Development and Engineering          37,358       34,563       35,988
Restructuring of Operations Gain
  (Loss), net (Note 20)                       (40,539)         746      (64,148)
Other Income (Loss), net (Note 21)             (4,199)       2,042       10,865
- -------------------------------------------------------------------------------
Income from Operations                        135,948      202,216       70,817
Interest Income (Notes 21 and 22)              27,378       17,766       38,523
Interest Expense                              143,980      130,054      107,250
Profit Sharing Expense (Note 3)                12,993       12,123       10,282
- -------------------------------------------------------------------------------
Income (Loss) from Continuing
  Operations before Income Taxes                6,353       77,805       (8,192)
Income Taxes (Benefit) (Notes 1 and 22)       (54,718)      27,226       22,307
- -------------------------------------------------------------------------------
Income (Loss) from Continuing
  Operations                                   61,071       50,579      (30,499)
Income from Discontinued Operations,
  net of tax (Note 23)                                                    4,290
Gain on Disposal of Discontinued
  Operations, net of tax (Note 23)                                       13,512
- -------------------------------------------------------------------------------
Income (Loss) before Minority
  Interest, Extraordinary Item
  and Cumulative Effect of Accounting
  Changes                                      61,071       50,579      (12,697)
Minority Interest in Consolidated
  Subsidiary (Notes 1 and 11)                    (299)      (3,114)
- -------------------------------------------------------------------------------
Income (Loss) before Extraordinary
  Item and Cumulative Effect of
  Accounting Changes                           60,772       47,465      (12,697)
Extraordinary Gain (Loss) on Early
  Extinguishment of Debt, net of tax
  (Notes 4, 10 and 24)                            891      (11,516)
Cumulative Effect of a Change
  in Accounting for Postemployment
  Benefits, net of tax (Note 25)              (13,881)
Cumulative Effect of a Change in
  Accounting for Postretirement
  Benefits Other Than
  Pensions, net of tax (Note 25)                                       (173,398)
Cumulative Effect of a Change in
  Accounting for Income Taxes
  (Note 25)                                                             220,795
- -------------------------------------------------------------------------------
Net Income                                     47,782       35,949       34,700
Preference Stock Accretion (Note 13)          (22,545)     (19,982)     (17,099)
- -------------------------------------------------------------------------------
Net Income Applicable to
  Common Stock (Notes 13 and 15)           $   25,237   $   15,967   $   17,601
===============================================================================

The accompanying notes are an integral part of these consolidated financial statements.

                              MANVILLE CORPORATION
                  CONSOLIDATED STATEMENT OF INCOME (CONTINUED)
                        FOR THE YEARS ENDED DECEMBER 31
              (IN THOUSANDS OF DOLLARS EXCEPT PER SHARE AMOUNTS)

Earnings (Loss) Per Common Share
  (Notes 13 and 15)                          1993   1992     1991
- -----------------------------------------------------------------
Primary and Fully Diluted:

Income (Loss) from Continuing Operations    $ .31  $ .25    $(.39)
Income from Discontinued Operations,
  net of tax (Note 23)                                        .04
Gain on Disposal of Discontinued
  Operations, net of tax (Note 23)                            .11
- -----------------------------------------------------------------
Income (Loss) before Minority Interest,
  Extraordinary Item and Cumulative
  Effect of Accounting Changes                .31    .25     (.24)
Minority Interest in Consolidated
  Subsidiary (Notes 1 and 11)                       (.03)
- -----------------------------------------------------------------
Income (Loss) before Extraordinary Item
  and Cumulative Effect
  of Accounting Changes                       .31    .22     (.24)
Extraordinary Gain (Loss) on Early
  Extinguishment of Debt, net of tax
  (Notes 4, 10 and 24)                        .01   (.09)
Cumulative Effect of a Change
  in Accounting for Postemployment
  Benefits, net of tax (Note 25)             (.11)
Cumulative Effect of a Change
  in Accounting for Postretirement
  Benefits Other Than Pensions,
  net of tax (Note 25)                                      (1.44)
Cumulative Effect of a Change in Accounting
  for Income Taxes (Note 25)                                 1.83
- -----------------------------------------------------------------
Net Income Applicable to Common Stock       $ .21  $ .13   $  .15
=================================================================

The accompanying notes are an integral part of these consolidated financial statements.

                              MANVILLE CORPORATION
                      CONSOLIDATED STATEMENT OF CASH FLOWS
                        FOR THE YEARS ENDED DECEMBER 31
                           (IN THOUSANDS OF DOLLARS)

Cash Flows from Operating
  Activities (Note 26)                              1993        1992        1991
- --------------------------------------------------------------------------------
Net income                                     $  47,782   $  35,949   $  34,700
Non-cash items included in net income:
    Depreciation, depletion and
      amortization                               157,108     148,914     138,826
    Deferred taxes                               (37,900)     49,090     (34,765)
    Restructuring of operations (gain) loss       33,614        (746)     60,379
    Pension expense                                6,459       3,048       7,927
    Other postretirement benefits expense         27,280      26,578      24,916
    Cumulative effect of accounting
      changes                                     13,881                 (47,397)
    Translation loss                              13,050       6,756       2,249
    Profit sharing expense                        12,993      12,123      10,282
    Roofing guarantee income                       5,685       5,079       3,910
    Interest accretion                             3,237       2,846       2,504
    Other non-cash adjustments                    (4,232)     (1,000)     27,933
    Extraordinary (gain) loss on early
      extinguishment of debt, net of tax            (891)     11,516
    Minority interest in net income
      of consolidated subsidiary                     299       3,114
    Gain on disposal of discontinued
      operations                                                         (22,280)
    Other, net                                     9,279       1,368       5,244
(Increase) decrease in current assets:
    Receivables                                  (35,341)    (58,040)     10,731
    Inventories                                  (14,188)     (2,279)     (8,894)
    Prepaid expenses                              (4,358)    (12,894)     14,646
Increase (decrease) in current
  liabilities:
    Accounts payable                              34,036      30,060     (18,245)
    Compensation and employee benefits            (1,231)      3,423     (24,729)
    Income taxes                                 (18,568)    (46,811)      4,437
    Other accrued liabilities                    (25,964)    (36,948)    (29,970)
Decrease in postretirement benefits
  other than pensions                            (24,505)    (22,601)    (24,635)
Decrease in other noncurrent
  liabilities                                    (14,446)    (16,588)    (13,811)
- --------------------------------------------------------------------------------
Net cash provided by operating
  activities                                     183,079     141,957     123,958
- --------------------------------------------------------------------------------
Cash Flows from Investing Activities
- --------------------------------------------------------------------------------
Purchases of property, plant and
  equipment                                     (341,283)   (205,028)   (157,365)
Proceeds from sales of assets                     73,143      38,110     180,157
Acquisitions                                      (6,496)    (43,117)    (18,508)
Purchases of marketable securities               (92,886)    (60,869)    (17,399)
Proceeds from sales or maturities
  of marketable securities                        68,558      18,274      29,642
Increase in other assets                         (15,906)     (9,163)    (21,078)
- --------------------------------------------------------------------------------
Net cash used in investing activities           (314,870)   (261,793)     (4,551)
- --------------------------------------------------------------------------------

                              MANVILLE CORPORATION
                CONSOLIDATED STATEMENT OF CASH FLOWS (CONTINUED)
                        FOR THE YEARS ENDED DECEMBER 31
                           (IN THOUSANDS OF DOLLARS)

Cash Flows from Financing
  Activities                                        1993        1992       1991
- --------------------------------------------------------------------------------
Issuance of debt                                 267,001     518,249      32,428
Payments on debt                                (237,476)   (156,195)   (109,387)
Proceeds from minority interest offering by
  subsidiary, net of offering costs                          159,965
Dividends paid                                  (127,496)   (127,500)
Debt issuance cost                                (5,601)     (9,486)
Dividends paid to minority stockholders
  of consolidated subsidiary                      (1,936)       (484)
Stock options and warrants exercised                 523          72         384
- --------------------------------------------------------------------------------
Net cash provided by (used in)
  financing activities                          (104,985)    384,621     (76,575)
- --------------------------------------------------------------------------------
Effect of Exchange Rate Changes on Cash           (2,303)        379       7,055
- --------------------------------------------------------------------------------
Net Increase (Decrease) in Cash and
  Equivalents                                   (239,079)    265,164      49,887
Cash and Equivalents at Beginning
  of Year                                        392,172     127,008      77,121
- --------------------------------------------------------------------------------
Cash and Equivalents at End of Year            $ 153,093   $ 392,172   $ 127,008
================================================================================

The accompanying notes are an integral part of these consolidated financial statements.

                             MANVILLE CORPORATION
                CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY
                        FOR THE YEARS ENDED DECEMBER 31
                           (In thousands of dollars)

                                            Series A     Cumulative                           Unearned
                                           Convertible   Preference            Capital in    Restricted
                                            Preferred      Stock,     Common    Excess of       Stock      Accumulated
                                              Stock       Series B     Stock    Par Value   Compensation     Deficit
- ----------------------------------------------------------------------------------------------------------------------
BALANCES AT DECEMBER 31, 1990                $ 417,600    $119,012    $  484   $ 765,043      $  (684)      $(201,272)
Net income for the year                                                                                        34,700
Currency translation (Note 16)
Issuance of 581,946 shares of
  Common Stock for
  acquisition of a business                                                6       4,144
Forfeiture of 21,186 shares of
  restricted Common Stock
  in connection with the Stock
  Incentive Plan (Note 14)                                                          (163)         163
Amortization of unearned restricted
  stock compensation                                                                              384
Accrual of dividends on Cumulative
  Preference Stock, Series B, and on
  Common Stock (Note 4)                                    (33,068)             (358,596)
Accretion on preference stock
  dividend accrual (Note 13)                                                                                   (3,204)
Preference stock accretion (Note 13)                        13,895                                            (13,895)
Pension liability adjustment (Note 17)
- ---------------------------------------------------------------------------------------------------------------------
BALANCES AT DECEMBER 31, 1991                  417,600      99,839       490     410,428         (137)       (183,671)
Net income for the year                                                                                        35,949
Currency translation (Note 16)
Exercise of warrants for 378 shares
  of Common Stock (Note 13)                                                            4
Initial public offering of
  Riverwood common shares (Note 11)                                               65,092
Conversion of Series A
  Convertible Preferred Stock
  into Common Stock (Notes 2 and 4)           (417,600)                  720     416,880
Issuance of 1,856,003 shares of
  restricted Common Stock in
  connection with the Stock
  Incentive Plan (Note 14)                                                19       9,744       (6,761)
Forfeiture of 2,838 shares of
  restricted Common Stock
  in connection with the Stock
  Incentive Plan (Note 14)                                                           (16)          16
Amortization of unearned restricted
  stock compensation                                                                               94
Accrual of and adjustment to dividends
  on Cumulative Preference Stock,
  Series B, and on Common Stock (Note 4)                   (20,999)                   56
Accretion on preference stock
  dividend accrual (Note 13)                                                                                   (6,138)
Preference stock accretion (Note 13)                        13,844                                            (13,844)
Pension liability adjustment (Note 17)
- ---------------------------------------------------------------------------------------------------------------------
BALANCES AT DECEMBER 31, 1992                               92,684     1,229     902,188       (6,788)       (167,704)

                                                        Cumulative
                                           Pension       Currency        Total
                                          Liability    Translation   Stockholders'
(continued)                               Adjustment    Adjustment       Equity
- ----------------------------------------------------------------------------------
BALANCES AT DECEMBER 31, 1990                           $ 40,432      $1,140,615
Net income for the year                                                   34,700
Currency translation (Note 16)                            (3,835)         (3,835)
Issuance of 581,946 shares of
  Common Stock for
  acquisition of a business                                                4,150
Forfeiture of 21,186 shares of
  restricted Common Stock
  in connection with the Stock
  Incentive Plan (Note 14)
Amortization of unearned restricted
  stock compensation                                                         384
Accrual of dividends on Cumulative
  Preference Stock, Series B, and on
  Common Stock (Note 4)                                                 (391,664)
Accretion on preference stock
  dividend accrual (Note 13)                                              (3,204)
Preference stock accretion (Note 13)
Pension liability adjustment (Note 17)    $(1,631)                        (1,631)
- --------------------------------------------------------------------------------
BALANCES AT DECEMBER 31, 1991              (1,631)        36,597         779,515
Net income for the year                                                   35,949
Currency translation (Note 16)                           (28,897)        (28,897)
Exercise of warrants for 378 shares
  of Common Stock (Note 13)                                                    4
Initial public offering of
  Riverwood common shares (Note 11)                                       65,092
Conversion of Series A
  Convertible Preferred Stock
  into Common Stock (Notes 2 and 4)
Issuance of 1,856,003 shares of
  restricted Common Stock in
  connection with the Stock
  Incentive Plan (Note 14)                                                 3,002
Forfeiture of 2,838 shares of
  restricted Common Stock
  in connection with the Stock
  Incentive Plan (Note 14)
Amortization of unearned restricted
  stock compensation                                                          94
Accrual of and adjustment to dividends
  on Cumulative Preference Stock,
  Series B, and on Common Stock (Note 4)                                 (20,943)
Accretion on preference stock
  dividend accrual (Note 13)                                              (6,138)
Preference stock accretion (Note 13)
Pension liability adjustment (Note 17)     (2,385)                        (2,385)
- --------------------------------------------------------------------------------
BALANCES AT DECEMBER 31, 1992              (4,016)         7,700         825,293

                              MANVILLE CORPORATION
           CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY (CONTINUED)
                        FOR THE YEARS ENDED DECEMBER 31
                           (In thousands of dollars)

                      Series A    Cumulative                         Unearned                              Cumulative
                     Convertible  Preference           Capital in   Restricted                  Pension     Currency       Total
                      Preferred     Stock,    Common    Excess of     Stock      Accumulated   Liability  Translation  Stockholders'
                        Stock      Series B    Stock    Par Value  Compensation    Deficit    Adjustment   Adjustment     Equity
- ------------------------------------------------------------------------------------------------------------------------------------
BALANCES AT DECEMBER
 31, 1992                            92,684    1,229      902,188      (6,788)     (167,704)    (4,016)        7,700     825,293
Net income for the
 year                                                                                47,782                               47,782
Currency translation
 (Note 16)                                                                                                   (19,889)    (19,889)
Issuance of 121,581
 shares of restricted
 Common Stock in
 connection with the
 Stock Incentive Plan
 (Note 14)                                         1          874        (320)                                               555
Cancellation of
 553,967 shares of
 unvested restricted
 Common Stock held by
 Riverwood employees
 under the Manville
 Stock Incentive Plan
 (Note 14)                                        (6)      (2,983)      3,014                                                 25
Forfeiture of 58,796
 shares of restricted
 Common Stock in
 connection with the
 Stock Incentive Plan
 (Note 14)                                                   (205)        205
Amortization of
 unearned restricted
 stock compensation                                                     1,226                                              1,226
Accrual of and
 adjustment to
 dividends on Common
  Stock (Note 4)                                              688                                                            688
Accretion on
 preference stock
 dividend accrual
 (Note 13)                                                                           (9,282)                              (9,282)
Preference stock
 accretion (Note 13)                 13,263                                         (13,263)
Pension liability
 adjustment (Note 17)                                                                             (329)                     (329)
- ------------------------------------------------------------------------------------------------------------------------------------
BALANCES AT DECEMBER
 31, 1993              $           $105,947   $1,224     $900,562     $(2,663)    $(142,467)  $ (4,345)     $(12,189)   $846,069
====================================================================================================================================

The accompanying notes are an integral part of these consolidated financial statements.

                              MANVILLE CORPORATION
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS


NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Manville Corporation is an international holding company with two principal operating subsidiaries, Riverwood International Corporation ("Riverwood") and Schuller International ("Schuller"), (collectively referred to as "the Company"). When referring to the parent company only, Manville Corporation is defined as the "Manville holding company." The Manville holding company owns approximately 81.5 percent of Riverwood and 100 percent of Schuller.

(A)  Principles of Consolidation

The consolidated financial statements include the accounts of Manville Corporation and its majority-owned subsidiaries. All significant inter-company transactions have been eliminated. Certain foreign subsidiaries are consolidated on the basis of fiscal years ended November 30.

(B)  Cash and Equivalents

Cash and equivalents include time deposits, certificates of deposit and other marketable securities with original maturities of three months or less.

(C)  Inventories

Inventories are stated at the lower of cost or market. Cost is determined principally on the last-in, first-out basis ("LIFO"). In addition, the first-in, first-out ("FIFO"), average and actual cost bases are used to determine the cost of certain inventories.

(D)  Property, Plant and Equipment

Expenditures for replacements and betterments are capitalized, while maintenance and repairs are charged against operations as incurred. Gains and losses arising from abnormal dispositions are included in operations currently. The carrying value of normal retirements of property, plant and equipment is charged to accumulated depreciation, less any amounts realized from disposition, and continues to be depreciated over the remaining book life.

Interest is capitalized on major projects when construction takes considerable time and entails major expenditures. Interest cost capitalized during 1993, 1992 and 1991 totaled approximately $18.8 million, $6.2 million and $4.8 million, respectively. The higher levels of capitalized interest in 1993 and 1992 are primarily due to the Macon mill conversion project at Riverwood.

(E)  Depreciation, Depletion and Amortization

Depreciation and amortization are computed using the straight-line method based on estimated useful lives of the related assets.

Cost of timber harvested is based on the unit cost rates calculated using the total estimated yield of timber to be harvested and the unamortized timber costs.

Goodwill represents the excess of cost over the fair value of identifiable assets acquired and is amortized on a straight-line basis principally over 20 years.

(F)  Capitalization and Amortization of Certain Costs

The Company incurs certain preoperating and start-up costs during the process of bringing major projects into production. Such costs are deferred until the project becomes commercially operational. These costs are then amortized over a five-year period.

(G)  Foreign Currency Translation

The functional currency for most of the Company's international subsidiaries is the local currency for the country in which the subsidiaries own their primary assets. The translation of the applicable currencies into U.S. dollars is performed for balance sheet accounts using current exchange rates in effect at the balance sheet date and for revenue and expense accounts using a weighted average exchange rate during the period. Any related translation adjustments are recorded directly to stockholders' equity.

The Company's Brazilian operations are in a highly inflationary economy and use the U.S. dollar as the functional currency. Therefore, in accordance with accounting standards, certain assets of this entity are translated at historical exchange rates and all translation adjustments are reflected in the consolidated statement of income.

(H)  Income Taxes

Effective January 1, 1991, the Company changed its method of accounting for income taxes to comply with the provisions of Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" ("SFAS No. 109").

Investment tax credits granted by various countries are accounted for as reductions of income tax expense in the year in which the related expenditures become eligible for investment benefit under applicable tax regulations.

(I)  Workers' Compensation

It is the Company's policy to self-insure or fund a portion of certain expected losses related to workers' compensation. The Company's workers' compensation liability is reflected on a present value basis.

(J)  Reclassifications

The Company has reclassified the presentation of certain prior year information to conform with the current presentation format.

NOTE 2 - PLAN OF REORGANIZATION, RELATED INJUNCTION AND PERSONAL INJURY TRUST

In 1982, the Company and its principal U.S. and Canadian subsidiaries filed petitions for reorganization under Chapter 11 of the Federal Bankruptcy Code. The filings were precipitated by contingent liabilities resulting from litigation arising out of the Company's previous asbestos-related business operations. A separate Plan of Reorganization for Riverwood International USA, Inc., a principal Riverwood operating subsidiary, was confirmed by the Bankruptcy Court in 1984. In December 1986, the Company's Plan of Reorganization (the "Plan") was confirmed by the Bankruptcy Court. The order confirming the Plan became final in August 1988 and the Plan was consummated on November 28, 1988. During the fourth quarter of 1988, the Company made various distributions to creditors and equity holders as required under the Plan.

The Plan relieves the Company of the burden of defending thousands of asbestos lawsuits. This is accomplished through independent trusts created to assume, administer, settle and pay claims. In lieu of bringing actions against the Company, asbestos claimants may assert their claims only against the Manville Personal Injury Settlement Trust (the "PI Trust") or the Manville Property Damage Settlement Trust (the "PD Trust"), which have been and will continue to be funded by the Company pursuant to the Plan. Only claims filed by May 31, 1985 may be brought against the PD Trust. The Plan, a court order (the "Injunction") and the Federal Bankruptcy Code together operate to prohibit all persons from taking any actions against the Company with respect to any past, present or future asbestos-related liabilities. The Injunction and the Plan also prohibit the assertion of punitive damage claims by asbestos claimants against the Company, the PI Trust and the PD Trust.

The Injunction is a unique feature of the Company's Chapter 11 proceedings and could be challenged in future legal proceedings. The Company believes and the Bankruptcy Court has found that the Injunction is essential to the Company's ability to continue to operate its businesses and to make required payments to the PI Trust and the PD Trust. The Company also believes that any attempt to vacate or modify the Injunction will be unsuccessful.

Consummation of the Plan in 1988 resulted in substantial alteration of the Company's consolidated financial position. Stockholders' equity was significantly adjusted to reflect the cancellation of old preferred, common and treasury shares and the issuance of new Series A Convertible Preferred Stock, new Cumulative Preference Stock, Series B, and new Common Stock. The new equity securities were recorded on the balance sheet based upon their respective market values at consummation.

On December 9, 1992, the PI Trust converted all of the 7.2 million issued and outstanding shares of Series A Convertible Preferred Stock into 72 million shares of the Company's Common Stock. As a result of the conversion, the PI Trust now owns approximately 80 percent of the Company's Common Stock.

As the owner of approximately 80 percent of the Company's common shares, the PI Trust has effective voting control over the Company. Since November 6, 1992, three trustees of the PI Trust, Robert A. Falise, Chairman and Managing Trustee, Louis Klein, Jr. and Christian E. Markey, Jr., have been members of the Company's Board of Directors.

NOTE 3 - PROFIT SHARING OBLIGATION

Beginning in 1992, the Company is obligated to pay annually to the PI Trust 20 percent of net earnings (adjusted as specified in the definition of "Profits" in the Amended and Restated Supplemental Agreement between the PI Trust and the Manville holding company). Payments are due each year based on the prior year's net earnings. The profit sharing right of the PI Trust is a right to annual payments if and when the Company has income and is not a right or lien against the assets of the Company. The amount of the profit sharing becomes probable and reasonably estimable only when the Company has earnings. The profit sharing obligation is a period cost based on actual results of the period in which earned. The profit sharing obligation will continue for as long as the PI Trust is in existence and any asbestos personal injury claims filed against the PI Trust remain unpaid. After termination of the PI Trust, an independent profit sharing obligation arises in favor of the PD Trust. Based upon a review of the existing and potential claims facing the two trusts, the Company believes that the profit sharing, for all practical purposes, will be payable in perpetuity unless the Company and the trusts agree to a restructuring or modification of the profit sharing obligation at some future date.

During 1993, the Company recorded $13 million of profit sharing expense to be paid in 1994, as required by the Plan. The corresponding liability is included in other accrued liabilities at December 31, 1993. Net after-tax adjustments to consolidated net income in arriving at profits, as defined, include: (a) adding losses/subtracting gains on the sale, disposition or write-down of assets not in the ordinary course of business; (b) adding goodwill amortization; (c) adding the accrual of interest accretion related to the 9 percent interest deferred sinking fund debentures; and (d) adding losses/subtracting gains arising from transactions between the Company and the trusts. The Company will recognize a tax benefit for financial reporting purposes on the amount of profit sharing accrued. Income tax impacts of the profit sharing charge on the Company's effective tax rate are not considered in arriving at profits as defined in the Plan.

The following PI Trust claims data is being presented solely to illustrate the likelihood that the Company will remain obligated to make profit sharing payments in virtual perpetuity. The Company has not independently confirmed the PI Trust's figures and assumptions. The amounts shown are not the liabilities of the Company. The amount at which claims will be settled in the future will depend on numerous factors, including, but not limited to, type of disease, severity of illness, extent of exposure to Manville product, jurisdiction and personal circumstances of the claimant.

Based on the PI Trust's 1991, 1992 and 1993 audited financial statements, the PI Trust had received approximately 184,000, 201,000 and 215,000 claims as of December 31, 1991, 1992 and 1993, respectively, which were eligible for settlement. The PI Trust reported that through December 31, 1991, it had settled over 28,000 of the approximately 184,000 pending claims for approximately $1.3 billion. Furthermore, the PI Trust reported that through December 31, 1992, it had settled more than 29,000 of the approximately 201,000 pending claims for approximately $1.37 billion. Through December 31, 1993, the PI Trust reported that it has settled 29,600 of the approximately 215,000 pending claims for approximately $1.42 billion (before discounting). During 1991, the PI Trust settled $45.2 million of claims and paid out approximately $18.3 million, leaving a settled but not fully paid claim balance at December 31, 1991 of $522.5 million. During 1992, the PI Trust settled $112.3 million of claims and paid out approximately $4.4 million, leaving a settled but not fully paid claims balance at December 31, 1992 of $630.4 million. During 1993, the PI Trust settled $46.4 million of claims and paid out approximately $4.1 million. Based on information contained in the PI Trust's financial statements at December 31, 1993, the settled but not fully paid claims balance before discounting were $672.7 million.

NOTE 4 - PI TRUST REFINANCING ARRANGEMENT

On November 19, 1990, the Company and the PI Trust entered into formal agreements with respect to a refinancing arrangement (the "Refinancing Arrangement") that was designed to enhance the PI Trust's liquidity, including the payment of a series of special dividends (the "Special Dividends") to all stockholders of up to $650 million over seven years.

Also in November 1990, five asbestos plaintiffs filed a limited fund class action lawsuit (the "Class Action") against the Trustees of the PI Trust in the United States District Courts for the Eastern and Southern Districts of New York (the "Courts"). The Class Action sought to restructure the methods by which the PI Trust administers and pays claims. The Company is not a party to the Class Action. On November 26, 1990, the Company filed a separate motion asking the Courts and the Bankruptcy Court to issue orders reaffirming the Injunction.

On June 27, 1991, the Courts and the Bankruptcy Court issued amended orders reaffirming the Injunction (the "Reaffirmation Order") and approving the settlement of the Class Action (the "Restructuring Settlement"). Thirteen appeals of the decision were filed by various parties; however, none of the appeals challenged the Reaffirmation Order.

On December 4, 1992, the United States Court of Appeals for the Second Circuit (the "Court of Appeals") vacated and remanded for further proceedings the decision of the Courts that had approved the Restructuring Settlement (the "Appeals Court Decision"). The Court of Appeals found, among other reasons for remanding the Restructuring Settlement, that the representatives of the class may not have fairly represented the interests of all persons who were made a part of the Class Action. The Appeals Court Decision did not address the Reaffirmation Order. The Appeals Court Decision, as subsequently modified, has become final, and accordingly, those aspects of the Refinancing Arrangement conditioned upon affirmative resolution have terminated. Attempts by the parties to the Class Action to reach a new settlement are continuing. One day of trial of the Class Action was held on March 15, 1994, and in the absence of a settlement, the trial will resume following a conference before the Courts currently scheduled for April 18, 1994.

Even though the Court of Appeals remanded the Restructuring Settlement, with the consent of the PI Trust, the Company's Board of Directors, on December 9, 1992, declared a dividend of $1.04 per share on the Company's Common Stock outstanding, which would have satisfied the Company's obligation to pay the first dividend pursuant to the Refinancing Arrangement. This dividend was paid on December 28, 1992. Prior to and in connection with the dividend declaration, the PI Trust converted its 7.2 million shares of Series A Convertible Preferred Stock into 72 million shares of Common Stock. As a result of the conversion, the PI Trust currently owns 96 million shares, or approximately 80 percent, of the Company's issued and outstanding Common Stock.

On June 4, 1993, the Company's Board of Directors, with the consent of the PI Trust, declared a dividend of $1.04 per share on the Company's outstanding Common Stock, which would have satisfied the Company's obligation to pay the second Special Dividend pursuant to the Refinancing Arrangement. This dividend was paid on June 14, 1993. The Company is entitled to a tax benefit, for the amount of dividends paid to the PI Trust (see Note 22).

Presently, $102.9 million of Common Stock Dividends Accrued Not Declared are reflected in the December 31, 1993 consolidated balance sheet. This accrual represents the amount of the third and fourth Special Dividends under the Refinancing Arrangement. Even though the Refinancing Arrangement is no longer in effect, the Company believes that special dividends could be in the interest of all Manville stockholders. Therefore, from time to time, the Company's Board of Directors will consider declaring and paying common dividends. In making such decisions, the Board will evaluate the Company's capital needs, its debt levels and the economic environment of the markets served by the Company's businesses. Although the common stock dividends remain accrued, no assurance can be given that these dividends will be declared and paid by the Company.

Dividends on the Company's Cumulative Preference Stock, Series B, may be paid quarterly beginning in 1994 at an annual rate of $2.70 per share, but only at the discretion of the Company's Board of Directors after other funding requirements under the Plan have been met. Payment of dividends to common stockholders beginning in 1994 entitles the holders of the Cumulative Preference Stock, Series B, to cash dividends accumulated to the date of the common dividend payment. An accrual of $72.7 million, which represents the amount of the anticipated 1994, 1995 and 1996 dividends payable to Series B cumulative preference stockholders, was reflected in liabilities as of December 31, 1993, as part of the accounting for the Refinancing Arrangement. This accrual is being maintained on the same basis as the common stock dividends. The Company declared the first dividend, representing a two-month period, on its Cumulative Preference Stock, Series B, on February 4, 1994. In conjunction with the declaration, the full year 1994 Series B dividends totaling $22.8 million of the $72.7 million were classified as a current liability at December 31, 1993.

Although accrued for financial reporting purposes, neither the third or fourth Special Dividends nor the Series B preference dividends, other than the first Series B dividend, has been declared by the Company's Board of Directors.

On August 25, 1993, the Manville holding company and the PI Trust entered into the Bond Prepayment Agreement, which was previously called the "Second Bond Exchange Agreement" (the "Agreement"). Pursuant to the Agreement, on August 25, 1993, the Company made a prepayment on its outstanding bond obligations to the PI Trust. The prepayment consisted of $150 million of cash, net of certain costs, and the assignment to the PI Trust of $100 million, plus accrued interest, of the Riverwood intercompany notes ("Intercompany Notes"). The assignment of the Intercompany Notes was pursuant to an option in the Agreement that the PI Trust exercised on August 25, 1993. Following the prepayment, the carrying value of the Company's remaining outstanding bond obligations owed to the PI Trust is approximately $323 million.

The Agreement incorporated and modified certain provisions of the First Bond Exchange Agreement between the Manville holding company and the PI Trust, amended certain provisions of the Amended and Restated Supplemental Agreement between the Company and the PI Trust, and provided for the execution and delivery into escrow of an amendment to the Amended and Restated Property Damage Supplemental Agreement.

Among other things, the covenants contained in the Agreement generally provide limitations on the amount of debt the Company may incur and on the Company's ability to declare and pay dividends on its capital stock. In addition, pursuant to the Agreement and the Manville Trust Consent and Waiver Agreement between the PI Trust and the Company dated September 1, 1993, (the "Trust Consent"), of the approximately $122.6 million of debt capacity available to the Manville holding company's U.S. subsidiaries at December 31, 1993, approximately $116.2 million may only be used for working capital or maintenance requirements of Riverwood and Schuller.

The Agreement also granted the PI Trust the right to require the Manville holding company to cause Riverwood to file with the Securities and Exchange Commission (the "Commission") a registration statement (the "Registration Statement") covering the Intercompany Notes. The Registration Statement was filed with the Commission on September 14, 1993. The Registration Statement, as amended, was declared effective by the Commission on October 6, 1993. The PI Trust sold the Intercompany Notes in a public offering on October 14, 1993.

NOTE 5 - RECEIVABLES

The components of receivables are as follows:

                                                      (In thousands of dollars)
                                                              1993         1992
- -------------------------------------------------------------------------------
Trade                                                     $304,385     $284,624
Less allowances                                             22,566       22,097
- -------------------------------------------------------------------------------
                                                           281,819      262,527
Other                                                       22,295       37,984
- -------------------------------------------------------------------------------
                                                          $304,114     $300,511
===============================================================================

Included in allowances are doubtful accounts of $7.3 million and $7.5 million at December 31, 1993 and 1992, respectively. The Company generally requires no collateral on receivables. The provision for doubtful accounts charged to costs and expenses was $2.6 million for 1993, $2.5 million for 1992, and $2.8 million for 1991.

NOTE 6 - FINANCIAL INSTRUMENTS

The Company is a party to financial instruments with off-balance sheet risk in the normal course of business. These financial instruments include foreign currency forward contracts, standby letters of credit and financial guarantees. These instruments involve, to varying degrees, elements of market and credit risk in excess of the amount recognized in the consolidated balance sheet.

The Company enters into foreign exchange contracts to hedge against currency fluctuations on certain foreign currency denominated balance sheet positions. Market value gains and losses are recognized, and the resulting credit or debit offsets foreign exchange gains or losses on those positions. At December 31, 1993 and 1992, the Company had contracts to purchase $48.3 million and $34.6 million, respectively, in foreign currency. The carrying value of these contracts approximates their fair value.

As of December 31, 1993, the Company had outstanding letters of credit totaling $4 million and financial guarantees totaling $3.5 million. As of December 31, 1992, the Company had outstanding letters of credit totaling $4.2 million and financial guarantees totaling $3.5 million. Generally, letters of credit are collateralized by cash or are issued under revolving credit facilities.

The Company invests excess cash in a diversified portfolio of high-quality money market instruments consistent with the preservation of capital and the maintenance of liquidity. Primary investment constraints include restrictions on maturity, credit quality and diversification. The Company has not experienced any material losses related to these investments.

The carrying amount and estimated fair values of the Company's financial instruments at December 31 are as follows:

                                                   (In thousands of dollars)
                                                        Carrying        Fair
1993                                                      Amount       Value
- ----------------------------------------------------------------------------
Cash and marketable securities                        $  228,155  $  228,182
Notes, loans and other non-trade receivables          $   31,071  $   31,079
Long-term debt and short-term borrowings              $1,427,692  $1,507,120
- ----------------------------------------------------------------------------
1992
- ----------------------------------------------------------------------------
Cash and marketable securities                        $  442,906  $  442,935
Notes, loans and other non-trade receivables          $   35,387  $   35,427
Long-term debt and short-term borrowings              $1,384,947  $1,404,327
============================================================================

The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value:

Cash and Marketable Securities
- ------------------------------
Generally, the carrying value of these instruments approximates fair value due to their short-term nature. Quoted market prices were used to determine fair value for certain instruments.

Notes, Loans and Other Non-trade Receivables
- --------------------------------------------
The fair value of notes and loans receivable was estimated utilizing the discounted cash flow method.

Short-Term Debt
- ---------------
The carrying amount of these instruments approximates fair value due to their short-term nature.

Bonds Payable to the PI Trust
- -----------------------------
The fair value of the Company's bonds payable to the PI Trust was estimated in consultation with an investment banker. Because of the unique features of these financial instruments, valuation is complex. The Company believes that the current carrying value represents a reasonable estimate of their fair value (see
Note 10).

Unsecured Senior or Convertible Notes
- -------------------------------------
Quoted market prices for these notes payable were used to determine fair value. This debt is not callable until June 15, 1997.

Other Long-Term Debt
- --------------------
The fair value of the Company's other long-term debt is an estimate based on quoted market prices, when available, or the discounted cash flow method. Floating-rate debt was valued at carrying value. The determination of the fair value of a portion of the Company's long-term debt assumes the debt would be paid off and reissued at current rates.

Profit Sharing Obligation
- -------------------------
As described in Note 3, the Company has an obligation to pay to the PI Trust 20 percent of net earnings (adjusted as specified in the definition of "Profits" in the Plan). Because the amount of the profit sharing obligation cannot be reasonably estimated for future years, it is not practicable to estimate the fair value of those future payments.

NOTE 7 - INVENTORIES

The major classes of inventories are as follows:

                                                      (In thousands of dollars)
                                                              1993         1992
- -------------------------------------------------------------------------------
Finished goods                                            $ 86,664     $ 83,661
Work-in-process                                             19,703       17,344
Raw materials                                               55,883       52,652
Supplies                                                    45,452       44,426
- -------------------------------------------------------------------------------
                                                          $207,702     $198,083
===============================================================================

Inventories were principally valued using LIFO. However, inventories in the amounts of $92.2 million and $87.7 million at December 31, 1993 and 1992, respectively, were valued using FIFO, average or actual cost. The excess of current values over amounts for financial reporting purposes was $79.6 million and $84.7 million at December 31, 1993 and 1992, respectively.

NOTE 8 - SHORT-TERM DEBT AND CREDIT FACILITIES

Short-term debt consists of the following:

                                                    (In thousands of dollars)
                                                            1993         1992
- -----------------------------------------------------------------------------
Short-term borrowings                                    $26,598      $13,738
Current portion of long-term debt                         15,766       49,447
- -----------------------------------------------------------------------------
                                                         $42,364      $63,185
=============================================================================

Short-term borrowings consist primarily of amounts drawn under bank lines of credit for the Company's foreign subsidiaries for foreign export trade financing.

In April 1992, the Company established a $100 million receivables sale facility for Schuller's domestic operations to replace a former revolving credit facility. The receivables sale facility requires, among other things, that the Company maintain a specified level of tangible net worth. In addition, during 1992, the Company established approximately $90 million of local credit lines for two foreign subsidiaries and established an additional $75 million of credit lines for Riverwood's domestic subsidiaries.

At December 31, 1993, the Company had commitments of approximately $252 million under the domestic receivables sale facility and various foreign and domestic revolving credit facilities, of which approximately $239 million were available for use. The Company's use of these credit facilities for its domestic subsidiaries is subject to restrictions contained in the Trust Consent. In addition, the Company has arrangements with certain foreign banks for discounting receivables; approximately $28 million of receivables had been discounted as of December 31, 1993.

NOTE 9 - COMPENSATION AND EMPLOYEE BENEFITS AND OTHER ACCRUED LIABILITIES

The Company has accruals for future compensated absences, principally vacations, of $41.7 million and $41.6 million at December 31, 1993 and 1992, respectively, which are included in its compensation and employee benefits liability in the consolidated balance sheet.

Other accrued liabilities include restructuring reserves of $26.4 million and $20.5 million as of December 31, 1993 and 1992, respectively. The restructuring liabilities relate principally to environmental cleanup activities, certain shutdown costs and other costs associated with divestments.

NOTE 10 - LONG-TERM DEBT

Long-term debt consists of the following:

                                                      In thousands of dollars)
                                                         1993         1992
- -------------------------------------------------------------------------------
UNSECURED:
Bonds payable to the PI Trust,
  discounted at 13 percent, payable
  through 2014 (see Note 24)                           $  322,751   $  537,688
10.75 percent Senior Notes, due 2000                      150,000      150,000
11.25 percent Senior Subordinated Notes, due 2002         250,000      250,000
10.75 percent Senior Notes II, due 2000                    37,500
11.25 percent Senior Subordinated Notes II,
  due 2002                                                 62,500
6.75 percent Convertible Subordinated Notes,
  due 2003                                                125,000
9 percent sinking fund debentures, due 1994-2003           27,895       24,658
Foreign export financing and other                                       2,161
COLLATERALIZED:
Notes payable to insurance companies and banks
  with interest from 4.8 to 11.15 percent,
  payable through 2003                                    372,735      355,215
Industrial revenue bonds with interest from
  5.625 to 8.625 percent, payable through 2007             12,625       14,253
Capitalized leases with interest from 10 to
  16.9 percent, payable through 2002                        5,660        7,934
Foreign notes payable to banks with interest
  from 4.82 to 12 percent plus a currency index            37,752       36,969
Other                                                       2,336          780
- -------------------------------------------------------------------------------
                                                        1,406,754    1,379,658
Less current portion                                       15,766      188,597
- -------------------------------------------------------------------------------
                                                       $1,390,988   $1,191,061
===============================================================================

Long-term debt maturities at December 31, 1993 are as follows:

                         (In thousands of dollars)
1994                                    $   16,448
1995                                        81,003
1996                                        80,525
1997                                       136,944
1998                                        38,218
After 1998                               1,061,830
- --------------------------------------------------
Total                                    1,414,968
Less amounts representing interest
 on capital leases                           3,153
Less interest accruing to principal          5,061
- --------------------------------------------------
                                        $1,406,754
==================================================

During the second quarter of 1993, Riverwood renegotiated payments of certain private placement debt that deferred approximately $63 million of its 1993 and 1994 scheduled principal payments to 1997. In addition, the renegotiation eliminated the Manville holding company cross-default and guarantee provisions.

BONDS PAYABLE TO THE PI TRUST

  At consummation of the Plan, the PI Trust received noninterest-bearing bonds totaling $1.8 billion. The bonds, discounted at 13 percent, consist of a series of fixed payments twice a year for 24 years, which began August 31, 1991. The balance outstanding on these bonds at December 31, 1993 was approximately $323 million, with a current face value of $1 billion.

SENIOR NOTES AND SENIOR SUBORDINATED NOTES

  On June 24, 1992, Riverwood completed an offering of $150 million of 10.75 percent Senior Notes due 2000, and $250 million of 11.25 percent Senior Subordinated Notes due 2002. Interest on these notes is payable semiannually. These notes may be redeemed on or after June 15, 1997 at a specified redemption price plus accrued interest.

SENIOR NOTES II AND SENIOR SUBORDINATED NOTES II

  As discussed in Note 4, the Company made a prepayment on its outstanding bond obligations to the PI Trust that included the assignment of $100 million of Riverwood notes held by Manville. The $100 million of Riverwood notes assigned to the PI Trust that were previously eliminated in consolidation with Manville are now reflected in external debt as the unsecured Senior Notes II and Senior Subordinated Notes II. These notes may be redeemed on or after June 15, 1997, at a specified redemption price plus accrued interest.

CONVERTIBLE SUBORDINATED NOTES

  On September 17, 1993, Riverwood completed a private placement of $125 million of 6.75 percent Convertible Subordinated Notes ("Convertible Notes") in transactions exempt from registration under the Securities Act of 1933, as amended. The Convertible Notes mature on September 15, 2003, unless previously converted or redeemed, with interest payable semiannually on March 15 and September 15, commencing in 1994. The Convertible Notes are convertible at the holders' option into shares of Riverwood's common stock at an initial conversion rate of 57.01 shares of common stock per $1,000 principal amount, subject to adjustment in certain circumstances and subject to Riverwood's right to pay cash equal to the market price of the shares of common stock otherwise deliverable upon conversion. The Convertible Notes will be convertible on the earliest to occur of: (i) September 15, 1996, (ii) a change in control, as defined, and (iii) a tender offer for Riverwood's common stock under certain circumstances. The Convertible Notes may not be redeemed prior to September 15, 1997. The Convertible Notes are general unsecured obligations of Riverwood and are subordinated in right of payment to all senior indebtedness.

9 PERCENT SINKING FUND DEBENTURES

  For financial reporting purposes, these debentures have an effective interest rate of 12.6 percent. The interest debentures will not accumulate or pay interest until 1994. Beginning on January 1, 1994, the interest debentures will bear interest at a stated rate of nine percent and will be paid at a rate of $2.5 million semiannually in principal and interest through December 31, 2003.

The notes payable to insurance companies and banks are collateralized principally by the fixed assets of the Company's pulp and paper mills located in Louisiana and Georgia. The notes payable to insurance companies require that a specified minimum level of net worth be maintained by Riverwood, which owns the pulp and paper mills through its subsidiaries.

The Company's agreements with its lenders and other agreements with the trusts, including the Trust Consent, entered into in connection with Riverwood's issuance of the Convertible Notes, contain a number of financial and general covenants. These include, among other things, restrictions on borrowings, investments, stock issuances and repurchases, dividends and other distributions, and restrictions on the movement of cash from Riverwood to the Manville holding company. Noncompliance with any of these or other covenants, or the occurrence of any other event of default, could result in the termination of existing credit agreements or the acceleration of substantially all currently outstanding debt. Riverwood anticipates that it will need to refinance or restructure certain subsidiary debt to amend or eliminate certain covenant restrictions. Depending upon the structure of any such refinancing or restructuring, the costs of such refinancing or restructuring could be up to $20 million. Riverwood believes that it will be able to refinance or restructure such debt on terms and at costs satisfactory to Riverwood.

NOTE 11 - MINORITY INTEREST IN CONSOLIDATED SUBSIDIARY

On June 24, 1992, Riverwood completed an initial public offering of 12.1 million shares, or 19.5 percent, of its common stock. As a result of this transaction, the Company recorded an increase to Capital in Excess of Par Value of $65.1 million.

The Manville holding company purchased an additional 3,448,276 shares of Riverwood's common stock at a price of $14.50 per share in September 1993. This increased the Manville holding company's ownership percentage of Riverwood to approximately 81.5 percent from 80.5 percent. The Manville holding company currently intends to maintain at least an 80 percent ownership interest in Riverwood in order to preserve the consolidated tax entity and take advantage of existing tax benefits.

NOTE 12 - CONTINGENCIES AND COMMITMENTS

Total rental expense was $25.9 million in 1993, $24.9 million in 1992 and $24.1 million in 1991.

At December 31, 1993, minimum rental commitments of the Company under long-term, noncancelable operating leases are as follows:

                      (In thousands of dollars)
1994                                    $11,375
1995                                     12,083
1996                                     11,504
1997                                      8,777
1998                                      8,041
After 1998                               15,237
- -----------------------------------------------
                                        $67,017
===============================================

Minimum rental commitments of the Company have not been reduced by anticipated sublease income of approximately $0.6 million.

In connection with the acquisition of a linerboard mill in Macon, Georgia (see
Note 27), Riverwood is in the process of converting one of two linerboard machines to coated board production. Total capital expenditures for the paper machine conversion, a new recovery boiler and other upgrades at the Georgia mill are expected to be approximately $250 million. Approximately $135 million of the estimated $250 million in capital expenditures were made during 1993. As of December 31, 1993, outstanding purchase commitments relating to this project and other Macon mill projects totaled approximately $39 million.

In December 1988 and January 1989, the Company acquired certain phenolic roofing insulation assets and related technology from Beazer East, Inc. ("Beazer"), the successor to Koppers Company, Inc. The Company exited the phenolic roofing business in February 1992. The Company has learned that phenolic roofing insulation manufactured by the Company may, under certain circumstances, contribute to corrosion of steel decks on which the insulation is installed.
The Company estimates that 2,900 metal roof decks are insulated with its phenolic product.

In 1992, the Company commenced an inspection and sampling program of decks where its phenolic product was installed between 1989 and 1992. During the last two years, hundreds of inspections have been conducted and thousands of roof deck samples have been obtained. A small percentage of the deck population inspected or sampled to date exhibited corrosion of sufficient severity to require replacement, remediation, or overlay of some portion of the existing metal decking. In most of these cases, only "spot remediation" has been required to address the damage to the roof decks. As of December 31, 1993, the total costs to the Company for inspections and claims sampling totaled approximately $2.5 million, and the total costs of remediation were approximately $2.8 million.
The exact number of phenolic-related claims the Company may receive is dependent on a number of variables and cannot be determined at this time.

Based on its experience to date and the information currently available, the Company has recorded an estimated loss of approximately $19.7 million for anticipated sampling, inspection and remediation costs. It is possible the ultimate loss, which cannot be determined at this time, could exceed this estimate.

Any determination of the ultimate cost to the Company for phenolic-related deck corrosion must take into consideration insurance that is available to address such claims as well as other sources of indemnification. The Company has substantial insurance that applies to property damage resulting from metal deck corrosion; however, the Company is presently engaged in litigation over the extent of such coverage with its primary insurance carrier. At this time the Company believes it will be successful by verdicts or settlements in its efforts to recover from its insurance carriers the receivable of $7 million recorded in the Company's financial statements at December 31, 1993. The Company's belief that it will be successful in this action is based on its interpretation of the language of the relevant insurance policies and the Company's factual investigation to date. Because of the uncertainties involved in pending litigation, no assurances are possible.

During 1993, the Company filed a lawsuit against Beazer. The Company seeks recovery from Beazer for all costs and damages incurred as a result of the acquisition of the phenolic business. Additionally, to the extent negligence of others (contractors, architects, manufacturers of other roofing system components) is a contributing factor to roof deck corrosion, the Company may have rights in contribution for recovery of a substantial portion of its costs from such third parties. The extent of and ability of the Company to recover costs through insurance, indemnification, contribution, and damage claims beyond the $7 million receivable recorded at December 31, 1993, cannot be quantified at this time.

The Company is committed to full compliance with all applicable environmental laws and regulations. Environmental law at the present is dynamic rather than static. As a result, costs that are unforeseeable at this time may be incurred when new laws are enacted, and/or the environmental agencies promulgate or revise regulations in furtherance of such legislation. For example, the Company is currently awaiting the federal Environmental Protection Agency's implementation of the 1990 Amendments to the Clean Air Act to determine their impact on the Company's business segments. In addition, the federal Environmental Protection Agency has issued new proposed regulations for the pulp and paper industry, although it is expected that the earliest time for industry compliance with these proposed regulations should not be prior to the first quarter of 1999. At this time, the Company estimates capital spending that may be required to comply with the pulp and paper industry proposed regulations could be between $20 and $40 million.

The Company is engaged in environmental remediation projects for properties currently owned or operated by the Company and properties divested by the Company for which responsibility was retained for preexisting conditions. In addition, the Company has been identified as a potentially responsible party at certain sites under the federal Comprehensive Environmental Response, Compensation, and Liability Act or similar state legislation, and as such could be jointly and severally liable for remediation costs at these sites. The Company's actual final costs in some instances cannot be estimated until the remediation process is substantially completed. To address these contingent environmental costs, the Company has established appropriate accruals where such costs are probable and can be reasonably estimated. During 1993 and 1992, the Company paid approximately $2.5 million and $12 million, respectively, for environmental cleanup, almost entirely for properties owned by the Company, and had reserves totaling approximately $39 million for environmental cleanup at December 31, 1993, of which $4.7 million were classified as current liabilities. The Company expects the cash outlays related to these reserves to occur over the next several years. The Company periodically reviews and, as appropriate, revises its environmental accruals. Based on current information and regulatory requirements, the Company believes accruals established for environmental expenditures are adequate.

NOTE 13 - STOCKHOLDERS' EQUITY

Upon consummation of the Plan in 1988, all of the Company's then-outstanding publicly traded securities (not including those securities trading on a "when issued" basis) were canceled. These securities consisted of the old $5.40 Series Cumulative Preferred Stock, the old $2.50 par value Common Stock and two old public debentures that were part of the Class 6 unsecured creditor claims. The old securities were replaced by a set of new securities, as described below:

(A)  Common Stock $.01 Par Value

Of the original 48 million shares issuable at consummation, approximately 47.9 million shares were issued through December 31, 1993. The right to receive the remaining shares issuable at consummation expired on November 28, 1993, pursuant to the Plan. Because it had been assumed that all old shares would be tendered before the expiration date, all 48 million shares have been reflected in stockholders' equity as issued. On December 9, 1992, the PI Trust converted all of its Series A Convertible Preferred Stock into 72 million shares of Common Stock. The Common Stock was reflected on the balance sheet based upon the book value of old shares and the market value of common shares issued to the PI Trust and unsecured creditors.

Under the Bond Prepayment Agreement with the PI Trust dated August 25, 1993, except for the Special Dividends, the Company is restricted from making dividend payments in excess of certain net income tests.

As of December 31, 1993, the common dividend accrual of $102.9 million represents the third and fourth Special Dividends under the Refinancing Arrangement. Although accrued for financial reporting purposes, the common dividends have not been declared by the Company's Board of Directors (see
Note 4).

(B)  Warrants to Purchase Common Stock, $.01 Par Value

Warrants to purchase seven million shares of the $.01 par value Common Stock are exercisable for seven years beginning June 6, 1989, at an exercise price of $9.40 per share.

(C)  Series A Convertible Preferred Stock, $1.00 Par Value

The 7.2 million shares of Series A Convertible Preferred Stock issued to the PI Trust were each convertible into ten shares of $.01 par value Common Stock, subject to certain antidilution provisions. On December 9, 1992, in connection with the declaration of the first special common stock dividend, the PI Trust converted all of its Series A Convertible Preferred Stock into 72 million shares of Common Stock.

(D)  Cumulative Preference Stock, Series B, $1.00 Par Value

Approximately 4.6 million shares of Cumulative Preference Stock, Series B, were issuable to the holders of the old $5.40 Series Cumulative Preferred Stock. An additional 4.7 million shares were issuable to unsecured creditors at consummation.

Of the 9.3 million shares of Cumulative Preference Stock, Series B, issuable, approximately 9.2 million shares were issued through December 31, 1993. The right to receive the remaining shares issuable at consummation expired on November 28, 1993, pursuant to the Plan. The preference stock was recorded on the balance sheet based upon its market value at consummation. The Cumulative Preference Stock, Series B, has a $25.00 stated liquidation value. The 9.2 million shares of Cumulative Preference Stock, Series B, issued through December 31, 1993 have been used in determining the aggregate liquidation value reflected in stockholders' equity.

Dividends on the Company's Cumulative Preference Stock, Series B, may be paid beginning in 1994 at an annual rate of $2.70 per share, payable quarterly, but only at the discretion of the Company's Board of Directors after other funding requirements under the Plan have been met. Under the Bond Prepayment Agreement, the Company is restricted from making dividend payments on Cumulative Preference Stock, Series B, in excess of certain net income tests. Payment of the dividends to common stockholders beginning in 1994 entitles the holders of the Cumulative Preference Stock, Series B, to cash dividends accumulated to the date of the common dividend payment. As described more fully in Note 4, the Refinancing Arrangement, which was conditioned upon the final resolution of the Class Action, terminated. In anticipation of the payment of Special Dividends under the Refinancing Arrangement, an accrual of $72.7 million, which represents the amount of the anticipated 1994, 1995 and 1996 dividends payable to Series B cumulative preference stockholders, had been reclassified from equity to liabilities. This accrual is being maintained on the same basis as the common stock dividends. Although accrued for financial reporting purposes, the Series B preference dividends have not been declared by the Company's Board of Directors except for one dividend payable March 1, 1994 (see Note 4).

The carrying value of the preference stock and the preference stock dividend accrual was increased periodically to reflect accretion based on the interest method. The preference stock is fully accreted at December 31, 1993, and dividends begin accumulating in 1994. Such accretion, which was deducted from net income to arrive at net income applicable to common stockholders, amounted to $22.5 million in 1993, $20 million in 1992 and $17.1 million in 1991.

The following is a summary of shares outstanding:

                                     Series A    Cumulative
                                   Convertible   Preference
                                    Preferred      Stock,       Common
                                      Stock       Series B      Stock
- ------------------------------------------------------------------------
BALANCE AT DECEMBER 31, 1990         7,200,000    9,130,321   48,032,551
Conversion of old common and
  preferred stock to new Common
  Stock and Cumulative
  Preference Stock, Series B                         14,874       85,786
Issuance of Common Stock
  for acquisition of a
  business                                                       581,946
Forfeiture of Common Stock
  issued in connection with
  the Stock Incentive Plan                                       (21,186)
- ------------------------------------------------------------------------
BALANCE AT DECEMBER 31, 1991         7,200,000    9,145,195   48,679,097
Conversion of old common and
  preferred stock to new Common
  Stock and Cumulative
  Preference Stock, Series B                         14,170       68,187
Issuance of Common Stock
  upon exercise of warrants                                          378
Issuance of Common Stock in
  connection with the Stock
  Incentive Plan                                               1,856,003
Forfeiture of Common Stock
  issued in connection with
  the Stock Incentive Plan                                        (2,838)
Conversion of Series A
  Convertible Preferred Stock
  into Common Stock                 (7,200,000)               72,000,000
- ------------------------------------------------------------------------
BALANCE AT DECEMBER 31, 1992                      9,159,365  122,600,827
Conversion of old common and
  preferred stock to new Common
  Stock and Cumulative
  Preference Stock, Series B                         71,218      226,077
Issuance of Common Stock in
  connection with the Stock
  Incentive Plan                                                 121,581
Forfeiture of Common Stock
  issued in connection with
  the Stock Incentive Plan                                       (58,796)
Cancellation of Common Stock
  in conjunction with the
  formation of the Riverwood
  Stock Incentive Plan                                          (553,967)
- ------------------------------------------------------------------------
BALANCE AT DECEMBER 31, 1993                      9,230,583  122,335,722
========================================================================

NOTE 14 - STOCK INCENTIVE PLAN

The Company has registered and reserved 4.8 million shares of $.01 par value Common Stock for issuance under the Manville Corporation Stock Incentive Plan (the "Incentive Plan").

A summary of the stock incentive transactions for the three years ended December 31, 1993 is as follows:

                                           Restricted                 Shares         Stock
                                             Common       Stock      Available   Appreciation
                                              Stock      Options     for Grant      Rights
- -------------------------------------------------------------------------------  ------------
BALANCE AT DECEMBER 31, 1990                  479,192     753,700     3,567,108    1,507,400
Exercised                                                                             (7,000)
Forfeited                                     (21,186)    (67,200)       88,386     (134,000)
- -------------------------------------------------------------------------------  -----------
BALANCE AT DECEMBER 31, 1991                  458,006     686,500     3,655,494    1,366,400
Granted                                     1,846,003                (1,846,003)
Exercised                                                 (10,000)      (10,000)    (290,300)
Forfeited                                      (2,838)    (92,600)       95,438     (563,400)
- -------------------------------------------------------------------------------  -----------
BALANCE AT DECEMBER 31, 1992                2,301,171     583,900     1,894,929      512,700
Granted                                        49,581                   (49,581)
Exercised                                                 (72,000)      (72,000)    (101,000)
Forfeited                                    (612,763)   (109,100)      844,899     (132,500)
- -------------------------------------------------------------------------------  -----------
BALANCE AT DECEMBER 31, 1993                1,737,989     402,800     2,618,247      279,200
===============================================================================  ===========

Included in the 1993 forfeitures are 553,967 shares of restricted common stock held by Riverwood employees under the Manville Corporation Stock Incentive Plan that were cancelled upon receipt of awards by the Riverwood employees under a Riverwood plan.

During 1991 and 1992, rights to receive approximately 1.8 million shares of restricted common stock ("Performance Shares") were awarded under the Incentive Plan at grant prices ranging from $4.50 per share to $9.75 per share. In December 1992, approximately 1.8 million shares of restricted common stock were issued to Company employees in place of Performance Shares. In 1993, approximately 50,000 shares of restricted common stock were issued to Company employees at grant prices ranging from $4.50 to $9.63 per share. Compensation expense on restricted stock is based on the fair market value of the Company's Common Stock at the date of grant.

The stock options were awarded at exercise prices ranging from $5.75 per share to $10.50 per share. Options were exercised at prices ranging from $6.88 to $7.63 per share in 1993 and at $6.88 per share in 1992. Each option is exercisable for one share of the Company's Common Stock.

Stock appreciation rights have been awarded at prices ranging from $5.75 to $10.50 per share. The stock appreciation rights were exercised at prices ranging from $6.88 to $7.63 per share in 1993, from $5.75 to $7.63 per share in 1992 and at $5.75 per share in 1991. Compensation expense for the stock appreciation rights is based on the difference between the current fair market value of the Company's Common Stock and the fair market value at the date of grant.

NOTE 15 - EARNINGS (LOSS) PER COMMON SHARE

The Company's Series A preferred stock was convertible into an additional 72 million shares of Common Stock. On December 9, 1992, the PI Trust converted all issued and outstanding Series A Convertible Preferred Stock for 72 million shares of Common Stock. All earnings (loss) per common share computations assume that the preferred stock had been converted to Common Stock and was outstanding as of the beginning of the earliest period presented.

The Company has issued stock options and stock appreciation rights. In addition, warrants issued upon consummation of the Plan became exercisable during 1989. These common stock equivalents were considered in determining earnings (loss) per common share amounts. Primary and fully diluted earnings
(loss) per common share amounts are based on the weighted average number of common and common equivalent shares outstanding during the year. The fully diluted earnings (loss) per common share computation further assumes that the common stock equivalents were outstanding at the beginning of the year. The 1993, 1992 and 1991 primary and fully diluted earnings (loss) per common share amounts are determined using the following common equivalent shares:


                                      1993                     1992                      1991
                            ------------------------  ------------------------  ------------------------
                                            Fully                     Fully                     Fully
                              Primary      Diluted      Primary      Diluted      Primary      Diluted
- ----------------------------------------------------  ------------------------  ------------------------
Post-consummation shares
  outstanding assuming
  conversion of Series A
  Convertible Preferred
  Stock in 1991             119,932,000  119,932,000  120,000,000  120,000,000  120,000,000  120,000,000
Weighted average number
  of shares issued since
  December 31, 1988           2,490,000    2,490,000    2,867,000    2,867,000      669,000      669,000
Warrants, stock options
  and stock appreciation
  rights                         58,000       82,000      181,000      181,000       16,000      101,000
- ----------------------------------------------------  ------------------------  ------------------------

                            122,480,000  122,504,000  123,048,000  123,048,000  120,685,000  120,770,000
====================================================  ========================  ========================

Earnings (loss) per common share amounts were calculated after the deduction for preference stock accretion.

NOTE 16 - FOREIGN CURRENCY EXCHANGE AND TRANSLATION

An analysis of changes in the Cumulative Currency Translation Adjustment included in Stockholders' Equity at December 31, 1993, 1992 and 1991 is as follows:

                                          (In thousands of dollars)
                                          1993       1992       1991
- ---------------------------------------------------------------------
Cumulative currency translation
  adjustment at beginning of year       $  7,700   $ 36,597   $40,432
For the year ended December 31:
  Currency translation adjustments       (19,928)   (28,937)   (6,195)
  Income taxes related to currency
    translation adjustments                   39         29        13
  Amounts related to the disposal of
    operations                                           11     2,347
- ---------------------------------------------------------------------
Cumulative currency translation
  adjustment at end of year             $(12,189)  $  7,700   $36,597
=====================================================================

NOTE 17 - PENSIONS

U.S. Pension Plans:

Substantially all of the Company's U.S. employees are covered by noncontributory defined benefit pension plans. The pension expense (benefit) is based primarily on years of service and the employee's compensation or pension rate near retirement. The Company's funding policy is to contribute funds to a trust as necessary to at least meet the minimum funding requirements of the Internal Revenue Code. Plan assets are invested primarily in fixed income securities and equities.

(A)  Pension Expense (Benefit)

The pension expense (benefit) related to the U.S. defined benefit pension plans for the years ended December 31 consisted of the following:

                                           (In thousands of dollars)
                                          1993       1992        1991
- -----------------------------------------------------------------------
Service cost-benefits earned during
  the year                             $  12,321   $ 12,536   $  11,250
Interest cost on projected benefit
  obligation                              55,784     55,510      57,334
Estimated return on assets
  -actual (gain) loss                   (115,251)   (36,633)   (132,697)
  -deferred gain (loss)                   48,678    (31,239)     70,712
Net amortization and deferral                  5     (1,464)     (1,624)
- -----------------------------------------------------------------------
Total Pension Expense (Benefit)        $   1,537   $ (1,290)  $   4,975
=======================================================================

Certain assumptions used in determining the pension expense (benefit) for the years ended December 31 are as follows:

                                            1993   1992   1991
- --------------------------------------------------------------
Discount rates                              7.50%  7.50%  8.60%
Rates of increase in future compensation
  levels                                    5.75%  5.75%  6.30%
Expected long-term rates of return on
  assets                                    9.00%  9.00%  9.00%
- --------------------------------------------------------------

The Company incurred a curtailment gain of $1.1 million on the U.S. salaried plan and a curtailment loss of $0.8 million on a U.S. hourly plan in 1991 as a result of the sale of discontinued operations, and these were included in the gain on sale of discontinued operations.

(B)  Funded Status

The funded status of the Company's defined benefit plans covering U.S. employees in which assets exceed accumulated benefits as of December 31 is as follows:

                                       (In thousands of dollars)
                                            1993          1992
- ----------------------------------------------------------------
Actuarial present value of:
  Vested benefit obligation               $693,028      $659,420
================================================================
  Accumulated benefit obligation          $720,448      $684,801
================================================================
  Projected benefit obligation            $762,567      $729,278
Plan assets at fair value                  783,134       731,105
- ----------------------------------------------------------------
Plan assets in excess of projected
  benefit obligation                        20,567         1,827
Unrecognized net loss                      135,477       166,125
Prior service costs                         10,830         8,738
Unrecognized transition adjustment         (53,040)      (62,597)
- ----------------------------------------------------------------
Total prepaid pension asset               $113,834      $114,093
================================================================

In addition, the funded status of the Company's defined benefit plans covering U.S. employees in which accumulated benefits exceed assets as of December 31 is as follows:


                                       (In thousands of dollars)
                                            1993          1992
- ----------------------------------------------------------------
Actuarial present value of:
  Vested benefit obligation                $46,094       $43,265
================================================================
  Accumulated benefit obligation           $46,542       $43,493
================================================================
  Projected benefit obligation             $48,010       $44,631
Plan assets at fair value                   40,378        37,511
- ----------------------------------------------------------------
Plan assets less than projected
  benefit obligation                        (7,632)       (7,120)
Unrecognized net loss                        8,278        10,323
Prior service costs                          3,988         2,292
Unrecognized transition adjustment          (3,015)       (3,995)
Additional minimum liability                (7,168)       (7,301)
- ----------------------------------------------------------------
Pension liability                          $(5,549)      $(5,801)
================================================================

The projected benefit obligations for the above plans were determined in 1993 and 1992 using a discount rate of seven percent and 7.5 percent, respectively, and a rate of increase in future compensation levels for salary-related plans of
5.5 percent and 5.75 percent in 1993 and 1992, respectively. The vested benefit obligation is calculated on the benefits the employees are entitled to receive if they were to separate immediately.

At December 31, 1993 and 1992, certain plans' accumulated benefits covering hourly employees and directors exceeded their assets, requiring charges to stockholders' equity prior to adjustment for minority interest in consolidated subsidiary of $0.3 million and $2.9 million, respectively.

As of December 31, 1993 and 1992, accrued retirement contributions included in compensation and employee benefits on the balance sheet were $11.3 million and $11.6 million, respectively.

Canadian Pension Plans:

Canadian employees are covered by a defined contribution plan. Contributions to this plan are based on each participant's monthly earnings. Plan assets are invested primarily in fixed income marketable securities. Company contributions to the defined contribution plan were $0.5 million in 1993, $0.9 million in 1992 and $0.7 million in 1991.

Canadian employees previously participated in defined benefit plans. During 1988 and 1990, annuities were purchased by the defined benefit plans to settle obligations to current pensioners. In addition, the defined benefit plans were converted to defined contribution plans and active participants' benefit balances were transferred to an existing Canadian defined contribution plan. After settlement of the accumulated benefit obligations, the defined benefit plans held surplus assets of approximately $40 million as of December 31, 1993. The Company has recognized a prepaid pension asset related to these discontinued Canadian defined benefit plans of $15 million and $15.8 million as of December 31, 1993 and 1992, respectively.

The Company has applied to the Court of Queen's Bench of Alberta for a declaration of the Company's right to withdraw $33 million of the estimated surplus. A number of present and former employees of the Company and previously related companies are disputing the Company's surplus entitlement as parties to the court application. The Company believes that it will be successful in the application; however, the matter is still before the court, and the outcome cannot be determined at this time.

Overseas Pension Plans:

Certain overseas locations of the Company provide defined benefit plans. The majority of these plans are noncontributory and unfunded or partially funded in accordance with applicable local laws. Assets of the funded plans are invested primarily in equities and fixed income securities. The pension or termination benefits are based primarily on years of service and the employee's compensation.

(A) Pension Expense

The pension expense related to the overseas plans for the years ended December 31 consisted of the following:

                                                                                      (In thousands of dollars)
                                                                                 1993             1992            1991
- ----------------------------------------------------------------------------------------------------------------------
Service cost-benefits earned during the year                                 $  3,242          $ 3,079         $ 2,976
Interest cost on projected benefit obligation                                   5,409            4,767           4,408
Estimated return on assets
 -actual (gain) loss                                                          (10,837)          (4,762)         (4,475)
 -deferred gain                                                                 7,151            1,333           1,595
Net amortization and deferral                                                     239              234             316
- ----------------------------------------------------------------------------------------------------------------------
Total pension expense                                                        $  5,204          $ 4,651         $ 4,820
======================================================================================================================

Certain assumptions used in determining the pension expense for the years ended December 31 are as follows:

                                                                                 1993             1992             1991
- -----------------------------------------------------------------------------------------------------------------------
Discount rates                                                                5.0-9.0%         5.0-9.0%         5.0-9.0%
Rates of increase in future compensation
  levels                                                                      4.0-7.5%         4.0-7.5%         4.0-7.5%
Expected long-term rates of return on assets                                  5.0-9.5%        5.0-10.0%        5.0-10.0%
- -----------------------------------------------------------------------------------------------------------------------

Approximately 320 employees participated in a multiemployer pension plan that provides defined benefits to employees under certain union-employer organization agreements. Pension expense for this plan was $2.2 million in 1993, $3.2 million in 1992 and $3.2 million in 1991.

The Company provides defined contribution plans for certain eligible overseas employees. Hourly employees may contribute up to five percent of their compensation. The Company matches up to 50 percent of such contributions and contributed an additional five percent of all eligible hourly employees' compensation for both 1993 and 1992. The salaried plan is noncontributory. The Company contributed up to six percent and 4.7 percent of all eligible salaried employees' compensation in 1993 and 1992, respectively. Company contributions to these plans were $1.1 million in 1993, $0.9 million in 1992 and $1.1 million in 1991.

(B)  Funded Status

The funded status of the Company's overseas plans in which assets exceed accumulated benefits as of December 31 is as follows:

                                                      (In thousands of dollars)
                                                             1993          1992
- -------------------------------------------------------------------------------
Actuarial present value of:
  Vested benefit obligation                               $23,459       $17,778
===============================================================================
  Accumulated benefit obligation                          $25,791       $19,229
===============================================================================
  Projected benefit obligation                            $51,575       $41,871
Plan assets at fair value                                  52,277        38,016
- -------------------------------------------------------------------------------
Plan assets greater (less) than projected benefit
  obligation                                                  702        (3,855)
Unrecognized net (gain) loss                               (4,064)        4,367
Unrecognized transition adjustment                          1,972
Prior service costs                                            56
- -------------------------------------------------------------------------------
Prepaid pension asset (liability)                         $(1,334)      $   512
===============================================================================

In addition, the funded status of the Company's overseas plans in which accumulated benefits exceed assets as of December 31 is as follows:

                                                       (In thousands of dollars)
                                                              1993          1992
- --------------------------------------------------------------------------------
Actuarial present value of:
  Vested benefit obligation                               $ 19,133      $ 21,106
================================================================================
  Accumulated benefit obligation                          $ 20,305      $ 23,433
================================================================================
  Projected benefit obligation                            $ 22,607      $ 28,619
Plan assets at fair value                                                  2,881
- --------------------------------------------------------------------------------
Plan assets less than projected benefit obligation         (22,607)      (25,738)
Unrecognized net gain                                       (1,476)       (1,128)
Prior service costs                                                           59
Unrecognized transition adjustment                           1,116         3,374
- --------------------------------------------------------------------------------
Pension liability                                         $(22,967)     $(23,433)
================================================================================

Projected benefit obligations were determined using discount rates ranging from five to nine percent in 1993 and 1992. The rate of increase in future compensation levels for salary-related plans ranged from four to 7.5 percent in 1993 and 1992. The vested benefit obligation is calculated on the benefits the employees are entitled to receive if the employees were to separate immediately.

Voluntary Savings Plans

The Company also sponsors voluntary savings plans for eligible U.S. employees. Employees may make contributions of up to 16 percent of their compensation. The Company matches up to six percent of certain contributions at rates ranging from 15 percent to 100 percent, depending on the Company's performance. Company contributions to the savings plans were $7.8 million in 1993, $4.8 million in 1992 and $8.1 million in 1991.

NOTE 18 - OTHER POSTRETIREMENT BENEFITS

The Company sponsors defined benefit postretirement health care plans that provide medical and life insurance coverage to salaried and certain hourly retired U.S. and Canadian employees and their dependents. The base level of medical coverage is provided to the retiree at no cost. On January 1, 1986, the Company changed its standard retiree medical plan from a Basic plus Major Medical plan to a Comprehensive plan with a $200 deductible. On January 2, 1989, the Comprehensive plan was modified to vary the cost-sharing provisions (deductibles and coinsurance) based on age and years of service of the retiree. Additionally, contributions were instituted for retirees who wished to cover their dependents or obtain a richer benefit structure.

Effective January 1, 1991, the Company adopted Statement of Financial Accounting Standards No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions" ("SFAS No. 106"), for its U.S. and Canadian plans. In accordance with the provisions of that statement, postretirement benefit information for prior years has not been restated. The Company elected to immediately recognize the pretax accumulated postretirement benefit obligation of $264.8 million, calculated using a discount rate of 8.6 percent, upon adoption (see Note 25).

The postretirement benefit expense for the years ended December 31 consisted of the following:

                                                (In thousands of dollars)
                                                   1993     1992     1991
- -------------------------------------------------------------------------
Service cost-benefits earned during the year    $ 4,100  $ 3,820  $ 3,129
Interest cost on accumulated postretirement
  benefit obligation                             22,367   21,976   21,787
Net amortization and deferral                       813      782
- -------------------------------------------------------------------------
Total postretirement benefit expense            $27,280  $26,578  $24,916
=========================================================================

The postretirement benefit expense was calculated using a discount rate of 7.5 percent in 1993 and 1992 and 8.6 percent in 1991. Previously, retiree health and life insurance coverage benefits were expensed as incurred.

The effect of adopting SFAS No. 106 on 1991 income before extraordinary item and cumulative effect of accounting changes is not significantly different from the amount that the Company would have recognized on the expense-as-incurred method.

The Company incurred a curtailment gain of $2.1 million in 1991 as a result of the sale of discontinued operations. This gain was included in the gain on sale of discontinued operations.

The Company's unfunded postretirement benefit obligation reconciled with the amounts shown in the Company's consolidated balance sheet as of December 31 is as follows:

                                               (In thousands of dollars)
                                                      1993          1992
- ------------------------------------------------------------------------
Actuarial present value of the accumulated
  postretirement benefit obligation:
    Retirees                                      $223,717      $210,803
    Fully eligible plan participants                14,681        29,748
    Other active plan participants                  63,594        69,474
- ------------------------------------------------------------------------
                                                   301,992       310,025
Unrecognized net loss                              (30,789)      (41,529)
- ------------------------------------------------------------------------
Postretirement benefit obligation                 $271,203      $268,496
========================================================================

The current portions of $24.7 million and $23.4 million of the postretirement benefit obligation are recorded in compensation and employee benefits as of December 31, 1993 and 1992, respectively.

The accumulated postretirement benefit obligations were determined in 1993 and 1992 using discount rates of seven percent and 7.5 percent, respectively. For measurement purposes, a nine percent annual rate of increase in the per capita cost of covered medical benefits was assumed for 1993; the rate was assumed to decrease gradually to 5.5 percent for 2002 and remain at that level thereafter. The health care cost trend rate assumption has a significant effect on the amounts reported. To illustrate, increasing the assumed health care cost trend rates by one percentage point in each year would increase the accumulated benefit obligation as of December 31, 1993, by $24.3 million and the aggregate of the service and interest cost components of the periodic cost for the year then ended by $2.8 million.

NOTE 19 - POSTEMPLOYMENT BENEFITS

The Company's postemployment benefit obligation includes workers' compensation reserves. The present value of those reserves reflected in liabilities as of December 31, 1993 and 1992, was $76.6 million and $63.8 million at a seven percent and ten percent discount rate, respectively. On a gross basis, the reserves were $148.7 million at December 31, 1993, and $136.6 million at December 31, 1992 (see Note 25).

NOTE 20 - RESTRUCTURING OF OPERATIONS GAIN (LOSS)

The 1993 restructuring of operations loss of $40.5 million includes a $25 million charge by Riverwood for the write-down of assets and provisions for severance, relocation and related costs to restructure and consolidate certain operations and infrastructure levels. Approximately $20 million of this restructuring charge relates to provisions for cash expenditures that will result in ongoing expense savings. The charge was partially offset by a $17 million gain on Riverwood's sale of approximately 60,000 acres of nonstrategic timberlands in Louisiana and Texas. In addition, Schuller recorded $26.5 million of restructuring charges, including a $19.7 million charge for sampling, inspection and remediation expenses associated with its former phenolic roofing insulation business, offset in part by $7 million of expected insurance recoveries (see Note 12), a $7.5 million charge for additional severance costs for ongoing programs to reduce costs and $6.7 million of estimated costs associated with the exchange of Schuller's residential roofing business for a commercial and industrial roofing business, completed in January 1994. Other restructuring charges for 1993 totaling approximately $6 million primarily related to cash expenses associated with former business operations and a loss on the sale of an oil and gas property.

During 1992, the Company sold certain oil and gas properties at a loss of $7 million and an investment in a joint venture at a gain of $7.7 million. These amounts, offset in part by other restructuring adjustments, are included in the restructuring of operations gain of $0.7 million reported for the year ended December 31, 1992.

The 1991 restructuring of operations loss of $64.1 million included a $61 million charge for the write-down of assets and provisions for severance and related costs as the Company rationalized its operations and overhead levels primarily in the Building Products and Engineered Products segments, a $3 million provision to increase a reserve for asbestos-related workers' compensation claims and a net provision for environmental cleanup costs of $1 million. These charges were offset in part by an overall gain on the sales of two folding carton plants and a small railroad company.

NOTE 21 - OTHER INCOME (LOSS), NET

Included in 1993, 1992 and 1991 other income were gains on the sale of excess nonstrategic precious metals of $0.1 million, $7.6 million and $7.5 million, respectively.

Net foreign currency transaction gains (losses) included in determining other income for 1993, 1992 and 1991 were $(1.4) million, $2.1 million and $4.3 million, respectively.

In July 1989, a lawsuit filed by the Company against Guardian Industries Corporation culminated in the Company being awarded approximately $15 million in a patent infringement judgment. In January 1991, a U.S. appeals court upheld the judgment. The proceeds, approximately $40 million including accrued interest, were received in February 1991. The original $15 million judgment, net of approximately $2 million of deferred litigation costs, was reflected in 1991 other income. Approximately $25 million of the proceeds were reflected in interest income.

NOTE 22 - INCOME TAXES

Income taxes consists of the following:

                                         (In thousands of dollars)
                                                 1993         1992
- ------------------------------------------------------------------
U.S. federal and foreign income taxes         $10,134      $21,761
Deferred income taxes                          10,347        5,357
State and local taxes                           1,289          771
- ------------------------------------------------------------------
                                              $21,770      $27,889
==================================================================

The approximate tax effect of the temporary differences and carryforwards giving rise to the net deferred tax asset is as follows:

                                                        (In thousands of dollars)
                                                               1993          1992
- ---------------------------------------------------------------------------------
U.S. Deferred Tax Assets:
  PI Trust deductions                                      $407,437      $394,577
  Postretirement benefits other than pensions                94,117        90,425
  Net operating loss carryforward                            75,431        46,654
  Workers' compensation and postemployment benefits          27,337        17,512
  Foreign tax credit carryforward                            26,521        26,521
  General business credit carryforward                       18,274        18,274
  Credit for prior year minimum
    tax carryforward                                         16,405        16,405
  Environmental reserves                                     13,456        13,368
  Vacation and holiday wages and salaries                     9,393         9,231
  Deferred state and local taxes                              8,852
  Provision for major equipment overhaul                      7,555         8,478
  State and local net operating loss carryforward             6,086           935
  Other                                                      75,615        61,843
- ---------------------------------------------------------------------------------
                                                            786,479       704,223
- ---------------------------------------------------------------------------------
Foreign Deferred Tax Assets:
  Brazilian inflationary profits                              5,418        12,502
  Brazil net operating loss carryforward                      3,402         1,568
  Other                                                       4,625         4,212
- ---------------------------------------------------------------------------------
                                                             13,445        18,282
- ---------------------------------------------------------------------------------
Total Deferred Tax Assets                                   799,924       722,505
- ---------------------------------------------------------------------------------
U.S. Deferred Tax Liabilities:
  Property, plant and equipment                             194,820       171,596
  Timber                                                     69,741        76,068
  Prepaid pension cost                                       44,332        43,055
  Other                                                      14,421        15,527
- ---------------------------------------------------------------------------------
                                                            323,314       306,246
- ---------------------------------------------------------------------------------
Foreign Deferred Tax Liabilities                                344           564
- ---------------------------------------------------------------------------------
Total Deferred Tax Liabilities                              323,658       306,810
- ---------------------------------------------------------------------------------
Net Deferred Tax Asset, before valuation allowances         476,266       415,695
Valuation Allowances                                        (94,795)      (87,795)
- ---------------------------------------------------------------------------------
Net Deferred Tax Asset                                     $381,471      $327,900
=================================================================================

The current portion of the net deferred tax asset as of December 31, 1993 and 1992, was $50.2 million and $42.6 million, respectively.

The PI Trust deductions deferred tax asset primarily represents consummation charges related to stock and bonds issued to the PI Trust, recorded in 1988 for financial reporting purposes and subsequent dividend and profit sharing payments made to the PI Trust that are not yet deductible for income tax purposes. The charge related to the bonds becomes deductible as principal and interest payments are made to the PI Trust or when the bonds are sold by the PI Trust and funds are distributed to claimants or deposited in a specific settlement fund within the PI Trust. The PI Trust deductions deferred tax asset includes $207.1 million generated from the issuance of preferred and common stock to the PI Trust and is based on the market-related value of the stock at consummation. If the PI Trust were to sell the stock at a price greater than the value recorded at consummation, the Company may receive a tax benefit in excess of the deferred tax asset reflected for financial reporting purposes. Likewise, if the PI Trust were to sell the stock at a price lower than the value recorded at consummation, the Company would receive a tax benefit less than the deferred tax asset. At December 31, 1993, the trading price of the Company's common stock exceeded the market-related value used to record the stock issued at consummation. The charge related to the issuance of stock will become deductible when the PI Trust converts its shares to cash and distributes the proceeds to asbestos claimants. The dividend and profit sharing payments to the PI Trust also represent a future tax benefit to the Company (subject to valuation allowance discussed below) that will become a current deduction when paid to claimants or transferred to the settlement fund.

The PI Trust transferred $172 million and $185 million in 1993 and 1992, respectively, to the specific settlement fund within the PI Trust generating corresponding current tax deductions for the Company. This was the primary reason for the net operating loss carryforward deferred tax assets in 1993 and 1992. In addition, the monies transferred were adequate to eliminate any alternative minimum tax liability.

In accordance with Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes," the Company's valuation allowance on all deferred tax assets is subject to change as forecasts of future years' earnings and the estimated timing of the utilization of the Company's tax benefits are revised.

The Company's U.S. deferred tax asset increased by approximately $12 million due to an increase in the U.S. federal tax rate to 35 percent from 34 percent in 1993.

The Company believes, based upon its past earnings, forecasts of future earnings and potential tax planning strategies, that as of December 31, 1993, $94.8 million of the deferred tax asset will not be realized. This amount primarily relates to foreign tax credits, general business credits and future deductible amounts that the Company believes will expire unused. Accordingly, a valuation allowance has been provided for these amounts. The $7 million increase in the valuation allowance primarily relates to the additional tax benefit realized on the common dividends paid to the PI Trust in 1993, which the Company anticipates will not be fully realized due to the significant tax deductions generated from the payments to the PI Trust.

The approximate tax effect of the temporary differences giving rise to a significant portion of the net deferred tax liability is as follows:

                                                       (In thousands of dollars)
                                                               1993         1992
- --------------------------------------------------------------------------------
Foreign Deferred Tax Assets:
  Capital lease obligation                                 $  1,198     $  1,616
  Relocation provision                                        1,031        1,249
  Postretirement benefits other
    than pensions                                               582          744
  Other                                                       1,870        1,358
- --------------------------------------------------------------------------------
Total Deferred Tax Assets                                     4,681        4,967
- --------------------------------------------------------------------------------
U.S. Deferred Tax Liabilities:
  Deferred state and local taxes                             29,638       30,775
  Other                                                       7,375
- --------------------------------------------------------------------------------
                                                             37,013       30,775
- --------------------------------------------------------------------------------
Foreign Deferred Tax Liabilities:
  Property, plant and equipment                              43,455       47,688
  Brazilian inflationary profits and other reserves           9,303       17,964
  Pensions                                                    5,879        6,216
  Undistributed earnings of foreign subsidiaries              7,559        4,621
  Precious metals                                             1,160        1,404
  Other                                                       2,315        1,640
- --------------------------------------------------------------------------------
                                                             69,671       79,533
- --------------------------------------------------------------------------------
Total Deferred Tax Liabilities                              106,684      110,308
- --------------------------------------------------------------------------------
Net Deferred Tax Liability                                 $102,003     $105,341
================================================================================

The current portion of the net deferred tax liability as of December 31, 1993 and 1992, was $10.3 million and $5.4 million, respectively.

The Company's deferred tax liability decreased by approximately $3 million due to a reduction in German tax rates in 1993.

In addition, the government of Brazil enacted new tax provisions that reduced the statutory federal tax rate to 35 percent from 40 percent and also allowed for the accelerated liquidation of future tax liabilities on inflationary profits at reduced rates. As a result of these changes to Brazilian tax law, Manville recognized a net deferred income tax benefit of $5 million in 1993.

The U.S. and foreign components of income (loss) from continuing operations before income taxes consist of the following:

                                                   (In thousands of dollars)
                                                  1993        1992      1991
- ----------------------------------------------------------------------------
U.S.                                          $(26,591)    $37,288  $(70,939)
Foreign                                         32,944      40,517    62,747
- ----------------------------------------------------------------------------
                                              $  6,353     $77,805  $ (8,192)
============================================================================

The provision for income tax expense (benefit) on continuing operations consists of the following:

                             (In thousands of dollars)
                              1993       1992       1991
- --------------------------------------------------------
Current
  U.S. federal            $(38,441)  $(45,724)  $ 14,376
  U.S. state and local       6,739      4,407      7,193
  Foreign                   14,884     19,453     35,503
- --------------------------------------------------------
                           (16,818)   (21,864)    57,072
- --------------------------------------------------------
Deferred
  U.S.                     (33,115)    40,375    (36,601)
  Foreign                   (4,785)     8,715      1,836
- --------------------------------------------------------
                           (37,900)    49,090    (34,765)
- --------------------------------------------------------
                          $(54,718)  $ 27,226   $ 22,307
========================================================


As a result of a retroactive change in U.S. income tax regulations regarding the payment of add-on minimum tax and the treatment of certain tax preference items for the years 1977 through 1986, the Company was entitled to a federal income tax refund plus accrued interest. During the first and second quarters of 1993, the Company received a total of $32 million from the U.S. Internal Revenue Service, which was recorded as a reduction to current income tax expense of $19 million and an increase to interest income of $13 million.

The 1991 deferred tax benefit primarily arose from restructuring reserves partially offset by investment tax credit usage.

The reported amount of income tax expense on consolidated pretax income from continuing operations differs from the amount of income tax expense that would result from applying domestic federal statutory tax rates to consolidated pretax income from continuing operations for the following reasons:

                                              (In thousands of dollars)
                                                1993       1992      1991
- -------------------------------------------------------------------------
U.S. federal statutory expense (benefit)    $  2,224   $ 26,454   $(2,785)
Increase (decrease) resulting from:
  Deduction for the Special Dividend
    paid to the PI Trust                     (33,946)   (33,946)
  Change in income tax rates                 (19,815)
  Tax refund                                 (18,699)
  Foreign income taxed at higher rates        14,903     18,738    16,201
  Recognition of U.S. state and local
    deferred tax assets                       (9,102)
  Increase in the deferred tax asset
    valuation allowance                        7,000     16,283
  Adjustment of estimated income tax
    benefit (liability) for prior years        5,280     (6,324)
  Increase in the state deferred
    income tax rate                                       4,071
  U.S. state and local taxes, net of
    federal benefit                             (999)     2,963     5,711
  U.S. alternative minimum tax impact                               2,560
  Other, net                                  (1,564)    (1,013)      620
- -------------------------------------------------------------------------
                                            $(54,718)  $ 27,226   $22,307
=========================================================================

The 1991 taxes on continuing operations primarily arose from the geographic mix of earnings. A U.S. loss from continuing operations of $70.9 million generated tax benefits at relatively low U.S. rates while foreign income from continuing operations of $62.7 million generated taxes at higher foreign rates. In addition, the U.S. operations were subject to alternative minimum taxes in 1991 despite the loss from continuing operations for financial reporting purposes.

As of December 31, 1993, the Company had U.S. federal general business and foreign tax credit carryforwards of $18.3 million and $26.5 million, respectively, for income tax reporting purposes. The general business credits expire at various dates beginning in 1994, and the foreign tax credits expire at various dates beginning in 1995. The Company also has $16.4 million of U.S. federal credit for prior year minimum tax for income tax reporting purposes. There is no expiration date with respect to this credit and it may only be applied against regular tax.

Undistributed earnings intended to be reinvested indefinitely by the foreign subsidiaries totaled $191 million at December 31, 1993. The determination of the deferred tax liability related to these undistributed earnings is not practicable. Accordingly, no U.S. deferred income tax has been recorded.

NOTE 23 - DISCONTINUED OPERATIONS

In June 1991, the Board of Directors adopted a formal plan to dispose of a significant portion of the Company's Mining and Minerals business segment. Effective July 31, 1991, the Company sold its worldwide filtration and industrial minerals businesses, known as Celite Corporation, for cash and the assumption of certain liabilities. A net gain on the sale of $13.5 million, after income tax expense of $8.8 million, was recorded in the third quarter of 1991. Accordingly, the operating results of the discontinued operations for 1991 were excluded from the determination of income from continuing operations.

Net sales applicable to the discontinued operations amounted to $57.6 million in 1991. The operating results of the discontinued operations for 1991 were presented net of taxes of $2.1 million. The Company's equity investment in the Stillwater platinum and palladium mining operations is the only significant asset of the former Mining and Minerals business segment that was not included in the disposal.

NOTE 24 - EARLY EXTINGUISHMENT OF DEBT

In conjunction with the bond prepayment as discussed in Note 4, the Company recorded an extraordinary gain of $0.9 million, net of related income taxes of $0.5 million, in August 1993 to adjust the estimated extraordinary loss previously recorded in 1992. In 1992, the Company recorded an estimated extraordinary loss of $11.5 million, net of related income tax benefit of $5.9 million, in anticipation of the prepayment of a portion of the bonds payable to the PI Trust.

In anticipation of the prepayment, the Company reclassified a portion of the long-term bonds payable to the PI Trust to short-term debt in 1992.

NOTE 25 - CUMULATIVE EFFECT OF CHANGES IN ACCOUNTING PRINCIPLES

Effective January 1, 1993, the Company adopted Statement of Financial Accounting Standards No. 112, "Employers' Accounting for Postemployment Benefits" ("SFAS No. 112"). SFAS No. 112 generally requires that in certain circumstances postemployment benefit costs and obligations be recognized over the active service lives of employees. These obligations include, but are not limited to, benefits provided to former (but not yet retired) or inactive employees and their dependents contingent upon disability, death, layoff or other termination. The Company recognized an accumulated postemployment benefit obligation of $13.9 million, net of taxes of $8.6 million. This cumulative adjustment is primarily attributable to the accrual of certain accumulated disability-related benefits, recognition of additional workers' compensation expenses and the reduction of the discount rate used to measure the present value of the Company's workers' compensation liabilities to 7.5 percent from approximately ten percent.

The Company will continue to recognize certain postemployment benefit expenses at the time an employee is terminated or becomes inactive as such amounts cannot be reasonably estimated before that time. Income before cumulative effect of accounting changes after adopting SFAS No. 112 is not significantly different from the amount the Company previously recognized for all periods presented. Restatement of postemployment information for prior periods is not required by SFAS No. 112. Accordingly, the Company made no restatement other than the reclassification from interest expense to income from operations related to the annual present value accretion of its workers' compensation liabilities.

Effective January 1, 1991, the Company adopted SFAS No. 106 for its U.S. and Canadian postretirement medical and life insurance benefit plans. In accordance with the provisions of that statement, postretirement benefit information for prior years has not been restated. The Company elected to immediately recognize the accumulated postretirement benefit obligation of $173.4 million, net of tax of $91.4 million, upon adoption of SFAS No. 106 (see Note 18). Previously, retiree medical and life insurance coverage benefits were expensed as incurred.

Also in 1991, the Company recorded a $220.8 million increase in net income to reflect the cumulative effect on prior years of a change in method of accounting for income taxes that resulted from the adoption of SFAS No. 109 effective January 1, 1991 (see Note 22).

NOTE 26 - SUPPLEMENTAL CASH FLOW INFORMATION

In connection with the Consolidated Statement of Cash Flows, cash paid for interest during 1993, 1992 and 1991 was $140.1 million, $126.8 million and $97 million, respectively. Cash refunded for income taxes during 1993 was $4.6 million. Cash paid for income taxes during 1992 and 1991 was $38 million and $59.8 million, respectively.

As discussed in Note 4, the Company made a prepayment on its outstanding bond obligations to the PI Trust that included the assignment of $100 million of Riverwood notes held by Manville.

NOTE 27 - ACQUISITIONS

On July 1, 1992, Riverwood acquired substantially all of the assets of Macon Kraft, Inc., including a linerboard mill located in Macon, Georgia. The purchase price of the assets was approximately $219 million, of which $169 million represented indebtedness assumed by Riverwood. Immediately following the acquisition, approximately $15 million of the assumed debt was prepaid. The acquisition was accounted for using the purchase method of accounting. The consolidated statement of income for the year ended December 31, 1992, included the operations of the linerboard mill for the period July 1, 1992 through December 31.

NOTE 28 - BUSINESS SEGMENTS AND GEOGRAPHIC AREA INFORMATION

Riverwood and Schuller report the results of their operations in five business
segments.  Riverwood reports its results in three business segments:   Coated
Board System, Containerboard and U.S. Timberlands/Wood Products. The Coated Board System segment includes the production of coated board at paperboard mills in the United States and Europe; converting facilities in the United States, Australia and Europe; and worldwide packaging machinery operations related to the production and sale of beverage and folding cartons. The Containerboard segment includes timberlands and associated containerboard mills and corrugated box plants in Brazil as well as kraft paper, linerboard and corrugating medium production at two U.S. mills. The U.S. Timberlands/Wood Products segment includes timberlands and operations engaged in the supply of pulpwood to the U.S. mill operations, and the manufacture of lumber and plywood.

Schuller operates 35 manufacturing facilities in the United States, Canada and Germany and reports its results in two business segments: Building Products and Engineered Products. The Building Products segment manufactures building insulation products, roofing products and mechanical insulation products at plants in both the United States and Canada. Building insulation products manufactured by Schuller include thermal and acoustical fiberglass insulation products that are suitable for use in various residential and commercial building applications. Roofing products manufactured by Schuller include roof insulations, membranes and accessories for use in various commercial and industrial building applications. Mechanical insulation products manufactured by Schuller include fiberglass air duct systems, thermal acoustical blankets and mechanical piping insulation. The Engineered Products segment is comprised of Schuller's mats and reinforcements business, including Schuller GmbH, Schuller's German subsidiary, and the equipment insulations and filtration businesses. The mats and reinforcements business manufactures continuous filament fiberglass products, including mats and fibers for roofing applications, fiberglass for plastics reinforcements, textile glass products used primarily for wall coverings and nonwoven fiberglass mats for specialty applications. The equipment insulations business manufactures insulation for heating, ventilating and air conditioning equipment; aircraft; appliances; and acoustic applications; and fiberglass wool for automotive headliner and hoodliner parts. Filtration products include air filtration media for commercial and industrial buildings and microfibers for use in battery separators and clean room air filters.

Financial results for the Manville holding company's oil and gas properties (which were sold in the third quarter of 1993 and the second quarter of 1992) and its equity investment in the Stillwater platinum and palladium mining operations are included in Corporate and Eliminations for business segment reporting purposes.

MANVILLE CORPORATION
CONSOLIDATED MAJOR BUSINESS SEGMENTS
(IN THOUSANDS OF DOLLARS)                              YEARS ENDED DECEMBER 31
                                               1993          1992         1991
- ------------------------------------------------------------------------------
ASSETS
- ------------------------------------------------------------------------------
Riverwood International:
  Coated Board System                    $  890,679    $  759,150   $  749,538
  Containerboard                            647,574       568,605      252,336
  U.S. Timberlands/Wood Products            296,244       333,101      340,917
  Corporate                                 232,770       243,183       63,338
- ------------------------------------------------------------------------------
                                          2,067,267     1,904,039    1,406,129
- ------------------------------------------------------------------------------

Schuller International:
  Building Products                         457,583       446,020      455,598
  Engineered Products                       557,205       558,191      569,501
- ------------------------------------------------------------------------------
                                          1,014,788     1,004,211    1,025,099
Corporate (Note D)                          597,617       781,875      634,737
Eliminations and Adjustments (Note E)       (63,435)      (59,762)     (63,420)
- ------------------------------------------------------------------------------

Total                                    $3,616,237    $3,630,363   $3,002,545
==============================================================================

See notes on page 135.

MANVILLE CORPORATION
CONSOLIDATED MAJOR BUSINESS SEGMENTS
(IN THOUSANDS OF DOLLARS)                               YEARS ENDED DECEMBER 31
                                                  1993         1992        1991
- -------------------------------------------------------------------------------
DEPRECIATION, DEPLETION AND AMORTIZATION
- -------------------------------------------------------------------------------
Riverwood International:
  Coated Board System                         $ 45,729     $ 42,780    $ 36,108
  Containerboard                                31,548       24,297      18,456
  U.S. Timberlands/Wood Products                14,887       16,337      14,844
  Corporate                                      1,803        1,379       1,004
- -------------------------------------------------------------------------------
                                                93,967       84,793      70,412
- -------------------------------------------------------------------------------

Schuller International:
  Building Products                             23,759       24,977      26,082
  Engineered Products                           32,754       30,488      28,855
- -------------------------------------------------------------------------------
                                                56,513       55,465      54,937
Corporate (Note C)                               6,628        8,656      13,477
- -------------------------------------------------------------------------------

Total                                         $157,108     $148,914    $138,826
===============================================================================

ADDITIONS TO PROPERTY, PLANT AND EQUIPMENT
- -------------------------------------------------------------------------------
Riverwood International:
  Coated Board System                         $188,598     $ 77,046    $ 88,684
  Containerboard                                93,574      293,092      27,969
  U.S. Timberlands/Wood Products                 2,981        4,876       2,810
  Corporate                                      3,698        3,578       4,161
- -------------------------------------------------------------------------------
                                               288,851      378,592     123,624
- -------------------------------------------------------------------------------

Schuller International:
  Building Products                             19,454       12,577      11,562
  Engineered Products                           40,421       18,429      38,726
- -------------------------------------------------------------------------------
                                                59,875       31,006      50,288
Corporate (Note C)                               2,768        1,489       5,495
- -------------------------------------------------------------------------------

Total                                         $351,494     $411,087    $179,407
===============================================================================

See notes on page 135.

MANVILLE CORPORATION
CONSOLIDATED MAJOR BUSINESS SEGMENTS
(IN THOUSANDS OF DOLLARS)

                                                     YEARS ENDED DECEMBER 31
                                              1993         1992         1991
- ----------------------------------------------------------------------------
NET SALES
- ----------------------------------------------------------------------------
Riverwood International:
  Coated Board System                   $  746,102   $  799,997   $  765,907
  Containerboard                           246,439      210,734      143,413
  U.S. Timberlands/Wood Products           146,879      125,857       98,337
  Corporate and Eliminations               (19,054)     (18,361)     (14,447)
- ----------------------------------------------------------------------------
                                         1,120,366    1,118,227      993,210
- ----------------------------------------------------------------------------

Schuller International:
  Building Products                        664,566      608,140      564,741
  Engineered Products                      527,052      511,968      476,046
- ----------------------------------------------------------------------------
                                         1,191,618    1,120,108    1,040,787
Corporate and Eliminations (Note A)        (36,049)     (34,382)     (24,119)
- ----------------------------------------------------------------------------

Total Company Net Sales                 $2,275,935   $2,203,953   $2,009,878
============================================================================

INCOME FROM OPERATIONS (Note B)
- ----------------------------------------------------------------------------
Riverwood International:
  Coated Board System                   $   99,361   $  126,010   $  126,416
  Containerboard                           (31,864)       8,693       12,739
  U.S. Timberlands/Wood Products            64,313       30,867       10,325
  Corporate and Eliminations               (48,313)     (19,478)     (21,850)
- ----------------------------------------------------------------------------
                                            83,497      146,092      127,630
- ----------------------------------------------------------------------------

Schuller International:
  Building Products                         44,666       32,126      (46,433)
  Engineered Products                       45,533       55,970       29,421
- ----------------------------------------------------------------------------
                                            90,199       88,096      (17,012)
Corporate and Eliminations                 (37,748)     (31,972)     (39,801)
- ----------------------------------------------------------------------------
Total Company Income from
   Operations                            $  135,948  $  202,216   $   70,817
============================================================================

See notes on page 135.

MANVILLE CORPORATION
CONSOLIDATED GEOGRAPHIC AREAS INFORMATION
(IN THOUSANDS OF DOLLARS)

                                                    YEARS ENDED DECEMBER 31
                                                1993         1992         1991
- ------------------------------------------------------------------------------
NET SALES
- ------------------------------------------------------------------------------
United States                             $1,814,113   $1,725,870   $1,510,228
Brazil                                       109,351       98,899      100,300
Other Foreign                                397,284      432,140      420,890
Corporate and Eliminations (Note A)          (44,813)     (52,956)     (21,540)
- ------------------------------------------------------------------------------
Total Company Net Sales                   $2,275,935   $2,203,953   $2,009,878
==============================================================================

INCOME FROM OPERATIONS (Note B)
- ------------------------------------------------------------------------------
United States                             $  137,303   $  196,758   $   47,050
Brazil                                         9,198       10,998       16,133
Other Foreign                                 37,038       28,661       47,671
Corporate and Eliminations                   (47,591)     (34,201)     (40,037)
- ------------------------------------------------------------------------------
Total Company Income from Operations      $  135,948   $  202,216   $   70,817
==============================================================================

ASSETS
- ------------------------------------------------------------------------------
United States                             $2,165,383   $1,993,213   $1,703,322
Brazil                                       256,600      228,197      212,764
Other Foreign                                431,390      445,806      450,961
Corporate (Note D)                           830,387    1,025,058      698,075
Eliminations and Adjustments (Note E)        (67,523)     (61,911)     (62,577)
- ------------------------------------------------------------------------------
Total                                     $3,616,237   $3,630,363   $3,002,545
==============================================================================

See notes on page 135.

NOTES TO BUSINESS SEGMENTS AND GEOGRAPHIC AREA INFORMATION:

(A) Net sales included in Corporate and Eliminations relate primarily to the elimination of intersegment and intergeographic sales (at prices approximating market).

(B) Restructuring gains and losses are included in operations of the related geographic areas and industry segments where they can be identified to a specific segment. The $25 million restructuring charge taken by Riverwood in 1993 is included in Riverwood's Corporate and Eliminations. The $17 million gain on sale of timberlands is included in the U.S. Timberlands/Wood Products segment. The Building Products segment includes restructuring charges of $20.4 million, $5.8 million and $45 million in 1993, 1992 and 1991, respectively. The Engineered Products segment includes a restructuring charge of $6.1 million in 1993, a restructuring gain of $5.8 million in 1992 and a restructuring charge of $12.6 million in 1991. Corporate and Eliminations reflects a restructuring charge of $6.1 million in 1993, a restructuring gain of $0.7 million in 1992 and a restructuring charge of $5.6 million in 1991.

(C) Corporate depreciation and depletion includes amounts attributable to discontinued operations. Corporate additions to property, plant and equipment include amounts associated with discontinued operations.

(D) Corporate assets are principally cash and equivalents and marketable securities, prepaid income taxes, certain investments (including the Company's equity investment in Stillwater), certain long-term receivables, a portion of deferred tax assets, a portion of prepaid pension assets and a portion of property, plant and equipment.

(E) Includes the elimination of intersegment and intergeographic inventory profits and the adjustment of business segment and geographic inventories, which are carried at standard costs, to the historical inventory bases used in consolidation.

MANAGEMENT'S REPORT

   The accompanying consolidated financial statements have been prepared by Management in conformity with generally accepted accounting principles appropriate under the circumstances. The representations in the financial statements and the fairness and integrity of such statements are the responsibility of Management. All of the other financial information in the Annual Report and Form 10-K is consistent with that in the financial statements.

   The financial statements necessarily include some amounts that are based on Management's best estimates and judgments. Management believes that the financial statements reflect, in all material respects, the substance of transactions that should be included and appropriately account for or disclose all material uncertainties.

   The consolidated financial statements prepared by Management have been audited in accordance with generally accepted auditing standards by Coopers & Lybrand, Independent Accountants, whose report is also presented.

   Manville maintains internal accounting control systems to provide reliable financial information for the preparation of financial statements, to safeguard assets against loss or unauthorized use and to ensure proper authorization and accounting for all transactions. Management is responsible for maintenance of these systems, which is accomplished through communication of established written codes of conduct, systems, policies and procedures; employee training; and appropriate delegation of authority and segregation of responsibilities. To further ensure compliance with established standards and procedures, the Company maintains a substantial program of internal audits.

   In establishing and maintaining its internal accounting control systems, Management considers the inherent limitations of the various control procedures and weighs their cost against the benefits derived. Management believes that existing internal accounting control systems are achieving their objectives and that they provide reasonable assurance concerning the accuracy of the financial statements.

   Oversight of Management's financial reporting and internal accounting control responsibilities is exercised by the Board of Directors, through an Audit Committee that consists solely of outside directors. The Audit Committee meets periodically with financial management, internal auditors and the independent accountants to review how each is carrying out its responsibilities and to discuss matters concerning auditing, internal accounting control and financial reporting. The independent accountants and the Company's internal audit department have free access to meet with the Audit Committee without Management's presence.


[signature appears here]                 [signature appears here]

W. T. Stephens                           R. E. Cole
President, CEO and                       Senior Vice President
Chairman of the Board                    Corporate Finance

REPORT OF INDEPENDENT ACCOUNTANTS

To the Stockholders and Directors of Manville Corporation:

   We have audited the accompanying consolidated balance sheet of Manville Corporation as of December 31, 1993 and 1992 and the related consolidated statements of income, cash flows and stockholders' equity for each of the three years in the period ended December 31, 1993. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

   We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Manville Corporation as of December 31, 1993 and 1992, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 1993 in conformity with generally accepted accounting principles.

   In accordance with statements issued by the Financial Accounting Standards Board, as discussed in Note 25 to the consolidated financial statements, the Company changed its method of accounting for postemployment benefits in 1993 and for employee postretirement benefits other than pensions and income taxes in 1991.



/s/ Coopers & Lybrand
- ---------------------
  Coopers & Lybrand


Denver, Colorado
February 4, 1994

                             MANVILLE CORPORATION
                 SELECTED QUARTERLY FINANCIAL DATA (UNAUDITED)
              (IN THOUSANDS OF DOLLARS, EXCEPT PER SHARE AMOUNTS)

                                                 First    Second     Third    Fourth
                                               Quarter   Quarter   Quarter   Quarter      Total
- ------------------------------------------------------------------------------------------------
YEAR ENDED DECEMBER 31, 1993 (Note A)
- ------------------------------------------------------------------------------------------------
Net Sales                                     $504,311  $587,516  $601,324  $582,784  $2,275,935
Income from Operations                          35,858    49,948    44,855     5,287     135,948
Income (Loss) before Extraordinary
  Item and Cumulative Effect
  of Accounting Change                          29,666    27,369    11,712    (7,975)     60,772
Net Income (Loss) (Note C)                      15,785    27,369    12,603    (7,975)     47,782
- ------------------------------------------------------------------------------------------------
PRIMARY AND FULLY DILUTED EARNINGS PER
  COMMON SHARE (Note E)
- ------------------------------------------------------------------------------------------------
Income (Loss) before Extraordinary
  Item and Cumulative Effect
  of Accounting Change                            $.20      $.18      $.05     $(.11)       $.31
Net Income (Loss) (Note C)                         .08       .18       .06      (.11)        .21
================================================================================================

YEAR ENDED DECEMBER 31, 1992 (Note A)
- ------------------------------------------------------------------------------------------------
Net Sales                                     $492,495  $550,633  $587,836  $572,989  $2,203,953
Income from Operations                          47,422    61,759    50,110    42,925     202,216
Income before Extraordinary Item                 9,265    15,424     5,845    16,931      47,465
Net Income (Notes B and C)                       9,265     6,039     5,845    14,800      35,949
- ------------------------------------------------------------------------------------------------
PRIMARY AND FULLY DILUTED EARNINGS PER
  COMMON SHARE (Note E)
- ------------------------------------------------------------------------------------------------
Income before Extraordinary Item                  $.04      $.09      $.01      $.10        $.22
Net Income (Notes B and C)                         .04       .01       .01       .08         .13
================================================================================================

NOTES:

(A) The Company adopted Statement of Financial Accounting Standards No. 112, "Employers' Accounting for Postemployment Benefits," in the fourth quarter of 1993, effective January 1, 1993. Accordingly, the Company restated its results for the first three quarters to reflect the cumulative effect of adoption of $13.9 million, net of taxes of $8.6 million, and the corresponding impacts on profit sharing and minority interest. In addition, a reclassification from interest expense to income from operations related to the annual present value accretion of its workers' compensation liabilities was made for 1993 and 1992.

In the first quarter of 1993, the Company contributed a portion of its automotive business to a joint venture. During the second and third quarters of 1993, the Company's share of the joint venture's net earnings was reported in other income (loss). In the fourth quarter of 1993, the joint venture agreement was amended and the Company became operating partner of the joint venture. Accordingly, second and third quarter results have been restated to reflect the joint venture's sales and costs and expenses on a fully consolidated basis in order to maintain consistent quarterly presentation.

Beginning in the fourth quarter of 1993, to more accurately reflect the U.S. dollar economic effect of transactions in Brazil, certain amounts previously reported as exchange gains and losses associated with the Company's Brazilian operations have been reflected on a gross basis against net sales and cost of sales as opposed to a net presentation in other income (loss). The effect of this reclassification is to decrease net sales and cost of sales for Brazilian operations, thereby reflecting actual U.S. dollar prices and terms and eliminating the financial reporting effects of hyperinflation. Amounts for prior years have been reclassified to conform to the 1993 presentation. Income from operations was not affected by these reclassifications.

The following table reconciles amounts previously reported on Form 10-Q/10-K to amounts as reclassified:

(IN THOUSANDS OF DOLLARS, EXCEPT PER SHARE AMOUNTS)

                                       First     Second      Third     Fourth
                                     Quarter    Quarter    Quarter    Quarter      Total
- ------------------------------------------------------------------------------------------
YEAR ENDED DECEMBER 31, 1993
- ------------------------------------------------------------------------------------------
Net Sales
  As originally reported            $508,548   $581,998   $600,172   $582,784   $2,273,502
  Adjustments                         (4,237)     5,518      1,152                   2,433
- ------------------------------------------------------------------------------------------
  As restated                       $504,311   $587,516   $601,324   $582,784   $2,275,935
==========================================================================================
Income from Operations
  As originally reported            $ 37,229   $ 51,315   $ 46,219   $  5,287   $  140,050
  Adjustments                         (1,371)    (1,367)    (1,364)                 (4,102)
- ------------------------------------------------------------------------------------------
  As restated                       $ 35,858   $ 49,948   $ 44,855   $  5,287   $  135,948
==========================================================================================

Net Income (Loss)
  As originally reported            $ 28,051   $ 27,674   $ 13,037   $ (7,975)  $   60,787
  Adjustments                        (12,266)      (305)      (434)                (13,005)
- ------------------------------------------------------------------------------------------
  As restated                       $ 15,785   $ 27,369   $ 12,603   $ (7,975)  $   47,782
==========================================================================================

Earnings (Loss) Per Common Share
  As originally reported               $0.20      $0.18      $0.05     $(0.11)       $0.31
  Adjustments                          (0.12)                 0.01                   (0.11)
- ------------------------------------------------------------------------------------------
  As restated                          $0.08      $0.18      $0.06     $(0.11)       $0.21
==========================================================================================

YEAR ENDED DECEMBER 31, 1992
- ------------------------------------------------------------------------------------------
Net Sales
  As originally reported            $496,937   $555,334   $592,642   $578,853   $2,223,766
  Adjustments                         (4,442)    (4,701)    (4,806)    (5,864)     (19,813)
- ------------------------------------------------------------------------------------------
  As restated                       $492,495   $550,633   $587,836   $572,989   $2,203,953
==========================================================================================

Income from Operations
  As originally reported            $ 48,693   $ 63,028   $ 51,381   $ 44,195   $  207,297
  Adjustments                         (1,271)    (1,269)    (1,271)    (1,270)      (5,081)
- ------------------------------------------------------------------------------------------
  As restated                       $ 47,422   $ 61,759   $ 50,110   $ 42,925   $  202,216
==========================================================================================

(B) On June 24, 1992, Riverwood International Corporation, the Company's paperboard and packaging products subsidiary, completed an initial public offering of 12.1 million shares, or 19.5 percent, of its common stock. In September of 1993, the Manville holding company purchased an additional 3,448,276 shares of Riverwood's common stock, increasing the Manville holding company's ownership percentage to approximately 81.5 percent from 80.5 percent. As a result of these transactions, the Company's December 31, 1993 Consolidated Statement of Income reflects the minority stockholders' interest in Riverwood's net earnings of $0.3 million. The Company's December 31, 1992 Consolidated Statement of Income reflects the minority stockholders' interest in Riverwood's net earnings of $3.1 million, or $.03 per common share.

(C) During the third quarter of 1993, the Company made a prepayment on its outstanding bond obligations to the Manville Personal Injury Settlement Trust (the "PI Trust"). The prepayment consisted of $150 million of cash, net of certain costs, and the assignment to the PI Trust of $100 million, plus accrued interest, of currently outstanding Riverwood notes held by Manville. An extraordinary gain of $0.9 million, net of related income taxes of $0.5 million, or $.01 per common share, was recorded in August 1993 to adjust the estimated extraordinary loss recorded in 1992. In 1992, the Company recorded an estimated extraordinary loss of $11.5 million, net of related income tax benefit of $5.9 million, or $.09 per common share, in anticipation of this prepayment and exchange.

(D) The fourth quarter 1993 income from operations includes a restructuring charge of $30.7 million. This includes a $25 million charge by Riverwood for the write-down of assets and provisions for severance, relocation and related costs to restructure and consolidate certain operations and infrastructure levels, partially offset by a $17 million gain on Riverwood's sale of approximately 60,000 acres of nonstrategic timberlands. In addition, Schuller recorded $22.4 million of restructuring charges related to sampling, inspection and remediation expenses associated with its former phenolic roofing insulation business, severance costs and costs associated with the exchange of Schuller's residential roofing business for a commercial and industrial roofing business.

(E) Earnings (loss) per share amounts were computed on a weighted average number of shares outstanding basis and were calculated after the deduction for preference stock accretion. Refer to Note 15 in Notes to the Consolidated Financial Statements for discussion of the earnings (loss) per common share computation.

MANVILLE CORPORATION
THE EFFECT OF CHANGES IN THE GENERAL PRICE LEVEL (UNAUDITED)

Presented below is historical cost/constant dollar information to indicate the impact of changes in the general price level on certain items that are shown in the primary financial statements based on dollar values determined as of varying historical dates.

Net sales for 1993 are assumed to have occurred ratably in relation to the change in the Consumer Price Index during the year and are, therefore, already expressed in average 1993 dollars. The presentation also shows the gain in purchasing power as a result of holding more monetary liabilities than monetary assets during periods of rising prices. All information is shown in terms of average 1993 dollars as measured by the Consumer Price Index for all Urban Consumers (CPI-U, 1982-1984 = 100). The preparation of these numbers requires the use of certain assumptions and estimates, and these disclosures should, therefore, be viewed in that context.

FIVE-YEAR COMPARISON OF SELECTED SUPPLEMENTARY FINANCIAL DATA
ADJUSTED FOR THE EFFECT OF CHANGES IN THE GENERAL PRICE LEVEL
(IN THOUSANDS OF DOLLARS, EXCEPT PER SHARE AMOUNTS)

                                                           YEARS ENDED DECEMBER 31
                               1993        1992        1991        1990       1989
- ----------------------------------------------------------------------------------
Net Sales:
  Historical             $2,275,935  $2,203,953  $2,009,878  $2,126,673  $2,081,421
  Constant Dollar Basis  $2,275,935  $2,269,930  $2,132,360  $2,351,218  $2,425,527
Gain from Increase in
  Purchasing Power of Net
  Monetary Liabilities
  Held                      $33,762     $32,563     $28,388     $44,079     $30,931
Market Price per Common
  Share (at December 31):
  Historical                  $8.50       $8.63       $7.88       $4.63       $9.13
  Constant Dollar Basis       $8.50       $8.86       $8.33       $5.04      $10.55
Average Consumer Price
  Index (CPI-U)               144.5%      140.3%      136.2%      130.7%      124.0%

                                       141