Form 10-K405, Exhibit 13
MANVILLE CORP
filed 1995-03-30
CIK 355473

                                                                      EXHIBIT 13

ITEM 6.                 SELECTED SIX-YEAR FINANCIAL DATA

                    Manville Corporation 1994 Annual Report

                                                                                (In thousands of dollars, except per share amounts)
                                                -----------------------------------------------------------------------------------
                                                      1994          1993           1992           1991           1990          1989
                                                ----------    ----------     ----------     ----------     ----------    ----------
INCOME (LOSS)
Net Sales (Note A)                              $2,560,343    $2,278,204     $2,205,664     $2,011,276     $2,133,271    $2,086,239
Income from Operations (Note A)                    296,486       135,948        202,216         70,817        227,805       303,856
Income (Loss) from Continuing
  Operations (Note A)                               65,855        61,071         50,579        (30,499)        88,298       157,492
Income (Loss) before Extraordinary
  Item and Cumulative Effect
  of Accounting Changes                             65,416        60,772         47,465        (12,697)       110,718       196,825
Net Income (Notes B, C, D, and E)                   36,996        47,782         35,949         34,700        110,718       196,825

FINANCIAL POSITION
(AS OF DECEMBER 31)
Total Assets                                    $3,799,611    $3,620,307     $3,630,363     $3,002,545     $2,795,916    $2,644,839
Long-Term Debt, less current portion             1,423,995     1,390,988      1,191,061        822,632        870,289       802,306
Stockholders' Equity (Note B)                    1,063,471       846,069        825,293        779,515      1,140,615       993,532

ADDITIONAL DATA
Additions to Property, Plant
  and Equipment                                 $  323,055    $  351,494     $  411,087     $  179,407     $  344,464    $  350,692
Research, Development and
  Engineering (Note A)                              39,094        36,743         33,873         35,988         40,791        38,866

PRIMARY EARNINGS (LOSS)
PER COMMON SHARE (NOTE F)
Income (Loss) from Continuing
  Operations (Note A)                                 $.33          $.31           $.25          $(.39)          $.61         $1.16
Income (Loss) before Extraordinary
  Item and Cumulative Effect
  of Accounting Changes                                .33           .31            .22           (.24)           .79          1.48
Net Income (Notes B, C, D, and E)                      .10           .21            .13            .15            .79          1.48

FULLY DILUTED EARNINGS (LOSS)
PER COMMON SHARE (NOTE F)
Income (Loss) from Continuing
  Operations (Note A)                                 $.33          $.31           $.25          $(.39)          $.61         $1.09
Income (Loss) before Extraordinary
  Item and Cumulative Effect
  of Accounting Changes                                .33           .31            .22           (.24)           .79          1.39
Net Income (Notes B, C, D, and E)                      .10           .21            .13            .15            .79          1.39


Notes:

(A) Excludes the operating results of Celite Corporation, which was sold in 1991, and the Holophane lighting systems division and sealing components businesses which were sold in 1989. Accordingly, the operating results of these discontinued operations have been excluded from the determination of income from continuing operations for all periods presented. Income (loss) from continuing operations includes interest income, interest expense, profit sharing expense and related income taxes.

(B) In September of 1993, the Manville holding company purchased an additional 3,448,276 shares of Riverwood's common stock, increasing the Manville holding company's ownership percentage to approximately 81.5 percent from 80.5 percent. On June 24, 1992, Riverwood completed an initial public offering of 12.1 million shares, or 19.5 percent of its common stock. As a result of these transactions, the Company's December 31, 1993 Consolidated Balance Sheet and Consolidated Statement

                        SELECTED SIX-YEAR FINANCIAL DATA

                    Manville Corporation 1994 Annual Report


of Income reflect the minority stockholders' interest in Riverwood's net assets and net earnings of $92.4 million and $0.3 million, respectively. The Company's December 31, 1992 Consolidated Balance Sheet and Consolidated Statement of Income reflect the minority stockholders' interest in Riverwood's net assets and net earnings of $93.1 million and $3.1 million, or $0.03 per common share, respectively.

(C) In the third and fourth quarters of 1994 the Company completed two debt refinancings that resulted in an aggregate extraordinary loss on early extinguishments of debt of $28.4 million, net of related income taxes of $13 million.

During the third quarter of 1993, the Company made a prepayment on its outstanding bond obligations to the Manville Personal Injury Settlement Trust. An extraordinary gain of $0.9 million, net of related income taxes of $0.5 million, was recorded in August 1993 to adjust the estimated extraordinary loss recorded in 1992. In 1992, the Company recorded an estimated extraordinary loss of $11.5 million, net of related income taxes of $5.9 million, in anticipation of this prepayment.

(D) Effective January 1, 1993 the Company adopted Statement of Financial Accounting Standards No. 112, "Employers' Accounting for Postemployment Benefits." As a result, the Company recorded a charge in the first quarter of 1993 of $13.9 million, net of taxes of $8.6 million, or $0.11 per common share, against net income to reflect the accumulated postemployment benefit obligation.

(E) Effective January 1, 1991, the Company changed its method of accounting for employee postretirement benefits other than pensions to comply with the provisions of Statement of Financial Accounting Standards No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions." As a result, the Company recorded a charge against net income in 1991 of $173.4 million, net of tax of $91.4 million, or $1.44 per common share, to reflect the cumulative effect on prior years of the accounting change. In accordance with the provisions of that statement, postretirement benefit information for prior periods has not been restated. Previously, retiree medical and life insurance benefits were expensed as incurred. Also effective January 1, 1991, the Company changed its method of accounting for income taxes to comply with the provisions of Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes." As a result, the Company recorded a credit in 1991 of $220.8 million, or $1.83 per common share, to net income to reflect the cumulative effect on prior years of the accounting change. Financial statements presented for 1989 through 1990 reflect income taxes using the method required at that time by Statement of Financial Accounting Standards No. 96, "Accounting for Income Taxes."

(F) Primary and fully diluted earnings (loss) per common share amounts are based on the weighted average number of common and common equivalent shares outstanding during each year assuming the conversion of the Series A Convertible Preferred Stock. All earnings (loss) per share amounts presented in the above table were calculated after the deduction for preference stock dividends/accretion. Refer to Note 16 to the Consolidated Financial Statements for a discussion of the earnings (loss) per common share computation.

The Company declared and paid special common stock dividends of $1.04 per share in both 1993 and 1992.

ITEM 7.

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

                    Manville Corporation 1994 Annual Report


Manville Corporation is an international holding company with two principal operating subsidiaries, Riverwood International Corporation ("Riverwood") and Schuller International Group, Inc. ("Schuller"), collectively referred to as "Manville" or the "Company." When referring to the holding company only, Manville Corporation is defined as the "Manville holding company." The Manville holding company owns 100 percent of Schuller and approximately 81.5 percent of Riverwood. The Company reports the results of Riverwood's and Schuller's operations in five business segments. For additional information on business segments, see Note 27 to the Consolidated Financial Statements.

Riverwood reports its results in three business segments: Coated Board System, Containerboard and U.S. Timberlands/ Wood Products. The Coated Board System segment includes the production of coated board at paperboard mills in the United States and Europe; converting facilities in the United States, Australia and Europe; and worldwide packaging machinery operations related to the production and sale of beverage and folding cartons. The Containerboard segment includes timberlands and associated containerboard mills and corrugated box plants in Brazil as well as linerboard, corrugating medium and kraft paper production at two U.S. mills. On December 29, 1994, Riverwood sold just under 50 percent of its interest in the portion of this business segment based in Brazil. Subsequent to December 29, 1994, Riverwood has the ability to exercise significant influence, but not control, over the operating and financial policies of its Brazilian operations. Accordingly, effective with the closing of this transaction, Riverwood no longer consolidates its Brazilian operations, but instead reports its investment in its Brazilian operations using the equity method of accounting. The U.S. Timberlands/Wood Products segment includes timberlands and operations engaged in the supply of pulpwood to the West Monroe, Louisiana mill operations from Riverwood's U.S. timberlands, and the manufacture of lumber and plywood.

Schuller manufactures and markets insulation for buildings and equipment, commercial roofing systems, high efficiency air filtration media and fibers and nonwoven mats used as reinforcements in building and industrial applications. Schuller operates 35 manufacturing facilities in the United States, Canada and Germany, and is comprised of two principal business segments: Building Products and Engineered Products. The Building Products segment consists of Schuller's building insulation business, which manufactures fiberglass wool insulation for walls and attics in residential and commercial buildings; the commercial roofing systems business, which supplies roofing membranes, insulations, accessories and related guarantees; and the mechanical insulations business, which manufactures pipe and duct insulation for use in commercial buildings, factories, refineries and other industrial applications. The Engineered Products segment consists of Schuller's specialty insulations and filtration business, which manufactures thermal and acoustic insulation for aircraft, appliances, automobiles and heating, ventilating and air conditioning equipment; air filtration media for commercial and industrial buildings; and microfibers for clean room air filters. The Engineered Products segment also includes Schuller's mats and reinforcements business which manufactures continuous filament fiberglass-based products used for reinforcing roofing, flooring, wall covering and plastic products. The mats and reinforcements business includes Schuller's German subsidiary, Schuller GmbH.

Financial results for the Manville holding company's oil and gas properties (which were sold in the third quarter of 1993 and the second quarter of 1992) and interest in Stillwater Mining Company ("Stillwater"), a company engaged in the exploration, development, mining and production of palladium, platinum and associated metals, are included in Manville Corporate and Eliminations for business segment reporting purposes.

           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS

                    Manville Corporation 1994 Annual Report


1994 VS 1993
------------

RIVERWOOD RESULTS OF OPERATIONS BY SEGMENT

Riverwood reported its results of operations in its 1994 Annual Report substantially as presented below.

NET SALES

Net sales increased in 1994 by $162.4 million, or 14.5 percent, compared with 1993 due to higher sales in all segments of Riverwood. Net sales in the Coated Board System segment increased by $47.9 million, or 6.4 percent, due principally to increased volume in U.S. beverage markets, coated board open markets and international beverage and folding carton markets. Competitive pricing, particularly in coated board products in international markets, partially offset these volume increases. In addition, generally stronger U.S. dollar currency exchange rates in Europe and weaker U.S. dollar currency exchange rates in the Asia-Pacific region combined to increase reported U.S. dollar net sales by approximately $4.4 million. Net sales in the Containerboard segment increased $96.2 million, or 39 percent, primarily due to selling price increases worldwide. Strong volume gains in Brazil also contributed to this increase. Net sales in the U.S. Timberlands/Wood Products segment increased by $18.1 million, or 12.3 percent, due principally to selling price increases for lumber and plywood.

GROSS PROFIT

Gross profit for 1994 increased $66.4 million, or 30 percent, from 1993. The gross profit margin increased to 22.4 percent for 1994 from 19.7 percent for 1993. Gross profit in the Coated Board System segment decreased by $1.7 million, or one percent, while its gross profit margin decreased to 22.4 percent from 24.1 percent. These decreases in the Coated Board System segment were due primarily to costs incurred to meet U.S. beverage market demand that exceeded Riverwood's U.S. converting capacity. These costs totaled approximately $10 million and resulted primarily from subcontracting carton production, additional transportation and scheduling inefficiencies at Riverwood's U.S. converting plants. Such costs more than offset the effects of higher volume in coated board open markets and U.S. beverage markets. In addition, the cost per ton of coated board produced at Riverwood's Macon mill during the initial production period was higher than that of comparable coated board produced at Riverwood's West Monroe mill. In the Containerboard segment, gross profit increased $58 million to $52.9 million in 1994 from a loss in 1993, with a 1994 gross profit margin of 15.4 percent. The increase in gross profit was due primarily to higher containerboard selling prices worldwide. In addition to higher selling prices, improved gross profit at the Brazilian operations, due to higher volume and productivity improvements, was partially offset by increased fixed costs resulting from recent capital additions. Gross profit in the U.S. Timberlands/Wood Products segment increased by $11.7 million, or 24.4 percent, and the gross profit margin increased to 36.1 percent from 32.6 percent due principally to selling price increases for lumber and plywood, which were partially offset by higher log costs. Fluctuations in U.S. dollar currency exchange rates did not have a significant impact on the gross profit of Riverwood or any of its business segments.

Total board mill shipments, including shipments to Riverwood's integrated converting plants, for the years ended December 31 were as follows:

                                               (In thousands of tons)
                                             ------------------------
                                                1994             1993
                                             -------          -------
Coated Board                                   860.6            765.3
Containerboard                                 986.5            950.5
                                             -------          -------
                                             1,847.1          1,715.8
                                             =======          =======

OPERATING EXPENSES

As a percent of net sales, selling, general and administrative expenses in 1994 decreased 0.9 of a percentage point to 10.3 percent, while selling, general and administrative expenses increased $6.5 million, or 5.2 percent, compared with 1993. This increase in expense was due to increased selling and marketing expenses to penetrate worldwide coated board markets, which were partially offset by decreased administrative expenses.

           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

                    Manville Corporation 1994 Annual Report


This decrease in administrative expenses resulted from decreased administrative expenses at Riverwood's U.S., European and Asia-Pacific operations, which were partially offset by an increase at Riverwood's Brazilian operations. Research, development and engineering expenses increased by $0.6 million, or 6.7 percent, primarily due to a higher level of packaging machinery engineering costs associated with expanding packaging machinery operations. Fluctuations in U.S. dollar currency exchange rates did not have a significant impact on operating expenses.

OTHER INCOME (LOSS), NET

Other income, net, increased $3.4 million to $8.4 million in 1994. This increase was primarily due to an $8.9 million pretax gain on the sale of certain oil and gas mineral rights on its U.S. timberlands, partially offset by increased translation losses associated with Riverwood's Brazilian operations. Other income, net, in 1993 consisted primarily of certain settlements relating to previous acquisitions which did not recur in 1994.

RESTRUCTURING OF OPERATIONS

The restructuring of operations loss, net, of $8 million reported in the fourth quarter of 1993 included a $25 million pretax charge for the writedown of assets and provisions for severance, relocation and related costs of restructuring and consolidating certain operations and infrastructure levels. In recent years, Riverwood has experienced rapid growth primarily through acquisitions. By 1993, this growth had created certain areas with overlapping responsibilities and duplicated efforts. Accordingly, in 1993 Riverwood implemented an ongoing restructuring plan designed to streamline operations, increase efficiency and cost effectiveness and enhance worldwide customer service capability. For 1993 business segment reporting purposes, of the $25 million restructuring charge, $18 million, $0.3 million and $0.4 million, were included in the Coated Board System, Containerboard and U.S. Timberlands/Wood Products business segments, respectively, with the remainder included in Riverwood's Corporate and Eliminations section of income from operations. Through December 31, 1994, approximately $15.6 million had been charged against the restructuring reserve, of which approximately $12.7 million related to cash expenditures. Approximately $8.8 million, $0.2 million and $0.3 million of the total charges to the reserve related to the Coated Board System, Containerboard and U.S. Timberlands/Wood Products business segments, respectively, and $6.3 million were of a corporate nature. Of the remaining reserve of $9.4 million at December 31, 1994, Riverwood estimates that approximately $7 million will be used for cash expenditures. By December 31, 1994, as a result of the ongoing restructuring plan, Riverwood's salaried and hourly work force had been reduced by an aggregate of 144 individuals, reducing annual payroll and benefit costs by approximately $6.1 million. Also as a result of the ongoing restructuring plan, Riverwood wrote down the book value of certain assets by $2.9 million. These writedowns together with assets sold under the restructuring plan, combined to reduce annual depreciation expense by approximately $1 million. Additionally, other operating costs were reduced by approximately $2.7 million.

The $25 million restructuring charge in 1993 was partially offset by a $17 million pretax gain on the sale and assignment, for cash, of approximately 60,000 acres of nonstrategic timberlands located in Louisiana and Texas. The $17 million gain was included in the U.S. Timberlands/Wood Products business segment.

INCOME FROM OPERATIONS

Income from operations in 1994 increased by $70.7 million, or 84.7 percent, compared with 1993. Excluding the $8.9 million pretax gain on the sale of certain oil and gas mineral rights in 1994 and the restructuring of operations loss, net, of $8 million in 1993, income from operations in 1994 increased by $53.8 million, or 58.8 percent, compared with 1993, while operating margin as a percent of net sales increased to 11.3 percent from 8.2 percent. The Coated Board System segment's income from operations increased $8.9 million, or 11 percent, to $90.3 million in

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                          AND RESULTS OF OPERATIONS

                    Manville Corporation 1994 Annual Report


1994. Excluding the $18 million of restructuring charges included in this segment in 1993, income from operations in the Coated Board System segment decreased $9.1 million, or 9.1 percent, and the operating margin decreased to
11.4 percent from 13.3 percent. Higher volume in coated board open markets and U.S. beverage markets was more than offset by increased converting costs in U.S. beverage markets and the effects of competitive pricing, particularly in international coated board markets. Income from operations in the Containerboard segment increased $56.1 million to $24 million in 1994 from a loss in 1993, due principally to increased worldwide selling prices. Higher volume and productivity improvements at the Brazilian operations, were offset by higher operating expenses and increased fixed costs resulting from recent capital additions. Income from operations in the U.S. Timberlands/Wood Products segment increased $3.8 million to $67.7 million in 1994. Excluding the $8.9 million pretax gain on the sale of certain oil and gas mineral rights included in this segment in 1994 and the $17 million pretax gain on the sale and assignment of certain nonstrategic timberlands included in this segment in 1993, income from operations in the U.S. Timberlands/Wood Products segment increased $11.9 million, or 25.4 percent, to $58.8 million in 1994, and operating margin increased to 35.7 percent from 31.9 percent. These increases were due principally to higher lumber and plywood selling prices offset somewhat by higher log costs. Fluctuations in U.S. dollar currency exchange rates did not have a significant impact on the income from operations of Riverwood or any of its business segments.

SCHULLER RESULTS OF OPERATIONS BY SEGMENT

Schuller reported its results of operations in its 1994 Annual Report substantially as presented below.

NET SALES

Net sales for 1994 increased $112 million, or 9.6 percent, from $1.2 billion in 1993 to $1.3 billion in 1994.

The Building Products segment's net sales for 1994 increased $77.1 million, or
11.6 percent, compared with 1993. This increase was primarily attributable to the building insulation business, which benefited from increased selling prices and higher sales volume, as the building insulation industry operated at full capacity due to strong residential housing markets. Net sales of the roofing systems business also increased in 1994 primarily due to higher sales volume. In addition, sales increased in the mechanical insulations business due to higher levels of commercial construction, as well as the introduction of new products responding to market demand for products addressing indoor air quality concerns.

The Engineered Products segment's net sales increased $31.2 million, or 5.9 percent, in 1994 compared with 1993. The majority of this increase was attributable to Schuller's mats and reinforcements business, which experienced increased sales volume and higher selling prices, reflecting higher levels of U.S. and European construction activity, as well as the high utilization of continuous filament glass capacity throughout the industry. Schuller's specialty insulations and filtration business' sales increased moderately as sales volume reflected stronger construction markets, growth in electronics and pharmaceuticals markets and an expanding market for battery separators, partially offset by a decline in the sales of Schuller's molded automotive products and aerospace insulation.

GROSS PROFIT

Gross profit for 1994 increased $84.6 million, or 32.9 percent, compared with 1993.

Gross profit in 1993 was increased by the effect of a $6.4 million reversal of costs accrued for the rebuild of Schuller's glass furnaces. Excluding the effect of the $6.4 million reversal of rebuild costs, cost of sales increased two percent over 1993 on a 9.6 percent increase in net sales, resulting in a
5.3 percentage point improvement in gross profit margin to 26.8 percent in 1994 from 21.5 percent in 1993. The gross profit improvement was due primarily

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

                    Manville Corporation 1994 Annual Report


to higher 1994 sales volume, including higher volume of commercial roofing products resulting from the acquisition of a commercial roofing business, and related manufacturing efficiencies in most of Schuller's businesses, resulting from increasing U.S. and European construction activity. In addition, gross profit improved as a result of higher selling prices in building insulation and mats and reinforcements.

During 1993, a furnace that was no longer needed to meet production demands was dismantled and, accordingly, the $2.4 million rebuild allowance for this furnace was reversed. In addition, 1993 gross profit increased due to a $4 million reversal of a special reconstruction allowance for an unscheduled rebuild of the channel of a glass furnace. The special reconstruction allowance was initially established in 1991, after it was determined that the channel did not meet performance specifications. Modifications and repairs made to the channel during 1992 to stabilize its performance were successful in delaying the need for a special reconstruction. In 1993, Schuller's engineers determined that due to the success of the repairs, the channel could continue to operate until the next scheduled rebuild for the entire furnace. Therefore, $4 million of the special allowance for the channel reconstruction was reversed in 1993.

OPERATING EXPENSES

Operating expenses, which include selling, general, administrative, research, development and engineering expenses, increased $10.9 million, or 7.3 percent, in 1994 compared with the same period of 1993 due to higher product development, environmental compliance and information systems development expenses. These operating expenses decreased slightly as a percentage of net sales to 12.6 percent in 1994 compared with 12.8 percent in 1993.

RESTRUCTURING OF OPERATIONS

During 1993, Schuller initiated restructuring programs resulting in charges totaling $30.1 million for the year as explained below. During the second quarter of 1993, Schuller recorded a restructuring loss of approximately $3.2 million principally for the settlement of litigation related to a former business for which a previous estimate had not been reasonably possible.

During the fourth quarter of 1993, Schuller made the decision to exit its residential roofing business and recorded a provision of $6.7 million, which included $1.6 million for the separation of approximately 75 employees, $2.4 million for the writedown of assets and $2.7 million for other related costs.

In 1993, Schuller adopted a program for the separation of approximately 125 salaried employees, principally in its mats and reinforcements business in the Engineered Products segment and, accordingly, recorded a $6.6 million charge for such costs in addition to a $0.9 million charge for the separation of certain salaried employees in the Building Products segment. This program was precipitated by U.S. competitive pressures and weak European construction markets.

Restructuring of operations in 1993 also included a $12.7 million charge related to Schuller's former phenolic roofing insulation business which consisted of: $15.6 million for estimated sampling, inspection and remediation expenses; $2.5 million for estimated legal costs; $1 million for administration of the sampling and inspection program; and $0.6 million for the writedown of equipment; offset by $7 million of expected insurance recoveries. The accrual for sampling, inspection, remediation and administration costs reflected Schuller's decision to continue this voluntary program and was based on information available at that time, including Schuller's previous experience in sampling, inspecting and remediating roofs with phenolic insulation. The accrual for legal costs reflected Schuller's decision to commence litigation after initial attempts to negotiate settlements with the former owner of the business and Schuller's insurance carrier failed. For additional information, see Note 13 to the Consolidated Financial Statements.

           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

                    Manville Corporation 1994 Annual Report


The following table sets forth the activity in Schuller's restructuring reserves for the years ended December 31:

                                                                                       (In thousands of dollars)
                                               -----------------------------------------------------------------
                                                  Employee
                                               Separations           Phenolic            Other             Total
                                               -----------           --------          -------          --------
BALANCES AT DECEMBER 31, 1992                      $ 5,744            $ 6,067          $11,640          $ 23,451
Restructuring of Operations Loss                     9,167             12,707            8,242            30,116
Cash Payments                                       (8,395)            (6,280)          (6,898)          (21,573)
Writedown of Assets                                                      (601)          (2,420)           (3,021)
Insurance Receivable                                                    7,000                              7,000
                                                   -------            -------          -------          --------
BALANCES AT DECEMBER 31, 1993                        6,516             18,893           10,564            35,973
Cash Payments                                       (5,147)            (9,751)          (4,006)          (18,904)
Writedown of Assets                                                                       (668)             (668)
                                                   -------            -------          -------          --------
BALANCES AT DECEMBER 31, 1994                      $ 1,369            $ 9,142          $ 5,890          $ 16,401
                                                   =======            =======          =======          ========

During 1993, Schuller reduced its salaried workforce by approximately 130 employees, reducing annual payroll and benefit costs by approximately $7 million. In addition, Schuller estimates that the exit of the residential roofing business, combined with the purchase of a commercial and industrial roofing business, reduced annual fixed costs in the Building Products segment by approximately $4 million.

During 1994, Schuller did not record any additional restructuring charges and continued to implement plans initiated in previous years. During 1994, Schuller's salaried workforce was reduced by an additional 60 individuals as a result of the continuation of Schuller's rationalization program and its exit from the residential roofing business, further reducing annual payroll and benefit costs by approximately $3.2 million. Schuller has not incurred any material incremental costs for increased subcontracting, replacement or outsourcing services as a result of the restructuring activities described above.

Management believes that its restructuring programs over the past several years have successfully eliminated non-essential functions and excess costs, and, based on current short and long-term forecasts of required manufacturing and administrative support, that such cost reductions will benefit future operations and enable Schuller to compete effectively throughout the full business cycle. Management believes that Schuller's improved cost structure positions it to capitalize on the continuing economic recovery in North America and Europe. However, there can be no assurance that Schuller will be able to capitalize on the economic recovery or that such recovery will continue, or that Schuller will be able to maintain its current cost structure in the future. Schuller does not foresee significant restructuring charges in the near future.

OTHER INCOME (LOSS), NET

Other loss, net, increased $10.8 million from $11.4 million in 1993 to $22.2 million in 1994. The increase is primarily attributable to an $8.9 million charge for additional legal costs incurred and anticipated in connection with Schuller's litigation with its insurance carrier and the former owner of the phenolic insulation business.

Beginning in the fourth quarter of 1994, Schuller recorded expenses previously reported as restructuring of operations pursuant to the consensus of the Emerging Issues Task Force reached in the fourth quarter of 1994 on Issue No. 94-3, "Liability Recognition for Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring)." Accordingly, adjustments to Schuller's accruals related to its former phenolic roofing insulation business have been reported as a component of other income (loss), net.

  MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
                                  OPERATIONS

                    Manville Corporation 1994 Annual Report


INCOME FROM OPERATIONS

Income from operations for 1994 increased $93 million from $66 million in 1993 to $159 million in 1994. Income from operations in 1993 included restructuring charges of $30.1 million. Excluding the 1993 restructuring charges, 1994 income from operations increased $62.9 million, or 65.4 percent, from $96.1 million in 1993. This increase is due primarily to increased sales volumes, improved manufacturing efficiencies and increased selling prices experienced by certain of Schuller's businesses during 1994.

TOTAL COMPANY RESULTS

In summary, total Company net sales in 1994 improved $282.1 million, or 12 percent, over 1993 due to increases at both Riverwood and Schuller. Income from operations increased $160.5 million, or 118 percent, in 1994. Manville corporate expense increased $3.1 million in part due to oil and gas income included in 1993 but not included in 1994 due to the sale of the oil and gas properties in the third quarter of 1993.

In addition to Riverwood's and Schuller's restructuring charges discussed above, approximately $2.4 million of other restructuring charges in the Manville holding company for 1993 primarily related to cash expenses associated with former business operations and a loss on the sale of an oil and gas property.

NONOPERATING INCOME AND EXPENSES

During 1994, the Company sold a portion of its equity investment in Stillwater for net cash proceeds of approximately $25.5 million resulting in a pretax gain on the sale of equity securities of $13.5 million.

Compared with 1993, interest income in 1994 decreased by $16.7 million, due primarily to $13 million of interest income received in 1993 on the income tax refund described below, as well as lower interest rates and lower average cash balances.

Interest expense in 1994 decreased by $3 million primarily due to higher levels of capitalized interest in 1994 over 1993. The increase in capitalized interest in 1994 relates principally to expenditures for the coated board capacity expansion program at Riverwood's Macon mill.

In 1994, the Company recorded $18.3 million of profit sharing expense to be paid in 1995 to the Manville Personal Injury Settlement Trust (the "PI Trust"), as required in connection with the Plan of Reorganization ("the Plan"). Profit sharing expense for 1993 totaled $13 million and was paid in 1994.

INCOME TAXES

The 1994 income tax charge of $95.6 million includes approximately $27.5 million of income taxes related to Riverwood's sale of a portion of its Brazilian operations. The gain on the sale was significantly higher for income tax purposes than for financial reporting purposes resulting in the additional income tax expense. In accordance with Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes," the additional income taxes were not recognized until the sale was apparent. The tax gain on the sale of the Brazilian operations was sheltered by Manville's available tax deductions. As a result, the Company did not incur any current U.S. federal income taxes payable on this transaction.

Exclusive of the $27.5 million of income taxes related to Riverwood's sale of a portion of its Brazilian operations, the 1994 effective tax rate on income from operations was 42 percent. This is higher than the U.S. federal statutory tax rate principally due to higher foreign effective tax rates and state taxes.

The 1993 income tax benefit of $54.7 million includes the effect of a number of unusual items that are described in the 1993 versus 1992 total company results. Exclusive of the unusual items, the 1993 tax rate on income from operations was 169 percent. This rate is substantially higher than the U.S. federal statutory tax rate principally due to taxes on earnings derived from foreign operations and taxes on expected repatriations of

  MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
                                  OPERATIONS

                    Manville Corporation 1994 Annual Report


undistributed foreign earnings, neither of which was totally offset by tax benefits from losses in the United States.

The Company will need a cumulative total of approximately $900 million of U.S. federal taxable income to realize all of its net U.S. deferred tax asset. Based on the Company's historical earnings levels, projected future earnings and the expected timing of the taxable deductions principally related to amounts paid by the PI Trust or transferred to a specific settlement fund within the PI Trust, the Company believes it will realize its net deferred tax asset. See
Note 22 to the Consolidated Financial Statements for further discussion of income taxes.

EXTRAORDINARY GAIN (LOSS) ON EARLY EXTINGUISHMENTS OF DEBT

In the third and fourth quarters of 1994, the Company completed two debt refinancings that resulted in an aggregate extraordinary loss on early extinguishments of debt of $28.4 million, net of related income taxes of $13 million.

Riverwood completed a refinancing program in the third quarter of 1994 and prepaid approximately $179 million principal of notes. The extraordinary charge for this early retirement of debt was $7.9 million, net of income taxes of approximately $5 million.

In conjunction with the 1994 prepayment of substantially all of its outstanding bond obligations ("Trust Bonds") to the PI Trust, the Company recorded an extraordinary loss of $26.8 million, net of related income taxes of $11.4 million, in the third quarter of 1994. In the fourth quarter of 1994 the extraordinary loss on the Trust Bonds was reduced by $6.3 million, net of related income taxes of $3.4 million, due to an agreed upon adjustment contained in the prepayment agreement. This resulted in a total extraordinary loss on the Trust Bonds prepayment in 1994 of $20.5 million, net of related income taxes of $8 million.

In the third quarter of 1993 the Company recorded an extraordinary gain of $0.9 million, net of related income taxes of $0.5 million, to adjust an estimated extraordinary loss previously recorded in 1992 on a partial prepayment of the Trust Bonds.

CUMULATIVE EFFECT OF ACCOUNTING CHANGE

Effective January 1, 1993, the Company adopted Statement of Financial Accounting Standards No. 112, "Employers' Accounting for Postemployment Benefits" ("SFAS No. 112"). As a result, the Company recognized an accumulated postemployment benefit obligation of $13.9 million, net of income taxes of $8.6 million. See Note 24 to the Consolidated Financial Statements.

EARNINGS PER COMMON SHARE

Primary and fully diluted earnings per common share for 1994 were $0.10 compared with the primary and fully diluted earnings per common share of $0.21 for 1993. The extraordinary net gain (loss) from the early extinguishments of debt described above decreased primary and fully diluted earnings per common share by $0.23 in 1994 and increased primary and fully diluted earnings per common share by $0.01 in 1993. In addition, the net charge to recognize the cumulative effect of the adoption of SFAS No. 112 in 1993 reduced primary and fully diluted earnings per common share by $0.11.

Earnings per common share amounts are calculated after deducting preference stock dividends/accretion on the Cumulative Preference Stock, Series B.

1993 VS 1992
------------

RIVERWOOD RESULTS OF OPERATIONS BY SEGMENT

Riverwood reported its results of operations in its 1994 Annual Report substantially as presented below.

NET SALES

Net sales increased in 1993 by $2.1 million, or 0.2 percent, compared with 1992 due to an increase in sales in the Containerboard segment resulting from the Macon mill acquisition in mid-1992 and an increase in sales in the U.S. Timberlands/Wood Products segment, offset by lower net sales in the Coated Board System segment. Net sales in the

  MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
                                  OPERATIONS

                    Manville Corporation 1994 Annual Report


Coated Board System segment decreased by $53.9 million, or 6.7 percent, in 1993. The effect of stronger U.S. dollar currency exchange rates in 1993 compared with 1992 resulted in approximately $41 million lower reported U.S. dollar net sales from international operations. Net sales of paperboard used in folding carton applications decreased due to weak worldwide demand, while worldwide net sales of beverage cartons increased in 1993 compared with 1992 due mainly to volume increases. Net sales of beverage cartons sold in North America increased 11.3 percent in 1993. Net sales increased $35.7 million, or
16.9 percent, in the Containerboard segment principally due to the acquisition of the Macon mill on July 1, 1992, which reported Containerboard segment net sales of $97.7 million in 1993 compared with $57.5 million for the six months of 1992. This increase in Containerboard net sales was primarily due to increased volume but was partially offset by a decrease in worldwide linerboard prices. Additionally, volume growth in Brazil was offset by lower prices of medium sold in the United States. Net sales in the U. S. Timberlands/Wood Products segment increased by $21 million, or 16.7 percent, as a result of increases in selling prices of lumber and plywood related primarily to a stronger housing market and a decrease in supply of lumber and plywood.

GROSS PROFIT

Gross profit for 1993 decreased $38.1 million, or 14.7 percent, from 1992. The gross profit margin decreased to 19.7 percent for 1993 from 23.2 percent in 1992 principally as a result of lower containerboard prices and a decline in the Coated Board System segment's gross profit margin, offset in part by an increase in the U.S. Timberlands/Wood Products segment's gross profit margin. Without the results of the Macon mill, Riverwood's gross margin would have been 24 percent in 1993 and 24.8 percent in 1992. The Coated Board System segment's gross profit margin decreased primarily due to weak markets worldwide for both folding cartons and folding carton board in 1993 compared with 1992. Lower prices in worldwide linerboard markets during 1993 adversely affected the gross profit margin of the Containerboard segment. The U.S. Timberlands/Wood Products segment reported improved margins as a result of improved selling prices. Fluctuations in U.S. dollar currency exchange rates did not have a significant impact on the gross profit of Riverwood or any of its business segments.

Total board mill shipments, including shipments to Riverwood's integrated converting plants, for the years ended December 31 were as follows:

                                             (In thousands of tons)
                                           ------------------------
                                              1993             1992
                                           -------         --------
 Coated Board                                765.3            755.8
 Containerboard                              950.5            716.6
                                           -------          -------
                                           1,715.8          1,472.4
                                           =======          =======

OPERATING EXPENSES

Selling, general and administrative expenses increased $17.1 million, or 15.7 percent, in 1993 compared with 1992, and as a percent of net sales, increased by 1.5 percentage points to 11.2 percent. The increase was due principally to expenses associated with additional infrastructure established to support packaging machinery operations and the expansion into worldwide multiple packaging markets, as well as the full-year impact of selling and administrative expenses of the Macon mill acquired on July 1, 1992. Research, development and engineering expenses increased by $3 million, or 51.9 percent, primarily due to a higher level of packaging machinery engineering costs associated with expanding packaging machinery operations. Fluctuations in U.S. dollar currency exchange rates did not have a significant impact on operating expenses.

RESTRUCTURING OF OPERATIONS

The restructuring of operations loss, net, of $8 million reported in the fourth quarter of 1993 included a $25 million pretax charge for the writedown of assets and provisions for severance, relocation and related costs of restructuring and

  MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
                                  OPERATIONS

                    Manville Corporation 1994 Annual Report


consolidating certain operations and infrastructure levels. For 1993 business segment reporting purposes, of the $25 million restructuring charge, $18 million, $0.3 million and $0.4 million, were included in the Coated Board System, Containerboard and U.S. Timberlands/Wood Products business segments, respectively, with the remainder included in Riverwood's Corporate and Eliminations section of income from operations. Through December 31, 1993, approximately $4.7 million had been charged against the restructuring reserve, of which approximately $3.7 million related to cash expenditures. Approximately $2.1 million of the total charges to the reserve related to the Coated Board System business segment, and the remainder were of a corporate nature.

The 1993 restructuring charge was partially offset by a $17 million pretax gain on the sale and assignment, for cash, of approximately 60,000 acres of nonstrategic timberlands located in Louisiana and Texas. The $17 million pretax gain was included in the U.S. Timberlands/Wood Products business segment.

OTHER INCOME (LOSS), NET

Other income, net, increased $3.5 million to $4.9 million in 1993 from $1.4 million in 1992. The change is primarily a result of $2.5 million in gains recognized in 1993 on final purchase price settlements of previous acquisitions.

INCOME FROM OPERATIONS

Income from operations in 1993 decreased by $62.6 million, or 42.8 percent, compared with 1992. Excluding the restructuring of operations loss, net, of $8 million in 1993, income from operations in 1993 decreased by $54.6 million, or
37.4 percent, compared with 1992, as operating margins declined to 8.2 percent from 13.1 percent of net sales. The operating income of the Containerboard segment declined by $40.9 million due principally to weak containerboard prices worldwide. In addition, income from operations of the Brazilian operations declined by 16.4 percent from 1992. The Coated Board System segment's income from operations decreased by $44.6 million. Excluding the $18 million of restructuring charges included in this segment in 1993, the decrease in this segment's operating earnings of $26.6 million resulted primarily from higher marketing and packaging machinery product development expenditures, weak worldwide folding carton markets and price declines resulting from new capacity additions of competing paperboard grades for folding carton markets. Partially offsetting these Coated Board System decreases was an increase in volume, improved sales mix and favorable fixed cost variances for beverage carton products. Income from operations in the U.S. Timberlands/Wood Products segment increased by $33 million. Excluding the $17 million pretax gain on the sale and assignment of certain nonstrategic timberlands included in this segment in 1993, income from operations increased by $16 million due to higher selling prices for lumber and plywood products. Fluctuations in U.S. dollar currency exchange rates did not have a significant impact on the income from operations of Riverwood or any of its business segments.

SCHULLER RESULTS OF OPERATIONS BY SEGMENT

Schuller reported its results of operations in a prior public filing substantially as presented below.

NET SALES

Net sales for the year ended December 31, 1993 increased $70.4 million, or 6.4 percent, from $1.1 billion in 1992 to $1.2 billion in 1993. The Building Products segment's 1993 net sales increased $56.9 million, or 9.3 percent, over 1992 due to higher volume associated with improvements in the residential construction market, increased roofing activity and improved pricing during the period, particularly in the building insulation business. Net sales reported for the Engineered Products segment increased $15 million, or 2.9 percent, in 1993 compared with 1992 due to improvements in both the price and volume

  MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
                                  OPERATIONS

                    Manville Corporation 1994 Annual Report


of fiber and roofing mat sold as the result of increased U.S. construction activity during 1993, offset in part by weakness in European construction markets.

GROSS PROFIT

Gross profit margin for the year ended December 31, 1993 increased to 22.1 percent from 19.7 percent in 1992. Gross profit in 1993 increased $41.9 million, or 19.5 percent, compared with 1992. The 1993 increase in gross profit was primarily attributable to improvements in manufacturing efficiencies, increased sales volume and, to a lesser extent, improved selling prices. Gross profit was also increased by $4 million due to the reversal of a special reserve for an unscheduled rebuild of a component of a glass furnace that was no longer required due to continued performance of the furnace, and $2.4 million for a dismantled furnace.

OPERATING EXPENSES

Operating expenses increased slightly in 1993 compared with 1992. Combined, these expenses decreased as a percent of net sales to 12.8 percent in 1993 from
13.6 percent in 1992.

RESTRUCTURING OF OPERATIONS

During 1993, Schuller initiated restructuring programs resulting in charges totaling $30.1 million for the year as explained below.

During the second quarter of 1993, Schuller recorded a restructuring loss of approximately $3.2 million principally for the settlement of litigation related to a former business for which a previous estimate had not been reasonably possible.

During the fourth quarter of 1993, Schuller made the decision to exit its residential roofing business and recorded a provision of $6.7 million, which included $1.6 million for the separation of approximately 75 employees, $2.4 million for the writedown of assets and $2.7 million for other related costs.

In 1993, Schuller adopted a program for the separation of approximately 125 salaried employees, principally in its mats and reinforcements business in the Engineered Products segment, and accordingly recorded a $6.6 million charge for such costs in addition to a $0.9 million charge for the separation of certain salaried employees in the Building Products segment. This program was precipitated by U.S. competitive pressures and weak European construction markets.

Restructuring of operations in 1993 also included a $12.7 million charge related to Schuller's former phenolic roofing insulation business, which consisted of: $15.6 million for estimated sampling, inspection and remediation expenses; $2.5 million for estimated legal costs; $1 million for administration of the sampling and inspection program; and $0.6 million for the writedown of equipment, offset by $7 million of expected insurance recoveries. The accrual for sampling, inspection, remediation and administration costs reflected Schuller's decision to continue this voluntary program and was based on information available at that time, including Schuller's previous experience in sampling, inspection and remediating roofs with phenolic insulation. The accrual for legal costs reflected Schuller's decision to commence litigation after initial attempts to negotiate settlements with the former owner of the business and Schuller's insurance carrier failed. For additional information, see Note 13 to the Consolidated Financial Statements.

Schuller recorded a net restructuring gain of approximately $2 million in 1992 which included:

A gain of $4.7 million on the settlement of an environmental liability related to a business in the Engineered Products segment.

An adjustment of $2.5 million to reduce previously established separation reserves, of which approximately $2 million related to the Building Products segment and the remainder related to the Engineered Products segment. These separation reserves were no longer considered necessary as Schuller completed restructuring programs during 1992 that were initiated in previous years.

  MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
                                  OPERATIONS

                    Manville Corporation 1994 Annual Report


A $2 million gain on the sale of Schuller's 50 percent interest in a joint venture not related to its core businesses.

A $7.8 million charge related to Schuller's former phenolic insulation business in the Building Products segment. This charge included a $3.3 million loss on the sale of phenolic-related assets, not previously anticipated due to a change in market conditions. Schuller also recorded a $2.5 million charge for legal costs, which arose as a result of Schuller's claims against the former owner of the business and Schuller's insurer. Prior to 1992, it was not expected that Schuller's insurer would deny coverage of Schuller's claim and Schuller had not identified that it had a potential claim against the previous owner of the business. In addition, Schuller recorded a $2 million adjustment to increase reserves previously established for Schuller's voluntary sampling, inspection and remediation program. This increase to the reserves reflected Schuller's decision to continue this voluntary program and was based on information obtained as a result of sampling, inspection and remediation performed in 1991.

Schuller's restructuring reserves at December 31, 1991 primarily related to separations for a cost reduction program, costs associated with Schuller's decision to exit its unprofitable phenolic insulation business and additional costs related to the consolidation of operations and restructuring of administrative functions.

The following table sets forth the activity in Schuller's restructuring reserves for the years ended December 31:

                                                                                       (In thousands of dollars)
                                               -----------------------------------------------------------------
                                                  Employee
                                               Separations           Phenolic            Other             Total
                                               -----------           --------          -------          --------
BALANCES AT DECEMBER 31, 1991                      $15,389            $ 7,538          $20,145          $ 43,072
Restructuring of Operations (Gain) Loss             (2,514)             7,764           (7,283)           (2,033)
Cash Payments                                       (7,131)            (5,990)          (1,222)          (14,343)
Writedown of Assets                                                    (3,245)                            (3,245)
                                                   -------            -------          -------          --------
BALANCES AT DECEMBER 31, 1992                        5,744              6,067           11,640            23,451
Restructuring of Operations Loss                     9,167             12,707            8,242            30,116
Cash Payments                                       (8,395)            (6,280)          (6,898)          (21,573)
Writedown of Assets                                                      (601)          (2,420)           (3,021)
Insurance Receivable                                                    7,000                              7,000
                                                   -------            -------          -------          --------
BALANCES AT DECEMBER 31, 1993                      $ 6,516            $18,893          $10,564          $ 35,973
                                                   =======            =======          =======          ========

OTHER INCOME (LOSS), NET

Other loss, net, increased $10.4 million from $1 million in 1992 to $11.4 million in 1993. The loss reported in 1992 was net of gains totaling approximately $7.5 million recognized on the sale of fixed assets used in the manufacturing process.

INCOME FROM OPERATIONS

Income from operations decreased $1.5 million, or 2.2 percent, from $67.5 million in 1992 to $66 million in 1993, primarily due to restructuring charges recorded in 1993, partially offset by increased sales volume, improvements in manufacturing efficiencies and improved selling prices.

TOTAL COMPANY RESULTS

In summary, total Company net sales improved $72.5 million, or three percent, in 1993 over 1992 due to increases at both Riverwood and Schuller. Income from operations decreased $66.3 million, or 33 percent, in 1993 primarily due to declines in Riverwood's Coated Board System and Containerboard segments.

In addition to Riverwood's and Schuller's restructuring charges previously discussed, approximately $2.4 million of other restructuring charges in the Manville holding company for 1993

  MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
                                  OPERATIONS

                    Manville Corporation 1994 Annual Report


primarily related to cash expenses associated with former business operations and a loss on the sale of an oil and gas property.

The Manville holding company restructuring charges of $1.3 million in 1992 included the sale of certain oil and gas properties at a loss of $7 million and the sale of an investment in a joint venture at a gain of $5.7 million.

NONOPERATING INCOME AND EXPENSES

Compared with 1992, interest income in 1993 increased by $9.6 million, due primarily to $13 million of interest income received on the income tax refund described below, partially offset by lower interest rates and lower average cash balances in 1993. Interest expense in 1993 increased by $13.9 million, or 11 percent, which represented interest expense incurred on Riverwood's public debt issued during the third quarter of 1993 and the second quarter of 1992 and on debt assumed in connection with Riverwood's acquisition of the Macon mill. Partially offsetting these increases were higher levels of capitalized interest in 1993 and lower interest expense due to a prepayment of a portion of the Trust Bonds in 1993.

In 1993, the Company recorded $13 million of profit sharing expense which was paid in 1994 to the PI Trust as required in connection with the Plan. Profit sharing expense for 1992 totaled $12.1 million and was paid in 1993.

INCOME TAXES

The 1993 income tax benefit of $54.7 million includes the effect of a number of unusual items that are described more fully below.

For income tax purposes, the Company is entitled to a tax benefit on the amount of certain payments made to the PI Trust, including common stock dividends, in the years in which amounts from such payments are transferred to a specific settlement fund within the PI Trust or paid to claimants. For financial reporting purposes, the Company records a tax benefit on the amount of common dividends paid to the PI Trust at the time the dividends are paid.

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

In addition, during the first half of 1993, the Company received a U.S. income tax refund of $32.1 million due to a retroactive change in U.S. income tax regulations, which was recorded in 1993 as a reduction to income tax expense of $18.7 million and an increase to interest income of $13.4 million. U.S. and foreign tax rate changes also provided the Company a $20 million tax benefit in 1993.

Exclusive of the unusual items above, the 1993 tax rate on income from continuing operations was 169 percent. This rate is substantially higher than the U.S. federal statutory tax rate principally due to taxes on earnings derived from overseas operations and taxes on expected repatriations of undistributed foreign earnings, neither of which was totally offset by tax benefits from losses in the United States.

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

                    Manville Corporation 1994 Annual Report


MINORITY INTEREST IN CONSOLIDATED SUBSIDIARY

On June 24, 1992, Riverwood completed an initial public offering of 12.1 million shares, or 19.5 percent, of its common stock. The Manville holding company purchased approximately 3.4 million additional shares of Riverwood's common stock at a price of $14.50 per share in September 1993. This increased the Manville holding company's ownership percentage of Riverwood to approximately 81.5 percent from 80.5 percent. The Manville holding company has maintained at least an 80 percent ownership interest in Riverwood in order to preserve the consolidated tax entity and take advantage of existing tax benefits.

EXTRAORDINARY GAIN (LOSS) ON EARLY EXTINGUISHMENT OF DEBT

Pursuant to a bond prepayment agreement, on August 25, 1993, the Company made a prepayment on the Trust Bonds. The prepayment consisted of $150 million of cash, net of certain costs, and the assignment to the PI Trust of $100 million, plus accrued interest, of outstanding Riverwood notes held by the Manville holding company. An extraordinary gain of $0.9 million, net of related income taxes of $0.5 million, was recorded in August 1993 to adjust the estimated extraordinary loss previously recorded in 1992. In 1992, the Company recorded an estimated extraordinary loss of $11.5 million, net of related income tax benefit of $5.9 million, in anticipation of the prepayment and exchange of a portion of the Trust Bonds.

CUMULATIVE EFFECT OF ACCOUNTING CHANGE

Effective January 1, 1993, the Company adopted Statement of Financial Accounting Standards No. 112, "Employers' Accounting for Postemployment Benefits" ("SFAS No. 112"). The Company recognized an accumulated postemployment benefit obligation of $13.9 million, net of income taxes of $8.6 million. See Note 24 to the Consolidated Financial Statements.

EARNINGS PER COMMON SHARE

Primary and fully diluted earnings per common share for 1993 were $0.21 as compared with the primary and fully diluted earnings per common share of $0.13 for 1992. The net charge to recognize the cumulative effect of the adoption of SFAS No. 112 in 1993 reduced primary and fully diluted earnings per common share by $0.11. In addition, the extraordinary net gain from the early extinguishment of debt increased primary and fully diluted earnings per common share by $0.01 in 1993 and the extraordinary net loss from the early extinguishment of debt reduced primary and fully diluted earnings per common share by $0.09 in 1992.

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

LIQUIDITY AND CAPITAL RESOURCES
-------------------------------

The Company broadly defines liquidity as its ability to generate sufficient cash flow to satisfy operating requirements, fund capital expenditures and meet its existing obligations and commitments. In addition, liquidity includes the ability to obtain appropriate debt and equity financing and to convert

  MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
                                  OPERATIONS

                    Manville Corporation 1994 Annual Report


into cash those assets that are no longer required to meet existing strategic and financial objectives. Therefore, liquidity should not be considered separately from capital resources, which consist of current or potentially available funds for use in achieving long-range business objectives and meeting debt service commitments. Additionally, the Company's relationship with the PI Trust should be considered in analyzing liquidity.

As a result of the Riverwood public and private debt and equity offerings commencing in 1992 and issuance of Schuller Senior Notes (defined on page 25) in 1994, the Manville holding company no longer has unrestricted access to cash flows generated by Riverwood and Schuller. As of December 31, 1994, the maximum amounts available for dividends to be paid by Riverwood and Schuller under their most restrictive debt covenants were approximately $31 million and $115 million, respectively. In addition, certain of the Company's subsidiaries may be restricted in the amount of dividends that can be repatriated due to governmental regulations, economic conditions or provisions contained in financing and other agreements. The Manville holding company's ability to generate sufficient cash in 1995 and beyond is dependent upon funds generated from tax sharing agreements with Riverwood and Schuller, dividends declared by Riverwood and Schuller, asset dispositions, and capital raised through external sources, in addition to available cash at December 31, 1994.

Tax sharing agreements between the Manville holding company and Riverwood and Schuller provide that their U.S. federal and state income taxes be calculated as if they were independent entities and that such tax amounts be remitted to the Manville holding company. The Company is able to apply its tax benefits to reduce the consolidated domestic tax obligations, allowing the Manville holding company to retain a large portion of the cash paid by Riverwood and Schuller. The Manville holding company has maintained at least an 80 percent ownership interest in Riverwood and Schuller in order to preserve the consolidated tax entity and utilize existing tax benefits. Payments made to the Manville holding company by Riverwood and Schuller for 1994 U.S. federal taxes totaled approximately $5 million and $32 million, respectively.

Riverwood paid quarterly cash dividends of $0.04 per share on its common stock during 1994 and 1993. As a result, the Manville holding company received approximately $8.5 million in dividends from Riverwood in both 1994 and 1993. Riverwood currently intends to continue paying quarterly dividends of $0.04 per share on its common stock subject to a number of conditions, including declaration by Riverwood's Board of Directors and compliance with covenants in debt instruments and other agreements.

The Company's agreements with its lenders and other agreements with the PI Trust and PD Trust (defined on page 29) contain a number of financial and general covenants. These include, among other things, limitations on asset dispositions; restrictions on borrowings, investments, stock issuances and repurchases, dividends and other distributions; and restrictions on the movement of cash from Riverwood and Schuller to the Manville holding company. For example, the agreements governing Riverwood's senior indebtedness prohibit, with certain exceptions, including but not limited to approximately $179 million of revolving credit facilities, additional indebtedness unless Riverwood's pro forma consolidated interest coverage ratio is greater than 2 to 1 until April 1995, at which time the consolidated interest coverage ratio test increases to 2.25 to 1. As of December 31, 1994, Riverwood's pro forma consolidated interest coverage ratio was greater than 2.25 to 1. The indenture for the Schuller Senior Notes requires that, with certain exceptions, additional indebtedness may be incurred only if, after

  MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
                                  OPERATIONS

                    Manville Corporation 1994 Annual Report


giving effect to the incurrence thereof, Schuller's pro forma consolidated interest coverage ratio is greater than 2.25 to 1 until October 1996, at which time the pro forma consolidated interest coverage ratio test increases to 2.5 to 1. As of December 31, 1994, Schuller's pro forma interest coverage ratio was greater than 2.5 to 1. Noncompliance with these or other covenants, or the occurrence of any other event of default, could result in the termination of existing agreements or the accelerated payment of substantially all currently outstanding debt or other obligations.

Overall, the Company's debt increased during 1994 by $85.3 million, principally as a result of the Company's third quarter 1994 refinancings.

In the third quarter of 1994, Riverwood completed a public offering of $100 million face value of 10.375 percent 10-year Senior Subordinated Notes due 2004 and entered into a bank credit facility that provides for borrowings of up to $125 million at an initial variable interest rate equal to 1.875 percent over the London Interbank Offer Rate ("LIBOR"). The bank credit facility provides for borrowings on a revolving basis through June 1996, whereupon it converts to a term loan facility with principal installments payable from 1998 through 2000. Upon obtaining this financing, Riverwood borrowed $100 million under the bank credit facility and used such amount together with the proceeds of the Senior Subordinated Notes to prepay approximately $179 million principal of notes payable to insurance companies and banks, to pay approximately $3 million of related accrued interest and to pay expenses of the refinancing. This early retirement of debt resulted in an extraordinary charge to net earnings of approximately $7.9 million, net of income taxes of approximately $5 million in the third quarter of 1994. Borrowings under the bank credit facility are collateralized by all of the fixed assets of the Macon mill which were previously collateral for the notes repaid. At December 31, 1994, such borrowings were $105 million, of which $43 million were paid in January 1995 with a portion of the proceeds from the sale of part of Riverwood's Brazilian operations.

In September 1994, Manville prepaid $343 million of the Trust Bonds, including accrued interest, to the PI Trust with $379 million aggregate principal amount of 10.375 percent Schuller Senior Notes due 2004. The transaction resulted in an extraordinary loss on the early extinguishment of debt of $26.8 million, net of related income taxes of $11.4 million. The transaction also resulted in the termination of the bond prepayment agreement between Manville and the PI Trust which eliminated certain financial covenants applicable to the Company. In the fourth quarter of 1994 the extraordinary loss on the Trust Bonds was reduced by $6.3 million, net of related income taxes of $3.4 million. This reduction was due to an adjustment in the interest rate on the Schuller Senior Notes to
10.875 percent (as so adjusted, the "Schuller Senior Notes") finalized in the fourth quarter in accordance with the agreement related to the prepayment. This resulted in a total extraordinary loss in 1994 on the Trust Bonds prepayment of $20.5 million, net of related income taxes of $8 million. The PI Trust subsequently sold its Schuller Senior Notes in the public markets. In conjunction with the PI Trust's public offering, Manville also sold its Schuller Senior Notes in the public markets, resulting in a total sale of $400 million of Schuller Senior Notes.

The Company's remaining bond obligation to the PI Trust may be prepaid at the PI Trust's option, exercisable at any time on or prior to April 1, 1995. The prepayment would be based on the discount rate used in the 1994 Trust Bond prepayment and would result in approximately a $3.5 million pretax extraordinary loss on the early extinguishment of the remaining Trust Bond.

  MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
                                  OPERATIONS

                    Manville Corporation 1994 Annual Report


At December 31, 1994, Riverwood and its U.S. and international subsidiaries had approximately $204 million in revolving credit facilities, of which approximately $73.6 million were available for borrowing. In addition, Riverwood has arrangements with certain international banks for discounting receivables. As of December 31, 1994, approximately $1.6 million of overseas receivables were discounted. As part of its revolving credit facilities, Riverwood has a $50 million U.S. credit facility with banks to be used for working capital purposes through December 1995. This facility is collateralized by certain U.S. inventories and receivables. As of December 31, 1994, $15 million had been borrowed under this facility. In January 1995, Riverwood used a portion of the sales proceeds from the partial sale of Riverwood's Brazilian operations to repay $58 million of borrowings that were outstanding under Riverwood's revolving credit facilities at December 31, 1994, including the $15 million borrowing under the U.S. credit facility.

At December 31, 1994, Schuller had a $100 million receivables sale facility ("the Receivables Facility") available for its domestic short-term working capital requirements. There have been no borrowings under the Receivables Facility through December 31, 1994. In addition, Schuller's foreign subsidiaries had working capital facilities totaling $65 million available for borrowing at December 31, 1994.

The Manville holding company had no credit facilities as of December 31, 1994. However, as of December 31, 1994 the Manville holding company had $122.9 million of cash and marketable securities and had a total of $37.6 million of intercompany notes receivable from Riverwood and Schuller. The Manville holding company has no debt or other agreements that place significant restrictions on its or its operating subsidiaries' ability to incur additional indebtedness.

Cash flow provided by operating activities during 1994 was $296.3 million, of which $117.5 million was generated by Riverwood and $142.3 million was generated by Schuller. Cash and marketable securities increased by $114.2 million in 1994, primarily as a result of cash generated from operations and proceeds from the sale of assets, including Riverwood's sale of just under 50 percent of its Brazilian operations for approximately $100 million and the Company's sale of a portion of its equity investment in Stillwater for $25.5 million. Riverwood also entered into a financing agreement structured as a sale and leaseback transaction. Under terms of the agreement, Riverwood received sales proceeds of $25 million. The assets sold have been leased back by Riverwood under a one-year operating lease, which allows for four one-year renewals for a maximum term of five years. In addition, the Company received approximately $22 million from the public sale of its Schuller notes. Partially offsetting these increases were cash used for capital expenditures, primarily related to Riverwood's coated board capacity expansion project, and dividends on the Company's Preference Stock.

Riverwood's ability to generate cash in 1995 and beyond is dependent upon funds generated from operations, including the flow of funds from subsidiaries. Funds from operations are dependent, in part, upon Riverwood's ability to successfully produce and market the additional coated board capacity from its Macon, Georgia mill at prices satisfactory to Riverwood, and Riverwood's ability to continue to implement its reengineering and cost reduction programs. Schuller's cash flows from operating activities are primarily influenced by sales volume, sales pricing, manufacturing efficiencies and cost reduction programs. Sales volume and sales pricing for Schuller's building products have historically experienced cyclicality due to macroeconomic factors affecting residential and commercial construction markets. Although 1995 U.S. housing starts are expected to decline slightly, energy conservation trends, repair and remodel activity

  MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
                                  OPERATIONS

                    Manville Corporation 1994 Annual Report


and growing commercial activity are expected to offset the effects of such decline. Due to their specific market niches, some of Schuller's engineered products, particularly filtration and specialty products are less sensitive to business cycles and experience relatively stable demand and pricing. However, other engineered products are affected by fluctuations in industrial production. During 1994 most of Schuller's businesses benefited from higher sales volume while Schuller's building insulation and mats and reinforcements also benefited from higher pricing.

The Company had net working capital of $351.2 million, including cash and marketable securities of $342.3 million, at December 31, 1994. Total cash and marketable securities located outside of the United States and Canada were approximately $33.2 million. Approximately $120.3 million of cash and marketable securities are held by Riverwood and $99.1 million are held by Schuller.

In 1994, the Company used approximately $327.2 million of cash for capital expenditures, which included approximately $23.6 million of capitalized interest and $20.8 million for an acquisition of an existing business. During 1994, Riverwood completed the conversion of one of the two linerboard machines at the Macon mill to coated board production. In addition to the Macon mill expansion, other capital expenditures incurred by Riverwood in 1994 included the cost of packaging machinery placements, projects that will add worldwide press and converting capacity, and costs for environmental compliance. With the Macon mill paper machine conversion completed in 1994, Riverwood does not expect to capitalize interest in 1995 at the same level experienced during 1994. As of December 31, 1994, outstanding commitments relating to Riverwood's capital projects totaled approximately $7 million, which will be funded with operating cash flow, existing cash and marketable securities balances and available credit facilities.

Schuller is currently operating its fiberglass production facilities at or near their capacity limits due to recently improved economic conditions, new product introductions and share gains in certain of its businesses. Management currently plans to increase capacity incrementally through technology and productivity innovation and capital programs designed to increase the output of existing plant facilities with minimal fixed cost growth. As of December 31, 1994, outstanding purchase commitments relating to Schuller's capital projects totaled approximately $23 million.

In total, Manville's 1995 capital expenditures are expected to be approximately $265 million to $295 million, exclusive of capitalized interest. Included in Manville's total 1995 expected capital expenditures are approximately $165 million to $185 million of capital expenditures related to Riverwood and approximately $100 million of capital expenditures related to Schuller.

Dividends on Manville's Cumulative Preference Stock, Series B, began being paid quarterly in 1994 at an annual rate of $2.70 per share, but are payable only as and when declared by Manville's Board of Directors after other funding requirements under the Plan have been met. Manville paid cash dividends totaling $22.8 million, or $2.475 per share, during 1994 to Cumulative Preference Stock, Series B, stockholders. In February 1995, the Company declared a dividend on its Cumulative Preference Stock, Series B, totaling $6.2 million, or $0.675 per share, payable March 1, 1995 to stockholders of record on February 20, 1995.

At December 31, 1994, Schuller has $9.1 million accrued for sampling, inspection, remediation and legal costs related to roof deck damage caused by Schuller's phenolic roofing insulation. During 1995, Schuller expects to pay approximately $4 million to $6 million for sampling, inspection, remediation and legal costs related to its former phenolic roofing insulation business exclusive of legal costs related to Schuller's claims against Beazer East, Inc. See Note 13 to the Consolidated Financial Statements.

  MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
                                  OPERATIONS

                    Manville Corporation 1994 Annual Report


Schuller's program for the reduction of salaried employees was substantially complete at December 31, 1994 and the remaining reserve for separations of $1.4 million will be paid in cash through the first half of 1995. Other Schuller restructuring reserves of $5.9 million at December 31, 1994 related primarily to product warranties for previously discontinued product lines and to Schuller's exit of its residential roofing business. Reserves related to product warranties for previously discontinued product lines will be paid out in cash over the remaining warranty period, generally 15 to 20 years. Reserves related to Schuller's exit of its residential roofing business are expected to be paid out in cash during 1995.

The Company is engaged in environmental remediation projects for properties currently owned or operated by the Company and properties divested by the Company for which responsibility was retained for preexisting conditions. In addition, the Company has been identified as a potentially responsible party at a number of non-Company owned or operated sites under the federal Comprehensive Environmental Response, Compensation and Liability Act or similar state legislation, and as such could be jointly and severally liable for the costs of remediating these sites. The Company's actual final costs in some instances cannot be estimated until the remediation process is substantially completed. During 1994 and 1993, the Company paid approximately $6 million and $2 million, respectively, for environmental cleanup, almost entirely for properties owned by the Company, and had reserves totaling approximately $33 million for environmental remediation costs at December 31, 1994. The Company expects the cash outlays related to these reserves to be made over the next 15 years.

Environmental law is dynamic, and as a result, costs that are unforeseeable at this time may be incurred when new laws are enacted, and/or the environmental agencies promulgate or revise regulations in furtherance of such legislation. In response to the implementation of 1990 amendments to the federal Clean Air Act and requirements of various state air emissions regulations, the Company will be obligated to monitor and reduce air emissions at its manufacturing sites. The regulations will likely require capital expenditures in the years 1995 to 2001, with most of the expenditures occurring in the latter part of that time frame. Because many of the anticipated regulations have not yet been proposed, neither the costs nor timing of compliance can be reasonably estimated at this time. In addition, the federal Environmental Protection Agency has issued new proposed regulations for the pulp and paper industry (the "Proposed Regulations"). It is expected that the earliest time for industry compliance with the Proposed Regulations should not be prior to the first quarter of 2000. At this time, Riverwood estimates capital spending that may be required to comply with the Proposed Regulations could be between $20 million and $40 million to be spent over a three-year period beginning in 1997.

The Company periodically reviews and, as appropriate, revises its environmental accruals. Based on current information and regulatory requirements, the Company believes that to the extent additional costs may be incurred that might exceed the accrued amounts, such amounts are not expected to have a material adverse effect on the Company's financial condition, liquidity or results of operations.

The Company believes that with its current cash position and existing credit facilities, cash generated from operations, its access to private and public capital markets, and proceeds from the sale of nonstrategic assets, it can adequately fund normal debt service requirements, its planned capital spending programs, environmental compliance and its other commitments.

  MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
                                  OPERATIONS

                    Manville Corporation 1994 Annual Report


PROFIT SHARING OBLIGATION

Beginning in 1992, the Company became obligated under the Plan to pay annually to the PI Trust 20 percent of net earnings (adjusted as specified in the definition of "Profits" in the Amended and Restated Supplemental Agreement between the PI Trust and Manville Corporation). Payments are due each year based on the prior year's net earnings. The profit sharing right of the PI Trust is a right to annual payments if and when the Company has income and is not a right or lien against the assets of the Company. The amount of the profit sharing becomes probable and reasonably estimable only when the Company has earnings. The profit sharing obligation is a period cost based on actual results of the period in which earned. The profit sharing obligation will continue for as long as the PI Trust is in existence and any asbestos personal injury claims filed against the PI Trust remain unpaid. After termination of the PI Trust, an independent profit sharing obligation on the same terms arises in favor of the Manville Property Damage Settlement Trust (the "PD Trust"). Based upon a review of the existing and potential claims facing the two trusts, the Company believes that the profit sharing, for all practical purposes, will be payable in perpetuity unless the Company and the trusts agree to a restructuring or modification of the profit sharing obligation at some future date. This conclusion is supported by decisions of the United States District Courts for the Southern and Eastern Districts of New York which have concluded that the PI Trust's assets are "grossly inadequate" to pay existing and potential claims. During 1994, the Company recorded $18.3 million of profit sharing expense to be paid in 1995, as required by the Plan.

RELATIONSHIP OF MANVILLE TO THE PERSONAL INJURY TRUST

The PI Trust owns approximately 78 percent of Manville's Common Stock. The PI Trust is an irrevocable trust formed under the laws of the State of New York, pursuant to a trust agreement dated as of November 28, 1988, as amended (the "Trust Agreement"), to implement certain portions of the Plan, in particular, those relating to the settlement of asbestos health claims against Manville and certain of its affiliates. As the owner of approximately 78 percent of Manville's Common Stock, the PI Trust has effective voting control over the Company, including the power to nominate and elect Manville directors as the trustees of the PI Trust determine. Three trustees of the PI Trust currently serve as members of Manville's Board of Directors.

In furtherance of its purposes under the Trust Agreement of enhancing and preserving its trust estate and providing compensation to bona fide asbestos health claimants, the PI Trust has an interest in maximizing the value of, and at times increasing the liquidity of, its investment in the Company. The PI Trust may from time to time consider and discuss with management various means by which the Company might seek to maximize stockholder value and enhance stockholder liquidity. The Company conducts all negotiations with the PI Trust on an arm's-length basis, with both parties being represented by their own legal and financial advisors. Significant transactions with the PI Trust are reviewed by the Board of Directors, after consultation with appropriate external advisors and experts, to determine that the transactions are fair. In addition, the Audit Committee of the Board of Directors reviews the accounting treatment for such transactions.

  MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
                                  OPERATIONS

                    Manville Corporation 1994 Annual Report


REVERSAL OF DIVIDENDS ACCRUED NOT DECLARED

At December 31, 1993, $102.9 million of Common Stock Dividends Accrued Not Declared were reflected in the consolidated balance sheet. These special dividends were previously accrued based upon a refinancing arrangement that had been negotiated between the Company and the PI Trust, but that terminated in accordance with its terms in August 1993. In the third quarter of 1994, when it became apparent that the refinancing arrangement would not be renewed, the Common Stock Dividends Accrued Not Declared were reversed. The consolidated balance sheet also reflected Cumulative Preference Stock Dividends Accrued Not Declared of $72.7 million at December 31, 1993, as part of the accounting for the Common Stock dividend accrual. The Cumulative Preference Stock Dividends Accrued Not Declared were also reversed in the third quarter of 1994. Future dividends, if any, will be paid at the discretion of the Company's Board of Directors.

IMPACT OF INFLATION

In the United States, where the inflation rate has averaged approximately three percent in each of the last three years, 1994 U.S. net sales were $2 billion, or approximately 78 percent of the Company's total net sales. Although inflation is not a significant factor domestically, the Company takes steps to maintain its profit margins through implementation of cost reduction and productivity improvement programs and timely price increases within the constraints of highly competitive markets. In addition, the Company's use of the LIFO method of accounting for substantially all domestic inventories results in reporting the costs of products sold at approximately current cost.

In foreign countries where the Company has manufacturing facilities, the weighted average inflation rate was approximately three percent for both Europe and Australia, while the inflation rate in Brazil averaged approximately 40 percent per month during the first half of the year and less than five percent per month during the second half after the Brazilian government initiated an economic stabilization program. Net sales from the overseas locations during 1994 amounted to $594.1 million, or approximately 23 percent, of the Company's total net sales, including $161 million of sales from Brazilian operations. Operations in Brazil are maintained in a highly inflationary economy; however, as a result of the sale of just under a 50 percent interest in Riverwood's investment in Brazil the Company's exposure has been reduced.

Inventories in foreign countries are primarily accounted for on the FIFO method; thus, the charge to cost of sales does not necessarily reflect current costs. However, the Company believes that if its foreign operations were restated to reflect higher cost of sales based on inventories valued at current cost, reported income would not be significantly decreased.

ITEM 8. FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA


              INDEX TO FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

                    Manville Corporation 1994 Annual Report


Consolidated Balance Sheet, December 31, 1994 and 1993  . . . . . . . . . . . . . . . . . . . . . . . . . . . .     32
Consolidated Statement of Income, for each of the three years in the period ended December 31, 1994 . . . . . .     34
Consolidated Statement of Cash Flows, for each of the three years in the period ended December 31, 1994 . . . .     35
Consolidated Statement of Stockholders' Equity, for each of the three years in the period ended
  December 31, 1994 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     36
Notes to the Consolidated Financial Statements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     38
Management's Report . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     70
Report of Independent Accountants . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     71
Supplementary Data :
  Selected Quarterly Financial Data, for each of the two years in the period ended December 31, 1994
    (Unaudited) . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     72
  Consolidating Balance Sheet, December 31, 1994  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     74
  Consolidating Statement of Income, for the year ended December 31, 1994 . . . . . . . . . . . . . . . . . . .     76
  Consolidating Statement of Cash Flows, for the year ended December 31, 1994 . . . . . . . . . . . . . . . . .     77

                           CONSOLIDATED BALANCE SHEET

                    Manville Corporation 1994 Annual Report


                                                                                                     December 31,
                                                                                        (In thousands of dollars)
                                                                                   ------------------------------
ASSETS                                                                                    1994               1993
                                                                                    ----------         ----------
Current Assets
  Cash and equivalents                                                              $  322,003         $  153,093
  Marketable securities, at cost which approximates market                              20,311             75,062
  Receivables                                                                          335,772            304,114
  Inventories                                                                          212,774            207,702
  Prepaid expenses                                                                      28,015             27,978
  Deferred tax assets                                                                   44,854             50,179
                                                                                    ----------         ----------
Total Current Assets                                                                   963,729            818,128
                                                                                    ----------         ----------
Property, Plant and Equipment, at cost
  Land and improvements                                                                 93,833            116,024
  Buildings                                                                            351,246            374,081
  Machinery and equipment                                                            2,341,645          2,337,401
                                                                                    ----------         ----------
                                                                                     2,786,724          2,827,506
Less accumulated depreciation and depletion                                            963,603          1,017,178
                                                                                    ----------         ----------
                                                                                     1,823,121          1,810,328
Timber and timberlands, less cost of timber harvested                                  240,436            303,301
                                                                                    ----------         ----------
Property, Plant and Equipment, net                                                   2,063,557          2,113,629
                                                                                    ----------         ----------
Deferred Tax Assets                                                                    281,874            334,131
Other Assets                                                                           490,451            354,419
                                                                                    ----------         ----------
Total Assets                                                                        $3,799,611         $3,620,307
                                                                                    ==========         ==========

The accompanying notes are an integral part of these consolidated financial statements.

                           CONSOLIDATED BALANCE SHEET

                    Manville Corporation 1994 Annual Report


                                                                                                     December 31,
                                                                                         (In thousands of dollars)
                                                                                    -----------------------------
LIABILITIES                                                                               1994               1993
                                                                                    ----------         ----------
Current Liabilities
  Short-term debt                                                                   $   94,654         $   42,364
  Accounts payable                                                                     200,856            165,704
  Compensation and employee benefits                                                   157,574            135,024
  Income taxes                                                                          28,739             24,809
  Accrued dividends - Cumulative Preference Stock, Series B (Note 4)                                       22,846
  Other accrued liabilities                                                            130,748            110,793
                                                                                    ----------         ----------
Total Current Liabilities                                                              612,571            501,540
Long-Term Debt, less current portion                                                 1,423,995          1,390,988
Deferred Income Taxes                                                                   91,389             92,687
Postretirement Benefits Other Than Pensions                                            243,986            246,525
Other Noncurrent Liabilities                                                           268,589            297,422
Common Stock Dividends Accrued Not Declared (Note 4)                                                      102,856
Cumulative Preference Stock Dividends Accrued Not Declared (Note 4)                                        49,845
                                                                                    ----------         ----------
Total Liabilities                                                                    2,640,530          2,681,863
                                                                                    ----------         ----------
Profit Sharing Obligation (Note 3)
Commitments and Contingencies (Notes 2, 6 and 13)
Minority Interest in Consolidated Subsidiary                                            95,610             92,375

STOCKHOLDERS' EQUITY                                                                ----------         ----------
Cumulative Preference Stock, Series B, $1.00 par value, authorized
  11,109,170 shares, issued and outstanding 9,230,583 shares in 1994
  and 1993 (aggregate liquidation value - $230,765)                                    178,638            105,947
Common Stock, $.01 par value, authorized 175,000,000 shares;
  issued 122,874,624 shares and outstanding 122,827,761 shares
  in 1994 and issued and outstanding 122,335,722 shares in 1993                          1,228              1,224
Treasury Stock, at cost                                                                   (407)
Capital in Excess of Par Value                                                       1,011,310            900,562
Unearned Restricted Stock Compensation                                                  (6,013)            (2,663)
Accumulated Deficit                                                                   (130,394)          (142,467)
Pension Liability Adjustment                                                              (435)            (4,345)
Cumulative Currency Translation Adjustment                                               9,544            (12,189)
                                                                                    ----------         ----------
Total Stockholders' Equity                                                           1,063,471            846,069
                                                                                    ----------         ----------
Total Liabilities and Stockholders' Equity                                          $3,799,611         $3,620,307
                                                                                    ==========         ==========

The accompanying notes are an integral part of these consolidated financial statements.

                        CONSOLIDATED STATEMENT OF INCOME

                    Manville Corporation 1994 Annual Report


                                                                                 For the Years Ended December 31,
                                                              (In thousands of dollars, except per share amounts)
                                                              ---------------------------------------------------
                                                                    1994                1993                 1992
                                                              ----------          ----------           ----------
Net Sales                                                     $2,560,343          $2,278,204           $2,205,664
Cost of Sales                                                  1,930,926           1,799,765            1,729,982
Selling, General and Administrative                              281,172             260,247              242,101
Research, Development and Engineering                             39,094              36,743               33,873
Restructuring of Operations Gain (Loss), net                                         (40,539)                 746
Other Income (Loss), net                                         (12,665)             (4,962)               1,762
                                                              ----------          ----------           ----------
Income from Operations                                           296,486             135,948              202,216
Gain on Sale of Equity Investment                                 13,455
Interest Income                                                   10,707              27,378               17,766
Interest Expense                                                 140,984             143,980              130,054
Profit Sharing Expense (Note 3)                                   18,259              12,993               12,123
                                                              ----------          ----------           ----------
Income before Income Taxes                                       161,405               6,353               77,805
Income Tax Expense (Benefit)                                      95,550             (54,718)              27,226
                                                              ----------          ----------           ----------
Income before Minority Interest, Extraordinary Item
  and Cumulative Effect of Accounting Change                      65,855              61,071               50,579
Minority Interest in Consolidated Subsidiary                        (439)               (299)              (3,114)
                                                              ----------          ----------           ----------
Income before Extraordinary Item and Cumulative Effect
  of Accounting Change                                            65,416              60,772               47,465
Extraordinary Gain (Loss) on Early Extinguishments
  of Debt, net of tax                                            (28,420)                891              (11,516)
Cumulative Effect of a Change in Accounting for
  Postemployment Benefits, net of tax                                                (13,881)
                                                              ----------          ----------           ----------
Net Income                                                        36,996              47,782               35,949
Preference Stock Dividends/Accretion                             (24,923)            (22,545)             (19,982)
                                                              ----------          ----------           ----------
Net Income Applicable to Common Stock                         $   12,073          $   25,237           $   15,967
                                                              ==========          ==========           ==========
Earnings (Loss) Per Common Share
  (After Preference Stock Dividends/Accretion)

Primary and Fully Diluted:
Income before Extraordinary Item and Cumulative Effect
  of Accounting Change                                             $ .33               $ .31                $ .22
Extraordinary Gain (Loss) on Early Extinguishments
  of Debt, net of tax                                               (.23)                .01                 (.09)
Cumulative Effect of a Change in Accounting for
  Postemployment Benefits, net of tax                                                   (.11)
                                                                   -----               -----                -----
Net Income Applicable to Common Stock                              $ .10               $ .21                $ .13
                                                                   =====               =====                =====

The accompanying notes are an integral part of these consolidated financial statements.

                      CONSOLIDATED STATEMENT OF CASH FLOWS

                    Manville Corporation 1994 Annual Report


                                                                                 For the Years Ended December 31,
                                                                                        (In thousands of dollars)
                                                                -------------------------------------------------
                                                                        1994              1993               1992
                                                                    --------          --------          ---------
CASH FLOWS FROM OPERATING ACTIVITIES
Net income (before Preference Stock Dividends/Accretion)           $  36,996         $  47,782          $  35,949
Non-cash items included in net income:
  Depreciation, depletion and amortization                           154,346           157,108            148,914
  Deferred taxes                                                      72,804           (76,341)             3,366
  Roofing guarantee income                                             7,857             5,685              5,079
  Provisions for furnace rebuilds                                      8,657               884              6,187
  Pension and postretirement benefits expense                         24,599            35,508             25,536
  Restructuring of operations (gain) loss                                               33,614               (746)
  Translation loss                                                     7,609            13,050              6,756
  Net gain on sale of assets                                         (24,982)             (715)
  Interest expense                                                    30,812             3,237              2,846
  Profit sharing expense                                              18,259            12,993             12,123
  Minority interest in net income of consolidated subsidiary             439               299              3,114
  Extraordinary (gain) loss on early extinguishments of debt,
    net of tax                                                        20,548              (891)            11,516
  Cumulative effect of accounting change                                                13,881
  Other, net                                                           5,647             9,996              1,368
Profit sharing paid                                                  (12,933)          (12,123)            (8,989)
Debt issuance cost                                                    (4,997)           (5,601)            (9,486)
Interest accretion paid                                                               (110,953)            (4,472)
Premium paid on retirement of debt                                                      (9,566)
(Increase) decrease in current assets:
  Receivables                                                        (54,481)          (35,341)           (58,040)
  Inventories                                                         (8,941)          (14,188)            (2,279)
  Prepaid expenses                                                      (368)           (5,589)           (12,894)
Increase (decrease) in current liabilities:
  Accounts payable                                                    58,352            34,036             30,060
  Compensation and employee benefits                                  25,837            (3,001)             7,513
  Income taxes                                                       (10,394)           21,104             (1,087)
  Other accrued liabilities                                             (444)           (4,275)           (27,959)
Decrease in postretirement benefits other than pensions              (25,577)          (24,505)           (22,601)
Decrease in other noncurrent liabilities                             (33,347)          (19,487)           (23,775)
                                                                   ---------         ---------          ---------
Net cash provided by operating activities                            296,298            66,601            127,999
                                                                   ---------         ---------          ---------
CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of property, plant and equipment                          (306,367)         (341,283)          (205,028)
Proceeds from sales of assets                                        167,467            73,143             38,110
Acquisitions                                                         (20,819)           (6,496)           (43,117)
Purchases of held-to-maturity marketable securities                  (93,147)
Proceeds from sales of held-to-maturity marketable securities        145,820
Proceeds from sale of available-for-sale marketable securities         2,077
Purchases of marketable securities                                                     (92,886)           (60,869)
Proceeds from sales or maturities of marketable securities                              68,558             18,274
Increase in other assets                                             (27,132)          (15,906)            (9,163)
                                                                   ---------         ---------          ---------
Net cash used in investing activities                               (132,101)         (314,870)          (261,793)
                                                                   ---------         ---------          ---------
CASH FLOWS FROM FINANCING ACTIVITIES
Issuance of debt                                                     331,019           267,001            518,249
Payments on debt                                                    (303,319)         (126,523)          (151,723)
Proceeds from minority interest offering by subsidiary,
  net of offering costs                                                                                   159,965
Dividends on Preference Stock                                        (22,845)
Dividends on Common Stock                                                             (127,496)          (127,500)
Dividends to minority stockholders of consolidated subsidiary         (1,937)           (1,936)              (484)
Other stock transactions                                                 751               447                 72
                                                                   ---------         ---------          ---------
Net cash provided by financing activities                              3,669            11,493            398,579
                                                                   ---------         ---------          ---------
EFFECT OF EXCHANGE RATE CHANGES ON CASH                                1,044            (2,303)               379
                                                                   ---------         ---------          ---------
NET INCREASE (DECREASE) IN CASH AND EQUIVALENTS                      168,910          (239,079)           265,164
CASH AND EQUIVALENTS AT BEGINNING OF YEAR                            153,093           392,172            127,008
                                                                   ---------         ---------          ---------
CASH AND EQUIVALENTS AT END OF YEAR                                $ 322,003         $ 153,093          $ 392,172
                                                                   =========         =========          =========

The accompanying notes are an integral part of these consolidated financial statements.

                 CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY

                    Manville Corporation 1994 Annual Report

                                                           -----------------------------------------------
                                                              Series A  Cumulative
                                                           Convertible  Preference
                                                             Preferred      Stock,      Common    Treasury
                                                                 Stock    Series B       Stock       Stock
                                                           -----------  ----------      ------    --------
BALANCES AT DECEMBER 31, 1991                                 $417,600    $ 99,839       $ 490
Net income for the year
Currency translation
Exercise of warrants for 378 shares of Common Stock
Initial public offering of Riverwood common shares
Conversion of Series A Convertible Preferred Stock
  into Common Stock                                           (417,600)                    720
Incentive Stock Plan transactions                                                           19
Accrual of and adjustment to dividends on Cumulative
  Preference Stock, Series B, and on Common Stock                          (20,999)
Accretion on Preference Stock dividend accrual
Preference Stock accretion                                                  13,844
Pension liability adjustment
                                                             --------     --------      ------       -----
BALANCES AT DECEMBER 31, 1992                                               92,684       1,229
Net income for the year
Currency translation
Incentive Stock Plan transactions                                                           (5)
Accrual of and adjustment to dividends on Common Stock
Accretion on Preference Stock dividend accrual
Preference Stock accretion                                                  13,263
Pension liability adjustment
                                                             --------     --------      ------       -----
BALANCES AT DECEMBER 31, 1993                                              105,947       1,224
Net income for the year
Currency translation
Initial public offering of Stillwater common shares
Incentive Stock Plan transactions                                                            4
Reversal of Dividends Accrued Not Declared                                  72,691
Preference Stock dividends
Pension liability adjustment
Purchase of Treasury Stock                                                                           $(407)
                                                             --------     --------      ------       -----
BALANCES AT DECEMBER 31, 1994                                             $178,638      $1,228       $(407)
                                                             ========     ========      ======       =====


The accompanying notes are an integral part of these consolidated financial statements.

                                                                                                    For the Years Ended December 31,
 (continued)                                                                                               (In thousands of dollars)
                                                        ----------------------------------------------------------------------------
                                                                       Unearned               Cumulative
                                                       Capital in    Restricted                  Pension     Currency          Total
                                                        Excess of         Stock  Accumulated   Liability  Translation  Stockholders'
                                                        Par Value  Compensation      Deficit  Adjustment   Adjustment         Equity
                                                       ----------  ------------  -----------  ----------  -----------  -------------
BALANCES AT DECEMBER 31, 1991                          $  410,428     $  (137)   $(183,671)   $ (1,631)    $ 36,597     $  779,515
Net income for the year                                                             35,949                                  35,949
Currency translation                                                                                        (28,897)       (28,897)
Exercise of warrants for 378 shares of Common Stock             4                                                                4
Initial public offering of Riverwood common shares         65,092                                                           65,092
Conversion of Series A Convertible Preferred Stock
  into Common Stock                                       416,880
Incentive Stock Plan transactions                           9,728      (6,651)                                               3,096
Accrual of and adjustment to dividends on Cumulative
  Preference Stock, Series B, and on Common Stock              56                                                          (20,943)
Accretion on Preference Stock dividend accrual                                      (6,138)                                 (6,138)
Preference Stock accretion                                                         (13,844)
Pension liability adjustment                                                                    (2,385)                     (2,385)
                                                       ----------     -------    ---------    --------     --------     ----------
BALANCES AT DECEMBER 31, 1992                             902,188      (6,788)    (167,704)     (4,016)       7,700        825,293
Net income for the year                                                             47,782                                  47,782
Currency translation                                                                                        (19,889)       (19,889)
Incentive Stock Plan transactions                          (2,314)      4,125                                                1,806
Accrual of and adjustment to dividends on Common Stock        688                                                              688
Accretion on Preference Stock dividend accrual                                      (9,282)                                 (9,282)
Preference Stock accretion                                                         (13,263)
Pension liability adjustment                                                                      (329)                       (329)
                                                       ----------     -------    ---------    --------     --------     ----------
BALANCES AT DECEMBER 31, 1993                             900,562      (2,663)    (142,467)     (4,345)     (12,189)       846,069
Net income for the year                                                             36,996                                  36,996
Currency translation                                                                                         21,733         21,733
Initial public offering of Stillwater common shares         3,144                                                            3,144
Incentive Stock Plan transactions                           4,842      (3,350)                                               1,496
Reversal of Dividends Accrued Not Declared                102,762                                                          175,453
Preference Stock dividends                                                         (24,923)                                (24,923)
Pension liability adjustment                                                                     3,910                       3,910
Purchase of Treasury Stock                                                                                                    (407)
                                                       ----------     -------    ---------    --------     --------     ----------
BALANCES AT DECEMBER 31, 1994                          $1,011,310     $(6,013)   $(130,394)   $   (435)    $  9,544     $1,063,471
                                                       ==========     =======    =========    ========     ========     ==========

The accompanying notes are an integral part of these consolidated financial statements.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                    Manville Corporation 1994 Annual Report

NOTE 1
SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Manville Corporation is an international holding company with two principal operating subsidiaries, Riverwood International Corporation ("Riverwood") and Schuller International Group, Inc. ("Schuller"), collectively referred to as "Manville" or the "Company." When referring to the holding company only, Manville Corporation is defined as the "Manville holding company." The Manville holding company owns 100 percent of Schuller and approximately 81.5 percent of Riverwood.

The Manville Personal Injury Settlement Trust (the "PI Trust") owns approximately 78 percent of the Company's Common Stock. In addition, the Company has a debt obligation to the PI Trust and an obligation to pay annually 20 percent of its net earnings, as adjusted, to the PI Trust (see Notes 3 and 11).

(A) PRINCIPLES OF CONSOLIDATION

The consolidated financial statements include the accounts of Manville Corporation and its majority-owned subsidiaries. The Company accounts for investments in which it has a 20 percent to 50 percent ownership interest and corporate joint ventures using the equity method. All significant intercompany transactions have been eliminated. Certain foreign subsidiaries are consolidated on the basis of fiscal years ended November 30.

(B) CASH AND EQUIVALENTS

Cash and equivalents include time deposits, certificates of deposit and other marketable securities with original maturities of three months or less.

(C) INVENTORIES

Inventories are stated at the lower of cost or market. Cost of U.S. inventories is determined principally on the last-in, first-out basis ("LIFO"). In addition, average and actual cost bases are used to determine the cost of certain U.S. inventories. The first-in, first-out basis ("FIFO") is used to determine the cost of inventories for foreign subsidiaries.

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

Interest is capitalized on major projects when construction takes considerable time and entails major expenditures. Interest cost capitalized during 1994, 1993 and 1992 totaled approximately $23.6 million, $18.8 million and $6.2 million, respectively. The higher levels of capitalized interest are primarily due to the Macon mill conversion project at Riverwood.

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

(F) PROVISION FOR REBUILDING FURNACES

The Company's glass furnaces have an estimated useful life of approximately 30 years. During that time, the refractory components of the glass furnaces are periodically rebuilt, typically every six to seven years. The timing of the periodic rebuilds is dependent upon a number of variables including production

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                    Manville Corporation 1994 Annual Report

volumes, product mix and the extent and timing of interim repair and maintenance work performed.

The estimated cost to rebuild the refractory components of the Company's glass furnaces is credited to an allowance and charged to operations on a straight-line basis over the estimated period to the next rebuild date. Unusual, nonrecurring adjustments to previously established allowances, if required, are included in operating results.

(G) CAPITALIZATION AND AMORTIZATION OF CERTAIN COSTS

The Company incurs certain preoperating and start-up costs during the process of bringing major projects into production. Such costs are deferred until the project becomes commercially operational. These costs are then amortized over a five-year period.

(H) ISSUANCE OF SUBSIDIARY'S STOCK

Gains or losses arising from issuances by a subsidiary of its stock are recorded directly to stockholders' equity.

(I) REVENUE RECOGNITION

The Company recognizes revenue primarily when goods are shipped to customers. The Company also sells extended roofing product guarantees. Revenues on these guarantees are recognized on a straight-line basis or in proportion to the costs incurred over the life of the guarantee.

(J) FOREIGN CURRENCY TRANSLATION

The functional currency for most of the Company's international subsidiaries is the local currency of the country in which the subsidiaries own their primary assets. The translation of the applicable currencies into U.S. dollars is performed for balance sheet accounts using current exchange rates in effect at the balance sheet date and for revenue and expense accounts using a weighted average exchange rate during the period. Any related translation adjustments are recorded directly to stockholders' equity.

The Company's Brazilian operations are in a highly inflationary economy and use the U.S. dollar as the functional currency.

Therefore, in accordance with accounting standards, certain assets of this entity are translated at historical exchange rates and all related translation adjustments are reflected in the income statement.

(K) INCOME TAXES

Investment tax credits granted by various countries are accounted for as reductions of income tax expense in the year in which the related expenditures become eligible for investment benefit under applicable tax regulations.

(L) WORKERS' COMPENSATION

The Company self insures the majority of its workers' compensation claims and accrues a liability, at present value, due to the fixed and determinable nature of the claim payments, based upon an evaluation of historical claims data and expected future claims. In addition, the Company records a long-term receivable, at present value, for the portion of outstanding claims covered by third-party insurers.

(M) RECLASSIFICATIONS

The Company has reclassified the presentation of certain prior year information to conform with the current presentation format.

NOTE 2
PLAN OF REORGANIZATION AND RELATED INJUNCTION

In 1982, the Company and its principal U.S. and Canadian subsidiaries filed petitions for reorganization under Chapter 11 of the United States Bankruptcy Code. The filings were precipitated by contingent tort liabilities resulting from litigation arising out of the Company's previous asbestos-related business operations. In 1988, the Company's Second Amended and Restated Plan of Reorganization (the "Plan") was consummated and the Company emerged from bankruptcy.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                    Manville Corporation 1994 Annual Report

The Plan relieves the Company of the burden of defending thousands of asbestos lawsuits. This is accomplished through independent trusts created to assume, administer, settle and pay claims. In lieu of bringing actions against the Company, asbestos claimants may assert their claims only against the PI Trust or the Manville Property Damage Settlement Trust (the "PD Trust"), which are funded by the Company pursuant to the Plan. The Plan, the injunction issued by the Bankruptcy Court in connection with the Plan (the "Injunction"), the Bankruptcy Reform Act of 1994 (the "Act") and the United States Bankruptcy Code together operate to prohibit any lawsuits against the Company with respect to any past, present or future asbestos-related liabilities arising from its discontinued mining, manufacturing and selling activities.

The Injunction is a unique feature of the Company's Chapter 11 proceedings and could be challenged in future legal proceedings. The Bankruptcy Court found that the Injunction was "essential to the viability of the business operations of [the Company] and to the successful implementation of the Plan" and held that it had the authority to issue the Injunction. The Company also believes that the Injunction is essential to its ability to continue to operate its business. Since the issuance of the Injunction in 1988, no proceeding has been brought, and none is currently pending or threatened, to vacate or modify the Injunction. While it is not possible for the Company to know the basis for any such proceeding that might be brought in the future, the Company believes that it is remote that any proceeding to modify or vacate the Injunction, if brought, would be successful. This belief is based on, among other things, decisions and results of various legal proceedings, including orders of the United States District Courts for the Southern and Eastern Districts of New York reaffirming the Injunction in July 1991 and January 1995, the Act, and the absence of any such proceeding since 1988, even though the PI Trust's ability to pay claims has been limited during such time.

NOTE 3
PROFIT SHARING OBLIGATION

Beginning in 1992, the Company became obligated under the Plan to pay annually to the PI Trust 20 percent of net earnings (adjusted as specified in the definition of "Profits" in the Amended and Restated Supplemental Agreement between the PI Trust and Manville Corporation). Payments are due each year based on the prior year's net earnings. The profit sharing right of the PI Trust is a right to annual payments if and when the Company has income and is not a right or lien against the assets of the Company. The amount of the profit sharing becomes probable and reasonably estimable only when the Company has earnings. The profit sharing obligation is a period cost based on actual results of the period in which earned. The profit sharing obligation will continue for as long as the PI Trust is in existence and any asbestos personal injury claims filed against the PI Trust remain unpaid. After termination of the PI Trust, an independent profit sharing obligation on the same terms arises in favor of the PD Trust. Based upon a review of the existing and potential claims facing the two trusts, the Company believes that profit sharing, for all practical purposes, will be payable in perpetuity unless the Company and the trusts agree to a restructuring or modification of the profit sharing obligation at some future date. This conclusion is supported by decisions of the United States Districts Courts for the Southern and Eastern Districts of New York which have concluded that the PI Trust's assets are "grossly inadequate" to pay existing and potential claims.

During 1994, the Company recorded $18.3 million of profit sharing expense to be paid in 1995, as required in connection with the Plan. The corresponding liability is included in other accrued liabilities at December 31, 1994.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                    Manville Corporation 1994 Annual Report

NOTE 4
REVERSAL OF DIVIDENDS ACCRUED NOT DECLARED

At December 31, 1993, $102.9 million of Common Stock Dividends Accrued Not Declared was reflected in the consolidated balance sheet. These special dividends were previously accrued based upon a refinancing arrangement that had been negotiated between the Company and the PI Trust, but that terminated in accordance with its terms in August 1993. In the third quarter of 1994, when it became apparent that the refinancing arrangement would not be renewed, the Common Stock Dividends Accrued Not Declared were reversed. The consolidated balance sheet also reflected Cumulative Preference Stock Dividends Accrued Not Declared of $72.7 million at December 31, 1993, as part of the accounting for the Common Stock dividend accrual. The Cumulative Preference Stock Dividends Accrued Not Declared were also reversed in the third quarter of 1994. Future dividends, if any, will be paid at the discretion of the Company's Board of Directors.

NOTE 5
RECEIVABLES

The components of receivables are as follows:

                                                          (In thousands of dollars)
                                                           -----------------------
                                                                  1994        1993
                                                              --------    --------
Trade                                                         $330,856    $304,385
Less allowances                                                 24,829      22,566
                                                              --------    --------
                                                               306,027     281,819
Other                                                           29,745      22,295
                                                              --------    --------
                                                              $335,772    $304,114
                                                              ========    ========

Included in allowances are doubtful accounts of $7.5 million and $7.3 million at December 31, 1994 and 1993, respectively. The Company generally requires no collateral on receivables. The provision for doubtful accounts charged to costs and expenses was $1.5 million for 1994, $2.6 million for 1993, and $2.5 million for 1992.

NOTE 6
FINANCIAL INSTRUMENTS

The Company is a party to financial instruments with off-balance sheet risk in the normal course of business. These financial instruments include foreign currency forward exchange and option contracts, standby letters of credit, and financial guarantees. These instruments involve, to varying degrees, elements of market and credit risk in excess of the amount recognized in the consolidated balance sheet.

The Company enters into forward exchange contracts to hedge accounts receivable and accounts payable from certain transactions denominated in non-functional currencies and for foreign subsidiary dividends declared but not yet paid. The purpose of the forward exchange contracts is to protect the Company from the risk that the eventual functional currency cash flows resulting from the hedged transactions will be adversely affected by changes in exchange rates. At December 31, 1994 and 1993, the Company had various forward exchange contracts, with maturities ranging up to one year, to exchange non-functional currencies for functional currencies. When aggregated and measured in U.S. dollars at year- end exchange rates, these forward exchange contracts totaled approximately $48.4 million and $48.3 million at December 31, 1994 and 1993, respectively. Gains and losses resulting from these contracts are typically recognized currently in the income statement, and approximately offset corresponding gains and losses recognized on the hedged transactions.

During 1994, the Company entered into option contracts to hedge certain anticipated foreign currency transactions and to hedge anticipated earnings of certain foreign subsidiaries. The purpose of the option contracts is to protect the Company from the risk that the eventual functional currency cash flows resulting from anticipated foreign currency transactions and the eventual translation of foreign subsidiary earnings into the functional currency will be adversely affected by changes in exchange rates. At December 31, 1994, the Company had various option contracts, with maturities ranging up to nine months.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                    Manville Corporation 1994 Annual Report

When aggregated and measured in U.S. dollars at year-end exchange rates, the functional currencies to be received under these purchased option contracts totaled approximately $70.8 million at December 31, 1994.

Option contract premiums are amortized over the term of the contract. Gains, if any, related to these contracts are recognized in income when the hedged transaction occurs. Total gains recognized on option contracts during 1994 were not significant, and unrealized gains on these option contracts were not significant at December 31, 1994. Also included as part of its option contracts at December 31, 1994, the Company owned outstanding call spreads that operated as an initial cost reduction device. When aggregated and measured in U.S. dollars at year-end exchange rates, these call spreads totaled approximately $26.4 million at December 31, 1994. Unrealized gains and losses resulting from these call spreads are recognized currently in the income statement based on quoted market prices. Net losses resulting from call spreads recognized during 1994 were not significant.

As of December 31, 1994, the Company had outstanding letters of credit totaling $3.3 million and financial guarantees totaling $1.9 million. As of December 31, 1993, the Company had outstanding letters of credit totaling $4 million and financial guarantees totaling $3.5 million. Generally, letters of credit are collateralized by cash or are issued under revolving credit facilities.

The Company invests excess cash in a diversified portfolio of high-quality money market instruments consistent with the preservation of capital and the maintenance of liquidity. Primary investment constraints include restrictions on maturity, credit quality and diversification. The Company has not experienced any material losses related to these investments.

At December 31, 1994, the Company's investments in debt securities were classified as held-to-maturity and carried at amortized cost in accordance with Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities." These securities had an amortized cost at December 31, 1994 of $324.2 million, which approximates fair value. The classification of investments in debt securities on the balance sheet and the amounts at December 31, 1994 were as follows: cash equivalents of $267.3 million, other assets of $36.6 million, and marketable securities of $20.3 million. Of these securities, $318 million have contractual maturities within one year; the remainder mature in one to five years.

The carrying amount and estimated fair values of the Company's financial instruments at December 31 are as follows:

                                                          (In thousands of dollars)
                                                          ------------------------
                                                            Carrying          Fair
                                                              Amount         Value
                                                          ----------    ----------
1994
Cash and marketable securities                            $  342,314    $  342,314
Notes, loans and other nontrade receivables               $   33,245    $   33,201
Long-term debt and short-term borrowings                  $1,514,315    $1,530,654
Forward exchange contracts                                $   48,482    $   48,590
Option contracts-notional amounts                                       $   97,222
                                                          ----------    ----------
1993
Cash and marketable securities                            $  228,155    $  228,182
Notes, loans and other nontrade receivables               $   31,071    $   31,079
Long-term debt and short-term borrowings                  $1,427,692    $1,507,120
Forward exchange contracts                                $   48,325    $   48,325

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                    Manville Corporation 1994 Annual Report

The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value:

CASH AND MARKETABLE SECURITIES

Generally, the carrying value of these instruments approximates fair value due to their short-term nature. Quoted market prices are used to determine fair value for certain instruments.

NOTES, LOANS AND OTHER NONTRADE RECEIVABLES

The fair value of notes and loans receivable is estimated utilizing the discounted cash flow method.

SHORT-TERM DEBT

The carrying amount of these instruments approximates fair value due to their short-term nature.

BOND PAYABLE TO THE PI TRUST

The fair value of this instrument in 1994 was based on an option the PI Trust currently has to require the Company to prepay the bond. In 1993, the fair value of the bond was estimated in consultation with an investment banker.

UNSECURED SENIOR OR CONVERTIBLE NOTES

Quoted market prices for these notes payable are used to determine fair value.

OTHER LONG-TERM DEBT

The fair value of the Company's other long-term debt is an estimate based on quoted market prices, when available, or the discounted cash flow method. Floating-rate debt was valued at carrying value. The determination of the fair value of a portion of the Company's long-term debt assumes the debt could be paid off and reissued at current rates.

PROFIT SHARING OBLIGATION

The amount of the profit sharing obligation cannot be reasonably estimated for future years. Therefore, it is not practicable to estimate the fair value of those future payments.

FORWARD EXCHANGE AND OPTION CONTRACTS

The fair value of forward and call spread contracts are based on notional amounts and adjusted for quoted market prices. For certain contracts the accounting value assigned is considered a reasonable approximation of the fair value due to the short-term nature of the contracts and stability of the currencies being hedged. The fair value of owned option contracts are based on notional amounts.

NOTE 7
INVENTORIES

The major classes of inventories are as follows:

                                                         (In thousands of dollars)
                                                         -------------------------
                                                                  1994        1993
                                                              --------    --------
Finished goods                                                $ 83,922    $ 86,664
Work-in-process                                                 28,517      19,703
Raw materials                                                   56,934      55,883
Supplies                                                        43,401      45,452
                                                              --------    --------
                                                              $212,774    $207,702
                                                              ========    ========

Inventories were principally valued using LIFO. However, inventories in the amounts of $102 million and $92.2 million at December 31, 1994 and 1993, respectively, were valued using FIFO, average or actual cost. The excess of current values over amounts for financial reporting purposes was $79.6 million at December 31, 1994 and 1993.

NOTE 8
INVESTMENTS IN AFFILIATES

At December 31, 1994, the Company has two primary investments, reflected in other assets, which are accounted for under the equity method. These are Riverwood's Brazilian operations, Igaras Papeis e Embalagens S.A. ("Igaras") and the Company's investment in Stillwater Mining Company ("Stillwater"), a company engaged in the exploration, development, mining and production of palladium, platinum and associated metals. The Company's carrying value of these investments was approximately $135 million at December 31, 1994.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                    Manville Corporation 1994 Annual Report

On December 29, 1994, Riverwood sold just under 50 percent of its investment in Igaras after first spinning off a wholly owned subsidiary to operate Riverwood's packaging machinery operations in Brazil. Riverwood received cash proceeds of approximately $100 million on the sale and recorded a pretax loss of $0.6 million in other income (loss), net. Prior to that date, Riverwood owned 100 percent of Igaras. The results of operations of Igaras are consolidated with the Company's results of operations through the date of sale.

Subsequent to December 29, 1994, Riverwood has the ability to exercise significant influence, but not control, over the operating and financial policies of Igaras. Accordingly, effective with the closing of this transaction, the Company no longer consolidates the operations of Igaras with its own operations, but instead reports Riverwood's investment in Igaras under the equity method of accounting.

During 1994, Manville sold 2.1 million shares of its investment in Stillwater for net cash proceeds of approximately $25.5 million, resulting in a pretax gain on the sale of equity securities of $13.5 million. In addition, Stillwater completed an initial public offering of 4.5 million shares of its common stock at $13 per share, which resulted in the Company recording an increase to Capital in Excess of Par Value of $3.1 million, net of income taxes of $1.7 million. The sales reduced the Company's ownership percentage to approximately 27 percent from 50 percent. Based on quoted market prices from NASDAQ, at December 30, 1994, the value of the Company's investment in Stillwater approximated $73 million. The Company is prohibited from selling additional shares of its investment in Stillwater until 1996.

The Company's equity in net income (loss) of Stillwater was $0.4 million in 1994, $(3.7) million in 1993 and $(3.0) million in 1992.

NOTE 9
SHORT-TERM DEBT AND CREDIT FACILITIES
Short-term debt consists of the following:

                                                         (In thousands of dollars)
                                                         -------------------------
                                                                  1994        1993
                                                               -------     -------
Short-term borrowings                                          $24,802     $26,598
Current portion of long-term debt                               69,852      15,766
                                                               -------     -------
                                                               $94,654     $42,364
                                                               =======     =======

At December 31, 1994, Riverwood and its U.S. and international subsidiaries had approximately $204 million in revolving credit facilities, of which approximately $73.6 million was available for borrowing. In addition, Riverwood has arrangements with certain international banks for discounting receivables. As of December 31, 1994, approximately $1.6 million of overseas receivables were discounted. As part of its revolving credit facilities, Riverwood has a $50 million U.S. credit facility with banks to be used for working capital purposes through December 1995. This facility is collateralized by certain U.S. inventories and receivables. As of December 31, 1994, $15 million had been borrowed under this facility.

At December 31, 1994, Schuller had a $100 million receivables sale facility ("the Receivables Facility") available for its domestic short-term working capital requirements. There have been no borrowings under the Receivables Facility through December 31, 1994. In addition, Schuller's foreign subsidiaries had working capital facilities totaling $65 million available for borrowing at December 31, 1994.

The weighted average interest rate on short-term borrowings as of December 31, 1994 and 1993 was 7.1 percent and 7.7 percent, respectively.

NOTE 10
COMPENSATION AND EMPLOYEE BENEFITS

The Company has accruals for future compensated absences, principally vacations, of $40 million and $41.7 million at December 31, 1994 and 1993, respectively, which are included in its compensation and employee benefits liability in the consolidated balance sheet.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                    Manville Corporation 1994 Annual Report

NOTE 11
LONG-TERM DEBT

Long-term debt consists of the following:

                                                                           (In thousands of dollars)
                                                                        ----------------------------
                                                                              1994              1993
                                                                        ----------        ----------
UNSECURED
RIVERWOOD:
10.75 percent Senior Notes, due 2000                                    $  150,000        $  150,000
11.25 percent Senior Subordinated Notes, due 2002                          250,000           250,000
10.75 percent Senior Notes II, due 2000                                     37,500            37,500
11.25 percent Senior Subordinated Notes II, due 2002                        62,500            62,500
10.375 percent Senior Subordinated Notes, due 2004                         100,000
6.75 percent Convertible Subordinated Notes, due 2003                      125,000           125,000

SCHULLER:
10.875 percent Senior Notes, due 2004                                      400,000

MANVILLE HOLDING COMPANY:
9 percent Sinking Fund Debentures, due 1995-2003                            26,385            27,895
Bonds payable to the PI Trust                                               13,646           322,751
Other                                                                                            163

COLLATERALIZED
RIVERWOOD:
Notes payable to insurance companies and banks
  with interest from 8.84 to 11.15 percent,
  payable through 2000                                                     179,859           366,852
Notes payable to banks with interest
  at floating rates (7.625 percent and
  7.75 percent at December 31, 1994),
  payable through 2000                                                     105,000
Foreign notes payable to a bank with interest at
  the 90-day Australian bank bill market rate
  plus a margin (8 percent at December 31, 1994),
  payable in 1995                                                           26,120            26,349
Notes payable by Igaras                                                                       17,286
Capitalized leases with interest from 9.05 to
  16.9 percent, payable through 2002                                         5,103             5,629
Industrial revenue bonds with interest at
  6.25 percent, payable through 2007                                         8,500             8,500
Other                                                                          252               409

SCHULLER:
Industrial revenue bonds with interest from
  5.625 to 8.625 percent, payable through 2005                               3,650             5,289
Other                                                                          332               631
                                                                        ----------        ----------
                                                                         1,493,847         1,406,754
Less current portion                                                        69,852            15,766
                                                                        ----------        ----------
                                                                        $1,423,995        $1,390,988
                                                                        ==========        ==========

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                    Manville Corporation 1994 Annual Report

Long-term debt maturities as of December 31, 1994 are as follows:

                                          (In thousands of dollars)
                                          -------------------------
1995                                                     $   69,852
1996                                                         43,879
1997                                                        100,977
1998                                                         55,799
1999                                                         56,190
After 1999                                                1,280,227
                                                         ----------
Total                                                     1,606,924
Less interest accruing to principal                         113,077
                                                         ----------
                                                         $1,493,847
                                                         ==========

10.75 PERCENT SENIOR NOTES AND 11.25 PERCENT SENIOR SUBORDINATED NOTES

On June 24, 1992, Riverwood completed an offering of $150 million of 10.75 percent Senior Notes due 2000, and $250 million of 11.25 percent Senior Subordinated Notes due 2002. Interest on these notes is payable semiannually. These notes may be redeemed on or after June 15, 1997 at a specified redemption price plus accrued interest.

10.75 PERCENT SENIOR NOTES II AND 11.25 PERCENT SENIOR SUBORDINATED NOTES II

On August 25, 1993, the Company made a prepayment on its outstanding bond obligations to the PI Trust that included the assignment of $100 million of Riverwood notes held by Manville. The PI Trust subsequently sold the Riverwood notes. These notes may be redeemed on or after June 15, 1997, at a specified redemption price plus accrued interest.

10.375 PERCENT SENIOR SUBORDINATED NOTES AND $125 MILLION BANK CREDIT FACILITY

On June 30, 1994, Riverwood completed a public offering of $100 million face value of 10.375 percent 10-year Senior Subordinated Notes due 2004 and entered into a bank credit facility that provides for borrowings of up to $125 million at an initial variable interest rate equal to 1.875 percent over the London Interbank Offer Rate. Riverwood borrowed $100 million under the bank credit facility and used such amount together with the proceeds of the Senior Subordinated Notes to prepay approximately $179 million principal of notes payable to insurance companies and banks, to pay approximately $3 million of related accrued interest and to pay expenses of the refinancing. Borrowings under the bank credit facility are collateralized by substantially all of the fixed assets of the Macon mill which were previously collateral for the notes repaid.

The Senior Subordinated Notes due 2004 are redeemable by Riverwood in whole or in part beginning in 1999 at redemption prices expressed as a percent of the principal amount redeemed, which range from 104.611 percent in 1999 to 100 percent in 2003. Prior to June 30, 1997, up to 35 percent of the principal amount can be redeemed under specified conditions at 110.375 percent plus accrued and unpaid interest. Interest is payable semiannually. The $125 million bank credit facility provides for borrowings on a revolving basis through June 1996, whereupon it converts to a term-loan facility with principal installments payable from 1998 through 2000.

6.75 PERCENT CONVERTIBLE SUBORDINATED NOTES

The Convertible Notes mature on September 15, 2003, unless previously converted or redeemed. The Convertible Notes are convertible at the holders' option into shares of Riverwood's common stock at an initial conversion rate of 57.01 shares of common stock per $1,000 principal amount, subject to adjustment in certain circumstances and subject to Riverwood's right to pay cash equal to the market price of the shares of common stock otherwise deliverable upon conversion. The Convertible Notes will be convertible on the earliest to occur of: (i) September 15, 1996, (ii) a change in control, as defined, and (iii) a tender offer for Riverwood's common stock under certain circumstances. The Convertible Notes may not be redeemed prior to September 15, 1997, after which they may be redeemed, at Riverwood's option at redemption prices ranging from
103.375 percent of principal amount in 1997 to 100 percent of principal amount in 2001, plus accrued interest.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                    Manville Corporation 1994 Annual Report

10.875 PERCENT SENIOR NOTES

On December 12, 1994, Schuller issued $400 million of 10.875 percent Senior Notes, due 2004. Interest on these notes is payable semiannually beginning June 15, 1995. These notes may be redeemed on or after December 15, 1999 at a specified price plus accrued interest. In addition, at any time prior to December 12, 1997, the Company may, at its option, under certain circumstances, redeem up to $132 million principal amount of these notes, at 110 percent of the principal amount plus accrued interest. These notes were issued by Schuller in the form of a dividend to Manville. Manville then exchanged $379 million of these notes to the PI Trust in satisfaction of substantially all of the Trust Bonds (defined below). The PI Trust subsequently sold its Schuller Senior Notes in the public markets. In conjunction with the PI Trust's public offering, Manville also sold its Schuller Senior Notes in the public markets resulting in a total sale of $400 million of Schuller Senior Notes.

9 PERCENT SINKING FUND DEBENTURES

For financial reporting purposes, these debentures have an effective interest rate of 12.6 percent. The interest debentures did not accumulate or pay interest from 1988 to 1993. Beginning on January 1, 1994, the interest debentures bear interest at a stated rate of nine percent and will be paid semiannually in principal and interest through December 31, 2003.

BONDS PAYABLE TO THE PI TRUST

At consummation of the Plan, the PI Trust received noninterest-bearing bonds (the "Trust Bonds") totaling $1.8 billion. The Trust Bonds consisted of a series of fixed payments twice a year for 24 years, which began August 31, 1991. The balance outstanding on these bonds at December 31, 1993, discounted at 13 percent, was approximately $323 million. During 1994, all but $13.6 million of the Trust Bonds were prepaid by exchanging $379 million of the
10.875 percent Senior Notes for Trust Bonds (see Note 23). At December 31, 1994, the remaining Trust Bond obligation of $13.6 million consists of a series of fixed payments totaling $75 million per year in 2013 and 2014, discounted at 13 percent.

The notes payable to insurance companies and banks are collateralized principally by the fixed assets of Riverwood's pulp and paper mills located in Louisiana and Georgia. The notes payable to insurance companies require that a specified minimum level of net worth be maintained by Riverwood.

The Company's agreements with its lenders and other agreements with the trusts contain a number of financial and general covenants. These include, among other things, limitations on asset dispositions, restrictions on borrowings, investments, stock issuances and repurchases, dividends and other distributions, and restrictions on the movement of cash from Schuller and Riverwood to the Manville holding company. As of December 31, 1994, the maximum amount available for dividends to be paid by Riverwood and Schuller under their most restrictive debt covenants was approximately $31 million and $115 million, respectively. Noncompliance with these or other covenants, or the occurrence of any other event of default, could result in the termination of existing agreements and the accelerated payment of substantially all currently outstanding debt or other obligations.

The agreements governing Riverwood's senior indebtedness prohibit, with certain exceptions, including but not limited to approximately $179 million of revolving credit facilities, additional indebtedness unless Riverwood's pro forma consolidated interest coverage ratio is greater than 2 to 1 until April 1995, at which time the consolidated interest coverage ratio test increases to
2.25 to 1. As of December 31, 1994, Riverwood's consolidated pro forma interest coverage ratio was greater than 2.25 to 1.

The indenture for the Schuller Senior Notes requires that, with certain exceptions, additional indebtedness may be incurred only if, after giving effect to the incurrence thereof, Schuller's pro forma consolidated interest coverage ratio is greater than 2.25 to 1 until October 1996, at which time the pro forma consolidated interest coverage ratio test increases to 2.5 to 1. As of December 31, 1994, Schuller's consolidated pro forma interest coverage ratio exceeded 2.5 to 1.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                    Manville Corporation 1994 Annual Report

NOTE 12
MINORITY INTEREST IN CONSOLIDATED SUBSIDIARY

On June 24, 1992, Riverwood completed an initial public offering of 12.1 million shares, or 19.5 percent, of its common stock. As a result of this transaction, the Company recorded an increase to Capital in Excess of Par Value of $65.1 million.

The Manville holding company purchased an additional 3,448,276 shares of Riverwood's common stock at a price of $14.50 per share in September 1993. This increased the Manville holding company's ownership percentage of Riverwood to approximately 81.5 percent from 80.5 percent. The Manville holding company has maintained at least an 80 percent ownership interest in Riverwood in order to preserve the consolidated tax entity and take advantage of existing tax benefits.

NOTE 13
COMMITMENTS AND CONTINGENCIES

Total rental expense was $27 million in 1994, $25.9 million in 1993 and $24.9 million in 1992.

At December 31, 1994, minimum rental commitments of the Company under long-term, noncancelable operating leases are as follows:

                        (In thousands of dollars)
                        -------------------------
1995                                      $18,748
1996                                       16,666
1997                                       11,219
1998                                       10,370
1999                                        3,337
After 1999                                  7,265
                                          -------
                                          $67,605
                                          =======

Minimum rental commitments of the Company have not been reduced by anticipated sublease income of approximately $3.9 million.

CONTINGENT PRODUCT LIABILITY

Between 1988 and 1992, the Company manufactured phenolic roofing insulation which, the Company has learned, contributes to the corrosion of metal decks on which it is installed. Subsequently, the Company exited the phenolic roofing insulation business and embarked upon a voluntary sampling and inspection program of such metal decks.

The Company estimates that approximately 63 million square feet of metal roof deck are insulated with the Company's phenolic roof product, of which approximately 46 percent had been inspected as of December 31, 1994. Based on the statistics compiled from the inspection and sampling program and the Company's claims experience through December 31, 1994 and assuming this experience continues into the future, approximately 1.5 million square feet of roof deck have been remediated or will require remediation. In most cases only "spot remediation" has been required to address the damage to the roof decks. However, the exact square footage of roof deck that will require remediation and the actual cost of such remediation are dependent upon a number of variables and cannot be determined at this time. Through December 31, 1994, the cumulative cash expended by the Company for sampling, inspection, remediation and claims settlement was $9.2 million.

At December 31, 1994, the Company's accrual for future sampling, inspection, remediation and present and anticipated claims totaled $9.1 million. This amount was computed by giving effect to information available from the Company's inspection and sampling program conducted through December 31, 1994, remediation experience, historical claims experience, the types of roofs on which phenolic insulation has been installed and the average cost of remediation, as well as the Company's assumption that its past remediation experience will continue into the future. At December 31, 1994, the Company is in the initial stages of litigation with respect to two phenolic-related claims.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                    Manville Corporation 1994 Annual Report

The Company has insurance that applies to property damage resulting from metal deck corrosion; however, at December 31, 1994, the Company was engaged in litigation, commenced by the Company, over the extent of such coverage with National Union Fire Insurance Company, its primary insurance carrier. In addition, the Company is in the initial stages of a lawsuit commenced by the Company against Beazer East, Inc., the former owner of the phenolic roofing insulation business.

Subsequent to December 31, 1994, the Company and its insurance carrier reached a settlement regarding the Company's lawsuit. Under the terms of a confidential settlement agreement, the Company's insurance carrier will be responsible for a portion of certain phenolic-related costs. The insurance carrier's portion of costs under the settlement agreement are expected to more than satisfy the $7 million receivable previously recorded by the Company for future expected recoveries.

Based upon the settlement agreement and the experience, information and assumptions referred to above, in management's opinion the range of the Company's portion of the ultimate gross loss with respect to sampling, inspection, remediation and claims settlement in excess of amounts previously accrued is between zero and $20 million.

ENVIRONMENTAL CONTINGENCIES

The Company is engaged in environmental remediation projects for properties currently owned or operated by the Company and properties divested by the Company for which responsibility was retained for preexisting conditions. In addition, the Company has been identified as a potentially responsible party at a number of non-Company owned or operated sites under the federal Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA") or similar state legislation, and as such could be jointly and severally liable for the costs of remediating these sites.

During 1994, the U.S. Government agreed to limit the Company's future liability under both CERCLA and the Resource Conservation and Recovery Act to 55 percent of its share of site-wide response costs and natural resource damages for disposals made by the Company prior to consummation of the Plan. Additionally, the U.S. Government agreed that future amounts the Company will be obligated to pay, in the aggregate, for such disposals shall never exceed $850,000 during any given year, with any excess plus interest being carried forward to subsequent years. In December 1994, the Company paid $1.7 million, pursuant to the terms of the agreement, which resolved the Company's liability for 12 CERCLA sites. At December 31, 1994, the Company remains contingently liable at ten additional CERCLA sites, seven of which are covered under the limitation on future liability provisions of the agreement.

The Company's accrual for environmental cleanup costs at each individual CERCLA site is based on, among other things, the extent of contamination, the nature of the Company's disposals, its waste-in percentage, and the organization of, and probable contribution from, financially viable, potentially responsible parties, as well as the limitation on liability contained in the agreement with respect to the sites covered thereby.

To address these contingent environmental costs, the Company has established appropriate accruals where such costs are probable and can be reasonably estimated. During 1994 and 1993, the Company paid approximately $6 million and $2 million, respectively, for environmental cleanup, almost entirely for properties owned by the Company, and had reserves totaling approximately $33 million and $39 million for environmental

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                    Manville Corporation 1994 Annual Report

remediation costs at December 31, 1994, and 1993, respectively. The Company expects the cash outlays related to these reserves to be made over the next 15 years.

Environmental law is dynamic rather than static. As a result, costs that are unforeseeable at this time may be incurred when new laws are enacted, and/or the environmental agencies promulgate or revise regulations in furtherance of such legislation. In response to the implementation of the 1990 amendments to the federal Clean Air Act and requirements of various state air emissions regulations the Company will be obligated to monitor emissions at its manufacturing sites. Because many of the anticipated regulations have not yet been proposed, neither the costs nor timing of compliance can be reasonably anticipated at this time. Provisions of the 1990 Amendments and the related regulations will likely require capital expenditures in the years 1995 to 2001, with most of the expenditures occurring in the latter part of that time frame. In addition, the federal Environmental Protection Agency has issued new proposed regulations for the pulp and paper industry, although it is expected that the earliest time for industry compliance with these proposed regulations should not be prior to the first quarter of 2000. At this time, Riverwood estimates capital spending that may be required to comply with the pulp and paper industry proposed regulations could be between $20 million and $40 million to be spent over a three-year period beginning in 1997.

The Company periodically reviews and, as appropriate, revises its environmental accruals. Based on current information and regulatory requirements, the Company believes that to the extent additional costs may be incurred that might exceed the accrued amounts, such amounts are not expected to have a material adverse effect on the Company's financial condition, liquidity or results of operations.

NOTE 14
STOCKHOLDERS' EQUITY

WARRANTS TO PURCHASE COMMON STOCK, $0.01 PAR VALUE

Warrants to purchase seven million shares of the $0.01 par value Common Stock are exercisable until June 6, 1996, at an exercise price of $9.40 per share.

SERIES A CONVERTIBLE PREFERRED STOCK, $1.00 PAR VALUE

The 7.2 million shares of Series A Convertible Preferred Stock issued to the PI Trust were each convertible into ten shares of $0.01 par value Common Stock, subject to certain antidilution provisions. On December 9, 1992, the PI Trust converted all of its Series A Convertible Preferred Stock into 72 million shares of Common Stock.

CUMULATIVE PREFERENCE STOCK, SERIES B, $1.00 PAR VALUE

Dividends on the Company's Cumulative Preference Stock, Series B, began being paid quarterly in 1994 at an annual rate of $2.70 per share, but are payable only as and when declared by Manville's Board of Directors after other funding requirements under the Plan have been met. Four dividends have been declared and paid in 1994 totaling $22.8 million. At December 31, 1994, there are no dividends in arrears.

Through December 31, 1993, the carrying value of the Preference Stock was increased periodically to reflect accretion based on the interest method, in accordance with APB Opinion No. 21. Such accretion, which was deducted from net income to arrive at net income applicable to common stockholders, amounted to $22.5 million in 1993 and $20 million in 1992.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                    Manville Corporation 1994 Annual Report

The following is a summary of shares outstanding:

                                                                          Series A         Cumulative
                                                                       Convertible         Preference
                                                                         Preferred             Stock,            Common
                                                                             Stock           Series B             Stock
                                                                        ----------         ----------       -----------
BALANCE AT DECEMBER 31, 1991                                             7,200,000          9,145,195        48,679,097
Conversion of old common and preferred stock to new Common
  Stock and Cumulative Preference Stock, Series B                                              14,170            68,187
Issuance of Common Stock upon exercise of warrants                                                                  378
Issuance of Common Stock in connection with the Stock
  Incentive Plan                                                                                              1,856,003
Forfeiture of Common Stock issued in connection with
  the Stock Incentive Plan                                                                                       (2,838)
Conversion of Series A Convertible Preferred Stock
  into Common Stock                                                     (7,200,000)                          72,000,000
                                                                        ----------         ----------       -----------
BALANCE AT DECEMBER 31, 1992                                                                9,159,365       122,600,827
Conversion of old common and preferred stock to new Common
  Stock and Cumulative Preference Stock, Series B                                              71,218           226,077
Issuance of Common Stock in connection with the Stock
  Incentive Plan                                                                                                121,581
Forfeiture of Common Stock issued in connection with
  the Stock Incentive Plan                                                                                      (58,796)
Forfeiture of Common Stock in conjunction with the
  formation of the Riverwood Stock Incentive Plan                                                              (553,967)
                                                                                           ----------       -----------
BALANCE AT DECEMBER 31, 1993                                                                9,230,583       122,335,722
Issuance of Common Stock in connection with the Stock
  Incentive Plan and other employee plans                                                                       627,902
Forfeiture of Common Stock issued in connection with
  the Stock Incentive Plan                                                                                      (89,000)
Treasury Stock acquired                                                                                         (46,863)
                                                                        ----------         ----------       -----------
BALANCE AT DECEMBER 31, 1994                                                                9,230,583       122,827,761
                                                                        ==========         ==========       ===========

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                    Manville Corporation 1994 Annual Report

NOTE 15
STOCK INCENTIVE PLAN

The Company has registered and reserved 4.8 million shares of $0.01 par value Common Stock for issuance under the Manville Corporation Stock Incentive Plan.

A summary of the stock incentive transactions for the three years ended December 31, 1994 is as follows:

                                                            Restricted                              Shares             Stock
                                                                Common             Stock         Available      Appreciation
                                                                 Stock           Options         for Grant            Rights
                                                             ---------           -------        ----------         ---------
BALANCE AT DECEMBER 31, 1991                                   458,006           686,500         3,655,494         1,366,400
Granted                                                      1,846,003                          (1,846,003)
Exercised                                                                        (10,000)          (10,000)         (290,300)
Forfeited                                                       (2,838)          (92,600)           95,438          (563,400)
                                                             ---------           -------        ----------         ---------
BALANCE AT DECEMBER 31, 1992                                 2,301,171           583,900         1,894,929           512,700
Granted                                                         49,581                             (49,581)
Exercised                                                                        (72,000)          (72,000)         (101,000)
Forfeited                                                     (612,763)         (109,100)          721,863          (132,500)
                                                             ---------           -------        ----------         ---------
BALANCE AT DECEMBER 31, 1993                                 1,737,989           402,800         2,495,211           279,200
Granted                                                        522,386                            (522,386)
Exercised                                                                        (84,400)          (84,400)          (91,800)
Forfeited                                                      (89,000)                             89,000
                                                             ---------           -------        ----------         ---------
BALANCE AT DECEMBER 31, 1994                                 2,171,375           318,400         1,977,425           187,400
                                                             =========           =======        ==========         =========

Included in the 1993 forfeitures are 553,967 shares of restricted common stock held by Riverwood employees under the Manville Corporation Stock Incentive Plan that were canceled upon receipt of awards by the Riverwood employees under a Riverwood plan.

In December 1992, approximately 1.8 million shares of restricted common stock were issued to Company employees at grant prices ranging from $4.50 per share to $9.75 per share. In 1993, approximately 50,000 shares of restricted common stock were issued to Company employees at grant prices ranging from $4.50 to $9.63 per share. During 1994, approximately 522,000 shares of restricted common stock were issued to Company employees at grant prices ranging from $8.13 to $9.63 per share. The Company's compensation expense on restricted stock is based on the fair market value of the Company's Common Stock at the date of grant which is expensed over the vesting period.

The stock options were awarded at exercise prices ranging from $5.75 per share to $10.50 per share. Options were exercised at prices ranging from $8.25 to $9.63 per share in 1994, from $6.88 to $7.63 per share in 1993 and at $6.88 per share in 1992. Each option outstanding at December 31, 1994, 1993 and 1992, is exercisable for one share of the Company's Common Stock.

Stock appreciation rights have been awarded at prices ranging from $5.75 to $10.50 per share. The stock appreciation rights were exercised at prices ranging from $6.88 to $7.63 per share in 1994 and 1993 and from $5.75 to $7.63 per share in 1992. Compensation expense for the stock appreciation rights is based on the difference between the fair market value of the Company's Common Stock at the date of exercise and the fair market value at the date of grant.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                    Manville Corporation 1994 Annual Report

NOTE 16
EARNINGS (LOSS) PER COMMON SHARE

On December 9, 1992, the PI Trust converted all issued and outstanding Series A Convertible Preferred Stock into 72 million shares of Common Stock. All earnings (loss) per common share computations assume that the Preferred Stock had been converted to Common Stock and was outstanding as of the beginning of the earliest period presented.

The Company has issued stock options and stock appreciation rights. In addition, warrants issued upon consummation of the Plan became exercisable during 1989. These common stock equivalents were considered in determining earnings (loss) per common share amounts. Primary and fully diluted earnings
(loss) per common share amounts are based on the weighted average number of common and common equivalent shares outstanding during the year. The fully diluted earnings (loss) per common share computation further assumes that the common stock equivalents were outstanding at the beginning of the year. The 1994, 1993 and 1992 primary and fully diluted earnings (loss) per common share amounts are determined using the following common equivalent shares:

                                                  1994                            1993                            1992
                                       --------------------------      --------------------------      --------------------------
                                                            Fully                           Fully                           Fully
                                           Primary        Diluted          Primary        Diluted          Primary        Diluted
                                       -----------    -----------      -----------    -----------      -----------    -----------
Common Stock outstanding               122,424,000    122,424,000      122,422,000    122,422,000      122,867,000    122,867,000
Warrants, stock options and stock
  appreciation rights                       68,000         87,000           58,000         82,000          181,000        181,000
Treasury Stock                             (46,000)       (46,000)
                                       -----------    -----------      -----------    -----------      -----------    -----------
                                       122,446,000    122,465,000      122,480,000    122,504,000      123,048,000    123,048,000
                                       ===========    ===========      ===========    ===========      ===========    ===========

Earnings (loss) per common share amounts are calculated after the deduction for preference stock dividends/accretion.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                    Manville Corporation 1994 Annual Report

NOTE 17
PENSIONS

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

(A) PENSION EXPENSE (BENEFIT)

The pension expense (benefit) related to the U.S. defined benefit pension plans for the years ended December 31 consists of the following:

                                                                                    (In thousands of dollars)
                                                         ----------------------------------------------------
                                                             1994                 1993                   1992
                                                         --------             --------               --------
Service cost - benefits earned during the year          $  14,413            $  12,321               $ 12,536
Interest cost on projected benefit obligation              54,908               55,784                 55,510
Estimated return on assets
  - actual (gain) loss                                     35,427             (115,251)               (36,633)
  - deferred gain (loss)                                 (101,137)              48,678                (31,239)
Net amortization and deferral                              (2,774)                   5                 (1,464)
                                                        ---------            ---------               --------
Total pension expense (benefit)                         $     837            $   1,537               $ (1,290)
                                                        =========            =========               ========

Certain assumptions used in determining the pension expense (benefit) for the years ended December 31 are as follows:

                                                             1994                 1993                   1992
                                                     ------------                -----                  -----
Discount rates                                              7.00%                7.50%                  7.50%
Rates of increase in future compensation levels             5.50%                5.75%                  5.75%
Expected long-term rates of return on assets         8.00 - 9.00%                9.00%                  9.00%
                                                     ============                =====                  =====

(B) FUNDED STATUS

The funded status of the Company's defined benefit plans covering U.S. employees in which assets exceed accumulated benefits as of December 31 is as follows:

                                                             (In thousands of dollars)
                                                         -----------------------------
                                                             1994                 1993
                                                         --------             --------
Actuarial present value of:
  Vested benefit obligation                              $631,594             $693,028
                                                         ========             ========
  Accumulated benefit obligation                         $650,990             $720,448
                                                         ========             ========
  Projected benefit obligation                           $684,796             $762,567
Plan assets at fair value                                 740,523              783,134
                                                         --------             --------

Plan assets in excess of projected benefit
  obligation                                               55,727               20,567
Unrecognized net loss                                     101,392              135,477
Prior service costs                                        17,359               10,830
Unrecognized transition adjustment                        (47,026)             (53,040)
                                                         --------             --------
Prepaid pension asset                                    $127,452             $113,834
                                                         ========             ========

In addition, the funded status of the Company's defined benefit plans covering U.S. employees in which accumulated benefits exceed assets as of December 31 is as follows:

                                                             (In thousands of dollars)
                                                          ----------------------------
                                                             1994                 1993
                                                          -------              -------
Actuarial present value of:
  Vested benefit obligation                               $ 2,503              $46,094
                                                          =======              =======
  Accumulated benefit obligation                          $ 2,620              $46,542
                                                          =======              =======
  Projected benefit obligation                            $ 3,845              $48,010
Plan assets at fair value                                                       40,378
                                                          -------              -------
Plan assets less than projected
  benefit obligation                                       (3,845)              (7,632)
Unrecognized net loss                                          64                8,278
Prior service costs                                         1,134                3,988
Unrecognized transition adjustment                            781               (3,015)
Additional minimum liability                               (1,538)              (7,168)
                                                          -------              -------
Pension liability                                         $(3,404)             $(5,549)
                                                          =======              =======

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                    Manville Corporation 1994 Annual Report

The projected benefit obligations for the above plans were determined in 1994 and 1993 using a discount rate of nine percent and seven percent, respectively. In addition, the rate of increase in future compensation levels for salary-related plans ranged from 5.5 to 6.5 percent in 1994 and was 5.5 percent in 1993. The vested benefit obligation is calculated on the benefits the employees are entitled to receive if they were to separate immediately.

At December 31, 1994 and 1993, certain plans' accumulated benefits exceeded their assets, resulting in a reduction to an amount previously charged of $4.4 million in 1994 and a charge of $0.3 million in 1993, prior to adjustment for minority interest in consolidated subsidiary.

As of December 31, 1994 and 1993, accrued retirement contributions included in compensation and employee benefits on the balance sheet were $13.2 million and $11.3 million, respectively.

CANADIAN PENSION PLANS:

Canadian employees are covered by a defined contribution plan. Contributions to this plan are based on each participant's monthly earnings. Company contributions to the defined contribution plan were $0.6 million in 1994, $0.5 million in 1993 and $0.9 million in 1992.

Canadian employees previously participated in defined benefit plans. During 1988 and 1990, annuities were purchased by the defined benefit plans to settle obligations to current pensioners. In addition, the defined benefit plans were converted to defined contribution plans and active participants' benefit balances were transferred to an existing Canadian defined contribution plan. After settlement of the accumulated benefit obligations, the defined benefit plans held surplus assets of approximately $37 million as of December 31, 1994. The Company has recognized a prepaid pension asset related to these discontinued Canadian defined benefit plans of $14.4 million and $15 million as of December 31, 1994 and 1993, respectively.

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

(A) PENSION EXPENSE

The pension expense related to the overseas plans for the years ended December 31 consists of the following:


                                                                                     (In thousands of dollars)
                                                           --------------------------------------------------
                                                             1994                 1993                   1992
                                                           ------               ------                 ------
Service cost - benefits earned during the year             $3,249               $3,242                 $3,079
Interest cost on projected benefit obligation               6,315                5,409                  4,767
 Estimated return on assets
  - actual (gain) loss                                        805              (10,837)                (4,762)
  - deferred gain (loss)                                   (5,738)               7,151                  1,333
Net amortization and deferral                                 238                  239                    234
                                                           ------               ------                 ------
Total pension expense                                      $4,869               $5,204                 $4,651
                                                           ======               ======                 ======

Certain assumptions used in determining the pension expense for the years ended December 31 are as follows:

                                                             1994                 1993                   1992
                                                         --------             --------              ---------
Discount rates                                           5.0-8.0%             5.0-9.0%               5.0-9.0%
Rates of increase in future compensation levels          3.0-7.0%             4.0-7.5%               4.0-7.5%
Expected long-term rates of return on assets             5.0-9.0%             5.0-9.5%              5.0-10.0%
                                                         ========             ========              =========


Approximately 330 employees participated in a multiemployer pension plan that provides defined benefits to employees under certain union-employer organization agreements. Pension expense for this plan was $2.1 million in 1994, $2.2 million in 1993 and $3.2 million in 1992.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                    Manville Corporation 1994 Annual Report

The Company's Australian subsidiary has defined contribution plans for eligible salaried and hourly employees. Both groups of employees may contribute up to 44 percent of their compensation. The Company was required by law to contribute five percent of all eligible employees' compensation in 1994 and 1993. In addition, the Company matched up to 10 percent of all employees' contributions in 1994 and 1993. Company contributions to these plans were $0.9 million in 1994, $1.1 million in 1993 and $0.9 million in 1992.

(B) FUNDED STATUS

The funded status of the Company's overseas plans in which assets exceed accumulated benefits as of December 31 is as follows:

                                                       (In thousands of dollars)
                                                       -------------------------
                                                             1994           1993
                                                          -------        -------
Actuarial present value of:
  Vested benefit obligation                               $22,306        $23,464
                                                          =======        =======
  Accumulated benefit obligation                          $23,575        $25,791
                                                          =======        =======
  Projected benefit obligation                            $49,867        $51,576
Plan assets at fair value                                  51,959         52,277
                                                          -------        -------
Plan assets in excess of
  projected benefit obligation                              2,092            701
Unrecognized net (gain) loss                               (1,773)        (4,065)
Unrecognized transition adjustment                                         1,972
Prior service costs                                                           56
                                                          -------        -------
Prepaid pension asset (liability)                         $   319        $(1,336)
                                                          =======        =======

In addition, the funded status of the Company's overseas plans in which accumulated benefits exceed assets as of December 31 is as follows:

                                                       (In thousands of dollars)
                                                       -------------------------
                                                             1994           1993
                                                         --------       --------
Actuarial present value of:
  Vested benefit obligation                              $ 22,011       $ 19,133
                                                         ========       ========
  Accumulated benefit obligation                         $ 23,274       $ 20,305
                                                         ========       ========
  Projected benefit obligation                           $ 25,517       $ 22,607

Plan assets at fair value
                                                         --------       --------
Plan assets less than projected
  benefit obligation                                      (25,517)       (22,607)
Unrecognized net (gain) loss                               (2,379)        (1,476)
Unrecognized transition adjustment                          1,103          1,116
                                                         --------       --------
Pension liability                                        $(26,793)      $(22,967)
                                                         ========       ========

Projected benefit obligations were determined using discount rates ranging from five to nine percent in 1994 and 1993. The rate of increase in future compensation levels for salary-related plans ranged from four to 7.5 percent in 1994 and 1993. The vested benefit obligation is calculated on the benefits the employees are entitled to receive if the employees were to separate immediately.

On December 29, 1994, Riverwood sold just under 50 percent of its investment in Igaras (see Note 8). Prior to that date, Riverwood owned 100 percent of Igaras. Accordingly, the pension expense related to Igaras' pension plan was included in the overseas plans pension expense for 1993 and 1994 through the date of the sale. Subsequent to December 29, 1994, Riverwood no longer consolidates Igaras, but instead reports its investment in Igaras under the equity method of accounting. Therefore, the funded status of Igaras' pension plan is excluded from the international plans' funded status as of December 31, 1994.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                    Manville Corporation 1994 Annual Report

VOLUNTARY SAVINGS PLANS:

The Company also sponsors voluntary savings plans for eligible U.S. employees. Employees may make contributions of up to 16 percent of their compensation. The Company matches up to six percent of certain contributions at rates ranging from 15 percent to 100 percent, depending on the Company's performance. Company contributions paid to the savings plans were $5.4 million in 1994, $7.8 million in 1993 and $4.8 million in 1992. The Company has also accrued an additional savings plan contribution in 1994 of $4.8 million to be paid in 1995.

NOTE 18
OTHER POSTRETIREMENT BENEFITS

The Company sponsors defined benefit postretirement health care plans that provide medical and life insurance coverage to salaried and certain hourly retired U.S. and Canadian employees and their dependents.

The postretirement benefit expense for the years ended December 31 consisted of the following:

                                                                 (In thousands of dollars)
                                                          -------------------------------
                                                             1994        1993        1992
                                                          -------     -------     -------
Service cost-benefits earned
  during the year                                         $ 4,239     $ 4,100     $ 3,820
Interest cost on accumulated postretirement
  benefit obligation                                       20,323      22,367      21,976
Net amortization and deferral                                  39         813         782
                                                          -------     -------     -------
Total postretirement benefit expense                      $24,601     $27,280     $26,578
                                                          =======     =======     =======

The postretirement benefit expense was calculated using a discount rate of seven percent in 1994 and 7.5 percent in both 1993 and 1992.

The Company's unfunded postretirement benefit obligation reconciled with the amounts shown in the Company's consolidated balance sheet as of December 31 is as follows:

                                                     (In thousands of dollars)
                                                      -----------------------
                                                             1994        1993
                                                         --------    --------
Actuarial present value of the accumulated
  postretirement benefit obligation:
     Retirees                                            $160,935    $223,717
     Fully eligible plan participants                      10,861      14,681
     Other active plan participants                        39,529      63,594
                                                         --------    --------
                                                          211,325     301,992
Unrecognized net gain (loss)                               29,591     (30,789)
Prior service costs                                        29,306
                                                         --------    --------
Postretirement benefit obligation                        $270,222    $271,203
                                                         ========    ========

The current portions of $26.2 million and $24.7 million of the postretirement benefit obligation are recorded in compensation and employee benefits as of December 31, 1994 and 1993, respectively.

During 1994, the Company instituted changes in its postretirement medical and life insurance plans for its future and certain current retirees that reduced the accumulated postretirement benefit obligation by $28.8 million at December 31, 1994. These changes included capping annual medical benefits provided for future retirees, introduction of cost-sharing features such as contributions by certain retirees and their dependents and limiting the maximum amounts of life insurance coverage provided. This unrecognized reduction in prior service costs will be amortized from 1995 through 2011. In addition, no postretirement medical benefits are offered to Riverwood employees who began employment after December 31, 1993.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                    Manville Corporation 1994 Annual Report

The accumulated postretirement benefit obligations were determined in 1994 and 1993 using discount rates of nine percent and seven percent, respectively. For measurement purposes, a nine percent annual rate of increase in the per capita cost of covered medical benefits was assumed for 1994; the rate was assumed to decrease gradually to 5.5 percent in 2002 and remain at that level thereafter. The health care cost trend rate assumption has a significant effect on the amounts reported. To illustrate, increasing the assumed health care cost trend rates by one percentage point in each year would increase the accumulated benefit obligation as of December 31, 1994, by $11.1 million and the aggregate of the service and interest cost components of the periodic cost for the year then ended by $2.5 million.

NOTE 19
POSTEMPLOYMENT BENEFITS

The Company's postemployment benefit obligation includes workers' compensation reserves. The present value of those reserves reflected in liabilities as of December 31, 1994 and 1993, was $75.1 million and $76.6 million, respectively. A discount rate ranging from seven percent to 8.2 percent in 1994 and seven percent in 1993 was used in determining the present value. On a gross basis, the reserves were $143.7 million at December 31, 1994, and $148.7 million at December 31, 1993 (see Note 24).

NOTE 20
RESTRUCTURING OF OPERATIONS GAIN (LOSS)

During 1993 and 1992 the Company incurred restructuring gains (losses) totaling $(40.5) million and $0.7 million, respectively, as described below.

RIVERWOOD

Riverwood reported a net restructuring of operations loss of $8 million in the fourth quarter of 1993 which included a $25 million charge for the writedown of assets and provisions for severance, relocation and related costs of restructuring and consolidating certain operations and infrastructure levels. In recent years, Riverwood has experienced rapid growth primarily through acquisitions. By 1993, this had created certain areas with overlapping responsibilities and duplicated efforts. Accordingly, in 1993 Riverwood implemented an ongoing restructuring plan designed to streamline operations, increase efficiency and cost effectiveness and enhance worldwide customer service capability. For 1993 business segment reporting purposes, of the $25 million restructuring charge, $18 million, $0.3 million and $0.4 million were included in the Coated Board System, Containerboard and U.S. Timberlands/Wood Products business segments, respectively, with the remainder included in Riverwood's Corporate and Eliminations section of income from operations. Through December 31, 1994, approximately $15.6 million had been charged against the restructuring reserve, of which approximately $12.7 million related to cash expenditures. Approximately $8.8 million, $0.2 million, and $0.3 million of the total charges to the reserve related to the Coated Board System, Containerboard and U.S. Timberlands/ Wood Products business segments, respectively, and $6.3 million were of a corporate nature. Of the remaining reserve of $9.4 million at December 31, 1994, Riverwood estimates that approximately $7 million will be used for cash expenditures. By December 31, 1994, as a result of the ongoing restructuring plan, Riverwood's salaried and hourly work force had been reduced by an aggregate of 144 individuals, reducing annual payroll and benefit costs by approximately $6.1 million. Also as a result of the ongoing restructuring plan, Riverwood wrote down the book value of certain assets by $2.9 million. These

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                   Manville Corporation 1994 Annual Report

asset write downs, together with assets sold under the restructuring plan, combined to reduce annual depreciation expense by approximately $1 million. Additionally, other operating costs were reduced by approximately $2.7 million.

The 1993 restructuring charge was partially offset by a $17 million gain on the sale and assignment, for cash, of approximately 60,000 acres of nonstrategic timberlands located in Louisiana and Texas. The $17 million gain was included in the U.S. Timberlands/Wood Products business segment.

SCHULLER

During 1993, Schuller initiated restructuring programs resulting in charges totaling $30.1 million for the year as explained below.

During the second quarter of 1993, Schuller recorded a restructuring loss of approximately $3.2 million principally for the settlement of litigation related to a former business for which a previous estimate had not been reasonably possible.

During the fourth quarter of 1993, Schuller made the decision to exit its residential roofing business and recorded a provision of $6.7 million, which included $1.6 million for the separation of approximately 75 employees, $2.4 million for the writedown of assets and $2.7 million for other related costs.

In 1993, Schuller adopted a program for the separation of approximately 125 salaried employees, principally in its mats and reinforcements business in the Engineered Products segment, and accordingly, recorded a $6.6 million charge for such costs in addition to a $0.9 million charge for the separation of certain salaried employees in the Building Products segment. This program was precipitated by U.S. competitive pressures and weak European construction markets.

Restructuring of operations in 1993 also included a $12.7 million charge related to Schuller's former phenolic roofing insulation business which consisted of: $15.6 million for estimated sampling, inspection and remediation expenses; $2.5 million for estimated legal costs; $1 million for administration of the sampling and inspection program; $0.6 million for the writedown of equipment; offset by $7 million of expected insurance recoveries. The accrual for sampling, inspection, remediation and administration costs reflected Schuller's decision to continue its voluntary program and was based on information available at that time, including Schuller's previous experience in sampling, inspecting and remediating roofs with phenolic insulation. The accrual for legal costs reflected Schuller's decision to commence litigation after initial attempts to negotiate settlements, with the former owner of the business and Schuller's insurance carrier failed.

During 1994, Schuller did not record any additional restructuring charges and continued to implement plans initiated in previous years. During 1994 and 1993, Schuller's salaried workforce was reduced by approximately 60 employees and 130 employees, respectively as a result of the continuation of Schuller's rationalization program and its exit from the residential roofing business.

During 1992, Schuller recorded a net restructuring gain of $2 million. Schuller reduced its salaried workforce by approximately 200 employees, reducing annual payroll and benefit costs by approximately $11 million. The end of 1992 marked the completion of restructuring programs initiated in late 1990. Accordingly, Schuller recorded an adjustment of $2.5 million to reduce previously established separation reserves that were no longer considered necessary. Approximately $2 million of this adjustment related to the Building Products segment and the remainder related to the Engineered Products segment.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                    Manville Corporation 1994 Annual Report

Schuller's restructuring of operations in 1992 also included a gain of $4.7 million on the settlement of an environmental liability related to a business in the Engineered Products segment and a $2 million gain on the sale of Schuller's 50 percent interest in a joint venture not related to its core businesses.

In addition, restructuring of operations included a $7.8 million charge related to Schuller's former phenolic insulation business in the Building Products segment. This charge included a $3.3 million loss on the sale of phenolic-related assets, not previously anticipated due to a change in market conditions. Schuller also recorded a $2.5 million charge for legal costs, which arose as a result of Schuller's claims against Beazer East, Inc. and Schuller's insurer. Prior to 1992, it was not expected that Schuller's insurer would deny coverage of Schuller's claim and Schuller had not identified that it had a potential claim against the previous owner of the business. In addition, Schuller recorded a $2 million adjustment to increase reserves previously established for Schuller's voluntary sampling, inspection and remediation program. This increase to the reserves reflected Schuller's decision to continue this voluntary program and was based on information obtained as a result of sampling, inspection and remediation performed in 1991.

The following table sets forth the activity in Schuller's restructuring reserves for the years ended December 31:

                                                                                       (In thousands of dollars)
                                            --------------------------------------------------------------------
                                               Employee
                                            Separations          Phenolic               Other             Total
                                            -----------         ---------            --------         ---------
BALANCES AT DECEMBER 31, 1991                  $15,389           $ 7,538             $20,145          $ 43,072
Restructuring of Operations Loss                (2,514)            7,764              (7,283)           (2,033)
Cash Payments                                   (7,131)           (5,990)             (1,222)          (14,343)
Writedown of Assets                                               (3,245)                               (3,245)
                                               -------           -------             -------          --------
BALANCES AT DECEMBER 31, 1992                    5,744             6,067              11,640            23,451
Restructuring of Operations Loss                 9,167            12,707               8,242            30,116
Cash Payments                                   (8,395)           (6,280)             (6,898)          (21,573)
Writedown of Assets                                                 (601)             (2,420)           (3,021)
Insurance Receivable                                               7,000                                 7,000
                                               -------           -------             -------          --------
BALANCES AT DECEMBER 31, 1993                    6,516            18,893              10,564            35,973
Cash Payments                                   (5,147)           (9,751)             (4,006)          (18,904)
Writedown of Asset                                                                      (668)             (668)
                                               -------           -------             -------          --------
BALANCES AT DECEMBER 31, 1994                  $ 1,369           $ 9,142             $ 5,890          $ 16,401
                                               =======           =======             =======          ========

MANVILLE HOLDING COMPANY

Other restructuring charges for the Manville holding company in 1993 totaled approximately $2.4 million and primarily related to cash expenses associated with former business operations and a loss on the sale of an oil and gas property.

The Manville holding company restructuring loss of $1.3 million in 1992 included a loss on the sale of oil and gas properties of $7 million offset in part by a $5.7 million gain on the sale of an investment in a joint venture.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                    Manville Corporation 1994 Annual Report

NOTE 21
OTHER INCOME (LOSS), NET

Schuller recorded a charge of approximately $8.9 million in the fourth quarter of 1994 primarily for legal costs incurred and anticipated in connection with Schuller's litigation with its insurance carrier and the former owner of the phenolic roofing insulation business. Pursuant to the adoption of Emerging Issues Task Force Issue No. 94-3, "Liability Recognition for Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring)," charges related to the phenolic roofing insulation business have been classified as part of other income.

Also included in other income for 1994 is an $8.9 million gain on Riverwood's sale of certain oil and gas mineral rights on its U.S. timberlands.

Included in 1994, 1993 and 1992 other income were gains on the sale of assets used in the fiberglass manufacturing process of $1.5 million, $0.1 million and $7.6 million, respectively.

Net foreign currency transaction and translation gains (losses) included in determining income from operations for 1994, 1993 and 1992 were $(7) million, $(14.1) million and $(7.2) million, respectively, of which $(2.7) million, $(1.4) million and $2.1 million were included in other income (loss) for 1994, 1993 and 1992, respectively.

NOTE 22
INCOME TAXES

Income taxes payable consist of the following:

                                                             (In thousands of dollars)
                                                          ----------------------------
                                                             1994                 1993
                                                          -------              -------
U.S. federal and foreign income taxes                     $13,889              $11,942
Deferred income taxes                                      12,640               10,347
State and local taxes                                       2,210                2,520
                                                          -------              -------
                                                          $28,739              $24,809
                                                          =======              =======

The approximate tax effect of the temporary differences and carryforwards giving rise to the net deferred tax asset is as follows:

                                                             (In thousands of dollars)
                                                         -----------------------------
                                                             1994                 1993
                                                         --------             --------
U.S. Deferred Tax Assets:
  PI Trust deductions                                    $359,242             $407,437
  Net operating loss carryforward                         135,912               75,431
  Postretirement benefits other than pensions              93,846               94,117
  Workers' compensation and postemployment
    benefits                                               28,523               27,337
  Foreign tax credit carryforward                          26,521               26,521
  General business credit carryforward                     17,927               18,274
  Warranty reserves                                        17,180               17,035
  Credit for prior year minimum tax carryforward           16,405               16,405
  Environmental reserves                                   11,471               13,456
  Provision for major equipment overhaul                    9,224                7,555
  Vacation and holiday wages and salaries                   9,043                9,393
  Deferred state and local taxes                            8,307                8,852
  State and local net operating
    loss carryforward                                       7,489                6,086
  Other                                                    55,618               58,580
                                                         --------             --------
                                                          796,708              786,479
                                                         --------             --------
Foreign Deferred Tax Assets:
  Compensation and benefits                                 2,247                2,609
  Brazilian inflationary profits                                                 5,418
  Brazil net operating loss carryforward                                         3,402
  Other                                                     5,079                4,855
                                                         --------             --------
                                                            7,326               16,284
                                                         --------             --------
Total Deferred Tax Assets                                 804,034              802,763
                                                         --------             --------
U.S. Deferred Tax Liabilities:
  Property, plant and equipment                           226,143              194,820
  Timber                                                   68,404               69,741
  Prepaid pension cost                                     48,580               44,332
  Other                                                    37,459               14,421
                                                         --------             --------
                                                          380,586              323,314
                                                         --------             --------
Foreign Deferred Tax Liabilities                              271                  344
                                                         --------             --------
Total Deferred Tax Liabilities                            380,857              323,658
                                                         --------             --------
Net Deferred Tax Asset, before
  valuation allowances                                    423,177              479,105
Valuation Allowances                                      (96,449)             (94,795)
                                                         --------             --------
Net Deferred Tax Asset                                   $326,728             $384,310
                                                         ========             ========

The current portion of the net deferred tax asset as of December 31, 1994 and 1993, was $44.9 million and $50.2 million, respectively.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                    Manville Corporation 1994 Annual Report

The PI Trust deductions deferred tax asset primarily represents consummation charges related to stock and bonds issued to the PI Trust, recorded in 1988 for financial reporting purposes, and subsequent dividend and profit sharing payments made to the PI Trust that are not yet deductible for income tax purposes. The charge related to the bonds becomes deductible as principal and interest payments are made to the PI Trust or when the bonds are sold by the PI Trust and funds are distributed to claimants or deposited in a specific settlement fund within the PI Trust. The PI Trust deductions deferred tax asset includes $207.1 million generated from the issuance of preferred and common stock to the PI Trust and is based on the market-related value of the stock at consummation. If the PI Trust were to sell the stock at a price greater than the value recorded at consummation, the Company may receive a tax benefit in excess of the deferred tax asset reflected for financial reporting purposes. Likewise, if the PI Trust were to sell the stock at a price lower than the value recorded at consummation, the Company would receive a tax benefit less than the deferred tax asset. At December 31, 1994, the trading price of the Company's Common Stock exceeded the market-related value used to record the stock issued at consummation. The charge related to the issuance of stock will become deductible when the PI Trust converts its shares to cash and distributes the proceeds to asbestos claimants or transfers the proceeds to the settlement fund. The dividend and profit sharing payments to the PI Trust also represent a future tax benefit to the Company (subject to the valuation allowance discussed below) that will become a current deduction when paid to claimants or transferred to the settlement fund.

The PI Trust transferred $234 million and $172 million in 1994 and 1993, respectively, to the specific settlement fund within the PI Trust or to claimants generating corresponding current ax deductions for the Company. This was the primary reason for the net operating loss carryforward deferred tax assets in 1994 and 1993. In addition, the monies transferred were adequate to eliminate any alternative minimum tax liability.

The Company's U.S. deferred tax asset increased by approximately $12 million due to an increase in 1993 in the U.S. federal tax rate to 35 percent from 34 percent.

The Company estimates, based upon its past earnings, forecasts of future earnings and potential tax planning strategies, that as of December 31, 1994, $96.4 million of the deferred tax asset will not be realized. This amount primarily relates to foreign tax credits, general business credits and future deductible amounts that the Company believes will expire unused. Accordingly, a valuation allowance has been provided for these amounts. The Company recorded a $2 million increase in valuation allowance due to additional deferred tax asset generated from the Company's prepayment of a substantial amount of the Trust Bonds in 1994. The $7 million increase in the valuation allowance in 1993 primarily relates to the additional tax benefit realized on the common dividends paid to the PI Trust in 1993. In 1992, the Company recorded a $16.3 million increase in the valuation allowance to provide for credit carryforwards previously recognized as assets. The increases to the valuation allowance in both 1993 and 1992 resulted from the Company's expectation that the aforementioned assets will not be fully realized.

In accordance with Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes," the Company's valuation allowance on all deferred tax assets is subject to change as forecasts of future years' earnings and tax planning strategies are revised. Tax planning strategies include the acceleration of taxable amounts to utilize expiring carryforwards, such as the potential sale of assets, and changes in the timing of taxable deductions principally related to amounts paid by the PI Trust or transferred to a specific settlement fund within the PI Trust.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                    Manville Corporation 1994 Annual Report

The approximate tax effect of the temporary differences giving rise to a significant portion of the net deferred tax liability is as follows:

                                                              (In thousands of dollars)
                                                         -----------------------------
                                                             1994                 1993
                                                         --------             --------
Foreign Deferred Tax Assets:
  Net operating loss carryforward                        $  1,923             $    861
  Capital lease obligation                                  1,175                1,198
  Other                                                     2,572                1,591
                                                         --------             --------
Total Deferred Tax Assets                                   5,670                3,650
                                                         --------             --------
U.S. Deferred Tax Liabilities:
  Deferred state and local taxes                           38,724               29,638
  Other                                                                          7,375
                                                         --------             --------
                                                           38,724               37,013
                                                         --------             --------
Foreign Deferred Tax Liabilities:
  Property, plant and equipment                            54,618               43,455
  Brazilian inflationary profits and
    other reserves                                                               9,303
  Pensions                                                  5,360                5,879
  Undistributed earnings of foreign subsidiaries            9,832                7,559
  Precious metals                                                                1,160
  Other                                                     1,165                2,315
                                                         --------             --------
                                                           70,975               69,671
                                                         --------             --------
Total Deferred Tax Liabilities                            109,699              106,684
                                                         --------             --------
Net Deferred Tax Liability                               $104,029             $103,034
                                                         ========             ========

The current portion of the net deferred tax liability as of December 31, 1994 and 1993, was $12.6 million and $10.3 million, respectively.

The Company's deferred tax liability decreased by approximately $3 million due to a reduction in German tax rates in 1993. In addition, the government of Brazil enacted tax provisions that reduced the statutory federal tax rate to 35 percent from 40 percent and also allowed for the accelerated liquidation of future tax liabilities on inflationary profits at reduced rates. As a result of these changes to Brazilian tax law, Manville recognized a net deferred income tax benefit of $5 million in 1993.

The U.S. and foreign components of income (loss) from continuing operations before income taxes consist of the following:

                                                                                     (In thousands of dollars)
                                                         ----------------------------------------------------
                                                             1994                 1993                   1992
                                                         --------             --------                -------
U.S.                                                     $102,943             $(26,591)               $37,288
Foreign                                                    58,462               32,944                 40,517
                                                         --------             --------                -------
                                                         $161,405             $  6,353                $77,805
                                                         ========             ========                =======

The provision for income tax expense (benefit) on continuing operations consists of the following:

                                                                                     (In thousands of dollars)
                                                          ---------------------------------------------------
                                                             1994                 1993                   1992
                                                          -------             --------                -------
Current
  U.S. state and local                                    $ 4,054             $  6,739                $ 4,407
  Foreign                                                  18,692               14,884                 19,453
                                                          -------             --------                -------
                                                           22,746               21,623                 23,860
                                                          -------             --------                -------
Deferred
  U.S.                                                     65,346              (71,556)                (5,349)
  Foreign                                                   7,458               (4,785)                 8,715
                                                          -------             --------                -------
                                                           72,804              (76,341)                 3,366
                                                          -------             --------                -------
                                                          $95,550             $(54,718)               $27,226
                                                          =======             ========                =======

As a result of a retroactive change in U.S. income tax regulations regarding the payment of add-on minimum tax and the treatment of certain tax preference items for the years 1977 through 1986, the Company was entitled to a federal income tax refund plus accrued interest. During the first and second quarters of 1993, the Company received a total of $32 million, which was recorded as a reduction to income tax expense of $19 million and an increase to interest income of $13 million.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                     Manville Corporation 1994 Annual Report

The reported amount of income tax expense on consolidated pretax income from continuing operations differs from the amount of income tax expense that would result from applying domestic federal statutory tax rates to consolidated pretax income from continuing operations for the following reasons:

                                                                            (In thousands of dollars)
                                                            -----------------------------------------
                                                               1994            1993              1992
                                                            -------         -------           -------
U.S. federal statutory expense                              $56,491        $  2,224          $ 26,454
Increase (decrease) resulting from:
  Tax gain on sale of Brazilian operations                   27,522
  Foreign income taxed at higher rates                        9,923          14,903            18,738
  Adjustment of estimated income tax (benefit) expense
    for prior years                                          (8,077)          5,280            (6,324)
  U.S. state and local taxes, net of federal benefit          7,377            (999)            2,963
  Change in income tax rates                                   (817)        (19,815)            4,071
  Deduction for the Special Dividend paid to the
    PI Trust                                                                (33,946)          (33,946)
  Tax refund                                                                (18,699)
  Recognition of U.S. state and local deferred tax assets                    (9,102)
  Increase in the deferred tax asset valuation allowance                      7,000            16,283
  Other, net                                                  3,131          (1,564)           (1,013)
                                                            -------        --------          --------
                                                            $95,550        $(54,718)         $ 27,226
                                                            =======        ========          ========

As of December 31, 1994, the Company had $388.3 million of U.S. federal regular operating loss carryforwards. The operating loss carryforwards expire beginning in 2007. The Company also had $26.5 million, $17.9 million and $16.4 million of foreign tax credit carryforwards, general business credit carryforwards and a U.S. federal credit for prior year minimum tax, respectively. Both the general business credits and foreign tax credits expire at various dates beginning in 1995. There is no expiration date on the prior year minimum tax credit; however, it can only be applied against regular tax.

Undistributed earnings intended to be reinvested indefinitely by the foreign subsidiaries totaled $186 million at December 31, 1994. The determination of the deferred tax liability related to these undistributed earnings is not practicable. Accordingly, no U.S. deferred income tax has been recorded.

NOTE 23
EARLY EXTINGUISHMENTS OF DEBT

In the third and fourth quarters of 1994, the Company completed two debt refinancings that resulted in an aggregate extraordinary loss on early extinguishments of debt of $28.4 million, net of related income taxes of $13 million.

Riverwood completed a refinancing program in the third quarter of 1994 and prepaid approximately $179 million principal of notes. The extraordinary charge for this early retirement of debt was $7.9 million, net of income taxes of approximately $5 million.

In September 1994, Manville prepaid $343 million of the Trust Bonds, including accrued interest, to the PI Trust with $379 million aggregate principal amount of 10.375 percent Senior Notes due 2004 of the Company's wholly owned subsidiary, Schuller. The transaction resulted in an extraordinary loss on the early extinguishment of debt of $26.8 million, net of related income taxes of $11.4 million. The transaction also

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                    Manville Corporation 1994 Annual Report

resulted in the termination of the bond prepayment agreement between Manville and the PI Trust which eliminated certain financial covenants applicable to the Company. In the fourth quarter of 1994 the extraordinary loss on the Trust Bonds was reduced by $6.3 million, net of related income taxes of $3.4 million. This reduction was due to an adjustment in the interest rate on the Senior Notes to 10.875 percent (as so adjusted, the "Schuller Senior Notes") finalized in the fourth quarter in accordance with the agreement related to the prepayment. This resulted in a total extraordinary loss in 1994 on the Trust Bonds prepayment of $20.5 million, net of related income taxes of $8 million.

On August 25, 1993, Manville and the PI Trust entered into a bond prepayment agreement. Pursuant to the agreement, on August 25, 1993, the Company made a partial prepayment on the Trust Bonds. The prepayment consisted of $150 million of cash, net of certain costs, and the assignment to the PI Trust of $100 million, plus accrued interest, of Riverwood intercompany notes ("Intercompany Notes"). The assignment of the Intercompany Notes was pursuant to an option in the agreement that the PI Trust exercised on August 25, 1993.

In conjunction with the bond prepayment, the Company recorded an extraordinary gain of $0.9 million, net of related income taxes of $0.5 million, in August 1993 to adjust the estimated extraordinary loss previously recorded in 1992. In 1992, the Company recorded an estimated extraordinary loss of $11.5 million, net of related income tax benefit of $5.9 million, in anticipation of the prepayment of a portion of the bonds payable to the PI Trust.

NOTE 24
CUMULATIVE EFFECT OF CHANGE IN ACCOUNTING FOR POSTEMPLOYMENT BENEFITS

Effective January 1, 1993, the Company adopted Statement of Financial Accounting Standards No. 112, "Employers' Accounting for Postemployment Benefits" ("SFAS No. 112"). SFAS No. 112 generally requires that in certain circumstances postemployment benefit costs and obligations be recognized over the active service lives of employees. These obligations include, but are not limited to, benefits provided to former (but not yet retired) or inactive employees and their dependents contingent upon disability, death, layoff or other termination. As a result, in 1993, the Company recognized an accumulated postemployment benefit obligation of $13.9 million, net of taxes of $8.6 million. This cumulative adjustment is primarily attributable to the accrual of certain accumulated disability-related benefits, recognition of additional workers' compensation expenses and the reduction of the discount rate used to measure the present value of the Company's workers' compensation liabilities to
7.5 percent from approximately ten percent.

The Company will continue to recognize certain postemployment benefit expenses at the time an employee is terminated or becomes inactive as such amounts cannot be reasonably estimated before that time. Income before cumulative effect of accounting changes after adopting SFAS No. 112 is not significantly different from the amount the Company previously recognized.

NOTE 25
SUPPLEMENTAL CASH FLOW INFORMATION

Interest accreted on the Trust Bonds in prior years and subsequently paid in 1992 and 1993 has been reclassified on the consolidated statement of cash flows to operating activities from financing activities. Cash paid for other interest during 1994, 1993 and 1992 was $114.4 million, $140.1 million and $126.8 million, respectively. Cash paid for income taxes during 1994 was $24.5 million. Cash refunded for income taxes during 1993 was $4.6 million. Cash paid for income taxes during 1992 was $38 million.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                    Manville Corporation 1994 Annual Report

As discussed in Note 23, the Company made a prepayment on its outstanding bond obligation to the PI Trust in 1994 that included the exchange of $379 million of Schuller Senior Notes held by Manville in satisfaction of a portion of the Trust Bonds.

As discussed in Note 23, the Company made a partial prepayment on the Trust Bonds in 1993 to the PI Trust that included the assignment of $100 million of Riverwood notes held by Manville.

NOTE 26
ACQUISITIONS

On July 1, 1992, Riverwood acquired substantially all of the assets of Macon Kraft, Inc., including a linerboard mill located in Macon, Georgia. The purchase price of the assets was approximately $219 million, of which $169 million represented indebtedness assumed by Riverwood. Immediately following the acquisition, approximately $15 million of the assumed debt was prepaid. The acquisition was accounted for using the purchase method of accounting. The consolidated statement of income for the year ended December 31, 1992, includes the operations of the linerboard mill for the period July 1, 1992 through December 31.

NOTE 27
BUSINESS SEGMENTS AND GEOGRAPHIC AREA INFORMATION

The Company reports the results of Riverwood's and Schuller's operations in five business segments. Riverwood's segments include Coated Board System, Containerboard and U.S. Timberlands/Wood Products. The Coated Board System segment includes the production of coated board at paperboard mills in the United States and Europe; converting facilities in the United States, Australia and Europe; and worldwide packaging machinery operations. The Containerboard segment includes timberlands and associated containerboard mills and corrugated box plants in Brazil, through the date of the sale of just under 50 percent of Igaras (see Note 8), as well as kraft paper, linerboard and corrugated medium production at two U.S. mills. The U.S. Timberlands/Wood Products segment includes timberlands and operations engaged in the supply of pulpwood to the West Monroe, Louisiana mill operations, and the manufacture of lumber and plywood.

Schuller's segments include Building Products and Engineered Products. The Building Products segment consists of building insulation, commercial roofing systems and mechanical insulations. The Engineered Products segment consists of specialty insulations, filtration and mats and reinforcements.

Financial results for the Manville holding company's oil and gas properties (which were sold in the third quarter of 1993 and the second quarter of 1992) and equity investment in Stillwater are included in Manville Corporate and Eliminations for business segment reporting purposes.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                    Manville Corporation 1994 Annual Report

                                                                                                 December 31,
                                                                                    (In thousands of dollars)
                                                       ------------------------------------------------------
                                                             1994                 1993                   1992
                                                       ----------           ----------             ----------
ASSETS
Riverwood International:
  Coated Board System                                  $1,105,142           $  890,679             $  759,150
  Containerboard (Note A)                                 385,757              647,574                568,605
  U.S. Timberlands/Wood Products                          287,690              296,244                333,101
  Corporate                                               323,703              235,809                243,183
                                                       ----------           ----------             ----------
                                                        2,102,292            2,070,306              1,904,039
                                                       ----------           ----------              ---------
Schuller International:
  Building Products                                       514,873              466,044                455,684
  Engineered Products                                     532,159              539,295                519,671
  Corporate                                               215,616              139,930                166,554
                                                       ----------           ----------             ----------
                                                        1,262,648            1,145,269              1,141,909
                                                        ---------            ---------             ----------
Manville Corporate (Note B)                               434,671              404,732                584,415
                                                       ----------           ----------             ----------
Total                                                  $3,799,611           $3,620,307             $3,630,363
                                                       ==========           ==========             ==========

                                                                                     Years Ended December 31,
                                                       ------------------------------------------------------
DEPRECIATION, DEPLETION AND AMORTIZATION
Riverwood International:
  Coated Board System                                  $   46,778           $   45,729             $   42,780
  Containerboard (Note A)                                  33,073               31,548                 24,297
  U.S. Timberlands/Wood Products                           13,062               14,887                 16,337
  Corporate                                                 2,091                1,803                  1,379
                                                       ----------            ---------              ---------
                                                           95,004               93,967                 84,793
                                                       ----------            ---------              ---------
Schuller International:
  Building Products                                        24,751               23,712                 23,592
  Engineered Products                                      28,642               29,540                 27,002
  Corporate                                                 5,018                5,221                  6,107
                                                       ----------           ----------             ----------
                                                           58,411               58,473                 56,701
                                                       ----------           ----------             ----------
Manville Corporate                                            931                4,668                  7,420
                                                       ----------           ----------             ----------
Total                                                  $  154,346           $  157,108             $  148,914
                                                       ==========           ==========             ==========
ADDITIONS TO PROPERTY, PLANT AND EQUIPMENT
Riverwood International:
  Coated Board System                                  $  206,958           $  188,598             $   77,046
  Containerboard                                           30,423               93,574                293,092
  U.S. Timberlands/Wood Products                            1,810                2,981                  4,876
  Corporate                                                 1,031                3,698                  3,578
                                                       ----------           ----------             ----------
                                                          240,222              288,851                378,592
                                                       ----------           ----------             ----------
Schuller International:
  Building Products                                        53,621               20,520                 12,328
  Engineered Products                                      26,991               38,794                 18,061
  Corporate                                                 2,038                1,970                    730
                                                       ----------           ----------             ----------
                                                           82,650               61,284                 31,119
                                                       ----------           ----------             ----------
Manville Corporate                                            183                1,359                  1,376
                                                       ----------           ----------             ----------
Total                                                  $  323,055           $  351,494             $  411,087
                                                       ==========           ==========             ==========

See notes on page 69.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                    Manville Corporation 1994 Annual Report

                                                                                     Years Ended December 31,
                                                                                     (In thousands of dollars)
                                                       ------------------------------------------------------
                                                             1994                 1993                   1992
                                                       ----------           ----------             ----------
NET SALES (NOTE C)
Riverwood International:
  Coated Board System                                  $  793,983           $  746,102             $  799,997
  Containerboard                                          342,614              246,439                210,734
  U.S. Timberlands/Wood Products                          164,944              146,879                125,857
  Corporate and Eliminations                              (18,753)             (19,054)               (18,361)
                                                       ----------           ----------             ----------
                                                        1,282,788            1,120,366              1,118,227
                                                       ----------           ----------             ----------
Schuller International:
  Building Products                                       743,967              666,903                610,019
  Engineered Products                                     558,244              527,066                512,078
  Corporate and Eliminations                              (24,393)             (28,159)               (26,744)
                                                       ----------           ----------             ----------
                                                        1,277,818            1,165,810              1,095,353
                                                       ----------           ----------             ----------
Manville Corporate and Eliminations                          (263)              (7,972)                (7,916)
                                                       ----------           ----------             ----------
Total Company Net Sales                                $2,560,343           $2,278,204             $2,205,664
                                                       ==========           ==========             ==========
INCOME FROM OPERATIONS (NOTE D)
Riverwood International:
  Coated Board System                                  $   90,279           $   81,361             $  126,010
  Containerboard                                           23,975              (32,164)                 8,693
  U.S. Timberlands/Wood Products                           67,726               63,913                 30,867
  Corporate and Eliminations                              (27,793)             (29,613)               (19,478)
                                                       ----------           ----------             ----------
                                                          154,187               83,497                146,092
                                                       ----------           ----------             ----------
Schuller International:
  Building Products                                       109,933               47,343                 31,102
  Engineered Products                                      76,503               52,242                 61,606
  Corporate and Eliminations                              (27,478)             (33,576)               (25,187)
                                                       ----------           ----------             ----------
                                                          158,958               66,009                 67,521
                                                       ----------           ----------             ----------
Manville Corporate and Eliminations                       (16,659)             (13,558)               (11,397)
                                                       ----------           ----------             ----------
Total Company Income from Operations                   $  296,486           $  135,948             $  202,216
                                                       ==========           ==========             ==========

 See notes on page 69.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                    Manville Corporation 1994 Annual Report

                                                                                     Years Ended December 31,
                                                                                    (In thousands of dollars)
                                                       ------------------------------------------------------
                                                             1994                 1993                   1992
                                                       ----------           ----------            -----------
NET SALES
United States                                          $2,007,895           $1,824,489             $1,697,166
Brazil (Note A)                                           161,044              109,351                 98,899
Other Foreign                                             433,015              397,284                450,929
Corporate and Eliminations (Note C)                       (41,611)             (52,920)               (41,330)
                                                       ----------           ----------             ----------
Total Company Net Sales                                $2,560,343           $2,278,204             $2,205,664
                                                       ==========           ==========             ==========
INCOME FROM OPERATIONS (NOTE D)
United States                                          $  284,787           $  181,664             $  184,282
Brazil (Note A)                                            32,138                8,998                 10,998
Other Foreign                                              43,313               28,263                 45,748
Corporate and Eliminations                                (63,752)             (82,977)               (38,812)
                                                       ----------           ----------             ----------
Total Company Income from Operations                   $  296,486           $  135,948             $  202,216
                                                       ==========           ==========             ==========

                                                                                                 December 31,
                                                       ------------------------------------------------------
ASSETS
United States                                          $2,330,200           $2,156,566             $1,980,648
Brazil (Note A)                                             5,632              256,798                228,197
Other Foreign                                             494,852              431,390                430,655
Corporate (Note B)                                      1,027,171              838,079              1,053,587
Eliminations and Adjustments (Note E)                     (58,244)             (62,526)               (62,724)
                                                       ----------           ----------             ----------
Total                                                  $3,799,611           $3,620,307             $3,630,363
                                                       ==========           ==========             ==========

Notes to Business Segments and Geographic Area Information:

(A) On December 29, 1994, Riverwood sold just under 50 percent of its investment in Igaras after first spinning off a wholly-owned subsidiary to operate Riverwood's packaging machinery operations in Brazil (see Note 8). Prior to that date, Riverwood owned 100 percent of Igaras. As a result of this sale, Riverwood recorded a pretax loss of $0.6 million which is included in Riverwood's Corporate and Eliminations section of income from operations. The results of operations of Igaras are included in the Containerboard business segment through the date of sale. Subsequent to December 29, 1994, Riverwood no longer consolidates Igaras, but instead reports its investment in Igaras using the equity method of accounting.

(B) Corporate assets are principally cash and equivalents and marketable securities, prepaid income taxes, certain investments (including the Company's equity investment in Stillwater), certain long-term receivables, a portion of deferred tax assets, a portion of prepaid pension assets and a portion of property, plant and equipment.

(C) Net sales included in Corporate and Eliminations relate primarily to the elimination of intersegment and intergeographic sales (at prices approximating market).

(D) Restructuring gains and losses are included in operations of the related geographic areas and industry segments where they can be identified to a specific segment. In the fourth quarter of 1993, Riverwood recorded a $25 million charge for restructuring of operations. This charge was offset in part by a $17 million gain on the sale and assignment for cash of nonstrategic timberlands. Business segment income from operations for 1993 has been reclassified to reflect an allocation of the $25 million restructuring charge to the business segments to which it relates. Of this charge, $18 million relates to the Coated Board System segment, $0.3 million relates to the Containerboard segment, $0.4 million to the U.S. Timberlands/Wood Products and $6.3 million relates to Riverwood's Corporate and Eliminations. This reclassification had no impact on consolidated income from operations. The $17 million gain on the sale of nonstrategic timberlands was reflected in income from operations of the U.S. Timberlands/Wood Products business segment in 1993. The Building Products segment includes restructuring charges of $20.4 million and $5.8 million in 1993 and 1992, respectively. The Engineered Products segment includes a restructuring charge of $6.1 million in 1993 and a restructuring gain of $5.8 million in 1992. Schuller Corporate and Eliminations reflects a restructuring charge of $3.6 million in 1993 and a restructuring gain of $2 million in 1992. Manville Corporate and Eliminations reflects restructuring charges of $2.4 million in 1993 and $1.3 million in 1992.

(E) Includes the elimination of intersegment and intergeographic inventory profits and the adjustment of business segment and geographic inventories, which are carried at standard costs, to the historical inventory bases used in consolidation.

                              MANAGEMENT'S REPORT

                    Manville Corporation 1994 Annual Report

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

The consolidated financial statements prepared by Management have been audited in accordance with generally accepted auditing standards by Coopers & Lybrand L.L.P., Independent Accountants, whose report is also presented.

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

/s/ W. T. Stephens                      /s/ R. E. Cole
W. T. Stephens                          R. E. Cole
President, CEO and                      Senior Vice President and
Chairman of the Board                   Chief Financial Officer

                       REPORT OF INDEPENDENT ACCOUNTANTS

                    Manville Corporation 1994 Annual Report

To the Stockholders and Directors of Manville Corporation:

We have audited the accompanying consolidated balance sheet of Manville Corporation as of December 31, 1994 and 1993 and the related consolidated statements of income, cash flows and stockholders' equity for each of the three years in the period ended December 31, 1994. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Manville Corporation as of December 31, 1994 and 1993, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 1994 in conformity with generally accepted accounting principles.

As discussed in Note 24 to the consolidated financial statements, in 1993 the Company changed its method of accounting for postemployment benefits in accordance with Statement of Financial Accounting Standards No. 112.


/s/ Coopers & Lybrand L.L.P.
------------------------------
  Coopers & Lybrand L.L.P.

Denver, Colorado
February 6, 1995

                 SELECTED QUARTERLY FINANCIAL DATA (UNAUDITED)

                    Manville Corporation 1994 Annual Report

                                                                                (In thousands of dollars, except per share amounts)
                                                         ---------------------------------------------------------------------------
                                                            First           Second             Third          Fourth
                                                          Quarter          Quarter           Quarter         Quarter           Total
                                                         --------         --------          --------        --------      ----------
YEAR ENDED DECEMBER 31, 1994
Net Sales                                                $531,778         $637,045          $682,102        $709,418      $2,560,343
Gross Profit                                              120,071          159,143           168,538         181,665         629,417
Income from Operations                                     44,947           77,230            87,489          86,820         296,486
Income (Loss) before Extraordinary Item and
  Cumulative Effect of Accounting Change                    7,386           20,661            28,982           8,387          65,416
Net Income (Loss) (Note A)                                  7,386           20,661            (5,725)         14,674          36,996

PRIMARY AND FULLY DILUTED EARNINGS
PER COMMON SHARE (NOTE D)
Income (Loss) before Extraordinary Item and
  Cumulative Effect of Accounting Change                     $.01             $.12              $.18            $.02            $.33
Net Income (Loss) (Note A)                                    .01              .12              (.10)            .07             .10

YEAR ENDED DECEMBER 31, 1993
Net Sales                                                $504,818         $587,987          $601,962        $583,437      $2,278,204
Gross Profit                                              106,589          128,118           123,760         119,972         478,439
Income from Operations (Note C)                            35,858           49,948            44,855           5,287         135,948
Income (Loss) before Extraordinary Item and
  Cumulative Effect of Accounting Change (Note C)          29,666           27,369            11,712          (7,975)         60,772
Net Income (Loss) (Notes A, B and C)                       15,785           27,369            12,603          (7,975)         47,782

PRIMARY AND FULLY DILUTED EARNINGS
PER COMMON SHARE (NOTE D)
Income (Loss) before Extraordinary Item and
  Cumulative Effect of Accounting Change (Note C)            $.20             $.18              $.05           $(.11)           $.31
Net Income (Loss) (Notes A, B and C)                          .08              .18               .06            (.11)            .21


(A) In the third and fourth quarters of 1994 the Company completed two debt refinancings that resulted in an aggregate extraordinary loss on early extinguishments of debt of $28.4 million, net of related income taxes of $13 million.

The third quarter included a Riverwood refinancing and a prepayment of the Trust Bonds resulting in a total extraordinary loss on early extinguishments of debt of $34.7 million, net of related income taxes of $16.4 million. The loss on the Trust Bonds was subsequently adjusted in accordance with the agreement related to the prepayment resulting in a fourth quarter gain on the early extinguishment of debt of $6.3 million, net of related income taxes of $3.4 million.

During the third quarter of 1993, the Company made a prepayment on its outstanding bond obligations to the Manville Personal Injury Settlement Trust. An extraordinary gain of $0.9 million, net of related income taxes of $0.5 million, was recorded in August 1993 to adjust the estimated extraordinary loss recorded in 1992.

(B) The Company adopted Statement of Financial Accounting Standards No. 112, "Employers' Accounting for Postemployment Benefits," in the fourth quarter of 1993, effective January 1, 1993. As a result, the Company restated its results for the first three quarters to reflect the cumulative effect of adoption of a $13.9 million charge, net of taxes of $8.6 million, and the corresponding effects on profit sharing and minority interest.

                 SELECTED QUARTERLY FINANCIAL DATA (UNAUDITED)

                    Manville Corporation 1994 Annual Report

(C) The fourth quarter 1993 income from operations includes a restructuring charge of $30.7 million. This includes a $25 million charge by Riverwood for the writedown of assets and provisions for severance, relocation and related costs to restructure and consolidate certain operations and infrastructure levels, partially offset by a $17 million gain on Riverwood's sale of nonstrategic timberlands. In addition, Schuller recorded $22.4 million of restructuring charges related to sampling, inspection and remediation expenses associated with its former phenolic roofing insulation business, severance costs, and costs associated with the disposition of Schuller's residential roofing business.

(D) Earnings (loss) per share amounts were computed on a weighted average number of shares outstanding basis and were calculated after the deduction for preference stock dividends/accretion. Refer to Note 16 in the Consolidated Financial Statements for discussion of the earnings (loss) per common share computation.

                          CONSOLIDATING BALANCE SHEET

                    Manville Corporation 1994 Annual Report

                                                                                                   December 31, 1994
                                                                                           (In thousands of dollars)
                                                       -------------------------------------------------------------
                                                        Riverwood         Schuller          Manville    Consolidated
                                                    International    International           Holding        Manville
ASSETS                                                Corporation      Group, Inc.           Company     Corporation
                                                     ------------    -------------          --------    ------------
Current Assets
  Cash and equivalents                                 $  117,712       $   93,428          $110,863      $  322,003
  Marketable securities, at cost which
    approximates market                                     2,630            5,652            12,029          20,311
  Receivables                                             145,393          189,517               862         335,772
  Inventories                                             156,180           56,594                           212,774
  Prepaid expenses                                         20,576            6,398             1,041          28,015
  Deferred tax assets                                      13,845           29,416             1,593          44,854
  Receivable from (payable to) affiliates                                    7,472            (7,472)
                                                       ----------       ----------          --------     -----------
Total Current Assets                                      456,336          388,477           118,916         963,729
                                                       ----------       ----------          --------     -----------
Property, Plant and Equipment, at cost
  Land and improvements                                    52,121           40,813               899          93,833
  Buildings                                               152,555          198,691                           351,246
  Machinery and equipment                               1,359,193          979,859             2,593       2,341,645
                                                       ----------       ----------          --------     -----------
                                                        1,563,869        1,219,363             3,492       2,786,724
Less accumulated depreciation and depletion               408,542          553,283             1,778         963,603
                                                       ----------       ----------          --------     -----------
                                                        1,155,327          666,080             1,714       1,823,121
Timber and timberlands, less cost of
  timber harvested                                        240,436                                            240,436
                                                       ----------       ----------          --------     -----------
Property, Plant and Equipment, net                      1,395,763          666,080             1,714       2,063,557
                                                       ----------       ----------          --------     -----------
Deferred Tax Assets                                         3,782            7,843           270,249         281,874
Other Assets                                              246,411          184,650            59,390         490,451
Receivable from (Payable to) Affiliates                                     15,598           (15,598)
                                                       ----------       ----------          --------     -----------
Total Assets                                           $2,102,292       $1,262,648          $434,671      $3,799,611
                                                       ==========       ==========          ========      ==========

 Note: Manville holding company includes consolidating and eliminating entries.

                          CONSOLIDATING BALANCE SHEET

                    Manville Corporation 1994 Annual Report

                                                                                                   December 31, 1994
                                                                                           (In thousands of dollars)
                                                    ----------------------------------------------------------------
                                                        Riverwood         Schuller          Manville    Consolidated
                                                    International    International           Holding        Manville
LIABILITIES                                           Corporation      Group, Inc.           Company     Corporation
                                                    -------------    -------------         ---------    ------------
Current Liabilities
  Short-term debt                                      $   92,421       $      525         $   1,708      $   94,654
  Accounts payable                                        109,479           90,526               851         200,856
  Compensation and employee benefits                       53,321           96,762             7,491         157,574
  Income taxes                                             17,598            9,717             1,424          28,739
  Other accrued liabilities                                50,558           60,342            19,848         130,748
  Payable to (receivable from) affiliates                                   25,000           (25,000)
                                                       ----------       ----------         ---------      ----------
Total Current Liabilities                                 323,377          282,872             6,322         612,571
Long-Term Debt, less current portion                      982,197          403,475            38,323       1,423,995
Long-Term Debt Payable to (Receivable from)
  Affiliates                                               12,573                            (12,573)
Deferred Income Taxes                                     211,656           35,688          (155,955)         91,389
Postretirement Benefits Other Than Pensions                34,383          208,293             1,310         243,986
Other Noncurrent Liabilities                               21,855          224,380            22,354         268,589
                                                       ----------       ----------         ---------      ----------
Total Liabilities                                       1,586,041        1,154,708          (100,219)      2,640,530
                                                       ----------       ----------         ---------      ----------
Profit Sharing Obligation
Commitments and Contingencies
Minority Interest in Consolidated Subsidiary                                                  95,610          95,610

STOCKHOLDERS' EQUITY                                   ----------       ----------         ---------      ----------
Cumulative Preference Stock, Series B                                                        178,638         178,638
Common Stock                                                  655                                573           1,228
Treasury Stock                                                                                  (407)           (407)
Capital in Excess of Par Value                            523,830           57,082           430,398       1,011,310
Unearned Restricted Stock Compensation                                                        (6,013)         (6,013)
Retained Earnings (Accumulated Deficit)                    10,277           24,439          (165,110)       (130,394)
Pension Liability Adjustment                                                                    (435)           (435)
Cumulative Currency Translation Adjustment                (18,511)          26,419             1,636           9,544
                                                       ----------       ----------         ---------      ----------
Total Stockholders' Equity                                516,251          107,940           439,280       1,063,471
                                                       ----------       ----------         ---------      ----------
Total Liabilities and Stockholders' Equity             $2,102,292       $1,262,648         $ 434,671      $3,799,611
                                                       ==========       ==========         =========      ==========

Note: Manville holding company includes consolidating and eliminating entries.

                       CONSOLIDATING STATEMENT OF INCOME

                    Manville Corporation 1994 Annual Report

                                                                                For the Year Ended December 31, 1994
                                                                                           (In thousands of dollars)
                                                    ----------------------------------------------------------------
                                                        Riverwood         Schuller          Manville    Consolidated
                                                    International    International           Holding        Manville
                                                      Corporation      Group, Inc.           Company     Corporation
                                                    -------------    -------------          --------    ------------
Net Sales                                              $1,282,788       $1,277,818          $   (263)     $2,560,343
Cost of Sales                                             995,238          935,951              (263)      1,930,926
Selling, General and Administrative                       132,375          131,068            17,729         281,172
Research, Development and Engineering                       9,356           29,670                68          39,094
Other Income (Loss), net                                    8,368          (22,171)            1,138         (12,665)
                                                       ----------       ----------          --------      ----------
Income (Loss) from Operations                             154,187          158,958           (16,659)        296,486
Gain on Sale of Equity Investment                                                             13,455          13,455
Interest Income                                             3,493            4,433             2,781          10,707
Interest Expense                                           93,243           19,585            28,156         140,984
Profit Sharing Expense                                                                        18,259          18,259
                                                       ----------       ----------          --------      ----------
Income (Loss) before Income Taxes                          64,437          143,806           (46,838)        161,405
Income Tax Expense (Benefit)                               54,188           63,503           (22,141)         95,550
                                                       ----------       ----------          --------      ----------
Income (Loss) before Minority Interest
  and Extraordinary Item                                   10,249           80,303           (24,697)         65,855
Minority Interest in Consolidated Subsidiary                                                    (439)           (439)
                                                       ----------       ----------          --------      ----------
Income (Loss) before Extraordinary Item                    10,249           80,303           (25,136)         65,416
Extraordinary Gain (Loss) on Early
  Extinguishments of Debt, net of tax                      (7,872)                           (20,548)        (28,420)
                                                       ----------       ----------          --------      ----------
Net Income (Loss)                                           2,377           80,303           (45,684)         36,996
Preference Stock Dividends                                                                   (24,923)        (24,923)
                                                       ----------       ----------          --------      ----------
Net Income (Loss) Applicable to Common Stock           $    2,377       $   80,303          $(70,607)     $   12,073
                                                       ==========       ==========          ========      ==========

 Note: Manville holding company includes consolidating and eliminating entries.

                     CONSOLIDATING STATEMENT OF CASH FLOWS

                    Manville Corporation 1994 Annual Report

                                                                                For the Year Ended December 31, 1994
                                                                                            (In thousands of dollars)
                                                    ----------------------------------------------------------------
                                                        Riverwood         Schuller          Manville    Consolidated
                                                    International    International           Holding        Manville
                                                      Corporation      Group, Inc.           Company     Corporation
                                                    -------------    -------------          --------    ------------
CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss) (before Preference Stock
  Dividends)                                            $   2,377         $ 80,303          $(45,684)      $  36,996
Non-cash items included in net income:
  Depreciation, depletion and amortization                 95,004           58,411               931         154,346
  Deferred taxes                                           34,172           14,993            23,639          72,804
  Roofing guarantee income                                                   7,857                             7,857
  Provision for furnace rebuilds                                             8,657                             8,657
  Pension and postretirement benefits expense               1,952           21,274             1,373          24,599
  Translation loss                                          7,609                                              7,609
  Net gain on sale of assets                               (9,409)                           (15,573)        (24,982)
  Interest expense                                                                            30,812          30,812
  Profit sharing expense                                                                      18,259          18,259
  Minority interest in net income of
    consolidated subsidiary                                                                      439             439
  Extraordinary (gain) loss on early
    extinguishments  of debt, net of tax                                                      20,548          20,548
  Other, net                                                3,196            5,215            (2,764)          5,647
Profit sharing paid                                                                          (12,933)        (12,933)
Debt issuance cost                                         (4,997)                                            (4,997)
(Increase) decrease in current assets:
  Receivables                                             (31,353)         (22,871)             (257)        (54,481)
  Inventories                                             (15,040)           6,099                            (8,941)
  Prepaid expenses                                           (591)          (1,079)            1,302            (368)
Increase (decrease) in current liabilities:
  Accounts payable                                         20,822           15,645            21,885          58,352
  Compensation and employee benefits                       22,950            2,994              (107)         25,837
  Income taxes                                                722            2,703           (13,819)        (10,394)
  Other accrued liabilities                                   787           (9,406)            8,175            (444)
Decrease in postretirement benefits other than
  pensions                                                                 (24,981)             (596)        (25,577)
Increase (decrease) in other noncurrent liabilities       (10,749)         (23,506)              908         (33,347)
                                                        ---------         --------          --------       ---------
Net cash provided by operating activities                 117,452          142,308            36,538         296,298
                                                        ---------         --------          --------       ---------
CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of property, plant and equipment               (232,472)         (73,712)             (183)       (306,367)
Proceeds from sales of assets                             134,180            7,745            25,542         167,467
Acquisitions                                              (20,819)                                           (20,819)
Purchases of held-to-maturity marketable securities       (34,948)          (5,514)          (52,685)        (93,147)
Proceeds from sale of held-to-maturity
  marketable securities                                    90,147            7,934            47,739         145,820
Proceeds from sale of available-for-sale
  marketable securities                                                      2,077                             2,077
(Increase) decrease in other assets                       (23,177)         (17,543)           13,588         (27,132)
(Increase) decrease in receivables from
  affiliates                                                                (2,332)            2,332
                                                        ---------         --------          --------       ---------
Net cash provided by (used in) investing activities       (87,089)         (81,345)           36,333        (132,101)
                                                        ---------         --------          --------       ---------

Continued on page 78.

                     CONSOLIDATING STATEMENT OF CASH FLOWS

                    Manville Corporation 1994 Annual Report

                                                                                For the Year Ended December 31, 1994
                                                                                            (In thousands of dollars)
                                                    ----------------------------------------------------------------
                                                        Riverwood         Schuller          Manville    Consolidated
                                                    International    International           Holding        Manville
                                                      Corporation      Group, Inc.           Company     Corporation
                                                    -------------    -------------          --------    ------------
CASH FLOWS FROM FINANCING ACTIVITIES
Issuance of debt - external                             $ 300,213         $  8,707          $ 22,099       $ 331,019
Issuance of debt - affiliates                                               30,338           (30,338)
Payments on debt - external                              (290,369)         (11,277)           (1,673)       (303,319)
Payments on debt - affiliates                                              (20,000)           20,000
Dividends on Preference Stock                                                                (22,845)        (22,845)
Dividends on Common Stock                                 (10,481)                            10,481
Dividends to minority stockholders of
  consolidated subsidiary                                                                     (1,937)         (1,937)
Other stock transactions                                      619                                132             751
                                                        ---------         --------          --------       ---------
Net cash provided by (used in) financing activities           (18)           7,768            (4,081)          3,669
                                                        ---------         --------          --------       ---------
EFFECT OF EXCHANGE RATE CHANGES ON CASH                     1,364             (320)                            1,044
                                                        ---------         --------          --------       ---------
NET INCREASE (DECREASE) IN CASH AND EQUIVALENTS            31,709           68,411            68,790         168,910
CASH AND EQUIVALENTS AT BEGINNING OF YEAR                  86,003           25,017            42,073         153,093
                                                        ---------         --------          --------       ---------
CASH AND EQUIVALENTS AT END OF YEAR                     $ 117,712         $ 93,428          $110,863       $ 322,003
                                                        =========         ========          ========       =========

Note: Manville holding company includes consolidating and eliminating entries.