Form 10-K405, Exhibit 13
period 1995-12-31
SCHULLER CORP
filed 1996-04-11
CIK 355473

Item 6.                                  Schuller Corporation 1995 Annual Report
                              --------------------------------------------------
                                     SELECTED FIVE-YEAR FINANCIAL DATA



                                                                                 In thousands of dollars, except per share amounts
- ------------------------------------------------------------------------------------------------------------------------------------
 YEARS ENDED DECEMBER 31,                                         1995           1994           1993           1992           1991
- ------------------------------------------------------------------------------------------------------------------------------------
  INCOME (LOSS)
- ------------------------------------------------------------------------------------------------------------------------------------
  Net Sales (Note A)                                        $1,391,522     $1,277,818     $1,165,810     $1,095,353     $1,018,066
  Income (Loss) from Operations (Note A)                       201,283        142,299         52,451         56,124        (56,813)
  Income (Loss) from Continuing Operations (Note A)            122,006         55,606         57,837          6,792        (77,286)
  Income (Loss) before Extraordinary Item
    and Cumulative Effect of Accounting Changes                115,995         65,416         60,772         47,465        (12,697)
  Net Income (Notes C, D, and E)                               115,995         36,996         47,782         35,949         34,700
- ------------------------------------------------------------------------------------------------------------------------------------
  FINANCIAL POSITION (AS OF DECEMBER 31)
- ------------------------------------------------------------------------------------------------------------------------------------
  Total Assets (Note B)                                     $2,474,059     $2,317,498     $2,163,079     $2,414,031     $2,496,198
  Long-Term Debt, less current portion                         447,007        441,798        354,205        422,485        600,803
  Stockholders' Equity                                       1,180,466      1,080,346        882,451        847,075        775,982
- ------------------------------------------------------------------------------------------------------------------------------------
  ADDITIONAL DATA
- ------------------------------------------------------------------------------------------------------------------------------------
  Additions to Property, Plant and Equipment (Note A)       $  111,329     $   82,833     $   62,643     $   32,495     $   55,783
  Research, Development and Engineering (Note A)                29,988         29,738         27,972         28,100         31,227
- ------------------------------------------------------------------------------------------------------------------------------------
  PRIMARY AND FULLY DILUTED EARNINGS (LOSS)
    PER COMMON SHARE (NOTE F)
- ------------------------------------------------------------------------------------------------------------------------------------
  Income (Loss) from Continuing Operations (Note A)               $.78           $.25           $.29          $(.11)         $(.78)
  Income (Loss) before Extraordinary Item
    and Cumulative Effect of Accounting Changes                    .73            .33            .31            .22           (.24)
  Net Income (Notes C, D, and E)                                   .73            .10            .21            .13            .15
- ------------------------------------------------------------------------------------------------------------------------------------


NOTES:

     (A) In October 1995, the Company's Board of Directors adopted a formal plan with respect to the disposition of its 81.3 percent interest in Riverwood (see
Note 7 of the Notes to the Consolidated Financial Statements). In addition, Celite Corporation was sold in 1991. Accordingly, these operations have been reflected as discontinued operations and their operating results have been excluded from the determination of income from continuing operations for all periods presented. Income (loss) from continuing operations includes gains on sales of equity investments, interest income, interest expense, profit sharing expense and related income taxes.

     (B) Includes the net assets and liabilities of the discontinued operations of Riverwood and related parent company deferred taxes, goodwill and minority interest which have been classified as net assets held for sale for all periods presented. At December 31, 1995, 1994, 1993, 1992 and 1991, net assets held for sale totaled $375.6 million, $409.6 million, $435.4 million, $402.9 million and $725.7 million, respectively.

     (C) In the third and fourth quarters of 1994, the Company completed two debt refinancings that resulted in an aggregate extraordinary loss on early extinguishments of debt of $28.4 million, net of related income taxes of $13 million.

     During the third quarter of 1993, the Company made a prepayment on its outstanding bond obligations to Manville Personal Injury Settlement Trust. An extraordinary gain of $0.9 million, net of related income taxes of $0.5 million, was recorded in August 1993 to adjust the estimated extraordinary loss recorded in 1992. In 1992, the Company recorded an estimated extraordinary loss of $11.5 million, net of related income taxes of $5.9 million, in anticipation of this prepayment.


                                   twenty one

Schuller Corporation 1995 Annual Report
- --------------------------------------------------
          SELECTED FIVE-YEAR FINANCIAL DATA


     (D) Effective January 1, 1993, the Company adopted Statement of Financial Accounting Standards No. 112, "Employers' Accounting for Postemployment Benefits." As a result, the Company recorded a charge in the first quarter of 1993 of $13.9 million, net of taxes of $8.6 million, or $0.11 per common share, against net income to reflect the accumulated postemployment benefit obligation.

     (E) Effective January 1, 1991, the Company changed its method of accounting for employee postretirement benefits other than pensions to comply with the provisions of Statement of Financial Accounting Standards No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions." As a result, the Company recorded a charge against net income in 1991 of $173.4 million, net of tax of $91.4 million, or $1.44 per common share, to reflect the cumulative effect on prior years of the accounting change. In accordance with the provisions of that statement, postretirement benefit information for prior periods has not been restated. Previously, retiree medical and life insurance benefits were expensed as incurred. Also, effective January 1, 1991, the Company changed its method of accounting for income taxes to comply with the provisions of Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes." As a result, the Company recorded a credit in 1991 of $220.8 million, or $1.83 per common share, to net income to reflect the cumulative effect on prior years of the accounting change.

     (F) Primary and fully diluted earnings (loss) per common share amounts are based on the weighted average number of common and common equivalent shares outstanding during each year assuming the conversion of the Series A Convertible Preferred Stock, which occurred in 1992. All earnings (loss) per share amounts presented in the above table were calculated after the deduction for preference stock dividends/accretion. Refer to Note 16 in Notes to the Consolidated Financial Statements for a discussion of the earnings (loss) per common share computation.

     The Company declared and paid common stock dividends of $1.04 per share in both 1993 and 1992.


                                   twenty two

Item 7.                                  Schuller Corporation 1995 Annual Report
                              --------------------------------------------------
                                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                              FINANCIAL CONDITION AND RESULTS OF OPERATIONS


In late March 1996, Schuller Corporation changed its name from Manville Corporation. Schuller Corporation is a holding company consisting of Schuller International Group, Inc. ("Schuller International") as its principal subsidiary, and as of December 31, 1995, an investment in Riverwood International Corporation ("Riverwood"), collectively referred to as "Schuller" or the "Company". Schuller Corporation owns 100 percent of Schuller International and, at December 31, 1995, approximately 81.3 percent of Riverwood.

     In October 1995, the Company's Board of Directors adopted a formal plan with respect to the disposition of its 81.3 percent interest in Riverwood. Accordingly, the assets and liabilities of Riverwood and related parent company deferred taxes, goodwill and minority interest have been classified as net assets held for sale and Riverwood's results of operations have been shown as discontinued operations for all periods presented (see Note 7 of the Notes to the Consolidated Financial Statements).

     Manville Personal Injury Settlement Trust (the "PI Trust") owns approximately 79 percent of the Company's Common Stock after the Exchange (defined under Profit Sharing Obligation), assuming exercise of all outstanding warrants. In addition, the Company has a debt obligation to the PI Trust (present value of $15.5 million at December 31, 1995).


CONTINUING OPERATIONS

Schuller manufactures and markets insulation for buildings and equipment, commercial roofing systems, high-efficiency air filtration media, and fibers and nonwoven mats used as reinforcements in building and industrial applications. The Company operates 43 manufacturing facilities in North America, Europe and China, and is comprised of two principal business segments: Building Products and Engineered Products.

     The Building Products segment consists of the Company's building insulation business, which manufactures fiber glass wool insulation for walls and attics in residential and commercial buildings; commercial and industrial roofing systems business, which supplies roofing membranes, insulations, accessories and related guarantees; and mechanical insulations business, which manufactures pipe and duct insulation for use in commercial buildings, factories, refineries and other industrial applications.

     The Engineered Products segment consists of the Company's specialty insulations and filtration business, which manufactures thermal and acoustic insulation for aircraft, automobiles and heating, ventilating and air conditioning ("HVAC") and other equipment; air filtration media for commercial and industrial buildings; and ultra-fine fibers for clean room air filters. The Engineered Products segment also includes the Company's mats and fibers business, which manufactures continuous filament fiber glass-based products used for reinforcing roofing, flooring, wall covering and plastic products. The mats and fibers business includes the Company's German subsidiary, Schuller GmbH.

     Financial results for the Company's oil and gas property which was sold in 1993, and its equity investment in Stillwater Mining Company ("Stillwater") which was sold during 1995 and 1994, are included in Corporate and Eliminations for business segment reporting purposes.


                                  twenty three

Schuller Corporation 1995 Annual Report
- --------------------------------------------------
     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
     FINANCIAL CONDITION AND RESULTS OF OPERATIONS


- ------------------------------------------------------------
- ------------------------------------------------------------
1995 vs 1994

RESULTS OF OPERATIONS

The following table sets forth, for each of the years ended December 31, 1995 and 1994, certain income and expense items, exclusive of discontinued operations, and the percentage that such items changed.


                                                                   In thousands of dollars
- --------------------------------------------------------------------------------------------
                                                                                % Increase
                                                        1995           1994      (Decrease)
- --------------------------------------------------------------------------------------------
  Net Sales
    Building Products                             $  805,615     $  743,967            8.3
    Engineered Products                              612,526        558,244            9.7
    Corporate and Eliminations                       (26,619)       (24,393)
- --------------------------------------------------------------------------------------------
 TOTAL NET SALES                                   1,391,522      1,277,818            8.9
 Cost of Sales                                       993,111        935,951            6.1
- --------------------------------------------------------------------------------------------
 Gross Profit                                        398,411        341,867           16.5
 Other Operating Expenses                            180,123        178,535             .9
 Other Income (Expense), net                         (17,005)       (21,033)         (19.2)
- --------------------------------------------------------------------------------------------
 Income from Operations
   Building Products                                 133,025        109,933           21.0
   Engineered Products                               108,219         76,503           41.5
   Corporate and Eliminations                        (39,961)       (44,137)
- --------------------------------------------------------------------------------------------
 TOTAL INCOME FROM OPERATIONS                     $  201,283     $  142,299           41.5
- --------------------------------------------------------------------------------------------

     Net sales increased $113.7 million, or 8.9 percent, to $1,391.5 million in 1995 from $1,277.8 million in 1994.

     The Building Products segment's net sales for 1995 increased $61.6 million, or 8.3 percent, compared with 1994. This segment's businesses benefited from increases in commercial construction and favorable energy conservation trends experienced during 1995. This strong demand resulted in higher selling volumes for all of the Building Products' businesses, along with a net increase in selling prices for building insulations despite a decline in pricing in the second half of 1995 due to new capacity added by a competitor. In addition, the mechanical insulations business benefited from share gains due to new product introductions and the exit of a competitor from this market. The Company's commercial roofing business benefited from volume gains, offset in part by price declines resulting from a highly competitive marketplace.

     The Engineered Products segment's net sales increased $54.3 million, or 9.7 percent, compared with 1994. This increase was primarily attributable to the Company's mats and fibers business, which experienced increased sales volumes and prices as a result of strong worldwide demand for twenty four

                                         Schuller Corporation 1995 Annual Report
                              --------------------------------------------------
                                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                              FINANCIAL CONDITION AND RESULTS OF OPERATIONS


continuous filament fiber glass. The Company's filtration business also experienced increased sales during 1995 due to continued strong demand for the Company's ultra-fine fibers. These improvements in net sales were partially offset by the effect of continued weakness in the automotive market.

     Gross profit for 1995 increased $56.5 million, or 16.5 percent, compared with 1994. Gross profit margins were 28.6 percent for 1995 and 26.8 percent for 1994. The increase in gross profit was primarily attributable to the increased selling prices and sales volumes described above, in addition to reduced fixed costs and improved manufacturing efficiencies. Combined, these factors more than offset raw material cost increases and equipment start-up costs experienced during 1995.

     Other operating expenses, which include selling, general, administrative, research, development and engineering expenses, increased by $1.6 million in 1995. As a percentage of net sales, these expenses decreased to 13 percent in 1995 compared with 14 percent in 1994.

     During 1995 and 1994, the Company did not record any additional restructuring charges, it completed the separation portion of the restructuring program and continued the voluntary phenolic inspection and remediation program initiated in 1993. See the discussion of restructuring under the 1994 versus 1993 Results of Operations. Cash spending in connection with the Company's restructuring programs totaled $8.3 million during 1995. At December 31, 1995, the remaining restructuring reserves totaled $7.6 million.

     Other expense, net, decreased $4 million to $17 million in 1995 from $21 million in 1994. The decrease is primarily attributable to an $8.9 million charge during 1994, compared with $2.9 million in 1995, for legal costs related to the Company's former phenolic roofing insulation business.

     The Company's income from operations increased $59 million, or 41 percent, to $201.3 million in 1995 from $142.3 million in 1994.

     In 1995, the Company sold its remaining equity investment in Stillwater for net cash proceeds of $110.5 million resulting in a pretax gain on the sale of equity investment of $74.9 million. The Company retains a five percent net smelter royalty on certain Stillwater claims.

     During 1994, the Company sold a portion of its equity investment in Stillwater for net cash proceeds of approximately $25.5 million, resulting in a pretax gain on the sale of equity investment of $13.5 million.


                                   twenty five

Schuller Corporation 1995 Annual Report
- --------------------------------------------------
     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
     FINANCIAL CONDITION AND RESULTS OF OPERATIONS


     Compared with 1994, interest income in 1995 increased by $17 million, due primarily to higher average cash and marketable securities balances and an additional $5.2 million of interest received from the Internal Revenue Service on the 1993 income tax refund discussed in the 1994 versus 1993 results.

     Interest expense in 1995 increased $0.5 million, or one percent, over 1994.

     In 1995, the Company recorded $27.7 million of profit sharing expense to be paid in 1996 to the PI Trust, as required in the Second Amended and Restated Plan of Reorganization and related agreements ("the Plan"). Profit sharing expense for 1994 totaled $18.3 million and was paid in 1995.


INCOME TAXES

The Company's effective tax rate on income from continuing operations was 46 percent and 43 percent for the years ended December 31, 1995 and 1994, respectively. These rates are higher than the U.S. federal statutory tax rate principally due to higher foreign effective tax rates and state taxes.

     The cash taxes paid by the Company in the U.S. were substantially lower than statutory rates due to the Company's PI Trust related deductions and net operating loss carryforwards. At December 31, 1995, the Company will need a cumulative total of approximately $1.2 billion of U.S. federal taxable income to realize its net U.S. deferred tax asset of $445.5 million. Based on the Company's historical earnings levels, projected future earnings, and the expected timing of the taxable deductions principally related to amounts paid by the PI Trust or transferred to a specific settlement fund within the PI Trust, the Company believes it will realize its net deferred tax asset. In accordance with Financial Accounting Standards No. 109, "Accounting for Income Taxes" ("SFAS No. 109"), the Company's valuation allowance on all deferred tax assets is subject to change as forecasts of future years' earnings and the estimated timing of the utilization of the Company's tax benefits are revised. See Note 22 of the Notes to the Consolidated Financial Statements for further discussion of income taxes.


DISCONTINUED OPERATIONS

Income from discontinued operations, net of tax and minority interest, reflects the operating results of Riverwood through October 1995, the date of adoption of a formal plan to sell the Company's 81.3 percent interest in Riverwood. Riverwood's income from operating activities was higher in 1995 than 1994 generally due to higher selling prices and volume. Additionally, Riverwood's 1994 results reflect a $27.5 million income tax charge related to its sale of a portion of its Brazilian operations.


                                   twenty six

                                         Schuller Corporation 1995 Annual Report
                              --------------------------------------------------
                              MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                              FINANCIAL CONDITION AND RESULTS OF OPERATIONS


     The Company's portion of Riverwood's net income for November and December 1995 totaling $0.5 million is included in the loss on disposal of discontinued operations in accordance with Accounting Principles Board Opinion No. 30, "Reporting the Results of Operations-Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions."

     Although the Company expects to record a net gain for financial reporting purposes on the sale of its interest in Riverwood, the Company recorded an estimated loss on disposal of discontinued operations of $42.5 million in the fourth quarter of 1995. This loss primarily relates to deferred taxes on the Company's investment in Riverwood that had not been recognized previously. In accordance with SFAS No. 109, the Company recorded these taxes when it became apparent the taxes would be incurred due to the planned sale of Riverwood.


EXTRAORDINARY GAIN (LOSS) ON EARLY EXTINGUISHMENTS OF DEBT

In the third and fourth quarters of 1994, the Company completed two debt refinancings, described below, that resulted in an aggregate extraordinary loss on early extinguishments of debt of $28.4 million, net of related income taxes of $13 million.

     Riverwood completed a refinancing program in the third quarter of 1994 and prepaid approximately $179 million principal of notes. The extraordinary charge for this early retirement of debt was $7.9 million, net of income taxes of approximately $5 million.

     In conjunction with the 1994 prepayment of substantially all of its remaining outstanding bond obligations ("Trust Bonds") to the PI Trust, the Company recorded an extraordinary loss of $26.8 million, net of related income taxes of $11.4 million, in the third quarter of 1994. In the fourth quarter of 1994 the extraordinary loss on the Trust Bonds was reduced by $6.3 million, net of related income taxes of $3.4 million, due to an agreed upon adjustment contained in the prepayment agreement. This resulted in a total extraordinary loss on the Trust Bonds prepayment in 1994 of $20.5 million, net of related income taxes of $8 million.


EARNINGS PER COMMON SHARE

Primary and fully diluted earnings per common share for 1995 were $0.73 each as compared with the primary and fully diluted earnings per common share of $0.10 each for 1994. The extraordinary net loss from the early extinguishments of debt described above decreased primary and fully diluted earnings per common share by $0.23 each in 1994.

     Earnings per common share amounts are calculated after deducting preference stock dividends on the Cumulative Preference Stock, Series B.


                                  twenty seven

SCHULLER CORPORATION 1995 ANNUAL REPORT
- ---------------------------------------------------------

     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
     FINANCIAL CONDITION AND RESULTS OF OPERATIONS




     ---------------------------------------------------------
     1994 vs 1993

     RESULTS OF OPERATIONS

     The following table sets forth, for each of the years ended December 31, 1994 and 1993, certain income and expense items, exclusive of discontinued operations, and the percentage that such items changed.


                                                                        In thousands of dollars
- -----------------------------------------------------------------------------------------------
                                                                                    % Increase
                                                             1994           1993      (Decrease)
- -----------------------------------------------------------------------------------------------
Net Sales
 Building Products                                      $ 743,967      $ 666,903           11.6
 Engineered Products                                      558,244        527,066            5.9
 Corporate and Eliminations                               (24,393)       (28,159)
- -----------------------------------------------------------------------------------------------
TOTAL NET SALES                                         1,277,818      1,165,810            9.6
Cost of Sales                                             935,951        908,529            3.0
- -----------------------------------------------------------------------------------------------
Gross Profit                                              341,867        257,281           32.9
Other Operating Expenses                                  178,535        162,372           10.0
Restructuring of Operations Loss, net                                    (32,014)
Other Income (Expense), net                               (21,033)       (10,444)         101.4
- -----------------------------------------------------------------------------------------------
Income from Operations
 Building Products                                        109,933         47,343          132.2
 Engineered Products                                       76,503         52,242           46.4
 Corporate and Eliminations                               (44,137)       (47,134)
- -----------------------------------------------------------------------------------------------
TOTAL INCOME FROM OPERATIONS                            $ 142,299       $ 52,451          171.3
- -----------------------------------------------------------------------------------------------
- -----------------------------------------------------------------------------------------------
Supplemental Information:
Income from Operations Before Restructuring
 Building Products                                      $ 109,933       $ 67,707           62.4
 Engineered Products                                       76,503         58,369           31.1
 Corporate and Eliminations                               (44,137)       (41,611)
- -----------------------------------------------------------------------------------------------
TOTAL INCOME FROM OPERATIONS BEFORE RESTRUCTURING       $ 142,299       $ 84,465           68.5
- -----------------------------------------------------------------------------------------------
- -----------------------------------------------------------------------------------------------


     Net sales for 1994 increased $112 million, or 9.6 percent, to $1,277.8 million in 1994 from $1,165.8 million in 1993.

     The Building Products segment's net sales for 1994 increased $77.1 million, or 11.6 percent, compared with 1993. This increase was primarily attributable to the building insulation business, which benefited from increased selling prices, as well as higher sales volume, as the building insulation industry operated at full capacity due to strong residential housing markets. Net sales of the roofing systems business also increased in 1994 primarily due to higher sales volume. In addition, sales increased in the mechanical insulations business due to higher levels of commercial construction, as well as the introduction of new products responding to market demand for products addressing indoor environmental quality concerns.

     The Engineered Products segment's net sales increased $31.2 million, or 5.9 percent, in 1994 compared with 1993. The majority of this increase was attributable to the twenty eight

                                         SCHULLER CORPORATION 1995 ANNUAL REPORT
                       ---------------------------------------------------------
                                       MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS




Company's mats and fibers business, which experienced increased sales volume and higher selling prices, reflecting higher levels of U.S. and European construction activity, as well as the high utilization of continuous filament glass capacity throughout the industry. The Company's specialty insulations and filtration business' sales increased moderately as sales volume reflected stronger construction markets, growth in electronics and pharmaceutical markets and an expanding market for battery separators, partially offset by a decline in the sales of the Company's molded automotive products and aerospace insulation.

     Gross profit for 1994 increased $84.6 million, or 32.9 percent, compared with 1993.

     Gross profit in 1993 was increased by the effect of a $6.4 million reversal of costs accrued for the rebuild of the Company's glass furnaces. Excluding the effect of the $6.4 million reversal of rebuild costs, cost of sales increased two percent over 1993 on a 9.6 percent increase in net sales, resulting in a 5.3 percentage point improvement in gross profit margin to 26.8 percent in 1994 from
21.5 percent in 1993. The gross profit improvement was due primarily to higher 1994 sales volume, including higher volume of commercial roofing products resulting from the acquisition of a commercial roofing business and related manufacturing efficiencies in most of the Company's businesses resulting from increasing U.S. and European construction activity. In addition, gross profit improved as a result of higher selling prices in building insulation and mats and fibers.

     During 1993, a furnace that was no longer needed to meet production demands was dismantled and, accordingly, the $2.4 million rebuild allowance for this furnace was reversed. In addition, 1993 gross profit increased due to a $4 million reversal of a special reconstruction allowance for an unscheduled rebuild of the channel of a glass furnace. The special reconstruction allowance was initially established in 1991, after it was determined that the channel did not meet performance specifications. Modifications and repairs made to the channel during 1992 to stabilize its performance were successful in delaying the need for a special reconstruction. In 1993, the Company's engineers determined that due to the success of the repairs, the channel could continue to operate until the next scheduled rebuild for the entire furnace. Therefore, $4 million of the special allowance for the channel reconstruction was reversed in 1993.

     Operating expenses increased $16.2 million, or 10 percent, in 1994 compared with the same period of 1993 due to higher product development, environmental compliance and information systems development expenses. These operating expenses as a percentage of net sales remained flat at 14 percent in both 1994 and 1993.

     During 1993, the Company initiated restructuring programs resulting in charges totaling $32 million, which consisted of $3.2 million for the settlement of litigation related to a former business; $6.7 million for the exit of the residential roofing business, which included $1.6 million for the separation of approximately 75 employees, $2.4 million for the writedown of assets and $2.7 million for other related costs; and $7.5 million primarily for the separation of approximately 125 salaried employees, principally in its mats and fibers business in the Engineered Products segment, precipitated by U.S. competitive pressures and weak European construction markets. Other restructuring charges in 1993 totaled approximately $1.9 million and primarily related to cash expenses associated with former business operations and a loss on the sale of an oil and gas property.


                                   twenty nine

SCHULLER CORPORATION 1995 ANNUAL REPORT
- ---------------------------------------------------------
     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
     FINANCIAL CONDITION AND RESULTS OF OPERATIONS




     Restructuring of operations in 1993 also included a $12.7 million charge related to the Company's former phenolic roofing insulation business which consisted of $15.6 million for estimated sampling, inspection and remediation expenses; $2.5 million for estimated legal costs; $1 million for administration of the sampling and inspection program; and $0.6 million for the write-off of equipment, offset by $7 million of expected insurance recoveries. The accrual for sampling, inspection, remediation and administration costs reflected the Company's decision to continue this voluntary program and was based on information available at that time, including the Company's previous experience in sampling, inspecting and remediating roofs with phenolic insulation. The accrual for legal costs reflected the Company's decision to commence litigation, after initial attempts to negotiate settlements with the former owner of the business and the Company's insurance carrier failed. For additional information, see Note 13 of the Notes to the Consolidated Financial Statements.

     During 1993, the Company reduced its salaried workforce by approximately 130 employees, reducing annual payroll and benefit costs by approximately $7 million. In addition, the Company estimates that the exit of the residential roofing business, combined with the purchase of a commercial and industrial roofing business, reduced annual fixed costs in the Building Products segment by approximately $4 million.

     During 1994, the Company did not record any additional restructuring charges and continued the voluntary phenolic inspection and remediation program. In addition during 1994, the Company's salaried workforce was reduced by an additional 60 individuals as a result of the continuation of the Company's rationalization program and its exit from the residential roofing business, further reducing annual payroll and benefit costs by approximately $3.2 million. The Company has not incurred any material incremental costs for increased subcontracting, replacement or outsourcing services as a result of the restructuring activities described above.

     Cash spending in connection with these separations, the rationalization of the mats and fibers business and the exit from the residential roofing business totaled $9.1 million and $17.2 million during 1994 and 1993, respectively. Cash paid in connection with the voluntary phenolic inspection and remediation program totaled $9.8 million and $6.3 million during 1994 and 1993, respectively. At December 31, 1994 and 1993, the remaining restructuring reserves totaled $16.4 million and $36 million, respectively.

     Other expense, net, increased $10.6 million to $21 million in 1994 from $10.4 million in 1993. The increase is primarily attributable to an $8.9 million charge for additional legal costs associated with the Company's litigation with its insurance carrier and the former owner of the phenolic insulation business.

     Beginning in the fourth quarter of 1994, the Company recorded expenses, that would previously have been reported as restructuring of operations, pursuant to the consensus of the Emerging Issues Task Force reached in the fourth quarter of 1994 on Issue No. 94-3, "Liability thirty

                                         SCHULLER CORPORATION 1995 ANNUAL REPORT
                                 -----------------------------------------------
                                      MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                                FINANCIAL CONDITION AND RESULTS OF OPERATIONS




Recognition for Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring)" ("EITF No. 94-3"). Accordingly, adjustments to the Company's accruals since that time related to its former phenolic roofing insulation business have been reported as a component of other income (expense), net.

     Income from operations for 1994 increased $89.8 million to $142.3 million in 1994 from $52.5 million in 1993. Income from operations in 1993 included restructuring charges of $32 million. Excluding the 1993 restructuring charges, 1994 income from operations increased $57.8 million, or 68.5 percent, from $84.5 million in 1993. This increase is due primarily to increased sales volumes, improved manufacturing efficiencies and increased selling prices experienced by certain of the Company's businesses during 1994.

     During 1994, the Company sold a portion of its equity investment in Stillwater for net cash proceeds of approximately $25.5 million, resulting in a pretax gain on the sale of equity investment of $13.5 million.

     Compared with 1993, interest income in 1994 decreased by $15.4 million, due primarily to $13 million of interest income received in 1993 on the income tax refund described below, as well as lower interest rates and lower average cash balances.

     Interest expense in 1994 decreased by $9.2 million, or 16.1 percent, primarily due to the Trust Bonds prepayment discussed below.

     In 1994, the Company recorded $18.3 million of profit sharing expense which was paid in 1995 to the PI Trust, as required in connection with the Plan. Profit sharing expense for 1993 totaled $13 million and was paid in 1994.

INCOME TAXES

The 1994 effective tax rate on income from operations was 43 percent. This is higher than the U.S. federal statutory tax rate principally due to higher foreign effective tax rates and state taxes. The 1993 income tax benefit of $52.7 million includes the effect of a number of unusual items that are described more fully below. Exclusive of the unusual items, the 1993 tax rate on income from operations was 330 percent. This rate is substantially higher than the U.S. federal statutory tax rate principally due to taxes on earnings derived from foreign operations and taxes on expected repatriations of undistributed foreign earnings, neither of which was totally offset by tax benefits from losses in the United States.

     For income tax purposes, the Company is entitled to a tax benefit on the amount of certain payments made to the PI Trust, including common stock dividends, in the years in which amounts from such payments are transferred to a specific settlement fund within the PI Trust or paid to claimants. For financial reporting purposes, the Company records a tax benefit on the amount of common stock dividends paid to the PI Trust at the time the dividends are paid.


                                   thirty one

SCHULLER CORPORATION 1995 ANNUAL REPORT
- ---------------------------------------------------------
     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
     FINANCIAL CONDITION AND RESULTS OF OPERATIONS


     Accordingly, the Company recognized a $34 million tax benefit in 1993 on the portion of the $1.04 Common Stock dividend that was paid to the PI Trust, partially offset by an additional deferred tax asset valuation allowance of $7 million. In accordance with SFAS No. 109, the Company's valuation allowance on all deferred tax assets is subject to change as forecasts of future years' earnings and the estimated timing of the utilization of the Company's tax benefits are revised.

     In addition, during the first half of 1993, the Company received a U.S. income tax refund of $32.1 million due to a retroactive change in U.S. income tax regulations, which was recorded in 1993 as a reduction to income tax expense of $18.7 million and an increase to interest income of $13.4 million. U.S. and foreign tax rate changes also provided the Company a $24.1 million tax benefit in 1993.

DISCONTINUED OPERATIONS

Income from discontinued operations, net of tax and minority interest, reflects the operating results of Riverwood. Higher income from operations in 1994 over 1993 was partially offset by income taxes related to Riverwood's sale of a portion of its Brazilian operations.

EXTRAORDINARY GAIN (LOSS) ON EARLY EXTINGUISHMENTS OF DEBT

In the third and fourth quarters of 1994, the Company completed two debt refinancings, described below, that resulted in an aggregate extraordinary loss on early extinguishments of debt of $28.4 million, net of related income taxes of $13 million.

     Riverwood completed a refinancing program in the third quarter of 1994 and prepaid approximately $179 million principal of notes. The extraordinary charge for this early retirement of debt was $7.9 million, net of income taxes of approximately $5 million.

     In conjunction with the 1994 prepayment of substantially all of the Trust Bonds, the Company recorded an extraordinary loss of $26.8 million, net of related income taxes of $11.4 million, in the third quarter of 1994. In the fourth quarter of 1994 the extraordinary loss on the Trust Bonds was reduced by $6.3 million, net of related income taxes of $3.4 million, due to an agreed upon adjustment contained in the prepayment agreement. This resulted in a total extraordinary loss on the Trust Bonds prepayment in 1994 of $20.5 million, net of related income taxes of $8 million.

     In the third quarter of 1993 the Company recorded an extraordinary gain of $0.9 million, net of related income taxes of $0.5 million, to adjust an estimated extraordinary loss previously recorded in 1992 on a partial prepayment of the Trust Bonds.

CUMULATIVE EFFECT OF ACCOUNTING CHANGE

Effective January 1, 1993, the Company adopted Statement of Financial Accounting Standards No. 112, "Employers' Accounting for Postemployment Benefits" ("SFAS No. 112"). As a result, the Company recognized an accumulated postemployment benefit obligation of $13.9 million, net of income taxes of $8.6 million, of which $2.2 million, net of income taxes, related to the discontinued operations of Riverwood. See Note 24 of the Notes to the Consolidated Financial Statements.

EARNINGS PER COMMON SHARE

Primary and fully diluted earnings per common share for 1994 were $0.10 each as compared with the primary and fully diluted earnings per common share of $0.21 each for thirty two

                                         SCHULLER CORPORATION 1995 ANNUAL REPORT
                       ---------------------------------------------------------
                                      MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                                FINANCIAL CONDITION AND RESULTS OF OPERATIONS




1993. The extraordinary net gain (loss) from the early extinguishments of debt described above decreased primary and fully diluted earnings per common share by $0.23 each in 1994 and increased primary and fully diluted earnings per common share by $0.01 each in 1993. In addition, the net charge to recognize the cumulative effect of the adoption of SFAS No. 112 in 1993 reduced primary and fully diluted earnings per common share by $0.11 each.

     Earnings per common share amounts are calculated after deducting preference stock dividends/accretion on the Cumulative Preference Stock, Series B.

- ---------------------------------------------------------
FACTORS THAT MAY AFFECT FUTURE OPERATING RESULTS
AND FINANCIAL CONDITION

CYCLICALITY OF DEMAND

Demand for the Company's products has historically been cyclical due to macroeconomic factors affecting commercial and residential construction markets. Due to their specific market niches, the Company's filtration and specialty products are less sensitive to business cycles. The Company estimates that approximately half of its annual sales are to commercial and industrial construction markets, one-third are to residential markets and the remainder are to original equipment manufacturers.

     During 1995, U.S. commercial and European construction activity increased over 1994 levels. However, U.S. housing starts declined from 1994 levels and the Company's building insulation business experienced price declines in the second half of 1995 due to new capacity added by a competitor.

     During 1996, capacity is expected to remain constrained in markets served by the Company's filtration and U.S. mats and fibers businesses. In addition, the Company expects softness in European construction markets, and little change in new domestic residential, commercial and industrial construction. However, the effects of energy conservation trends, repair and remodel activity, the introduction of new product lines and geographic expansion are expected to mitigate the effects of static construction activity and downward pricing pressures for building insulation.

RECENT ACQUISITIONS

Effective January 1, 1996, the Company formed a joint venture with China National New Building Materials Corporation ("CNNBMC") and Tianma Corporation to manufacture fiber glass mat in China. The Company has a 60 percent interest in the joint venture while CNNBMC and Tianma Corporation each hold a 20 percent interest. The new joint venture will operate and expand an existing fiber glass mat facility in the City of Changzhou, Jiansu Province, near Shanghai. In addition, during the first quarter of 1996, the Company acquired Web Dynamics, a U.S. manufacturer of synthetic filtration products which will be accounted for under the purchase method. These transactions relate to businesses of the Engineered Products segment.

     During the first quarter of 1996, the Company acquired the commercial and industrial roofing businesses of Nord Bitumi SpA, headquartered in Verona, Italy, and Nord Bitumi U.S., Inc. (collectively "Nord"). Nord operates four manufacturing facilities in the United States and one each in Mexico and Italy. The Nord acquisition will complement and expand the Company's existing commercial and industrial roofing product lines of the Building Products segment. This acquisition will be accounted for under the purchase method.


                                  thirty three

SCHULLER CORPORATION 1995 ANNUAL REPORT
- ---------------------------------------------------------
     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
     FINANCIAL CONDITION AND RESULTS OF OPERATIONS




     The combined purchase price for the Company's interest in the joint venture and the acquisitions described above totaled approximately $71 million, which will be financed primarily from existing cash balances.

CAPITAL SPENDING AND CAPACITY EXPANSION

The Company's capacity expansion programs are periodically revised to reflect changes in demand, industry capacity and the results of productivity improvements and technological innovations. In order to meet strong worldwide demand for its mats and fibers products, the Company announced plans during 1995 to increase its U.S. production capacity of continuous filament fiber glass. The Company also plans to continue the expansion of its filtration business' ultra-fine fibers production capacity during 1996. The Company estimates capital spending in 1996 of approximately $100 million to $110 million, excluding acquisitions, of which approximately $40 million to $50 million will be used primarily in the capacity expansion programs described above. As of December 31, 1995, outstanding purchase commitments relating to capital spending and capacity expansion projects totaled $20.4 million. The Company plans to fund these projects from existing cash balances and cash flows generated by operations.

     In response to the implementation of the 1990 Amendments to the federal Clean Air Act and requirements of various state air emissions regulations, the Company will be obligated to monitor and reduce air emissions at its manufacturing sites. Because many of the anticipated regulations have not yet been proposed, neither the costs nor timing of compliance can be reasonably anticipated at this time. Provisions of Titles III and VII of the 1990 Amendments and the related regulations will likely require capital expenditures in the years 1996-2001, with most of the expenditures occurring in the latter part of that time frame.

CONTINGENT PRODUCT LIABILITY

Between 1988 and 1992, the Company manufactured phenolic roofing insulation which may, under certain circumstances, contribute to the corrosion of metal decks on which it is installed. Subsequently, the Company began a voluntary program to inspect such metal decks and remediate where appropriate. The Company has also accrued for costs relating to future inspections, remediation and anticipated claims. These accruals are based on the Company's historical experience regarding the incidence of corrosion and the cost of remediation and include a number of assumptions related to the types of roofs on which phenolic insulation has been installed as well as the assumption that the Company's past remediation experience will continue over the remaining lives of roofs insulated with the Company's phenolic roofing insulation.

     During the first quarter of 1995, the Company and its liability insurance carriers reached a settlement with respect to the extent of coverage to be provided by such carriers. In addition, during the third quarter of 1995, the Company and the former owner of the phenolic roofing insulation thirty four

                                         SCHULLER CORPORATION 1995 ANNUAL REPORT
                       ---------------------------------------------------------
                                      MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                                FINANCIAL CONDITION AND RESULTS OF OPERATIONS




business reached an agreement with respect to the costs to be reimbursed by the former owner. Pursuant to these agreements, the Company has been reimbursed for a portion of historical costs incurred and is entitled to receive reimbursement for a substantial portion of future costs to be incurred by the Company for inspection and remediation.

     In 1996, the Company and a third party were named as defendants in two class action cases filed in U.S. District Court in Boston, Massachusetts. The plaintiffs purport to represent all building owners in the United States with phenolic insulation installed on their roof decks and seek damages and injunctive relief, including an order requiring the removal and replacement of the phenolic insulation and remediation of any deck corrosion. The Company intends to defend these allegations vigorously.

     The Company has reviewed its historical inspection and remediation experience and the terms and collectibility of amounts payable under the reimbursement agreements in light of the contingencies described above. Based on the information available to date and subject to the assumptions described above, if additional costs are incurred in excess of the accrued amounts, such costs are not expected to have a material adverse effect on the Company's financial condition, liquidity or results of operations.

RESTRUCTURING ACTIVITIES

During 1993, the Company recorded restructuring charges for the reorganization of its business activities. These restructuring charges were accrued pursuant to the adoption of a formal plan and included costs associated with the adoption and implementation of the plan, including certain costs for ongoing activities associated with former business operations. Beginning in the fourth quarter of 1994, the Company recorded expenses that would previously have been reported as restructuring of operations pursuant to the consensus of EITF No. 94-3. Accordingly, adjustments to the Company's accruals related to its former phenolic roofing insulation business have been reported as a component of other income (expense), net.

     The outstanding restructuring liabilities resulting from the implementation of previously initiated plans totaled $7.6 million and $16.4 million at December 31, 1995 and 1994, respectively. The liabilities at December 31, 1995, related primarily to inspection, sampling and remediation costs associated with the former phenolic roofing insulation business, product warranties for previously discontinued product lines and the Company's exit of the residential roofing business. Programs for separations of employees initiated in 1993 related to the rationalization of the mats and fibers business and the exit of the residential roofing business were completed during 1995. Cash paid in connection with restructuring activities totaled $8.3 million and $18.9 million during 1995 and 1994, respectively.

     The Company expects to pay the majority of its remaining restructuring liabilities in cash during 1996. Liabilities related to product warranties for previously discontinued product lines will be paid out in cash over the remaining warranty period, generally 15 years.


                                   thirty five

SCHULLER CORPORATION 1995 ANNUAL REPORT
- ---------------------------------------------------------
   MANAGEMENT'S DISCUSSION AND ANALYSIS OF
   FINANCIAL CONDITION AND RESULTS OF OPERATIONS


     Management believes that its restructuring programs over the past several years have successfully eliminated non-essential functions and excess costs, and, based on current short and long-term forecasts of required manufacturing and administrative support, that such cost reductions will benefit future operations and enable the Company to compete effectively throughout the full business cycle. However, there can be no assurance that the Company will be able to maintain its current cost structure or competitive position in the future. The Company does not foresee significant restructuring charges in the near future.


USE OF ESTIMATES
The preparation of the Company's consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in these financial statements. Actual results may differ from those estimates.

NEW ACCOUNTING PRONOUNCEMENTS

In March 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of" ("SFAS No. 121"). The standard requires the recognition of an impairment loss on certain identifiable intangible assets and long-lived assets in use or held for disposal when events or circumstances indicate the carrying value of these assets may not be recoverable or exceeds their fair value. Companies generally will have until 1996 to adopt this new standard, though early application is encouraged. At this time, the Company does not expect the adoption of SFAS No. 121 to have a material impact on the Company's financial position or results of operations.

     In October 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS No. 123"). The standard encourages, but does not require, companies to recognize compensation expense for grants of stock, stock options and other equity instruments to employees based on fair value accounting rules. The standard requires companies that choose not to adopt the new fair value accounting rules to disclose pro forma net income and earnings per share under the new method. The standard is effective for fiscal years beginning after December 15, 1995. The Company has not yet determined if it will adopt the accounting provisions or only the disclosure provisions of SFAS No. 123.

- ---------------------------------------------------------
LIQUIDITY AND CAPITAL RESOURCES

The Company broadly defines liquidity as the ability to generate sufficient cash flow to satisfy operating requirements, fund capital expenditures and meet existing obligations and commitments. In addition, liquidity also includes the ability to obtain appropriate financing and thirty six

                                         SCHULLER CORPORATION 1995 ANNUAL REPORT
                       ---------------------------------------------------------
                                        MANAGEMENT'S DISCUSSION AND ANALYSIS
                            OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS



convert into cash those assets that are no longer required to meet the Company's strategic objectives. Therefore, liquidity should not be considered separately from capital resources, which consist of currently or potentially available funds for use in achieving long-range business objectives and meeting debt service commitments. Additionally, the Company's relationship with the PI Trust should be considered in evaluating liquidity.

     The Company's agreements with its lenders and other agreements with the PI Trust and Manville Property Damage Settlement Trust (the "PD Trust"), contain a number of financial and general covenants. These include, among other things, restrictions on borrowings, investments, stock issuances and repurchases, dividends and other distributions by Schuller International, and restrictions on intercompany transactions, including transfers of cash. As of December 31, 1995 and 1994, the maximum amount available for dividends to be paid by Schuller International under their most restrictive debt covenants was approximately $172 million and $115 million, respectively. Noncompliance with these or other covenants, or the occurrence of any other event of default, could result in the termination of existing credit agreements and the acceleration of debt owed by the Company and its subsidiaries. At December 31, 1995, the Company was in compliance with these covenants.

     Tax sharing agreements between Schuller Corporation and its two primary subsidiaries provide that their U.S. federal and consolidated state income taxes be calculated as if they were independent entities and that such tax amounts be remitted to Schuller Corporation. The Company is able to apply its tax benefits to reduce the consolidated domestic tax obligations, allowing Schuller Corporation to retain a large portion of the cash paid by the subsidiaries. Cash payments made to Schuller Corporation for its subsidiaries' U.S. federal taxes in 1995 and 1994 totaled approximately $74 million and $37 million, respectively. In connection with the disposition of Riverwood the tax sharing agreement between Schuller Corporation and Riverwood is no longer effective as of March 27, 1996.

     The Company's cash and marketable securities balances increased $205.8 million during 1995 to $427.8 million at December 31, 1995, from $222 million at December 31, 1994. At December 31, 1995, $383.5 million of the cash and marketable securities balances was available for domestic operating purposes. Cash provided by operations increased $30.7 million during 1995 to $217.6 million at December 31, 1995, from $186.9 million at December 31, 1994. The improvement in the Company's cash flow from operations from 1994 to 1995 is primarily attributable to improved operating results, driven by increased sales. During 1995, most of the Company's businesses reported increased sales volume, while the building insulation and mats and fibers businesses also benefited from higher selling prices.

     Cash used in investing activities totaled $88.3 million and $44.5 million for the years ended December 31, 1995 and 1994, respectively. Investing activities relate primarily to the purchase of property, plant and equipment and net purchases of marketable securities, offset in part by proceeds from sales of assets, primarily Stillwater.


                                  thirty seven

SCHULLER CORPORATION 1995 ANNUAL REPORT
- ---------------------------------------------------------
     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
     FINANCIAL CONDITION AND RESULTS OF OPERATIONS




     Capital expenditures during 1995 totaled $111.3 million, of which approximately $60 million related to capacity expansion projects. Capital expenditures for the year ended December 31, 1994, totaled $73.9 million, of which approximately $30 million related to capacity expansion projects. Capital expenditures to limit and monitor hazardous substances or pollutants totaled approximately $4.2 million and $7 million during the years ended December 31, 1995 and 1994, respectively.

     Cash used in financing activities primarily related to preference stock dividend payments. Dividends on the Company's Cumulative Preference Stock, Series B, began being paid quarterly in 1994 at an annual rate of $2.70 per share, but are payable only at the discretion of the Company's Board of Directors after other funding requirements under the Plan have been met. The Company paid cash dividends totaling $24.9 million and $22.8 million during 1995 and 1994, respectively, to Cumulative Preference Stock, Series B, stockholders. In February 1996, the Company declared a dividend on its Cumulative Preference Stock, Series B, totaling $6.2 million, or $0.675 per share, payable March 1, 1996, to stockholders of record on February 20, 1996. As discussed under Subsequent Events, the Company has called its Cumulative Preference Stock, Series B, for redemption, effective April 30,1996.

     In addition, financing activities during 1995 resulted in a net increase in the Company's total outstanding debt to $449 million at December 31, 1995 from $444 million at December 31, 1994. This increase was primarily attributable to the issuance of industrial revenue bonds in connection with the expansion of an existing plant facility.

     At December 31, 1995, the Company had $93 million available under a receivables sale facility ("the Receivables Facility") for its domestic short-term working capital requirements. Amounts available for borrowing under the Receivables Facility, up to a maximum of $100 million, are based on the daily balance of certain outstanding trade accounts receivable adjusted for various factors as defined under the terms of the Receivables Facility. There were no borrowings under the Receivables Facility through December 31, 1995. In addition, the Company's foreign subsidiaries had working capital facilities totaling $70 million available for borrowing at December 31, 1995.

     The Company believes that its current cash position, cash generated from operations, the Receivables Facility and foreign working capital facilities will enable it to satisfy its debt service requirements, its ongoing capital spending and capacity expansion program and its other ongoing operating costs. However, the Company may need to access capital markets to pay the principal of the Schuller International Senior Notes due in 2004 or in connection with possible future acquisitions.

PROFIT SHARING OBLIGATION

Beginning in 1992, the Company became obligated under the Plan to pay annually to the PI Trust 20 percent of net earnings (adjusted as specified in the definition of "Profits" in the Amended and Restated Supplemental Agreement between the PI Trust and Schuller). Payments were due each year based on the prior year's net earnings. The profit sharing right of the PI Trust was a right to annual payments if thirty eight

                                         SCHULLER CORPORATION 1995 ANNUAL REPORT
                       ---------------------------------------------------------
                                         MANAGEMENT'S DISCUSSION AND ANALYSIS
                             OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS



and when the Company had income and was not a right or lien against the assets of the Company. The amount of the profit sharing became probable and reasonably estimable only when the Company had earnings. The profit sharing obligation was a period cost based on actual results of the period in which earned. During 1995, the Company recorded $27.7 million of profit sharing expense to be paid in 1996, as required in connection with the Plan.

     In October 1995, the Company and the PI Trust signed a profit sharing exchange agreement (the "Agreement"), and in April 1996 the PI Trust exchanged (the "Exchange") its profit sharing right to 20 percent of the Company's net earnings (as adjusted) for approximately 32.5 million shares of common stock of Schuller Corporation, which represented 20 percent of the common stock of Schuller on a fully diluted basis, as defined in the Agreement, and after giving effect to the Exchange. In accordance with the Agreement, Schuller declared a pro rata dividend to all common stockholders in late March 1996, payable in April 1996, totaling approximately $974 million, or $6.00 per share, which represented a substantial portion of the proceeds from the disposition of Riverwood.

     The Company will pay a partial-year profit sharing payment to the PI Trust for that portion of 1996 through the closing date of the Exchange. The payment will be 20 percent of net earnings (as adjusted) for the partial-year period.

     The Company will record an extraordinary loss in the first quarter of 1996 for the fair market value of the common stock exchanged. See Note 26 of the Notes to the Consolidated Financial Statements.

RELATIONSHIP OF SCHULLER TO THE PERSONAL INJURY TRUST

The PI Trust owns approximately 79 percent of Schuller's Common Stock after the Exchange, assuming exercise of all outstanding warrants. The PI Trust is an irrevocable trust formed under the laws of the State of New York, pursuant to a trust agreement dated as of November 28, 1988, as amended (the "Trust Agreement"), to implement certain portions of the Plan, in particular, those relating to the settlement of asbestos health claims against Schuller and certain of its affiliates. As the owner of approximately 79 percent of Schuller's Common Stock after the Exchange, the PI Trust has effective voting control over the Company, including the power to elect Schuller directors as the trustees of the PI Trust determine. Three trustees of the PI Trust currently serve as members of Schuller's Board of Directors.

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


                                   thirty nine

SCHULLER CORPORATION 1995 ANNUAL REPORT
- ---------------------------------------------------------
    MANAGEMENT'S DISCUSSION AND ANALYSIS
    OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS




SUBSEQUENT EVENTS

In late March 1996, the Company disposed of its 81.3 percent interest in Riverwood and received gross cash proceeds of $1.08 billion. Based on the December 31, 1995, unaudited pro forma balance sheet included in the Company's consolidated financial statements, the Company would have an estimated net gain of approximately $112 million, after tax, on the disposition of Riverwood.

     The Company has agreed to indemnify the purchaser of Riverwood and certain affiliated parties against losses resulting from a breach of representations or warranties with respect to (i) certain Riverwood filings with the Securities and Exchange Commission, (ii) the absence of undisclosed Riverwood liabilities and
(iii) certain Riverwood environmental matters.

     The Company will not be required to indemnify the purchaser for losses until the aggregate amount of all losses exceeds $20 million. In addition, the Company's obligation to indemnify is limited to 80 percent of the amount of losses in excess of $20 million. The aggregate liability of the Company will not exceed $100 million. The Company's obligation to indemnify is limited to claims made on or prior to May 31, 1997.

     In this regard, the Louisiana Department of Environmental Quality notified Riverwood, by letter dated December 19, 1995, that Riverwood may be liable for the remediation of the release or threat of release of hazardous substances at two sites that Riverwood or its predecessor previously operated in Shreveport, Louisiana and Caddo Parish, Louisiana. Schuller has consented to be responsible, subject to the provisions of the preceding paragraph, for losses incurred in connection with these matters to the extent such losses exceed $1 million. Schuller is currently evaluating these claims.

     In addition, the Company is responsible for certain Riverwood U.S. federal, state and local income tax liabilities to the extent they are attributable to audit adjustments for tax periods ending prior to the disposition of Riverwood.

     The Company also expects to redeem its $24.7 million of 9 percent Sinking Fund Debentures and its Preference Stock, Series B (aggregate liquidation value of $230.8 million) in 1996. In late March 1996, the Company declared a dividend of $6.00 per common share, payable in April 1996. As a result of the Exchange, the PI Trust will receive a total dividend of approximately $771 million. See
Note 26 of the Notes to the Consolidated Financial Statements.

     Dividend payments to the PI Trust represent a tax benefit to the Company that will become a current deduction when and to the extent the PI Trust pays such amounts to claimants or transfers such amounts to a specific settlement fund. See Note 22 of the Notes to the Consolidated Financial Statements. The Company expects the PI Trust to transfer its entire dividend proceeds to the settlement fund in 1996, which will result in a current tax deduction for the Company. This current tax deduction will be utilized to shelter a substantial portion of the tax gain on the disposition of Riverwood, which will result in cash tax payments to be made in conjunction with the disposition at rates significantly lower than normal statutory rates.

     For financial reporting purposes, the tax benefit on the dividend will be realized at less than normal statutory rates since a portion of the dividend is considered to have previously been recorded in the Company's deferred tax asset.


                                      forty

Item 8.  Financial Statements and Supplementary Data

                                         SCHULLER CORPORATION 1995 ANNUAL REPORT
                                   ---------------------------------------------
                                                INDEX TO FINANCIAL STATEMENTS
                                                       AND SUPPLEMENTARY DATA




Consolidated Balance Sheet, December 31, 1995 and 1994________________________42

Consolidated Statement of Income, for each of the three years in the period ended December 31, 1995___________________________________44

Consolidated Statement of Cash Flows, for each of the three years in the period ended December 31, 1995___________________________________45

Consolidated Statement of Stockholders' Equity, for each of the three years in the period ended December 31, 1995______________________46

Notes to Consolidated Financial Statements____________________________________48

Management's Report___________________________________________________________80

Report of Independent Accountants_____________________________________________81

Supplementary Data:

Selected Quarterly Financial Data, for each of the two years in the period ended December 31, 1995 (Unaudited)_____________________________82


                                    forty one

Schuller Corporation 1995 Annual Report
- ---------------------------------------------------------
       CONSOLIDATED BALANCE SHEET

                                                                                                              Unaudited
                                                                     In thousands of dollars                  Pro forma
December 31,                                                    1995                    1994             1995 (Note 26)
- ------------------------------------------------------------------------------------------------------------------------
ASSETS
  Current Assets
  Cash and equivalents                                       $  310,809             $  204,291                $  159,556
  Marketable securities, at cost, which approximates market     116,958                 17,681                   116,958
  Receivables                                                   195,780                198,014                   195,780
  Inventories                                                    77,121                 56,594                    77,121
  Prepaid expenses                                                5,807                  7,439                     5,807
  Deferred tax assets                                            31,233                 34,165                    31,233
- -------------------------------------------------------------------------------------------------------------------------
Total Current Assets                                            737,708                518,184                   586,455
- -------------------------------------------------------------------------------------------------------------------------
Property, Plant and Equipment, at cost
  Land and improvements                                          43,442                 41,712                    43,442
  Buildings                                                     218,750                198,791                   218,750
  Machinery and equipment                                     1,035,240                982,352                 1,035,240
- -------------------------------------------------------------------------------------------------------------------------
                                                              1,297,432              1,222,855                 1,297,432

Less accumulated depreciation and depletion                     580,022                555,061                   580,022
- -------------------------------------------------------------------------------------------------------------------------
Property, Plant and Equipment, net                              717,410                667,794                   717,410
- -------------------------------------------------------------------------------------------------------------------------
Deferred Tax Assets                                             414,711                462,728                   208,756
Other Assets                                                    228,629                259,235                   210,549
Net Assets Held for Sale (Note 7)                               375,601                409,557
- -------------------------------------------------------------------------------------------------------------------------
Total Assets                                                 $2,474,059             $2,317,498                $1,723,170
- -------------------------------------------------------------------------------------------------------------------------

The accompanying notes are an integral part of these consolidated financial statements.


                                    forty two

                                         Schuller Corporation 1995 Annual Report
                             ---------------------------------------------------
                                               CONSOLIDATED BALANCE SHEET

                                                                                                           Unaudited
                                                                  In thousands of dollars                  Pro forma
December 31,                                                 1995                    1994             1995 (Note 26)
- ----------------------------------------------------------------------------------------------------------------------
LIABILITIES
  Current Liabilities
  Short-term debt                                         $    2,042             $    2,233                $      111
  Accounts payable                                            93,240                 91,377                    93,240
  Compensation and employee benefits                         104,550                104,253                   104,550
  Income taxes                                                28,768                 22,204                    20,433
  Other accrued liabilities                                  103,005                 83,385                   100,928
- ----------------------------------------------------------------------------------------------------------------------
Total Current Liabilities                                    331,605                303,452                   319,262
Long-Term Debt, less current portion                         447,007                441,798                   424,261
Deferred Income Taxes                                         47,362                 35,688                    47,362
Postretirement Benefits Other Than Pensions                  204,445                209,603                   204,445
Other Noncurrent Liabilities                                 263,174                246,611                   263,174
- ----------------------------------------------------------------------------------------------------------------------
Total Liabilities                                          1,293,593              1,237,152                 1,258,504
- ----------------------------------------------------------------------------------------------------------------------
Profit Sharing Obligation (Note 3)
Commitments and Contingencies (Notes 2, 5 and 13)
- ----------------------------------------------------------------------------------------------------------------------
STOCKHOLDERS' EQUITY
Cumulative Preference Stock, Series B, $1.00 par
  value, authorized 11,109,170 shares, issued and
  outstanding 9,230,583 shares in 1995 and
  1994 (aggregate liquidation value - $230,765)              178,638                178,638
Common Stock, $.01 par value, authorized
  175,000,000 shares; issued and outstanding
  122,966,974 shares and 122,785,753 shares,
  respectively, in 1995, and issued and
  outstanding 122,874,624 shares and 122,827,761 shares,
  respectively, in 1994                                        1,228                  1,228                     1,624
Treasury Stock, at cost                                       (1,999)                  (407)                   (1,999)
Capital in Excess of Par Value                             1,013,505              1,011,310                   508,548
Unearned Restricted Stock Compensation                        (3,427)                (6,013)                   (3,427)
Accumulated Deficit                                          (39,322)              (130,394)                  (71,923)
Pension Liability Adjustment                                    (841)                  (435)                     (841)
Cumulative Currency Translation Adjustment                    32,684                 26,419                    32,684
- ----------------------------------------------------------------------------------------------------------------------
Total Stockholders' Equity                                 1,180,466              1,080,346                   464,666
- ----------------------------------------------------------------------------------------------------------------------
Total Liabilities and Stockholders' Equity                $2,474,059             $2,317,498                $1,723,170
- ----------------------------------------------------------------------------------------------------------------------

The accompanying notes are an integral part of these consolidated financial statements.

                                   forty three

Schuller Corporation  1995 Annual Report
- ---------------------------------------------------
         CONSOLIDATED STATEMENT OF INCOME

                                                              In thousands of dollars, except per share amounts
For the Years Ended December 31,                                               1995          1994          1993
- -----------------------------------------------------------------------------------------------------------------
Net Sales                                                                $1,391,522    $1,277,818    $1,165,810
Cost of Sales                                                               993,111       935,951       908,529
Selling, General and Administrative                                         150,135       148,797       134,400
Research, Development and Engineering                                        29,988        29,738        27,972
Restructuring of Operations Loss, net                                                                   (32,014)
Other Income (Expense), net                                                 (17,005)      (21,033)      (10,444)
- ------------------------------------------------------------------------------------------------------------------
Income from Operations                                                      201,283       142,299        52,451
Gain on Sale of Equity Investment                                            74,889        13,455
Interest Income                                                              24,177         7,214        22,591
Interest Expense                                                             48,265        47,741        56,893
Profit Sharing Expense (Note 3)                                              27,661        18,259        12,993
- ------------------------------------------------------------------------------------------------------------------
Income from Continuing Operations before Income Taxes                       224,423        96,968         5,156
Income Tax Expense (Benefit)                                                102,417        41,362       (52,681)
- ------------------------------------------------------------------------------------------------------------------
Income from Continuing Operations                                           122,006        55,606        57,837
Income from Discontinued Operations,
  net of tax and Minority Interest (Note 7)                                  36,491         9,810         2,935
Gain (Loss) on Disposal of Discontinued Operations, net of tax (Note 7)     (42,502)
- ------------------------------------------------------------------------------------------------------------------
Income before Extraordinary Item and
  Cumulative Effect of Accounting Change                                    115,995        65,416        60,772
Extraordinary Gain (Loss) on Early
  Extinguishments of Debt, net of tax                                                     (28,420)          891
Cumulative Effect of a Change in Accounting for
  Postemployment Benefits, net of tax                                                                   (13,881)
- ------------------------------------------------------------------------------------------------------------------
Net Income                                                                  115,995        36,996        47,782
Preference Stock Dividends/Accretion                                        (24,923)      (24,923)      (22,545)
- ------------------------------------------------------------------------------------------------------------------
Net Income Applicable to Common Stock                                    $   91,072    $   12,073    $   25,237
- ------------------------------------------------------------------------------------------------------------------
Earnings (Loss) Per Common Share
  (After Preference Stock Dividends/Accretion)
- ------------------------------------------------------------------------------------------------------------------
Primary and Fully Diluted:
Income from Continuing Operations                                           $   .78       $   .25       $   .29
Income from Discontinued Operations,
  net of tax and Minority Interest (Note 7)                                     .29           .08           .02
Gain (Loss) on Disposal of Discontinued Operations, net of tax (Note 7)        (.34)
- ------------------------------------------------------------------------------------------------------------------
Income before Extraordinary Item and
  Cumulative Effect of Accounting Change                                        .73           .33           .31
Extraordinary Gain (Loss) on Early
  Extinguishments of Debt, net of tax                                                        (.23)          .01
Cumulative Effect of a Change in Accounting for
  Postemployment Benefits, net of tax                                                                      (.11)
- ------------------------------------------------------------------------------------------------------------------
Net Income Applicable to Common Stock                                       $   .73       $   .10       $   .21
- ------------------------------------------------------------------------------------------------------------------

The accompanying notes are an integral part of these consolidated financial statements.


                                   forty four

                                         Schuller Corporation 1995 Annual Report
                                  ----------------------------------------------
                                    CONSOLIDATED STATEMENT OF CASH FLOWS

                                                                                                     In thousands of dollars
For the Years Ended December 31,                                                 1995           1994                    1993
- -----------------------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES
Net income (before Preference Stock Dividends/Accretion)                    $ 115,995      $  36,996              $  47,782
Noncash items included in net income:
  Depreciation and amortization                                                63,833         59,342                 63,141
  Deferred taxes                                                               82,123         26,675                (64,908)
  Roofing guarantee income                                                      9,352          7,857                  5,685
  Provision for furnace rebuilds                                                8,349          8,657                    884
  Pension and postretirement benefits expense                                  22,645         22,294                 27,501
  Restructuring of operations loss                                                                                   28,389
  Net gain on sale of assets                                                  (74,889)       (15,573)
  Interest expense                                                              1,808         30,812                  3,237
  Profit sharing expense                                                       27,661         18,259                 12,993
  Income from discontinued operations                                         (36,491)        (9,810)                (2,935)
  Loss on disposal of discontinued operations                                  42,502
  Extraordinary (gain) loss on early extinguishments of debt                                  20,548                   (891)
  Cumulative effect of accounting change                                                                             11,719
  Other, net                                                                   12,450         10,344                  8,610
Profit sharing paid                                                           (18,259)       (12,933)               (12,123)
Interest accretion paid                                                                                            (110,953)
Premium paid on retirement of debt                                                                                   (9,566)
(Increase) decrease in current assets:
  Receivables                                                                   4,798        (24,554)                  (544)
  Inventories                                                                 (19,327)         6,099                 (1,414)
  Prepaid expenses                                                              1,237            223                    156
Increase (decrease) in current liabilities:
  Accounts payable                                                                (45)        37,528                  5,382
  Compensation and employee benefits                                          (12,247)        (2,495)                 4,235
  Income taxes                                                                (22,556)       (13,110)                28,101
  Other accrued liabilities                                                     6,737         (1,302)                  (384)
Decrease in postretirement benefits other than pensions                       (19,742)       (24,895)               (22,239)
Decrease in other noncurrent liabilities                                       (7,697)       (29,773)               (19,398)
Net cash provided by discontinued operations                                   29,339         35,667                  9,429
- -----------------------------------------------------------------------------------------------------------------------------
Net cash provided by operating activities                                     217,576        186,856                 11,889
- -----------------------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of property, plant and equipment                                   (111,329)       (73,895)               (52,432)
Proceeds from sales of assets                                                 112,672         33,286                 18,596
Acquisitions                                                                                                         (6,496)
Purchases of available-for-sale marketable securities                         (68,691)
Purchases of held-to-maturity marketable securities                          (164,406)      (143,749)               (35,057)
Proceeds from sale of available-for-sale marketable securities                 10,000          2,077
Proceeds from maturities of held-to-maturity marketable securities            135,966        120,221                 43,307
(Increase) decrease in other assets                                            (2,561)        17,581                (13,483)
- -----------------------------------------------------------------------------------------------------------------------------
Net cash used in investing activities                                         (88,349)       (44,479)               (45,565)
- -----------------------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM FINANCING ACTIVITIES
Issuance of debt                                                                6,622         30,806                 14,792
Payments on debt                                                               (3,464)       (12,950)               (56,205)
Dividends on preference stock                                                 (24,923)       (22,845)
Dividends on common stock                                                                                          (117,430)
Other stock transactions                                                         (882)           132                    481
- -----------------------------------------------------------------------------------------------------------------------------
Net cash used in financing activities                                         (22,647)        (4,857)              (158,362)
- -----------------------------------------------------------------------------------------------------------------------------
EFFECT OF EXCHANGE RATE CHANGES ON CASH                                           (62)          (320)                (4,301)
- -----------------------------------------------------------------------------------------------------------------------------
NET INCREASE (DECREASE) IN CASH AND EQUIVALENTS                               106,518        137,200               (196,339)
- -----------------------------------------------------------------------------------------------------------------------------
CASH AND EQUIVALENTS AT BEGINNING OF YEAR                                     204,291         67,091                263,430
- -----------------------------------------------------------------------------------------------------------------------------
CASH AND EQUIVALENTS AT END OF YEAR                                         $ 310,809      $ 204,291              $  67,091
- -----------------------------------------------------------------------------------------------------------------------------

The accompanying notes are an integral part of these consolidated financial statements.

                                   forty five

Schuller Corporation 1995 Annual Report
- ----------------------------------------------
CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY


                                                                     Cumulative
                                                                     Preference
                                                                         Stock,           Common       Treasury
                                                                       Series B            Stock          Stock
- ----------------------------------------------------------------------------------------------------------------------
BALANCES AT DECEMBER 31, 1992                                          $ 92,684          $1,229
Net income for the year
Currency translation
Incentive Stock Plan transactions                                                            (5)
Accrual of and adjustment to dividends on Common Stock
Accretion on Preference Stock dividend accrual
Preference Stock accretion                                               13,263
Pension liability adjustment
- ----------------------------------------------------------------------------------------------------------------------
BALANCES AT DECEMBER 31, 1993                                           105,947           1,224
Net income for the year
Currency translation
Initial public offering of Stillwater common shares
Incentive Stock Plan transactions                                                             4
Reversal of Dividends Accrued Not Declared                               72,691
Preference Stock dividends
Pension liability adjustment
Purchase of Treasury Stock                                                                               $(407)
- ----------------------------------------------------------------------------------------------------------------------
BALANCES AT DECEMBER 31, 1994                                           178,638           1,228           (407)
Net income for the year
Currency translation
Exercise of warrants for Common Stock
Incentive Stock Plan transactions
Preference Stock dividends
Pension liability adjustment
Purchase of Treasury Stock                                                                              (1,592)
- ----------------------------------------------------------------------------------------------------------------------
BALANCES AT DECEMBER 31, 1995                                          $178,638          $1,228        $(1,999)
- ----------------------------------------------------------------------------------------------------------------------

The accompanying notes are an integral part of these consolidated financial statements.

                                        forty six


                                                                                                            In thousands of dollars

                                                                      Unearned                             Cumulative
                                                       Capital in   Restricted                  Pension     Currency         Total
                                                        Excess of        Stock   Accumulated  Liability  Translation Stockholders'
                                                        Par Value Compensation       Deficit Adjustment   Adjustment        Equity
- -----------------------------------------------------------------------------------------------------------------------------------
BALANCES AT DECEMBER 31, 1992                           $ 902,188     $(6,788)    $(167,704)     $(156)    $  25,622      $847,075
Net income for the year                                                              47,782                                 47,782
Currency translation                                                                                          (5,111)       (5,111)
Incentive Stock Plan transactions                          (2,314)      4,125                                                1,806
Accrual of and adjustment to dividends on Common Stock        688                                                              688
Accretion on Preference Stock dividend accrual                                       (9,282)                                (9,282)
Preference Stock accretion                                                          (13,263)
Pension liability adjustment                                                                      (507)                       (507)
- ------------------------------------------------------------------------------------------------------------------------------------
BALANCES AT DECEMBER 31, 1993                             900,562      (2,663)     (142,467)      (663)       20,511       882,451
Net income for the year                                                              36,996                                 36,996
Currency translation                                                                                           5,908         5,908
Initial public offering of Stillwater common shares         3,144                                                            3,144
Incentive Stock Plan transactions                           4,842      (3,350)                                               1,496
Reversal of Dividends Accrued Not Declared                102,762                                                          175,453
Preference Stock dividends                                                          (24,923)                               (24,923)
Pension liability adjustment                                                                       228                         228
Purchase of Treasury Stock                                                                                                    (407)
- ------------------------------------------------------------------------------------------------------------------------------------
BALANCES AT DECEMBER 31, 1994                           1,011,310      (6,013)     (130,394)      (435)       26,419     1,080,346
Net income for the year                                                             115,995                                115,995
Currency translation                                                                                           6,265         6,265
Exercise of warrants for Common Stock                         324                                                              324
Incentive Stock Plan transactions                           1,871       2,586                                                4,457
Preference Stock dividends                                                          (24,923)                               (24,923)
Pension liability adjustment                                                                      (406)                       (406)
Purchase of Treasury Stock                                                                                                  (1,592)
- ------------------------------------------------------------------------------------------------------------------------------------
BALANCES AT DECEMBER 31, 1995                          $1,013,505     $(3,427)     $(39,322)     $(841)     $ 32,684    $1,180,466
- ------------------------------------------------------------------------------------------------------------------------------------

                                   forty seven

SCHULLER CORPORATION 1995 ANNUAL REPORT
- --------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

- --------------------------------------------
NOTE 1: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

In late March 1996, Schuller Corporation changed its name from Manville Corporation. Schuller Corporation is a holding company consisting of Schuller International Group, Inc. ("Schuller International") as its principal subsidiary, and as of December 31, 1995, an investment in Riverwood International Corporation ("Riverwood"), collectively referred to as "Schuller" or the "Company". Schuller Corporation owns 100 percent of Schuller International and, at December 31, 1995, approximately 81.3 percent of Riverwood.

  In October 1995, the Company's Board of Directors adopted a formal plan with respect to the disposition of its 81.3 percent interest in Riverwood. Accordingly, the assets and liabilities of Riverwood and related parent company deferred taxes, goodwill and minority interest have been classified as net assets held for sale and Riverwood's results of operations have been shown as discontinued operations for all periods presented (see Note 7).

  Manville Personal Injury Settlement Trust (the "PI Trust") owns approximately 79 percent of the Company's Common Stock after the Exchange (defined in Note 3), assuming exercise of all outstanding warrants. In addition, the Company has a debt obligation to the PI Trust (present value of $15.5 million at December 31, 1995).

  The Company manufactures insulations for buildings and equipment, nonwoven mats used as reinforcements in building and industrial applications, commercial roofing systems and high-efficiency air filtration media and fibers. The Company estimates that approximately half of its annual sales are to commercial and industrial construction markets, while approximately one-third are to residential markets, and the remainder are to original equipment manufacturers. The Company's products are sold to contractors, mass merchants, wholesale distributors and fabricators throughout North America, Europe and Asia.

(A) PRINCIPLES OF CONSOLIDATION

The consolidated financial statements include the accounts of Schuller Corporation and its majority-owned subsidiaries. The Company accounts for investments in which it has a 20 percent to 50 percent ownership interest and corporate joint ventures using the equity method. All significant intercompany transactions have been eliminated.

(B) USE OF ESTIMATES

The preparation of the Company's consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in these financial statements, including disclosures of contingent liabilities. Actual results may differ from those estimates.

(C) CASH AND EQUIVALENTS

Cash and equivalents include time deposits, certificates of deposit and other marketable securities with original maturities of three months or less.


                                     forty eight

                                        SCHULLER CORPORATION 1995 ANNUAL REPORT
                              -------------------------------------------------
                                NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(D) FINANCIAL INSTRUMENTS

The Company uses the amortized cost method of accounting for investments in held-to-maturity debt securities for which it has the positive intent and ability to hold to maturity. Fair value accounting is used for debt securities that are classified as available-for-sale securities. Realized gains and losses are computed on the specific identification method.

  The Company does not obtain collateral or other security to support financial instruments subject to credit risk, but monitors the credit standing of counterparties.

(E) INVENTORIES

Inventories are stated at the lower of cost or market. Cost is determined principally on the last-in, first-out basis (LIFO) for all domestic subsidiaries. The first-in, first-out (FIFO) basis is used to determine the cost of inventories for all foreign subsidiaries.

(F) PROPERTY, PLANT AND EQUIPMENT

Expenditures for replacements and betterments are capitalized, while maintenance and repairs are charged against operations as incurred. Gains and losses arising from abnormal dispositions are included in operations currently. The carrying value of normal retirements of property, plant and equipment is charged to accumulated depreciation, less any amounts realized from disposition, and continues to be depreciated over the remaining book life. Depreciation expense is computed using the straight-line method, based upon the estimated useful lives of the assets. Buildings are depreciated principally over 20 to 40 years, and machinery and equipment are depreciated principally over 20 years.

(G) PROVISION FOR REBUILDING FURNACES

The Company's glass furnaces have an estimated useful life of approximately 30 years. During that time, the refractory components of the glass furnaces are periodically rebuilt, typically every six to seven years. The timing of the periodic rebuilds is dependent upon a number of variables including production volumes, product mix, and the extent and timing of interim repair and maintenance work performed.

  The estimated cost to rebuild the refractory components of the Company's glass furnaces is credited to an allowance and charged to operations on a straight-line basis over the estimated period to the next rebuild date. Unusual, nonrecurring adjustments to previously established allowances, if required, are included in operating results.

(H) ISSUANCE OF SUBSIDIARY'S STOCK

Gains or losses arising from issuances by a subsidiary of its own stock are recorded directly to stockholders' equity.

(I) REVENUE RECOGNITION

The Company recognizes revenue from product sales upon shipment. The Company estimates and records provisions for cash discounts, quantity rebates, sales returns, allowances and original warranties in the period the sale is reported, based on its experience.


                                      forty nine

SCHULLER CORPORATION 1995 ANNUAL REPORT
- --------------------------------------------
 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


  The Company also sells extended roofing product guarantees for periods of 5 to 20 years. These extended guarantees cover the water tightness of roofing systems resulting from defects in materials or deficiencies in workmanship. Revenue on these product guarantees for other than single-ply roofing products is recognized on a straight-line basis over the lives of the guarantees, which approximates the timing of the costs incurred to fulfill such contractual obligations. Single-ply roofing guarantee income is deferred and recognized over the contract period in proportion to costs incurred.

(J) FOREIGN CURRENCY TRANSLATION

The functional currency for foreign subsidiaries is the local currency for the country in which the subsidiaries own their primary assets. In accordance with Statement of Financial Accounting Standards No. 52, "Foreign Currency Translation," the translation of the applicable foreign currencies into U.S. dollars is performed for balance sheet accounts using current exchange rates in effect at the balance sheet date, and for revenue and expense accounts using a weighted average exchange rate during the period. Any related translation adjustments are recorded directly in stockholders' equity. Gains (losses) on foreign currency transactions and forward exchange contracts are included in other income (expense), net, for the period in which the exchange rate changes. The discount or premium on forward contracts is accounted for separately from the gain or loss on the contracts and is amortized to other income (expense), net, over the life of the contract.

(K) RESTRUCTURING OF OPERATIONS

During 1993, the Company recorded restructuring charges for the reorganization of its business activities. These restructuring charges were accrued pursuant to the adoption of a formal plan and included costs associated with the adoption and implementation of the plan, including certain costs for ongoing activities associated with former business operations. Pursuant to the consensus of the Emerging Issues Task Force reached in the fourth quarter of 1994 on Issue No. 94-3, "Liability Recognition for Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring)" ("EITF No. 94-3"), future restructuring charges, if any, will not include costs associated with ongoing activities related to former business operations.

(L) ENVIRONMENTAL CONTINGENCIES

The Company accrues for future costs associated with environmental remediation, including ongoing compliance, maintenance and monitoring costs, when it becomes probable that a liability has been incurred and such liability can be reasonably estimated. Pollution control costs which extend asset life, increase capacity, improve safety or efficiency, or mitigate or prevent contamination are capitalized. The Company expenses on a current basis recurring costs associated with managing hazardous substances and pollution resulting from the Company's ongoing operations.

(M) WORKERS' COMPENSATION

The Company accrues a liability for workers' compensation claims at present value, due to the fixed and determinable nature of the claim payments, based upon an evaluation of historical claims data and expected future claims. In addition, the Company records a receivable at present value for the portion of outstanding claims covered by third-party insurers.


                                        fifty

                                         SCHULLER CORPORATION 1995 ANNUAL REPORT
                                    --------------------------------------------
                                     NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(N) INCOME TAXES

Investment tax credits granted by various countries are accounted for as reductions of income tax expense in the year in which the related expenditures become eligible for investment benefit under applicable tax regulations.

(O) RECLASSIFICATIONS

Certain prior year information has been reclassified to conform with the current year presentation.

- ----------------------------------------
NOTE 2: PLAN OF REORGANIZATION, RELATED
INJUNCTION AND PERSONAL INJURY TRUST

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

  The Plan relieves the Company of the burden of defending thousands of asbestos lawsuits. This is accomplished through independent trusts created to assume, administer, settle and pay claims. In lieu of bringing actions against the Company, asbestos claimants may assert their claims only against the PI Trust or Manville Property Damage Settlement Trust (the "PD Trust"), which are funded by the Company pursuant to the Plan. The Plan, the injunction issued by the Bankruptcy Court in connection with the Plan (the "Injunction"), the Bankruptcy Reform Act of 1994 (the "Act") and the United States Bankruptcy Code together operate to prohibit any lawsuits against the Company with respect to any past, present or future asbestos-related liabilities arising from its discontinued mining, manufacturing and selling activities.

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


                                      fifty one

SCHULLER CORPORATION 1995 ANNUAL REPORT
- --------------------------------------------
 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

- ----------------------------------------
NOTE 3: PROFIT SHARING OBLIGATION

Beginning in 1992, the Company became obligated under the Plan to pay annually to the PI Trust 20 percent of net earnings (adjusted as specified in the definition of "Profits" in the Amended and Restated Supplemental Agreement between the PI Trust and Schuller). Payments were due each year based on the prior year's net earnings. The profit sharing right of the PI Trust was a right to annual payments if and when the Company had income and was not a right or lien against the assets of the Company. The amount of the profit sharing became probable and reasonably estimable only when the Company had earnings. The profit sharing obligation was a period cost based on actual results of the period in which earned.

  During 1995, the Company recorded $27.7 million of profit sharing expense to be paid in 1996, as required in connection with the Plan. The corresponding liability is included in other accrued liabilities at December 31, 1995.

  In October 1995, the Company and the PI Trust signed a profit sharing exchange agreement (the "Agreement"), and in April 1996 the PI Trust exchanged (the "Exchange") its profit sharing right to 20 percent of the Company's net earnings (as adjusted) for approximately 32.5 million shares of common stock of Schuller Corporation, which represented 20 percent of the common stock of Schuller on a fully diluted basis, as defined in the Agreement, and after giving effect to the Exchange. In accordance with the Agreement, Schuller declared a pro rata dividend to all common stockholders in late March 1996, payable in April 1996, of $6.00 per share, which represents a substantial portion of the proceeds from the disposition of Riverwood.

  The Company will pay a partial-year profit sharing payment to the PI Trust for that portion of 1996 through the closing date of the Agreement. The payment will be 20 percent of net earnings (as adjusted) for the partial-year period.

  The Company will record an extraordinary loss in the first quarter of 1996 for the fair market value of the common stock exchanged (see Note 26).

- ----------------------------------------
NOTE 4: RECEIVABLES

The components of receivables are as follows:


                                                       In thousands of dollars
- --------------------------------------------------------------------------------
                                                        1995            1994
- --------------------------------------------------------------------------------
 Trade                                             $194,484        $194,422
 Less allowances                                     27,110          23,724
- --------------------------------------------------------------------------------
                                                    167,374         170,698
 Other                                               28,406          27,316
- --------------------------------------------------------------------------------
                                                   $195,780        $198,014
- --------------------------------------------------------------------------------


   Included in allowances are doubtful accounts of $6.5 million and $6.4 million at December 31, 1995 and 1994, respectively. The Company generally requires no collateral on receivables. The provision for doubtful accounts charged to costs and expenses related to continuing operations was $0.8 million for 1995, $1.4 million for 1994, and $2.5 million for 1993.


                                      fifty two

                                         SCHULLER CORPORATION 1995 ANNUAL REPORT
                                    --------------------------------------------
                                     NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 5: FINANCIAL INSTRUMENTS

The Company has only limited involvement with derivative financial instruments and does not use them for trading purposes. The Company enters into foreign exchange forward contracts to hedge against currency fluctuations on certain material foreign currency exposures and records a receivable/payable which is classified consistently with the related outstanding foreign currency exposure. At December 31, 1995, the Company had forward contracts maturing through July 1996 to sell deutsche marks in exchange for $10.8 million. At December 31, 1994, the Company had forward contracts maturing through February 1995 to sell deutsche marks in exchange for $6.6 million. The carrying value of these contracts approximated their fair value at December 31, 1995 and 1994.

   The Company had outstanding letters of credit totaling $10.8 million and $3.3 million as of December 31, 1995 and 1994, respectively. All letters of credit are collateralized by cash.

   The Company maintains cash and cash equivalents and certain other financial instruments with various financial institutions throughout the world. The Company invests excess cash in a diversified portfolio of high-quality money market instruments consistent with the preservation of capital and the maintenance of liquidity. The Company's investment policies require diversification of investments and include restrictions on maturity and credit quality. The Company monitors compliance with these restrictions on an ongoing basis. The Company has not experienced any material losses related to these investments.

   The Company is exposed to credit losses in the event of nonperformance by the counterparties to its financial instruments but has no off-balance-sheet credit risk of accounting loss. The Company anticipates, however, that counterparties will be able to fully satisfy their obligations under the contracts.

   The Company adopted Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities" ("SFAS No. 115") during 1994. There was no impact on the Company's income or equity from the adoption of SFAS No. 115.

   At December 31, 1995, the Company held investments in debt securities that were classified as held-to-maturity with an amortized cost basis of $319.8 million, which approximated fair value. The Company's investments in held-to-maturity debt securities at December 31, 1995, were classified on the balance sheet as cash equivalents of $251.4 million, marketable securities of $59.4 million and other assets of $9 million, depending upon the nature and maturity of the investments. Of these securities, $310.8 million had contractual maturities within one year; the remainder mature in one to five years. Additionally, at December 31, 1995, the Company had investments in available-for-sale debt securities that were classified on the balance sheet as marketable securities of $57.6 million and other assets of $6.1 million. The amortized cost basis of these securities approximated fair value. Of these securities, $63.6 million have contractual maturities of one to five years; the remainder mature in less than one year.


                                     fifty three

SCHULLER CORPORATION 1995 ANNUAL REPORT
- --------------------------------------------
 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

   At December 31, 1994, the Company held investments in debt securities that were classified as held-to-maturity with an amortized cost basis of $222.2 million, which approximated fair value. The Company's investments in debt securities at December 31, 1994, were classified on the balance sheet as cash equivalents of $177.3 million, marketable securities of $17.7 million and other assets of $27.2 million, depending upon the nature and maturity of the investments. Of these securities, $218.7 million had contractual maturities within one year; the remainder had maturities of one to five years.

   During 1995 and 1994, the Company sold securities that had been classified as available-for-sale, resulting in proceeds of $10 million and $2.1 million, respectively, which approximated carrying value each year.

   The fair value of the Company's financial instruments other than investments in debt securities approximated its carrying value at December 31, 1995 and 1994, except for the Company's long-term debt, which is discussed in Note 11.

- ----------------------------------------
NOTE 6: INVENTORIES

The major classes of inventories are as follows:


                                                      In thousands of dollars
- --------------------------------------------------------------------------------
                                                        1995            1994
- --------------------------------------------------------------------------------
 Finished goods                                      $46,432         $32,599
 Work-in-process                                       7,345           5,906
 Raw materials                                        15,569          11,763
 Supplies                                              7,775           6,326
- --------------------------------------------------------------------------------
                                                     $77,121         $56,594
- --------------------------------------------------------------------------------


  Inventories in the amounts of $18.3 million and $12.2 million at December 31, 1995 and 1994, respectively, were valued using FIFO. The balance of the inventories was valued using LIFO. The excess of current values over amounts for financial reporting purposes was $54.4 million and $53.6 million at December 31, 1995 and 1994, respectively.

- ----------------------------------------
NOTE 7: DISCONTINUED OPERATIONS

In October 1995, the Company's Board of Directors adopted a formal plan with respect to the disposition of its 81.3 percent interest in Riverwood. Accordingly, the assets and liabilities related to Riverwood have been classified as net assets held for sale and Riverwood's results of operations have been shown as discontinued operations for all periods presented. The components of Riverwood's net assets held for sale at December 31 are as follows:


                                                      In thousands of dollars
- --------------------------------------------------------------------------------
                                                        1995            1994
- --------------------------------------------------------------------------------
 Current assets                                  $  460,552      $  456,336
 Property, plant and equipment, net               1,466,090       1,395,763
 Other noncurrent assets                            278,195         254,071
- --------------------------------------------------------------------------------
 Total assets                                     2,204,837       2,106,170
- --------------------------------------------------------------------------------
 Current liabilities                                294,552         323,377
 Long-term debt, less current portion             1,053,794         994,770
 Other noncurrent liabilities                       385,960         299,731
- --------------------------------------------------------------------------------
 Total liabilities                                1,734,306       1,617,878
- --------------------------------------------------------------------------------
 Minority interest                                  105,263          95,610
 Cumulative currency translation adjustment          10,333          16,875
- --------------------------------------------------------------------------------
 Net assets held for sale                        $  375,601      $  409,557
- --------------------------------------------------------------------------------


                                      fifty four

                                         SCHULLER CORPORATION 1995 ANNUAL REPORT
                                    --------------------------------------------
                                     NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Summarized information on the discontinued operations of Riverwood is as follows:


                                                     In thousands of dollars
- -------------------------------------------------------------------------------------
                                          1995            1994            1993
- -------------------------------------------------------------------------------------
 Net Sales                            $1,342,304      $1,282,788      $1,120,366
- -------------------------------------------------------------------------------------
 Income Before Income Taxes              $25,485         $64,437          $1,197
 Income Tax Expense (Benefit)             11,214          54,188          (2,037)
- -------------------------------------------------------------------------------------
 Income Before Equity in Earnings
   of Affiliate, Minority Interest,
   Extraordinary Item and Cumulative
   Effect of Accounting Change            14,271          10,249           3,234
 Equity in Earnings of Affiliate,
   net of taxes                           30,609
 Minority Interest in Riverwood           (8,389)           (439)           (299)
- -------------------------------------------------------------------------------------
 Income from Discontinued Operations,
   net of tax and Minority Interest       36,491           9,810           2,935
 Extraordinary Loss on Early
   Extinguishment of Debt, net of tax                     (7,872)
 Cumulative Effect of a Change in
   Accounting for Postemployment
   Benefits, net of tax                                                   (2,163)
- -------------------------------------------------------------------------------------
 Net Income from Discontinued
   Operations                            $36,491          $1,938            $772
- -------------------------------------------------------------------------------------


  Riverwood's 1995 results reflect its activity from January 1995 through October 1995, the date of adoption of a formal plan with respect to the disposition of Riverwood. The Company's portion of Riverwood's net income for November and December 1995, totaling $0.5 million, is included in the loss on disposition in accordance with Accounting Principles Board Opinion No. 30, "Reporting the Results of Operations-Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions."

  Although the Company expects to record a net gain for financial reporting purposes on the disposition of its interest in Riverwood, the Company recorded an estimated loss on disposal of discontinued operations of $42.5 million in the fourth quarter of 1995. This loss primarily relates to deferred taxes on the Company's investment in Riverwood that had not been recognized previously. In accordance with Financial Accounting Standards No. 109, "Accounting for Income Taxes" ("SFAS No. 109"), the Company recorded these taxes when it became apparent the taxes would be incurred due to the planned disposition of Riverwood.

  The disposition of Riverwood closed in late March 1996. The Company received cash proceeds on the disposition of its interest in Riverwood of $1.08 billion and expects to record a net gain on the disposition of Riverwood in the first quarter of 1996. The Company will be responsible for federal income taxes resulting from the election under Section 338(h)(10) of the U.S. Internal Revenue Code to treat the disposition of Riverwood as an asset sale for tax purposes. This and other tax consequences on the disposition of Riverwood are expected to result in an effective tax rate on the disposition that is higher than statutory tax rates. However, the cash taxes on the disposition should be substantially lower than statutory rates due to the Company's net operating loss carryforwards and PI Trust related tax deductions.

  The Company has agreed to indemnify the purchaser of Riverwood and certain affiliated parties against losses resulting from a breach of representations or warranties with respect to (i) certain Riverwood filings with the Securities and Exchange Commission, (ii) the absence of undisclosed Riverwood liabilities and
(iii) certain Riverwood environmental matters.

  The Company will not be required to indemnify the purchaser for losses until the aggregate amount of all losses exceeds $20 million. In addition, the Company's obligation to indemnify is limited to 80 percent of the amount of fifty five

SCHULLER CORPORATION 1995 ANNUAL REPORT
- --------------------------------------------
 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

losses in excess of $20 million. The aggregate liability of the Company will not exceed $100 million. The Company's obligation to indemnify is limited to claims made on or prior to May 31, 1997.

  In this regard, the Louisiana Department of Environmental Quality notified Riverwood, by letter dated December 19, 1995, that Riverwood may be liable for the remediation of the release or threat of release of hazardous substances at two sites that Riverwood or its predecessor previously operated in Shreveport, Louisiana and Caddo Parish, Louisiana. Schuller has consented to be responsible, subject to the provisions of the preceding paragraph, for losses incurred in connection with these matters to the extent such losses exceed $1 million. Schuller is currently evaluating these claims.

  In addition, the Company is responsible for certain Riverwood U.S. federal, state and local income tax liabilities to the extent they are attributable to audit adjustments for tax periods ending prior to the disposition of Riverwood.

- ----------------------------------------
NOTE 8: INVESTMENTS IN AFFILIATES

At December 31, 1995, the Company has investments which are accounted for under the equity method. The most significant of these investments is Riverwood's Brazilian operations, Igaras Papeis e Embalagens S.A. ("Igaras"). Riverwood's carrying value of Igaras was approximately $118.2 million and $99.4 million at December 31, 1995 and 1994, respectively, which is included in net assets held for sale.

  On December 29, 1994, Riverwood sold just under 50 percent of its investment in Igaras after first spinning off a wholly owned subsidiary to operate Riverwood's packaging machinery operations in Brazil. Riverwood received cash proceeds of approximately $100 million on the sale and recorded a pretax loss of $0.6 million. Prior to that date, Riverwood owned 100 percent of Igaras.

  The following represents the summarized balance sheet and income statement information for Igaras as of and for the year ended December 31, 1995:


                                                      In thousands of dollars
- --------------------------------------------------------------------------------
 Current Assets                                                     $109,985
 Noncurrent Assets                                                  $243,369
 Current Liabilities                                                $ 90,278
 Noncurrent Liabilities                                             $ 26,465
 Shareholders' Equity                                               $236,611
- --------------------------------------------------------------------------------
 Net Sales                                                          $275,551
 Cost of Sales                                                      $139,011
- --------------------------------------------------------------------------------
 Gross Profit                                                       $136,540
- --------------------------------------------------------------------------------
 Income from Operations                                             $108,532
 Net Income                                                         $ 70,010
- --------------------------------------------------------------------------------


  In August 1995, the Company sold its remaining equity investment in Stillwater Mining Company ("Stillwater") for net cash proceeds of $110.5 million, resulting in a pretax gain on the sale of equity investment of $74.9 million. The Company retains a five percent net smelter royalty on certain Stillwater claims.

  During 1994, the Company sold a portion of its investment in Stillwater for net cash proceeds of approximately $25.5 million, resulting in a pretax gain on the sale of equity investment of $13.5 million. In addition, Stillwater completed an initial public offering of 4.5 million shares of its common stock at $13 per share, which resulted in the Company recording an increase to Capital in Excess of Par Value of $3.1 million, net of income taxes of $1.7 million.

  The Company's equity in net income (loss) of Stillwater was nil in 1995, $0.4 million in 1994 and $(3.7) million in 1993.



                                      fifty six

                                         SCHULLER CORPORATION 1995 ANNUAL REPORT
                                    --------------------------------------------
                                     NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

- ----------------------------------------
NOTE 9: SHORT-TERM DEBT AND CREDIT FACILITIES

Short-term debt consists of the following:


                                                     In thousands of dollars
- --------------------------------------------------------------------------------
                                                        1995            1994
- --------------------------------------------------------------------------------
 Short-term borrowings                               $   70          $   18
 Current portion of long-term debt                    1,972           2,215
- --------------------------------------------------------------------------------
                                                     $2,042          $2,233
- --------------------------------------------------------------------------------


  At December 31, 1995, the Company had $93 million available under a receivables sale facility ("the Receivables Facility") for its domestic short-term working capital requirements. Amounts available for borrowing under the Receivables Facility, up to a maximum of $100 million, are based on the daily balance of certain outstanding trade accounts receivable, adjusted for various factors as defined under the terms of the Receivables Facility. There were no borrowings under this facility through December 31, 1995. In addition, the Company's foreign subsidiaries had working capital facilities totaling $70 million available for borrowing at December 31, 1995.

- ----------------------------------------
NOTE 10: COMPENSATION AND EMPLOYEE BENEFITS

Compensation and employee benefits consists of the following:


                                                     In thousands of dollars
- --------------------------------------------------------------------------------
                                                        1995            1994
- --------------------------------------------------------------------------------
 Vacation, compensation and
   payroll deductions                              $ 50,353        $ 52,485
 Self insured medical and
   group life coverage                               36,634          38,116
 Other                                               17,563          13,652
- --------------------------------------------------------------------------------
                                                   $104,550        $104,253
- --------------------------------------------------------------------------------


- ----------------------------------------
NOTE 11: LONG-TERM DEBT

Long-term debt consists of the following:


                                                      In thousands of dollars
- --------------------------------------------------------------------------------
                                                       1995            1994
- --------------------------------------------------------------------------------
 UNSECURED
 10.875 percent Schuller International Senior
  Notes, payable 2004                              $400,000        $400,000
 9 percent Sinking Fund Debentures, due 1994-2003    24,677          26,385
 Bonds payable to the PI Trust                       15,454          13,646
 COLLATERALIZED
 Industrial revenue bonds with interest at
  floating rates, payable through 1998,
  collateralized by a letter of credit                5,339
 Industrial revenue bonds with interest at
  5.625 percent and 8.625 percent, payable
  through 2005, collateralized by real property
  and equipment                                       3,300           3,650
 Notes payable with interest from 5.98 percent to
  7 percent, payable through 1999                       209             332
- --------------------------------------------------------------------------------
                                                    448,979         444,013
 Less current portion                                 1,972           2,215
- --------------------------------------------------------------------------------
                                                   $447,007        $441,798
- --------------------------------------------------------------------------------


                                     fifty seven

SCHULLER CORPORATION 1995 ANNUAL REPORT
- -------------------------------------------------
    NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



Long-term debt maturities at December 31, 1995 are as follows:
                                     In thousands of dollars

         1996                               $ 1,972
         1997                                 2,264
         1998                                 7,853
         1999                                 2,831
         2000                                 3,154
    Thereafter                              542,174
- ----------------------------------------------------------
    Total                                   560,248

    Less interest accruing to principal    (111,269)
- ----------------------------------------------------------
                                           $448,979
- ----------------------------------------------------------



10.875 PERCENT SCHULLER INTERNATIONAL SENIOR NOTES

On December 12, 1994, Schuller International issued $400 million of 10.875 percent Senior Notes, due 2004. Interest on these notes is payable semiannually, which began December 15, 1995. These notes may be redeemed on or after December 15, 1999 at prices ranging from 100 percent to 105 percent of the principal amount, plus accrued interest. In addition, at any time prior to December 12, 1997, the Company may, at its option, under certain circumstances, redeem up to $132 million principal amount of these notes at 110 percent of the principal amount plus accrued interest. These notes were issued by Schuller International in the form of a dividend to Schuller Corporation. Schuller Corporation then exchanged $379 million of these notes to the PI Trust in satisfaction of substantially all of the remaining Trust Bonds (defined below).
The PI Trust subsequently sold its Schuller International Senior Notes in the public markets. In conjunction with the PI Trust's public offering, Schuller Corporation also sold its Schuller International Senior Notes in the public markets, resulting in a total sale of $400 million of Schuller International Senior Notes.

9 PERCENT SINKING FUND DEBENTURES

For financial reporting purposes, these debentures have an effective interest rate of 12.6 percent. The interest debentures did not accumulate or pay interest from 1988 to 1993. Beginning on January 1, 1994, the interest debentures bear interest at a stated rate of nine percent and are paid semiannually in principal and interest through December 31, 2003.

BONDS PAYABLE TO THE PI TRUST

At consummation of the Plan, the PI Trust received noninterest-bearing bonds (the "Trust Bonds") totaling $1.8 billion. The Trust Bonds consisted of a series of fixed payments twice a year for 24 years, which began August 31, 1991. The Company made a prepayment of a portion of the Trust Bonds in 1993. In addition, during 1994, all but $13.6 million of the remaining Trust Bonds were prepaid by exchanging $379 million of the 10.875 percent Schuller International Senior Notes for Trust Bonds (see Note 23). At December 31, 1995 the remaining Trust Bonds obligation of $15.5 million consists of a series of fixed payments totaling $75 million per year in 2013 and 2014, discounted at 13 percent.

    The Company's agreements with its lenders and other agreements with the trusts contain a number of financial and general covenants. These include, among other things, restrictions on borrowings, investments, stock issuances and repurchases, dividends and other distributions by Schuller International, and restrictions on intercompany transactions, fifty eight
including transfers of cash. As of December 31, 1995 and 1994, the maximum amount available for dividends to be paid by Schuller International under their most restrictive debt covenants was approximately $172 million and $115 million, respectively. Noncompliance with these or other covenants, or the occurrence of any other event of default, could result in the termination of existing credit agreements and the acceleration of debt owed by the Company and its subsidiaries. At December 31, 1995, the Company was in compliance with these covenants.

    At December 31, 1995, the Company's long-term debt totaled $449 million and had an estimated fair value of $510 million. At December 31, 1994, the Company's long-term debt totaled $444 million and had an estimated fair value of $454 million. Generally, the fair value of the Company's long-term debt is an estimate based on quoted market prices, when available, or the discounted cash flow method.

NOTE 12: ALLOWANCE FOR FURNACE REBUILDS

The activity in the allowance for furnace rebuilds, included in other noncurrent liabilities, for the years ended December 31, 1995 and 1994, was as follows:

                                          In thousands of dollars

                                                  1995      1994
    -------------------------------------------------------------
    Balance at beginning of year                $26,356   $21,333
    Provisions for estimated costs                8,349     8,657
    Rebuild expenditures                        (12,300)   (3,634)
    -------------------------------------------------------------
                                                 22,405    26,356
    Less current portion                         10,763     9,121
    -------------------------------------------------------------
                                                $11,642   $17,235
    -------------------------------------------------------------


NOTE 13: COMMITMENTS AND CONTINGENCIES

Total rental expense related to continuing operations was $14.6 million in 1995, $16.8 million in 1994 and $18 million in 1993.

    At December 31, 1995, minimum rental commitments of the Company under long-term, noncancelable operating leases are as follows:

                       In thousands of dollars
    1996                             $ 7,387
    1997                               4,791
    1998                               4,086
    1999                                 266
    2000                                  79
    --------------------------------------------
                                     $16,609
    --------------------------------------------

    Minimum rental commitments of the Company have not been reduced by anticipated sublease income of approximately $3.8 million.

    During 1995, the Company entered into two three-year noncancelable contracts to purchase a portion of its natural gas requirements. Expenses under these contracts totaled $2.3 million during 1995. The Company's annual obligations under these agreements are $5.8 million, $5.8 million and $2.9 million for 1996, 1997 and 1998, respectively. These purchase commitments are not expected to exceed usage requirements in any of these years.

                                      fifty nine

SCHULLER CORPORATION 1995 ANNUAL REPORT
- --------------------------------------------------
    NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

CONTINGENT PRODUCT LIABILITY

Between 1988 and 1992, the Company manufactured phenolic roofing insulation which may, under certain circumstances, contribute to the corrosion of metal decks on which it is installed. Subsequently, the Company began a voluntary program to inspect such metal decks and remediate where appropriate. The Company has also accrued for costs relating to future inspections, remediation and anticipated claims. These accruals are based on the Company's historical experience regarding the incidence of corrosion and the cost of remediation and include a number of assumptions related to the types of roofs on which phenolic insulation has been installed as well as the assumption that the Company's past remediation experience will continue over the remaining lives of roofs insulated with the Company's phenolic roofing insulation.

    During the first quarter of 1995, the Company and its liability insurance carriers reached a settlement with respect to the extent of coverage to be provided by such carriers. In addition, during the third quarter of 1995, the Company and the former owner of the phenolic roofing insulation business reached an agreement with respect to the costs to be reimbursed by the former owner. Pursuant to these agreements, the Company has been reimbursed for a portion of historical costs incurred and is entitled to receive reimbursement for a substantial portion of future costs to be incurred by the Company for inspection and remediation.

    In 1996, the Company and a third party were named as defendants in two class action cases filed in U.S. District Court in Boston, Massachusetts. The plaintiffs purport to represent all building owners in the United States with phenolic insulation installed on their roof decks and seek damages and injunctive relief, including an order requiring the removal and replacement of the phenolic insulation and remediation of any deck corrosion. The Company intends to defend these allegations vigorously.

    The Company has reviewed its historical inspection and remediation experience and the terms and collectibility of amounts payable under the reimbursement agreements in light of the contingencies described above. Based on the information available to date and subject to the assumptions described above, if additional costs are incurred in excess of the accrued amounts, such costs are not expected to have a material adverse effect on the Company's financial condition, liquidity or results of operations.

ENVIRONMENTAL CONTINGENCIES


At December 31, 1995, the Company had remediation activities in progress at 14 sites, out of a total of 24 such sites for which the Company has identified environmental conditions requiring remediation. In addition, the Company has been identified as a potentially responsible party at 15 non-Company owned or operated sites under the federal Comprehensive Environmental Response, Compensation and Liability Act or similar state legislation, and as such could be jointly and severally liable for costs of remediating these sites.

                                        sixty

                                        SCHULLER CORPORATION 1995 ANNUAL REPORT
                             --------------------------------------------------
                                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

    At December 31, 1995 and 1994, the Company's balance sheet included undiscounted accruals for environmental remediation costs, including ongoing compliance, maintenance and monitoring costs, of $30.3 million and $31.5 million, respectively. During 1995 and 1994, the Company paid $1.8 million and $3.9 million, respectively, for environmental cleanup. The Company believes that amounts paid in 1995 and 1994 are representative of the Company's future annual environmental cleanup costs and anticipates expenditures relating to costs currently accrued to be made over the next 15 years.

    As a result of factors such as changes in federal and state regulations, the application and effectiveness of remedial actions, the difficulty in assessing the extent of environmental contamination, and the allocation of costs among potentially responsible parties, actual costs to be incurred for environmental cleanup may vary from previous estimates. Subject to the uncertainties inherent in evaluating environmental exposures, and based on information presently available, including the Company's historical remediation experience, currently enacted environmental laws and regulations, and existing remediation technology, the Company believes that if additional costs are incurred in excess of the accrued amounts, such costs are not expected to have a material adverse effect on the Company's financial condition, liquidity or results of operations.

NOTE 14: STOCKHOLDERS' EQUITY

WARRANTS TO PURCHASE COMMON STOCK, $0.01 PAR VALUE

Warrants to purchase approximately seven million shares of the $0.01 par value Common Stock are exercisable until June 6, 1996, at an exercise price of $9.40 per share.

CUMULATIVE PREFERENCE STOCK, SERIES B, $1.00 PAR VALUE

Dividends on the Company's Cumulative Preference Stock, Series B, began being paid quarterly in 1994 at an annual rate of $2.70 per share, but are payable only as and when declared by Schuller's Board of Directors after other funding requirements under the Plan have been met. Dividends have been declared and paid in 1995 and 1994 totaling $24.9 million and $22.8 million, respectively. At December 31, 1995, there are no dividends in arrears. The Company has called its Cumulative Preference Stock, Series B, for redemption, effective April 30, 1996. See Note 26.

    Through December 31, 1993, the carrying value of the Preference Stock was increased periodically to reflect accretion based on the interest method, in accordance with APB Opinion No. 21. Such accretion, which was deducted from net income to arrive at net income applicable to common stockholders, amounted to $22.5 million in 1993.

                                      sixty one

SCHULLER CORPORATION 1995 ANNUAL REPORT
- --------------------------------------------------
    NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


 The following is a summary of shares outstanding:





                                                               Cumulative
                                                               Preference
                                                                   Stock,             Common
                                                                 Series B              Stock
- --------------------------------------------------------------------------------------------
 BALANCE AT DECEMBER 31, 1992                                   9,159,365        122,600,827
 Conversion of old common and preferred stock to new Common
    Stock and Cumulative Preference Stock, Series B                71,218            226,077
 Issuance of Common Stock in connection with the Stock
    Incentive Plan                                                                   121,581
 Forfeiture of Common Stock issued in connection with
    the Stock Incentive Plan                                                         (58,796)
 Forfeiture of Common Stock in conjunction with the formation
    of the Riverwood Stock Incentive Plan                                           (553,967)
- --------------------------------------------------------------------------------------------

 BALANCE AT DECEMBER 31, 1993                                   9,230,583        122,335,722
 Issuance of Common Stock in connection with the Stock
    Incentive Plan and other employee plans                                          627,902
 Forfeiture of Common Stock issued in connection with
    the Stock Incentive Plan                                                         (89,000)
 Treasury Stock acquired                                                             (46,863)
- --------------------------------------------------------------------------------------------

 BALANCE AT DECEMBER 31, 1994                                   9,230,583        122,827,761
 Issuance of Common Stock in connection with the Stock
    Incentive Plan and other employee plans                                           89,300
 Forfeiture of Common Stock issued in connection with
    the Stock Incentive Plan                                                         (31,500)
 Issuance of Common Stock upon exercise of warrants                                   34,550
 Treasury Stock acquired                                                            (134,358)
- --------------------------------------------------------------------------------------------

 BALANCE AT DECEMBER 31, 1995                                   9,230,583        122,785,753
- --------------------------------------------------------------------------------------------


                                     sixty two

NOTE 15: STOCK INCENTIVE PLAN

The Company has registered and reserved 4.8 million shares of $0.01 par value Common Stock for issuance under the Schuller Corporation Stock Incentive Plan.



       A summary of the stock incentive transactions for the three years ended
    December 31, 1995 is as follows:

                                                              Restricted           Shares           Stock
                                                     Common        Stock        Available    Appreciation
                                                      Stock      Options        for Grant          Rights
- ------------------------------------------------------------------------------------------------------------
 BALANCE AT DECEMBER 31, 1992                     2,301,171      583,900        1,904,929         512,700
 Granted                                             49,581                       (49,581)
 Exercised                                                       (72,000)                        (101,000)
 Forfeited                                         (612,763)    (109,100)         721,863        (132,500)
- ------------------------------------------------------------------------------------------------------------
 BALANCE AT DECEMBER 31, 1993                     1,737,989      402,800        2,577,211         279,200
 Granted                                            522,386                      (522,386)
 Exercised                                                       (84,400)                         (91,800)
 Forfeited                                          (89,000)                       89,000
- ------------------------------------------------------------------------------------------------------------
 BALANCE AT DECEMBER 31, 1994                     2,171,375      318,400        2,143,825         187,400
 Granted                                              4,500      325,000         (329,500)
 Exercised                                                       (84,800)                         (17,700)
 Forfeited                                          (31,500)      (9,700)          41,200          (9,300)
- ------------------------------------------------------------------------------------------------------------
 BALANCE AT DECEMBER 31, 1995                     2,144,375      548,900        1,855,525         160,400
- ------------------------------------------------------------------------------------------------------------


    Included in the 1993 forfeitures are 553,967 shares of restricted Common Stock held by Riverwood employees under the Schuller Corporation Stock Incentive Plan that were canceled upon receipt of awards by the Riverwood employees under a Riverwood plan.

    In 1993, approximately 50,000 shares of restricted Common Stock were issued to Company employees at grant prices ranging from $4.50 to $9.63 per share. During 1994, approximately 522,000 shares of restricted Common Stock were issued to Company employees at grant prices ranging from $8.13 to $9.63 per share. In 1995, 4,500 shares of restricted Common Stock were issued to Company employees at a grant price of $9.25 per share. The Company's compensation expense on restricted stock is based on the fair market value of the Company's Common Stock at the date of grant, which is expensed over the vesting period.

    The stock options were awarded at exercise prices, which equaled fair market value at the date of issuance, ranging from $5.75 per share to $10.50 per share. Options were exercised at prices ranging from $6.88 to $7.63 per share in 1995, from $8.25 to $9.63 per share in 1994 and from $6.88 to $7.63 per share in 1993. Options granted in 1995 are exercisable for one share of the Company's Common Stock over a three year vesting period. Each option outstanding at December 31, 1994 and 1993, is exercisable for one share of the Company's Common Stock.

                                     sixty three

SCHULLER CORPORATION 1995 ANNUAL REPORT
- --------------------------------------------------
    NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

    Stock appreciation rights have been awarded at prices ranging from $5.75 to $10.50 per share. The stock appreciation rights were exercised at prices ranging from $6.00 to $7.63 per share in 1995 and from $6.88 to $7.63 per share in 1994 and 1993. Compensation expense for the stock appreciation rights is based on the difference between the fair market value of the Company's Common Stock at the date of exercise and the fair market value at the date of grant.

NOTE 16: EARNINGS (LOSS) PER COMMON SHARE

The Company has issued stock options and stock appreciation rights. In addition, warrants issued upon consummation of the Plan became exercisable during 1989. These common stock equivalents were considered in determining primary and fully diluted shares. Primary and fully diluted earnings (loss) per common share amounts are based on the weighted average number of common and common equivalent shares outstanding during the year. The fully diluted earnings (loss) per common share computation further assumes that the common stock equivalents were outstanding at the beginning of the year and assumes the conversion of Riverwood's 6.75 percent Convertible Subordinated Notes. The 1995, 1994 and 1993 primary and fully diluted earnings (loss) per common share amounts are determined using the following common equivalent shares:



                                              1995                           1994                          1993
- --------------------------------------------------------------------------------------------------------------------------
                                                       Fully                         Fully                         Fully
                                      Primary        Diluted        Primary        Diluted        Primary        Diluted
- --------------------------------------------------------------------------------------------------------------------------
 Common Stock outstanding         122,886,000    122,886,000    122,424,000    122,424,000    122,422,000    122,422,000
 Warrants, stock options
  and stock appreciation rights     1,662,000      2,179,000         68,000         87,000         58,000         82,000
 Treasury Stock                      (105,000)      (105,000)       (46,000)       (46,000)
- --------------------------------------------------------------------------------------------------------------------------
                                  124,443,000    124,960,000    122,446,000    122,465,000    122,480,000    122,504,000
- --------------------------------------------------------------------------------------------------------------------------


Earnings (loss) per common share amounts are calculated after the deduction for preference stock dividends/accretion.


NOTE 17: PENSIONS

The Company maintains noncontributory defined benefit pension plans for its U.S. and German employees. Pension expense (income) and projected benefit obligations under each of these plans are determined using assumptions regarding discount rates, rates of increase in future compensation levels and expected long-term rates of return on assets. These assumptions are subject to prevailing economic conditions and, accordingly, the Company believes it is reasonably possible that a change in these assumptions may occur in the near term.

U.S. PENSION PLANS

Substantially all of the Company's U.S. employees are covered by noncontributory defined benefit pension plans. Pension benefits are based primarily on years of service and the employee's compensation or pension rate near retirement. The Company's funding policy is to contribute funds to a trust as necessary to at least meet the minimum funding requirements of the Internal Revenue Code. Plan assets are invested primarily in fixed income and equity securities.

                                      sixty four

                                       SCHULLER CORPORATION 1995 ANNUAL REPORT
                             -------------------------------------------------
                                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(A) PENSION EXPENSE (INCOME)

The Company's pension expense (income) related to the U.S. defined benefit pension plans, exclusive of amounts related to discontinued operations, for the years ended December 31 consists of the following:

                                              In thousands of dollars
- --------------------------------------------------------------------------------
                                         1995           1994           1993
- --------------------------------------------------------------------------------
 Service cost - benefits
    earned during the year             $  6,866       $  9,311       $  8,162
 Interest cost on projected
    benefit obligation                   46,248         42,851         44,209
 Estimated return on assets
    - actual (gain) loss               (146,437)        27,837        (90,049)
    - deferred gain (loss)              101,651        (78,349)        37,286

 Net amortization                        (4,028)        (2,520)            (8)
- --------------------------------------------------------------------------------
 Total pension expense
    (income)                           $  4,300       $   (870)      $   (400)
- --------------------------------------------------------------------------------

    Assumptions used in determining the pension expense (income) for the years ended December 31 are as follows:

                                           1995           1994           1993
- --------------------------------------------------------------------------------
 Discount rates                            9.00%          7.00%          7.50%
 Rates of increase in future
    compensation levels                    6.50%          5.50%          5.75%
 Expected long-term rates
    of return on assets                    8.00%          8.00%          9.00%
- --------------------------------------------------------------------------------

(B) FUNDED STATUS

The funded status of the Company's defined benefit plans covering U.S. employees in which assets exceed accumulated benefits as of December 31 is as follows:

                                                 In thousands of dollars
- ----------------------------------------------------------------------------
                                                   1995           1994
- ----------------------------------------------------------------------------
 ACTUARIAL PRESENT VALUE OF:
    Vested benefit obligation                    $601,223      $497,398
- ----------------------------------------------------------------------------
    Accumulated benefit obligation               $621,838      $512,917
- ----------------------------------------------------------------------------
    Projected benefit obligation                 $652,040      $536,013
 Plan assets at fair value                        684,594       582,324
- ----------------------------------------------------------------------------
 Plan assets in excess of projected
    benefit obligation                             32,554        46,311
 Unrecognized net loss                             89,128        79,059
 Unrecognized prior service costs                  12,199        13,083
 Unrecognized transition adjustment               (28,409)      (36,585)
- ----------------------------------------------------------------------------
 Prepaid pension asset                           $105,472      $101,868
- ----------------------------------------------------------------------------


    In addition, the status of the Company's unfunded defined benefit plans covering U.S. employees as of December 31 is as follows:


                                                 In thousands of dollars
- ----------------------------------------------------------------------------
                                                   1995          1994
- ----------------------------------------------------------------------------
 ACTUARIAL PRESENT VALUE OF:

    Vested benefit obligation                     $ 2,292       $ 2,139
- ----------------------------------------------------------------------------
    Accumulated benefit obligation                $ 2,490       $ 2,232
- ----------------------------------------------------------------------------
    Projected benefit obligation                  $ 3,137       $ 2,645
 Unrecognized net gain (loss)                        (705)            8
 Unrecognized prior service costs                    (336)         (389)
 Unrecognized transition adjustment                  (836)       (1,041)
 Additional minimum liability                       1,729         1,538
- ----------------------------------------------------------------------------
 Pension liability                                $ 2,989       $ 2,761
 ---------------------------------------------------------------------------



                                      sixty five

SCHULLER CORPORATION 1995 ANNUAL REPORT
- ------------------------------------------------------
       NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


          The projected benefit obligations for the U.S. plans were determined in 1995 and 1994 using discount rates of seven percent and nine percent, respectively, and rates of increase in future compensation levels for salary-related plans of 5.5 percent and 6.5 percent, respectively. The Company utilizes a discount rate based on available high-quality corporate bonds. The vested U.S. benefit obligation is calculated on the benefits the employees are entitled to receive if they were to separate immediately.

          As of December 31, 1995 and 1994, accrued U.S. retirement contributions included in compensation and employee benefits on the balance sheet were $12.3 million and $7 million, respectively.

GERMAN PENSION PLAN

       The German subsidiary of the Company provides a defined benefit plan. This plan is noncontributory and is unfunded. The pension or termination benefits are based primarily on years of service and the employee's compensation.

       (A) PENSION EXPENSE

       The pension expense related to the German plan, on continuing operations, for the years ended December 31 consists of the following:


                                                 In thousands of dollars
      -------------------------------------------------------------------
                                                1995      1994      1993
      -------------------------------------------------------------------
         Service cost - benefits
          earned during the year             $  909    $  751    $1,150
         Interest cost on projected
          benefit obligation                  1,869     1,580     1,474
         Net amortization                       111       117       115
      -------------------------------------------------------------------
        Total pension expense                $2,889    $2,448    $2,739
      -------------------------------------------------------------------


          Certain assumptions used in determining the pension expense for the years ended December 31 are as follows:


      ------------------------------------------------------------------
                                               1995      1994      1993
      ------------------------------------------------------------------
         Discount rates                        7.0%      7.0%      7.0%
         Rates of increase in future
          compensation levels                  5.0%      5.0%      5.0%
      ------------------------------------------------------------------


       (B) FUNDED STATUS


       The status of the Company's unfunded German plan as of December
       31 is as follows:
                                                In thousands of dollars
      ------------------------------------------------------------------
                                                   1995          1994
      ------------------------------------------------------------------
         Actuarial present value of:
          Vested benefit obligation              $24,910       $22,011
          Accumulated benefit obligation         $26,272       $23,274
      ------------------------------------------------------------------
          Projected benefit obligation           $28,676       $25,517
         Unrecognized net gain                     3,052         2,379
         Unrecognized transition adjustment       (1,057)       (1,103)
      ------------------------------------------------------------------
         Pension liability                       $30,671       $26,793
      ------------------------------------------------------------------


          Projected benefit obligations were determined using a discount rate of seven percent for both 1995 and 1994. The rate of increase in future compensation levels for salary-related plans was five percent for both 1995 and 1994. The vested benefit obligation is calculated on the benefits the employees are entitled to receive if the employees were to separate immediately.

       VOLUNTARY SAVINGS PLANS

       The Company provides voluntary savings plans in which eligible U.S. employees of the Company may participate. Employees may make contributions of up to 16 percent of their compensation. The Company matches up to six percent of certain contributions at rates ranging from 15 percent to 100 percent, depending on the Company's performance. Company contributions to the savings plans were $7.6 million in 1995, $6.8 million in 1994 and $3.3 million in 1993.


                                      sixty six

                                         SCHULLER CORPORATION 1995 ANNUAL REPORT
                          ------------------------------------------------------
                              NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


       CANADIAN PENSION PLAN

       Canadian employees are covered by a defined contribution plan. Contributions to this plan are based on each participant's monthly earnings. Contributions to the defined contribution plan were $0.6 million in 1995, $0.6 million in 1994 and $0.5 million in 1993.

          Canadian employees previously participated in defined benefit plans. During 1988 and 1990, annuities were purchased by the defined benefit plans to settle obligations to current pensioners. In addition, the defined benefit plans were converted to defined contribution plans and active participants' benefit balances were transferred to an existing Canadian defined contribution plan. After settlement of the accumulated benefit obligations, the defined benefit plans held surplus assets of approximately $39 million as of December 31, 1995. The Company has recognized prepaid pension costs related to the discontinued defined benefit plans of $14.4 million as of December 31, 1995 and 1994.

       ----------------------------------------------------------------
       NOTE 18:  OTHER POSTRETIREMENT BENEFITS

       Medical and life insurance coverage is provided to eligible U.S. and Canadian retirees of the Company and their dependents under defined benefit plans. The postretirement benefit expense for the years ended December 31 consists of the following:


                                              In thousands of dollars
       ----------------------------------------------------------------
                                           1995        1994       1993
       ----------------------------------------------------------------
         Service cost - benefits
          earned during the year         $ 1,560     $ 3,349    $ 3,526
         Interest cost on accumu-
          lated postretirement
          benefit obligation              15,434      17,797     19,514
         Net amortization                 (2,478)         34        636
       ----------------------------------------------------------------
         Total postretirement
          benefit expense                $14,516     $21,180    $23,676
       ----------------------------------------------------------------


          The postretirement benefit expense was calculated using a discount rate of 9 percent in 1995, 7 percent in 1994 and 7.5 percent in 1993.

          The Company's unfunded postretirement benefit obligation reconciled with the amounts shown in the Company's consolidated balance sheet as of December 31 is as follows:


                                                In thousands of dollars
       ----------------------------------------------------------------
                                                      1995      1994
       ----------------------------------------------------------------
         Actuarial present value of the accumulated
          postretirement benefit obligation:
          Retirees                                   $160,807  $142,801
          Fully eligible plan participants              8,015     7,070
          Other active plan participants               35,199    29,170
       ----------------------------------------------------------------
                                                      204,021   179,041
         Unrecognized net gain                          4,480    24,917
         Unrecognized prior service costs              17,858    29,306
       ----------------------------------------------------------------
         Postretirement benefit obligation           $226,359  $233,264
       ----------------------------------------------------------------


          The current portions of $21.9 million and $23.7 million of the postretirement benefit obligation were recorded in compensation and employee benefits as of December 31, 1995 and 1994, respectively.

          The accumulated postretirement benefit obligations were determined in 1995 and 1994 using discount rates of seven and nine percent, respectively. The Company utilizes a discount rate based on available high-quality corporate bonds. For measurement purposes, a seven percent annual rate of increase in the per capita cost of covered medical benefits was assumed for 1996; the rate was assumed to decrease gradually to 5.5 percent in 2002 and remain at that level thereafter.


                                     sixty seven

SCHULLER CORPORATION 1995 ANNUAL REPORT
- ------------------------------------------------------
       NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


          The Company's assumptions regarding the discount rate and annual rate of increase in the per capita cost of covered medical benefits are subject to prevailing economic conditions. Accordingly, the Company believes it is reasonably possible that a change in these assumptions may occur in the near term. To illustrate, increasing the assumed health care cost trend rates by one percentage point in each year would increase the accumulated benefit obligation as of December 31, 1995, by $12.9 million, and the aggregate of the service and interest cost components of the periodic cost for the year then ended by $1.2 million.

       ----------------------------------------------------------------
       NOTE 19:  WORKERS' COMPENSATION

       The workers' compensation liability and related receivable at gross and present value at December 31 are:


                                                In thousands of dollars
       ----------------------------------------------------------------
                                                    1995        1994
       ----------------------------------------------------------------
         Workers' Compensation Liability:
          Gross                                    $130,724    $136,788
          Present Value                              69,484      70,839
         Insurance Receivable:
          Gross                                     $ 7,245     $ 7,863
          Present Value                               4,460       5,055
       ----------------------------------------------------------------


          Although the Company is exposed to credit losses in the event of nonperformance by its insurers, the Company anticipates claims for insurance coverage will be fully satisfied.

          In accordance with the adoption of Statement of Financial Accounting Standards No. 112, "Employers' Accounting for Postemployment Benefits," risk-free discount rates of 6.2 percent and 8.2 percent were used at December 31, 1995 and 1994, respectively, which reflect rates of return on available U.S. Treasury securities with maturities similar to the timing of expected claim payments.

          Discount rates of 8.2 percent, 7 percent and 7.5 percent were used to measure expense for the years ended December 31, 1995, 1994 and 1993, respectively. See Note 24.

          The Company expects to pay the following amounts for its workers' compensation obligations:


                                                In thousands of dollars
       ----------------------------------------------------------------
         1996                                                  $  8,500
         1997                                                     8,200
         1998                                                     7,600
         1999                                                     7,300
         2000                                                     6,900
         Thereafter                                              92,224
       ----------------------------------------------------------------
                                                               $130,724
       ----------------------------------------------------------------


       ----------------------------------------------------------------
       NOTE 20:  RESTRUCTURING OF OPERATIONS LOSS

       During 1993, the Company initiated restructuring programs resulting in charges totaling $32 million, which consisted of $3.2 million principally for the settlement of litigation related to a former business; $6.7 million for the exit of the residential roofing business, which included $1.6 million for the separation of approximately 75 employees, $2.4 million for the writedown of assets and $2.7 million for other related costs; and $7.5 million primarily for the separation of approximately 125 salaried employees, principally in its mats and fibers business in the Engineered Products segment, precipitated by U.S. competitive pressures and weak European construction markets.


                                     sixty eight

                                         SCHULLER CORPORATION 1995 ANNUAL REPORT
                          ------------------------------------------------------
                              NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


          Restructuring of operations in 1993 also included a $12.7 million charge related to the Company's former phenolic roofing insulation business which consisted of $15.6 million for estimated sampling, inspection and remediation expenses; $2.5 million for estimated legal costs; $1 million for administration of the sampling and inspection program; and $0.6 million for the write-off of equipment, offset by $7 million of expected insurance recoveries. The accrual for sampling, inspection, remediation and administration costs reflected the Company's decision to continue this voluntary program and was based on information available at that time, including the Company's previous experience in sampling, inspecting and remediating roofs with phenolic insulation. The accrual for legal costs reflected the Company's decision to commence litigation, after initial attempts to negotiate settlements with the former owner of the business and the Company's insurance carrier failed.

          Other restructuring charges in 1993 totaled approximately $1.9 million and primarily related to cash expenses associated with former business operations and a loss on the sale of an oil and gas property.

          During 1994, the separation component of the restructuring programs initiated in 1993 were substantially completed, resulting in a reduction of the Company's salaried workforce of approximately 60 employees and 130 employees during the years ended December 31, 1994 and 1993, respectively. Cash spending in connection with these separations, the rationalization of the mats and fibers business and the exit from the residential roofing business totaled $9.1 million during 1994.

          During 1995 and 1994, the Company did not record any additional restructuring charges and continued the voluntary phenolic inspection and remediation program. Cash paid in connection with the voluntary inspection and remediation program totaled $6.3 million and $9.8 million for the years ended
       December 31, 1995 and 1994, respectively.

          Beginning in the fourth quarter of 1994, the Company recorded expenses that would previously have been reported as restructuring of operations in accordance with EITF No. 94-3. Accordingly, adjustments to the Company's accruals related to the phenolic inspection and remediation program since that time have been reported as a component of other income (expense), net. See Notes 1 and 21.

          At December 31, 1995, the remaining restructuring reserves totaled $7.6 million, which related to the phenolic inspection and remediation program, product warranties for previously discontinued product lines and the Company's exit of the residential roofing business. The Company expects to pay the remainder of the restructuring reserves related to the phenolic inspection and remediation program during 1996. Other restructuring liabilities, primarily related to product warranties for previously discontinued product lines, are to be paid out in cash over the remaining warranty periods, generally 15 years.


                                      sixty nine

SCHULLER CORPORATION 1995 ANNUAL REPORT
- ------------------------------------------------------
       NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


       ----------------------------------------------------------------
       NOTE 21:  OTHER INCOME (EXPENSE), NET

Other income (expense), net, for the years ended December 31, consists of the following:


                                                In thousands of dollars
       ----------------------------------------------------------------
                                       1995         1994         1993
       ----------------------------------------------------------------
         Postretirement benefits
          other than pensions       $ (5,468)    $ (7,547)    $ (8,181)
         Interest accretion on
          workers' compensation
          liabilities                 (3,910)      (4,400)      (3,990)
         Phenolic legal expenses      (2,921)      (8,898)
         Write-off of non-
          productive assets           (7,803)      (2,158)
         Gain on the sale of
          fixed assets                 1,080        1,500          121
         Loss on leased surplus
          property                                 (2,900)
         Other                         2,017        3,370        1,606
       ----------------------------------------------------------------
                                    $(17,005)    $(21,033)    $(10,444)
       ----------------------------------------------------------------


          During 1995 and 1994, the Company recorded asset write-offs of $7.8 million and $2.2 million, respectively, related primarily to nonproductive assets previously used in the manufacture of molded automotive parts.

          Postretirement benefit expenses are benefits other than pensions attributable to retirees of the Company's former Schuller International business operations. Interest accretion on workers' compensation liabilities primarily relates to previous asbestos operations.

          During 1995 and 1994, the Company recorded charges of $2.9 million and $8.9 million, respectively, primarily for legal costs incurred and anticipated in connection with the Company's litigation with its insurance carrier and the former owner of the phenolic insulation business.

       ----------------------------------------------------------------
       NOTE 22: INCOME TAXES


       Income taxes payable consists of the following:


                                                In thousands of dollars
       ----------------------------------------------------------------
                                                    1995         1994
       ----------------------------------------------------------------
         U.S. federal and foreign income taxes     $12,994      $10,969
         Deferred income taxes                      15,136        9,832
         State and local taxes                         638        1,403
       ----------------------------------------------------------------
                                                   $28,768      $22,204
       ----------------------------------------------------------------


          The approximate tax effect of the temporary differences and carryforwards giving rise to the net deferred tax asset is as follows:


                                                In thousands of dollars
       ----------------------------------------------------------------
                                                    1995         1994
       ----------------------------------------------------------------
         U.S. DEFERRED TAX ASSETS:
          PI Trust deductions                     $318,691    $359,242
          Net operating loss carryforward          120,854     135,912
          Postretirement benefits other
           than pensions                            80,209      82,675
          Workers' compensation and
           postemployment benefits                  24,933      25,718
          Warranty reserves                         24,713      17,653
          Credit for prior year minimum
           tax carryforward                         18,637      16,405
          General business credit carryforward      18,241      17,927
          Foreign tax credit carryforward           12,272      26,521
          Environmental reserves                    10,055      11,028
          Provision for furnace rebuilds             7,842       9,224
          Deferred state and local taxes             6,146       6,544
          Vacation and holiday wages
           and salaries                              5,709       5,396
          Other                                     24,034      22,490
       ----------------------------------------------------------------
                                                   672,336     736,735
       ----------------------------------------------------------------
         FOREIGN DEFERRED TAX ASSETS                   444         284
       ----------------------------------------------------------------
         Total Deferred Tax Assets                 672,780     737,019
       ----------------------------------------------------------------
         U.S. DEFERRED TAX LIABILITIES:
          Property, plant and equipment             97,628      95,195
          Prepaid pension cost                      40,791      37,550
          Other                                      5,905      10,932
       ----------------------------------------------------------------
         Total Deferred Tax Liabilities            144,324     143,677
       ----------------------------------------------------------------
         Net Deferred Tax Asset, before
          valuation allowances                     528,456     593,342
         Valuation Allowances                      (82,512)    (96,449)
       ----------------------------------------------------------------
         Net Deferred Tax Asset                   $445,944    $496,893
       ----------------------------------------------------------------



                                       seventy

                                         Schuller Corporation 1995 Annual Report
                              --------------------------------------------------
                                    NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

  The current portion of the net deferred tax asset as of December 31, 1995 and 1994, was $31.2 million and $34.2 million, respectively.
  The PI Trust deductions deferred tax asset primarily represents consummation charges related to stock and Trust Bonds issued to the PI Trust, recorded in 1988 for financial reporting purposes, and subsequent dividend and profit sharing payments made to the PI Trust that are not yet deductible for income tax purposes. The charge related to the Trust Bonds becomes deductible as principal and interest payments are made to the PI Trust, or when the Trust Bonds are sold by the PI Trust, and funds are distributed to claimants or deposited in a specific settlement fund within the PI Trust. The PI Trust deductions deferred tax asset includes $207.1 million generated from the issuance at consummation of stock to the PI Trust and is based on the market-related value of the stock at consummation. If the PI Trust were to sell the stock at a price greater than the value recorded at consummation, the Company may receive a tax benefit in excess of the deferred tax asset reflected for financial reporting purposes. Likewise, if the PI Trust were to sell the stock at a price lower than the value recorded at consummation, the Company would receive a tax benefit less than the deferred tax asset. At December 31, 1995, the trading price of the Company's Common Stock exceeded the market-related value used to record the stock issued at consummation. The charge related to the issuance of stock will become deductible when the PI Trust converts its shares to cash and distributes the proceeds to asbestos claimants or transfers the proceeds to the settlement fund. The dividend and profit sharing payments to the PI Trust also represent a future tax benefit to the Company (subject to the valuation allowance discussed below) that will become a current deduction when paid to claimants or transferred to the settlement fund.
  The PI Trust transferred approximately $165 million and $234 million in 1995 and 1994, respectively, to the specific settlement fund within the PI Trust or to claimants generating corresponding current tax deductions for the Company. In addition, the monies transferred were adequate to eliminate substantially all alternative minimum tax liability in those years.
  The Company estimates, based upon its past earnings, forecasts of future earnings and potential tax planning strategies, that as of December 31, 1995, $82.5 million of the deferred tax asset will not be realized. This amount primarily relates to foreign tax credits, general business credits and future deductible amounts that the Company believes will expire unused. Accordingly, a valuation allowance has been provided for these amounts. The $13.9 million decrease in the valuation allowance in 1995 primarily relates to the expiration of foreign tax credit carryforwards and general business credit carryforwards which were fully reserved in prior years. The Company recorded a $2 million increase in valuation allowance due to additional deferred tax asset generated from the Company's prepayment of a substantial amount of the Trust Bonds in 1994. The $7 million increase in the valuation allowance in 1993 primarily relates to the additional tax benefit recognized on the common dividends paid to the PI Trust in 1993. The increases to the valuation allowance in 1994 and 1993 resulted from the Company's expectation that the aforementioned assets will not be realized due to the significant tax deductions generated from the payments to the PI Trust.


                                     seventy one

Schuller Corporation 1995 Annual Report
- --------------------------------------------------
  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

  In accordance with SFAS No. 109, the Company's valuation allowance on all deferred tax assets is subject to change as forecasts of future years' earnings and the estimated timing of the utilization of the Company's tax benefits are revised. Tax planning strategies include the acceleration of taxable amounts to utilize expiring carryforwards, such as the potential sale of assets, and changes in the timing of taxable deductions principally related to amounts paid by the PI Trust or transferred to a specific settlement fund within the PI Trust.
  The approximate tax effect of the temporary differences giving rise to a significant portion of the net deferred tax liability is as follows:

                                                   In thousands of dollars
                                                 ---------------------------
                                                     1995           1994
                                                 ---------------------------
 FOREIGN DEFERRED TAX ASSETS                        $ 2,526        $ 1,592
- --------------------------------------------------------------------------------
 FOREIGN DEFERRED TAX LIABILITIES:
  Property, plant and equipment                      44,637         31,920
  Undistributed earnings of
  foreign subsidiaries                               15,136          9,832
  Pensions                                            5,251          5,360
- --------------------------------------------------------------------------------
 Total Deferred Tax Liabilities                      65,024         47,112
- --------------------------------------------------------------------------------
 Net Deferred Tax Liability                         $62,498        $45,520
- --------------------------------------------------------------------------------



  The current portion of the net deferred tax liability as of December 31, 1995 and 1994, was $15.1 million and $9.8 million, respectively.
  The U.S. and foreign components of income (loss) from continuing operations before income taxes consist of the following:

                                                    In thousands of dollars
                                  ------------------------------------------
                                      1995           1994          1993
                                  ------------------------------------------
 U.S.                               $182,056        $57,723      $(17,966)
 Foreign                              42,367         39,245        23,122
- --------------------------------------------------------------------------------
                                    $224,423        $96,968        $5,156
- --------------------------------------------------------------------------------



  The provision for income tax expense (benefit) on continuing operations consists of the following:

                                                   In thousands of dollars
                                  -------------------------------------------
                                       1995            1994           1993
                                  -------------------------------------------
 CURRENT:
  U.S. federal                      $  2,049
  U.S. state and local                 1,642        $ 1,924      $   1,252
  Foreign                             16,603         12,763         10,975
- --------------------------------------------------------------------------------
                                      20,294         14,687         12,227
- --------------------------------------------------------------------------------
 DEFERRED:
  U.S.                                72,526         23,321        (62,827)
  Foreign                              9,597          3,354         (2,081)
- --------------------------------------------------------------------------------
                                      82,123         26,675        (64,908)
- --------------------------------------------------------------------------------
                                    $102,417        $41,362       $(52,681)
- --------------------------------------------------------------------------------


  As a result of a retroactive change in U.S. income tax regulations regarding the payment of add-on minimum tax and the treatment of certain tax preference items for the years 1977 through 1986, the Company was entitled to a federal income tax refund plus accrued interest. During 1993, the Company received a total of $32 million, which was recorded as a reduction to current income tax expense of $19 million and an increase to interest income of $13 million. During 1995, the Company received an additional $5.2 million of interest income related to this refund.
  The reported amount of income tax expense on consolidated pretax income from continuing operations differs from the amount of income tax expense that would result from applying domestic federal statutory tax rates to consolidated pretax income from continuing operations for the following reasons:


                                     seventy two

                                         Schuller Corporation 1995 Annual Report
                              --------------------------------------------------
                                    NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


                                                                                    In thousands of dollars
                                                                -------------------------------------------
                                                                    1995           1994           1993
                                                                -------------------------------------------
 U.S. federal statutory expense                                    $78,543        $33,938        $ 1,804
 INCREASE (DECREASE) RESULTING FROM:
  Foreign income taxed at higher rates                              17,978          5,310         18,226
  Adjustment of estimated income tax (benefit) expense
  for prior years                                                    3,312         (1,440)         5,280
  U.S. state and local taxes, net of federal benefit                 1,466          4,760            814
  Change in income tax rates                                                        1,789        (24,053)
  Deduction for the special dividend paid to the PI Trust                                        (33,946)
  Tax refund                                                                                     (18,699)
  Recognition of U.S. state and local deferred tax assets                                         (7,591)
  Increase in the deferred tax asset valuation allowance                                           7,000
  Other, net                                                         1,118         (2,995)        (1,516)
- -----------------------------------------------------------------------------------------------------------
                                                                  $102,417        $41,362       $(52,681)
- -----------------------------------------------------------------------------------------------------------


  As of December 31, 1995, the Company had $345.3 million of U.S. federal regular operating loss carryforwards. The operating loss carryforwards expire beginning in 2007. However, the Company believes a significant portion of the operating loss carryforwards may be used in 1996 to shelter a portion of the tax gain on the disposition of Riverwood. The Company also had $12.3 million, $18.2 million and $18.6 million of foreign tax credit carryforwards, general business credit carryforwards and a U.S. federal credit for prior year minimum tax, respectively. Both the general business credits and foreign tax credits expire at various dates beginning in 1996. There is no expiration date on the prior year minimum tax credit; however, it can only be applied against regular tax.
  Undistributed earnings intended to be reinvested indefinitely by the foreign subsidiaries totaled $135 million at December 31, 1995. The determination of the deferred tax liability related to these undistributed earnings is not practicable. Accordingly, no U.S. deferred income tax has been recorded.

- --------------------------------------------------------------------------------
NOTE 23: EARLY EXTINGUISHMENTS OF DEBT

In the third and fourth quarters of 1994, the Company completed two debt refinancings that resulted in an aggregate extraordinary loss on early extinguishments of debt of $28.4 million, net of related income taxes of $13 million.

    Riverwood completed a refinancing program in the third quarter of 1994 and used the proceeds of the new borrowings to prepay approximately $179 million of principal of notes payable and to pay related accrued interest and expenses of the refinancing. The extraordinary charge for this early retirement of debt was $7.9 million, net of income taxes of $5 million.

    In September 1994, the Company prepaid $343 million of the Trust Bonds, including accrued interest, to the PI Trust, with the exchange of an aggregate principal amount of $379 million of 10.375 percent Senior Notes due 2004 of the Company's wholly owned subsidiary, Schuller International. The transaction resulted in an extraordinary loss on the early extinguishment of debt of $26.8 million, net of related income taxes of $11.4 million. In the fourth quarter of 1994 the extraordinary loss on the Trust Bonds was reduced by $6.3 million, net of related income taxes of $3.4 million. This reduction was due to an adjustment in the interest rate on the Senior Notes to 10.875 percent finalized in the fourth quarter in accordance with the prepayment agreement. This resulted in a total extraordinary loss in 1994 on the Trust Bonds prepayment of $20.5 million, net of related income taxes of $8 million.


                                    seventy three

Schuller Corporation 1995 Annual Report
- --------------------------------------------------
  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

  On August 25, 1993, the Company and the PI Trust entered into a bond prepayment agreement. Pursuant to the agreement, on August 25, 1993, the Company made a partial prepayment on the Trust Bonds. The prepayment consisted of $150 million of cash, net of certain costs, and the assignment to the PI Trust of $100 million, plus accrued interest, of Riverwood intercompany notes ("Intercompany Notes"). The assignment of the Intercompany Notes was pursuant to an option in the agreement that the PI Trust exercised on August 25, 1993.
  In conjunction with the bond prepayment, the Company recorded an extraordinary gain of $0.9 million, net of related income taxes of $0.5 million, in August 1993, to adjust the estimated extraordinary loss previously recorded in 1992. In 1992, the Company recorded an estimated extraordinary loss of $11.5 million, net of related income tax benefit of $5.9 million, in anticipation of the prepayment of a portion of the bonds payable to the PI Trust.

- --------------------------------------------------------------------------------
NOTE 24: CUMULATIVE EFFECT OF CHANGE IN ACCOUNTING FOR
POSTEMPLOYMENT BENEFITS

Effective January 1, 1993, the Company adopted Statement of Financial Accounting Standards No. 112, "Employers' Accounting for Postemployment Benefits" ("SFAS No. 112"). SFAS No. 112 generally requires that certain postemployment benefit costs and obligations be recognized over the active service lives of employees. These obligations include, but are not limited to, benefits provided to former (but not yet retired) or inactive employees and their dependents contingent upon disability, death, layoff or other termination. During 1993, the Company recognized an accumulated postemployment benefit obligation of $13.9 million, net of taxes, of $8.6 million, of which $2.2 million, net of taxes, related to the discontinued operations of Riverwood. This cumulative adjustment is primarily attributable to the accrual of certain accumulated disability-related benefits, recognition of additional workers' compensation expenses and the reduction of the discount rate used to measure the present value of the Company's workers' compensation liabilities to
7.5 percent from approximately 10 percent.
  The Company will continue to recognize certain postemployment benefit expenses at the time an employee is terminated or becomes inactive, as such amounts cannot be reasonably estimated before that time. Income before cumulative effect of accounting changes after adopting SFAS No. 112 is not significantly different from the amount the Company previously recognized.

- --------------------------------------------------------------------------------
NOTE 25: SUPPLEMENTAL CASH FLOW INFORMATION

In connection with the Consolidated Statement of Cash Flows, cash paid for interest related to continuing operations during 1995, 1994 and 1993 was $47.8 million, $6.9 million and $51.5 million, respectively. Cash paid for income taxes related to continuing operations during 1995 and 1994 was $18.9 and $12.8 million, respectively. Cash refunded for income taxes during 1993 was $19.3 million.
  As discussed in Note 23, the Company made a prepayment on the Trust Bonds in 1994 that included the exchange of $379 million of Schuller International Senior Notes held by the Company in satisfaction of a portion of the Trust Bonds.
  As discussed in Note 23, the Company made a partial prepayment on the Trust Bonds in 1993 to the PI Trust that included the assignment of $100 million of Riverwood notes held by the Company.


                                     seventy four

                                         Schuller Corporation 1995 Annual Report
                              --------------------------------------------------
                                    NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

- --------------------------------------------------------------------------------
NOTE 26: PRO FORMA BALANCE SHEET RELATED TO SUBSEQUENT EVENTS (UNAUDITED)

The pro forma balance sheet gives retroactive effect to the disposition of Riverwood (Note 7), the Exchange (Note 3) and certain other transactions described more fully below, as if they had occurred December 31, 1995.
  The disposition of Riverwood is based on gross proceeds of $20.25 per share of Riverwood common stock, or $1.08 billion for the Company's 81.3 percent interest in Riverwood and an estimated net gain of approximately $112 million, after tax.
  The Exchange reflects the issuance of approximately 32.5 million shares of Schuller Common Stock at an assumed fair market value of $14.00 per share, which was based on the New York Stock Exchange closing sales price for Schuller Common Stock on March 29, 1996. Based on these assumptions the Exchange would result in an extraordinary loss of approximately $298 million, net of taxes of $160 million. However, this loss will be subject to adjustment based on the actual trading price of Schuller Common Stock on the date of the Exchange.
  The Exchange permits the Company to redeem its Cumulative Preference Stock, Series B, and its outstanding 9 percent Sinking Fund Debentures out of the proceeds of the disposition. The Company expects to redeem its Preference Stock with cash of $231 million, plus accrued and unpaid dividends. The excess of the redemption price over the carrying value of the Preference Stock of approximately $52 million will be charged directly to capital in excess of par value. This $52 million charge to capital in excess of par value will be deducted from net income at the time this transaction occurs to compute earnings per share applicable to common stockholders. The redemption of the 9 percent Sinking Fund Debentures with cash of approximately $29 million would result in an extraordinary loss on the extinguishment of debt of approximately $3 million, net of taxes of $2 million.
  The Exchange requires the Company to declare and pay a common dividend out of the proceeds from the disposition of Riverwood, which, after permitted redemptions, would be a minimum of $4.62 per share. Schuller declared a pro rata dividend to all common stockholders in late March 1996 of $6.00 per share. The pro forma balance sheet reflects a total common dividend of approximately $974 million, and a corresponding tax benefit of approximately $113 million on the portion of the dividend paid to the PI Trust. The tax benefit for financial reporting purposes on the portion of the dividend paid to the PI Trust will be realized at less than normal statutory rates. Due to the size of the dividend in relation to the Company's equity, the Company will make a corresponding pro rata reduction in the carrying value of its deferred tax asset related to Common Stock held by the PI Trust. The pro rata reduction in the deferred tax asset related to Common Stock held by the PI Trust will partially offset the tax benefit on the dividend, resulting in an effective tax rate on the portion of the dividend paid to the PI Trust of approximately 15 percent.
  The pro forma balance sheet has also assumed the exercise of all of the Company's outstanding Warrants at December 31, 1995. The exercise of the Warrants is at the Warrant holders' option, and not a specific requirement of the transactions contemplated in this pro forma balance sheet. However, the Company has assumed that before the dividend is paid all Warrant holders would exercise their Warrants allowing them to receive the dividend. The outstanding Warrants would be exercised for the purchase of approximately seven million shares of Common Stock, par value $0.01, at an exercise price of $9.40 per share.


                                     seventy five

Schuller Corporation 1995 Annual Report
- --------------------------------------------------
  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

  The above transactions will eliminate certain expenses from the Company's income statement in the future, including the profit sharing expense, which totaled $27.7 million, interest expense on the 9 percent Sinking Fund Debentures, which totaled $3.3 million, and Preference Stock dividends, which totaled $24.9 million, in 1995.

- --------------------------------------------------------------------------------
NOTE 27: ACQUISITIONS

Effective January 1, 1996, the Company formed a joint venture with China National New Building Materials Corporation ("CNNBMC") and Tianma Corporation to manufacture fiber glass mat in China. The Company has a 60 percent interest in the joint venture while CNNBMC and Tianma Corporation each hold a 20 percent interest. The new joint venture will operate and expand an existing fiber glass mat facility in the City of Changzhou, Jiansu Province, near Shanghai. In addition, during the first quarter of 1996, the Company acquired Web Dynamics, a U.S. manufacturer of synthetic filtration products which will be accounted for under the purchase method. These transactions relate to businesses of the Engineered Products segment.
  During the first quarter of 1996, the Company acquired the commercial and industrial roofing businesses of Nord Bitumi SpA, headquartered in Verona, Italy, and Nord Bitumi U.S., Inc. (collectively "Nord"). Nord operates four manufacturing facilities in the United States and one each in Mexico and Italy. The Nord acquisition will complement and expand the Company's existing commercial and industrial roofing product lines of the Building Products segment. This acquisition will be accounted for under the purchase method.
  The combined purchase price for the Company's interest in the joint venture and the acquisitions described above totaled approximately $71 million, which will be financed primarily from existing cash balances.

- --------------------------------------------------------------------------------
NOTE 28: NEW ACCOUNTING PRONOUNCEMENTS

In March 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of" ("SFAS No. 121"). The standard requires the recognition of an impairment loss on certain identifiable intangible assets and long-lived assets in use or held for disposal when events or circumstances indicate the carrying value of these assets may not be recoverable or exceeds their fair value. Companies generally will have until 1996 to adopt this new standard, though early application is encouraged. At this time, the Company does not expect the adoption of SFAS No. 121 to have a material impact on the Company's financial position or results of operations.
  In October 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS No. 123"). The standard encourages, but does not require, companies to recognize compensation expense for grants of stock, stock options and other equity instruments to employees based on fair value accounting rules. The standard requires companies that choose not to adopt the new fair value accounting rules to disclose pro forma net income and earnings per share under the new method. The standard is effective for fiscal years beginning after December 15, 1995. The Company has not yet determined if it will adopt the accounting provisions or only the disclosure provisions of SFAS No. 123.


                                     seventy six

                                         SCHULLER CORPORATION 1995 ANNUAL REPORT
                              --------------------------------------------------
                                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


- -------------------------------------------------------------------
NOTE 29: BUSINESS SEGMENTS AND GEOGRAPHIC AREA INFORMATION

The Company reports separately the results of the Building Products and Engineered Products segments. The Building Products segment consists of the Company's building insulation business, which manufactures fiber glass wool insulation for walls and attics in residential and commercial buildings; commercial and industrial roofing systems business, which supplies roofing membranes, insulations, accessories and related guarantees; and mechanical insulation business, which manufactures pipe and duct insulation for use in commercial buildings, factories, refineries and other industrial applications.

     The Engineered Products segment consists of the Company's specialty insulations and filtration business, which manufactures thermal and acoustic insulation for aircraft, automobiles and heating, ventilating and air conditioning ("HVAC") and other equipment; air filtration media for commercial and industrial buildings; and ultra-fine fibers for clean room air filters. The Engineered Products segment also includes the Company's mats and fibers business, which manufactures continuous filament fiber glass-based products used for reinforcing roofing, flooring, wall covering and plastic products. The mats and fibers business includes the Company's German subsidiary, Schuller GmbH.

     Financial results for the Company's oil and gas property (which was sold in 1993) and its equity investment in Stillwater (which was sold during 1995 and
1994) are included in Corporate and Eliminations for business segment reporting purposes.


                                                                                       In thousands of dollars
- ---------------------------------------------------------------------------------------------------------------
 DECEMBER 31,                                                               1995           1994           1993
- ---------------------------------------------------------------------------------------------------------------
 ASSETS
 Building Products                                                    $  556,172     $  514,873      $ 466,044
 Engineered Products                                                     573,739        532,159        539,295
 Corporate (Note A)                                                    1,397,051      1,320,666      1,215,470
 Eliminations and Adjustments (Note C)                                   (52,903)       (50,200)       (57,730)
- ---------------------------------------------------------------------------------------------------------------
 Total                                                                $2,474,059     $2,317,498     $2,163,079
- ---------------------------------------------------------------------------------------------------------------
 YEARS ENDED DECEMBER 31,
- ---------------------------------------------------------------------------------------------------------------
 DEPRECIATION AND AMORTIZATION (NOTE D)
 Building Products                                                    $   28,765     $   24,751     $   23,712
 Engineered Products                                                      31,507         28,642         29,540
 Corporate                                                                 3,561          5,949          9,889
- ---------------------------------------------------------------------------------------------------------------
 Total                                                                $   63,833     $   59,342     $   63,141
- ---------------------------------------------------------------------------------------------------------------
 ADDITIONS TO PROPERTY, PLANT AND EQUIPMENT (NOTE D)
 Building Products                                                    $   48,428     $   53,621     $   20,520
 Engineered Products                                                      60,787         26,991         38,794
 Corporate                                                                 2,114          2,221          3,329
- ---------------------------------------------------------------------------------------------------------------
 Total                                                                $  111,329     $   82,833     $   62,643
- ---------------------------------------------------------------------------------------------------------------


 See notes on page 79.


                                  seventy seven

SCHULLER CORPORATION 1995 ANNUAL REPORT
- --------------------------------------------------
     NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


                                                                                       In thousands of dollars
- ---------------------------------------------------------------------------------------------------------------
 YEARS ENDED DECEMBER 31,                                                   1995           1994           1993
- ---------------------------------------------------------------------------------------------------------------
 BUILDING PRODUCTS
 Net Sales (Note B)                                                   $  805,615     $  743,967     $  666,903
 Costs and Expenses                                                      669,732        625,977        599,950
 Restructuring of Operations Loss                                                                      (20,364)
 Other Income (Expense), net (Note F)                                     (2,858)        (8,057)           754
- ---------------------------------------------------------------------------------------------------------------
 Income from Operations (Note D)                                      $  133,025     $  109,933     $   47,343
- ---------------------------------------------------------------------------------------------------------------
 ENGINEERED PRODUCTS
 Net Sales (Note B)                                                   $  612,526     $  558,244     $  527,066
 Costs and Expenses                                                      498,729        481,868        469,564
 Restructuring of Operations Loss                                                                       (6,127)
 Other Income (Expense), net (Note F)                                     (5,578)           127            867
- ---------------------------------------------------------------------------------------------------------------
 Income from Operations (Note D)                                      $  108,219     $   76,503     $   52,242
- ---------------------------------------------------------------------------------------------------------------
 CORPORATE AND ELIMINATIONS
 Net Sales (Note B)                                                   $  (26,619)    $  (24,393)    $  (28,159)
 Costs and Expenses                                                        4,773          6,641          1,387
 Restructuring of Operations Loss                                                                       (5,523)
 Other Income (Expense), net (Note F)                                     (8,569)       (13,103)       (12,065)
- ---------------------------------------------------------------------------------------------------------------
 Income from Operations (Note D)                                      $  (39,961)    $  (44,137)    $  (47,134)
- ---------------------------------------------------------------------------------------------------------------
 CONSOLIDATED TOTAL COMPANY
 Net Sales (Note B)                                                   $1,391,522     $1,277,818     $1,165,810
 Costs and Expenses                                                    1,173,234      1,114,486      1,070,901
 Restructuring of Operations Loss                                                                      (32,014)
 Other Income (Expense), net                                             (17,005)       (21,033)       (10,444)
- ---------------------------------------------------------------------------------------------------------------
 Income from Operations (Note D)                                      $  201,283     $  142,299     $   52,451
- ---------------------------------------------------------------------------------------------------------------


 See notes on page 79.


                                  seventy eight

                                         SCHULLER CORPORATION 1995 ANNUAL REPORT
                              --------------------------------------------------
                                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


                                                                                       In thousands of dollars
- ---------------------------------------------------------------------------------------------------------------
 YEARS ENDED DECEMBER 31,                                                   1995           1994           1993
- ---------------------------------------------------------------------------------------------------------------
 UNITED STATES
 Net Sales (Note B)                                                   $1,200,371     $1,109,682     $1,017,600
 Costs and Expenses                                                      993,192        945,844        918,073
 Restructuring of Operations Loss                                                                      (25,164)
 Other Income (Expense), net                                              (6,129)        (5,984)        28,588
- ---------------------------------------------------------------------------------------------------------------
 Income from Operations (Note D)                                      $  201,050     $  157,854     $  102,951
- ---------------------------------------------------------------------------------------------------------------
 FOREIGN
 Net Sales (Note B)                                                   $  199,356     $  170,681     $  165,021
 Costs and Expenses                                                      158,444        138,530        141,853
 Restructuring of Operations Loss                                                                       (1,327)
 Other Income (Expense), net                                                (363)           (32)           793
- ---------------------------------------------------------------------------------------------------------------
 Income from Operations (Note D)                                      $   40,549     $   32,119     $   22,634
- ---------------------------------------------------------------------------------------------------------------
 CORPORATE AND ELIMINATIONS
 Net Sales (Note B)                                                   $   (8,205)    $   (2,545)    $  (16,811)
 Costs and Expenses                                                       21,598         30,112         10,975
 Restructuring of Operations Loss                                                                       (5,523)
 Other Income (Expense), net (Note E)                                    (10,513)       (15,017)       (39,825)
- ---------------------------------------------------------------------------------------------------------------
 Income from Operations (Note D)                                      $  (40,316)    $  (47,674)    $  (73,134)
- ---------------------------------------------------------------------------------------------------------------
 CONSOLIDATED TOTAL COMPANY
 Net Sales (Note B)                                                   $1,391,522     $1,277,818     $1,165,810
 Costs and Expenses                                                    1,173,234      1,114,486      1,070,901
 Restructuring of Operations Loss                                                                      (32,014)
 Other Income (Expense), net                                             (17,005)       (21,033)       (10,444)
- ---------------------------------------------------------------------------------------------------------------
 Income from Operations (Note D)                                      $  201,283     $  142,299     $   52,451
- ---------------------------------------------------------------------------------------------------------------
 DECEMBER 31,
- ---------------------------------------------------------------------------------------------------------------
 ASSETS
 United States                                                        $  936,453     $  890,433     $  843,298
 Foreign                                                                 193,458        156,789        162,473
 Corporate (Note A)                                                    1,397,051      1,320,666      1,215,470
 Eliminations and Adjustments (Note C)                                   (52,903)       (50,390)       (58,162)
- ---------------------------------------------------------------------------------------------------------------
 Total                                                                $2,474,059     $2,317,498     $2,163,079
- ---------------------------------------------------------------------------------------------------------------

NOTES TO BUSINESS SEGMENTS AND GEOGRAPHIC AREA INFORMATION:

     (A) Corporate assets are principally cash and equivalents and marketable securities, prepaid income taxes, certain investments (including the Company's equity investment in Stillwater), the net assets held for sale related to Riverwood, certain long-term receivables, a portion of deferred tax assets, a portion of prepaid pension assets and a portion of property, plant and equipment.

     (B) Net sales included in Corporate and Eliminations relate principally to the elimination of intersegment and intergeographic sales (at prices approximating market). Intersegment sales principally relate to sales from the Engineered Products segment to the Building Products segment.

     (C) Includes the elimination of intersegment and intergeographic inventory profits and the adjustment of business segment and geographic inventories, which are carried at standard costs, to the historical inventory bases used in consolidation.

     (D) Excludes amounts related to the discontinued operations of Riverwood.

     (E) Includes the elimination of intergeographic dividends between the Company's foreign segment and its U.S. segment.

     (F) Other income (expense), net, as reported in each of the business segments, represents specific operating income and expense items recognized by the individual business units. Other expense, net, included in Corporate and Eliminations consists of amounts primarily attributable to previous business operations.


                                  seventy nine

SCHULLER CORPORATION 1995 ANNUAL REPORT
- --------------------------------------------------
          MANAGEMENT'S REPORT


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

     Schuller maintains internal accounting control systems to provide reliable financial information for the preparation of financial statements, to safeguard assets against loss or unauthorized use and to ensure proper authorization and accounting for all transactions. Management is responsible for maintenance of these systems, which is accomplished through communication of established written codes of conduct, systems, policies and procedures; employee training; and appropriate delegation of authority and segregation of responsibilities. To further ensure compliance with established standards and procedures, the Company maintains a substantial program of internal audits.

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

  /s/ W. T. Stephens                    /s/ Robert E. Cole
  W. T. Stephens                        R. E. Cole
  President, CEO, and                   Senior Vice President and
  Chairman of the Board                 Chief Financial Officer


                                     eighty

                                         SCHULLER CORPORATION 1995 ANNUAL REPORT
                              --------------------------------------------------
                                        REPORT OF INDEPENDENT ACCOUNTANTS


To the Stockholders and Directors of Schuller Corporation:

     We have audited the accompanying consolidated balance sheet of Schuller Corporation as of December 31, 1995 and 1994 and the related consolidated statements of income, cash flows and stockholders' equity for each of the three years in the period ended December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Schuller Corporation as of December 31, 1995 and 1994, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 1995 in conformity with generally accepted accounting principles.

     In accordance with a statement issued by the Financial Accounting Standards Board, as discussed in Note 24 to the consolidated financial statements, the Company changed its method of accounting for postemployment benefits in 1993.

  /s/ Coopers & Lybrand L.L.P.

  Denver, Colorado
  April 5, 1996


                                   eighty one

SCHULLER CORPORATION 1995 ANNUAL REPORT
- --------------------------------------------------
     SELECTED QUARTERLY FINANCIAL DATA (UNAUDITED)


                                                                            In thousands of dollars, except per share amounts
- ------------------------------------------------------------------------------------------------------------------------------
                                                            First         Second          Third         Fourth
                                                          Quarter        Quarter        Quarter        Quarter          Total
- ------------------------------------------------------------------------------------------------------------------------------
 YEAR ENDED DECEMBER 31, 1995
 Net Sales (Note A)                                      $328,401       $354,051       $363,094       $345,976     $1,391,522
 Gross Profit (Note A)                                     99,735        102,269         98,025         98,382        398,411
 Income from Operations (Notes A and B)                    52,848         52,991         54,678         40,766        201,283
 Income (Loss) before Extraordinary Item                   29,331         33,491         83,618        (30,445)       115,995
 Net Income (Loss)                                         29,331         33,491         83,618        (30,445)       115,995
- ------------------------------------------------------------------------------------------------------------------------------
 PRIMARY AND FULLY DILUTED EARNINGS (LOSS)
 PER COMMON SHARE (NOTE E)
 Income (Loss) before Extraordinary Item                     $.19           $.22           $.62          $(.29)          $.73
 Net Income (Loss)                                            .19            .22            .62           (.29)           .73
- ------------------------------------------------------------------------------------------------------------------------------
 YEAR ENDED DECEMBER 31, 1994
 Net Sales (Note A)                                      $267,030       $323,171       $354,129       $333,488     $1,277,818
 Gross Profit (Note A)                                     61,494         85,484        101,230         93,659        341,867
 Income from Operations (Notes A and C)                    22,449         36,574         52,892         30,384        142,299
 Income (Loss) before Extraordinary Item                    7,386         20,661         28,982          8,387         65,416
 Net Income (Loss) (Note D)                                 7,386         20,661         (5,725)        14,674         36,996
- ------------------------------------------------------------------------------------------------------------------------------
 PRIMARY AND FULLY DILUTED EARNINGS (LOSS)
 PER COMMON SHARE (NOTE E)
 Income (Loss) before Extraordinary Item                     $.01           $.12           $.18           $.02           $.33
 Net Income (Loss) (Note D)                                   .01            .12           (.10)           .07            .10
- ------------------------------------------------------------------------------------------------------------------------------

NOTES:

(A) Excludes the operating results of Riverwood, which have been reported as discontinued operations for all periods presented.

     Amounts excluded from net sales, gross profit and income from operations related to discontinued operations were as follows:


                                                                                                      In thousands of dollars
- ------------------------------------------------------------------------------------------------------------------------------
                                                            First         Second          Third         Fourth
                                                          Quarter        Quarter        Quarter        Quarter          Total
- ------------------------------------------------------------------------------------------------------------------------------
 YEAR ENDED DECEMBER 31, 1995
 Net Sales                                               $313,176       $366,265       $342,219       $320,644     $1,342,304
 Gross Profit                                              69,393         85,577         76,195         61,058        292,223
 Income from Operations                                    30,902         36,650         38,316         27,269        133,137
- ------------------------------------------------------------------------------------------------------------------------------
 YEAR ENDED DECEMBER 31, 1994
 Net Sales                                               $264,908       $313,995       $327,947       $375,938     $1,282,788
 Gross Profit                                              58,433         73,843         67,268         88,006        287,550
 Income from Operations                                    22,498         40,779         34,474         56,436        154,187
- ------------------------------------------------------------------------------------------------------------------------------


                                   eighty two

                                         SCHULLER CORPORATION 1995 ANNUAL REPORT
                              --------------------------------------------------
                               SELECTED QUARTERLY FINANCIAL DATA (UNAUDITED)


     Although the Company expects to record a gain on the sale of its 81.3 percent interest in Riverwood, which closed in the first quarter of 1996, the Company recorded an estimated loss on disposal of discontinued operations of $42.5 million in the fourth quarter of 1995. This loss primarily relates to deferred taxes on the Company's investment in Riverwood that had not been recognized previously. In accordance with Financial Accounting Standards No. 109, "Accounting for Income Taxes," the Company recorded these taxes when it became apparent the taxes would be incurred due to the planned sale of Riverwood.

     (B) During the fourth quarter of 1995, the Company recorded asset write-offs of $7.8 million related primarily to nonproductive assets previously used in the manufacture of molded automotive parts.

     (C) During the fourth quarter of 1994, the Company recorded a charge of $8.9 million for legal costs in connection with the Company's litigation with its insurance carrier and the former owner of the phenolic insulation business. See Note 13 of the Notes to the Consolidated Financial Statements.

     (D) In the third and fourth quarters of 1994, the Company completed two debt refinancings that resulted in an aggregate extraordinary loss on early extinguishments of debt of $28.4 million, net of income taxes of $13 million. This extraordinary loss includes $7.9 million, net of income taxes of $5 million, related to the discontinued operations of Riverwood

     (E) Earnings (loss) per share amounts were computed on a weighted average number of shares outstanding basis and were calculated after the deduction for preference stock dividends. Refer to Note 16 of the Notes to the Consolidated Financial Statements for discussion of the earnings (loss) per common share computation.


                                  eighty three