Form 10-K405, Exhibit 13
period 1996-12-31
SCHULLER CORP
filed 1997-03-31
CIK 355473

                                                                      EXHIBIT 13


                                         Schuller Corporation 1996 Annual Report

                                               SELECTED FIVE-YEAR FINANCIAL DATA

==========================================================================================================================
                                                                            In thousands of dollars, except per share data
 Years Ended December 31,                                     1996          1995          1994          1993          1992
 -------------------------------------------------------------------------------------------------------------------------
 Income
 -------------------------------------------------------------------------------------------------------------------------
 Net Sales (Note B)                                    $ 1,552,429   $ 1,391,522   $ 1,277,818   $ 1,165,810   $ 1,095,353
 Income from Operations (Notes A and B)                    187,427       201,283       142,299        52,451        56,124
 Income from Continuing Operations,
   net of tax (Notes A and B)                              190,525       122,006        55,606        57,837         6,792
 Income before Extraordinary Items and
   Cumulative Effect of Accounting Change (Note B)         406,771       115,995        65,416        60,772        47,465
 Net Income (Notes B, D, E and F)                           90,486       115,995        36,996        47,782        35,949
 -------------------------------------------------------------------------------------------------------------------------
 Financial Position (As of December 31)
 -------------------------------------------------------------------------------------------------------------------------
 Total Assets (Note C)                                 $ 1,946,726   $ 2,474,059   $ 2,317,498   $ 2,163,079   $ 2,414,031
 Long-Term Debt, less current portion                      428,160       447,007       441,798       354,205       422,485
 Stockholders' Equity                                      580,462     1,181,307     1,080,781       883,114       847,231
 -------------------------------------------------------------------------------------------------------------------------
 Additional Data (Note B)
 -------------------------------------------------------------------------------------------------------------------------
 Additions to Property, Plant and Equipment            $   153,000   $   111,329   $    82,833   $    62,643   $    32,495
 Research, Development and Engineering                      32,663        29,988        29,738        27,972        28,100
 -------------------------------------------------------------------------------------------------------------------------
 Per Share Data (Note G)
 -------------------------------------------------------------------------------------------------------------------------
 Primary and Fully Diluted Earnings
   Per Common Share:
     Income (Loss) from Continuing Operations,
      net of tax (Notes A and B)                       $       .85   $       .78   $       .25   $       .29   $      (.11)
     Income before Extraordinary Items and
      Cumulative Effect of Accounting Change (Note B)         2.27           .73           .33           .31           .22
     Net Income (Notes B, D, E and F)                          .20           .73           .10           .21           .13
 Common Dividends Paid                                        6.03                                      1.04          1.04
 -------------------------------------------------------------------------------------------------------------------------
 Pro Forma Data (Note H)
 -------------------------------------------------------------------------------------------------------------------------
 Income from Operations                                $   236,583   $   201,283   $   142,299   $    84,465   $    55,378
 Net Income                                                119,366        93,443        60,992        31,816         2,447
 Primary and Fully Diluted Earnings
   Per Common Share:
     Net Income                                        $       .73   $       .57   $       .37   $       .20   $       .02
 =========================================================================================================================

NOTES:

   (A) During the fourth quarter of 1996, the Company recorded nonrecurring charges totaling $49.2 million. These charges include $41.7 million for the shutdown of current operations, demolition of facilities and site restoration and $7.5 million of asset write-downs to estimated fair values, partially offset by a gain on the sale of other manufacturing assets.

   (B) In March 1996, the Company disposed of its 81.3 percent interest in Riverwood International Corporation ("Riverwood"). Accordingly, Riverwood's operations have been reflected as discontinued operations and its operating results have been excluded from the determination of income from continuing operations for all periods presented. Income from continuing operations, net of tax, includes gains on sales of equity investments, interest income, interest expense and profit sharing expense. Income before extraordinary items and cumulative effect of

Schuller Corporation 1996 Annual Report

SELECTED FIVE-YEAR FINANCIAL DATA
===============================================================================

accounting change and net income include a gain on disposal of discontinued operations of $216.2 million, net of tax, in 1996 and a loss on disposal of discontinued operations of $42.5 million, net of tax, in 1995.

   (C) The net assets and liabilities of the discontinued operations of Riverwood have been classified as net assets held for sale for all periods presented. At December 31, 1995, 1994, 1993 and 1992, net assets held for sale totaled $375.6 million, $409.6 million, $435.4 million and $402.9 million, respectively.

   (D) In the first quarter of 1996, the Company recorded an extraordinary loss of $314.3 million, net of taxes of $169.2 million, on the exchange of approximately 32.5 million shares of the Company's common stock for Manville Personal Injury Settlement Trust's profit sharing right to 20 percent of the Company's net earnings (as adjusted).

   (E) The Company recorded extraordinary gains (losses) on early extinguishments of debt, net of taxes, of $(2) million, $(28.4) million, $0.9 million and $(11.5) million in 1996, 1994, 1993 and 1992, respectively.

   (F) Effective January 1, 1993, the Company adopted Statement of Financial Accounting Standards No. 112, "Employers' Accounting for Postemployment Benefits." As a result, the Company recorded a charge in 1993 of $13.9 million, net of taxes of $8.6 million, or $0.11 per common share, against net income to reflect the accumulated postemployment benefit obligation.

   (G) During the second quarter of 1996, the Company redeemed its Cumulative Preference Stock, Series B. Earnings (loss) per share amounts were calculated after the deduction for preference stock dividends/accretion and the $52.1 million premium on preference stock redemption.

   (H) Pro forma data has been adjusted to eliminate the effects of nonrecurring charges, restructuring of operations, gains on sales of equity investments, interest expense on the 9 percent Sinking Fund Debentures, profit sharing expense, unusual income tax items, discontinued operations, extraordinary gains and losses, cumulative effect of accounting change, preference stock dividends/accretion and premium on preference stock redemption, on a consistent basis and adjusted for estimated applicable tax effects. In addition, earnings per share are based on 162.7 million weighted average shares for all periods presented.

                                        Schuller Corporation 1996 Annual Report

                                        MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS
===============================================================================

Schuller Corporation ("Schuller" or the "Company") manufactures and markets insulation for buildings and equipment, commercial roofing systems, high-efficiency filtration media, and fibers and nonwoven mats used as reinforcements in building and industrial applications. The Company operates 50 manufacturing facilities in North America, Europe and China, and is comprised of two principal business segments: Building Products and Engineered Products.

   The Building Products segment consists of the Company's building insulation business, which manufactures fiber glass wool insulation for walls, attics and floors in residential and commercial buildings and polyisocyanurate foam sheathing for residential structures; commercial and industrial roofing systems business, which supplies roofing membranes, insulations, accessories and related guarantees; and mechanical insulations business, which manufactures pipe and duct insulation for use in commercial buildings, factories, refineries and other industrial applications.

   The Engineered Products segment consists of the Company's mats and fibers business, which manufactures continuous filament fiber glass-based products used for reinforcing roofing, flooring, wall covering and plastic products. The Engineered Products segment also includes the Company's specialty insulations and filtration business, which manufactures thermal and acoustic insulation for aircraft, marine vessels, automobiles and heating, ventilating and air conditioning ("HVAC") and other equipment; filtration media for commercial and industrial buildings; ultra-fine fibers for clean room air filters and battery separators; liquid filtration cartridges and media for use in commercial and industrial applications; and synthetic meltblown products used in various other applications.

Schuller Corporation 1996 Annual Report

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS
===============================================================================

1996 VS 1995

RESULTS OF OPERATIONS

The following table sets forth, for each of the years ended December 31, 1996 and 1995, certain income and expense items, exclusive of discontinued operations.

                                    In thousands of dollars      % Increase
                                      1996             1995      (Decrease)
---------------------------------------------------------------------------
Net Sales
  Building Products            $    960,497    $    805,615            19.2
  Engineered Products               623,231         612,526             1.7
  Corporate and Eliminations        (31,299)        (26,619)
---------------------------------------------------------------------------
Total Net Sales                   1,552,429       1,391,522            11.6
Cost of Sales                     1,111,811         993,111            12.0
---------------------------------------------------------------------------
Gross Profit                        440,618         398,411            10.6
Other Operating Expenses            203,690         180,123            13.1
Nonrecurring Charges                 49,156
Other Income (Expense), net            (345)        (17,005)
---------------------------------------------------------------------------
Income from Operations
  Building Products                 135,437         133,025             1.8
  Engineered Products               113,127         108,219             4.5
  Corporate and Eliminations        (61,137)        (39,961)
---------------------------------------------------------------------------
Total Income from Operations   $    187,427    $    201,283            (6.9)
===========================================================================

   Net sales increased $160.9 million, or 11.6 percent, to $1,552.4 million in 1996 from $1,391.5 million in 1995.

   The Building Products segment's net sales increased $154.9 million, or 19.2 percent, for 1996 compared with 1995. These increases are due primarily to the inclusion of the operating results of the businesses acquired during 1996 by the commercial and industrial roofing systems business. The building insulation business' net sales improved moderately as higher volumes from increased housing starts in the U.S. and Canada for most of 1996 more than offset the effects of continuing pricing pressures. Net sales of mechanical insulations increased on higher sales volumes, reflecting market share gains and strength in commercial and industrial construction markets.

   The Engineered Products segment's net sales increased $10.7 million, or 1.7 percent, for 1996 compared with 1995. The U.S. mats and fibers business had significantly higher net sales due to increased sales volumes as the Company expanded its production capacity during 1996. Meanwhile, continuing industry-wide capacity constraints led to slightly higher 1996 selling prices. The U.S. operating results were partially offset by continuing weakness in European construction markets and decreases in the U.S. dollar-reported results of the Company's German operations due to the strengthening of the U.S. dollar against the German mark. The specialty insulations and filtration businesses experienced slightly higher overall net sales due to increased sales of HVAC equipment insulation and

                                        Schuller Corporation 1996 Annual Report

                                        MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS
===============================================================================

expanded markets for ultra-fine fibers. These increases were partially offset by weakness in sales of automotive insulation products due to competition from alternate materials.

   Gross profit for 1996 increased $42.2 million, or 10.6 percent, compared with 1995, due primarily to the increased sales volumes of the acquisitions discussed above. Gross profit margins were 28.4 percent for 1996 and 28.6 percent for 1995 as the effects of lower building insulation prices were substantially offset by improved operating efficiencies, particularly in the roofing business.

   Other operating expenses include selling, general, administrative and research, development and engineering expenses. These expenses increased $23.6 million and were slightly higher as a percentage of net sales at 13.1 percent for 1996 compared with 12.9 percent for 1995. The increase is principally due to additional expenses as a result of recent acquisitions and acquisition related activities.

   In 1996, the Company recorded the following pretax nonrecurring charges totaling $49.2 million.

   During the fourth quarter of 1996, the Company completed an evaluation of a manufacturing facility with both current and former operations and determined that its best course of action is closure of the facility. Consequently, the Company recorded nonrecurring charges of $41.7 million for the shutdown of current operations, demolition of facilities and site restoration, of which $30 million and $11.7 million related to corporate and eliminations and the Building Products segment, respectively. Of these charges, $7.5 million are noncash asset write-downs, and $3 million are classified as other current liabilities. Upon completion of these actions, the Company intends to relinquish the remaining properties and does not expect to incur significant future monitoring and maintenance costs. The Company expects to fund the charges requiring cash outlays from existing cash balances and cash generated from operations. Pending federal and state regulatory agency approval, the demolition phase of the project is expected to begin in 1997 and be substantially completed during 1998, with the majority of the liabilities settled over the next two years. The nonrecurring charges are based on estimates and, therefore, are subject to risks and uncertainties related to the Company's ability to secure agreements with third parties, relinquish the properties and obtain regulatory approvals to execute the actions described above. As a result, the Company believes it is reasonably possible that these estimates may be revised in the near-term. However, the impacts of such revisions, if any, are not expected to be material.

   The Company also recorded nonrecurring charges in the Engineered Products segment of $7.5 million consisting of asset write-downs to estimated fair values in the automotive molded parts business, which is expected to be disposed of in 1997, partially offset by a gain on the sale of other manufacturing assets.

   Other expense, net, was $0.3 million for 1996 compared with other expense, net, of $17 million for 1995. Included in 1996 was a $7.2 million gain relating to the receipt of surplus pension assets in connection with the settlement of defined benefit pension plans in which the Company's Canadian employees previously participated. Other expense for 1996 also included higher amortization of goodwill resulting from acquisitions completed during the year. Other expense for 1995 included net asset write-offs/dispositions of $6.7 million related primarily to nonproductive assets. In addition, 1995 included a $2.9 million charge for legal costs in connection with litigation brought by the Company against the former owner of the phenolic roofing business.

Schuller Corporation 1996 Annual Report

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS
===============================================================================

   The Company's income from operations, including $49.2 million of nonrecurring charges, decreased $13.9 million, or 6.9 percent, to $187.4 million in 1996 from $201.3 million in 1995.

   In 1995, the Company sold its remaining equity investment in Stillwater Mining Company ("Stillwater") for net cash proceeds of $110.5 million, resulting in a pretax gain on the sale of equity investment of $74.9 million.

   Compared with 1995, interest income in 1996 decreased by $5.3 million, due primarily to $5.2 million of interest received during 1995 from the Internal Revenue Service on a 1993 income tax refund.

   The Company paid $6.6 million of profit sharing expense through April 5, 1996 to Manville Personal Injury Settlement Trust (the "Trust"). This represents the final profit sharing payment to the Trust. Profit sharing expense for 1995 totaled $27.7 million and was also paid in 1996.

INCOME TAXES

For the year ended December 31, 1996, the Company reported a net income tax benefit of $39.1 million, which included a $104.5 million tax benefit on the portion of the special cash dividend that was paid to the Trust in April 1996. Exclusive of the tax benefit on the special cash dividend, the Company's effective tax rate on income from continuing operations was 43 percent and 46 percent for the years ended December 31, 1996 and 1995, respectively. These rates are higher than the U.S. federal statutory tax rate principally due to higher foreign effective tax rates and state taxes.

DISCONTINUED OPERATIONS

The Company disposed of its 81.3 percent interest in Riverwood International Corporation ("Riverwood") on March 27, 1996. As a result, the Company received gross cash proceeds of $1.08 billion and recorded a gain of $177.2 million, net of estimated tax expense of $177.8 million, during the first quarter of 1996. In the fourth quarter of 1996, an additional gain of $39.1 million was recognized, adjusting the estimated taxes previously recorded from $177.8 million to $138.7 million. The Company adjusted the estimated taxes on the gain in the fourth quarter of 1996 due to the Company's determination that it would be able to utilize foreign tax credits applicable to the gain and other adjustments to the estimated taxes of the transaction. Accordingly, the Company recognized a gain of $216.2 million, net of tax, for the full year of 1996.

   In the fourth quarter of 1995, the Company recorded an estimated loss on the disposal of discontinued operations of $42.5 million. This loss primarily relates to deferred taxes on the Company's investment in Riverwood that had not been recognized previously. The Company recorded these taxes when it became apparent the taxes would be incurred due to the planned disposition of Riverwood.

                                        Schuller Corporation 1996 Annual Report

                                        MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS
===============================================================================

   In conjunction with the Company's disposition of Riverwood, the Company has agreed to indemnify the purchaser of Riverwood and certain affiliated parties against losses resulting from a breach of certain representations or warranties. The Company will not be required to indemnify the purchaser for losses until the aggregate amount of all losses exceeds $20 million. The Company's obligation to indemnify is limited to 80 percent of the amount of losses in excess of $20 million and its aggregate liability will not exceed $100 million. The Company's obligation to indemnify is limited to claims made on or prior to May 31, 1997. To date, the Company has not received any such claims for indemnification.

   In addition, the Company may be responsible for certain Riverwood U.S. federal, state and local income tax liabilities to the extent, if any, they are attributable to audit adjustments for tax periods ending prior to the disposition of Riverwood.

EXTRAORDINARY LOSS ON TRUST SETTLEMENTS

During 1996, the Company exchanged approximately 32.5 million shares of the common stock of the Company for the Trust's profit sharing right to 20 percent of the Company's net earnings (as adjusted). As a result, the Company recorded an extraordinary loss of $314.3 million, net of taxes of $169.2 million.

EXTRAORDINARY LOSS ON EARLY EXTINGUISHMENT OF DEBT

During the second quarter of 1996, the Company redeemed its 9 percent Sinking Fund Debentures, due through 2003, with cash of $27.7 million, plus accrued interest of $1.6 million, resulting in an extraordinary loss on early extinguishment of debt of $2 million, net of taxes of $1.1 million.

PREFERENCE STOCK REDEMPTION

On April 30, 1996, the Company redeemed its Cumulative Preference Stock, Series B (the "preference stock"), with cash of $230.8 million, plus accrued dividends of $4.1 million. The excess of the redemption price over the carrying value of the preference stock of $52.1 million was charged directly to capital in excess of par value and was deducted from net income to compute earnings and earnings per share applicable to common stockholders.

EARNINGS PER COMMON SHARE

The primary and fully diluted net earnings per common share for 1996 were $0.20 as compared with the primary and fully diluted net earnings per common share of $0.73 for 1995. The gain on disposal of discontinued operations increased the net earnings per share by $1.42 during 1996, while the loss on disposal of discontinued operations decreased primary and fully diluted earnings per share by $0.34 in 1995. Income from discontinued operations increased primary and fully diluted earnings per share by $0.29 during 1995. The extraordinary loss on trust settlements and the extraordinary loss on early extinguishment of debt decreased the 1996 earnings per common share by $2.07.

   Earnings per common share amounts are calculated after the deduction for preference stock dividends and the premium on preference stock redemption.

Schuller Corporation 1996 Annual Report

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS
===============================================================================

1995 VS 1994

RESULTS OF OPERATIONS

The following table sets forth, for each of the years ended December 31, 1995 and 1994, certain income and expense items, exclusive of discontinued operations.

                                    In thousands of dollars      % Increase
                                       1995            1994      (Decrease)
---------------------------------------------------------------------------
Net Sales
  Building Products            $    805,615    $    743,967             8.3
  Engineered Products               612,526         558,244             9.7
  Corporate and Eliminations        (26,619)        (24,393)
---------------------------------------------------------------------------
Total Net Sales                   1,391,522       1,277,818             8.9
Cost of Sales                       993,111         935,951             6.1
---------------------------------------------------------------------------
Gross Profit                        398,411         341,867            16.5
Other Operating Expenses            180,123         178,535             0.9
Other Income (Expense), net         (17,005)        (21,033)          (19.2)
---------------------------------------------------------------------------
Income from Operations
  Building Products                 133,025         109,933            21.0
  Engineered Products               108,219          76,503            41.5
  Corporate and Eliminations        (39,961)        (44,137)
---------------------------------------------------------------------------
Total Income from Operations   $    201,283    $    142,299            41.5
===========================================================================

   Net sales increased $113.7 million, or 8.9 percent, to $1,391.5 million in 1995 from $1,277.8 million in 1994.

   The Building Products segment's net sales for 1995 increased $61.6 million, or 8.3 percent, compared with 1994. This segment's businesses benefited from increases in commercial construction and favorable energy conservation trends experienced during 1995. This strong demand resulted in higher selling volumes for all of the Building Products' businesses, along with a net increase in selling prices for building insulation despite a decline in pricing since the second quarter of 1995 due to new capacity added by a competitor. In addition, the mechanical insulations business benefited from market share gains due to new product introductions and the exit of a competitor from this market. The Company's commercial roofing business benefited from volume gains, offset in part by price declines resulting from a competitive marketplace.

   The Engineered Products segment's net sales increased $54.3 million, or 9.7 percent, for 1995 compared with 1994. This increase was primarily attributable to the Company's mats and fibers business, which experienced increased sales volumes and prices as a result of strong worldwide demand for continuous filament fiber glass. The Company's filtration business also experienced increased sales during 1995 due to strong demand for the Company's ultra-fine fibers. These improvements in net sales were partially offset by the effect of continued weakness in the automotive market.

                                        Schuller Corporation 1996 Annual Report

                                        MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS
===============================================================================

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

   Other operating expenses, which include selling, general, administrative and research, development and engineering expenses, increased by $1.6 million in 1995. As a percentage of net sales, these expenses decreased to 12.9 percent in 1995 compared with 14 percent in 1994.

   Other expense, net, decreased $4 million to $17 million in 1995 from $21 million in 1994. The decrease is primarily attributable to an $8.9 million charge during 1994, compared with $2.9 million in 1995, for legal costs related to the Company's former phenolic roofing insulation business.

   The Company's income from operations increased $59 million, or 41.5 percent, to $201.3 million in 1995 from $142.3 million in 1994.

   In 1995, the Company sold its remaining equity investment in Stillwater for net cash proceeds of $110.5 million, resulting in a pretax gain on the sale of equity investment of $74.9 million.

   During 1994, the Company sold a portion of its equity investment in Stillwater for net cash proceeds of approximately $25.5 million, resulting in a pretax gain on the sale of equity investment of $13.5 million.

   Compared with 1994, interest income in 1995 increased by $17 million, due primarily to higher average cash and marketable securities balances and $5.2 million of interest received from the Internal Revenue Service on a 1993 income tax refund.

   In 1995, the Company recorded $27.7 million of profit sharing expense which was paid in 1996 to the Trust. Profit sharing expense for 1994 totaled $18.3 million and was paid in 1995.

INCOME TAXES

The Company's effective tax rate on income from continuing operations was 46 percent and 43 percent for the years ended December 31, 1995 and 1994, respectively. These rates are higher than the U.S. federal statutory tax rate principally due to higher foreign effective tax rates and state taxes.

DISCONTINUED OPERATIONS

Income from discontinued operations, net of tax and minority interest, reflects the operating results of Riverwood through October 1995, the date of adoption of a formal plan to dispose of the Company's 81.3 percent interest in Riverwood. Riverwood's income from operating activities was higher in 1995 than 1994 generally due to higher selling prices and volume. Additionally, Riverwood's 1994 results reflect a $27.5 million income tax charge related to the sale of a portion of its Brazilian operations.

   In the fourth quarter of 1995, the Company recorded an estimated loss on disposal of discontinued operations of $42.5 million. This loss primarily relates to deferred taxes on the Company's investment in Riverwood that had not been recognized previously. The Company recorded these taxes when it became apparent the taxes would be incurred due to the planned disposition of Riverwood.

Schuller Corporation 1996 Annual Report

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS
===============================================================================

EXTRAORDINARY LOSS ON EARLY EXTINGUISHMENTS OF DEBT

In the third and fourth quarters of 1994, the Company completed two debt refinancings, described below, that resulted in an aggregate extraordinary loss on early extinguishments of debt of $28.4 million, net of taxes of $13 million.

   Riverwood completed a refinancing program in the third quarter of 1994 and prepaid approximately $179 million principal of notes. The extraordinary charge for this early retirement of debt was $7.9 million, net of taxes of $5 million.

   In conjunction with the 1994 prepayment of substantially all of its remaining outstanding bond obligations (the "Trust Bonds") to the Trust, the Company recorded an extraordinary loss of $26.8 million, net of taxes of $11.4 million, in the third quarter of 1994. In the fourth quarter of 1994, the extraordinary loss on the Trust Bonds was reduced by $6.3 million, net of taxes of $3.4 million, due to an agreed upon adjustment contained in the prepayment agreement. This resulted in a total extraordinary loss on the Trust Bonds prepayment in 1994 of $20.5 million, net of taxes of $8 million.

EARNINGS PER COMMON SHARE

Primary and fully diluted earnings per common share for 1995 were $0.73 as compared with the primary and fully diluted earnings per common share of $0.10 for 1994. The loss on disposal of discontinued operations decreased primary and fully diluted earnings per share by $0.34 in 1995 while income from discontinued operations increased earnings per share by $0.29 and $0.08 in 1995 and 1994, respectively. The extraordinary net loss from the early extinguishments of debt described above decreased primary and fully diluted earnings per common share by $0.23 in 1994.

   Earnings per common share amounts are calculated after the deduction for preference stock dividends.

LIQUIDITY AND CAPITAL RESOURCES

The Company broadly defines liquidity as the ability to generate sufficient cash flow to satisfy operating requirements, fund capital expenditures and meet existing obligations and commitments. In addition, liquidity also includes the ability to obtain appropriate financing and convert into cash those assets that are no longer required to meet the Company's strategic objectives. Therefore, liquidity should not be considered separately from capital resources, which consist of currently or potentially available funds for use in achieving long-range business objectives and meeting debt service commitments.

   The Company's agreements with its lenders contain a number of financial and general covenants. These include, among others, restrictions on borrowings, investments, stock issuances and repurchases, dividends and other distributions by Schuller International Group, Inc. ("Schuller International"), the Company's wholly-owned subsidiary, and restrictions on intercompany transactions, including transfers of cash. As of December 31, 1996 and 1995, the maximum amount available for dividends to be paid to

                                        Schuller Corporation 1996 Annual Report

                                        MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS
===============================================================================

the Company by Schuller International under debt covenants of the Company's Senior Notes was approximately $227 million and $172 million, respectively. Noncompliance with these or other covenants, or the occurrence of any other event of default, could result in the termination of existing credit agreements and the acceleration of debt owed by the Company and its subsidiaries. At December 31, 1996, the Company was in compliance with these covenants.

   The Company's cash and marketable securities balances decreased $178.5 million during 1996 to $249.3 million at December 31, 1996, from $427.8 million at December 31, 1995. At December 31, 1996, $217.2 million of the cash and marketable securities balances was available for domestic operating purposes.

   Cash provided by operations decreased $52.2 million during 1996 to $165.4 million at December 31, 1996, from $217.6 million at December 31, 1995. Cash disbursements relating to final profit sharing obligations and expenses associated with discontinued operations during 1996 and the inclusion of cash flows from discontinued operations during 1995 more than offset cash flow generated by improved operating results. During 1996, most of the Company's businesses reported increased sales volume, offset in part by lower selling prices for building insulation.

   Cash provided by investing activities totaled $935.4 million and cash used in investing activities totaled $88.3 million for the years ended December 31, 1996 and 1995, respectively. During 1996 and 1995, the Company's cash flows from investing activities included proceeds of $1.08 billion from the disposition of Riverwood and $110.5 million from the sale of Stillwater, respectively. The Company's investing activities also included the combined cash purchase prices for acquisitions and contributions to a joint venture which totaled $153.1 million during 1996. Capital expenditures during 1996 totaled $103 million, of which approximately $45 million related to capacity expansion projects. Capital expenditures during 1995 totaled $111.3 million, of which approximately $60 million related to capacity expansion projects.

   The Company's financing activities for 1996 included a payment of a special cash dividend of $6.00 per common share, totaling $968.1 million; redemption of its preference stock for $230.8 million, along with final dividend payments totaling $10.3 million, or $1.12 per share; redemption of its 9 percent Sinking Fund Debentures with a carrying value of $24.7 million; and receipt of $64.8 million from the exercise of stock warrants for seven million shares of the Company's common stock. Financing activities for 1996 also include the initial regular quarterly cash dividend on its common stock of three cents per share, totaling $4.9 million, declared for the third quarter of 1996 and paid on October 10, 1996. Financing activities for 1995 included preference stock dividends of $24.9 million, or $2.70 per share.

   The Company's total outstanding debt increased to $459.9 million at December 31, 1996 from $449 million at December 31, 1995. This increase was primarily attributable to the assumption of debt in connection with the Company's 1996 acquisitions, partially offset by the redemption of the 9 percent Sinking Fund Debentures. During January 1997, the Company repaid approximately $30 million of debt assumed in connection with acquisitions. This debt, all of which was classified as short-term debt at December 31, 1996, consisted of a line of credit and industrial revenue bonds with original maturities through 2007.

Schuller Corporation 1996 Annual Report

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS
===============================================================================

   At December 31, 1996, the Company had $84 million available under a receivables sale facility (the "Receivables Facility") for its domestic short-term working capital requirements. Amounts available for borrowing under the Receivables Facility, up to a maximum of $100 million, are based on the daily balance of certain outstanding trade accounts receivable, adjusted for various factors as defined under the terms of the Receivables Facility. There were borrowings and repayments totaling $5 million during 1996. The Company's international subsidiaries also had borrowing and working capital facilities totaling $85 million at December 31, 1996. These facilities, of which approximately $84 million was available for borrowing at December 31, 1996, are principally secured by the Company's equity ownership in certain international subsidiaries and joint ventures.

CYCLICALITY OF DEMAND/COMPETITIVE ENVIRONMENT

Demand for the Company's products has historically been cyclical due to macroeconomic factors affecting residential and commercial construction markets. Due to their specific market niches, the Company's replacement roofing, filtration and specialty products are less sensitive to business cycles. Selling prices are subject to factors influenced by the competitive environment in which the Company operates, including fluctuations in overall capacity utilization.

   During 1996, sales volumes increased due to continued strength in U.S. construction markets, businesses acquired in 1996 and increases in operating capacity, partially offset by softness in European construction markets. The Company's building insulation business continued to experience price declines which began in the second quarter of 1995 due to new industry capacity. Building insulation benefited from strong housing starts for most of 1996. While pricing for the Company's mats and fibers was strong in 1996 as industry production was constrained, recently added capacity may adversely impact future pricing.

INCOME TAXES

The cash taxes paid by the Company in the U.S. were substantially lower than statutory rates due to the Company's deductions related to the Trust and net operating loss carryforwards. As of December 31, 1996, the Company will need a cumulative total of approximately $700 million of U.S. federal taxable income to realize its net U.S. deferred tax asset of $241.3 million. Based on the Company's historical earnings levels, projected future earnings, and the expected timing of the taxable deductions principally related to amounts paid by the Trust or transferred to a specific settlement fund, the Company believes it will realize its net deferred tax asset. The Company's valuation allowance on all deferred tax assets is subject to change as forecasts of future years' earnings and the estimated timing of the utilization of the Company's tax benefits are revised.

   The Company will receive a tax deduction when the Trust sells some or all of its shares of common stock and distributes the proceeds to its beneficiaries or transfers the proceeds to a specific settlement fund. If the Trust were to sell the stock at a price greater than the Company's carrying value, the Company may receive a tax benefit in excess of the deferred tax asset reflected for financial reporting purposes. Likewise, if the Trust were to sell the stock at a price lower than the carrying value, the Company would receive a tax benefit less than the deferred tax asset reflected for financial reporting purposes. To illustrate, using the December 31, 1996 closing market price of $10.625 per share, and assuming full realization, the deferred tax asset related to the Company's stock held by the Trust would

                                        Schuller Corporation 1996 Annual Report

                                        MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS
===============================================================================

total approximately $470 million, which exceeds the carrying value by over $300 million. In addition, the Company will receive a tax deduction for the amount of any dividends paid on shares of the Company's common stock held by the Trust.

CAPITAL SPENDING AND CAPACITY EXPANSION

In order to increase its U.S. production of continuous filament fiber glass to meet the demand for its mats and fibers products, the Company recently expanded existing capacity and is in the process of reconstructing a furnace, with completion expected by mid-1997. In addition, the Company entered into a joint venture in China and began expansion of an existing fiber glass mat facility, with completion also expected in 1997. The Company completed the expansion of its filtration business' ultra-fine fiber production capacity during 1996 through capital spending programs. The Company estimates capital spending in 1997 of approximately $120 million excluding acquisitions, of which approximately $65 million will be used primarily in the capacity expansion programs described above. As of December 31, 1996, outstanding purchase commitments relating to capital spending and capacity expansion projects totaled $24.8 million. The Company plans to fund these projects from existing cash balances and cash flows generated by operations. The Company's capacity expansion programs are periodically revised to reflect changes in demand, industry capacity and the results of productivity improvements and technological innovations.

   In response to the implementation of the 1990 Amendments to the federal Clean Air Act and requirements of various state air emissions regulations, the Company will be obligated to monitor and reduce air emissions at its manufacturing sites. Because many of the anticipated regulations have not yet been proposed, neither the costs nor timing of compliance can be reasonably anticipated at this time. Provisions of Titles III and VII of the 1990 Amendments and the related regulations will likely require capital expenditures in the years 1997-2001, with most of the expenditures occurring in the latter part of that time frame.

ACQUISITIONS

The Company completed several acquisitions in 1996 with combined cash purchase prices totaling $153.1 million. The 1996 acquisitions consisted of NRG Barriers, Inc.; the assets of Dibiten USA and Dibiten Mexico; Nord Bitumi SpA, Nord Bitumi U.S., Inc. and Nord de Mexico S.A. de C.V.; all manufacturers of commercial roofing products. The Company also acquired Web Dynamics Corporation, a manufacturer of polymer filtration products and entered into a joint venture to operate and expand an existing fiber glass mat facility in China.

   During January 1997, the Company acquired the assets of Ergon Nonwovens, Inc., a manufacturer of synthetic meltblown nonwoven products. During February 1997, the Company announced it had signed an agreement to acquire the Mitex group of companies subject to certain conditions, including regulatory approvals. Mitex is a leading manufacturer of fiber glass wall covering fabrics used primarily in commercial and industrial buildings, and has manufacturing facilities in Sweden and the United Kingdom. These 1997 transactions will be financed from existing cash balances and borrowings from international credit facilities. The Company intends to continue its acquisition strategy and is considering additional acquisitions, some of which could be significant and may require the Company to access capital markets for financing.

Schuller Corporation 1996 Annual Report

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS
===============================================================================

CONTINGENT PRODUCT LIABILITY

Between 1988 and 1992, the Company manufactured phenolic roofing insulation which may, under certain circumstances, contribute to the corrosion of metal decks on which it is installed. Subsequently, the Company began a voluntary program to inspect such metal decks and remediate where appropriate. The Company has accrued for costs relating to future inspections, remediation and anticipated claims. These accruals are based on the Company's historical experience regarding the incidence of corrosion and the cost of remediation and include a number of assumptions related to the types of roofs on which phenolic insulation has been installed as well as the assumption that the Company's past remediation experience will continue over the remaining lives of roofs insulated with the Company's phenolic roofing insulation.

   Pursuant to settlement agreements with the Company's liability carriers and former owner of the phenolic roofing insulation business, the Company has been reimbursed for a portion of historical costs incurred and is entitled to receive reimbursement for a substantial portion of future costs to be incurred by the Company for inspection and remediation.

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

ENVIRONMENTAL CONTINGENCIES

At December 31, 1996, the Company had remediation activities in progress at 11 sites, out of a total of 23 such sites for which the Company has identified environmental conditions requiring remediation. In addition, the Company has been identified as a potentially responsible party at 20 non-Company owned or operated sites under the federal Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA") or similar state legislation, and as such could be jointly and severally liable for costs of remediating these sites.

   In 1994, the U.S. government and the Company settled certain litigation concerning the Company's disposal activities prior to consummation of its plan of reorganization. The settlement agreement, which was made an order

                                        Schuller Corporation 1996 Annual Report

                                        MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS
===============================================================================

of the court, limits the Company's future liability under both CERCLA and the Resource Conservation and Recovery Act ("RCRA") to 55 percent of its share of site-wide response costs and natural resources damages without regard to joint and several liability for disposals made by the Company prior to consummation of the Company's plan of reorganization. The agreement resolved the Company's liability at certain historical sites and also covers CERCLA and RCRA liability for other disposal sites at which the Environmental Protection Agency ("EPA") has incurred or may incur response costs and which were used by the Company prior to consummation of the plan of reorganization. The agreement provides that the amount the Company will be obligated to pay, in the aggregate, for such sites shall never exceed $850,000 during any given year. The EPA and others from time to time commence cleanup activities at such sites and in the future the EPA and others may assert claims against the Company with respect to such sites. The Company believes that all such activities and claims, if any, will be subject to the agreement.

   At December 31, 1996 and 1995, the Company's balance sheet included undiscounted accruals for environmental remediation costs, including ongoing compliance, maintenance and monitoring costs, of $31.1 million and $30.3 million, respectively. The Company paid $1.8 million each year for environmental cleanup in 1996 and 1995. The Company believes that amounts paid in 1996 and 1995 are representative of the Company's future annual environmental cleanup costs and anticipates expenditures relating to costs currently accrued to be made over the next 15 years.

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

   The Company believes that its current cash position, cash generated from operations, the Receivables Facility and foreign working capital facilities will enable it to satisfy debt service requirements, ongoing capital spending and capacity expansion program, other ongoing operating costs and dividend policy. However, the Company may need to access capital markets to pay the principal of the Schuller International Senior Notes due in 2004.

Schuller Corporation 1996 Annual Report

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS
===============================================================================

FORWARD-LOOKING STATEMENTS

This report contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Statements of the Company contained in this report concerning matters that are not historical facts, including, without limitation, statements concerning (i) the Company's estimates concerning nonrecurring charges taken in 1996, (ii) the Company's ability to realize its net deferred tax asset, (iii) the Company's expectations as to contingencies related to phenolic roofing insulation and environmental liabilities, (iv) possible price decreases due to increased capacity in the mats and fibers industry, (v) the Company's planned expansion of production capacity of continuous filament fiber glass and fiber glass mat and (vi) the Company's expectations concerning levels of capital spending and funding of current operations, debt service, dividends and future acquisitions, constitute such forward-looking statements. See "Liquidity and Capital Resources."

   Forward-looking statements of the Company are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in such statements. Important factors relating to such risks and uncertainties are set forth below.

   Factors that could affect the forward-looking statements generally are related to demand for the Company's products and to overall capacity levels in the industry. Demand for such products is generally cyclical and is influenced by macroeconomic factors that affect demand in residential and commercial construction and replacement markets and demand from original equipment manufacturers, including the general rate of inflation, interest rates, employment rates and overall consumer confidence. Approximately half of the Company's annual sales are made to customers in commercial and industrial construction markets, while approximately one-third are made to customers in residential construction markets. The remainder of the Company's annual sales are made to original equipment manufacturers.

   Overall capacity levels in the industry directly affect prices for the Company's products. Other factors that may affect prices include the overall competitive environment in which the Company operates, the availability and pricing of raw materials, rates of technological development and changes in productivity. In addition, overall demand for the Company's products could be affected by the factors described in "BUSINESS - Occupational Health and Safety Aspects of the Company's Products" in the Company's Annual Report on Form 10-K for the year ended December 31, 1996.

   Factors relating to the Company's estimates concerning nonrecurring charges are discussed in "1996 vs 1995 Results of Operations" and factors relating to the Company's net deferred tax asset are discussed in "Liquidity and Capital Resources - Income Taxes." For a discussion of factors concerning contingencies related to phenolic roofing insulation and environmental matters, see "Liquidity and Capital Resources - Contingent Product Liability and Environmental Contingencies."

   Other factors also could affect the Company's expected levels of capital spending and funding of current operations, debt service and dividends, including, without limitation, the contingencies and commitments discussed in the Company's financial statements included in this report for the year ended December 31, 1996. In addition, the Company's ability to make future acquisitions depends upon the ability of the Company to identify and reach agreement with viable acquisition candidates and the availability of sources of financing for such acquisitions on terms which are acceptable to the Company.

                                                 Schuller Corporation 1996 Annual Report

                                                              CONSOLIDATED BALANCE SHEET
========================================================================================
                                                                 In thousands of dollars
DECEMBER 31,                                                         1996           1995
----------------------------------------------------------------------------------------
ASSETS
Current Assets
  Cash and equivalents                                        $   206,605    $   310,809
  Marketable securities, at cost, which approximates market        42,690        116,958
  Receivables                                                     229,665        195,780
  Inventories                                                     101,041         77,121
  Prepaid expenses                                                  7,921          5,807
  Deferred tax assets                                              30,001         31,233
----------------------------------------------------------------------------------------
Total Current Assets                                              617,923        737,708
----------------------------------------------------------------------------------------
Property, Plant and Equipment, at cost
  Land and improvements                                            47,977         43,442
  Buildings                                                       237,132        218,750
  Machinery and equipment                                       1,115,649      1,035,240
----------------------------------------------------------------------------------------
                                                                1,400,758      1,297,432
Less accumulated depreciation and depletion                       630,338        580,022
----------------------------------------------------------------------------------------
Property, Plant and Equipment, net                                770,420        717,410
----------------------------------------------------------------------------------------
Deferred Tax Assets                                               212,161        414,711
Other Assets                                                      346,222        228,629
Net Assets Held for Sale (Note 21)                                               375,601
----------------------------------------------------------------------------------------
Total Assets                                                  $ 1,946,726    $ 2,474,059
========================================================================================
LIABILITIES
Current Liabilities
  Short-term debt                                             $    31,748    $     2,042
  Accounts payable                                                120,851         93,240
  Compensation and employee benefits                              105,629        104,550
  Income taxes                                                     35,837         28,768
  Other accrued liabilities                                        68,888        103,005
----------------------------------------------------------------------------------------
Total Current Liabilities                                         362,953        331,605
Long-Term Debt, less current portion                              428,160        447,007
Deferred Income Taxes                                              41,242         47,362
Postretirement Benefits Other Than Pensions                       200,822        204,445
Other Noncurrent Liabilities                                      333,087        262,333
----------------------------------------------------------------------------------------
Total Liabilities                                               1,366,264      1,292,752
----------------------------------------------------------------------------------------
Commitments and Contingencies (Notes 2, 9, 16 and 21)
----------------------------------------------------------------------------------------
STOCKHOLDERS' EQUITY
Cumulative Preference Stock, Series B, redeemed 1996                             178,638
Common Stock, $.01 par value, authorized
  175,000,000 shares; issued and outstanding
  162,712,576 shares and 161,495,930 shares, respectively,
  in 1996; and issued and outstanding 122,966,974 shares
  and 122,785,753 shares, respectively, in 1995                     1,627          1,228
Treasury Stock, at cost, 1,216,646 shares in 1996 and
  181,221 shares in 1995                                          (16,241)        (1,999)
Capital in Excess of Par Value                                    539,423      1,013,505
Unearned Restricted Stock Compensation                             (9,124)        (3,427)
Retained Earnings (Accumulated Deficit)                            38,106        (39,322)
Cumulative Currency Translation Adjustment                         26,671         32,684
----------------------------------------------------------------------------------------
Total Stockholders' Equity                                        580,462      1,181,307
----------------------------------------------------------------------------------------
Total Liabilities and Stockholders' Equity                    $ 1,946,726    $ 2,474,059
========================================================================================

The accompanying notes are an integral part of these consolidated financial statements.

Schuller Corporation 1996 Annual Report

CONSOLIDATED STATEMENT OF INCOME

====================================================================================================================
                                                                   In thousands of dollars, except per share amounts
FOR THE YEARS ENDED DECEMBER 31,                                                  1996           1995           1994
--------------------------------------------------------------------------------------------------------------------
Net Sales                                                                  $ 1,552,429    $ 1,391,522    $ 1,277,818
Cost of Sales                                                                1,111,811        993,111        935,951
Selling, General and Administrative                                            171,027        150,135        148,797
Research, Development and Engineering                                           32,663         29,988         29,738
Nonrecurring Charges                                                            49,156
Other Income (Expense), net                                                       (345)       (17,005)       (21,033)
--------------------------------------------------------------------------------------------------------------------
Income from Operations                                                         187,427        201,283        142,299
Gain on Sale of Equity Investment                                                              74,889         13,455
Interest Income                                                                 18,897         24,177          7,214
Interest Expense                                                                48,242         48,265         47,741
Profit Sharing Expense (Note 19)                                                 6,648         27,661         18,259
--------------------------------------------------------------------------------------------------------------------
Income from Continuing Operations before Income Taxes                          151,434        224,423         96,968
Income Tax Expense (Benefit)                                                   (39,091)       102,417         41,362
--------------------------------------------------------------------------------------------------------------------
Income from Continuing Operations                                              190,525        122,006         55,606
Income from Discontinued Operations,
  net of tax and Minority Interest (Note 21)                                                   36,491          9,810
Gain (Loss) on Disposal of Discontinued Operations, net of tax (Note 21)       216,246        (42,502)
--------------------------------------------------------------------------------------------------------------------
Income before Extraordinary Items                                              406,771        115,995         65,416
Extraordinary Loss on Trust Settlements, net of tax                           (314,296)
Extraordinary Loss on Early Extinguishments of Debt, net of tax                 (1,989)                      (28,420)
--------------------------------------------------------------------------------------------------------------------
Net Income                                                                      90,486        115,995         36,996
Preference Stock Dividends                                                      (8,215)       (24,923)       (24,923)
Premium on Preference Stock Redemption                                         (52,126)
--------------------------------------------------------------------------------------------------------------------
Net Income Applicable to Common Stock                                      $    30,145    $    91,072    $    12,073
====================================================================================================================
Earnings Per Common Share
  (After Preference Stock Dividends and Premium
  on Preference Stock Redemption)
--------------------------------------------------------------------------------------------------------------------
Primary and Fully Diluted:
Income from Continuing Operations                                          $       .85    $       .78    $       .25
Income from Discontinued Operations,
  net of tax and Minority Interest (Note 21)                                                      .29            .08
Gain (Loss) on Disposal of Discontinued Operations, net of tax (Note 21)          1.42           (.34)
--------------------------------------------------------------------------------------------------------------------
Income before Extraordinary Items                                                 2.27            .73            .33
Extraordinary Loss on Trust Settlements, net of tax                              (2.06)
Extraordinary Loss on Early Extinguishments of Debt, net of tax                   (.01)                         (.23)
--------------------------------------------------------------------------------------------------------------------
Net Income Applicable to Common Stock                                      $       .20    $       .73    $       .10
====================================================================================================================

The accompanying notes are an integral part of these consolidated financial statements.

                                        Schuller Corporation 1996 Annual Report

                                           CONSOLIDATED STATEMENT OF CASH FLOWS
===============================================================================

                                                                                       In thousands of dollars
FOR THE YEARS ENDED DECEMBER 31,                                            1996           1995           1994
--------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES
Net income                                                           $    90,486    $   115,995    $    36,996
Adjustments to reconcile net income to net cash provided by
  operating activities:
    Depreciation and amortization                                         71,175         63,833         59,342
    Deferred taxes                                                       (67,178)        82,123         26,675
    Product guarantee income                                               8,651          9,352          7,857
    Provision for furnace rebuilds                                         8,270          8,349          8,657
    Pension and postretirement benefits expense                           12,251         22,645         22,294
    Nonrecurring charges                                                  49,870
    Net gain on sale of assets                                                          (74,889)       (15,573)
    Interest expense                                                       2,047          1,808         30,812
    Profit sharing expense                                                 6,648         27,661         18,259
    Income from discontinued operations                                                 (36,491)        (9,810)
    (Gain) loss on disposal of discontinued operations                  (216,246)        42,502
    Extraordinary losses                                                 314,296                        20,548
    Other, net                                                            20,534         12,450         10,344
Profit sharing paid                                                      (34,309)       (18,259)       (12,933)
(Increase) decrease in current assets:
  Receivables                                                             11,411          4,798        (24,554)
  Inventories                                                             (2,680)       (19,327)         6,099
  Prepaid expenses                                                        (1,732)         1,237            223
Increase (decrease) in current liabilities:
  Accounts payable                                                        (7,681)           (45)        37,528
  Compensation and employee benefits                                     (13,022)       (12,247)        (2,495)
  Income taxes                                                           (14,186)       (22,556)       (13,110)
  Other accrued liabilities                                              (40,412)         6,737         (1,302)
Decrease in postretirement benefits other than pensions                  (16,347)       (19,742)       (24,895)
Decrease in other noncurrent liabilities                                 (16,450)        (7,697)       (29,773)
Net cash provided by discontinued operations                                             29,339         35,667
--------------------------------------------------------------------------------------------------------------
Net cash provided by operating activities                                165,396        217,576        186,856
--------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of property, plant and equipment                              (103,041)      (111,329)       (73,895)
Acquisitions                                                            (153,113)
Proceeds from sales of assets                                             15,386        112,672         33,286
Proceeds from disposition of Riverwood                                 1,081,341
Purchases of available-for-sale marketable securities                    (31,332)       (68,691)
Purchases of held-to-maturity marketable securities                      (33,458)      (164,406)      (143,749)
Proceeds from sales of available-for-sale marketable securities           55,035         10,000          2,077
Proceeds from maturities of held-to-maturity marketable securities        84,446        135,966        120,221
(Increase) decrease in other assets                                       20,177         (2,561)        17,581
--------------------------------------------------------------------------------------------------------------
Net cash provided by (used in) investing activities                      935,441        (88,349)       (44,479)
--------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM FINANCING ACTIVITIES
Issuance of debt                                                              63          6,622         30,806
Payments on debt                                                         (42,786)        (3,464)       (12,950)
Redemption of preference stock                                          (230,764)
Dividends on preference stock                                            (10,292)       (24,923)       (22,845)
Dividends on common stock                                               (972,988)
Stock warrants exercised                                                  64,794
Purchases of treasury stock                                              (14,242)
Other stock transactions                                                   2,514           (882)           132
--------------------------------------------------------------------------------------------------------------
Net cash used in financing activities                                 (1,203,701)       (22,647)        (4,857)
--------------------------------------------------------------------------------------------------------------
EFFECT OF EXCHANGE RATE CHANGES ON CASH                                   (1,340)           (62)          (320)
--------------------------------------------------------------------------------------------------------------
NET INCREASE (DECREASE) IN CASH AND EQUIVALENTS                         (104,204)       106,518        137,200
CASH AND EQUIVALENTS AT BEGINNING OF YEAR                                310,809        204,291         67,091
--------------------------------------------------------------------------------------------------------------
CASH AND EQUIVALENTS AT END OF YEAR                                  $   206,605    $   310,809    $   204,291
==============================================================================================================

The accompanying notes are an integral part of these consolidated financial statements.

Schuller Corporation 1996 Annual Report

CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY

=============================================================================================================================
                                                                                                      In thousands of dollars
-----------------------------------------------------------------------------------------------------------------------------
                                                                                     Cumulative
                                                                                     Preference
                                                                                         Stock,         Common       Treasury
                                                                                       Series B          Stock          Stock
-----------------------------------------------------------------------------------------------------------------------------
BALANCES AT DECEMBER 31, 1993                                                       $   105,947    $     1,224
Net income for the year
Currency translation
Initial public offering of Stillwater common shares
Stock compensation plan transactions                                                                         4
Reversal of dividends accrued not declared                                               72,691
Preference stock dividends
Purchase of treasury stock                                                                                        $      (407)
-----------------------------------------------------------------------------------------------------------------------------
BALANCES AT DECEMBER 31, 1994                                                           178,638          1,228           (407)
Net income for the year
Currency translation
Exercise of warrants for common stock
Stock compensation plan transactions
Preference stock dividends
Purchase of treasury stock                                                                                             (1,592)
-----------------------------------------------------------------------------------------------------------------------------
BALANCES AT DECEMBER 31, 1995                                                           178,638          1,228         (1,999)
Net income for the year
Currency translation
Exercise of warrants for common stock                                                                       69
Stock compensation plan transactions                                                                         5
Common stock dividends
Preference stock dividends
Redemption of preference stock                                                         (178,638)
Purchase of treasury stock                                                                                            (14,242)
Issuance of common stock in connection
  with the profit sharing exchange                                                                         325
-----------------------------------------------------------------------------------------------------------------------------
BALANCES AT DECEMBER 31, 1996                                                                      $     1,627    $   (16,241)
=============================================================================================================================

The accompanying notes are an integral part of these consolidated financial statements.

Schuller Corporation 1996 Annual Report

CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY

===================================================================================================================================
                                                                                                            In thousands of dollars
-----------------------------------------------------------------------------------------------------------------------------------
                                                                           Unearned       Retained     Cumulative
                                                      Capital in         Restricted       Earnings       Currency            Total
                                                       Excess of              Stock   (Accumulated    Translation    Stockholders'
                                                       Par Value       Compensation       Deficit)     Adjustment           Equity
-----------------------------------------------------------------------------------------------------------------------------------
BALANCES AT DECEMBER 31, 1993                         $  900,562         $  (2,663)     $  (142,467)   $    20,511      $   883,114
Net income for the year                                                                      36,996                          36,996
Currency translation                                                                                         5,908            5,908
Initial public offering of Stillwater common shares        3,144                                                              3,144
Stock compensation plan transactions                       4,842            (3,350)                                           1,496
Reversal of dividends accrued not declared               102,762                                                            175,453
Preference stock dividends                                                                  (24,923)                        (24,923)
Purchase of treasury stock                                                                                                     (407)
------------------------------------------------------------------------------------------------------------------------------------
BALANCES AT DECEMBER 31, 1994                          1,011,310            (6,013)        (130,394)        26,419        1,080,781
Net income for the year                                                                     115,995                         115,995
Currency translation                                                                                         6,265            6,265
Exercise of warrants for common stock                        324                                                                324
Stock compensation plan transactions                       1,871             2,586                                            4,457
Preference stock dividends                                                                  (24,923)                        (24,923)
Purchase of treasury stock                                                                                                   (1,592)
------------------------------------------------------------------------------------------------------------------------------------
BALANCES AT DECEMBER 31, 1995                          1,013,505            (3,427)         (39,322)        32,684        1,181,307
Net income for the year                                                                      90,486                          90,486
Currency translation                                                                                        (6,013)          (6,013)
Exercise of warrants for common stock                     64,725                                                             64,794
Stock compensation plan transactions                      14,989            (5,697)                                           9,297
Common stock dividends                                  (972,988)                            (4,843)                       (977,831)
Preference stock dividends                                                                   (8,215)                         (8,215)
Redemption of preference stock                           (52,126)                                                          (230,764)
Purchase of treasury stock                                                                                                  (14,242)
Issuance of common stock in connection
  with the profit sharing exchange                       471,318                                                            471,643
------------------------------------------------------------------------------------------------------------------------------------
BALANCES AT DECEMBER 31, 1996                         $  539,423         $  (9,124)     $    38,106    $    26,671      $   580,462
====================================================================================================================================

Schuller Corporation 1996 Annual Report

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
===============================================================================

NOTE 1:

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Schuller Corporation ("Schuller" or the "Company") manufactures and markets insulation for buildings and equipment, commercial roofing systems, high efficiency filtration media, and fibers and nonwoven mats used as reinforcements in building and industrial applications. The Company estimates that approximately half of its annual sales are to commercial and industrial construction markets, while approximately one-third are to residential markets, and the remainder are to original equipment manufacturers. The Company's products are sold to contractors, mass merchants, wholesale distributors and fabricators throughout North America, Europe and Asia.

   In March 1996, the Company disposed of its 81.3 percent interest in Riverwood International Corporation ("Riverwood"). Accordingly, the assets and liabilities of Riverwood and related parent company deferred taxes, goodwill and minority interest have been classified as net assets held for sale at December 31, 1995 and Riverwood's results of operations have been shown as discontinued operations through the first quarter of 1996.

   Manville Personal Injury Settlement Trust (the "Trust") owns approximately 80 percent of the Company's common stock.

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

(E) INVENTORIES

Inventories are stated at the lower of cost or market. Cost is determined principally on the last-in, first-out (LIFO) basis for all domestic subsidiaries. The first-in, first-out (FIFO) basis is used to determine the cost of inventories for all foreign subsidiaries.

                                        Schuller Corporation 1996 Annual Report

                                     NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
===============================================================================

(F) PROPERTY, PLANT AND EQUIPMENT

Property, plant and equipment are stated at cost. Depreciation expense is computed using the straight-line method, based upon the estimated useful lives of the assets. Buildings are depreciated principally over 20 to 40 years, and machinery and equipment are depreciated principally over 20 years.

   Maintenance and repairs are charged to current period earnings, while replacements and betterments are capitalized.

(G) GOODWILL

Goodwill associated with acquisitions in excess of fair value of net assets acquired is amortized on a straight-line basis generally over 20 years. Included in other assets is goodwill of $128 million and $2 million at December 31, 1996 and 1995, respectively. The Company evaluates the recoverability of goodwill through its annual strategic planning process.

(H) PROVISION FOR REBUILDING FURNACES

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

   The Company also sells extended roofing product guarantees for periods of 5 to 20 years. These extended guarantees cover the water tightness of roofing systems resulting from defects in materials or deficiencies in workmanship. Revenue on these product guarantees is recognized over the contract period in proportion to costs incurred.

(J) WORKERS' COMPENSATION

The Company accrues a liability for workers' compensation claims at present value, due to the fixed and determinable nature of the claim payments, based upon an evaluation of historical claims data and expected future claims. In addition, the Company records a receivable at present value for the portion of outstanding claims covered by third-party insurers.

(K) INCOME TAXES

Tax credits granted by various countries are accounted for as reductions of income tax expense in the year in which the related expenditures become eligible for investment benefit under applicable tax regulations.

(L) RECLASSIFICATIONS

Certain prior year information has been reclassified to conform with the current year presentation.

Schuller Corporation 1996 Annual Report

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
===============================================================================

NOTE 2:

FINANCIAL INSTRUMENTS

The Company has only limited involvement with derivative financial instruments and does not use them for trading purposes. The Company enters into foreign exchange forward contracts to hedge against currency fluctuations on certain material foreign currency exposures and records a receivable/payable which is classified consistently with the related outstanding foreign currency exposure. At December 31, 1995, the Company had forward contracts maturing through July 1996 to sell deutsche marks in exchange for $10.8 million. The carrying value of these contracts approximated their fair value at December 31, 1995.

   Gains and losses on foreign currency transactions and forward exchange contracts are included in other income (expense), net, for the period in which the exchange rate changes. The discount or premium on forward contracts is accounted for separately from the gain or loss on the contracts and is amortized to other income (expense), net, over the life of the contract.

   The Company had outstanding letters of credit totaling $15.1 million and $10.8 million as of December 31, 1996 and 1995, respectively. All letters of credit are collateralized by cash.

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

   The Company is exposed to credit losses in the event of nonperformance by the counterparties to its financial instruments, but does not anticipate any significant off-balance-sheet credit risk of accounting loss. The Company anticipates that counterparties will be able to fully satisfy their obligations under the contracts.

   At December 31, 1996, the Company held investments in debt securities that were classified as held-to-maturity with an amortized cost basis of $120.6 million, which approximated fair value. The Company's investments in held-to-maturity debt securities at December 31, 1996 were classified on the balance sheet as cash equivalents of $103.3 million, marketable securities of $7.7 million and other assets of $9.6 million, depending upon the nature and maturity of the investments. Of these securities, $105.8 million had contractual maturities within one year; the remainder mature in one to five years. Additionally, at December 31, 1996, the Company had investments in available-for-sale debt securities that were classified on the balance sheet as marketable securities of $35 million and other assets of $5 million. The amortized cost basis of these

                                        Schuller Corporation 1996 Annual Report

                                     NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
===============================================================================

securities approximated fair value. Of these securities, $19.8 million had contractual maturities within one year; the remaining $20.2 million have contractual maturities of one to five years.

   At December 31, 1995, the Company held investments in debt securities that were classified as held-to-maturity with an amortized cost basis of $319.8 million, which approximated fair value. The Company's investments in held-to-maturity debt securities at December 31, 1995, were classified on the balance sheet as cash equivalents of $251.4 million, marketable securities of $59.4 million and other assets of $9 million, depending upon the nature and maturity of the investments. Of these securities, $310.8 million had contractual maturities within one year; the remainder mature in one to five years. Additionally, at December 31, 1995, the Company had investments in available-for-sale debt securities that were classified on the balance sheet as marketable securities of $57.6 million and other assets of $6.1 million. The amortized cost basis of these securities approximated fair value. Of these securities, $63.6 million had contractual maturities of one to five years; the remainder mature in less than one year.

   During 1996, 1995 and 1994, the Company sold securities that had been classified as available-for-sale, resulting in proceeds of $55 million, $10 million and $2.1 million, respectively, which approximated carrying value each year.

NOTE 3:

RECEIVABLES

                                In thousands of dollars
                                     1996          1995
-------------------------------------------------------
Trade                         $   242,530   $   194,484
Less allowances                    30,016        27,110
-------------------------------------------------------
                                  212,514       167,374
Other                              17,151        28,406
-------------------------------------------------------
                              $   229,665   $   195,780
=======================================================

   Included in allowances are doubtful accounts of $7.6 million and $6.5 million at December 31, 1996 and 1995, respectively. The Company generally requires no collateral on receivables. The provision for doubtful accounts charged to costs and expenses related to continuing operations was $1.1 million for 1996, $0.8 million for 1995, and $1.4 million for 1994.

NOTE 4:

INVENTORIES

                                In thousands of dollars
                                     1996          1995
-------------------------------------------------------
Finished goods                $    60,456   $    46,432
Work-in-process                     8,472         7,345
Raw materials                      23,383        15,569
Supplies                            8,730         7,775
-------------------------------------------------------
                              $   101,041   $    77,121
=======================================================

   Inventories in the amounts of $29.5 million and $18.3 million at December 31, 1996 and 1995, respectively, were valued using FIFO. The balance of the inventories was valued using LIFO. The excess of current values over amounts for financial reporting purposes was $51.5 million and $54.4 million at December 31, 1996 and 1995, respectively.

NOTE 5:

SHORT-TERM DEBT AND CREDIT FACILITIES

                                In thousands of dollars
                                        1996       1995
-------------------------------------------------------
Short-term borrowings         $    22,634   $        70
Current portion of
  long-term debt                    9,114         1,972
-------------------------------------------------------
                              $    31,748   $     2,042
=======================================================

Schuller Corporation 1996 Annual Report

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
===============================================================================

   At December 31, 1996, the Company had $84 million available under a receivables sale facility (the "Receivables Facility") for its domestic short-term working capital requirements. Amounts available for borrowing under the Receivables Facility, up to a maximum of $100 million, are based on the daily balance of certain outstanding trade accounts receivable, adjusted for various factors as defined under the terms of the Receivables Facility. The Company's international subsidiaries also had borrowing and working capital facilities totaling $85 million at December 31, 1996. These facilities, of which approximately $84 million was available for borrowing at December 31, 1996, are principally secured by the Company's equity ownership in certain international subsidiaries and joint ventures.


NOTE 6:

COMPENSATION AND EMPLOYEE BENEFITS

                                 In thousands of dollars
                                      1996          1995
--------------------------------------------------------
Vacation, compensation and
 payroll deductions            $    54,709   $    50,353
Self insured medical and
 group life coverage                35,032        36,634
Other                               15,888        17,563
--------------------------------------------------------
                               $   105,629   $   104,550
========================================================

NOTE 7:

LONG-TERM DEBT

                                           In thousands of dollars
                                                1996          1995
------------------------------------------------------------------
UNSECURED
10.875 percent Schuller International
 Senior Notes, payable 2004              $   400,000   $   400,000
Bonds payable to the Trust                    17,502        15,454
9 percent Sinking Fund Debentures                           24,677
COLLATERALIZED
Industrial revenue bonds
 with interest at floating rates,
 from 2 percent to 8.625 percent,
 payable through 2009,
 collateralized by a letter of credit,
 real property and equipment                  15,702         8,639
Notes payable with interest from
 5.98 percent to 9.25 percent,
 payable through 2008                          4,070           209
------------------------------------------------------------------
                                             437,274       448,979
Less current portion                           9,114         1,972
------------------------------------------------------------------
                                         $   428,160   $   447,007
==================================================================

10.875 PERCENT SCHULLER INTERNATIONAL SENIOR NOTES

In the fourth quarter of 1994, Schuller International issued $400 million of
10.875 percent Senior Notes, due 2004. Interest on these notes is payable semiannually. These notes may be redeemed on or after December 15, 1999 at prices ranging from 100 percent to 105 percent of the principal amount, plus accrued interest.

BONDS PAYABLE TO THE TRUST

At December 31, 1996, the bonds payable to the Trust (the "Trust Bonds") of $17.5 million consist of a series of fixed payments totaling $75 million per year in 2013 and 2014, discounted at 13 percent.

                                        Schuller Corporation 1996 Annual Report

                                     NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
===============================================================================

   Long-term debt maturities at December 31, 1996 are as follows:

                               In thousands of dollars
------------------------------------------------------
1997                                         $   9,114
1998                                             5,841
1999                                               230
2000                                               165
2001                                               166
Thereafter                                     530,979
------------------------------------------------------
Total                                          546,495
Less interest accruing to principal           (109,221)
------------------------------------------------------
                                             $ 437,274
======================================================

   The Company's agreements with its lenders contain a number of financial and general covenants. These include, among others, restrictions on borrowings, investments, stock issuances and repurchases, dividends and other distributions by Schuller International Group, Inc. ("Schuller International"), the Company's wholly-owned subsidiary, and restrictions on intercompany transactions, including transfers of cash. As of December 31, 1996 and 1995, the maximum amount available for dividends to be paid to the Company by Schuller International under debt covenants of the Company's Senior Notes was approximately $227 million and $172 million, respectively. Noncompliance with these or other covenants, or the occurrence of any other event of default, could result in the termination of existing credit agreements and the acceleration of debt owed by the Company and its subsidiaries. At December 31, 1996, the Company was in compliance with these covenants.

   At December 31, 1996, the Company's long-term debt totaled $437.3 million and had an estimated fair value of $494.4 million. At December 31, 1995, the Company's long-term debt totaled $449 million and had an estimated fair value of $510 million. Generally, the fair value of the Company's long-term debt is an estimate based on quoted market prices, when available, or the discounted cash flow method.

NOTE 8:

ALLOWANCE FOR FURNACE REBUILDS

The activity in the allowance for furnace rebuilds, included in other noncurrent liabilities, for the years ended December 31, was as follows:

                               In thousands of dollars
                                       1996       1995
------------------------------------------------------
Balance at beginning of year        $22,405   $ 26,356
Provisions for estimated costs        8,270      8,349
Rebuild expenditures                 (8,375)   (12,300)
------------------------------------------------------
                                     22,300     22,405
Less current portion                  1,947     10,763
------------------------------------------------------
                                    $20,353   $ 11,642
======================================================

NOTE 9:

COMMITMENTS AND CONTINGENCIES

Total rental expense related to continuing operations was $11.9 million in 1996, $14.6 million in 1995 and $16.8 million in 1994.

   At December 31, 1996, minimum rental commitments of the Company under long-term, noncancelable operating leases are as follows:

                               In thousands of dollars
------------------------------------------------------
1997                                         $   5,894
1998                                             5,151
1999                                             1,300
2000                                               894
2001                                               755
------------------------------------------------------
                                             $  13,994
======================================================

   Minimum rental commitments of the Company have not been reduced by anticipated sublease income of approximately $3.7 million.

Schuller Corporation 1996 Annual Report

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
===============================================================================

   The Company has various purchase commitments for items used in the ordinary conduct of business. In the aggregate, such commitments do not exceed current market prices or anticipated usage requirements.

CONTINGENT PRODUCT LIABILITY

Between 1988 and 1992, the Company manufactured phenolic roofing insulation which may, under certain circumstances, contribute to the corrosion of metal decks on which it is installed. Subsequently, the Company began a voluntary program to inspect such metal decks and remediate where appropriate. The Company has accrued for costs relating to future inspections, remediation and anticipated claims. These accruals are based on the Company's historical experience regarding the incidence of corrosion and the cost of remediation and include a number of assumptions related to the types of roofs on which phenolic insulation has been installed as well as the assumption that the Company's past remediation experience will continue over the remaining lives of roofs insulated with the Company's phenolic roofing insulation.

   Pursuant to settlement agreements with the Company's liability carriers and former owner of the phenolic roofing insulation business, the Company has been reimbursed for a portion of historical costs incurred and is entitled to receive reimbursement for a substantial portion of future costs to be incurred by the Company for inspection and remediation.

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

ENVIRONMENTAL CONTINGENCIES

At December 31, 1996, the Company had remediation activities in progress at 11 sites, out of a total of 23 such sites for which the Company has identified environmental conditions requiring remediation. In addition, the Company has been identified as a potentially responsible party at 20 non-Company owned or operated sites under the

                                        Schuller Corporation 1996 Annual Report

                                     NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
===============================================================================

federal Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA") or similar state legislation, and as such could be jointly and severally liable for costs of remediating these sites.

   In 1994, the U.S. government and the Company settled certain litigation concerning the Company's disposal activities prior to consummation of its plan of reorganization. The settlement agreement, which was made an order of the court, limits the Company's future liability under both CERCLA and the Resource Conservation and Recovery Act ("RCRA") to 55 percent of its share of site-wide response costs and natural resources damages without regard to joint and several liability for disposals made by the Company prior to consummation of the Company's plan of reorganization. The agreement resolved the Company's liability at certain historical sites and also covers CERCLA and RCRA liability for other disposal sites at which the Environmental Protection Agency ("EPA") has incurred or may incur response costs and which were used by the Company prior to consummation of the plan of reorganization. The agreement provides that the amount the Company will be obligated to pay, in the aggregate, for such sites shall never exceed $850,000 during any given year. The EPA and others from time to time commence cleanup activities at such sites and in the future the EPA and others may assert claims against the Company with respect to such sites. The Company believes that all such activities and claims, if any, will be subject to the agreement.

   At December 31, 1996 and 1995, the Company's balance sheet included undiscounted accruals for environmental remediation costs, including ongoing compliance, maintenance and monitoring costs, of $31.1 million and $30.3 million, respectively. The Company paid $1.8 million each year for environmental cleanup in 1996 and 1995. The Company believes that amounts paid in 1996 and 1995 are representative of the Company's future annual environmental cleanup costs and anticipates expenditures relating to costs currently accrued to be made over the next 15 years.

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

Schuller Corporation 1996 Annual Report

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
===============================================================================

NOTE 10:

STOCKHOLDERS' EQUITY

During April 1996, an additional 32.5 million common shares were issued as part of the profit sharing exchange (see Note 19). In addition, warrants were exercised to purchase 6.9 million shares of common stock during 1996.

   Schuller declared a special cash dividend to all common stockholders on March 27, 1996, of $6.00 per share which represents a substantial portion of the proceeds from the disposition of Riverwood. The dividend, which totaled $968.1 million, was paid April 12, 1996.

   On April 30, 1996, the Company redeemed its preference stock with cash of $230.8 million, plus accrued dividends of $4.1 million. The excess of the redemption price over the carrying value of the preference stock of $52.1 million was charged directly to capital in excess of par value and was deducted from net income to compute earnings and earnings per share applicable to common stockholders. Preference stock dividends paid in 1996, 1995 and 1994 totaled $10.3 million, $24.9 million and $22.8 million, respectively.

The following is a summary of shares outstanding:

                                                                           CUMULATIVE
                                                                           PREFERENCE
                                                                                STOCK,          COMMON
                                                                              SERIES B           STOCK
------------------------------------------------------------------------------------------------------
BALANCE AT DECEMBER 31, 1993                                                 9,230,583     122,335,722
Issuance of common stock in connection with compensation plans                                 627,902
Forfeiture of common stock issued in connection with compensation plans                        (89,000)
Treasury stock acquired                                                                        (46,863)
------------------------------------------------------------------------------------------------------
BALANCE AT DECEMBER 31, 1994                                                 9,230,583     122,827,761
Issuance of common stock in connection with compensation plans                                  89,300
Forfeiture of common stock issued in connection with compensation plans                        (31,500)
Issuance of common stock upon exercise of warrants                                              34,550
Treasury stock acquired                                                                       (134,358)
------------------------------------------------------------------------------------------------------
BALANCE AT DECEMBER 31, 1995                                                 9,230,583     122,785,753
Redemption of Cumulative Preference Stock, Series B                         (9,230,583)
Issuance of common stock in connection with compensation plans                                 325,504
Issuance of common stock upon exercise of warrants                                           6,892,988
Treasury stock acquired                                                                     (1,035,425)
Issuance of common stock in connection with the profit sharing exchange                     32,527,110
------------------------------------------------------------------------------------------------------
BALANCE AT DECEMBER 31, 1996                                                               161,495,930
======================================================================================================

                                        Schuller Corporation 1996 Annual Report

                                     NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
===============================================================================

NOTE 11:

STOCK COMPENSATION PLANS

The Company's stock compensation plans grant eligible employees deferred stock rights, restricted stock and options to purchase shares of the Company's common stock. During 1996, an additional 7.9 million shares of the Company's common stock were registered and reserved for issuance.


RESTRICTED AND DEFERRED STOCK

During 1996, 1.1 million deferred stock rights were issued at a weighted average market value at grant date of $10.48 per share, with vesting through December 31, 2000. Deferred stock rights entitle participants to receipt of shares of common stock upon vesting and dividend equivalents, but no voting rights prior to vesting, and are restricted as to disposition and are subject to forfeiture upon certain circumstances. Also during 1996, 43,000 shares of restricted common stock were granted at a market price of $10.75 per share. Pursuant to provisions of these plans, the vesting of 2.1 million shares of restricted stock previously issued was accelerated during 1996 due to the disposition of Riverwood. In 1995, 4,500 shares of restricted common stock were issued to employees at a market grant price of $9.25 per share. During 1994, approximately 522,000 shares of restricted common stock were issued to employees at a weighted average market value at grant date of $9.14 per share.

STOCK OPTIONS

The Company applies APB Opinion 25 and related interpretations in accounting for its fixed stock options. Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS No. 123") was issued in 1995, and if fully adopted, changes, among other things, the methods for recognition of expense on the Company's plans involving stock options.

   The Company's common stock options were granted at exercise prices equal to, or in excess of, market prices on the grant dates, and therefore no compensation cost was recognized. The majority of the options outstanding at December 31, 1996 will vest by December 31, 1997 and expire ten years from the grant date.

   The weighted average fair values of options granted during 1996 were $3.02 per share for options with exercise prices equal to market prices on grant dates, and $2.71 per share for options with exercise prices exceeding market prices on grant dates.

   A summary of the status of the Company's stock option plans as of December 31, 1996, 1995 and 1994 is presented below:

                                                   1996                            1995                              1994
                                       --------------------------       --------------------------       --------------------------
                                                         Weighted                         Weighted                         Weighted
                                                          Average                          Average                          Average
                                         Shares    Exercise Price          Shares   Exercise Price          Shares   Exercise Price
-----------------------------------------------------------------------------------------------------------------------------------
Outstanding at Beginning of Year         548,900           $ 9.00         318,400           $ 7.54         402,800            $7.52
Granted                                5,260,440           $11.69         325,000           $10.00
Exercised                               (252,800)          $ 7.14         (84,800)          $ 7.18         (84,400)           $7.46
Forfeited                               (321,315)          $ 7.56          (9,700)          $10.38
------------------------------------------------                        ---------                        ---------
Outstanding at End of Year             5,235,225           $11.51         548,900           $ 9.00         318,400            $7.54
================================================                        =========                        =========
Options Exercisable at Year-End        2,075,515                          223,900                          318,400
===================================================================================================================================
Options Available for Future Grant     3,706,244                        1,855,525                        2,143,825
===================================================================================================================================

Schuller Corporation 1996 Annual Report

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
===============================================================================

The following table summarizes information about stock options outstanding at December 31, 1996:

                       Options Outstanding    Weighted Average Remaining      Options Exercisable
Exercise Prices       at December 31, 1996      Contractual Life (Years)     at December 31, 1996
-------------------------------------------------------------------------------------------------
         $ 4.00                    123,400                          8.27                   44,200
         $10.63                  3,067,302                          9.49                1,218,885
         $13.28                  2,044,523                          9.49                  812,430
-------------------------------------------------------------------------------------------------
                                 5,235,225                                              2,075,515
=================================================================================================

   The amount of compensation expense recognized for stock-based compensation was $2.8 million, $1.8 million and $1 million for the years ended December 31, 1996, 1995 and 1994, respectively.

   Recognition of compensation expense under SFAS No. 123 is optional; however, pro forma disclosures as if the Company adopted the expense recognition requirements under SFAS No. 123 in 1996 are required. Had compensation cost been determined based on the fair value at grant dates for stock option awards consistent with SFAS No. 123, the Company's net income and earnings per share for the years ended December 31, 1996 and 1995 would have been reduced to the pro forma amounts indicated below:

                              In thousands of dollars,
                              except per share amounts
                                    1996          1995
------------------------------------------------------
 Net income
 applicable to
 common stock:   As reported     $30,145       $91,072
                 Pro forma       $25,926       $90,919
 Primary and fully
 diluted earnings
 per share:      As reported     $  0.20       $  0.73
                 Pro forma       $  0.17       $  0.73
======================================================

   The pro forma compensation expense based on the fair value of the options is estimated on the grant date using the Black-Scholes option-pricing model with the following weighted-average assumptions used for grants: dividend yield of $0.12 per share; expected volatility of 32 percent; a risk free rate of return of 6.6 percent and an expected life of the options of four years. The effects of applying SFAS No. 123 in this pro forma disclosure are not indicative of future amounts. SFAS No. 123 does not apply to awards prior to 1995, and additional awards in future years are possible.

                                        Schuller Corporation 1996 Annual Report

                                     NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
===============================================================================

NOTE 12:

EARNINGS PER COMMON SHARE

Primary and fully diluted earnings per common share amounts are based on the weighted average number of common and common equivalent shares outstanding during the year. The fully diluted earnings per common share computation further assumes that the common stock equivalents were outstanding at the beginning of the year. The 1996, 1995 and 1994 primary and fully diluted earnings per common share amounts are determined using the following common equivalent shares:

                                       1996                      1995                           1994
---------------------------------------------------------------------------------------------------------------
                                    Primary and                           Fully                           Fully
                                  Fully Diluted         Primary         Diluted         Primary         Diluted
---------------------------------------------------------------------------------------------------------------
Common stock outstanding            152,201,000     122,886,000     122,886,000     122,424,000     122,424,000
Common stock equivalents:
  Warrants, stock options,
    deferred stock rights
    and stock appreciation rights     1,169,000       1,662,000       2,179,000          68,000          87,000
Treasury stock                         (871,000)       (105,000)       (105,000)        (46,000)        (46,000)
---------------------------------------------------------------------------------------------------------------
                                    152,499,000     124,443,000     124,960,000     122,446,000     122,465,000
===============================================================================================================

Earnings per common share amounts are calculated after the deduction for preference stock dividends and the premium on the preference stock redemption.

NOTE 13:

PENSIONS

The Company maintains noncontributory defined benefit pension plans for its U.S. and German employees. Pension expense (income) and projected benefit obligations under each of these plans are determined using assumptions regarding discount rates, rates of increase in future compensation levels and expected long-term rates of return on assets. These assumptions are subject to prevailing economic conditions and, accordingly, the Company believes it is reasonably possible that a change in these assumptions may occur in the near-term.

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

Schuller Corporation 1996 Annual Report

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
===============================================================================

(A) PENSION EXPENSE (INCOME)

The Company's pension expense (income) related to the U.S. defined benefit pension plans, exclusive of amounts related to discontinued operations, for the years ended December 31 consists of the following:

                                         In thousands of dollars
                                  1996         1995         1994
----------------------------------------------------------------
Service cost - benefits
 earned during the year      $   8,506    $   6,866    $   9,311
Interest cost on projected
 benefit obligation             44,480       46,248       42,851
Estimated return on assets
 - actual (gain) loss          (46,778)    (146,437)      27,837
 - deferred gain (loss)         (6,168)     101,651      (78,349)
Net amortization                (3,297)      (4,028)      (2,520)
----------------------------------------------------------------
Total pension expense
 (income)                    $  (3,257)   $   4,300    $    (870)
================================================================

   Assumptions used in determining the pension expense (income) for the years ended December 31 are as follows:

                                  1996         1995         1994
----------------------------------------------------------------
Discount rates                   7.00%        9.00%        7.00%
Rates of increase in future
  compensation levels            5.50%        6.50%        5.50%
Expected long-term rates
  of return on assets            8.00%        8.00%        8.00%
================================================================

(B) FUNDED STATUS

The funded status of the Company's defined benefit plans covering U.S. employees as of December 31 is as follows:

                                    In thousands of dollars
                                          1996         1995
-----------------------------------------------------------
Actuarial present value of:
 Vested benefit obligation           $ 583,115    $ 603,515
===========================================================
 Accumulated benefit obligation      $ 610,947    $ 624,328
===========================================================
 Projected benefit obligation        $ 632,407    $ 655,177
Plan assets at fair value              691,591      684,594
-----------------------------------------------------------
Plan assets in excess of projected
 benefit obligation                     59,184       29,417
Unrecognized net loss                   68,559       89,833
Unrecognized prior service costs        12,204       12,535
Unrecognized transition adjustment     (20,095)     (27,573)
-----------------------------------------------------------
Prepaid pension asset                $ 119,852    $ 104,212
===========================================================

   The projected benefit obligations for the U.S. plans were determined in 1996 and 1995 using discount rates of 7.5 percent and seven percent, respectively, and rates of increase in future compensation levels for salary-related plans of
5.5 percent. The Company utilizes a discount rate based on available high-quality corporate bonds. The vested U.S. benefit obligation is calculated on the benefits the employees are entitled to receive if they were to separate immediately.

   As of December 31, 1996 and 1995, accrued U.S. retirement contributions included in compensation and employee benefits on the balance sheet were $11 million and $12.3 million, respectively.


GERMAN PENSION PLAN
The German subsidiary of the Company provides a defined benefit plan. This plan is noncontributory and is unfunded. The pension or termination benefits are based primarily on years of service and the employee's compensation.

                                        Schuller Corporation 1996 Annual Report

                                     NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
===============================================================================

(A) PENSION EXPENSE

The pension expense, determined using a discount rate of seven percent and a rate of increase in future compensation of five percent for each year, for the years ended December 31 consists of the following:

                                    In thousands of dollars
                                 1996       1995       1994
-----------------------------------------------------------
Service cost - benefits
 earned during the year      $    881   $    909   $    751
Interest cost on projected
 benefit obligation             1,861      1,869      1,580
Net amortization                  105        111        117
-----------------------------------------------------------
Total pension expense        $  2,847   $  2,889   $  2,448
===========================================================

(B) FUNDED STATUS

The status of the Company's unfunded German plan as of December 31 is as follows:

                                  In thousands of dollars
                                         1996        1995
---------------------------------------------------------
Actuarial present value of:
 Vested benefit obligation           $ 24,691    $ 24,910
=========================================================
 Accumulated benefit obligation      $ 25,861    $ 26,272
=========================================================
 Projected benefit obligation        $ 28,204    $ 28,676
Unrecognized net gain                   2,972       3,052
Unrecognized transition adjustment       (863)     (1,057)
---------------------------------------------------------
Pension liability                    $ 30,313    $ 30,671
=========================================================

   Projected benefit obligations were determined using a discount rate of seven percent for both 1996 and 1995. The rate of increase in future compensation levels for salary-related plans was five percent for both 1996 and 1995. The vested benefit obligation is calculated on the benefits the employees are entitled to receive if the employees were to separate immediately.

VOLUNTARY SAVINGS PLANS

The Company provides voluntary savings plans in which eligible U.S. employees of the Company may participate. Employees may make contributions of up to 16 percent of their compensation. The Company matches up to six percent of certain contributions at rates ranging from 15 percent to 100 percent, depending on the Company's performance. Company contributions to the savings plans were $7.5 million in 1996, $7.6 million in 1995 and $6.8 million in 1994.

NOTE 14:

OTHER POSTRETIREMENT BENEFITS

Medical and life insurance coverage is provided to eligible U.S. and Canadian retirees of the Company and their dependents under defined benefit plans. The postretirement benefit expense for the years ended December 31 consists of the following:

                                    In thousands of dollars
                               1996        1995        1994
-----------------------------------------------------------
Service cost - benefits
 earned during the year    $  1,373    $  1,560    $  3,349
Interest cost on accumu-
 lated postretirement
 benefit obligation          12,955      15,434      17,797
Net amortization             (1,604)     (2,478)         34
-----------------------------------------------------------
Total postretirement
 benefit expense           $ 12,724    $ 14,516    $ 21,180
===========================================================

   The postretirement benefit expense was calculated using a discount rate of seven percent in 1996, nine percent in 1995 and seven percent in 1994.

Schuller Corporation 1996 Annual Report

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
================================================================================

   The Company's unfunded postretirement benefit obligation reconciled with the amounts shown in the Company's consolidated balance sheet as of December 31 is as follows:

                                 In thousands of dollars
                                       1996         1995
--------------------------------------------------------
Actuarial present value of the
 accumulated postretirement
 benefit obligation:
    Retirees                     $  151,206   $  160,807
    Fully eligible plan
     participants                     8,563        8,015
    Other active plan
     participants                    25,212       35,199
--------------------------------------------------------
                                    184,981      204,021
Unrecognized net gain                 8,912        4,480
Unrecognized prior
  service costs                      26,376       17,858
--------------------------------------------------------
Postretirement
  benefit obligation             $  220,269   $  226,359
========================================================

   The current portions of $19.5 million and $21.9 million of the postretirement benefit obligation were recorded in compensation and employee benefits as of December 31, 1996 and 1995, respectively. The accumulated postretirement benefit obligations were determined in 1996 and 1995 using discount rates of 7.5 percent and seven percent, respectively. The Company utilizes a discount rate based on available high-quality corporate bonds. For measurement purposes, a six percent annual rate of increase in the per capita cost of covered medical benefits was assumed for 1997; the rate was assumed to decrease gradually to 5.5 percent in 2002 and remain at that level thereafter.

   The Company's assumptions regarding the discount rate and annual rate of increase in the per capita cost of covered medical benefits are subject to prevailing economic conditions. Accordingly, the Company believes it is reasonably possible that a change in these assumptions may occur in the near term. To illustrate, increasing the assumed health care cost trend rates by one percentage point in each year would increase the accumulated benefit obligation as of December 31, 1996, by $7.8 million, and the aggregate of the service and interest cost components of the periodic cost for the year then ended by $0.8 million.

NOTE 15:

WORKERS' COMPENSATION

The workers' compensation liability and related receivable at gross and present value at December 31 are:

                                   In thousands of dollars
                                         1996         1995
----------------------------------------------------------
Workers' Compensation Liability:
 Gross                             $  123,569   $  130,724
 Present Value                         69,002       69,484
Insurance Receivable:
 Gross                             $    7,765   $    7,245
 Present Value                          4,818        4,460
==========================================================

   The liability and receivable were measured using risk-free discount rates of
6.4 percent and 6.2 percent at December 31, 1996 and 1995, respectively, which reflect rates of return on available U.S. Treasury securities with maturities similar to the timing of expected claim payments. Although the Company is exposed to credit losses in the event of nonperformance by its insurers, the Company anticipates claims for insurance coverage will be fully satisfied.

                                        Schuller Corporation 1996 Annual Report

                                     NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
===============================================================================

   Discount rates of 6.2 percent, 8.2 percent and seven percent were used to measure expense for the years ended December 31, 1996, 1995 and 1994, respectively.

   The Company expects to pay the following amounts for its workers' compensation obligations:

                                In thousands of dollars
-------------------------------------------------------
 1997                                           $ 8,300
 1998                                             7,700
 1999                                             7,400
 2000                                             7,000
 2001                                             6,600
 Thereafter                                      86,569
-------------------------------------------------------
                                               $123,569
=======================================================

NOTE 16:

NONRECURRING CHARGES

In 1996, the Company recorded the following pretax nonrecurring charges totaling $49.2 million.

   During the fourth quarter of 1996, the Company completed an evaluation of a manufacturing facility with both current and former operations and determined that its best course of action is closure of the facility. Consequently, the Company recorded nonrecurring charges of $41.7 million for the shutdown of current operations, demolition of facilities and site restoration, of which $30 million and $11.7 million related to corporate and eliminations and the Building Products segment, respectively. Of these charges, $7.5 million are noncash asset write-downs, and $3 million are classified as other current liabilities. Upon completion of these actions, the Company intends to relinquish the remaining properties and does not expect to incur significant future monitoring and maintenance costs. The Company expects to fund the charges requiring cash outlays from existing cash balances and cash generated from operations. Pending federal and state regulatory agency approval, the demolition phase of the project is expected to begin in 1997 and be substantially completed during 1998, with the majority of the liabilities settled over the next two years. The nonrecurring charges are based on estimates and, therefore, are subject to risks and uncertainties related to the Company's ability to secure agreements with third parties, relinquish the properties and obtain regulatory approvals to execute the actions described above. As a result, the Company believes it is reasonably possible that these estimates may be revised in the near-term. However, the impacts of such revisions, if any, are not expected to be material.

   The Company also recorded nonrecurring charges in the Engineered Products segment of $7.5 million consisting of asset write-downs to estimated fair values in the automotive molded parts business, which is expected to be disposed of in 1997, partially offset by a gain on the sale of other manufacturing assets.

Schuller Corporation 1996 Annual Report

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
===============================================================================

NOTE 17:

OTHER INCOME (EXPENSE), NET

                                             In thousands of dollars
                                        1996        1995        1994
--------------------------------------------------------------------
Postretirement benefits
 other than pensions                $ (5,219)   $ (5,468)   $ (7,547)
Amortization of
 intangible assets                    (4,457)       (677)       (698)
Interest accretion on
 workers' compensation
 liabilities                          (3,567)     (3,910)     (4,400)
Phenolic legal expenses                 (600)     (2,921)     (8,898)
Settlement of pension plans            7,216
Write-off/disposition
 of nonproductive assets                          (6,723)     (3,558)
Other                                  6,282       2,694       4,068
--------------------------------------------------------------------
                                    $   (345)   $(17,005)   $(21,033)
====================================================================

   Postretirement benefit expenses are benefits other than pensions attributable to retirees of the Company's former business operations. Interest accretion on workers' compensation liabilities primarily relates to previous asbestos operations.

   During 1996, the Company recognized a gain of $7.2 million related to the receipt of surplus pension assets in connection with the settlement of defined benefit pension plans in which the Company's Canadian employees previously participated.

NOTE 18:

GAIN ON SALE OF EQUITY INVESTMENT

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

NOTE 19:

PROFIT SHARING OBLIGATION

During 1996, the Company exchanged approximately 32.5 million shares of the common stock of the Company for the Trust's profit sharing right to 20 percent of the Company's net earnings (as adjusted). As a result, the Company recorded an extraordinary loss of $314.3 million, net of taxes of $169.2 million. The extraordinary loss was based on the New York Stock Exchange closing price of the Company's common stock on April 4, 1996 of $14.50 per share, plus related expenses of the transaction and other trust related settlements.

   The Company's profit sharing payment for 1996 was $6.6 million. This represents 20 percent of net earnings (as adjusted) through April 5, 1996 and is the final profit sharing payment. The 1995 profit sharing expense of $27.7 million was also paid in 1996.

                                        Schuller Corporation 1996 Annual Report

                                     NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
===============================================================================

NOTE 20:

INCOME TAXES

Income taxes payable consists of the following:

                                  In thousands of dollars
                                           1996      1995
---------------------------------------------------------
U.S. federal and foreign income taxes   $20,857   $12,994
Deferred income taxes                    14,316    15,136
State and local taxes                       664       638
---------------------------------------------------------
                                        $35,837   $28,768
=========================================================

   The approximate tax effect of the temporary differences and carryforwards giving rise to the net deferred tax asset is as follows:

                                  In thousands of dollars
                                        1996         1995
---------------------------------------------------------
U.S. DEFERRED TAX ASSETS:
 Trust deductions                  $ 215,994    $ 318,691
 Employee benefit accruals           108,613      110,851
 Reserves                             62,027       44,293
 Credit for prior year minimum
   tax carryforward                   22,596       18,637
 General business credit
   carryforward                       18,188       18,241
 Provision for furnace rebuilds        7,805        7,842
 Deferred state and local taxes        7,488        6,146
 Net operating loss carryforward                  120,854
 Foreign tax credit carryforward                   12,272
 Other                                18,791       14,509
---------------------------------------------------------
                                     461,502      672,336
---------------------------------------------------------
FOREIGN DEFERRED TAX ASSETS              842          444
---------------------------------------------------------
Total Deferred Tax Assets            462,344      672,780
---------------------------------------------------------
U.S. DEFERRED TAX LIABILITIES:
 Property, plant and equipment        97,764       97,628
 Prepaid pension asset                45,555       40,791
 Other                                 6,675        5,905
---------------------------------------------------------
Total Deferred Tax Liabilities       149,994      144,324
---------------------------------------------------------
Net Deferred Tax Asset, before
 valuation allowances                312,350      528,456
Valuation Allowances                 (70,188)     (82,512)
---------------------------------------------------------
Net Deferred Tax Asset             $ 242,162    $ 445,944
=========================================================

   The Trust deductions deferred tax asset primarily represents stock and Trust Bonds issued to the Trust that are not yet deductible for income tax purposes. The charge related to the Trust Bonds becomes deductible as principal and interest payments are made to the Trust, or when the Trust Bonds are sold by the Trust, and funds are distributed to claimants or deposited in a specific settlement fund. The Trust deductions deferred tax asset includes $206.7 million (exclusive of any related valuation allowance) generated from the issuance of stock to the Trust. The Company will receive a tax deduction when the Trust sells some or all of its shares of common stock and distributes the proceeds to its beneficiaries or transfers the proceeds to a specific settlement fund. If the Trust were to sell the stock at a price greater than the Company's carrying value, the Company may receive a tax benefit in excess of the deferred tax asset reflected for financial reporting purposes. Likewise, if the Trust were to sell the stock at a price lower than the carrying value, the Company would receive a tax benefit less than the deferred tax asset reflected for financial reporting purposes. To illustrate, using the December 31, 1996 closing market price of $10.625 per share, and assuming full realization, the deferred tax asset related to the Company's stock held by the Trust would total approximately $470 million, which exceeds the carrying value by over $300 million.

   In addition, the Company will receive a tax deduction for the amount of any dividends paid on shares of the Company's common stock held by the Trust. The Trust transferred approximately $1.1 billion and $165 million in 1996 and 1995, respectively, to the specific settlement fund within the Trust or to claimants generating corresponding current tax deductions for the Company. In addition, the monies transferred and use of operating loss carryforwards were adequate to eliminate substantially all alternative minimum tax liability in those years.

Schuller Corporation 1996 Annual Report

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
===============================================================================

   The Company estimates, that as of December 31, 1996, $70.2 million of the deferred tax asset may not be realized. This amount primarily relates to general business credits and future deductible amounts that may expire unused. Accordingly, a valuation allowance has been provided for these amounts. The $12.3 million and $13.9 million decrease in the valuation allowance in 1996 and 1995, respectively, primarily relate to the expiration of foreign tax credit carryforwards and general business credit carryforwards which were fully reserved in prior years. In accordance with Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes," the Company's valuation allowance on all deferred tax assets is subject to change as forecasts of future years' earnings and the estimated timing of the utilization of the Company's tax benefits and credit carryforwards are revised (including the timing and amounts received by the Trust for its investment in Company stock).

   The approximate tax effect of the temporary differences giving rise to the net deferred tax liability is as follows:

                              In thousands of dollars
                                       1996      1995
-----------------------------------------------------
FOREIGN DEFERRED TAX ASSETS         $ 2,244   $ 2,526
-----------------------------------------------------
FOREIGN DEFERRED TAX LIABILITIES:
 Property, plant and equipment       43,486    44,637
 Undistributed earnings of
   foreign subsidiaries              14,316    15,136
 Pensions                                       5,251
-----------------------------------------------------
Total Deferred Tax Liabilities       57,802    65,024
-----------------------------------------------------
Net Deferred Tax Liability          $55,558   $62,498
=====================================================

   The U.S. and foreign components of income from continuing operations before income taxes consist of the following:

                                 In thousands of dollars
                              1996       1995       1994
--------------------------------------------------------
U.S.                      $103,491   $182,056   $ 57,723
Foreign                     47,943     42,367     39,245
--------------------------------------------------------
                          $151,434   $224,423   $ 96,968
========================================================



   The provision for income tax expense (benefit) on continuing operations consists of the following:

                                 In thousands of dollars
                              1996       1995       1994
--------------------------------------------------------
CURRENT:
 U.S. federal                        $  2,049
 U.S. state and local     $  3,595      1,642   $  1,924
 Foreign                    24,492     16,603     12,763
--------------------------------------------------------
                            28,087     20,294     14,687
--------------------------------------------------------
DEFERRED:
 U.S.                      (61,203)    72,526     23,321
 Foreign                    (5,975)     9,597      3,354
--------------------------------------------------------
                           (67,178)    82,123     26,675
--------------------------------------------------------
                          $(39,091)  $102,417    $41,362
========================================================

                                        Schuller Corporation 1996 Annual Report

                                     NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
===============================================================================

   The reported amount of income tax expense on consolidated pretax income from continuing operations differs from the amount of income tax expense that would result from applying domestic federal statutory tax rates to consolidated pretax income from continuing operations for the following reasons:

                                                                     In thousands of dollars
                                                              1996         1995         1994
--------------------------------------------------------------------------------------------
U.S. federal statutory expense                           $  53,002    $  78,543    $  33,938
Increase (decrease) resulting from:
  Foreign income taxed at higher rates                      11,246       17,978        5,310
  Adjustment of estimated income tax (benefit) expense
    for prior years                                                       3,312       (1,440)
  U.S. state and local taxes, net of federal benefit         1,293        1,466        4,760
  Change in income tax rates                                                           1,789
  Deduction for dividends to the Trust                    (107,213)
  Other, net                                                 2,581        1,118       (2,995)
--------------------------------------------------------------------------------------------
                                                         $ (39,091)   $ 102,417    $  41,362
============================================================================================

   As of December 31, 1996, the Company had $18.2 million of general business credit carryforwards and $22.6 million of U.S. federal credit for prior year minimum tax carryforwards. The general business credits expire at various dates beginning in 1997. There is no expiration date on the prior year minimum tax credit; however, it can only be applied against regular tax.

   Undistributed earnings intended to be reinvested indefinitely by the foreign subsidiaries totaled $149.6 million at December 31, 1996. The determination of the deferred tax liability related to these undistributed earnings is not practicable. Accordingly, no U.S. deferred income tax has been recorded.

Schuller Corporation 1996 Annual Report

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
===============================================================================

NOTE 21:

DISCONTINUED OPERATIONS

The Company disposed of its 81.3 percent interest in Riverwood on March 27, 1996. As a result, the Company received gross cash proceeds of $1.08 billion and recorded a gain of $177.2 million, net of estimated tax expense of $177.8 million, during the first quarter of 1996. In the fourth quarter of 1996, an additional gain of $39.1 million was recognized, adjusting the estimated taxes previously recorded from $177.8 million to $138.7 million. The Company adjusted the estimated taxes on the gain in the fourth quarter of 1996 due to the Company's determination that it would be able to utilize foreign tax credits applicable to the gain and other adjustments to the estimated taxes of the transaction. Accordingly, the Company recognized a gain of $216.2 million, net of tax, for the full year of 1996. The overall gain may be further adjusted when the Company's 1996 U.S. income tax returns are completed in 1997 and indemnities, if any, (discussed below) are known. Included in this gain is the Company's portion of Riverwood's net loss for the first quarter of 1996 totaling $0.3 million.

The assets and liabilities related to Riverwood have been classified as net assets held for sale at December 31, 1995 and Riverwood's results of operations have been shown as discontinued operations through the disposition in the first quarter of 1996. The components of Riverwood's net assets held for sale at December 31, 1995 are as follows:

                                  In thousands of dollars
---------------------------------------------------------
Current Assets                                 $  460,552
Property, Plant and Equipment, net              1,466,090
Other Noncurrent Assets                           278,195
---------------------------------------------------------
Total Assets                                    2,204,837
---------------------------------------------------------
Current Liabilities                               294,552
Long-Term Debt, less current portion            1,053,794
Other Noncurrent Liabilities                      385,960
---------------------------------------------------------
Total Liabilities                               1,734,306
---------------------------------------------------------
Minority Interest                                 105,263
Cumulative Currency Translation Adjustment         10,333
---------------------------------------------------------
Net Assets Held for Sale                       $  375,601
=========================================================



   Summarized information on the discontinued operations of Riverwood is as follows:

                                      In thousands of dollars
                                          1995           1994
-------------------------------------------------------------
Net Sales                          $ 1,342,304    $ 1,282,788
=============================================================
Income Before Income Taxes         $    25,485    $    64,437
Income Tax Expense                      11,214         54,188
-------------------------------------------------------------
Income Before Equity in Earnings
 of Affiliate, Minority Interest
 and Extraordinary Item                 14,271         10,249
Equity in Earnings of Affiliate,
 net of taxes                           30,609
Minority Interest in Riverwood          (8,389)          (439)
-------------------------------------------------------------
Income from Discounted
 Operations, net of tax
 and Minority Interest                  36,491          9,810
Extraordinary Loss on Early
 Extinguishment of Debt,
 net of tax                                            (7,872)
-------------------------------------------------------------
Net Income from Discontinued
 Operations                        $    36,491    $     1,938
=============================================================

                                        Schuller Corporation 1996 Annual Report

                                     NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
===============================================================================

   In the fourth quarter of 1995, the Company recorded an estimated loss on the disposal of discontinued operations of $42.5 million. This loss primarily relates to deferred taxes on the Company's investment in Riverwood that had not been recognized previously. The Company recorded these taxes when it became apparent the taxes would be incurred due to the planned disposition of Riverwood. Included in this loss is the Company's portion of Riverwood's net income for November and December 1995 totaling $0.5 million.

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

   In addition, the Louisiana Department of Environmental Quality notified Riverwood in December 1995 that it may be liable for the remediation of the release or threat of release of hazardous substances at two sites that Riverwood or its predecessor previously operated in Shreveport, Louisiana and Caddo Parish, Louisiana. Schuller has consented to be responsible, subject to the provisions of the preceding paragraph, for losses incurred in connection with these matters to the extent such losses exceed $1 million.

   The Company's obligation to indemnify is limited to claims made on or prior to May 31, 1997. To date, the Company has not received any such claims for indemnification.

   In addition, the Company may be responsible for certain Riverwood U.S. federal, state and local income tax liabilities to the extent, if any, they are attributable to audit adjustments for tax periods ending prior to the disposition of Riverwood.

NOTE 22:

EARLY EXTINGUISHMENTS OF DEBT

During the second quarter of 1996, the Company redeemed its 9 percent Sinking Fund Debentures, due through 2003, with cash of $27.7 million, plus accrued interest of $1.6 million, resulting in an extraordinary loss on early extinguishment of debt of $2 million, net of taxes of $1.1 million.

   In the third and fourth quarters of 1994, the Company completed two debt refinancings that resulted in an aggregate extraordinary loss on early extinguishments of debt of $28.4 million, net of taxes of $13 million.

   Riverwood completed a refinancing program in the third quarter of 1994 and used the proceeds of the new borrowings to prepay approximately $179 million principal of notes payable. The extraordinary charge for this early retirement of debt was $7.9 million, net of taxes of $5 million.

Schuller Corporation 1996 Annual Report

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
===============================================================================

   In September 1994, the Company prepaid $343 million of the Trust Bonds, including accrued interest, to the Trust, with the exchange of an aggregate principal amount of $379 million of 10.375 percent Senior Notes due 2004 of the Company's wholly owned subsidiary, Schuller International. The transaction resulted in an extraordinary loss on the early extinguishment of debt of $26.8 million, net of taxes of $11.4 million. In the fourth quarter of 1994 the extraordinary loss on the Trust Bonds was reduced by $6.3 million, net of taxes of $3.4 million. This reduction was due to an adjustment in the interest rate on the Senior Notes to 10.875 percent finalized in the fourth quarter in accordance with the prepayment agreement. This resulted in a total extraordinary loss in 1994 on the Trust Bonds prepayment of $20.5 million, net of taxes of $8 million.

NOTE 23:

SUPPLEMENTAL CASH FLOW INFORMATION

In connection with the consolidated statement of cash flows, cash paid for interest related to continuing operations during 1996, 1995 and 1994 was $46.4 million, $47.8 million and $6.9 million, respectively. Cash paid for income taxes related to continuing operations during 1996, 1995 and 1994 was $27.8 million, $18.9 million and $12.8 million, respectively.

   As discussed in Note 22, the Company made a prepayment on the Trust Bonds in 1994 that included the exchange of $379 million of Schuller International Senior Notes held by the Company in satisfaction of a portion of the Trust Bonds.

NOTE 24:

ACQUISITIONS

In the third quarter of 1996, the Company acquired NRG Barriers, Inc., a U.S. manufacturer of commercial roofing insulation, and the assets of Dibiten USA and Dibiten Mexico, manufacturers of commercial roofing products, in separate transactions. Nord Bitumi SpA, Nord de Mexico S.A. de C.V. and Nord Bitumi U.S., Inc., manufacturers of commercial roofing products, were acquired in the first quarter of 1996. Also during the first quarter of 1996, the Company acquired Web Dynamics Corporation, a manufacturer of polymer filtration products. The acquisitions were accounted for under the purchase method, and accordingly, the purchase prices were allocated on the basis of the estimated fair value of assets acquired and liabilities assumed. In addition, a joint venture, in which the Company has a 60 percent interest, to operate and expand an existing fiber glass mat facility in China, became effective January 1, 1996, and is accounted for under the equity method. The combined cash purchase price for the 1996 acquisitions and the Company's contribution to the joint venture totaled $153.1 million. In connection with these acquisitions, the Company assumed $52 million of debt, $34 million of which was outstanding at December 31, 1996. The operating results of the acquired businesses have been included in the consolidated statement of income from the dates of acquisition.

   During January 1997, the Company acquired the assets of Ergon Nonwovens, Inc., a U.S. manufacturer of synthetic meltblown nonwoven products. This acquisition is associated with businesses of the Engineered Products segment and will be accounted for under the purchase method.

   During February 1997, the Company announced it had signed an agreement to acquire the Mitex group of companies, subject to certain conditions, including regulatory

                                        Schuller Corporation 1996 Annual Report

                                     NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
===============================================================================

approvals. The acquisition is expected to complement existing businesses of the Engineered Products segment. Mitex is a leading manufacturer of fiber glass wall covering fabrics used primarily in commercial and industrial buildings and has manufacturing facilities in Sweden and the United Kingdom.

NOTE 25:

BUSINESS SEGMENTS AND GEOGRAPHIC AREA INFORMATION

The Company reports separately the results of the Building Products and Engineered Products segments. The Building Products segment consists of the Company's building insulation business, which manufactures fiber glass wool insulation for walls, attics and floors in residential and commercial buildings and polyisocyanurate foam sheathing for residential structures; commercial and industrial roofing systems business, which supplies roofing membranes, insulations, accessories and related guarantees; and mechanical insulations business, which manufactures pipe and duct insulation for use in commercial buildings, factories, refineries and other industrial applications.

   The Engineered Products segment consists of the Company's mats and fibers business, which manufactures continuous filament fiber glass-based products used for reinforcing roofing, flooring, wall covering and plastic products. The mats and fibers business includes the Company's German subsidiary, Schuller GmbH. The Engineered Products segment also includes the Company's specialty insulations and filtration business, which manufactures thermal and acoustic insulation for aircraft, marine vessels, automobiles and heating, ventilating and air conditioning ("HVAC") and other equipment; filtration media for commercial and industrial buildings; ultra-fine fibers for clean room air filters and battery separators; liquid filtration cartridges and media for use in commercial and industrial applications; and synthetic meltblown products used in various other applications.

                                                               In thousands of dollars
DECEMBER 31,                                        1996           1995           1994
--------------------------------------------------------------------------------------
ASSETS
Building Products                            $   789,778    $   556,172    $   514,873
Engineered Products                              604,806        573,739        532,159
Corporate (Note E)                               605,461      1,397,051      1,320,666
Eliminations and Adjustments (Note B)            (53,319)       (52,903)       (50,200)
--------------------------------------------------------------------------------------
Total                                        $ 1,946,726    $ 2,474,059    $ 2,317,498
--------------------------------------------------------------------------------------
YEARS ENDED DECEMBER 31,
--------------------------------------------------------------------------------------
DEPRECIATION AND AMORTIZATION
Building Products                            $    36,806    $    28,765    $    24,751
Engineered Products                               31,679         31,507         28,642
Corporate                                          2,690          3,561          5,949
--------------------------------------------------------------------------------------
Total                                        $    71,175    $    63,833    $    59,342
--------------------------------------------------------------------------------------
ADDITIONS TO PROPERTY, PLANT AND EQUIPMENT
Building Products                            $    76,985    $    48,428    $    53,621
Engineered Products                               75,658         60,787         26,991
Corporate                                            357          2,114          2,221
--------------------------------------------------------------------------------------
Total                                        $   153,000    $   111,329    $    82,833
======================================================================================

See notes on page 67.

Schuller Corporation 1996 Annual Report

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
================================================================================

                                                         In thousands of dollars
Years Ended December 31,                      1996           1995           1994
--------------------------------------------------------------------------------
BUILDING PRODUCTS
Net Sales (Note A)                     $   960,497    $   805,615    $   743,967
Costs and Expenses                         810,782        669,732        625,977
Nonrecurring Charges                        11,674
Other Income (Expense), net (Note D)        (2,604)        (2,858)        (8,057)
--------------------------------------------------------------------------------
Income from Operations                 $   135,437    $   133,025    $   109,933
--------------------------------------------------------------------------------
ENGINEERED PRODUCTS
Net Sales (Note A)                     $   623,231    $   612,526    $   558,244
Costs and Expenses                         504,085        498,729        481,868
Nonrecurring Charges                         7,502
Other Income (Expense), net (Note D)         1,483         (5,578)           127
--------------------------------------------------------------------------------
Income from Operations                 $   113,127    $   108,219    $    76,503
--------------------------------------------------------------------------------
CORPORATE AND ELIMINATIONS
Net Sales (Note A)                     $   (31,299)   $   (26,619)   $   (24,393)
Costs and Expenses                             634          4,773          6,641
Nonrecurring Charges                        29,980
Other Income (Expense), net (Note D)           776         (8,569)       (13,103)
--------------------------------------------------------------------------------
Income from Operations                 $   (61,137)   $   (39,961)   $   (44,137)
--------------------------------------------------------------------------------
CONSOLIDATED TOTAL COMPANY
Net Sales (Note A)                     $ 1,552,429    $ 1,391,522    $ 1,277,818
Costs and Expenses                       1,315,501      1,173,234      1,114,486
Nonrecurring Charges                        49,156
Other Income (Expense), net                   (345)       (17,005)       (21,033)
--------------------------------------------------------------------------------
Income from Operations                 $   187,427    $   201,283    $   142,299
================================================================================

See notes on page 67.

                                         Schuller Corporation 1996 Annual Report

                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
================================================================================

                                                          In thousands of dollars
Years Ended December 31,                       1996           1995           1994
---------------------------------------------------------------------------------
UNITED STATES
Net Sales (Note A)                      $ 1,341,216    $ 1,200,371    $ 1,109,682
Costs and Expenses                        1,109,647        993,192        945,844
Nonrecurring Charges                         19,176
Other Income (Expense), net                   9,863         (6,129)        (5,984)
---------------------------------------------------------------------------------
Income from Operations                  $   222,256    $   201,050    $   157,854
---------------------------------------------------------------------------------
FOREIGN
Net Sales (Note A)                      $   224,232    $   199,356    $   170,681
Costs and Expenses                          188,770        158,444        138,530
Other Income (Expense), net                   1,737           (363)           (32)
---------------------------------------------------------------------------------
Income from Operations                  $    37,199    $    40,549    $    32,119
---------------------------------------------------------------------------------
CORPORATE AND ELIMINATIONS
Net Sales (Note A)                      $   (13,019)   $    (8,205)   $    (2,545)
Costs and Expenses                           17,084         21,598         30,112
Nonrecurring Charges                         29,980
Other Income (Expense), net (Note C)        (11,945)       (10,513)       (15,017)
---------------------------------------------------------------------------------
Income from Operations                  $   (72,028)   $   (40,316)   $   (47,674)
---------------------------------------------------------------------------------
CONSOLIDATED TOTAL COMPANY
Net Sales (Note A)                      $ 1,552,429    $ 1,391,522    $ 1,277,818
Costs and Expenses                        1,315,501      1,173,234      1,114,486
Nonrecurring Charges                         49,156
Other Income (Expense), net                    (345)       (17,005)       (21,033)
---------------------------------------------------------------------------------
Income from Operations                  $   187,427    $   201,283    $   142,299
---------------------------------------------------------------------------------
DECEMBER 31,
---------------------------------------------------------------------------------
ASSETS
United States                           $ 1,207,303    $   936,453    $   890,433
Foreign                                     187,281        193,458        156,789
Corporate (Note E)                          605,461      1,397,051      1,320,666
Eliminations and Adjustments (Note B)       (53,319)       (52,903)       (50,390)
---------------------------------------------------------------------------------
Total                                   $ 1,946,726    $ 2,474,059    $ 2,317,498
=================================================================================

NOTES TO BUSINESS SEGMENTS AND GEOGRAPHIC AREA INFORMATION:

   (A) Net sales included in corporate and eliminations relate principally to the elimination of intersegment and intergeographic sales (at prices approximating market). Intersegment sales principally relate to sales from the Engineered Products segment to the Building Products segment.

   (B) Includes the elimination of intersegment and intergeographic inventory profits and the adjustment of business segment and geographic inventories, which are carried at standard costs, to the historical inventory bases used in consolidation.

   (C) Includes the elimination of intergeographic dividends between the Company's foreign and U.S. segments.

   (D) Other income (expense), net, as reported in each of the business segments, represents specific operating income and expense items recognized by the individual business units. Other income (expense), net, included in corporate and eliminations consists of amounts primarily attributable to previous business operations.

   (E) Corporate assets are principally cash and equivalents and marketable securities, prepaid income taxes, certain investments (including the Company's equity investment in Stillwater), the net assets held for sale related to Riverwood, certain long-term receivables, deferred tax assets, a portion of prepaid pension assets and a portion of property, plant and equipment.

Schuller Corporation 1996 Annual Report

MANAGEMENT'S REPORT
===============================================================================

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

   The Company maintains internal accounting control systems to provide reliable financial information for the preparation of financial statements, to safeguard assets against loss or unauthorized use and to ensure proper authorization and accounting for all transactions. Management is responsible for maintenance of these systems, which is accomplished through communication of established written codes of conduct, systems, policies and procedures; employee training; and appropriate delegation of authority and segregation of responsibilities. To further ensure compliance with established standards and procedures, the Company maintains a substantial program of internal audits. Oversight of management's financial reporting and internal accounting control responsibilities is exercised by the Board of Directors, through an Audit Committee that consists solely of outside directors.


/s/ C.L. HENRY                            /s/ K.L. JENSEN

C.L. Henry                                K.L. Jensen
Chairman, President, and                  Senior Vice President and
Chief Executive Officer                   Chief Financial Officer

                                        Schuller Corporation 1996 Annual Report

                                              REPORT OF INDEPENDENT ACCOUNTANTS
===============================================================================

To the Stockholders and Directors of Schuller Corporation:

We have audited the accompanying consolidated balance sheet of Schuller Corporation as of December 31, 1996 and 1995 and the related consolidated statements of income, cash flows and stockholders' equity for each of the three years in the period ended December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

   In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Schuller Corporation as of December 31, 1996 and 1995, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 1996 in conformity with generally accepted accounting principles.



/s/ COOPERS & LYBRAND L.L.P.


Denver, Colorado
February 4, 1997, except for Note 24,
   as to which the date is February 13, 1997

Schuller Corporation 1996 Annual Report

SELECTED QUARTERLY FINANCIAL DATA (UNAUDITED)
================================================================================

                                                                    In thousands of dollars, except per share amounts
                                                        First       Second        Third       Fourth
                                                       Quarter      Quarter      Quarter      Quarter         Total
---------------------------------------------------------------------------------------------------------------------
YEAR ENDED DECEMBER 31, 1996
Net Sales                                           $  326,109    $  381,403    $  422,978   $  421,939    $1,552,429
Gross Profit                                            93,559       108,502       121,439      117,118       440,618
Income from Operations (Note B)                         55,291        56,299        67,615        8,222       187,427
Income before Extraordinary Items (Note A)             305,537        28,150        33,918       39,166       406,771
Net Income (Loss) (Notes A, C and D)                    (8,759)       26,161        33,918       39,166        90,486
---------------------------------------------------------------------------------------------------------------------
PRIMARY AND FULLY DILUTED EARNINGS (LOSS)
  PER COMMON SHARE (NOTE E)
Income (Loss) before Extraordinary Items (Note A)   $     2.40    $     (.17)   $      .21   $      .24    $     2.27
Net Income (Loss) (Notes A, C and D)                      (.12)         (.18)          .21          .24           .20
---------------------------------------------------------------------------------------------------------------------
YEAR ENDED DECEMBER 31, 1995
Net Sales                                           $  328,401    $  354,051    $  363,094   $  345,976    $1,391,522
Gross Profit                                            99,735       102,269        98,025       98,382       398,411
Income from Operations                                  52,848        52,991        54,678       40,766       201,283
Income (Loss) before Extraordinary Items (Note A)       29,331        33,491        83,618      (30,445)      115,995
Net Income (Loss) (Note A)                              29,331        33,491        83,618      (30,445)      115,995
---------------------------------------------------------------------------------------------------------------------
PRIMARY AND FULLY DILUTED EARNINGS (LOSS)
  PER COMMON SHARE (NOTE E)
Income (Loss) before Extraordinary Items (Note A)   $      .19    $      .22    $      .62   $     (.29)   $      .73
Net Income (Loss) (Note A)                                 .19           .22           .62         (.29)          .73
=====================================================================================================================

See notes on page 71.

                                        Schuller Corporation 1996 Annual Report

                                  SELECTED QUARTERLY FINANCIAL DATA (UNAUDITED)
===============================================================================

NOTES:

   (A) The Company closed on the disposition of its 81.3 percent interest in Riverwood in the first quarter of 1996 and recorded a gain on the sale of $177.2 million, net of estimated taxes of $177.8 million. In the fourth quarter of 1996, an additional gain of $39.1 million was recognized, adjusting the estimated taxes from $177.8 million to $138.7 million.

   The Company recorded an estimated loss on disposal of discontinued operations of $42.5 million in the fourth quarter of 1995. This loss primarily relates to deferred taxes on the Company's investment in Riverwood that had not been recognized previously.

   (B) During the fourth quarter of 1996, the Company recorded nonrecurring charges totaling $49.2 million. These charges include $41.7 million for the shutdown of current operations, demolition of facilities and site restoration and $7.5 million of asset write-downs to estimated fair values, partially offset by a gain on the sale of other manufacturing assets.

   (C) In the first quarter of 1996, the Company recorded an extraordinary loss of $314.3 million, net of taxes of $169.2 million, on the exchange of approximately 32.5 million shares of the Company's common stock for the Trust's profit sharing right to 20 percent of the Company's net earnings (as adjusted).

   (D) In the second quarter of 1996, the Company redeemed its 9 percent Sinking Fund Debentures due through 2003 that resulted in an extraordinary loss on early extinguishment of debt of $2 million, net of taxes of $1.1 million. The Company also redeemed its Cumulative Preference Stock, Series B, with cash of $230.8 million, plus accrued dividends of $4.1 million, resulting in a $52.1 million premium on preference stock redemption.

   (E) All earnings (loss) per share amounts were calculated after the deduction for preference stock dividends and the premium on preference stock redemption.