Form 10-K405, Exhibit 13
period 1997-12-31
JOHNS MANVILLE CORP /NEW/
filed 1998-03-19
CIK 355473

EXHIBIT 13

SELECTED FIVE-YEAR FINANCIAL DATA

                                                               In thousands of dollars, except per share amounts
----------------------------------------------------------------------------------------------------------------
Year Ended December 31,                                 1997        1996        1995        1994        1993
----------------------------------------------------------------------------------------------------------------
Income
----------------------------------------------------------------------------------------------------------------
Net Sales (Note B)                                   $1,647,645  $1,552,429  $1,391,522  $1,277,818  $1,165,810
Income from Operations (Notes A and B)                  215,422     187,427     201,283     142,299      52,451
Income from Continuing Operations,
 net of tax (Notes A and B)                             130,529     190,525     122,006      55,606      57,837
Income before Extraordinary Items and
 Cumulative Effect of Accounting Change (Note B)        150,000     406,771     115,995      65,416      60,772
Net Income (Notes B, D, E and F)                        150,000      90,486     115,995      36,996      47,782
----------------------------------------------------------------------------------------------------------------
Financial Position (As of December 31)
----------------------------------------------------------------------------------------------------------------
Total Assets (Note C)                                $1,980,534  $1,946,726  $2,474,059  $2,317,498  $2,163,079
Long-Term Debt, less current portion                    456,294     428,160     447,007     441,798     354,205
Stockholders' Equity                                    693,083     580,462   1,181,307   1,080,781     883,114
----------------------------------------------------------------------------------------------------------------
Additional Data (Note B)
----------------------------------------------------------------------------------------------------------------
Additions to Property, Plant and Equipment           $  125,296  $  153,000  $  111,329  $   82,833  $   62,643
Research, Development and Engineering                    31,174      32,663      29,988      29,738      27,972
----------------------------------------------------------------------------------------------------------------
Per Share Data (Note G)
----------------------------------------------------------------------------------------------------------------
Earnings Per Common Share
 Basic:
  Income from Continuing Operations,
   net of tax (Notes A and B)                              $.81       $ .86        $.79        $.25       $ .29
  Income before Extraordinary Items and
   Cumulative Effect of Accounting
   Change (Note B)                                          .93        2.29         .74         .33         .31
  Net Income (Notes B, D, E and F)                          .93         .20         .74         .10         .21
 Diluted:
  Income from Continuing Operations,
   net of tax (Notes A and B)                               .80         .85         .78         .25         .29
  Income before Extraordinary Items and
   Cumulative Effect of Accounting
   Change (Note B)                                          .92        2.27         .73         .33         .31
  Net Income (Notes B, D, E and F)                          .92         .20         .73         .10         .21
Common Dividends Paid                                       .13        6.03                                1.04
----------------------------------------------------------------------------------------------------------------
Pro Forma Data (Note H)
----------------------------------------------------------------------------------------------------------------
Income from Operations                                 $215,422    $229,367    $201,283    $142,299     $84,465
Net Income                                              130,529     115,267      93,443      60,992      31,816
Earnings Per Common Share (Diluted):
  Net Income                                               $.80        $.71        $.57        $.37        $.20
----------------------------------------------------------------------------------------------------------------
See notes on page 19.

                               Johns Manville/18

Notes to Selected Five-Year Financial Data:

(A) During 1996, the Company recorded nonrecurring charges totaling $49.2 million. These charges included $41.7 million for the shutdown of current operations, demolition of facilities and site restoration and $7.5 million of asset write-downs to estimated fair values, partially offset by a gain on the sale of other manufacturing assets.

(B) In the first quarter of 1996, the Company disposed of its 81.3 percent interest in Riverwood International Corporation ("Riverwood"). Accordingly, Riverwood's operations have been reflected as discontinued operations and its operating results have been excluded from the determination of income from continuing operations for all periods presented. Income from continuing operations, net of tax, includes gains on sales of equity investments, interest income, interest expense and profit sharing expense. Income before extraordinary items and cumulative effect of accounting change and net income include a gain on disposal of discontinued operations of $216.2 million, net of tax, in 1996 and a loss on disposal of discontinued operations of $42.5 million, net of tax, in 1995.

During the third quarter of 1997, the Company recognized an additional net gain on disposal of discontinued operations of Riverwood of $19.5 million, of which $8.2 million related to income taxes.

(C) The net assets and liabilities of the discontinued operations of Riverwood have been classified as net assets held for sale for all periods presented. At December 31, 1995, 1994 and 1993, net assets held for sale totaled $375.6 million, $409.6 million and $435.4 million, respectively.

(D) In 1996, the Company recorded an extraordinary loss of $314.3 million, net of taxes of $169.2 million, on the exchange of approximately 32.5 million shares of the Company's common stock for the Manville Personal Injury Settlement Trust's profit sharing right to 20 percent of the Company's net earnings (as adjusted).

(E) The Company recorded extraordinary gains (losses) on early extinguishments of debt, net of taxes, of $(2) million, $(28.4) million and $0.9 million in 1996, 1994 and 1993, respectively.

(F) Effective January 1, 1993, the Company adopted Statement of Financial Accounting Standards No. 112, "Employers' Accounting for Postemployment Benefits." As a result, the Company recorded a charge in 1993 of $13.9 million, net of taxes of $8.6 million, or $0.11 per common share, against net income to reflect the accumulated postemployment benefit obligation.

(G) During 1996, the Company redeemed its Cumulative Preference Stock, Series B. Earnings per share amounts prior to 1997 were calculated after the deduction for preference stock dividends/accretion and the $52.1 million premium on preference stock redemption.

(H) Pro forma data has been adjusted to eliminate the effects of nonrecurring charges, restructuring of operations, certain pension plan settlement gains, gains on sales of equity investments, interest expense on the 9 percent Sinking Fund Debentures, profit sharing expense, unusual income tax items, discontinued operations, extraordinary gains and losses, cumulative effect of accounting change, preference stock dividends/accretion and premium on preference stock redemption, on a consistent basis and adjusted for estimated applicable tax effects. In addition, earnings per share are based on 163.1 million diluted weighted average shares for all periods presented.

                               Johns Manville/19

MANAGEMENT'S DISCUSSION AND ANALYSIS

Management's Discussion and Analysis of
Financial Condition and Results of Operations

Johns Manville Corporation (the "Company") manufactures and markets building and equipment insulation, commercial/industrial roofing systems, high-efficiency filtration media, and fibers and nonwoven mats used as reinforcements in building and industrial applications. The Company operates 50 manufacturing facilities in North America, Europe and China, and is comprised of three principal business segments: Insulation, Roofing Systems and Engineered Products.

The Insulation segment consists of the Company's building insulation business, which manufactures fiber glass wool insulation for walls, attics and floors in residential and commercial buildings and polyisocyanurate foam sheathing for residential structures; commercial/industrial insulation business, which manufactures pipe and duct insulation for use in commercial buildings, factories, refineries and other industrial applications; and original equipment manufacturers ("OEM") insulation business, which manufactures thermal and acoustic insulation for aircraft, marine vessels, automobiles and heating, ventilating and air conditioning ("HVAC") and other equipment.

The Roofing Systems segment consists of the Company's commercial/industrial roofing systems business, which supplies roofing membranes, insulations, accessories and related guarantees.

The Engineered Products segment consists of the Company's mats and fibers business, which manufactures continuous filament fiber glass-based products used for reinforcing roofing, flooring, wall covering and plastic products. The mats and fibers business includes the Company's German subsidiary, Schuller GmbH, and the Company's Swedish and U.K. subsidiaries, the Mitex companies. The Engineered Products segment also includes the Company's filtration business, which manufactures filtration media for commercial and industrial buildings; ultra-fine fibers for clean room air filters and battery separators; liquid filtration cartridges and media for use in commercial and industrial applications; and synthetic meltblown products used in various other applications.

                               Johns Manville/20

1997 vs 1996
Results of Operations

The Company's net sales for 1997 increased $95.2 million, or 6.1 percent, to $1,647.6 million from $1,552.4 million in 1996. Gross profit of $431.5 million for 1997, decreased $9.1 million, or 2.1 percent, from $440.6 million in 1996. The gross profit percentage declined 2.2 percentage points to 26.2 percent for 1997 due to lower selling prices. Selling, general, administrative and research, development and engineering expenses, combined, increased $2.1 million to $205.7 million. These expenses, however, decreased as a percentage of sales in 1997 to
12.5 percent, compared with 13.1 percent in 1996. Income from operations for 1997 was $215.4 million, up 14.9 percent, compared with $187.4 million for 1996. Income from operations during 1996 included nonrecurring charges totaling $49.2 million-see "1996 vs 1995 Results of Operations."

Insulation Segment

The Insulation segment's net sales remained essentially unchanged at $697.8 million for 1997. Income from operations for this segment decreased $4.7 million, or 4.5 percent, to $98.7 million for 1997 from $103.4 million for 1996, which included $17.6 million of nonrecurring charges. During 1997, capacity-related selling price and other competitive pressures reduced net sales and led to lower margins and a decrease in operating income for the residential insulation business compared with 1996. The selling price decreases, averaging seven-to-eight percent, were partially offset by volume increases due to strength in U.S. construction markets. The commercial/industrial business, driven primarily by pipe and duct insulations, experienced higher 1997 net sales and operating income on volume increases, while lower selling prices led to slightly decreased margins compared with 1996. Despite lower 1997 net sales in automotive products primarily due to the disposition of the Company's molded parts business, operating income for OEM insulation increased for 1997 compared with 1996, reflecting strength in aerospace and other specialty insulations.

Roofing Systems Segment

The Roofing Systems segment's net sales increased $96.5 million, or 23.3 percent, to $510.5 million in 1997 compared with $414 million in 1996. The higher sales were primarily due to increased volumes and broadened product lines from acquisitions, partially offset by unfavorable product mix. Operating income increased $30.8 million to $62.9 million in 1997, reflecting strong margins when compared with $32.1 million for 1996, which included $5.6 million of nonrecurring charges. These increases reflected the effective integration of acquisitions, favorable raw material costs, higher roof guarantee earnings and improved productivity.

Engineered Products Segment

The Engineered Products segment's net sales increased $5.2 million to $476 million for 1997 compared with $470.8 million in 1996. Income from operations decreased to $92.6 million, or 18.1 percent, compared with $113.1 million in 1996, which included $4 million of income related to nonrecurring items. Net sales and operating income for the U.S. mats and fibers business decreased in 1997 as reduced costs were more than offset by declining volumes and selling prices due to competitive pressures. Strong improvements on higher sales volumes for the segment's European operations, including the incremental impacts of the Mitex acquisition, were partially offset by unfavorable currency comparisons on reported results. Net sales for the filtration business increased for 1997 on higher volumes due to recent acquisitions in the synthetic filtration media markets. These improvements in filtration were offset by competitive pricing pressures and higher acquisition-related costs which led to decreased margins and operating income for 1997.

Other Expense, net

Other expense, net, was $10.3 million for 1997 compared with $0.3 million for 1996. During 1997, other expense, net, included higher goodwill amortization, reflecting a full year of expense related to 1996 acquisitions, in addition to expense related to 1997 acquisitions. Other expense, net, for 1996 included a $7.2 million gain on the settlement of certain pension plans.

                               Johns Manville/21

MANAGEMENT'S DISCUSSION AND ANALYSIS

Interest

Compared with 1996, the Company's interest income decreased $8.6 million primarily due to lower average cash and marketable securities balances.

During 1997, the Company's interest expense increased $2 million due primarily to 1997 acquisition-related borrowings.

Income Taxes

The Company's 1997 effective income tax rate of 26 percent is lower than the U.S. federal statutory tax rate primarily due to the impact of utilizing prior years' general business credits and the tax benefit the Company receives on its quarterly dividend. The Company receives a tax deduction for dividends paid on the shares of the Company's common stock held by the Manville Personal Injury Settlement Trust (the "Trust"). For the year ended December 31, 1996, the Company reported a net income tax benefit of $39.1 million, which included a $104.5 million tax benefit on the portion of the special cash dividend that was paid to the Trust. Exclusive of the tax benefit on the special cash dividend, the Company's effective tax rate on income from continuing operations was 43 percent for the year ended December 31, 1996. This rate is higher than the U.S. federal statutory tax rate principally due to higher foreign effective tax rates and state taxes.

Discontinued Operations

During the third quarter of 1997, the Company adjusted the estimated gain recognized in 1996 on the disposition of Riverwood International Corporation ("Riverwood"). The adjustment, resulting in an additional net gain on disposal of discontinued operations of $19.5 million, of which $8.2 million related to income taxes, arose from the termination of certain indemnification obligations to the purchaser of Riverwood and from the determination of certain income tax consequences of the disposition, which were finalized with the completion of the Company's 1996 income tax returns.

During 1996, the Company received gross cash proceeds of $1.08 billion from the disposition of its 81.3 percent interest in Riverwood and recorded a gain of $216.2 million, net of taxes of $138.7 million.

Extraordinary Losses

During 1996, the Company exchanged approximately 32.5 million shares of its common stock for the Trust's profit sharing right to 20 percent of the Company's net earnings (as adjusted). As a result, the Company recorded an extraordinary loss of $314.3 million, net of taxes of $169.2 million.

Also during 1996, the Company redeemed its 9 percent Sinking Fund Debentures with cash of $27.7 million, plus accrued interest of $1.6 million, resulting in an extraordinary loss on early extinguishment of debt of $2 million, net of taxes of $1.1 million.

Preference Stock Redemption

The Company redeemed its Cumulative Preference Stock, Series B (the "preference stock"), with cash of $230.8 million during 1996. The premium, or excess of the redemption price over the carrying value of the preference stock, of $52.1 million was charged directly to capital in excess of par value and, along with preference stock dividends, was deducted from net income to compute earnings and earnings per share applicable to common stockholders during 1996.

Earnings Per Common Share

Basic and diluted net earnings per common share for 1997 were $0.93 and $0.92, respectively, as compared with basic and diluted net earnings per common share of $0.20 for 1996. Gain on disposal of discontinued operations increased basic and diluted earnings per common share by $0.12 during 1997 and increased basic and diluted earnings per common share by $1.43 and $1.42, respectively, during 1996. The combined extraordinary losses on trust settlement and early extinguishment of debt decreased 1996 basic and diluted earnings per common share by $2.09 and $2.07, respectively.

                               Johns Manville/22

1996 vs 1995
Results of Operations

Net sales increased $160.9 million, or 11.6 percent, to $1,552.4 million in 1996 from $1,391.5 million in 1995. Gross profit for 1996 increased $42.2 million, or
10.6 percent, compared with 1995, due primarily to the increased sales volumes from acquisitions. Gross profit margins were 28.4 percent for 1996 and 28.6 percent for 1995 as the effects of lower prices were substantially offset by operating efficiencies. Selling, general, administrative and research, development and engineering expenses, combined, increased $23.6 million and were slightly higher as a percentage of net sales at 13.1 percent for 1996 compared with 12.9 percent for 1995. The increase was principally due to additional expenses as a result of acquisitions and acquisition-related activities. The Company's income from operations, including $49.2 million of nonrecurring charges, decreased $13.9 million, or 6.9 percent, to $187.4 million in 1996 from $201.3 million in 1995.

Insulation Segment

The Insulation segment's net sales increased $29.1 million, or 4.3 percent, to $699 million for 1996 compared with $669.9 million for 1995. Income from operations for 1996, which included $17.6 million of nonrecurring charges discussed below, decreased $9.8 million to $103.4 million in 1996 from $113.2 million in 1995. The residential insulation business' net sales improved moderately as higher volumes from increased housing starts in the U.S. and Canada for most of 1996 more than offset the effects of pricing pressures, which moderately reduced gross margins and operating income of this business. Net sales in commercial/industrial insulations increased on higher sales volumes, reflecting market share gains and strength in construction markets, which also led to improved gross profit and operating income. These increases were partially offset by weakness in sales of automotive products due to competition from alternate materials.

Roofing Systems Segment

The Roofing Systems segment's net sales increased $123.5 million, or 42.5 percent, to $414 million in 1996 from $290.5 million in 1995. Income from operations for 1996, which included $5.6 million of nonrecurring charges discussed below, increased $8.6 million to $32.1 million in 1996 from $23.5 million in 1995. These increases were due primarily to the inclusion of the operating results of the businesses acquired during 1996. In addition, 1996 gross profits and operating income reflected improved operating efficiencies.

Engineered Products Segment

The Engineered Products segment's net sales increased $13.1 million, or 2.9 percent, to $470.8 million for 1996 compared with $457.7 million for 1995. Income from operations for 1996, which included $4 million of income related to nonrecurring items discussed below, was $113.1 million, up $8.6 million from $104.5 million in 1995. The U.S. mats and fibers business had significantly higher net sales due to increased sales volumes as the Company expanded its production capacity during 1996. Meanwhile, industry-wide capacity constraints led to slightly higher 1996 selling prices, which improved gross profits and operating income. These U.S. operating results were partially offset by weakness in European construction markets and decreases in the U.S. dollar-reported results of the Company's German operations due to the strengthening of the U.S. dollar against the German mark. The filtration business experienced slightly higher net sales due to expanded markets for ultra-fine fibers.

                               Johns Manville/23

MANAGEMENT'S DISCUSSION AND ANALYSIS

Nonrecurring Charges

In 1996, the Company recorded the following pretax nonrecurring charges totaling $49.2 million.

The Company completed an evaluation of a manufacturing facility with both current and former operations and determined that its best course of action was closure of the facility. Consequently, the Company recorded nonrecurring charges of $41.7 million for the shutdown of current operations, demolition of facilities and site restoration, of which $30 million, $6.1 million and $5.6 million related to corporate and eliminations, the Insulation segment and the Roofing Systems segment, respectively. Of these charges, $7.5 million were noncash asset write-downs, and at December 31, 1997, $15.4 million was classified as other current liabilities. Upon completion of these actions, the Company intends to dispose of the remaining properties and does not expect to incur significant future monitoring and maintenance costs. The Company expects to fund the charges requiring cash outlays from existing cash balances and cash generated from operations. During 1997, the Company spent minimal amounts in preparation for demolition phases of the project. Pending federal and state regulatory agency approval, the final disposition will begin in 1998 and is expected to be substantially completed by 1999, with the majority of liabilities settled during that time frame. The nonrecurring charges are based on estimates and, therefore, are subject to risks and uncertainties related to the Company's ability to secure agreements with third parties, relinquish the properties and obtain regulatory approvals to execute the actions described above. As a result, the Company believes it is reasonably possible that these estimates may be revised in the near-term. However, the impacts of such revisions, if any, are not expected to have a material adverse effect on the Company's financial condition, liquidity or results of operations.

The Company recorded additional 1996 nonrecurring charges (income) in the Insulation and Engineered Products segments of $11.5 million and $(4) million, respectively, consisting primarily of asset write-downs to estimated fair values in the automotive molded parts business, which was disposed of in 1997, and a gain on the sale of other manufacturing assets.

Other Expense, net

Other expense, net, was $0.3 million for 1996 compared with other expense, net, of $17 million for 1995. Included in 1996 was a $7.2 million gain on the settlement of certain pension plans. Other expense for 1996 also included higher amortization of goodwill resulting from acquisitions completed during the year. Other expense for 1995 included net asset write-offs/dispositions of $6.7 million related primarily to nonproductive assets. In addition, 1995 included a $2.9 million charge for legal costs in connection with litigation brought by the Company against the former owner of the phenolic roofing business.

Gain on Sale of Equity Investment

In 1995, the Company sold its remaining equity investment in Stillwater Mining Company for net cash proceeds of $110.5 million, resulting in a pretax gain on sale of equity investment of $74.9 million.

Interest Income

Compared with 1995, interest income in 1996 decreased by $5.3 million, due primarily to $5.2 million of interest received during 1995 from the Internal Revenue Service related to a 1993 income tax refund.

Profit Sharing Expense

The Company paid $6.6 million of profit sharing expense through April 1996 to the Trust. This was the final profit sharing payment to the Trust. Profit sharing expense for 1995 totaled $27.7 million and was also paid in 1996.

Income Taxes

For the year ended December 31, 1996, the Company reported a net income tax benefit of $39.1 million, which included a $104.5 million tax benefit on the portion of the special cash dividend that was paid to the Trust in 1996. Exclusive of the tax benefit on the special cash dividend, the Company's effective tax rate on income from continuing operations was 43 percent and 46 percent for the years ended December 31, 1996 and 1995, respectively.

                               Johns Manville/24

These rates are higher than the U.S. federal statutory tax rate principally due to higher foreign effective tax rates and state taxes.

Discontinued Operations

During 1996, the Company received gross cash proceeds of $1.08 billion from the disposition of its 81.3 percent interest in Riverwood and recorded a gain of $216.2 million, net of taxes of $138.7 million.

In the fourth quarter of 1995, the Company recorded an estimated loss on the disposal of discontinued operations of $42.5 million. This loss primarily relates to deferred taxes on the Company's investment in Riverwood that had not been recognized previously. The Company recorded these taxes when it became apparent the taxes would be incurred due to the planned disposition of Riverwood.

Extraordinary Losses

During 1996, the Company exchanged approximately 32.5 million shares of its common stock for the Trust's profit sharing right to 20 percent of the Company's net earnings (as adjusted). As a result, the Company recorded an extraordinary loss of $314.3 million, net of taxes of $169.2 million.

Also during 1996, the Company redeemed its 9 percent Sinking Fund Debentures with cash of $27.7 million, plus accrued interest of $1.6 million, resulting in an extraordinary loss on early extinguishment of debt of $2 million, net of taxes of $1.1 million.

Preference Stock Redemption

The Company redeemed its preference stock with cash of $230.8 million during 1996. The premium, or excess of the redemption price over the carrying value of the preference stock, of $52.1 million was charged directly to capital in excess of par value and was deducted from net income to compute earnings and earnings per share applicable to common stockholders during 1996. In addition, earnings and earnings per share applicable to common stockholders for 1996 and 1995 were calculated after deducting preference stock dividends.

Earnings Per Common Share

Basic and diluted net earnings per common share for 1996 were $0.20 compared with basic and diluted net earnings per common share of $0.74 and $0.73, respectively, for 1995. The gain on disposal of discontinued operations increased basic and diluted earnings per share by $1.43 and $1.42, respectively, during 1996, while the loss on disposal of discontinued operations decreased basic and diluted earnings per share by $0.35 and $0.34, respectively, in 1995. Income from discontinued operations increased basic and diluted earnings per share by $0.30 and $0.29, respectively, during 1995. The combined extraordinary losses on trust settlement and early extinguishment of debt decreased 1996 basic and diluted earnings per common share by $2.09 and $2.07, respectively.

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

The Company's agreements with its lenders contain a number of financial and general covenants. These include, among others, restrictions on borrowings, investments, stock issuances and repurchases, dividends and other distributions by Johns Manville International Group, Inc. ("Johns Manville International"), the Company's wholly owned subsidiary, which owns all of the Company's operating subsidiaries, and restrictions on intercompany transactions, including transfers of cash. As of December 31, 1997 and 1996, the maximum amount available for dividends to be paid to the Company by Johns Manville International under debt covenants of the Senior Notes was approximately $250 million and $210 million, respectively. Noncompliance

                               Johns Manville/25

MANAGEMENT'S DISCUSSION AND ANALYSIS

with these or other covenants, or the occurrence of any other event of default, could result in the termination of existing credit agreements and the acceleration of debt owed by the Company and its subsidiaries. At December 31, 1997, the Company was in compliance with these covenants.

The Company's cash and marketable securities balances decreased $80.2 million during 1997 to $169.1 million at December 31, 1997, from $249.3 million at December 31, 1996. At December 31, 1997, cash and marketable securities located outside the U.S. and Canada were $28.2 million.

The Company's net operating activities provided $168.7 million of cash during 1997, compared with $165.4 million for 1996. The Company's cash flows from operating activities are primarily influenced by sales volume and selling prices. During 1997, sales volume increased primarily due to the incremental impact of acquisitions, strong U.S. commercial construction markets, and U.S. housing starts comparable to 1996 levels. The volume increases were, however, offset by selling price declines in most of the Company's businesses, particularly in residential insulation. During 1996, cash flows from continuing operations and proceeds from the settlement of pension plans were offset by cash disbursements relating to final profit sharing obligations and expenses associated with the Riverwood divestment.

The Company's investing activities used $213.4 million in 1997 and provided $935.4 million during 1996. Investing activities for 1997 used $136.5 million for acquisitions, net of cash acquired, and $90.5 million for capital expenditures. The 1997 capital expenditures included approximately $50 million related to capacity expansion projects, principally to increase mats and fibers production. Investing activities for 1997 also included proceeds from the disposition of the Company's automotive molded parts business. Investing activities for 1996 provided $1.08 billion of proceeds from the disposition of Riverwood. Cash used in investing activities for 1996 included acquisitions of $153.1 million and capital expenditures totaling $103 million, of which approximately $45 million related to capacity expansion projects.

During 1997, the Company borrowed $55 million from international credit facilities to partially finance 1997 acquisitions, of which $30 million was subsequently repaid. Also during 1997, the Company repaid debt totaling $30 million assumed in connection with 1996 acquisitions. The Company paid quarterly dividends, totaling $21 million, on its common stock during 1997. During the third quarter of 1997, the Company increased its quarterly dividend from $.03 to $.04 per common share. Financing activities for 1996 included payment of a special common stock dividend of $968.1 million; redemption of the Company's preference stock and related final dividend payment of $230.8 million and $10.3 million, respectively; proceeds totaling $64.8 million from exercises of warrants to purchase common stock; and the redemption of $27.7 million of 9 Percent Sinking Fund Debentures.

At December 31, 1997, the Company had $100 million available under a receivables sale facility (the "Receivables Facility") for its domestic short-term working capital requirements. Amounts available for borrowing under the Receivables Facility are based on the daily balance of certain outstanding trade accounts receivable, adjusted for various factors as defined under the terms of the Receivables Facility. In addition, the Company's international subsidiaries had borrowing and working capital facilities totaling $85 million, of which $51.9 million was available at December 31, 1997. These facilities are principally secured by the Company's equity ownership in certain international subsidiaries and joint ventures.

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

During 1997, sales volumes increased due to continued strength in U.S. construction markets, businesses acquired in 1997 and 1996, increases in operating capacity and

                               Johns Manville/26
improvements in European construction markets. However, during 1997, most of the Company's businesses were adversely affected by capacity-related and other competitive selling price pressures, particularly in residential insulation.

Income Taxes

The cash taxes paid by the Company in the U.S. were substantially lower than statutory rates due to the Company's deductions related to payments made to the Trust, net operating loss carryforwards and tax credit carryforwards. As of December 31, 1997, the Company will need a cumulative total of approximately $670 million of U.S. federal taxable income to realize its net U.S. deferred tax asset of $234.3 million. Based on the Company's historical earnings levels, projected future earnings, and the expected timing of the taxable deductions principally related to amounts paid by the Trust or transferred to a specific settlement fund, the Company believes it will realize its net deferred tax asset. The Company's valuation allowance on all deferred tax assets is subject to change as forecasts of future years' earnings and the estimated timing of the utilization of the Company's tax benefits are revised.

The Company receives a tax deduction for the amount of any dividends paid on shares of the Company's common stock held by the Trust. In addition, the Company will receive a tax deduction when the Trust sells some or all of its shares of common stock and distributes the proceeds to its beneficiaries or transfers the proceeds to a specific settlement fund. Under Section 468B of the U.S. Internal Revenue Code, the Company is responsible for income taxes on the taxable income of the Trust's specific settlement fund at a tax rate of 15 percent. Any such taxes paid by the Company will generate a tax deduction for the Company. Although the Company cannot predict the amount of any such future tax obligations, the Company does not expect related future liabilities to have a material adverse effect on the Company's financial condition, liquidity or results of operations. However, this liability could be material in certain situations including the Trust monetizing, and retaining the proceeds of, a significant portion of its investment in the Company's common stock.

If the Trust were to sell the stock at a price greater than the Company's carrying value, the Company may receive a tax benefit in excess of the deferred tax asset reflected for financial reporting purposes. Likewise, if the Trust were to sell the stock at a price lower than the carrying value, the Company would receive a tax benefit less than the deferred tax asset reflected for financial reporting purposes. To illustrate, using the December 31, 1997 closing market price of $10.0625 per share, and assuming full realization, the deferred tax asset related to the Company's stock held by the Trust would total approximately $450 million, which exceeds the carrying value by nearly $300 million.

Capital Spending and Capacity Expansion

In order to increase its U.S. production of continuous filament fiber glass to meet the demand for its mats and fibers products, in August 1997, the Company completed the expansion of existing capacity with the reconstruction of a furnace. The Company's joint venture in China, which began expansion of an existing fiber glass mat facility in 1996, is expected to be completed in 1998. The Company estimates capital spending in 1998 of approximately $128 million excluding acquisitions, of which approximately $55 million will be used in capacity expansion programs. As of December 31, 1997, outstanding purchase commitments relating to capital spending and capacity expansion projects totaled $21.9 million. The Company plans to fund its capital spending from existing cash balances and cash flows generated by operations. The Company's capacity expansion programs are periodically revised to reflect changes in demand, industry capacity and the results of productivity improvements and technological innovations.

In response to the implementation of the 1990 Amendments to the federal Clean Air Act and requirements of various state air emissions regulations, the Company will be obligated to monitor and reduce air emissions at its manufacturing sites. Because many of the anticipated regulations have not yet been proposed, neither the costs nor timing of compliance can be reasonably anticipated at this time. Provisions of Titles III and VII of the 1990 Amendments and the related regulations will likely require capital expenditures in the years 1998-2001, with most of the expenditures occurring in the latter part of that time frame.

                               Johns Manville/27

MANAGEMENT'S DISCUSSION AND ANALYSIS

Acquisitions

During the third quarter of 1997, the Company acquired the roofing business of HPG International, Inc., a U.S. manufacturer of thermoplastic membranes. During the second quarter of 1997, the Company acquired the Mitex group of companies. Mitex is a manufacturer of fiber glass wall covering fabrics used primarily in commercial and industrial buildings, and has manufacturing facilities in Sweden and the United Kingdom. During the first quarter of 1997, the Company acquired the assets of Ergon Nonwovens, Inc., a U.S. manufacturer of synthetic meltblown nonwoven products. The Ergon and Mitex acquisitions are associated with the businesses of the Engineered Products segment.

The combined purchase price for these acquisitions, accounted for under the purchase method, was $136.5 million, net of cash acquired, financed from existing cash balances and borrowings from international credit facilities. The excess of the combined purchase prices over the estimated fair value of net assets acquired, or goodwill, amounted to approximately $84 million. These allocations were based on estimates and may be revised in the future.

In January 1998, the Company acquired the assets of Seal-Dry/USA, Inc., a U.S. manufacturer of reinforced thermoplastic roofing systems. Also in January 1998, the Company acquired a plant, associated with the Insulation segment, which manufactures calcium silicate pipe and block insulation, and fireproof board. Both acquisitions will be accounted for under the purchase method.

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

Pursuant to reimbursement agreements with the Company's liability carriers and former owner of the phenolic roofing insulation business, the Company has been reimbursed for a portion of historical costs incurred and is entitled to receive reimbursement for a substantial portion of future costs to be incurred by the Company for inspection and remediation.

In 1996, the Company and a third party were named as defendants in two class action cases filed in U.S. District Court in Boston, Massachusetts. The plaintiffs purport to represent all building owners in the U.S. with phenolic insulation installed on their roof decks and seek damages and injunctive relief, including an order requiring the removal and replacement of the phenolic insulation and remediation of any deck corrosion. The Company intends to defend these allegations vigorously.

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

Environmental Contingencies

At December 31, 1997, the Company had remediation activities in progress at nine sites, out of a total of 19 such sites for which the Company has identified environmental conditions requiring remediation. In addition, the Company has been identified as a potentially responsible party at 24 non-Company owned or operated sites under the federal Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA") or similar state legislation. Of these 24 sites, the Company's potential liability for 17 sites will be determined pursuant to the settlement agreement described in the following paragraph.

                               Johns Manville/28

The remaining seven sites are not subject to the agreement and, accordingly, the Company could be jointly and severally liable for costs of remediating these sites.

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

At December 31, 1997 and 1996, the Company's balance sheet included undiscounted accruals for environmental remediation costs, including ongoing compliance, maintenance and monitoring costs, of $34 million. The Company paid $1.3 million and $1.8 million for environmental cleanup in 1997 and 1996, respectively. The Company believes that amounts paid in 1997 and 1996 are representative of the Company's future annual environmental cleanup costs and anticipates expenditures relating to costs currently accrued to be made over the next 15 years.

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

Year 2000 Compliance

The Company is engaged in a comprehensive project to modify its computer software for year 2000 compliance. Based on current estimates, spending to upgrade or replace the Company's software or systems related to year 2000 compliance is not expected to exceed $5 million through 1999. Although it is not possible to quantify the effects year 2000 compliance issues will have on customers or suppliers, the Company does not anticipate related material adverse effects on its financial condition, liquidity or results of operations.

New Accounting Pronouncements

During 1997, the Financial Accounting Standards Board issued the following Statements of Financial Accounting Standards effective for periods beginning after December 15, 1997: "Reporting Comprehensive Income" ("SFAS No. 130") and "Disclosures about Segments of an Enterprise and Related Information" ("SFAS No. 131"). SFAS No. 130 establishes standards for reporting and display of comprehensive income and its components. Comprehensive income generally includes changes in separately reported components of equity along with net income. SFAS No. 131 establishes standards for reporting information about operating segments, along with related disclosures about products, services, geographic areas and major customers, based on the Company's disaggregation of an entity for internal operating decisions. The Company's reportable business segments are currently aligned with its internal business units.

                               Johns Manville/29

MANAGEMENT'S DISCUSSION AND ANALYSIS

The Company believes that its current cash position, cash generated from operations, and funds available under various credit facilities will enable it to satisfy debt service requirements, ongoing capital spending and capacity expansion programs, other ongoing operating costs and dividend policy. However, the Company may need to access capital markets to pay the principal of the Johns Manville International Senior Notes or in connection with possible significant future acquisitions.

Forward-Looking Statements

This report contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Statements of the Company contained in this report concerning matters that are not historical facts, including, without limitation, statements concerning (i) the Company's estimates concerning nonrecurring charges taken in 1996, (ii) the Company's ability to realize its net deferred tax asset, (iii) the Company's expectations as to contingencies related to phenolic roofing insulation and environmental liabilities, (iv) adverse effects on operating earnings of capacity-related and other competitive pressures in most of the Company's businesses, particularly residential insulation, (v) expected benefits from the continuing integration of acquisitions and capacity expansions, (vi) the Company's expectations concerning levels of capital spending and funding of current operations, debt service, dividends and future acquisitions and (vii) the Company's estimates concerning year 2000 compliance issues, constitute such forward-looking statements. See "Liquidity and Capital Resources."

Forward-looking statements of the Company are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in such statements. Important factors relating to such risks and uncertainties are set forth below.

Factors that could affect the forward-looking statements generally are related to demand for the Company's products and to overall capacity levels in the industry. Demand for such products is generally cyclical and is influenced by macroeconomic factors that affect demand in residential and commercial construction and replacement markets and demand from original equipment manufacturers, including the general rate of inflation, interest rates, employment rates and overall consumer confidence. Approximately 75 percent of the Company's annual sales are made to customers in commercial/industrial markets, while the remainder are to residential construction markets.

Overall capacity levels in the industry directly affect prices for the Company's products. Other factors that may affect prices include the overall competitive environment in which the Company operates, the availability and pricing of raw materials, rates of technological development and changes in productivity. In addition, overall demand for the Company's products could be affected by the factors described in "BUSINESS-Occupational Health and Safety Aspects of the Company's Products" in the Company's Annual Report on Form 10-K for the year ended December 31, 1997.

Factors relating to the Company's estimates concerning nonrecurring charges are discussed in "1996 vs 1995 Results of Operations" and factors relating to the Company's net deferred tax asset are discussed in "Liquidity and Capital Resources-Income Taxes." For a discussion of factors concerning contingencies related to phenolic roofing insulation, environmental matters and year 2000 compliance, see "Liquidity and Capital Resources-Contingent Product Liability, Environmental Contingencies, and Year 2000 Compliance."

Other factors also could affect the Company's expected levels of capital spending and funding of current operations, debt service and dividends, including, without limitation, the contingencies and commitments discussed in the Company's financial statements included in this report for the year ended December 31, 1997. In addition, the Company's ability to make future acquisitions depends upon the ability of the Company to identify and reach agreement with viable acquisition candidates and the availability of sources of financing for such acquisitions on terms which are acceptable to the Company.

                               Johns Manville/30

CONSOLIDATED BALANCE SHEET
                                                                                             In thousands of dollars
--------------------------------------------------------------------------------------------------------------------
December 31,                                                                                    1997          1996
--------------------------------------------------------------------------------------------------------------------
Assets
Current Assets
 Cash and equivalents                                                                       $  132,137    $  206,605
 Marketable securities, at cost, which approximates market                                      36,929        42,690
 Receivables                                                                                   221,943       229,665
 Inventories                                                                                   127,061       101,041
 Prepaid expenses                                                                               11,409         7,921
 Deferred tax assets                                                                            42,006        30,001
--------------------------------------------------------------------------------------------------------------------
Total Current Assets                                                                           571,485       617,923
--------------------------------------------------------------------------------------------------------------------
Property, Plant and Equipment, at cost
 Land and improvements                                                                          50,189        47,977
 Buildings                                                                                     246,175       237,132
 Machinery and equipment                                                                     1,141,106     1,115,649
--------------------------------------------------------------------------------------------------------------------
                                                                                             1,437,470     1,400,758
Less accumulated depreciation and depletion                                                    639,711       630,338
--------------------------------------------------------------------------------------------------------------------
Property, Plant and Equipment, net                                                             797,759       770,420
--------------------------------------------------------------------------------------------------------------------
Deferred Tax Assets                                                                            194,836       212,161
Goodwill                                                                                       202,844       127,994
Other Assets                                                                                   213,610       218,228
--------------------------------------------------------------------------------------------------------------------
Total Assets                                                                                $1,980,534    $1,946,726
====================================================================================================================
Liabilities
Current Liabilities
 Short-term debt                                                                            $    1,767    $   31,748
 Accounts payable                                                                              114,638       120,851
 Compensation and employee benefits                                                             84,221       105,629
 Income taxes                                                                                    8,703        35,837
 Other accrued liabilities                                                                      86,785        68,888
--------------------------------------------------------------------------------------------------------------------
Total Current Liabilities                                                                      296,114       362,953
Long-Term Debt, less current portion                                                           456,294       428,160
Deferred Income Taxes                                                                           42,175        41,242
Postretirement Benefits Other Than Pensions                                                    197,419       200,822
Other Noncurrent Liabilities                                                                   295,449       333,087
--------------------------------------------------------------------------------------------------------------------
Total Liabilities                                                                            1,287,451     1,366,264
--------------------------------------------------------------------------------------------------------------------
Commitments and Contingencies (Notes 2, 9, 16 and 20)
--------------------------------------------------------------------------------------------------------------------
Stockholders' Equity
Cumulative Preference Stock, Series B, redeemed 1996
Common Stock, $.01 par value, authorized 300,000,000 shares in
 1997 and 175,000,000 shares in 1996; issued and
 outstanding 162,822,540 shares and 161,580,589 shares,
 respectively, in 1997; and issued and outstanding
 162,712,576 shares and 161,495,930 shares, respectively, in 1996                                1,628         1,627
Treasury Stock, at cost, 1,241,951 shares in 1997 and 1,216,646 shares in 1996                 (16,522)      (16,241)
Capital in Excess of Par Value                                                                 540,422       539,423
Unearned Stock Compensation                                                                     (7,224)       (9,124)
Retained Earnings                                                                              165,492        38,106
Cumulative Currency Translation Adjustment                                                       9,287        26,671
--------------------------------------------------------------------------------------------------------------------
Total Stockholders' Equity                                                                     693,083       580,462
--------------------------------------------------------------------------------------------------------------------
Total Liabilities and Stockholders' Equity                                                  $1,980,534    $1,946,726
====================================================================================================================

The accompanying notes are an integral part of these consolidated financial statements.

                               Johns Manville/31

CONSOLIDATED STATEMENT OF INCOME

                              In thousands of dollars, except per share amounts
--------------------------------------------------------------------------------
For the Years Ended December 31,              1997          1996         1995
--------------------------------------------------------------------------------
Net Sales                                 $1,647,645    $1,552,429   $1,391,522
Cost of Sales                              1,216,135     1,111,811      993,111
Selling, General and Administrative          174,573       171,027      150,135
Research, Development and Engineering         31,174        32,663       29,988
Nonrecurring Charges                                        49,156
Other Income (Expense), net                  (10,341)         (345)     (17,005)
--------------------------------------------------------------------------------
Income from Operations                       215,422       187,427      201,283
Gain on Sale of Equity Investment                                        74,889
Interest Income                               10,263        18,897       24,177
Interest Expense                              50,205        48,242       48,265
Profit Sharing Expense (Note 19)                             6,648       27,661
--------------------------------------------------------------------------------
Income from Continuing
 Operations before Income Taxes              175,480       151,434      224,423
Income Tax Expense (Benefit)                  44,951       (39,091)     102,417
--------------------------------------------------------------------------------
Income from Continuing Operations            130,529       190,525      122,006
Income from Discontinued
 Operations, net of tax and Minority
 Interest (Note 21)                                                      36,491
Gain (Loss) on Disposal of
 Discontinued Operations, net of tax
 (Note 21)                                    19,471       216,246      (42,502)
--------------------------------------------------------------------------------
Income before Extraordinary Items            150,000       406,771      115,995
Extraordinary Losses (Notes 19 and 22)                    (316,285)
--------------------------------------------------------------------------------
Net Income                                   150,000        90,486      115,995
Preference Stock Redemption
 Premium/Dividends                                         (60,341)     (24,923)
--------------------------------------------------------------------------------
Net Income Applicable to Common Stock     $  150,000    $   30,145   $   91,072
================================================================================
Earnings Per Common Share
--------------------------------------------------------------------------------
Basic:
Income from Continuing Operations               $.81         $ .86      $   .79
Income from Discontinued Operations,
 net of tax and Minority Interest
 (Note 21)                                                                  .30
Gain (Loss) on Disposal of Discontinued
 Operations, net of tax (Note 21)                .12          1.43         (.35)
--------------------------------------------------------------------------------
Income before Extraordinary Items                .93          2.29          .74
Extraordinary Losses (Notes 19 and 22)                       (2.09)
--------------------------------------------------------------------------------
Net Income Applicable to Common Stock           $.93         $ .20      $   .74
================================================================================
Diluted:
Income from Continuing Operations               $.80         $ .85      $   .78
Income from Discontinued Operations,
 net of tax and Minority Interest
 (Note 21)                                                                  .29
Gain (Loss) on Disposal of Discontinued
 Operations, net of tax (Note 21)                .12          1.42         (.34)
--------------------------------------------------------------------------------
Income before Extraordinary Items                .92          2.27          .73
Extraordinary Losses (Notes 19 and 22)                       (2.07)
--------------------------------------------------------------------------------
Net Income Applicable to Common Stock           $.92         $ .20      $   .73
================================================================================

  The accompanying notes are an integral part of these consolidated financial statements.

                               Johns Manville/32

CONSOLIDATED STATEMENT OF CASH FLOWS
                                                         In thousands of dollars
--------------------------------------------------------------------------------
For the Years Ended December 31,              1997          1996         1995
--------------------------------------------------------------------------------
Cash Flows from Operating Activities
Net income                                $  150,000   $    90,486   $  115,995
Adjustments to reconcile net income
 to net cash provided by operating
 activities:
 Depreciation, depletion and amortization     80,163        71,175       63,833
 Deferred taxes                               11,571       (67,178)      82,123
 Product guarantee income                      4,961         8,651        9,352
 Provision for furnace rebuilds               11,264         8,270        8,349
 Pension and postretirement benefits
  expense                                      6,607        12,251       22,645
 Nonrecurring charges                                       49,870
 Gain on sale of equity investment                                      (74,889)
 Interest expense                              2,318         2,047        1,808
 Profit sharing expense                                      6,648       27,661
 Income from discontinued operations                                    (36,491)
 (Gain) loss on disposal of discontinued
  operations                                 (19,471)     (216,246)      42,502
 Extraordinary losses                                      314,296
 Other, net                                    9,721        20,534       12,450
(Increase) decrease in current assets:
 Receivables                                  22,985        11,411        4,798
 Inventories                                 (18,423)       (2,680)     (19,327)
 Prepaid expenses                             (4,165)       (1,732)       1,237
Increase (decrease) in current
 liabilities:
 Accounts payable                             (5,217)       (7,681)         (45)
 Compensation and employee benefits          (11,373)      (13,022)     (12,247)
 Income taxes                                (24,701)      (14,186)     (22,556)
 Other accrued liabilities                    23,264       (40,412)       6,737
Decrease in postretirement benefits
 other than pensions                         (16,363)      (16,347)     (19,742)
Decrease in other noncurrent
 liabilities                                 (54,420)      (16,450)      (7,697)
Profit sharing paid                                        (34,309)     (18,259)
Net cash provided by discontinued
 operations                                                              29,339
--------------------------------------------------------------------------------
Net cash provided by operating
 activities                                  168,721       165,396      217,576
--------------------------------------------------------------------------------
Cash Flows from Investing Activities
Purchases of property, plant and
 equipment                                   (90,528)     (103,041)    (111,329)
Acquisitions                                (136,521)     (153,113)
Proceeds from sales of assets                  9,351        15,386      112,672
Proceeds from disposition of Riverwood                   1,081,341
Purchases of available-for-sale
 marketable securities                       (27,664)      (31,332)     (68,691)
Purchases of held-to-maturity
 marketable securities                       (14,042)      (33,458)    (164,406)
Proceeds from sales of available-for-sale
 marketable securities                        45,712        55,035       10,000
Proceeds from maturities of
 held-to-maturity marketable securities        2,538        84,446      135,966
(Increase) decrease in other assets           (2,233)       20,177       (2,561)
--------------------------------------------------------------------------------
Net cash provided by (used in) investing
 activities                                 (213,387)      935,441      (88,349)
--------------------------------------------------------------------------------
Cash Flows from Financing Activities
Issuance of debt                              56,637            63        6,622
Payments on debt                             (61,170)      (42,786)      (3,464)
Preference stock redemption/dividends                     (241,056)     (24,923)
Dividends on common stock                    (20,995)     (972,988)
Stock warrants exercised                                    64,794
Purchases of treasury stock                     (281)      (14,242)      (1,592)
Other stock transactions                         330         2,514          710
--------------------------------------------------------------------------------
Net cash used in financing activities        (25,479)   (1,203,701)     (22,647)
--------------------------------------------------------------------------------
Effect of Exchange Rate Changes on Cash       (4,323)       (1,340)         (62)
--------------------------------------------------------------------------------
Net Increase (Decrease) in Cash and
 Equivalents                                 (74,468)     (104,204)     106,518
Cash and Equivalents at Beginning of Year    206,605       310,809      204,291
--------------------------------------------------------------------------------
Cash and Equivalents at End of Year       $  132,137   $   206,605   $  310,809
================================================================================

  The accompanying notes are an integral part of these consolidated financial statements.

                               Johns Manville/33

CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY
-----------------------------------------------------------------

-----------------------------------------------------------------
                             Cumulative
                             Preference
                                 Stock,     Common       Treasury
                               Series B      Stock          Stock
-----------------------------------------------------------------
BALANCES AT DECEMBER 31, 1994 $ 178,638    $ 1,228      $   (407)
Net income for the year
Currency translation
Exercise of warrants for
 common stock
Stock compensation plan
 transactions
Preference stock dividends
Purchase of treasury stock                                (1,592)
-----------------------------------------------------------------
BALANCES AT DECEMBER 31, 1995   178,638      1,228        (1,999)
Net income for the year
Currency translation
Exercise of warrants for
 common stock                                   69
Stock compensation plan
transactions                                     5
Common stock dividends
Preference stock dividends
Redemption of preference stock (178,638)
Purchase of treasury stock                               (14,242)
Issuance of common stock
 in connection
 with the profit sharing
 exchange                                      325
-----------------------------------------------------------------
BALANCES AT DECEMBER 31, 1996                1,627       (16,241)
Net income for the year
Currency translation
Stock compensation plan
 transactions                                    1
Common stock dividends
Purchase of treasury stock                                  (281)
-----------------------------------------------------------------
BALANCES AT DECEMBER 31, 1997              $ 1,628      $(16,522)
=================================================================

             The accompanying notes are an integral part of these
                      consolidated financial statements.

                               Johns Manville/34

--------------------------------------------------------------------------------------------------
                                                                           In thousands of dollars
--------------------------------------------------------------------------------------------------
                                                              Retained    Cumulative
                               Capital in      Unearned       Earnings      Currency         Total
                                Excess of         Stock   (Accumulated   Translation Stockholders'
                                Par Value  Compensation       Deficit)    Adjustment        Equity
--------------------------------------------------------------------------------------------------
BALANCES AT DECEMBER 31, 1994  $1,011,310       $(6,013)     $(130,394)      $26,419   $1,080,781
Net income for the year                                        115,995                    115,995
Currency translation                                                           6,265        6,265
Exercise of warrants for
 common stock                         324                                                     324
Stock compensation plan
 transactions                       1,871         2,586                                     4,457
Preference stock dividends                                     (24,923)                   (24,923)
Purchase of treasury stock                                                                 (1,592)
-------------------------------------------------------------------------------------------------
BALANCES AT DECEMBER 31, 1995   1,013,505        (3,427)       (39,322)       32,684    1,181,307
Net income for the year                                         90,486                      90,486
Currency translation                                                          (6,013)      (6,013)
Exercise of warrants for
 common stock                      64,725                                                  64,794
Stock compensation plan
transactions                       14,989        (5,697)                                    9,297
Common stock dividends           (972,988)                      (4,843)                   (977,831)
Preference stock dividends                                      (8,215)                     (8,215)
Redemption of preference stock    (52,126)                                               (230,764)
Purchase of treasury stock                                                                (14,242)
Issuance of common stock
 in connection
 with the profit sharing
 exchange                         471,318                                                 471,643
--------------------------------------------------------------------------------------------------
BALANCES AT DECEMBER 31, 1996     539,423        (9,124)        38,106        26,671      580,462
Net income for the year                                        150,000                     150,000
Currency translation                                                         (17,384)     (17,384)
Stock compensation plan
 transactions                        999          1,900                                     2,900
Common stock dividends                                         (22,614)                    (22,614)
Purchase of treasury stock                                                                   (281)
--------------------------------------------------------------------------------------------------
BALANCES AT DECEMBER 31, 1997   $540,422        $(7,224)      $165,492       $ 9,287   $  693,083
==================================================================================================

                               Johns Manville/35

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


Note 1:
Summary of Significant Accounting Policies

Johns Manville Corporation ("Johns Manville" or the "Company") manufactures and markets building and equipment insulation, commercial/industrial roofing systems, high-efficiency filtration media, and fibers and nonwoven mats used as reinforcements in building and industrial applications. The Company estimates that approximately 75 percent of its annual sales are to commercial/industrial markets, while the remainder are to residential construction markets. The Company's products are sold to contractors, mass merchants, wholesale distributors and fabricators throughout North America, Europe and Asia.

The Manville Personal Injury Settlement Trust (the "Trust") owns approximately 80 percent of the Company's common stock.

(A) Principles of Consolidation

The consolidated financial statements include the accounts of Johns Manville Corporation and its majority-owned subsidiaries. All significant intercompany transactions have been eliminated.

(B) Use of Estimates

The preparation of the Company's consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in these financial statements, including disclosures of contingent liabilities.

(C) Cash and Equivalents

Cash and equivalents include money market mutual funds, time deposits and marketable securities with original maturities of three months or less.

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

(G) Goodwill

Goodwill associated with acquisitions in excess of fair value of net assets acquired is amortized on a straight-line basis generally over 20 years. The Company evaluates the recoverability of goodwill through its ongoing strategic planning process.

                               Johns Manville/36

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

(I) Revenue Recognition

The Company recognizes revenue from product sales upon shipment. The Company estimates and records provisions for cash discounts, customer incentives, sales returns, allowances and original warranties in the period the sale is reported, based on its experience.

The Company also sells extended roofing product guarantees for periods of 10 to 20 years. These extended guarantees cover the water tightness of roofing systems resulting from defects in materials or deficiencies in workmanship. Revenue on these product guarantees is recognized over the contract period in proportion to costs incurred.

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

Note 2:
Financial Instruments

The Company has had limited involvement with derivative financial instruments and does not use them for trading purposes. The Company enters into foreign exchange forward contracts to hedge against currency fluctuations on certain material foreign currency exposures and records a receivable/payable which is classified consistently with the related outstanding foreign currency exposure. The Company did not have any forward contracts outstanding at December 31, 1997 or 1996.

Gains and losses on foreign currency transactions and forward exchange contracts are included in other income (expense), net, for the period in which the exchange rate changes. The discount or premium on forward contracts is accounted for separately from the gain or loss on the contracts and is amortized to other income (expense), net, over the life of the contract.

The Company had outstanding letters of credit totaling $15.4 million and $15.1 million as of December 31, 1997 and 1996, respectively. Letters of credit are primarily collateralized by cash.

                               Johns Manville/37

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

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

At December 31, 1997, the Company held investments in debt securities that were classified as held-to-maturity with an amortized cost basis of $54.9 million, which approximated fair value. The Company's investments in held-to-maturity debt securities at December 31, 1997 were classified on the balance sheet as cash equivalents of $31 million, marketable securities of $14.7 million and other assets of $9.2 million, depending upon the nature and maturity of the investments. Of these securities, $45.7 million had contractual maturities within one year; the remainder mature in one to five years. Additionally, at December 31, 1997, the Company had investments in available-for-sale debt securities that were classified on the balance sheet as marketable securities of $22.2 million and other assets of $4.7 million. The amortized cost basis of these securities approximated fair value. Of these securities, $5.1 million had contractual maturities within one year; the remaining $21.8 million have contractual maturities of one to five years.

At December 31, 1996, the Company held investments in debt securities that were classified as held-to-maturity with an amortized cost basis of $120.6 million, which approximated fair value. The Company's investments in held-to-maturity debt securities at December 31, 1996, were classified on the balance sheet as cash equivalents of $103.3 million, marketable securities of $7.7 million and other assets of $9.6 million, depending upon the nature and maturity of the investments. Of these securities, $105.8 million had contractual maturities within one year; the remainder mature in one to five years. Additionally, at December 31, 1996, the Company had investments in available-for-sale debt securities that were classified on the balance sheet as marketable securities of $35 million and other assets of $5 million. The amortized cost basis of these securities approximated fair value. Of these securities, $19.8 million had contractual maturities within one year; the remaining $20.2 million have contractual maturities of one to five years.

During 1997, 1996 and 1995, the Company sold securities that had been classified as available-for-sale, resulting in proceeds of $45.7 million, $55 million and $10 million, respectively, which approximated carrying value each year.

Note 3:
Receivables

In thousands of dollars
---------------------------------------------
                               1997      1996
---------------------------------------------
Trade                      $237,743  $242,530
Less allowances              36,780    30,016
---------------------------------------------
                            200,963   212,514
Other                        20,980    17,151
---------------------------------------------
                           $221,943  $229,665
=============================================

Included in allowances are doubtful accounts of $6 million and $7.6 million at December 31, 1997 and 1996, respectively. The Company generally requires no collateral on receivables. The provision for doubtful accounts charged (credited) to costs and expenses related to continuing operations was $(0.2) million for 1997, $1.1 million for 1996, and $0.8 million for 1995.

                               John Manville/38

Note 4:
Inventories

In thousands of dollars
---------------------------------------------
                               1997      1996
---------------------------------------------
Finished goods             $ 82,082  $ 60,456
Work-in-process              10,869     8,472
Raw materials                25,410    23,383
Supplies                      8,700     8,730
---------------------------------------------
                           $127,061  $101,041
=============================================

Inventories in the amounts of $23.4 million and $29.5 million at December 31, 1997 and 1996, respectively, were valued using FIFO. The balance of the inventories was valued using LIFO. The excess of current values over amounts for financial reporting purposes was $53.8 million and $51.5 million at December 31, 1997 and 1996, respectively.

Note 5:
Short-Term Debt and Credit Facilities

In thousands of dollars
--------------------------------------------------------
                                           1997     1996
--------------------------------------------------------
Short-term borrowings                    $1,330  $22,634
Current portion of long-term debt           437    9,114
--------------------------------------------------------
                                         $1,767  $31,748
========================================================

At December 31, 1997, the Company had $100 million available under a receivables sale facility (the "Receivables Facility") for its domestic short-term working capital requirements. Amounts available for borrowing under the Receivables Facility are based on the daily balance of certain outstanding trade accounts receivable, adjusted for various factors as defined under the terms of the Receivables Facility. In addition, the Company's international subsidiaries had borrowing and working capital facilities totaling $85 million, of which $51.9 million was available at December 31, 1997. These facilities are principally secured by the Company's equity ownership in certain international subsidiaries and joint ventures.


Note 6:
Compensation and Employee Benefits

In thousands of dollars
---------------------------------------------------------------------
                                                    1997       1996
---------------------------------------------------------------------
Vacation, compensation and payroll deductions      $47,937   $ 54,709
Self insured medical and group life coverage        32,879     35,032
Other                                                3,405     15,888
---------------------------------------------------------------------
                                                   $84,221   $105,629
=====================================================================

Note 7:
Long-Term Debt

In thousands of dollars
---------------------------------------------------------------------
                                                    1997       1996
---------------------------------------------------------------------
Unsecured
10.875 percent Johns Manville
 International Senior Notes, payable 2004         $400,000   $400,000
Bonds payable to the Trust                          19,820     17,502
Collateralized
Revolving credit facility with interest at
 LIBOR plus 1 percent, payable 1999                 25,000
Industrial revenue bonds with interest at
 floating rates, from 2 percent to 8.625
 percent, payable through 2009,
 collateralized by a letter of credit, real
 property and equipment                              9,557     15,702
Notes payable with interest from 5.98 percent to
 8.13 percent, payable through 2007                  2,354      4,070
---------------------------------------------------------------------
                                                   456,731    437,274
Less current portion                                   437      9,114
---------------------------------------------------------------------
                                                  $456,294   $428,160
=====================================================================

10.875 Percent Johns Manville
International Senior Notes

In 1994, Johns Manville International issued $400 million of 10.875 percent Senior Notes, due 2004. Interest on these notes is payable semiannually. These notes may be redeemed on or after December 15, 1999 at prices ranging from 100 percent to 105 percent of the principal amount, plus accrued interest.

                              Johns Manville/39

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Bonds Payable to the Trust

At December 31, 1997, the bonds payable to the Trust (the "Trust Bonds") of $19.8 million consist of a series of fixed payments totaling $75 million per year in 2013 and 2014, discounted at 13 percent.

Long-term debt maturities at December 31, 1997 are as follows:

In thousands of dollars
---------------------------------------------------------------
1998                                                  $     437
1999                                                     25,274
2000                                                        239
2001                                                        989
2002                                                      2,318
Thereafter                                              534,377
---------------------------------------------------------------
Total                                                   563,634
Less interest accruing to principal                    (106,903)
---------------------------------------------------------------
                                                      $ 456,731
===============================================================

The Company's agreements with its lenders contain a number of financial and general covenants. These include, among others, restrictions on borrowings, investments, stock issuances and repurchases, dividends and other distributions by Johns Manville International Group, Inc. ("Johns Manville International"), the Company's wholly owned subsidiary, which owns all of the Company's operating subsidiaries, and restrictions on intercompany transactions, including transfers of cash. As of December 31, 1997 and 1996, the maximum amount available for dividends to be paid to the Company by Johns Manville International under debt covenants of the Senior Notes was approximately $250 million and $210 million, respectively. Noncompliance with these or other covenants, or the occurrence of any other event of default, could result in the termination of existing credit agreements and the acceleration of debt owed by the Company and its subsidiaries. At December 31, 1997, the Company was in compliance with these covenants.

At December 31, 1997, the Company's long-term debt totaled $456.7 million and had an estimated fair value of $515.5 million. At December 31, 1996, the Company's long-term debt totaled $437.3 million and had an estimated fair value of $494.4 million. Generally, the fair value of the Company's long-term debt is an estimate based on quoted market prices, when available, or the discounted cash flow method.

Note 8:
Allowance for Furnace Rebuilds

The activity in the allowance for furnace rebuilds, included in other noncurrent liabilities, for the years ended December 31, was as follows:


In thousands of dollars
---------------------------------------------------
                                    1997      1996
---------------------------------------------------
Balance at beginning of year      $22,300   $22,405
Provisions for estimated costs     11,264     8,270
Rebuild expenditures               (6,063)   (8,375)
---------------------------------------------------
                                   27,501    22,300
Less current portion                8,881     1,947
---------------------------------------------------
                                  $18,620   $20,353
===================================================

Note 9:
Commitments and Contingencies

Total rental expense related to continuing operations was $12.5 million in 1997, $11.9 million in 1996 and $14.6 million in 1995.

At December 31, 1997, minimum rental commitments of the Company under long-term, noncancelable operating leases are as follows:


In thousands of dollars
---------------------------------------------------------
1998                                              $ 6,321
1999                                                3,938
2000                                                3,432
2001                                                3,190
2002 and thereafter                                 7,620
---------------------------------------------------------
                                                  $24,501
=========================================================

Minimum rental commitments of the Company have not been reduced by anticipated sublease income over the lease terms of approximately $2.4 million.

The Company has various purchase commitments for items used in the ordinary conduct of business. In the aggregate, such commitments do not exceed current market prices or anticipated usage requirements.

                               Johns Manville/40

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

Pursuant to reimbursement agreements with the Company's liability carriers and former owner of the phenolic roofing insulation business, the Company has been reimbursed for a portion of historical costs incurred and is entitled to receive reimbursement for a substantial portion of future costs to be incurred by the Company for inspection and remediation.

In 1996, the Company and a third party were named as defendants in two class action cases filed in U.S. District Court in Boston, Massachusetts. The plaintiffs purport to represent all building owners in the U.S. with phenolic insulation installed on their roof decks and seek damages and injunctive relief, including an order requiring the removal and replacement of the phenolic insulation and remediation of any deck corrosion. The Company intends to defend these allegations vigorously.

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

Environmental Contingencies

At December 31, 1997, the Company had remediation activities in progress at nine sites, out of a total of 19 such sites for which the Company has identified environmental conditions requiring remediation. In addition, the Company has been identified as a potentially responsible party at 24 non-Company owned or operated sites under the federal Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA") or similar state legislation. Of these 24 sites, the Company's potential liability for 17 sites will be determined pursuant to the settlement agreement described in the following paragraph. The remaining seven sites are not subject to the agreement and, accordingly, the Company could be jointly and severally liable for costs of remediating these sites.

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

At December 31, 1997 and 1996, the Company's balance sheet included undiscounted accruals for environmental remediation costs, including ongoing compliance, maintenance and monitoring costs, of $34 million. The Company paid $1.3 million and $1.8 million for

                               Johns Manville/41

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

environmental cleanup in 1997 and 1996, respectively. The Company believes that amounts paid in 1997 and 1996 are representative of the Company's future annual environmental cleanup costs and anticipates expenditures relating to costs currently accrued to be made over the next 15 years.

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

Year 2000 Compliance

The Company is engaged in a comprehensive project to modify its computer software for year 2000 compliance. Based on current estimates, spending to upgrade or replace the Company's software or systems related to year 2000 compliance is not expected to exceed $5 million through 1999. Although it is not possible to quantify the effects year 2000 compliance issues will have on customers or suppliers, the Company does not anticipate related material adverse effects on its financial condition, liquidity or results of operations.

Note 10:
Stockholders' Equity

During 1996, approximately 32.5 million shares of the Company's common stock were issued under the profit sharing exchange (see Note 19). In addition, warrants were exercised to purchase 6.9 million shares of common stock during 1996. The Company declared and paid a special cash dividend to all common stockholders during 1996 of $6.00 per share, totaling $968.1 million, representing a substantial portion of the proceeds from the disposition of Riverwood International Corporation ("Riverwood").

The Company redeemed its cumulative Preference Stock, Series B, in 1996 with cash of $230.8 million. The premium, or excess of the redemption price over the carrying value of the preference stock, of $52.1 million was charged directly to capital in excess of par value and, along with preference stock dividends, was deducted from net income to compute earnings and earnings per share applicable to common stockholders. Preference stock dividends paid in 1996 and 1995 totaled $10.3 million and $24.9 million, respectively.

The following is a summary of shares outstanding:


                                                                  Cumulative Preference Stock,                 Common
                                                                                      Series B                  Stock
---------------------------------------------------------------------------------------------------------------------
Balance at December 31, 1994                                                         9,230,583            122,827,761
Issuance of common stock in connection with compensation plans                                                 89,300
Forfeiture of common stock issued in connection with compensation plans                                       (31,500)
Issuance of common stock upon exercise of warrants                                                             34,550
Treasury stock acquired                                                                                      (134,358)
---------------------------------------------------------------------------------------------------------------------
Balance at December 31, 1995                                                         9,230,583            122,785,753
Redemption of Cumulative Preference Stock, Series B                                 (9,230,583)
Issuance of common stock in connection with compensation plans                                                325,504
Issuance of common stock upon exercise of warrants                                                          6,892,988
Treasury stock acquired                                                                                    (1,035,425)
Issuance of common stock in connection with the profit sharing exchange                                    32,527,110
---------------------------------------------------------------------------------------------------------------------
Balance at December 31, 1996                                                                              161,495,930
Issuance of common stock in connection with compensation plans                                                109,964
Treasury stock acquired                                                                                       (25,305)
---------------------------------------------------------------------------------------------------------------------
Balance at December 31, 1997                                                                              161,580,589
=====================================================================================================================

                               Johns Manville/42

Note 11:
Stock Compensation Plans

The Company's stock compensation plans grant eligible employees deferred stock rights, restricted stock and options to purchase shares of the Company's common stock. During 1996, an additional 7.9 million shares of the Company's common stock were registered and reserved for issuance. On July 1, 1997, the Company introduced a noncompensatory Johns Manville employee stock ownership plan for its worldwide employees. The plan enables employees to purchase stock directly from the market and through Company savings plans. In addition, the Company granted approximately 1.6 million options to employees at $12.19 per share. These options vest through July 1, 2002 and expire on December 31, 2002. In connection with the noncompensatory plan, the Company has registered and reserved for issuance, 5.3 million shares of its common stock. At December 31, 1997, approximately 6.6 million shares were available for issuance under stock compensation and noncompensatory plans.

The amount of compensation expense recognized for stock-based compensation was $2.7 million, $2.8 million and $1.8 million for the years ended December 31, 1997, 1996 and 1995, respectively.

Deferred and Restricted Stock

Deferred stock rights entitle participants to the receipt of shares of common stock upon vesting and dividend equivalents, but no voting rights prior to vesting, and are restricted as to disposition and are subject to forfeiture prior to vesting upon certain circumstances. During 1997, 128,000 deferred stock rights were issued at a weighted average market value at grant date of $11.36 per share. During 1996, 1.1 million deferred stock rights were issued at a weighted average market value at grant date of $10.48 per share. These deferred stock rights, of which 1.0 million were outstanding at December 31, 1997, vest through December 31, 2000.

During 1996, 43,000 shares of restricted common stock were granted at a market price of $10.75 per share, of which 28,000 were outstanding at December 31, 1997.

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

The Company's common stock options were granted at exercise prices equal to, or in excess of, market prices on the grant dates, and therefore no compensation cost was recognized. The substantial majority of the options, other than those granted under the noncompensatory plan, vested by December 31, 1997 and expire on December 31, 2005.

The weighted average fair values of options granted during 1997 were $3.84 per share for options with exercise prices equal to market prices on grant dates, and $2.81 per share for options with exercise prices exceeding market prices on grant dates. The weighted average fair values of options granted during 1996 were $3.02 per share for options with exercise prices equal to market prices on grant dates, and $2.71 per share for options with exercise prices exceeding market prices on grant dates.

                               Johns Manville/43

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

A summary of the status of the Company's stock option plans as of December 31, 1997, 1996 and 1995 is presented below:

                                                   1997                      1996                    1995
------------------------------------------------------------------------------------------------------------------------
                                                       Weighted                      Weighted                   Weighted
                                                        Average                       Average                    Average
                                                       Exercise                      Exercise                   Exercise
                                            Shares        Price          Shares         Price        Shares        Price
------------------------------------------------------------------------------------------------------------------------
Outstanding at Beginning of Year          5,235,225      $11.51         548,900        $ 9.00       318,400       $ 7.54
Granted                                   2,234,295      $12.29       5,260,440        $11.69       325,000       $10.00
Exercised                                   (44,242)     $ 8.62        (252,800)       $ 7.14       (84,800)      $ 7.18
Forfeited                                  (443,416)     $11.70        (321,315)       $ 7.56        (9,700)      $10.38
------------------------------------------------------------------------------------------------------------------------
Outstanding at End of Year                6,981,862      $11.76       5,235,225        $11.51       548,900       $ 9.00
========================================================================================================================
Options Exercisable at End of Year        4,685,108                   2,075,515                     223,900
========================================================================================================================

The following table summarizes information about stock options outstanding at December 31, 1997:

------------------------------------------------------------------------------------------------------------------------
                                      Options Outstanding                                   Options Exercisable
                      ---------------------------------------------------------      -----------------------------------
                                         Weighted Average
       Range of            Number               Remaining     Weighted  Average           Number        Weighted Average
Exercise Prices       Outstanding        Contractual Life        Exercise Price      Exercisable          Exercise Price
------------------------------------------------------------------------------------------------------------------------
         $ 4.00           110,000                     7.3                $ 4.00           70,400                  $ 4.00
   $9.88-$12.43         4,717,606                     7.0                $11.20        2,747,828                  $10.63
  $12.44-$15.55         2,154,256                     8.0                $13.40        1,866,880                  $13.28
------------------------------------------------------------------------------------------------------------------------
                        6,981,862                     7.3                $11.76        4,685,108                  $11.58
========================================================================================================================

Recognition of compensation expense under SFAS No. 123 is optional; however, pro forma disclosures as if the Company adopted expense recognition requirements under SFAS No. 123 beginning in 1996 are required. Had compensation cost been determined based on the fair value at grant dates for stock option awards consistent with SFAS No. 123, the Company's net income and earnings per share for the years ended December 31, 1997, 1996 and 1995 would have been reduced to the following pro forma amounts:

In thousands of dollars, except per share amounts
--------------------------------------------------------------------------------
                                              1997         1996         1995
--------------------------------------------------------------------------------
Net income applicable to common stock:
 As reported                              $150,000      $30,145      $91,072
 Pro forma                                $144,476      $25,926      $90,919
Basic earnings per share:
 As reported                                  $.93         $.20         $.74
 Pro forma                                    $.89         $.17         $.74
Diluted earnings per share:
 As reported                                  $.92         $.20         $.73
 Pro forma                                    $.89         $.17         $.73
================================================================================

                               John Manville/44

The pro forma compensation expense based on the fair value of the options is estimated on the grant date using the Black-Scholes option-pricing model the weighted average assumptions used for options granted in 1997 were: dividend yield of $0.16 per share; expected volatility of 31.4 percent; a risk free rate of return of 6.3 percent and an expected life of the options of 4.5 years. The weighted average assumptions used for options granted in 1996 were: dividend yield of $0.12 per share; expected volatility of 32 percent; a risk free rate of return of 6.6 percent and expected life of the options of 4 years. The effects of applying SFAS No. 123 in this pro forma disclosure are not indicative of future amounts. SFAS No. 123 does not apply to awards prior to 1995, and additional awards in future years are possible.

Note 12:
Earnings per Common Share

In 1997, the Company adopted Statement of Financial Accounting Standards No. 128, "Earnings Per Share" ("SFAS No. 128"), which revises the computation and disclosure of earnings per share. Principally, SFAS No. 128 replaces primary earnings per share with basic earnings per share which does not consider common stock equivalents, modifies certain dilutive computations and replaces fully diluted earnings per share with diluted earnings per share. The adoption of SFAS No. 128 did not have a material impact on the Company's reported results, including prior periods which were restated.

Basic earnings per common share amounts are based on the weighted average number of common shares outstanding during the year. The diluted earnings per common share computation further includes all dilutive potential common shares outstanding during the year. The basic and diluted earnings per common share amounts are determined using the following common equivalent shares:

                                                       1997                              1996                         1995
------------------------------------------------------------------------------------------------------------------------------------
                                               Basic            Diluted           Basic        Diluted          Basic       Diluted
------------------------------------------------------------------------------------------------------------------------------------
Common stock                             162,768,000        162,768,000     152,201,000    152,201,000    122,886,000   122,886,000
Dilutive potential common shares:
Warrants, stock options and
 deferred stock rights                                        1,594,000                      1,228,000                    1,662,000
Treasury stock                            (1,226,000)        (1,226,000)       (871,000)      (871,000)      (105,000)     (105,000)
------------------------------------------------------------------------------------------------------------------------------------
                                         161,542,000        163,136,000     151,330,000    152,558,000    122,781,000   124,443,000
====================================================================================================================================

The basic and diluted earnings per common share amounts are determined using the following income amounts:

In thousands of dollars
--------------------------------------------------------------------------------
                                                  1997        1996       1995
--------------------------------------------------------------------------------
Income from Continuing Operations              $130,529   $ 190,525    $122,006
Preference Stock Redemption Premium/Dividends               (60,341)    (24,923)
--------------------------------------------------------------------------------
                                                130,529     130,184      97,083
Income from Discontinued Operations,
 net of tax and Minority Interest                                        36,491
Gain (Loss) on Disposal of Discontinued
 Operations, net of tax                          19,471     216,246     (42,502)
--------------------------------------------------------------------------------
Income before Extraordinary Items               150,000     346,430      91,072
Extraordinary Losses                                       (316,285)
--------------------------------------------------------------------------------
Net Income Applicable to Common Stock          $150,000   $  30,145    $ 91,072
================================================================================

                               Johns Manville/45

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

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

U.S. Pension Plans

Substantially all of the Company's U.S. employees are covered by noncontributory defined benefit pension plans. Pension benefits are based primarily on years of service and the employee's compensation or pension rate near retirement. The Company's funding policy is to contribute funds to a trust as necessary to at least meet the minimum funding requirements of the Internal Revenue Code. Plan assets are invested primarily in equity and fixed income securities.

(A) Pension Expense (Income)

The Company's pension expense (income) related to the U.S. defined benefit pension plans, exclusive of amounts related to discontinued operations, for the years ended December 31 consists of the following:

In thousands of dollars
--------------------------------------------------------------------------------------
                                                       1997         1996        1995
--------------------------------------------------------------------------------------
Service cost-benefits earned during the year        $  7,685     $  8,506   $   6,866
Interest cost on projected benefit obligation         45,254       44,480      46,248
Estimated return on assets
  -actual (gain) loss                                (87,480)     (46,778)   (146,437)
  -deferred gain (loss)                               32,577       (6,168)    101,651
Net amortization                                      (6,490)      (3,297)     (4,028)
--------------------------------------------------------------------------------------
Total pension expense (income)                      $ (8,454)    $ (3,257)  $   4,300
======================================================================================

Assumptions used in determining the pension expense (income) for the years ended December 31 are as follows:

                                                    1997      1996      1995
-----------------------------------------------------------------------------
Discount rates                                      7.50%     7.00%     9.00%
Rates of increase in future compensation levels     5.50%     5.50%     6.50%
Expected long-term rates of return on assets        8.25%     8.00%     8.00%
=============================================================================

(B) Funded Status

The funded status of the Company's defined benefit plans covering U.S. employees as of December 31, is as follows:

In thousands of dollars
------------------------------------------------------------------------------
                                                           1997         1996
------------------------------------------------------------------------------
Actuarial present value of:
 Vested benefit obligation                               $595,970     $583,115
==============================================================================
 Accumulated benefit obligation                          $624,619     $610,947
==============================================================================
 Projected benefit obligation                            $641,560     $632,407
Plan assets at fair value                                 741,007      691,591
------------------------------------------------------------------------------
Plan assets in excess of projected benefit obligation      99,447       59,184
Unrecognized net loss                                      30,213       68,559
Unrecognized prior service costs                           11,509       12,204
Unrecognized transition adjustment                        (12,013)     (20,095)
------------------------------------------------------------------------------
Prepaid pension asset                                    $129,156     $119,852
==============================================================================

The projected benefit obligations for the U.S. plans were determined in 1997 and 1996 using a discount rate of 7.5 percent and a rate of increase in future compensation levels for salary-related plans of 5.5 percent. The Company utilizes a discount rate based on available high-quality corporate bonds. The vested U.S. benefit obligation is calculated on the benefits the employees are entitled to receive if they were to separate immediately.

                               Johns Manville/46

German Pension Plan

The German plan is noncontributory and is unfunded. The pension or termination benefits are based primarily on years of service and the employee's compensation.

(A) Pension Expense

The pension expense, determined using a discount rate of seven percent and a rate of increase in future compensation of five percent for each year, for the years ended December 31 consists of the following:

In thousands of dollars
----------------------------------------------------------------------------
                                                     1997     1996     1995
----------------------------------------------------------------------------
Service cost-benefits earned during the year        $  567   $  881   $  909
Interest cost on projected benefit obligation        1,529    1,861    1,869
Net amortization                                       (34)     105      111
----------------------------------------------------------------------------
Total pension expense                               $2,062   $2,847   $2,889
============================================================================

(B) Funded Status

The status of the Company's unfunded German plan as of December 31 is as follows:

In thousands of dollars
-----------------------------------------------------------
                                          1997      1996
-----------------------------------------------------------
Actuarial present value of:
 Vested benefit obligation                $21,335   $24,691
===========================================================
 Accumulated benefit obligation           $22,309   $25,861
===========================================================
 Projected benefit obligation             $23,421   $28,204
Unrecognized net gain                       4,183     2,972
Unrecognized transition adjustment           (633)     (863)
-----------------------------------------------------------
Pension liability                         $26,971   $30,313
===========================================================

Projected benefit obligations were determined using a discount rate of seven percent for both 1997 and 1996. The rate of increase in future compensation levels for salary-related plans was four percent in 1997 and five percent in 1996. The vested benefit obligation is calculated on the benefits the employees are entitled to receive if the employees were to separate immediately.

Voluntary Savings Plans

The Company provides voluntary savings plans in which eligible U.S. employees of the Company may participate. Employees may make contributions of up to 16 percent of their compensation. The Company matches up to six percent of certain contributions at rates ranging from 15 percent to 100 percent, depending on the Company's performance. Company contributions to the savings plans were $7.1 million in 1997, $7.5 million in 1996 and $7.6 million in 1995.

Note 14:
Other Postretirement Benefits

Medical and life insurance coverage is provided to eligible U.S. and Canadian retirees of the Company and their dependents under defined benefit plans. The postretirement benefit expense for the years ended December 31 consists of the following:

In thousands of dollars
-------------------------------------------------------------------------------
                                                      1997      1996      1995
-------------------------------------------------------------------------------
Service cost-benefits earned during the year        $ 1,390   $ 1,373   $ 1,560
Interest cost on accumulated postretirement
 benefit obligation                                  13,210    12,955    15,434
Net amortization                                     (1,640)   (1,604)   (2,478)
-------------------------------------------------------------------------------
Total postretirement benefit expense                $12,960   $12,724   $14,516
===============================================================================

The postretirement benefit expense was calculated using a discount rate of 7.5 percent in 1997, seven percent in 1996 and nine percent in 1995.

                               Johns Manville/47

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The Company's unfunded postretirement benefit obligation reconciled with the amounts shown in the Company's consolidated balance sheet as of December 31, is as follows:

In thousands of dollars
-------------------------------------------------------------------------
                                                       1997         1996
-------------------------------------------------------------------------
Actuarial present value of the accumulated
 postretirement benefit obligation:
   Retirees                                         $151,202     $151,206
   Fully eligible plan participants                   10,037        8,563
   Other active plan participants                     27,592       25,212
-------------------------------------------------------------------------
                                                     188,831      184,981
Unrecognized net gain                                  1,889        8,912
Unrecognized prior service costs                      24,538       26,376
-------------------------------------------------------------------------
Postretirement benefit obligation                   $215,258     $220,269
=========================================================================

The current portions of $17.8 million and $19.5 million of the postretirement benefit obligation are reflected in compensation and employee benefits as of December 31, 1997 and 1996, respectively. The accumulated postretirement benefit obligations were determined in 1997 and 1996 using a discount rate of 7.5 percent. The Company utilizes a discount rate based on available high-quality corporate bonds. For measurement purposes, a 5.9 percent annual rate of increase in the per capita cost of covered medical benefits was assumed for 1998; the rate was assumed to decrease gradually to 5.5 percent in 2002 and remain at that level thereafter.

The Company's assumptions regarding the discount rate and annual rate of increase in the per capita cost of covered medical benefits are subject to prevailing economic conditions. Accordingly, the Company believes it is reasonably possible that a change in these assumptions may occur in the near term. To illustrate, increasing the assumed health care cost trend rates by one percentage point in each year would increase the accumulated benefit obligation as of December 31, 1997, by $7.5 million, and the aggregate of the service and interest cost components of the periodic cost for the year then ended by $0.6 million.

Note 15:
Workers' Compensation

The workers' compensation liability and related receivable at gross and present value at December 31 are:

In thousands of dollars
-------------------------------------------------------------------
                                               1997           1996
-------------------------------------------------------------------
Workers' Compensation Liability:
  Gross                                     $117,917       $123,569
  Present Value                               66,658         69,002
Insurance Receivable:
  Gross                                     $  7,572       $  7,765
  Present Value                                4,798          4,818
===================================================================

The liability and receivable were measured using risk-free discount rates of 6 percent and 6.4 percent at December 31, 1997 and 1996, respectively, which reflect rates of return on available U.S. Treasury securities with maturities similar to the timing of expected claim payments. Although the Company is exposed to credit losses in the event of nonperformance by its insurers, the Company anticipates claims for insurance coverage will be fully satisfied.

Discount rates of 6.4 percent, 6.2 percent and 8.2 percent were used to measure expense for the years ended December 31, 1997, 1996 and 1995, respectively.

The Company expects to pay the following amounts for its workers' compensation obligations:

In thousands of dollars
-----------------------------------
1998                       $  7,200
1999                          7,200
2000                          7,000
2001                          6,600
2002                          6,200
Thereafter                   83,717
-----------------------------------
                           $117,917
===================================

                               Johns Manville/48

Note 16:
Nonrecurring Charges

In 1996, the Company recorded the following pretax nonrecurring charges totaling $49.2 million.

The Company completed an evaluation of a manufacturing facility with both current and former operations and determined that its best course of action was closure of the facility. Consequently, the Company recorded nonrecurring charges of $41.7 million for the shutdown of current operations, demolition of facilities and site restoration, of which $30 million, $6.1 million and $5.6 million related to corporate and eliminations, the Insulation segment and the Roofing Systems segment, respectively. Of these charges, $7.5 million were noncash asset write-downs, and at December 31, 1997, $15.4 million was classified as other current liabilities. Upon completion of these actions, the Company intends to dispose of the remaining properties and does not expect to incur significant future monitoring and maintenance costs. The Company expects to fund the charges requiring cash outlays from existing cash balances and cash generated from operations. During 1997, the Company spent minimal amounts in preparation for demolition phases of the project. Pending federal and state regulatory agency approval, the final disposition will begin in 1998 and is expected to be substantially completed by 1999, with the majority of liabilities settled during that time frame. The nonrecurring charges are based on estimates and, therefore, are subject to risks and uncertainties related to the Company's ability to secure agreements with third parties, relinquish the properties and obtain regulatory approvals to execute the actions described above. As a result, the Company believes it is reasonably possible that these estimates may be revised in the near-term. However, the impacts of such revisions, if any, are not expected to have a material adverse effect on the Company's financial condition, liquidity or results of operations.

The Company recorded additional 1996 nonrecurring charges (income) in the Insulation and the Engineered Products segments of $11.5 million and $(4) million, respectively, consisting primarily of asset write-downs to estimated fair values in the automotive molded parts business, which was disposed of in 1997, and a gain on the sale of other manufacturing assets.

Note 17:
Other Income (Expense), net


In thousands of dollars
-------------------------------------------------------------------------------
                                              1997           1996         1995
-------------------------------------------------------------------------------
Amortization of intangible assets          $(10,516)       $(4,528)    $   (677)
Pension and postretirement benefits          (2,068)        (3,513)      (6,456)
Interest accretion on workers'
 compensation liabilities                    (3,072)        (3,567)      (3,910)
Phenolic legal expenses                                       (600)      (2,921)
Settlement of pension plans                                  7,216
Write-off/disposition of
 nonproductive assets                                                    (6,723)
Other                                         5,315          4,647        3,682
-------------------------------------------------------------------------------
                                           $(10,341)       $  (345)    $(17,005)
===============================================================================

Pension and postretirement benefits are attributable to retirees of the Company's former business operations. Interest accretion on workers' compensation liabilities primarily relates to previous asbestos operations.

Note 18:
Gain on Sale of Equity Investment

In 1995, the Company sold its remaining equity investment in Stillwater Mining Company for net cash proceeds of $110.5 million, resulting in a pretax gain on sale of equity investment of $74.9 million. The Company retained a five percent net smelter royalty on metals produced from certain Stillwater mining claims.

                               Johns Manville/49

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 19:
Profit Sharing Obligation

During 1996, the Company exchanged approximately 32.5 million shares of its common stock for the Trust's profit sharing right to 20 percent of the Company's net earnings (as adjusted). As a result, the Company recorded an extraordinary loss of $314.3 million, net of taxes of $169.2 million. The extraordinary loss was based on the New York Stock Exchange closing price of the Company's common stock on April 4, 1996 of $14.50 per share, plus related expenses of the transaction and other trust related settlements.

The Company paid $6.6 million of profit sharing expense through April 1996 to the Trust. This represents the final profit sharing payment to the Trust. Profit sharing expense for 1995 totaled $27.7 million and was also paid in 1996.

Note 20:
Income Taxes

Income taxes payable consists of the following:

In thousands of dollars
-------------------------------------------------------------
                                              1997      1996
-------------------------------------------------------------
U.S. federal and foreign income taxes       $8,300    $20,857
Deferred income taxes                                  14,316
State and local taxes                          403        664
-------------------------------------------------------------
                                            $8,703    $35,837
=============================================================

The approximate tax effect of the temporary differences and carryforwards giving rise to the net deferred tax asset is as follows:

In thousands of dollars
----------------------------------------------------------------------------
                                                           1997       1996
----------------------------------------------------------------------------
U.S. Deferred Tax Assets:
Trust deductions                                         $216,412   $215,994
Employee benefit accruals                                 102,379    108,613
Reserves                                                   52,370     62,027
Credit for prior year minimum tax carryforward             20,871     22,596
Provision for furnace rebuilds                              9,625      7,805
Capitalized research, development and engineering           7,239
Deferred state and local taxes                              6,552      7,488
Deferred compensation                                       5,839      4,575
General business credit carryforward                        3,523     18,188
Other                                                      13,599     14,216
----------------------------------------------------------------------------
                                                          438,409    461,502
----------------------------------------------------------------------------
Foreign Deferred Tax Assets                                 2,547        842
----------------------------------------------------------------------------
Total Deferred Tax Assets                                 440,956    462,344
----------------------------------------------------------------------------
U.S. Deferred Tax Liabilities:
Property, plant and equipment                             100,695     97,764
Prepaid pension asset                                      44,658     45,555
Other                                                       6,761      6,675
----------------------------------------------------------------------------
Total Deferred Tax Liabilities                            152,114    149,994
----------------------------------------------------------------------------
Net Deferred Tax Asset, before valuation allowances       288,842    312,350
Valuation Allowances                                      (52,000)   (70,188)
----------------------------------------------------------------------------
Net Deferred Tax Asset                                   $236,842   $242,162
============================================================================

The deferred tax asset related to Trust deductions primarily represents stock and Trust Bonds issued to the Trust that are not yet deductible for income tax purposes. The charge related to the Trust Bonds becomes deductible as principal and interest payments are made to the Trust, or when the Trust Bonds are sold by the Trust, and funds are distributed to claimants or deposited in a specific settlement fund. The deferred tax asset related to Trust deductions includes $206.7 million (exclusive of any related valuation allowance) generated from the issuance of stock to the Trust.


                               Johns Manville/50

The Company receives a tax deduction for the amount of any dividends paid on shares of the Company's common stock held by the Trust. In addition, the Company will receive a tax deduction when the Trust sells some or all of its shares of common stock and distributes the proceeds to its beneficiaries or transfers the proceeds to a specific settlement fund. Under Section 468B of the U.S. Internal Revenue Code, the Company is responsible for income taxes on the taxable income of the Trust's specific settlement fund at a tax rate of 15 percent. Any such taxes paid by the Company will generate a tax deduction for the Company. Although the Company cannot predict the amount of any such future tax obligations, the Company does not expect related future liabilities to have a material adverse effect on the Company's financial condition, liquidity or results of operations. However, this liability could be material in certain situations including the Trust monetizing, and retaining the proceeds of, a significant portion of its investment in the Company's common stock.

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

The Trust transferred approximately $17.2 million and $1.1 billion in 1997 and 1996, respectively, to the specific settlement fund within the Trust or to claimants generating corresponding current tax deductions for the Company. The monies transferred and use of operating loss carryforwards were adequate to eliminate substantially all U.S. cash income tax liability in 1996.

At December 31, 1997, the Company had a $52 million valuation allowance on its U.S. deferred tax asset primarily related to future deductible amounts that may not be realized. The $18.2 million decrease in the valuation allowance in 1997 is primarily due to the utilization of general business credit carryforwards that the Company previously believed would expire unused. The valuation allowance decreased $12.3 million in 1996 primarily due to the expiration of foreign tax credit carryforwards and general business credit carryforwards which were fully reserved in prior years. In accordance with Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes," the Company's valuation allowance on all deferred tax assets is subject to change as forecasts of future years' earnings and the estimated timing of the utilization of the Company's tax benefits and credit carryforwards are revised (including the timing and amounts received by the Trust for its investment in Company stock).


                               Johns Manville/51

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The approximate tax effect of the temporary differences giving rise to the net deferred tax liability is as follows:

In thousands of dollars
-------------------------------------------------------------------------
                                                         1997       1996
-------------------------------------------------------------------------
Foreign Deferred Tax Assets                           $  1,942   $  2,244
-------------------------------------------------------------------------
Foreign Deferred Tax Liabilities:
Property, plant and equipment                           41,772     43,486
Undistributed earnings of foreign subsidiaries                     14,316
Other                                                    2,345
-------------------------------------------------------------------------
Total Deferred Tax Liabilities                          44,117     57,802
-------------------------------------------------------------------------
Net Deferred Tax Liability                            $ 42,175   $ 55,558
=========================================================================

The U.S. and foreign components of income from continuing operations before income taxes consist of the following:

In thousands of dollars
-----------------------------------------------------------------------------
                                                 1997       1996       1995
-----------------------------------------------------------------------------
U.S.                                           $136,277   $103,491   $182,056
Foreign                                          39,203     47,943     42,367
-----------------------------------------------------------------------------
                                               $175,480   $151,434   $224,423
=============================================================================

The provision for income tax expense (benefit) on continuing operations consists of the following:

In thousands of dollars
--------------------------------------------------------------------------
                                            1997       1996         1995
--------------------------------------------------------------------------
Current:
U.S. federal                              $ 12,875                $  2,049
U.S. state and local                         2,887   $  3,595        1,642
Foreign                                     17,618     24,492       16,603
--------------------------------------------------------------------------
                                            33,380     28,087       20,294
--------------------------------------------------------------------------
Deferred:
U.S.                                        13,044    (61,203)      72,526
Foreign                                     (1,473)    (5,975)       9,597
--------------------------------------------------------------------------
                                            11,571    (67,178)      82,123
--------------------------------------------------------------------------
                                          $ 44,951   $(39,091)    $102,417
==========================================================================

The reported amount of income tax expense on consolidated pretax income from continuing operations differs from the amount of income tax expense that would result from applying the domestic federal statutory tax rate to consolidated pretax income from continuing operations for the following reasons:

In thousands of dollars
-------------------------------------------------------------------------------------
                                                        1997        1996       1995
-------------------------------------------------------------------------------------
U.S. federal statutory expense                        $ 61,420   $  53,002   $ 78,543
Increase (decrease) resulting from:
Utilization of general business credits                (18,188)
Deduction for dividends to the Trust                    (6,298)   (107,213)
Foreign income taxed at higher rates                     3,924      11,246     17,978
U.S. state and local taxes, net of federal benefit       1,913       1,293      1,466
Other, net                                               2,180       2,581      4,430
-------------------------------------------------------------------------------------
                                                      $ 44,951   $ (39,091)  $102,417
=====================================================================================

                               Johns Manville/52

As of December 31, 1997, the Company had $3.5 million of general business credit carryforwards and $20.9 million of U.S. federal credit for prior year minimum tax carryforwards. The general business credits expire at various dates beginning in 2002. There is no expiration date on the prior year minimum tax credit; however, it can only be applied against regular tax.

Undistributed earnings intended to be reinvested indefinitely by the foreign subsidiaries totaled $187.3 million at December 31, 1997. The determination of the deferred tax liability related to these undistributed earnings is not practicable. Accordingly, no U.S. deferred income tax has been recorded.

Note 21:
Discontinued Operations

During the third quarter of 1997, the Company adjusted the estimated gain recognized in 1996 on the disposition of Riverwood. The adjustment, resulting in an additional net gain on disposal of discontinued operations of $19.5 million, of which $8.2 million related to income taxes, arose from the resolution of indemnification issues with the purchaser of Riverwood and from the determination of certain income tax consequences of the disposition, which were finalized with the completion of the Company's 1996 income tax returns.

During 1996, the Company received gross cash proceeds of $1.08 billion from the disposition of its 81.3 percent interest in Riverwood and recorded a gain of $216.2 million, net of taxes of $138.7 million.

Riverwood's results of operations have been shown as discontinued operations through the disposition in the first quarter of 1996. Summarized information on the discontinued operations of Riverwood is as follows:


In thousands of dollars
-----------------------------------------------------------
                                                    1995
-----------------------------------------------------------
Net Sales                                        $1,342,304
===========================================================
Income Before Income Taxes                       $   25,485
Income Tax Expense                                   11,214
-----------------------------------------------------------
Income Before Equity in Earnings
 of Affiliate and Minority Interest                  14,271
Equity in Earnings of Affiliate, net of taxes        30,609
Minority Interest in Riverwood                       (8,389)
-----------------------------------------------------------
Income from Discontinued Operations,
 net of tax and Minority Interest                $   36,491
===========================================================

In the fourth quarter of 1995, the Company recorded an estimated loss on the disposal of discontinued operations of $42.5 million. This loss primarily relates to deferred taxes on the Company's investment in Riverwood that had not been recognized previously. The Company recorded these taxes when it became apparent the taxes would be incurred due to the planned disposition of Riverwood.

                               Johns Manville/53

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 22:
Early Extinguishment of Debt

During 1996, the Company redeemed its 9 percent Sinking Fund Debentures, with cash of $27.7 million, plus accrued interest of $1.6 million, resulting in an extraordinary loss on early extinguishment of debt of $2 million, net of taxes of $1.1 million.

Note 23:
Supplemental Cash Flow Information

In connection with the consolidated statement of cash flows, cash paid for interest related to continuing operations during 1997, 1996 and 1995 was $53.8 million, $46.4 million and $47.8 million, respectively. Cash paid for income taxes related to continuing operations during 1997, 1996 and 1995 was $48.7 million, $29.9 million and $18.9 million, respectively.

Note 24:
Acquisitions

During the third quarter of 1997, the Company acquired the roofing business of HPG International, Inc., a U.S. manufacturer of thermoplastic membranes. During the second quarter of 1997, the Company acquired the Mitex group of companies. Mitex is a manufacturer of fiber glass wall covering fabrics used primarily in commercial and industrial buildings, and has manufacturing facilities in Sweden and the United Kingdom. During the first quarter of 1997, the Company acquired the assets of Ergon Nonwovens, Inc., a U.S. manufacturer of synthetic meltblown nonwoven products. The Ergon and Mitex acquisitions are associated with the businesses of the Engineered Products segment.

The combined purchase price for these acquisitions, accounted for under the purchase method, was $136.5 million, net of cash acquired, financed from existing cash balances and borrowings of $55 million from international credit facilities. The excess of the combined purchase prices over the estimated fair value of net assets acquired, or goodwill, amounted to approximately $84 million. These allocations were based on estimates and may be revised in the future.

In January 1998, the Company acquired the assets of Seal-Dry/USA, Inc., a U.S. manufacturer of reinforced thermoplastic roofing systems. Also in January 1998, the Company acquired a plant, associated with the Insulation segment, which manufactures calcium silicate pipe and block insulation, and fireproof board. Both acquisitions will be accounted for under the purchase method.

Note 25:
New Accounting Pronouncements

During 1997, the Financial Accounting Standards Board issued the following Statements of Financial Accounting Standards effective for periods beginning after December 15, 1997: "Reporting Comprehensive Income" ("SFAS
No. 130") and "Disclosures about Segments of an Enterprise and Related Information" ("SFAS No. 131"). SFAS No. 130 establishes standards for reporting and display of comprehensive income and its components. Comprehensive income generally includes changes in separately reported components of equity along with net income. SFAS No. 131 establishes standards for reporting information about operating segments, along with related disclosures about products, services, geographic areas and major customers, based on the Company's disaggregation of an entity for internal operating decisions. The Company's reportable business segments are currently aligned with its internal business units.

                               Johns Manville/54

Note 26:
Business Segments and Geographic Area Information

Beginning in 1997, the Company reorganized its business segments and will report separately its operating results in the following three principal business segments: Insulation, Roofing Systems and Engineered Products. The 1996 and 1995 results were reclassified to conform with the current presentation format.

The Insulation segment consists of the Company's building insulation business, which manufactures fiber glass wool insulation for walls, attics and floors in residential and commercial buildings and polyisocyanurate foam sheathing for residential structures; commercial/industrial insulation business, which manufactures pipe and duct insulation for use in commercial buildings, factories, refineries and other industrial applications; and original equipment manufacturers ("OEM") insulation business, which manufactures thermal and acoustic insulation for aircraft, marine vessels, automobiles and heating, ventilating and air conditioning ("HVAC") and other equipment.

The Roofing Systems segment consists of the Company's commercial/industrial roofing systems business, which supplies roofing membranes, insulations, accessories and related guarantees.

The Engineered Products segment consists of the Company's mats and fibers business, which manufactures continuous filament fiber glass-based products used for reinforcing roofing, flooring, wall covering and plastic products. The mats and fibers business includes the Company's German subsidiary, Schuller GmbH, and the Company's Swedish and U.K. subsidiaries, the Mitex companies. The Engineered Products segment also includes the Company's filtration business, which manufactures filtration media for commercial and industrial buildings; ultra-fine fibers for clean room air filters and battery separators; liquid filtration cartridges and media for use in commercial and industrial applications; and synthetic meltblown products used in various other applications.


In thousands of dollars
----------------------------------------------------------------------------------
December 31,                                     1997         1996         1995
----------------------------------------------------------------------------------
Assets
Insulation                                    $  520,729   $  537,514   $  527,225
Roofing Systems                                  398,734      378,845      148,369
Engineered Products                              582,193      478,225      454,317
Corporate (Note E)                               530,930      605,461    1,397,051
Eliminations and Adjustments (Note B)            (52,052)     (53,319)     (52,903)
----------------------------------------------------------------------------------
Total                                         $1,980,534   $1,946,726   $2,474,059
==================================================================================
Years Ended December 31,
----------------------------------------------------------------------------------
Depreciation, Depletion and Amortization
Insulation                                    $   33,569   $   30,550   $   28,235
Roofing Systems                                   15,855       11,594        5,391
Engineered Products                               29,638       26,341       26,646
Corporate                                          1,101        2,690        3,561
----------------------------------------------------------------------------------
Total                                         $   80,163   $   71,175   $   63,833
==================================================================================
Additions to Property, Plant and Equipment
Insulation                                    $   34,687   $   32,531   $   73,614
Roofing Systems                                    7,945       51,650        5,338
Engineered Products                               81,715       68,462       30,262
Corporate                                            949          357        2,115
----------------------------------------------------------------------------------
Total                                         $  125,296   $  153,000   $  111,329
==================================================================================

See notes on page 58.

                               Johns Manville/55

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

In thousands of dollars
------------------------------------------------------------------------------------
Years Ended December 31,                            1997         1996         1995
------------------------------------------------------------------------------------
Insulation
Net Sales                                     $  697,845   $  698,954   $  669,938
Costs and Expenses                               598,859      579,028      548,609
Nonrecurring Charges                                           17,550
Other Income (Expense), net (Note D)                (247)         977       (8,137)
------------------------------------------------------------------------------------
Income from Operations                        $   98,739   $  103,353   $  113,192
------------------------------------------------------------------------------------
Roofing Systems
Net Sales                                     $  510,460   $  414,013   $  290,518
Costs and Expenses                               444,749      372,993      265,274
Nonrecurring Charges                                            5,644
Other Income (Expense), net (Note D)              (2,843)      (3,247)      (1,718)
------------------------------------------------------------------------------------
Income from Operations                        $   62,868   $   32,129   $   23,526
------------------------------------------------------------------------------------
Engineered Products
Net Sales                                     $  475,954   $  470,761   $  457,685
Costs and Expenses                               379,274      362,846      354,578
Nonrecurring Charges (Income)                                  (4,018)
Other Income (Expense), net (Note D)              (4,118)       1,149        1,419
------------------------------------------------------------------------------------
Income from Operations                        $   92,562   $  113,082   $  104,526
------------------------------------------------------------------------------------
Corporate and Eliminations
Net Sales (Note A)                            $  (36,614)  $  (31,299)  $  (26,619)
Costs and Expenses                                (1,000)         634        4,773
Nonrecurring Charges                                           29,980
Other Income (Expense), net (Note D)              (3,133)         776       (8,569)
------------------------------------------------------------------------------------
Income from Operations                        $  (38,747)  $  (61,137)  $  (39,961)
------------------------------------------------------------------------------------
Consolidated Total Company
Net Sales                                     $1,647,645   $1,552,429   $1,391,522
Costs and Expenses                             1,421,882    1,315,501    1,173,234
Nonrecurring Charges                                           49,156
Other Income (Expense), net                      (10,341)        (345)     (17,005)
------------------------------------------------------------------------------------
Income from Operations                        $  215,422   $  187,427   $  201,283
====================================================================================
See notes on page 58.

                               Johns Manville/56

In thousands of dollars
----------------------------------------------------------------------------------
Years Ended December 31,                            1997         1996         1995
----------------------------------------------------------------------------------
United States
Net Sales                                     $1,426,609   $1,341,216   $1,200,371
Costs and Expenses                             1,206,560    1,109,647      993,192
Nonrecurring Charges                                           19,176
Other Income (Expense), net                       (4,120)       9,863       (6,129)
----------------------------------------------------------------------------------
Income from Operations                        $  215,929   $  222,256   $  201,050
----------------------------------------------------------------------------------
Foreign
Net Sales                                     $  231,758   $  224,232   $  199,356
Costs and Expenses                               192,511      188,770      158,444
Other Income (Expense), net                       (1,140)       1,737         (363)
----------------------------------------------------------------------------------
Income from Operations                        $   38,107   $   37,199   $   40,549
----------------------------------------------------------------------------------
Corporate and Eliminations
Net Sales (Note A)                            $  (10,722)  $  (13,019)  $   (8,205)
Costs and Expenses                                22,811       17,084       21,598
Nonrecurring Charges                                           29,980
Other Income (Expense), net (Note C)              (5,081)     (11,945)     (10,513)
----------------------------------------------------------------------------------
Income from Operations                        $  (38,614)  $  (72,028)  $  (40,316)
----------------------------------------------------------------------------------
Consolidated Total Company
Net Sales                                     $1,647,645   $1,552,429   $1,391,522
Costs and Expenses                             1,421,882    1,315,501    1,173,234
Nonrecurring Charges                                           49,156
Other Income (Expense), net                      (10,341)        (345)     (17,005)
----------------------------------------------------------------------------------
Income from Operations                        $  215,422   $  187,427   $  201,283
==================================================================================
December 31,
----------------------------------------------------------------------------------
Assets
United States                                 $1,232,880   $1,207,303   $  936,453
Foreign                                          268,776      187,281      193,458
Corporate (Note E)                               530,930      605,461    1,397,051
Eliminations and Adjustments (Note B)            (52,052)     (53,319)     (52,903)
----------------------------------------------------------------------------------
Total                                         $1,980,534   $1,946,726   $2,474,059
==================================================================================
See notes on page 58.

                               Johns Manville/57

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


Notes to Business Segments and Geographic Area Information:

(A) Net sales included in corporate and eliminations relate principally to the elimination of intersegment and intergeographic sales (at prices approximating market). Intersegment sales principally relate to sales from the Engineered Products segment to the Roofing Systems segment.

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

(E) Corporate assets are principally cash and equivalents and marketable securities, prepaid income taxes, certain investments, the net assets held for sale related to Riverwood, certain long-term receivables, deferred tax assets, a portion of prepaid pension assets and a portion of property, plant and equipment.

                               Johns Manville/58

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


/s/ C.L. (Jerry) Henry                              /s/ J.P. Murphy
-------------------------------------               -------------------------
    C.L. (Jerry) Henry                                  J.P. Murphy

Chairman of the Board,                              Senior Vice President and
President and Chief Executive Officer               Chief Financial Officer

                               Johns Manville/59

REPORT OF INDEPENDENT ACCOUNTANTS


To the Stockholders and Directors of Johns Manville Corporation:

We have audited the accompanying consolidated balance sheets of Johns Manville Corporation as of December 31, 1997 and 1996 and the related consolidated statements of income, cash flows and stockholders' equity for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Johns Manville Corporation as of December 31, 1997 and 1996, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 1997 in conformity with generally accepted accounting principles.


/s/ Coopers & Lybrand L.L.P.

Denver, Colorado
January 30, 1998


                               Johns Manville/60

SELECTED QUARTERLY FINANCIAL DATA (UNAUDITED)

In thousands of dollars, except per share amounts
---------------------------------------------------------------------------------------------------------
                                                       First     Second     Third     Fourth
                                                      Quarter    Quarter   Quarter   Quarter     Total
---------------------------------------------------------------------------------------------------------
Year Ended December 31, 1997
Net Sales                                            $379,010   $428,036   $438,122  $402,477  $1,647,645
Gross Profit                                          100,656    117,939    112,871   100,044     431,510
Income from Operations                                 49,698     63,032     57,906    44,786     215,422
Income before Extraordinary Items (Note A)             27,492     37,175     58,329    27,004     150,000
Net Income (Note A)                                    27,492     37,175     58,329    27,004     150,000
---------------------------------------------------------------------------------------------------------
Basic Earnings Per Common Share
Income before Extraordinary Items (Note A)               $.17       $.23       $.36      $.17        $.93
Net Income (Note A)                                       .17        .23        .36       .17         .93
Diluted Earnings Per Common Share
Income before Extraordinary Items (Note A)               $.17       $.23       $.36      $.17        $.92
Net Income (Note A)                                       .17        .23        .36       .17         .92
---------------------------------------------------------------------------------------------------------

Year Ended December 31, 1996
Net Sales                                            $326,109   $381,403   $422,978  $421,939  $1,552,429
Gross Profit                                           93,559    108,502    121,439   117,118     440,618
Income from Operations (Note B)                        55,291     56,299     67,615     8,222     187,427
Income before Extraordinary Items (Note A)            305,537     28,150     33,918    39,166     406,771
Net Income (Loss) (Notes A, C and D)                   (8,759)    26,161     33,918    39,166      90,486
---------------------------------------------------------------------------------------------------------
Basic Earnings (Loss) Per Common Share (Note E)
Income (Loss) before Extraordinary Items (Note A)       $2.44      $(.16)      $.21      $.24       $2.29
Net Income (Loss) (Notes A, C and D)                     (.12)      (.18)       .21       .24         .20
Diluted Earnings (Loss) Per Common Share (Note E)
Income (Loss) before Extraordinary Items (Note A)       $2.39      $(.16)      $.21      $.24       $2.27
Net Income (Loss) (Notes A, C and D)                     (.12)      (.18)       .21       .24         .20
---------------------------------------------------------------------------------------------------------

(A) The Company disposed of its 81.3 percent interest in Riverwood in the first quarter of 1996 and recorded a gain on the sale of $177.2 million, net of estimated taxes of $177.8 million. In the fourth quarter of 1996, an additional gain of $39.1 million was recognized, adjusting the estimated taxes from $177.8 million to $138.7 million.

During the third quarter of 1997, an additional net gain of $19.5 million was recognized, of which $8.2 million related to income taxes, arising from the termination of certain indemnification obligations to the purchaser of Riverwood and from the determination of certain income tax consequences of the disposition, which were finalized with the completion of the Company's 1996 income tax returns.

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

(D) In the second quarter of 1996, the Company redeemed its 9 percent Sinking Fund Debentures due through 2003 that resulted in an extraordinary loss on early extinguishment of debt of $2 million, net of taxes of $1.1 million. The Company also redeemed its Cumulative Preference Stock, Series B, with cash of $230.8 million, resulting in a $52.1 million premium on preference stock redemption.

(E) Earnings (loss) per share amounts for 1996 were calculated after the deduction for preference stock dividends and the premium on preference stock redemption.


                               Johns Manville/61