Form 10-K, Exhibit 13
period 1999-12-31
JOHNS MANVILLE CORP /NEW/
filed 2000-03-30
CIK 355473

                                                                      EXHIBIT 13

Selected Five-Year Financial Data
-----------------------------------------------------------------------------------------------------------------------------------

                                                                                  In thousands of dollars, except per share amounts
-----------------------------------------------------------------------------------------------------------------------------------

Year Ended December 31,                                                   1999         1998         1997         1996         1995
-----------------------------------------------------------------------------------------------------------------------------------
Income
-----------------------------------------------------------------------------------------------------------------------------------
Net Sales (Note B)                                                  $2,161,786   $1,781,179   $1,647,645   $1,552,429   $1,391,522
Income from Operations (Notes A, B and G)                              352,189      279,737      215,422      187,427      201,283
Income from Continuing Operations,
  net of tax (Notes A, B and G)                                        261,844      185,291      130,529      190,525      122,006
Income before Extraordinary Items and
  Cumulative Effect of Accounting Change (Note B)                      261,844      185,291      150,000      406,771      115,995
Net Income (Notes B, D, E and F)                                       256,086      180,946      150,000       90,486      115,995
-----------------------------------------------------------------------------------------------------------------------------------
Financial Position (As of December 31)
-----------------------------------------------------------------------------------------------------------------------------------
Total Assets (Note C)                                               $2,289,633   $2,207,185   $1,980,534   $1,946,726   $2,474,059
Long-Term Debt, less current portion                                   503,148      587,276      456,294      428,160      447,007
Stockholders' Equity                                                   868,300      790,108      693,083      580,462    1,181,307
-----------------------------------------------------------------------------------------------------------------------------------
Additional Data (Note B)
-----------------------------------------------------------------------------------------------------------------------------------
Additions to Property, Plant and Equipment                          $  299,426   $  130,336   $  125,296   $  153,000   $  111,329
Research, Development and Engineering                                   39,837       32,823       31,174       32,663       29,988
-----------------------------------------------------------------------------------------------------------------------------------
Per Share Data (Note H)
-----------------------------------------------------------------------------------------------------------------------------------
Earnings Per Common Share
    Basic:
    Income from Continuing Operations,
     net of tax (Notes A, B and G)                                       $1.70        $1.16         $.81         $.86         $.79
    Income before Extraordinary Items and
     Cumulative Effect of Accounting Change (Note B)                      1.70         1.16          .93         2.29          .74
    Net Income (Notes B, D, E and F)                                      1.66         1.13          .93          .20          .74
    Diluted:
    Income from Continuing Operations,
     net of tax (Notes A, B and G)                                        1.68         1.15          .80          .85          .78
    Income before Extraordinary Items and
     Cumulative Effect of Accounting Change (Note B)                      1.68         1.15          .92         2.27          .73
    Net Income (Notes B, D, E and F)                                      1.64         1.12          .92          .20          .73
Common Dividends Declared                                                  .24          .20          .14         6.06
-----------------------------------------------------------------------------------------------------------------------------------
Pro Forma Data (Note I)
-----------------------------------------------------------------------------------------------------------------------------------
Income from Operations                                                $352,189     $243,749     $215,422     $229,367     $201,283
Net Income                                                             261,844      162,236      130,529      115,267       93,443
Earnings Per Common Share (Diluted):
    Net Income                                                           $1.68        $1.00         $.80         $.71         $.57
===================================================================================================================================

See notes on page 14.

                               Johns Manville/13

SELECTED FIVE-YEAR FINANCIAL DATA
--------------------------------------------------------------------------------

Notes to Selected Five-Year Financial Data:

(A) During 1996 JM recorded nonrecurring charges totaling $49.2 million. These charges included $41.7 million for the shutdown of current operations, demolition of facilities and site restoration, and $7.5 million of asset write-downs to estimated fair values, partially offset by a gain on the sale of other manufacturing assets.

(B) In 1996 JM disposed of its 81.3 percent interest in Riverwood International Corporation. Accordingly, Riverwood's operations have been reflected as discontinued operations and its operating results have been excluded from the determination of income from continuing operations for all periods presented. Income from continuing operations, net of tax, includes gains on sales of equity investments, interest income, interest expense and profit sharing expense.

Income before extraordinary items and cumulative effect of accounting change and net income include a gain on disposal of discontinued operations of $216.2 million, net of tax, in 1996, a loss on disposal of discontinued operations of $42.5 million, net of tax, in 1995, and income from discontinued operations of $36.5 million in 1995, net of tax.

During 1997 JM recognized an additional net gain on disposal of discontinued operations of Riverwood of $19.5 million, of which $8.2 million related to income taxes.

(C) Total assets at December 31, 1998 include the acquisition deposit of $227.3 million for the January 1, 1999 acquisition of certain Spunbond/Monofilament assets.

The $375.6 million net assets and liabilities of the discontinued operations of Riverwood were classified as net assets held for sale at December 31, 1995.

(D) In 1996 JM recorded an extraordinary loss of $314.3 million, net of taxes of $169.2 million, on the exchange of approximately 32.5 million shares of JM's common stock for the termination of the Manville Personal Injury Settlement Trust's profit sharing right to 20 percent of JM's net earnings (as adjusted).

(E) JM recorded extraordinary losses on early extinguishments of debt, net of taxes, of $5.8 million, $31.8 million and $2 million in 1999, 1998 and 1996, respectively.

(F) Effective January 1, 1998 JM changed its method of accounting for glass furnace rebuild costs. The cumulative effect of this change in accounting principle increased 1998 earnings by $27.4 million, net of taxes of $17.9 million.

(G) JM sold its 5 percent net smelter royalty on certain metals produced by the Stillwater Mining Company for cash resulting in other income of $36 million in 1998.

(H) During 1996 JM redeemed its Cumulative Preference Stock, Series B. Earnings per share amounts prior to 1997 were calculated after the deduction for preference stock dividends/accretion and the $52.1 million premium on preference stock redemption.

(I) Pro forma data has been adjusted to eliminate the effects of nonrecurring charges, certain pension plan settlement gains, gains on sales of equity investments, mining royalty sale proceeds, interest expense on the 9 percent Sinking Fund Debentures, profit sharing expense, an unusual 1996 income tax item, discontinued operations, extraordinary losses, cumulative effect of accounting change, preference stock dividends/accretion, and premium on preference stock redemption, on a consistent basis and adjusted for estimated applicable tax effects. In addition, earnings per share are based on 155.7 million and 161.9 million diluted weighted average shares for 1999 and 1998, respectively, and 163.1 million pro forma diluted weighted average shares for the other periods presented.

                                Johns Manville/14

MANAGEMENT'S DISCUSSION AND ANALYSIS
--------------------------------------------------------------------------------

Management's Discussion and Analysis of
Financial Condition and Results of Operations

Johns Manville Corporation ("JM") manufactures and markets building and equipment insulation; commercial and industrial roofing systems; fibers, fabric and nonwoven mats used as reinforcements in building and industrial applications, and high efficiency filtration media. JM operates 58 manufacturing facilities in North America, Europe and China, and is comprised of three principal business segments: Insulation, Roofing Systems and Engineered Products.

The Insulation segment consists of JM's building insulation business, which manufactures fiber glass wool insulation for walls, attics and floors in residential and commercial buildings; commercial and industrial insulation business, which manufactures pipe and duct insulation for use in commercial buildings, factories, refineries and other industrial applications; and original equipment manufacturers ("OEM") insulation business, which manufactures thermal and acoustic insulation for aircraft, marine vessels, automobiles and heating, ventilating and air conditioning ("HVAC") and other equipment.

The Roofing Systems segment consists of JM's commercial and industrial roofing systems business, which supplies built-up, modified bitumen and single-ply membranes; perlite, fiber glass and polyisocyanurate foam insulations; roof guarantees; and accessories.

The Engineered Products segment consists of mats and fibers, which includes base fiber, fiber to reinforce gypsum wallboard and plastics, fiber glass and polyester spunbond mats for roofing and flooring applications and monofilament used in the paper industry; glass fabrics for wall coverings; and fiber glass and synthetic media for high efficiency air filtration systems, face masks, respirators, vacuum bags, sorbents and liquid filtration applications. Filtration also produces fine fibers for specialty manufacturers who supply filtration media for use in clean rooms and various battery separator applications.

Consistent with JM's internal reporting, business segments discussed below include allocated corporate expenses. The 1998 mining royalty sale proceeds are reported in corporate and eliminations.

1999 vs 1998
Results of Operations

JM's net sales in 1999 increased $380.6 million, or 21.4 percent, to $2,161.8 million compared with $1,781.2 million in 1998. Gross profit increased $144.4 million to $621.6 million from $477.2 million. The gross profit margin for 1999 increased to 28.8 percent from 26.8 percent for 1998 due primarily to an improved pricing environment and strong demand in building insulation, and contributions from acquisitions. Selling, general and administrative and research, development and engineering expenses, combined, increased $19.4 million in 1999 largely due to acquisitions. These expenses were lower as a percentage of sales at 11.2 percent compared with 12.5 percent for 1998.

                               Johns Manville/15

MANAGEMENT'S DISCUSSION AND ANALYSIS
--------------------------------------------------------------------------------

Other expense, net, for 1999 was $26.6 million compared with other income, net, of $25.9 million for 1998. Other expense, net, for 1999 reflects higher pension expenses and higher goodwill amortization due to JM's acquisition program. Other income, net, for 1998 reflects the proceeds of $36 million from a mining royalty sale. Income from operations for 1999 was $352.2 million, up 44.5 percent, compared with $243.7 million for 1998, excluding the royalty gain. Results of operations for 2000 will be affected by 1999 equity market gains for pension plan assets, positively impacting JM's pension expense (income).

Insulation Segment

Net sales for the Insulation segment increased $82.6 million, or 11.3 percent, to $816.7 million for 1999 from $734.1 million for 1998. Income from operations increased $66.2 million, or 56.1 percent, to $184.2 million compared with $118 million in 1998. Reflecting strength across JM's building insulation business, these increases are due largely to improved selling prices and volume growth, as JM operated at full capacity for most of 1999 due to favorable North American residential and commercial construction markets. The selling price improvements, along with volume increases, also led to strong 1999 margins. In commercial and industrial insulation, higher gross profits on moderate net sales increases, compared with 1998, reflected volume growth and higher selling prices in both mechanical and OEM products.

Roofing Systems Segment

The Roofing Systems segment's net sales increased $44.7 million to $606.5 million in 1999 from $561.8 million in 1998, an 8 percent increase. Income from operations for 1999 was $44.7 million, a 7 percent decline compared with $48 million for 1998. Acquisition-related sales increases were more than offset by continued pricing pressures in polyisocyanurate foam insulation and roofing membranes products.

Engineered Products Segment

Net sales for the Engineered Products segment increased $268.6 million, or 52.2 percent, to $782.7 million in 1999 compared with $514.1 million in 1998. Income from operations in 1999 increased $45.7 million, or 58.7 percent, to $123.4 million from $77.7 million in 1998. The incremental impacts of JM's January 1, 1999 acquisition of Spunbond/Monofilament assets ("Monobond") produced substantial increases in net sales and operating income. The U.S. mats and fibers business experienced significantly higher sales in 1999 on volume growth from increased demand in roofing mats, specialty mats and base fibers. While the higher volumes drove the sales increase for this business, results were adversely affected by costs associated with a scheduled furnace rebuild, which was completed in the first quarter, and raw material cost increases. Meanwhile, sales and operating income declined for European mats and fibers business during 1999, reflecting continued softness in Europe for most of the year, which improved in the fourth quarter. Reduced demand and competitive pressures also led to operating income declines for the European fabrics business. While sales in the filtration business were flat for the year, volumes in the fourth quarter were up significantly due to improvements in microfiber demand, particularly for battery separators, and slight increases in clean room build activity.

                               Johns Manville/16

--------------------------------------------------------------------------------

Other Income (Expense), net

JM sold its 5 percent net smelter royalty on certain metals produced by the Stillwater Mining Company for cash resulting in other income of $36 million in the second quarter of 1998.

Interest Expense, net

Interest expense, net of interest income, decreased slightly to $29.1 million in 1999, from $29.5 million in 1998. Along with strong operating cash flows, interest expense, net, was reduced by the 1998 repurchase of substantially all of JM's $400 million of 10.875 percent Johns Manville International Senior Notes due 2004 using revolving credit facilities with significantly lower interest rates and the 1999 repayment of bonds payable to the Manville Personal Injury Settlement Trust (the "Trust").

Income Taxes

JM's effective tax rate was approximately 19 percent in 1999 and 26 percent in 1998. JM receives a tax deduction and a related reduction in its effective tax rate when the Trust pays claimants or makes distributions to a specific settlement fund from dividends paid on, or proceeds received from disposition of, JM stock held by the Trust. In both 1999 and 1998, JM benefited from such distribution of dividends and stock sale proceeds to the settlement fund. In addition, JM's 1999 income tax expense benefited from lower effective foreign tax rates and adjustments to prior years' provisions.

Extraordinary Loss on Early Extinguishment of Debt

In June 1999 JM prepaid bonds payable to the Trust in the principal amount of $23.9 million, resulting in a loss on the early extinguishment of debt of $5.8 million, net of taxes of $3.6 million. These bonds consisted of fixed payments totaling $75 million per year in 2013 and 2014 and had been discounted at 13 percent.

During the second quarter of 1998 JM repurchased substantially all of its $400 million of 10.875 percent senior notes. The repurchase resulted in an extraordinary loss on the early extinguishment of debt of $31.8 million, net of taxes of $18.1 million.

Cumulative Effect of Accounting Change

Effective January 1, 1998 JM changed its method of accounting for glass furnace rebuild costs to the capitalization method from the allowance method. The cumulative effect of this change in accounting principle increased 1998 earnings by $27.4 million, net of taxes of $17.9 million. This change resulted in an increase in depreciation expense but eliminated the provision for furnace rebuilds. The pro forma effect of this change on net income was not material.

Earnings Per Common Share

Basic and diluted net earnings per common share for 1999 were $1.66 and $1.64, respectively, as compared with basic and diluted net earnings per common share of $1.13 and $1.12, respectively, for 1998. The extraordinary losses on early extinguishment of debt decreased basic and diluted earnings per common share by $0.04 and $0.20 during 1999 and 1998, respectively. The cumulative effect of a change in accounting principle increased basic and diluted earnings per common share by $0.17 during 1998.

                               Johns Manville/17

MANAGEMENT'S DISCUSSION AND ANALYSIS
--------------------------------------------------------------------------------

1998 vs 1997
Results of Operations

JM's net sales for 1998 increased $133.6 million, or 8.1 percent, to $1,781.2 million compared with $1,647.6 million for 1997. Gross profit increased $45.7 million to $477.2 million from $431.5 million. The gross profit margin for 1998 increased to 26.8 percent from 26.2 percent due to volume and productivity gains across all segments, partially offset by increased fixed costs and pricing declines in the mats and fibers and filtration businesses. Selling, general and administrative and research, development and engineering expenses, combined, increased $17.6 million, or 8.6 percent, to $223.4 million and were flat as a percentage of sales at 12.5 percent compared with 1997. Other income, net, was $25.9 million for 1998 compared with other expense, net, of $10.3 million for 1997. Other income, net, for 1998 included proceeds of $36 million from a mining royalty sale. Exclusive of the royalty gain, income from operations for 1998 was $243.7 million, up 13.1 percent, compared with $215.4 million for 1997.

Insulation Segment

The Insulation segment's net sales increased $36.3 million, or 5.2 percent, to $734.1 million in 1998 compared with $697.8 million in 1997. Income from operations increased $31.4 million, or 36.3 percent, to $118 million compared with $86.6 million in 1997. The 1998 results for building insulation reflect volume increases due to strong demand, improved operating efficiencies and an improved pricing environment, which began in the latter half of the year. While commercial and industrial insulation businesses reflected moderately higher sales volumes and selling prices for pipe and equipment insulation, gross margins and operating income were negatively affected by downtime for equipment upgrades during 1998. Also in 1998, the use of alternate materials resulted in significantly lower sales and margins in automotive products.

Roofing Systems Segment

Net sales for the Roofing Systems segment increased $51.3 million, or 10.1 percent, to $561.8 million in 1998 compared with $510.5 million in 1997 due primarily to incremental volume increases from thermoplastic membrane acquisitions. Excluding the impact of acquisitions, net sales increased slightly in 1998 compared with 1997. Income from operations, however, decreased to $48 million from $50.5 million in 1998 compared with 1997. Volume gains in 1998 were partially offset by pricing pressures in polyisocyanurate foam products, a less favorable product mix and acquisition-related costs. In addition, adverse weather conditions early in the year limited roofing activity and shipments, and negatively affected 1998 operating margins.

Engineered Products Segment

The Engineered Products segment's net sales increased $38.1 million, or 8 percent, to $514.1 million in 1998 compared with $476 million in 1997. Income from operations decreased slightly to $77.7 million from $78.3 million for the same periods. The sales increases are primarily due to the acquisitions of Mitex and Tasso AB, both European manufacturers of fiber glass wall covering fabrics. However, 1998 sales and operating income were adversely affected by slower economic activity in Asia and Russia. Volume increases in the U.S. mats and fibers business, net of the aforementioned weather-related declines in roofing mat shipments, were partially offset by lower selling prices during 1998. Results in filtration decreased in 1998 due to lower selling prices and a worldwide slowdown in clean room builds.

                               Johns Manville/18

--------------------------------------------------------------------------------

Other Income (Expense), net

JM sold its 5 percent net smelter royalty on certain metals produced by the Stillwater Mining Company for cash resulting in other income of $36 million in 1998.

Interest Expense, net

JM's interest expense, net of interest income, decreased $10.4 million, or 26.2 percent, to $29.5 million in 1998 compared with $39.9 million in 1997. This decrease is primarily due to the repurchase of substantially all of JM's $400 million of 10.875 percent senior notes in 1998 using revolving credit facilities with significantly lower interest rates. Also during 1998, JM used available cash to repay borrowings under the revolving credit facilities.

Income Taxes

JM's effective tax rate was approximately 26 percent in 1998 and 1997. JM benefited from the distribution of dividend and stock sale proceeds to the settlement fund of the Trust and from the utilization of tax credits in both years.

Discontinued Operations

During 1997 JM adjusted the estimated gain recognized in 1996 on the disposition of Riverwood International Corporation. The adjustment, resulting in an additional net gain on disposal of discontinued operations of $19.5 million, arose from the expiration of certain indemnification obligations to the purchaser of Riverwood and from the determination of certain income tax consequences of the disposition, which were finalized with the completion of JM's 1996 income tax returns.

Extraordinary Loss on Early Extinguishment of Debt

In 1998 JM repurchased substantially all of its $400 million of 10.875 percent senior notes, resulting in an extraordinary loss on the early extinguishment of debt of $31.8 million, net of taxes of $18.1 million.

Cumulative Effect of Accounting Change

The cumulative effect of the change in accounting for glass furnace rebuild costs increased earnings by $27.4 million, net of taxes of $17.9 million, during 1998.

Earnings Per Common Share

Basic and diluted net earnings per common share for 1998 were $1.13 and $1.12, respectively, as compared with basic and diluted net earnings per common share of $0.93 and $0.92, respectively, for 1997. The extraordinary loss on early extinguishment of debt decreased basic and diluted earnings per common share by $0.20 during 1998. The cumulative effect of a change in accounting principle increased basic and diluted earnings per common share by $0.17 during 1998. Gain on disposal of discontinued operations increased basic and diluted earnings per common share by $0.12 during 1997.

                               Johns Manville/19

MANAGEMENT'S DISCUSSION AND ANALYSIS
--------------------------------------------------------------------------------

Liquidity and Capital Resources

JM broadly defines liquidity as the ability to generate sufficient cash flow to satisfy operating requirements, fund capital expenditures and meet existing obligations and commitments. In addition, liquidity also includes the ability to obtain appropriate financing and convert into cash those assets that are no longer required to meet JM's strategic objectives. Therefore, liquidity should not be considered separately from capital resources, which consist of currently or potentially available funds for use in achieving long-range business objectives and meeting debt service commitments.

JM's agreements with its lenders contain financial and general covenants. These include, among other things, limitations on borrowings, investments and asset dispositions and maintenance of various financial ratios. Noncompliance with these or other covenants, or the occurrence of any other event of default, could result in the termination of existing credit agreements and the acceleration of debt owed by JM and its subsidiaries. At December 31, 1999 JM was in compliance with these covenants.

JM's cash and marketable securities balances increased $48.3 million during 1999 to $64.8 million at December 31, 1999 from $16.5 million at December 31, 1998. Total cash and marketable securities located outside the U.S. and Canada were $20.2 million. At December 31, 1999 JM had approximately $458 million available under its $750 million unsecured multicurrency revolving credit facilities. JM's international subsidiaries had additional borrowing and working capital facilities totaling $19.4 million, of which $12.8 million was available at December 31, 1999. These facilities are principally secured by certain receivables and cash of JM's international subsidiaries.

JM's net operating activities provided $468.4 million of cash during 1999, offset by the premium on the prepayment of bonds payable to the Trust. Operating activities for 1998 provided $226.3 million of cash, including the gain from the sale of the Stillwater mining royalty, partially offset by the premium on the prepayment of the 10.875 percent senior notes. Operating activities for 1997 provided $168.7 million of cash. Cash flows from operating activities are primarily influenced by selling prices, sales volume and working capital requirements. As discussed in "Results of Operations," JM benefited from selling price improvements in building insulation, contributions from acquisitions and volume increases during 1999. Cash provided by operations during 1999 also benefited from improved working capital management.

JM's investing activities used $158.7 million in 1999, $391.1 million during 1998 and $213.4 million during 1997. Investing activities for 1999 used $152.9 million for capital expenditures, principally to increase building insulation capacity and to complete a furnace rebuild for mats and fibers. The 1999 capital expenditures included approximately $60 million related to capacity expansion projects. Cash used for investing activities in 1998 included acquisitions of $92.2 million, net of cash acquired, and capital expenditures totaling $106.4 million, of which approximately $46 million related to capacity expansion projects. Investing activities for 1998 also included JM's $227.3 million deposit for the Monobond acquisition completed in 1999. Cash used in investing activities for 1997 included acquisitions of $136.5 million, net of cash acquired, and capital expenditures totaling $90.5 million, of which approximately $50 million related to capacity expansion projects. Investing activities for 1997 also included proceeds from the disposition of JM's automotive molded parts business.

                               Johns Manville/20

--------------------------------------------------------------------------------

JM's financing activities for 1999 consisted of issuances of debt totaling $212.8 million, and repayments of debt totaling $275.7 million, net. In July 1999 JM issued $200 million of unsecured senior notes to certain institutional investors in a private debt offering in two tranches: $75 million at 7.71 percent due in 2006; and $125 million at 7.92 percent due in 2009. A portion of the proceeds were used to finance the purchase of 12.2 million shares of JM's common stock from the Trust at $13.675 per share, resulting in the recognition of treasury stock, at cost, of $166.8 million in the third quarter of 1999. The remaining proceeds were used to repay existing indebtedness including prepayment of $23.9 million of bonds payable to the Trust discussed above. JM also repaid $12.5 million of debt assumed in an acquisition in 1999. In December 1999 JM called the remaining $2.5 million of 10.875 percent senior notes due 2004. The aforementioned 1999 debt activity also included issuances of $9 million and repayments of $16 million under foreign credit facilities. JM paid dividends totaling $37.5 million, $28.8 million and $21 million during 1999, 1998 and 1997, respectively. JM's financing activities for 1998 reflected repayments of debt totaling $425.9 million and issuances of debt totaling $540.3 million, net, relating primarily to the second quarter repurchase of its 10.875 percent senior notes. Also in 1998 JM purchased 3.6 million shares of its common stock from the Trust at $13 per share, and recognized treasury stock, at cost, of $46.8 million. During 1997 JM repaid debt totaling $30 million assumed in connection with 1996 acquisitions. JM also borrowed $55 million from international credit facilities to partially finance 1997 acquisitions, of which $10 million was repaid in 1997. The remainder was repaid in 1998.

JM believes that its current cash position, funds available under credit facilities and cash generated from operations will enable it to satisfy its debt service requirements, its ongoing capital expansion program and its other ongoing operating costs. However, JM may need to access capital markets to pay the principal of its credit facilities and senior notes, or in connection with possible significant future acquisitions.

Cyclicality of Demand/Competitive Environment

Demand for JM's products has historically been cyclical due to macroeconomic factors affecting residential and commercial construction markets. Due to their specific market niches, JM's roofing systems used for replacement, and filtration and specialty products are less sensitive to business cycles. Selling prices are subject to factors influenced by the competitive environment in which JM operates, including fluctuations in overall capacity utilization.

Income Taxes

The cash taxes paid by JM in the U.S. were substantially lower than statutory rates due to JM's deductions related to payments made to the Trust and tax credit carryforwards. JM receives a tax deduction for the amount of any dividends paid on shares of JM's common stock held by the Trust. In addition, JM receives a tax deduction when the Trust sells some or all of its shares of JM common stock and distributes the proceeds to its beneficiaries or transfers the proceeds to a specific settlement fund.

                               Johns Manville/21

MANAGEMENT'S DISCUSSION AND ANALYSIS
--------------------------------------------------------------------------------

As of December 31, 1999 JM will need a cumulative total of approximately $520 million of U.S. federal taxable income to realize its net U.S. deferred tax asset of $182.2 million. Based on JM's historical earnings levels, projected future earnings and the expected timing of the taxable deductions principally related to amounts paid by the Trust or transferred to a specific settlement fund, JM believes it will realize its net deferred tax asset. JM estimates that, as of December 31, 1999, $10.2 million of the gross deferred tax asset may not be realized. This amount relates to remaining foreign tax credit carryforwards that may expire unused. Accordingly, a full valuation allowance has been provided for these amounts. The valuation allowance on JM's deferred tax asset is subject to change as forecasts of future years' earnings and the estimated timing of the utilization of JM's tax benefits and credit carryforwards are revised, including actions by the Trust with respect to its ownership of JM stock.

If the Trust were to sell its JM stock at a price greater than JM's carrying value, JM may receive a tax benefit in excess of the deferred tax asset reflected for financial reporting purposes. Likewise, if the Trust were to sell the stock at a price lower than the carrying value, JM would receive a tax benefit less than the deferred tax asset reflected for financial reporting purposes. To illustrate, using the December 31, 1999 closing market price of $13.9375 per share, the deferred tax asset related to JM's stock held by the Trust would total approximately $550 million, which exceeds the carrying value by nearly $415 million.

Under Section 468B of the U.S. Internal Revenue Code, JM is responsible for income taxes on the taxable income of the Trust's specific settlement fund at a tax rate of 15 percent. Any such taxes paid by JM will generate a tax deduction for JM. JM cannot predict the amount of any such future tax obligations. However, related liabilities could become material in certain situations including the Trust monetizing, and retaining the proceeds of, a significant portion of its investment in JM's common stock or the settlement of this obligation between JM and the Trust. During 1999 and 1998 JM incurred approximately $4.2 million and $3 million of these taxes, respectively, before any U.S. federal or state benefit.

Capital Spending and Capacity Expansion

JM estimates capital spending in 2000 of approximately $178 million excluding acquisitions, of which approximately $109 million will be used in capacity expansion programs. During the third quarter of 1999, JM began construction on a new two-module fiber glass insulation line to expand production capacity at its Winder, Ga. facility. JM anticipates that one module will become operational during the third quarter of 2000, with the second completed during 2002. Also during the third quarter of 1999, JM began a capacity expansion at its Etowah, Tenn. facility for mats and fibers, which is expected to become operational mid-2000. As of December 31, 1999 outstanding purchase commitments relating to capital spending and capacity expansion projects totaled $44 million. JM plans to fund its capital spending from available cash balances and cash flows generated by operations. JM's capacity expansion programs are periodically revised to reflect changes in demand, industry capacity and the results of productivity improvements and technological innovations.

In response to the implementation of the 1990 Amendments to the federal Clean Air Act and requirements of various state air emissions regulations, JM may be obligated to further monitor and reduce air emissions at its manufacturing sites. The Title III air toxics regulations applicable to JM's fiber glass plants were issued in proposed form in 1997. Subsequent proposed amendments to those regulations in the first quarter of 1999 did not change the substantive requirements related to air toxics. JM does not anticipate significant compliance costs as a result of these regulations. Because the other anticipated regulations have not yet been proposed, neither the costs nor timing of compliance can be reasonably anticipated at this time, however, these anticipated regulations could require capital expenditures in 2000 and 2001.

                               Johns Manville/22

--------------------------------------------------------------------------------

Acquisitions

On January 1, 1999 JM completed the Monobond acquisition. This acquisition expands existing product lines of JM's Engineered Products segment in North America, Europe and China. The cash payment for this acquisition, accounted for under the purchase method, was $227.3 million, financed with borrowings from JM's credit facilities. The acquisition borrowings, drawn during December 1998, were shown as the acquisition deposit on the December 31, 1998 balance sheet. During 1999 the allocated purchase price was adjusted to $209 million, reflecting adjustments for preacquisition and purchase price contingencies.

On September 2, 1999 JM acquired certain polyisocyanurate roofing insulation and sheathing foam business operations. In connection with this acquisition, JM assumed, and subsequently repaid, $12.5 million of debt. This acquisition complements existing JM product lines and is accounted for under the purchase method.

Contingent Product Liability

Between 1988 and 1992 JM manufactured phenolic roofing insulation which may, under certain circumstances, contribute to the corrosion of metal decks on which it is installed. Since 1993 JM has had a program to voluntarily inspect such metal decks and remediate where appropriate. JM has accrued for costs relating to future inspections, remediation and anticipated claims. These accruals are based on JM's historical experience regarding the incidence of corrosion and the cost of remediation and include a number of assumptions related to the types and remaining expected lives of roofs on which phenolic insulation has been installed. Further, these accruals reflect JM's recent experience and expectations for the future inspection and remediation program.

Pursuant to reimbursement agreements with JM's liability carriers and the former owner of the phenolic roofing insulation business, JM is entitled to receive reimbursement for a substantial portion of future costs to be incurred by JM for inspection and remediation.

In 1996 JM and a third party were named as defendants in two class action cases, now consolidated, filed in U.S. District Court in Boston, Mass. The plaintiffs purport to represent all building owners in the U.S. with phenolic insulation installed on their roof decks and seek damages and injunctive relief, including an order requiring the removal and replacement of the phenolic insulation and remediation of any deck corrosion. JM has reached a conditional agreement in principle with respect to the settlement of these cases.

JM has reviewed its historical inspection and remediation experience, its expectations for the future inspection and remediation program, the terms and collectibility of amounts under the reimbursement agreements, and the terms and probability of concluding the conditional settlement agreement in principle discussed above. Based on the information available to date and subject to the assumptions described above, if additional costs are incurred in excess of the accrued and reimbursable amounts, such costs are not expected to have a material adverse effect on JM's financial condition, liquidity or results of operations.

                               Johns Manville/23

MANAGEMENT'S DISCUSSION AND ANALYSIS
--------------------------------------------------------------------------------

Environmental Contingencies

At December 31, 1999 JM had remediation activities in progress at four sites, out of a total of 15 such sites for which JM has identified environmental conditions requiring remediation. In addition, JM has been identified as a potentially responsible party at 13 non-Company owned or operated sites under the federal Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA") or similar state legislation. Of these 13 sites, JM's potential liability for 11 sites will be determined pursuant to a global CERCLA order (the "Order") described in the following paragraph. Two of the sites may not be subject to the Order and, accordingly, JM could be jointly and severally liable for costs of remediating these sites. However, both sites have multiple potentially responsible parties working with the regulatory agencies. In addition, JM's disposal percentage is at or near the de minimis level at both sites. During 1999 JM settled its CERCLA and Resource Conservation and Recovery Act ("RCRA") liability at three sites under the Order, of which one is final.

In 1994 the U.S. government and JM settled certain litigation concerning JM's disposal activities prior to consummation of its plan of reorganization. The Order, which was made a court order, limits JM's future liability under both CERCLA and RCRA to 55 percent of its share of site-wide response costs and natural resources damages without regard to joint and several liability for disposals made by JM prior to consummation of JM's plan of reorganization. The Order resolved JM's liability at certain historical sites and also covers CERCLA and RCRA liability for other disposal sites at which the U.S. Environmental Protection Agency ("EPA") has incurred or may incur response costs and which were used by JM prior to consummation of the plan of reorganization. The Order provides that the amount JM will be obligated to pay, in the aggregate, for such sites shall never exceed $850,000 during any given year. The EPA and others from time to time commence cleanup activities at such sites and in the future the EPA and others may assert claims against JM with respect to such sites. JM believes that all such activities and claims, if any, will be subject to the Order.

At December 31, 1999 and 1998 JM's balance sheet included undiscounted accruals for environmental remediation costs, including ongoing compliance, maintenance and monitoring costs, of $31.1 million and $34.8 million, respectively. JM paid $3.9 million and $1.7 million for environmental cleanup in 1999 and 1998, respectively. JM believes that amounts paid in 1999 are representative of JM's 2000 environmental cleanup costs. JM further anticipates expenditures relating to costs currently accrued to be made over approximately the next 15 years.

In addition, JM's December 31, 1999 balance sheet included a liability of $21.9 million related to the demolition and restoration of a previously closed manufacturing facility. JM spent $0.6 million in 1999 and expects to spend approximately $7.1 million in 2000, pending federal and state regulatory agency approval. The demolition and restoration is expected to be completed in 2002, with the majority of the liabilities settled by that time.

As a result of factors such as changes in federal and state regulations, the application and effectiveness of remedial actions, the difficulty in assessing the extent of environmental contamination, and the allocation of costs among potentially responsible parties, actual costs to be incurred for environmental cleanup may vary from previous estimates. Subject to the uncertainties inherent in evaluating environmental exposures, and based on information presently available, including JM's historical remediation experience, currently enacted environmental laws and regulations, the Order and existing remediation technology, JM believes that if additional costs are incurred in excess of the accrued amounts, such costs are not expected to have a material adverse effect on JM's financial condition, liquidity or results of operations.

                               Johns Manville/24

--------------------------------------------------------------------------------

Year 2000 Compliance

JM engaged in a comprehensive project to modify its systems for year 2000 compliance. To date, JM has not incurred any significant problems related to year 2000. JM spent $3.6 million on year 2000 projects and activities through December 31, 1999.

Introduction of the Euro

On January 1, 1999, 11 countries of the European Union established a new single European currency (the "Euro"). The Euro will become a currency in its own right and will completely replace the currencies of the participating countries by 2002. This conversion may affect, among other things, cross-border competition among member countries, product pricing, exchange rate risk and derivatives exposure, and information technology and systems. JM's European businesses, primarily in the Engineered Products segment, accounted for approximately 16 percent of total sales during 1999. JM is addressing issues related to the conversion and, at this time, is not expecting material adverse effects on its financial condition, liquidity or results of operations.

New Accounting Pronouncements

In June 1998 the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities." This statement, along with Statement of Financial Accounting Standards No. 137, "Accounting for Derivative Instruments and Hedging Activities - Deferral of the Effective Date of FASB Statement No. 133 - an amendment of FASB Statement No. 133" issued in July 1999, is effective for all fiscal quarters of fiscal years beginning after June 15, 2000 and establishes accounting and reporting standards for derivative instruments and for hedging activities. It requires that JM recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. At this time, JM cannot determine the effects, if any, adopting this statement will have on its financial condition presentation or results of operations.

Market Risk

JM is exposed to, among other things, the impact of interest rate changes, foreign currency fluctuations, and changes in commodity prices related to energy. JM is also exposed to political and related economic risks associated with certain of the countries in which it operates. JM employs established policies and procedures to manage its exposure and minimize volatility in earnings and cash flows, lower costs and protect the value of certain foreign currency denominated assets, liabilities and anticipated transactions. To achieve these objectives JM enters into interest rate swaps to manage net exposure to interest rate changes related to its debt obligations, foreign currency contracts that change in value as foreign exchange rates fluctuate and contracts to purchase certain quantities of goods at fixed prices. It is JM's policy to enter into these derivative transactions only to the extent necessary to meet the objectives stated above. Consequently, JM does not enter into these transactions for speculative purposes.

Based on a one percentage point increase in applicable interest rates, the hypothetical pretax loss in earnings on an annual basis related to JM's debt and derivative financial instruments subject to interest rate risk at December 31, 1999 would be approximately $2 million. At December 31, 1999 JM had interest rate swap transactions with notional values totaling approximately $99 million. At December 31, 1999 JM did not have any significant outstanding forward exchange or commodity contracts.

                               Johns Manville/25

MANAGEMENT'S DISCUSSION AND ANALYSIS
--------------------------------------------------------------------------------

Forward-Looking Statements

This report contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Statements of JM contained in this report concerning matters that are not historical facts, including, without limitation, statements concerning:

 .    the ability to realize its net deferred tax asset,

 .    expectations related to the start of operations for the capacity expansions at its Winder, Ga. and Etowah, Tenn. facilities,

 .    expected levels of capital spending,

 .    expectations as to contingencies related to taxes, phenolic roofing insulation and environmental liabilities,

 .    expectations regarding the Euro conversion, and

 .    the ability to satisfy its debt service requirements, its ongoing capital expansion program and its other ongoing operating costs,

constitute such forward-looking statements. See "Liquidity and Capital
Resources."

Forward-looking statements of JM are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in such statements. Important factors relating to such risks and uncertainties are set forth below.

Factors that could affect the forward-looking statements generally are related to demand for JM's products and to overall capacity levels in the industry. Demand for such products is generally cyclical and is influenced by macroeconomic factors that affect demand in residential and commercial construction and replacement markets and demand from original equipment manufacturers, including the general rate of inflation, interest rates, employment rates and overall consumer confidence. Approximately 75 percent of JM's annual sales are made to customers in commercial and industrial markets, while the remainder are to residential construction markets.

Overall capacity levels in the industry directly affect prices and the need for capacity for JM's products. Other factors that may affect prices and capacity levels include the overall competitive environment in which JM operates, the availability and pricing of raw materials, rates of technological development and changes in productivity. In addition, overall demand for JM's products could be affected by the factors described in "BUSINESS - Occupational Health and Safety Aspects of the Company's Products" in JM's Annual Report on Form 10-K for the year ended December 31, 1999. Capacity expansion is also subject to construction and permitting risks.

Factors relating to JM's net deferred tax asset are discussed in "Liquidity and Capital Resources-Income Taxes." For a discussion of factors concerning contingencies related to taxes, phenolic roofing insulation, environmental matters and the introduction of the Euro, see "Results of Operations - Income Taxes" and "Liquidity and Capital Resources-Contingent Product Liability, Environmental Contingencies, and Introduction of the Euro."

Other factors also could affect JM's expected levels of capital spending and funding of current operations, debt service and dividends, including, without limitation, the contingencies and commitments discussed in JM's financial statements included in this report for the year ended December 31, 1999.

                               Johns Manville/26

CONSOLIDATED BALANCE SHEET
--------------------------------------------------------------------------------------------------------------------


                                                                                             In thousands of dollars
--------------------------------------------------------------------------------------------------------------------
December 31,                                                                                     1999           1998
--------------------------------------------------------------------------------------------------------------------
Assets
Current Assets
  Cash and equivalents                                                                    $    61,140    $    12,350
  Marketable securities, at cost, which approximates market                                     3,633          4,168
  Receivables                                                                                 283,102        264,407
  Inventories                                                                                 160,340        131,709
  Prepaid expenses                                                                             10,714         12,560
  Deferred tax assets                                                                          39,750         36,648
--------------------------------------------------------------------------------------------------------------------
Total Current Assets                                                                          558,679        461,842
--------------------------------------------------------------------------------------------------------------------
Property, Plant and Equipment, at cost
  Land and improvements                                                                        59,067         55,747
  Buildings                                                                                   288,762        256,153
  Machinery and equipment                                                                   1,411,059      1,243,593
--------------------------------------------------------------------------------------------------------------------
                                                                                            1,758,888      1,555,493
Less accumulated depreciation and depletion                                                   718,545        691,335
--------------------------------------------------------------------------------------------------------------------
Property, Plant and Equipment, net                                                          1,040,343        864,158
--------------------------------------------------------------------------------------------------------------------
Deferred Tax Assets                                                                           144,027        164,024
Goodwill, net of accumulated amortization of $43,447 and $27,166, respectively                289,582        248,692
Acquisition Deposit (Note 22)                                                                                227,300
Other Assets                                                                                  257,002        241,169
--------------------------------------------------------------------------------------------------------------------
Total Assets                                                                              $ 2,289,633    $ 2,207,185
====================================================================================================================
Liabilities
Current Liabilities
  Short-term debt                                                                         $    10,096    $     4,641
  Accounts payable                                                                            169,747        128,688
  Compensation and employee benefits                                                          117,255         99,320
  Income taxes                                                                                 16,065         16,539
  Other accrued liabilities                                                                    97,847         68,781
--------------------------------------------------------------------------------------------------------------------
Total Current Liabilities                                                                     411,010        317,969
Long-Term Debt, less current portion                                                          503,148        587,276
Deferred Income Taxes                                                                          34,184         43,927
Postretirement Benefits Other Than Pensions                                                   177,836        186,949
Other Noncurrent Liabilities                                                                  295,155        280,956
--------------------------------------------------------------------------------------------------------------------
Total Liabilities                                                                           1,421,333      1,417,077
--------------------------------------------------------------------------------------------------------------------
Commitments and Contingencies (Notes 2, 8, and 16)
--------------------------------------------------------------------------------------------------------------------
Stockholders' Equity
Cumulative Preference Stock, Series B, redeemed 1996
Common Stock, $.01 par value, authorized 300,000,000 shares;
  issued and outstanding 164,565,507 shares and 147,552,461 shares, respectively, in 1999; and issued and outstanding 163,814,572 shares
  and 158,997,817 shares, respectively, in 1998                                                 1,646          1,638
Treasury Stock, at cost, 17,013,046 shares in 1999 and 4,816,755 shares in 1998              (229,851)       (63,067)
Capital in Excess of Par Value                                                                552,549        544,667
Unearned Stock Compensation                                                                    (2,511)        (4,836)
Retained Earnings                                                                             533,879        314,605
Accumulated Other Comprehensive Income (Note 20)                                               12,588         (2,899)
--------------------------------------------------------------------------------------------------------------------
Total Stockholders' Equity                                                                    868,300        790,108
--------------------------------------------------------------------------------------------------------------------
Total Liabilities and Stockholders' Equity                                                $ 2,289,633    $ 2,207,185
====================================================================================================================

The accompanying notes are an integral part of these consolidated financial statements.

                               Johns Manville/27


CONSOLIDATED STATEMENT OF INCOME AND COMPREHENSIVE INCOME
-----------------------------------------------------------------------------------------------------------------------------------

                                                                                  In thousands of dollars, except per share amounts
-----------------------------------------------------------------------------------------------------------------------------------
For the Years Ended December 31,                                                                 1999           1998           1997
-----------------------------------------------------------------------------------------------------------------------------------
Net Sales                                                                                 $ 2,161,786    $ 1,781,179    $ 1,647,645
Cost of Sales                                                                               1,540,206      1,303,958      1,216,135
Selling, General and Administrative                                                           202,991        190,562        174,573
Research, Development and Engineering                                                          39,837         32,823         31,174
Other Income (Expense), net                                                                   (26,563)        25,901        (10,341)
-----------------------------------------------------------------------------------------------------------------------------------
Income from Operations                                                                        352,189        279,737        215,422
Interest Income                                                                                 2,917          6,433         10,263
Interest Expense                                                                               31,968         35,912         50,205
-----------------------------------------------------------------------------------------------------------------------------------
Income from Continuing Operations before Income Taxes                                         323,138        250,258        175,480
Income Tax Expense                                                                             61,294         64,967         44,951
-----------------------------------------------------------------------------------------------------------------------------------
Income from Continuing Operations                                                             261,844        185,291        130,529
Gain on Disposal of Discontinued Operations, net of tax (Note 17)                                                            19,471
-----------------------------------------------------------------------------------------------------------------------------------
Income before Extraordinary Items and Cumulative Effect of Accounting Change                  261,844        185,291        150,000
Extraordinary Losses, net of tax (Note 18)                                                     (5,758)       (31,754)
Cumulative Effect of a Change in Accounting for Furnace Rebuilds,
 net of tax (Note 19)                                                                                         27,409
-----------------------------------------------------------------------------------------------------------------------------------
Net Income                                                                                    256,086        180,946        150,000
-----------------------------------------------------------------------------------------------------------------------------------
Foreign Currency Translation Adjustments, net of tax                                           15,692        (12,186)       (17,384)
Pension Liability Adjustment, net of tax                                                         (205)
-----------------------------------------------------------------------------------------------------------------------------------
Comprehensive Income                                                                      $   271,573    $   168,760    $   132,616
===================================================================================================================================

Earnings Per Common Share (Note 11)
-----------------------------------------------------------------------------------------------------------------------------------
Basic:
Income from Continuing Operations                                                         $      1.70    $      1.16    $       .81
Gain on Disposal of Discontinued Operations, net of tax (Note 17)                                                               .12
-----------------------------------------------------------------------------------------------------------------------------------
Income before Extraordinary Items and Cumulative Effect of Accounting Change                     1.70           1.16            .93
Extraordinary Losses, net of tax (Note 18)                                                       (.04)          (.20)
Cumulative Effect of a Change in Accounting for Furnace Rebuilds,
 net of tax (Note 19)                                                                                            .17
-----------------------------------------------------------------------------------------------------------------------------------
Net Income                                                                                $      1.66    $      1.13    $       .93
===================================================================================================================================
Diluted:
Income from Continuing Operations                                                         $      1.68    $      1.15    $       .80
Gain on Disposal of Discontinued Operations, net of tax (Note 17)                                                               .12
-----------------------------------------------------------------------------------------------------------------------------------
Income before Extraordinary Items and Cumulative Effect of Accounting Change                     1.68           1.15            .92
Extraordinary Losses, net of tax (Note 18)                                                       (.04)          (.20)
Cumulative Effect of a Change in Accounting for Furnace Rebuilds,
 net of tax (Note 19)                                                                                            .17
-----------------------------------------------------------------------------------------------------------------------------------
Net Income                                                                                $      1.64    $      1.12    $       .92
===================================================================================================================================

The accompanying notes are an integral part of these consolidated financial statements.

                               Johns Manville/28

CONSOLIDATED STATEMENT OF CASH FLOWS
-----------------------------------------------------------------------------------------------------------------------------
                                                                                                      In thousands of dollars
-----------------------------------------------------------------------------------------------------------------------------
For the Years Ended December 31,                                                               1999         1998         1997
-----------------------------------------------------------------------------------------------------------------------------
Cash Flows from Operating Activities
Net income                                                                                $ 256,086    $ 180,946    $ 150,000
Adjustments to reconcile net income to net cash provided by
 operating activities:
  Depreciation, depletion and amortization                                                  114,637       93,811       80,163
  Deferred taxes                                                                             20,619       17,099       11,571
  Product guarantee income                                                                    2,271        2,283        4,961
  Provision for furnace rebuilds                                                                                       11,264
  Pension and postretirement benefits, net                                                   20,069       (1,036)       6,607
  Interest accretion                                                                          1,436        2,626        2,318
  Gain on disposal of discontinued operations                                                                         (19,471)
  Cumulative effect of accounting change                                                                 (27,409)
  Other, net                                                                                  7,273       10,638        9,721
(Increase) decrease in current assets:
 Receivables                                                                                 35,225      (30,984)      22,985
 Inventories                                                                                   (851)       7,931      (18,423)
 Prepaid expenses                                                                             1,744          965       (4,165)
Increase (decrease) in current liabilities:
 Accounts payable                                                                            30,799        7,171       (5,217)
 Compensation and employee benefits                                                          17,952       12,617      (11,373)
 Income taxes                                                                                 1,917       11,314      (24,701)
 Other accrued liabilities                                                                   (1,056)     (19,431)      23,264
Decrease in postretirement benefits other than pensions                                     (23,017)     (23,822)     (16,363)
Decrease in other noncurrent liabilities                                                    (16,709)     (18,381)     (54,420)
-----------------------------------------------------------------------------------------------------------------------------
Net cash provided by operating activities                                                   468,395      226,338      168,721
-----------------------------------------------------------------------------------------------------------------------------
Cash Flows from Investing Activities
Purchases of property, plant and equipment                                                 (152,918)    (106,372)     (90,528)
Acquisition deposit                                                                                     (227,300)
Acquisitions                                                                                  1,461      (92,205)    (136,521)
Proceeds from sales of assets                                                                 1,817        6,314        9,351
Purchases of available-for-sale marketable securities                                        (9,188)      (8,388)     (27,664)
Purchases of held-to-maturity marketable securities                                          (1,513)      (2,033)     (14,042)
Proceeds from sales of available-for-sale marketable securities                               9,725       30,154       45,712
Proceeds from maturities of held-to-maturity marketable securities                            5,196       15,018        2,538
Increase in other assets                                                                    (13,253)      (6,322)      (2,233)
-----------------------------------------------------------------------------------------------------------------------------
Net cash used in investing activities                                                      (158,673)    (391,134)    (213,387)
-----------------------------------------------------------------------------------------------------------------------------
Cash Flows from Financing Activities
Revolving credit facilities, net                                                           (219,904)     535,756
Issuance of debt                                                                            212,821        4,560       56,637
Payments on debt                                                                            (55,820)    (425,901)     (61,170)
Dividends on common stock                                                                   (37,480)     (28,775)     (20,995)
Treasury stock transactions                                                                (166,784)     (46,545)        (281)
Other stock transactions                                                                      6,153        5,226          330
-----------------------------------------------------------------------------------------------------------------------------
Net cash provided by (used in) financing activities                                        (261,014)      44,321      (25,479)
-----------------------------------------------------------------------------------------------------------------------------
Effect of Exchange Rate Changes on Cash                                                          82          688       (4,323)
-----------------------------------------------------------------------------------------------------------------------------
Net Increase (Decrease) in Cash and Equivalents                                              48,790     (119,787)     (74,468)
Cash and Equivalents at Beginning of Year                                                    12,350      132,137      206,605
-----------------------------------------------------------------------------------------------------------------------------
Cash and Equivalents at End of Year                                                       $  61,140    $  12,350    $ 132,137
=============================================================================================================================

The accompanying notes are an integral part of these consolidated financial statements.

                               Johns Manville/29

CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

                                                   Common         Treasury
                                                    Stock            Stock
--------------------------------------------------------------------------------
Balances at December 31, 1996                     $ 1,627        $ (16,241)
Net income for the year
Currency translation
Stock compensation plan transactions                    1
Common stock dividends
Purchase of treasury stock                                            (281)
--------------------------------------------------------------------------------
Balances at December 31, 1997                       1,628          (16,522)
Net income for the year
Currency translation
Stock compensation plan transactions                   10
Common stock dividends
Purchase of treasury stock                                         (46,545)
--------------------------------------------------------------------------------
Balances at December 31, 1998                       1,638          (63,067)
Net income for the year
Currency translation
Stock compensation plan transactions                    8
Common stock dividends
Purchase of treasury stock                                        (166,784)
Pension liability adjustment
--------------------------------------------------------------------------------
Balances at December 31, 1999                     $ 1,646        $(229,851)
================================================================================

The accompanying notes are an integral part of these consolidated financial statements.

                               Johns Manville/30

------------------------------------------------------------------------------
                                                       In thousands of dollars
------------------------------------------------------------------------------

                                                  Accumulated
  Capital in         Unearned                           Other            Total
   Excess of            Stock      Retained     Comprehensive    Stockholders'
   Par Value     Compensation      Earnings            Income           Equity
------------------------------------------------------------------------------
   $ 539,423         $ (9,124)     $ 38,106          $ 26,671        $ 580,462
                                    150,000                            150,000
                                                      (17,384)         (17,384)
         999            1,900                                            2,900
                                    (22,614)                           (22,614)
                                                                          (281)
------------------------------------------------------------------------------
     540,422           (7,224)      165,492             9,287          693,083
                                    180,946                            180,946
                                                      (12,186)         (12,186)
       4,245            2,388                                            6,643
                                    (31,833)                           (31,833)
                                                                       (46,545)
------------------------------------------------------------------------------
     544,667           (4,836)      314,605            (2,899)         790,108
                                    256,086                            256,086
                                                       15,692           15,692
       7,882            2,325                                           10,215
                                    (36,812)                           (36,812)
                                                                      (166,784)
                                                         (205)            (205)
------------------------------------------------------------------------------
   $ 552,549         $ (2,511)     $533,879          $ 12,588        $ 868,300
==============================================================================

                               Johns Manville/31

Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------

Note 1:
Summary of Significant Accounting Policies

Johns Manville Corporation ("JM") manufactures and markets building and equipment insulation; commercial and industrial roofing systems; fibers, fabric and nonwoven mats used as reinforcements in building and industrial applications, and high efficiency filtration media. JM estimates that approximately 75 percent of its annual sales are to commercial and industrial markets, while the remainder are to residential construction markets. JM's products are sold to contractors, mass merchants, wholesale distributors and fabricators throughout North America, Europe and Asia.

The Manville Personal Injury Settlement Trust (the "Trust") owns approximately 76 percent of JM's common stock.

(A)  Principles of Consolidation

The consolidated financial statements include the accounts of JM and its majority-owned subsidiaries. All significant intercompany transactions have been eliminated.

(B)  Use of Estimates

The preparation of JM's consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in these financial statements, including disclosures of contingent liabilities.

(C)  Cash and Equivalents

Cash and equivalents include money market mutual funds, time deposits and marketable securities with original maturities of three months or less.

Included in accounts payable and compensation and employee benefits are temporary book overdrafts totaling $30 million and $3.9 million, respectively, at December 31, 1999; and $27.5 million and $3.2 million, respectively, at December 31, 1998; due to JM's use of zero-balance cash disbursement accounts funded by separate master accounts.

(D)  Financial Instruments

JM uses the amortized cost method of accounting for investments in held-to-maturity debt securities for which it has the positive intent and ability to hold to maturity. Fair value accounting is used for debt securities that are classified as available-for-sale securities. Realized gains and losses are computed on the specific identification method.

Gains and losses on foreign currency transactions and related forward exchange contracts are included in other income (expense), net, for the period in which the exchange rate changes. The discount or premium on forward contracts is accounted for separately from the gain or loss on the contracts and is amortized to other income (expense), net, over the life of the contract.

Amounts related to interest swap transactions qualifying for hedge accounting, payable or receivable, are accrued on a current basis as adjustments to interest expense. Any gains (losses) on the termination of the interest rate swaps are deferred and recognized over periods corresponding to the related obligation being hedged.

(E)  Inventories

Inventories are stated at the lower of cost or market. Cost is determined principally on the last-in, first-out (LIFO) basis for all domestic subsidiaries. The first-in, first-out (FIFO) basis is used to determine the cost of inventories for all foreign subsidiaries.

(F)  Property, Plant and Equipment

Property, plant and equipment are stated at cost. Depreciation expense is computed using the straight-line method, based upon the estimated useful lives of the assets. Buildings are depreciated principally over 20 to 40 years, and machinery and equipment are depreciated principally over 20 years. JM evaluates the recoverability of property, plant and equipment through its ongoing strategic planning process.

Maintenance and repairs are charged to current period earnings, while replacements and betterments are capitalized.

                               Johns Manville/32

-------------------------------------------------------------------------------

JM capitalizes the cost of certain internally and externally developed computer software. These capitalized costs, included in other assets, are amortized over three to seven years, using the straight-line method.

(G)  Goodwill

Goodwill associated with acquisitions in excess of fair value of net assets acquired is amortized on a straight-line basis generally over 20 years. JM evaluates the recoverability of goodwill through its ongoing strategic planning process.

(H)  Revenue Recognition

JM recognizes revenue from product sales upon shipment. JM estimates and records provisions for cash discounts, customer incentives, sales returns, allowances and original warranties in the period the sale is reported, based on its experience.

JM also sells extended roofing product guarantees for periods of 10 to 20 years. These extended guarantees cover the water tightness of roofing systems resulting from defects in materials or deficiencies in workmanship. Revenue on these product guarantees is recognized over the contract period in proportion to costs incurred.

(I)  Workers' Compensation

JM accrues a liability for workers' compensation claims at present value, due to the fixed and determinable nature of the claim payments, based upon an evaluation of historical claims data and expected future claims. In addition, JM records a receivable at present value for the portion of outstanding claims covered by third-party insurers.

(J)  Advertising Costs

Advertising costs are expensed as incurred and totaled $11.7 million, $11.3 million and $9.8 million in 1999, 1998 and 1997, respectively.

(K)  Income Taxes

General business tax credits are accounted for as reductions of income tax expense in the year in which the related expenditures become eligible for investment benefit under applicable tax regulations.

(L)  Reclassifications

Certain prior year information has been reclassified to conform with the current year presentation.

Note 2:
Financial Instruments

JM has had limited involvement with derivative financial instruments and does not use them for trading purposes. In order to fix a portion of JM's variable interest rate debt and reduce the aggregate risk to movements in interest rates, JM entered into interest rate swap transactions with notional values totaling approximately $99 million.

In addition to reducing risk, the interest rate swaps have a correlation to the underlying debt obligation, and therefore, qualify for hedge accounting. At December 31, 1999 the fair market value of these instruments reflected unrecognized losses of $0.3 million. (For additional information on fair market value disclosures, see Note 7.)

JM enters into foreign exchange forward contracts to hedge against currency fluctuations on certain material foreign currency exposures and records a receivable/payable which is classified consistently with the related outstanding foreign currency exposure. JM did not have any significant forward exchange or commodity contracts outstanding at December 31, 1999 or 1998.

JM had outstanding letters of credit totaling $14.5 million and $16.5 million as of December 31, 1999 and 1998, respectively. The majority of the outstanding letters of credit at December 31, 1999 were issued under JM's revolving credit facilities (see Note 7), with the remainder collateralized by cash. Of the outstanding letters of credit, $8.5 million relate to JM's guaranty of indebtedness of a joint venture in China, of which JM has a 60 percent interest.

JM maintains cash and cash equivalents and certain other financial instruments with various financial institutions throughout the world. JM invests excess cash in a diversified portfolio of high-quality money market instruments

                               Johns Manville/33

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

consistent with the preservation of capital and the maintenance of liquidity. JM's investment policies require diversification of investments and include restrictions on maturity and credit quality. JM monitors compliance with these restrictions on an ongoing basis. JM has not experienced any material losses related to these investments.

JM does not obtain collateral or other security to support financial instruments subject to credit risk, but monitors the credit standing of counterparties. JM is exposed to credit losses in the event of nonperformance by the counterparties to its financial instruments, but does not anticipate any significant off-balance-sheet credit risk of accounting loss. JM anticipates that counterparties will be able to fully satisfy their obligations under the contracts.

At December 31, 1999 JM held investments in debt securities that were classified as held-to-maturity with an amortized cost basis of $7.2 million, which approximated fair value. JM's investments in held-to-maturity debt securities at December 31, 1999 were classified on the balance sheet as marketable securities of $3.6 million and other assets of $3.6 million, depending upon the nature and maturity of the investments. Of these securities, $3.6 million had contractual maturities within one year; the remainder mature in one to five years. Additionally, at December 31, 1999 JM had investments in available- for-sale debt securities, principally escrowed funds, that were classified on the balance sheet as other assets of $4.7 million. The amortized cost basis of these securities approximated fair value. Of these securities, $4.7 million had contractual maturities within one year.

At December 31, 1998 JM held investments in debt securities that were classified as held-to-maturity with an amortized cost basis of $10.9 million, which approximated fair value. JM's investments in held-to-maturity debt securities at December 31, 1998 were classified on the balance sheet as marketable securities of $4.2 million and other assets of $6.7 million, depending upon the nature and maturity of the investments. Of these securities, $4.2 million had contractual maturities within one year; the remainder mature in one to five years. Additionally, at December 31, 1998, JM had investments in available- for-sale debt securities, principally escrowed funds, that were classified on the balance sheet as other assets of $5.2 million. The amortized cost basis of these securities approximated fair value. Of these securities, $5.1 million had contractual maturities within one year.

During 1999, 1998 and 1997 JM sold securities that had been classified as available-for-sale, resulting in proceeds of $9.7 million, $30.2 million and $45.7 million, respectively, which approximated the carrying value each year.

Note 3:
Receivables

                      In thousands of dollars
---------------------------------------------
                              1999       1998
---------------------------------------------
Trade                     $291,784   $281,389
Less allowances             44,305     41,528
---------------------------------------------
                           247,479    239,861
Other                       35,623     24,546
---------------------------------------------
                          $283,102   $264,407
=============================================

Included in allowances are doubtful accounts of $3.9 million and $5 million at December 31, 1999 and 1998, respectively. JM generally requires no collateral on receivables. The provision for doubtful accounts charged (credited) to costs and expenses related to continuing operations was $0.9 million for 1999, $0.4 million for 1998 and $(0.2) million for 1997.

Note 4:
Inventories

                      In thousands of dollars
---------------------------------------------
                              1999       1998
---------------------------------------------
Finished goods            $102,924   $ 84,393
Work-in-process             12,542     13,945
Raw materials               34,309     23,813
Supplies                    10,565      9,558
---------------------------------------------
                          $160,340   $131,709
=============================================

                               Johns Manville/34

--------------------------------------------------------------------------------

Inventories in the amounts of $42.7 million and $31.1 million at December 31, 1999 and 1998, respectively, were valued using FIFO. The balance of the inventories was valued using LIFO. The excess of current values over amounts for financial reporting purposes was $50.9 million and $49.8 million at December 31, 1999 and 1998, respectively.

Note 5:
Short-Term Debt and Credit Facilities

                                                             In thousands of dollars
------------------------------------------------------------------------------------
                                                                      1999      1998
------------------------------------------------------------------------------------
Short-term borrowings                                              $ 6,683   $ 4,074
Current portion of long-term debt                                    3,413       567
------------------------------------------------------------------------------------
                                                                   $10,096   $ 4,641
====================================================================================

JM's international subsidiaries had borrowing and working capital facilities totaling $19.4 million, of which $12.8 million was available at December 31, 1999 (also see Note 7: Long-Term Debt - "Revolving Credit Facilities"). These facilities are principally secured by certain receivables and cash of JM's international subsidiaries.

Note 6:
Compensation and Employee Benefits

                                                             In thousands of dollars
------------------------------------------------------------------------------------
                                                                     1999       1998
------------------------------------------------------------------------------------
Compensation and
 payroll deductions                                              $ 45,767   $ 38,603
Self insured medical and
 group life coverage                                               38,806     30,678
Accrued vacation                                                   26,062     24,486
Other                                                               6,620      5,553
------------------------------------------------------------------------------------
                                                                 $117,255   $ 99,320
====================================================================================

Note 7:
Long-Term Debt

                                                             In thousands of dollars
------------------------------------------------------------------------------------
                                                                     1999       1998
------------------------------------------------------------------------------------
Unsecured
Revolving credit facilities                                      $285,050   $550,007
Johns Manville International
 Senior Notes                                                     200,000
Notes payable with interest from
 6.03 percent to 8.13 percent,
 payable through 2007                                              10,078      3,377
Bonds payable to the Trust                                                    22,446
10.875 percent Johns Manville
 International Senior Notes                                                    2,525
Collateralized
Industrial revenue bonds
 with interest at floating rates, from
 2.45 percent to 8.625 percent, payable
 through 2009, collateralized by a
 letter of credit, real property and equipment                      8,700      9,488
Computer capital lease obligations,
 6.0 percent payable through 2003                                   2,733
------------------------------------------------------------------------------------
                                                                  506,561    587,843
Less current portion                                                3,413        567
------------------------------------------------------------------------------------
                                                                 $503,148   $587,276
====================================================================================

Revolving Credit Facilities

In 1998 JM arranged unsecured multicurrency revolving credit facilities totaling approximately $750 million at a floating interest rate of LIBOR plus a margin with a termination date of May 15, 2003. The credit facilities were used in May 1998 to repurchase substantially all of the $400 million of 10.875 percent Johns Manville International Senior Notes. The deposit of $227.3 million for the acquisition of Spunbond/Monofilament assets ("Monobond") drawn during December 1998 was also borrowed from the credit facilities. At December 31, 1999 $285.1 million of borrowings under the credit facilities were outstanding at interest rates ranging from 3.82 percent to 6.5 percent. The remaining credit facilities are available for funding acquisitions and capital expenditures, and other corporate purposes.

                               Johns Manville/35

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

$200 Million Senior Notes

In July 1999 JM issued $200 million of unsecured senior notes to certain institutional investors in a private debt offering in two tranches: $75 million at 7.71 percent due in 2006; and $125 million at 7.92 percent due in 2009. The proceeds were used to repurchase shares from the Trust (see Note 9) and repay bonds payable to the Trust.

Bonds Payable to the Trust

On June 30, 1999 JM prepaid bonds payable to the Trust in the principal amount of $23.9 million (see Note 18). These bonds consisted of a series of fixed payments totaling $75 million per year in 2013 and 2014, discounted at 13 percent.

10.875 Percent Senior Notes

In December 1999 JM called the remaining $2.5 million principal amount of its
10.875 percent Johns Manville International Senior Notes due 2004.

Long-term debt maturities at December 31, 1999 are as follows:

                                   In thousands of dollars
----------------------------------------------------------
2000                                             $   3,413
2001                                                 5,482
2002                                                 5,444
2003                                               285,322
2004                                                    --
Thereafter                                         206,900
----------------------------------------------------------
Total                                            $ 506,561
==========================================================

JM's agreements with its lenders contain financial and general covenants. These include, among other things, limitations on borrowings, investments and asset dispositions, and maintenance of various financial ratios. Noncompliance with these or other covenants, or the occurrence of any other event of default, could result in the termination of existing credit agreements and the acceleration of debt owed by JM and its subsidiaries. At December 31, 1999 JM was in compliance with these covenants.

At December 31, 1999 JM's long-term debt totaled $506.6 million, which approximated fair value. At December 31, 1998 JM's long-term debt totaled $587.8 million and had an estimated fair value of $603.3 million. Generally the fair value of JM's long-term debt is an estimate based on quoted market prices, when available, or the discounted cash flow method.

Note 8:
Commitments and Contingencies

Total rental expense related to continuing operations was $13.4 million in 1999, $14 million in 1998 and $12.5 million in 1997.

At December 31, 1999 minimum rental commitments of JM under long-term, noncancelable operating leases are as follows:

                                   In thousands of dollars
----------------------------------------------------------
2000                                               $ 4,564
2001                                                 4,172
2002                                                 3,710
2003                                                 3,493
2004                                                 1,062
Thereafter                                           1,050
----------------------------------------------------------
                                                   $18,051
==========================================================

JM has various commitments for sales and purchases in the ordinary conduct of business. In the aggregate, such commitments do not differ significantly from current market prices or anticipated usage requirements.

Contingent Product Liability

Between 1988 and 1992 JM manufactured phenolic roofing insulation which may, under certain circumstances, contribute to the corrosion of metal decks on which it is installed. Since 1993 JM has had a program to voluntarily inspect such metal decks and remediate where appropriate. JM has accrued for costs relating to future inspections, remediation and anticipated claims. These accruals are based on JM's historical experience regarding the incidence of corrosion and the cost of remediation and include a number of assumptions related to the types

                               Johns Manville/36

--------------------------------------------------------------------------------

and remaining expected lives of roofs on which phenolic insulation has been installed. Further, these accruals reflect JM's recent experience and expectations for the future inspection and remediation program.

Pursuant to reimbursement agreements with JM's liability carriers and the former owner of the phenolic roofing insulation business, JM is entitled to receive reimbursement for a substantial portion of future costs to be incurred by JM for inspection and remediation.

In 1996 JM and a third party were named as defendants in two class action cases, now consolidated, filed in U.S. District Court in Boston, Mass. The plaintiffs purport to represent all building owners in the U.S. with phenolic insulation installed on their roof decks and seek damages and injunctive relief, including an order requiring the removal and replacement of the phenolic insulation and remediation of any deck corrosion. JM has reached a conditional agreement in principle with respect to the settlement of these cases.

JM has reviewed its historical inspection and remediation experience, its expectations for the future inspection and remediation program, the terms and collectibility of amounts under the reimbursement agreements, and the terms and probability of concluding the conditional settlement agreement in principle discussed above. Based on the information available to date and subject to the assumptions described above, if additional costs are incurred in excess of the accrued and reimbursable amounts, such costs are not expected to have a material adverse effect on JM's financial condition, liquidity or results of operations.

Environmental Contingencies

At December 31, 1999 JM had remediation activities in progress at four sites, out of a total of 15 such sites for which JM has identified environmental conditions requiring remediation. In addition, JM has been identified as a potentially responsible party at 13 non-Company owned or operated sites under the federal Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA") or similar state legislation. Of these 13 sites, JM's potential liability for 11 sites will be determined pursuant to a global CERCLA order (the "Order") described in the following paragraph. Two of the sites may not be subject to the Order and, accordingly, JM could be jointly and severally liable for costs of remediating these sites. However, both sites have multiple potentially responsible parties working with the regulatory agencies. In addition, JM's disposal percentage is at or near the de minimis level at both sites. During 1999 JM settled its CERCLA and Resource Conservation and Recovery Act ("RCRA") liability at three sites under the Order, of which one is final.

In 1994 the U.S. government and JM settled certain litigation concerning JM's disposal activities prior to consummation of its plan of reorganization. The Order, which was made a court order, limits JM's future liability under both CERCLA and RCRA to 55 percent of its share of site-wide response costs and natural resources damages without regard to joint and several liability for disposals made by JM prior to consummation of JM's plan of reorganization. The Order resolved JM's liability at certain historical sites and also covers CERCLA and RCRA liability for other disposal sites at which the U.S. Environmental Protection Agency ("EPA") has incurred or may incur response costs and which were used by JM prior to consummation of the plan of reorganization. The Order provides that the amount JM will be obligated to pay, in the aggregate, for such sites shall never exceed $850,000 during any given year. The EPA and others from time to time commence cleanup activities at such sites and in the future the EPA and others may assert claims against JM with respect to such sites. JM believes that all such activities and claims, if any, will be subject to the Order.

At December 31, 1999 and 1998 JM's balance sheet included undiscounted accruals for environmental remediation costs, including ongoing compliance, maintenance and monitoring costs, of $31.1 million and

                               Johns Manville/37

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

$34.8 million, respectively. JM paid $3.9 million and $1.7 million for environmental cleanup in 1999 and 1998, respectively. JM believes that amounts paid in 1999 are representative of JM's 2000 environmental cleanup costs. JM further anticipates expenditures relating to costs currently accrued to be made over approximately the next 15 years.

In addition, JM's December 31, 1999 balance sheet included a liability of $21.9 million related to the demolition and restoration of a previously closed manufacturing facility. JM spent $0.6 million in 1999 and expects to spend approximately $7.1 million in 2000, pending federal and state regulatory agency approval. The demolition and restoration is expected to be completed in 2002, with the majority of the liabilities settled by that time.

As a result of factors such as changes in federal and state regulations, the application and effectiveness of remedial actions, the difficulty in assessing the extent of environmental contamination, and the allocation of costs among potentially responsible parties, actual costs to be incurred for environmental cleanup may vary from previous estimates. Subject to the uncertainties inherent in evaluating environmental exposures, and based on information presently available, including JM's historical remediation experience, currently enacted environmental laws and regulations, the Order and existing remediation technology, JM believes that if additional costs are incurred in excess of the accrued amounts, such costs are not expected to have a material adverse effect on JM's financial condition, liquidity or results of operations.

Note 9:
Stockholders' Equity

In July 1999 JM purchased 12.2 million shares of its common stock from the Trust at $13.675 per share. Accordingly, treasury stock, at cost, of $166.8 million was recorded. In the second quarter of 1998, JM purchased 3.6 million shares of its common stock from the Trust at $13 per share and recorded treasury stock, at cost, of $46.8 million.

The following is a summary of shares outstanding:

                                                                      Common
                                                                       Stock
----------------------------------------------------------------------------
Balance at December 31, 1996                                     161,495,930
Issuance of common stock in
 connection with compensation plans                                  109,964
Treasury stock acquired                                              (25,305)
----------------------------------------------------------------------------
Balance at December 31, 1997                                     161,580,589
Issuance of common stock in
 connection with compensation plans                                1,022,242
Treasury stock acquired                                           (3,605,014)
----------------------------------------------------------------------------
Balance at December 31, 1998                                     158,997,817
Issuance of common stock in
 connection with compensation plans                                  750,935
Treasury stock acquired                                          (12,196,291)
----------------------------------------------------------------------------
Balance at December 31, 1999                                     147,552,461
============================================================================

Note 10:
Stock Compensation Plans

General

JM's stock compensation plans grant eligible employees deferred stock rights and options to purchase shares of JM's common stock. JM also has a noncompensatory employee stock ownership plan for its worldwide employees. This plan includes options granted in 1997 and also enables employees to purchase stock directly from the market and through JM savings plans. At December 31, 1999 approximately 2 million and 3.7 million shares were reserved for issuance under stock compensation and noncompensatory plans, respectively.

                               Johns Manville/38

--------------------------------------------------------------------------------

The amount of compensation expense recognized for all stock-based compensation plans was $0.8 million, $6.2 million and $2.7 million for the years ended December 31, 1999, 1998 and 1997, respectively.

Deferred Stock Rights

Deferred stock rights entitle participants to the receipt of shares of common stock upon vesting and dividend equivalents, but no voting rights prior to vesting. The deferred stock rights are restricted as to disposition and are subject to forfeiture prior to vesting upon certain circumstances. At December 31, 1999 there were 234,834 deferred stock rights outstanding, with vesting through December 31, 2000. Deferred stock rights were granted as follows:

                    Deferred       Weighted average
                stock rights           market value
                     granted          at grant date
---------------------------------------------------
1999                  42,150                $ 13.77
1998                  50,046                $ 13.28
1997                 128,000                $ 11.36
===================================================

Stock Options

JM applies APB Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB No. 25") and related interpretations in accounting for its fixed stock options. Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS No. 123") was issued in 1995, and if fully adopted would change, among other things, the methods for recognition of expense on JM's plans involving stock options. JM's stock options were granted at exercise prices equal to, or in excess of, market prices on the grant dates, and therefore no compensation cost was recognized in accordance with APB No. 25.

The substantial majority of the options outstanding at December 31, 1999, other than those granted under the noncompensatory plan, vested by December 31, 1997 with the remainder vesting through December 10, 2001. These options expire between December 31, 2005 and December 10, 2008.

Under the noncompensatory plan, JM granted approximately 1.6 million options to employees at $12.19 per share in 1997, of which 1.2 million were outstanding at December 31, 1999. Half of these options vest on July 1, 2000, with the remainder vesting in 2002. These options expire on December 31, 2002.

A summary of the status of JM's stock option plans as of December 31, 1999, 1998 and 1997 is presented below:

                                              1999                      1998                     1997
-------------------------------------------------------------------------------------------------------------
                                                  Weighted                  Weighted                 Weighted
                                                   Average                   Average                  Average
                                                  Exercise                  Exercise                 Exercise
                                         Shares      Price         Shares      Price        Shares      Price
-------------------------------------------------------------------------------------------------------------
Outstanding at Beginning of Year      7,050,916    $ 12.37      6,981,862    $ 11.76     5,235,225    $ 11.51
Granted                                 252,700    $ 14.51      1,051,861    $ 15.01     2,234,295    $ 12.29
Exercised                              (549,368)   $ 11.73       (811,958)   $ 10.61       (44,242)   $  8.62
Forfeited                              (193,280)   $ 13.03       (170,849)   $ 12.18      (443,416)   $ 11.70
-------------------------------------------------------------------------------------------------------------
Outstanding at End of Year            6,560,968    $ 12.49      7,050,916    $ 12.37     6,981,862    $ 11.76
-------------------------------------------------------------------------------------------------------------
Options Exercisable at End of Year    4,432,100                 4,327,708                4,685,108
=============================================================================================================

                               Johns Manville/39

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

The following table summarizes information about stock options outstanding at December 31, 1999:

--------------------------------------------------------------------------------------------------------
                                  Options Outstanding                          Options Exercisable
                  ---------------------------------------------------    -------------------------------
                                 Weighted Average
       Range of        Number           Remaining    Weighted Average         Number    Weighted Average
Exercise Prices   Outstanding    Contractual Life      Exercise Price    Exercisable      Exercise Price
--------------------------------------------------------------------------------------------------------
         $ 4.00        35,000           5.3 years              $ 4.00         35,000              $ 4.00
 $ 9.88 - 14.69     5,454,374           5.3 years              $11.93      4,023,360              $11.84
 $14.70 - 20.39     1,071,594           8.3 years              $15.57        373,740              $15.55
--------------------------------------------------------------------------------------------------------
                    6,560,968           5.8 years              $12.49      4,432,100              $12.09
========================================================================================================

Recognition of compensation expense under SFAS No. 123 is optional. However, had compensation cost been determined based on the fair value at grant dates for stock option awards consistent with SFAS No. 123, JM's net income and earnings per share for the years ended December 31, 1999, 1998 and 1997 would have been reduced to the following pro forma amounts:

          In thousands of dollars, except per share amounts
-----------------------------------------------------------
                                   1999      1998      1997
-----------------------------------------------------------
Net income:
 As reported                  $ 256,086  $180,946  $150,000
 Pro forma                    $ 255,581  $179,406  $144,476
Basic earnings per share:
 As reported                  $    1.66  $   1.13  $    .93
 Pro forma                    $    1.66  $   1.12  $    .89
Diluted earnings per share:
 As reported                  $    1.64  $   1.12  $    .92
 Pro forma                    $    1.64  $   1.11  $    .89
===========================================================

The effects of applying SFAS No. 123 in this pro forma disclosure are not necessarily indicative of future amounts.

The fair value of options granted is estimated on the grant date using the Black-Scholes option-pricing model. The weighted average fair values and related assumptions used in determining pro forma compensation expense are as follows:

-----------------------------------------------------------------------
                                           1999        1998        1997
-----------------------------------------------------------------------
Grant date fair value:
  Exercise price equals market           $ 3.51     $  4.41      $ 3.84
  Exercise price exceeds market          $ 3.18     $  3.35      $ 2.81
Assumptions:
  Dividend yield per share               $ 0.24     $  0.24      $ 0.16
  Expected volatility                      37.8%       36.1%       31.4%
  Risk free rate of return                  5.8%        4.5%        6.3%
  Expected life of options
   in years                                 4.1         3.9         4.5
=======================================================================

                               Johns Manville/40

--------------------------------------------------------------------------------

Note 11:
Earnings per Common Share

Basic earnings per common share amounts are based on the weighted average number of common shares outstanding during the year. The diluted earnings per common share computation further includes all dilutive potential common shares outstanding during the year. The basic and diluted earnings per common share amounts are determined using the reported net income and the following common equivalent shares:

                                                   1999                           1998                          1997
-------------------------------------------------------------------------------------------------------------------------------
                                              Basic        Diluted           Basic        Diluted          Basic        Diluted
-------------------------------------------------------------------------------------------------------------------------------
Common stock                            165,009,000    165,009,000     163,822,000    163,822,000    162,768,000    162,768,000
Dilutive potential common shares:
 Stock options and deferred
  stock rights                                           1,382,000                      1,895,000                     1,594,000
Treasury stock                          (10,731,000)   (10,731,000)     (3,799,000)    (3,799,000)    (1,226,000)    (1,226,000)
-------------------------------------------------------------------------------------------------------------------------------
                                        154,278,000    155,660,000     160,023,000    161,918,000    161,542,000    163,136,000
===============================================================================================================================

Stock options to purchase 0.2 million, 1 million and 2.3 million common shares in 1999, 1998 and 1997, respectively, were not included in the computation of diluted earnings per common share because the stock options' exercise prices were greater than the average market price of the common shares.

                               Johns Manville/41

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

Note 12:
Pensions

U.S. Pension Plans

JM's pension expense (income) related to the U.S. defined benefit pension plans for the years ended December 31 consists of the following:

                                        In thousands of dollars
---------------------------------------------------------------
                                   1999        1998        1997
---------------------------------------------------------------
Service cost                   $  8,995    $  7,985    $  7,399
Interest cost                    45,361      46,158      45,254
Expected return on
   plan assets                  (57,718)    (64,330)    (54,903)
Amortization of
   prior service cost             1,836       1,632       1,545
Amortization of
   transition amount             (3,892)     (8,165)     (8,161)
Recognized actuarial loss         9,011                     126
---------------------------------------------------------------
Total pension expense
   (income)                    $  3,593    $(16,720)   $ (8,740)
---------------------------------------------------------------

Assumptions used in determining the pension expense (income) for the years ended December 31 are as follows:


                                    1999       1998       1997
----------------------------------------------------------------
Discount rates                      7.00%      7.50%      7.50%
Rates of increase in future
 compensation levels                4.50%      5.50%      5.50%
Expected long-term rates
 of return on assets                9.00%      9.00%      8.25%
----------------------------------------------------------------

The status of JM's defined benefit plans as of December 31 are as follows:

                                            In thousands of dollars
-------------------------------------------------------------------
                                                  1999         1998
-------------------------------------------------------------------
Change in Projected Benefit Obligation
Beginning benefit obligation                 $ 673,997    $ 641,560
Service cost                                     8,995        7,985
Interest cost                                   45,361       46,158
Amendments                                       7,165        1,993
Actuarial (gains) losses                       (24,845)      27,644
Benefits paid                                  (52,119)     (51,343)
Settlements                                     (1,056)
-------------------------------------------------------------------
Ending benefit obligation                    $ 657,498    $ 673,997
===================================================================
Change in Plan Assets
Fair value of plan assets
 at beginning of year                        $ 667,377    $ 741,007
Actual return on plan assets                   136,295      (22,303)
Settlements                                     (1,056)
Employer contributions                           1,137           16
Benefits paid                                  (52,119)     (51,343)
-------------------------------------------------------------------
Fair value of plan assets
 at end of year                              $ 751,634    $ 667,377
===================================================================
Reconciliation of Funded Status
Funded status                                $  94,136    $  (6,620)
Unrecognized net actuarial loss                 31,905      144,490
Unrecognized prior service cost                 17,199       11,870
Unrecognized transition amount                      44       (3,848)
-------------------------------------------------------------------
Prepaid pension asset                        $ 143,284    $ 145,892
-------------------------------------------------------------------

The prepaid pension asset is included in other assets. The projected benefit obligations for the U.S. plans were determined as of December 31, 1999 and 1998 using discount rates of 7.5 percent and 7 percent, respectively, and rates of increase in future compensation levels for salary-related plans of 4.5 percent for both years.

                               Johns Manville/42

--------------------------------------------------------------------------------

German Pension Plans

Pension expense for the years ended December 31 consists of the following:

                                           In thousands of dollars
------------------------------------------------------------------
                                        1999       1998       1997
------------------------------------------------------------------
Service cost                         $   719    $   665    $   567
Interest cost                          1,553      1,727      1,529
Amortization of
 transition amount                        98        114        106
Recognized actuarial gain                (96)      (134)      (140)
------------------------------------------------------------------
Total pension expense                $ 2,274    $ 2,372    $ 2,062
------------------------------------------------------------------

Assumptions used in determining the pension expense include discount rates of
6.5 percent in 1999 and 7 percent in 1998 and 1997; and rates of increase in future compensation of 3 percent in 1999, 4 percent in 1998 and 5 percent in 1997.

The status of JM's unfunded German plans as of December 31 is as follows:

                                           In thousands of dollars
------------------------------------------------------------------
                                                  1999        1998
------------------------------------------------------------------
Change in Projected Benefit Obligation
Beginning benefit obligation                  $ 26,484    $ 23,421
Acquisition assumption                           2,212
Service cost                                       719         665
Interest cost                                    1,553       1,727
Actuarial (gains) losses                         1,681         (16)
Foreign currency exchange
 rate changes                                   (4,067)      1,857
Benefits paid                                   (1,092)     (1,170)
------------------------------------------------------------------
Ending benefit obligation                     $ 27,490    $ 26,484
==================================================================
Reconciliation of Funded Status
Funded status                                 $(27,490)   $(26,484)
Unrecognized net actuarial gain                 (1,945)     (4,363)
Unrecognized transition amount                     390         570
------------------------------------------------------------------
Pension obligation                            $(29,045)   $(30,277)
------------------------------------------------------------------

Projected benefit obligations were determined using a discount rate of 6.5 percent in 1999 and 7 percent in 1998. The rate of increase in future compensation levels for salary-related plans was 3 percent in 1999 and 4 percent in 1998.

Pension expense and projected benefit obligations under each of these plans are determined using assumptions regarding discount rates, rates of increase in future compensation levels and expected long-term rates of return on assets. These assumptions are subject to prevailing economic conditions and, accordingly, JM believes it is reasonably possible that a change in these assumptions may occur in the near term.

Voluntary Savings Plans

JM provides voluntary savings plans in which eligible U.S. employees of JM may participate. Employees may make contributions of up to 16 percent of their compensation. JM matches up to six percent of certain contributions at rates ranging from 15 percent to 100 percent, depending on JM's performance. JM's contributions to the savings plans were $10.2 million in 1999, $8.8 million in 1998, and $7.1 million in 1997.

Note 13:
Other Postretirement Benefits

Medical and life insurance coverage is provided to eligible U.S. and Canadian retirees of JM and their dependents under defined benefit plans. The postretirement benefit expense for the years ended December 31 consists of the following:

                                       In thousands of dollars
--------------------------------------------------------------
                                  1999        1998        1997
--------------------------------------------------------------
Service cost                  $  1,752    $  1,530    $  1,390
Interest cost                   13,631      13,488      13,210
Amortization of
 prior service cost             (1,838)     (1,838)     (1,838)
Amortization of
 actuarial loss                     94         185         198
--------------------------------------------------------------
Total postretirement
 benefit expense              $ 13,639    $ 13,365    $ 12,960
--------------------------------------------------------------

                               Johns Manville/43

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

The postretirement benefit expense was calculated using a discount rate of 7 percent in 1999 and 7.5 percent in 1998 and 1997.

JM's unfunded postretirement benefit obligation reconciled with the amounts shown in JM's consolidated balance sheet as of December 31, is as follows:

                                                  In thousands of dollars
-------------------------------------------------------------------------
                                                        1999         1998
-------------------------------------------------------------------------
Change in Postretirement Obligation
Beginning benefit obligation                       $ 204,200    $ 188,831
Service cost                                           1,752        1,530
Interest cost                                         13,631       13,488
Amendments                                            (1,288)
Actuarial losses                                      26,400       16,173
Foreign currency exchange
  rate changes                                           118         (435)
Benefits paid                                        (21,745)     (15,387)
-------------------------------------------------------------------------
Ending benefit obligation                          $ 223,068    $ 204,200
=========================================================================
Reconciliation of Funded Status
Funded status                                      $(223,068)   $(204,200)
Unrecognized net actuarial loss                       35,595        9,172
Unrecognized prior service
  adjustment                                         (22,151)     (22,700)
Fourth quarter benefits paid                          10,103       10,057
-------------------------------------------------------------------------
Postretirement benefit
  obligation                                       $(199,521)   $(207,671)
-------------------------------------------------------------------------

The current portions of $21.7 million and $20.7 million of the postretirement benefit obligation are reflected in compensation and employee benefits as of December 31, 1999 and 1998, respectively. The accumulated postretirement benefit obligations were determined as of December 31, 1999 and 1998 using discount rates of 7.5 percent and 7 percent, respectively. JM utilizes a discount rate based on available high-quality corporate bonds. For measurement purposes, a 7 percent annual rate of increase in the per capita cost of covered medical benefits was assumed for 2000; the rate was assumed to decrease gradually to 5.5 percent in 2003 and remain at that level thereafter.

Assumed health care cost trend rates have a significant effect on the amounts reported for health care plans. Increasing the assumed health care cost trend rates by one percentage point in each year would increase the accumulated benefit obligation as of December 31, 1999 by $11.3 million, and the aggregate of the service and interest cost components of the periodic cost for the year then ended by $0.9 million. Meanwhile, decreasing the assumed health care cost trend rates by one percentage point in each year would decrease the accumulated benefit obligation as of December 31, 1999 by $10 million, and the aggregate of the service and interest cost components of the periodic cost for the year then ended by $0.8 million.

JM's assumptions regarding the discount rate and annual rate of increase in the per capita cost of covered medical benefits are subject to prevailing economic conditions. Accordingly, JM believes it is reasonably possible that a change in these assumptions may occur in the near term.

Note 14:
Workers' Compensation

The workers' compensation liability and related receivable at gross and present value at December 31 are:

                                            In thousands of dollars
-------------------------------------------------------------------
                                                    1999       1998
-------------------------------------------------------------------
Workers' Compensation Liability:
 Gross                                          $107,555   $112,069
 Present Value                                    63,117     64,709
Insurance Receivable:
 Gross                                          $  6,843   $  7,740
 Present Value                                     4,145      4,652
-------------------------------------------------------------------

The present value of the liability is reflected in other accrued liabilities and other noncurrent liabilities. The liability and receivable were measured using risk-free discount rates of 6 percent and 5 percent at December 31, 1999 and 1998, respectively, which reflect rates of return on available U.S. Treasury securities with maturities similar to the timing of expected claim payments. Although JM is exposed to credit losses in the event of nonperformance by its insurers, JM anticipates claims for insurance coverage will be fully satisfied.

                               Johns Manville/44

--------------------------------------------------------------------------------

Discount rates of 5 percent, 6 percent and 6.4 percent were used to measure expense for 1999, 1998 and 1997, respectively.

JM expects to pay the following amounts for its workers' compensation obligations:

                               In thousands of dollars
------------------------------------------------------
2000                                         $   6,500
2001                                             6,400
2002                                             6,300
2003                                             6,200
2004                                             6,000
Thereafter                                      76,155
------------------------------------------------------
                                             $ 107,555
======================================================

Note 15:
Other Income (Expense), net

                                            In thousands of dollars
-------------------------------------------------------------------
                                      1999        1998         1997
-------------------------------------------------------------------
Amortization of
 intangible assets               $ (17,345)  $ (13,425)   $ (10,516)
Pension and
 postretirement benefits            (6,447)         59       (2,068)
Interest accretion on
 workers' compensation
 liabilities                        (2,724)     (2,910)      (3,072)
Sale of mining royalty                          35,988
Other                                  (47)      6,189        5,315
-------------------------------------------------------------------
                                 $ (26,563)  $  25,901    $ (10,341)
===================================================================

Pension and postretirement benefits are attributable to retirees of JM's former business operations. Interest accretion on workers' compensation liabilities primarily relates to previous asbestos operations.

Note 16:
Income Taxes

Income taxes payable consists of the following:

                                                   In thousands of dollars
--------------------------------------------------------------------------
                                                            1999      1998
--------------------------------------------------------------------------
U.S. federal and foreign
 income taxes                                            $14,945   $15,961
State and local taxes                                      1,120       578
--------------------------------------------------------------------------
                                                         $16,065   $16,539
==========================================================================

The tax effect of the temporary differences and carryforwards giving rise to the net deferred tax asset is as follows:

                                                   In thousands of dollars
--------------------------------------------------------------------------
                                                          1999        1998
--------------------------------------------------------------------------
U.S. Deferred Tax Assets:
 Trust deductions                                     $134,948    $158,279
 Employee benefit accruals                             103,062     103,865
 Other accrued liabilities                              52,927      50,775
 Credit for prior year minimum
  tax carryforward                                      24,071      21,391
 Capitalized research, development
  and engineering                                       15,929       6,334
 Foreign tax credit carryforward                        10,243
 Deferred compensation                                   9,559       9,106
 Deferred state and local taxes                          3,214       1,960
 Other                                                  11,908      13,162
--------------------------------------------------------------------------
                                                       365,861     364,872
--------------------------------------------------------------------------
Foreign Deferred Tax Assets                              1,544       2,252
--------------------------------------------------------------------------
Total Deferred Tax Assets                              367,405     367,124
--------------------------------------------------------------------------
U.S. Deferred Tax Liabilities:
 Property, plant and equipment                         116,905     109,440
 Prepaid pension asset                                  50,402      51,138
 Other                                                   6,078       5,874
--------------------------------------------------------------------------
Total Deferred Tax Liabilities                         173,385     166,452
--------------------------------------------------------------------------
Net Deferred Tax Asset, before
 valuation allowance                                   194,020     200,672
Valuation Allowance                                    (10,243)
--------------------------------------------------------------------------
Net Deferred Tax Asset                                $183,777    $200,672
==========================================================================

                               Johns Manville/45

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

The deferred tax asset related to Trust deductions primarily represents common stock held by the Trust that is not yet deductible for income tax purposes. The deferred tax asset related to Trust deductions includes $134.9 million generated from the issuance of stock to the Trust. JM receives a tax deduction for the amount of any dividends paid on shares of JM's common stock held by the Trust. In addition, JM receives a tax deduction when the Trust sells some or all of its shares of JM common stock and distributes the proceeds to its beneficiaries or transfers the proceeds to a specific settlement fund. If the Trust were to sell its JM stock at a price greater than JM's carrying value, JM may receive a tax benefit in excess of the deferred tax asset reflected for financial reporting purposes. Likewise, if the Trust were to sell the stock at a price lower than the carrying value, JM would receive a tax benefit less than the deferred tax asset reflected for financial reporting purposes.

Under Section 468B of the U.S. Internal Revenue Code, JM is responsible for income taxes on the taxable income of the Trust's specific settlement fund at a tax rate of 15 percent. Any such taxes paid by JM will generate a tax deduction for JM. JM cannot predict the amount of any such future tax obligations. However, related liabilities could become material in certain situations including the Trust monetizing, and retaining the proceeds of, a significant portion of its investment in JM's common stock or the settlement of this obligation between JM and the Trust. During 1999 and 1998 JM incurred approximately $4.2 million and $3 million of these taxes, respectively, before any U.S. federal or state benefit.

The Trust transferred approximately $234.6 million and $69.2 million in 1999 and 1998, respectively, to the specific settlement fund within the Trust or to claimants generating corresponding current tax deductions for JM. The cash taxes paid by JM in the U.S. were substantially lower than statutory rates due to JM's deductions related to payments made to the Trust and tax credit carryforwards.

During 1999 JM realized $7.1 million of foreign tax credit carryforwards, which were not previously recognized as JM considered realization remote. JM estimates that, as of December 31, 1999, $10.2 million of the gross deferred tax asset may not be realized. This amount relates to remaining foreign tax credit carryforwards that may expire unused. Accordingly, a full valuation allowance has been provided for these amounts. The 1997 valuation allowance reflected an $18.2 million decrease primarily due to the utilization of general business credit carryforwards that JM previously believed would expire unused. In accordance with Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes," the valuation allowance on JM's deferred tax asset is subject to change as forecasts of future years' earnings and the estimated timing of the utilization of JM's tax benefits and credit carryforwards are revised, including actions by the Trust with respect to its ownership of JM stock.

The tax effect of the temporary differences giving rise to the noncurrent net deferred tax liability is as follows:

                                                 In thousands of dollars
------------------------------------------------------------------------
                                                      1999          1998
------------------------------------------------------------------------
Foreign Deferred Tax Assets                        $ 7,409       $ 2,376
------------------------------------------------------------------------
Foreign Deferred Tax Liabilities:
 Property, plant and equipment                      38,365        43,327
 Other                                               3,228         2,976
------------------------------------------------------------------------
Total Deferred Tax Liabilities                      41,593        46,303
------------------------------------------------------------------------
Net Deferred Tax Liability                         $34,184       $43,927
========================================================================

The U.S. and foreign components of income from continuing operations before income taxes consist of the following:

                                             In thousands of dollars
--------------------------------------------------------------------
                                        1999        1998        1997
--------------------------------------------------------------------
U.S.                                $262,555    $215,427    $136,277
Foreign                               60,583      34,831      39,203
--------------------------------------------------------------------
                                    $323,138    $250,258    $175,480
====================================================================

                               Johns Manville/46

--------------------------------------------------------------------------------

The provision for income tax expense on continuing operations consists of the following:

                                                   In thousands of dollars
--------------------------------------------------------------------------
                                                1999       1998       1997
--------------------------------------------------------------------------
Current:
 U.S. federal                               $ 15,684   $ 25,422   $ 12,875
 U.S. state and local                          3,397      4,530      2,887
 Foreign                                      21,594     17,916     17,618
--------------------------------------------------------------------------
                                              40,675     47,868     33,380
--------------------------------------------------------------------------
Deferred:
 U.S                                          16,916     16,849     13,044
 Foreign                                       3,703        250     (1,473)
--------------------------------------------------------------------------
                                              20,619     17,099     11,571
--------------------------------------------------------------------------
                                            $ 61,294   $ 64,967   $ 44,951
==========================================================================

The reported amount of income tax expense on consolidated pretax income from continuing operations differs from the amount of income tax expense that would result from applying the U.S. federal statutory tax rate to consolidated pretax income from continuing operations for the following reasons:

                                                                                  In thousands of dollars
---------------------------------------------------------------------------------------------------------
                                                                           1999         1998         1997
---------------------------------------------------------------------------------------------------------
U.S. federal statutory expense                                        $ 113,099    $  87,588    $  61,420
Increase (decrease) resulting from:
 Deduction for shares of stock repurchased from the Trust               (43,673)     (12,045)
 Deduction for dividends paid to the Trust                               (9,982)      (8,795)      (6,298)
 U.S. state and local taxes, net of federal benefit                       2,429        3,600        1,913
 Adjustment of estimated income tax (benefit) expense for prior years    (4,059)      (3,352)         825
 Foreign income taxes, net of credits                                       (78)        (451)       3,924
 Utilization of general business credits                                                          (18,188)
 Other, net                                                               3,558       (1,578)       1,355
---------------------------------------------------------------------------------------------------------
                                                                       $ 61,294    $  64,967    $  44,951
=========================================================================================================

As of December 31, 1999 JM had $24.1 million of U.S. federal credit for prior year minimum tax carryforwards and $10.2 million of U.S. foreign tax credit carryforwards. There is no expiration date on the prior year minimum tax credit; however, it can only be applied against regular tax. The foreign tax credits expire December 31, 2003.

Undistributed earnings intended to be reinvested indefinitely by the foreign subsidiaries totaled $72.6 million at December 31, 1999. The determination of the deferred tax liability related to these undistributed earnings is not practicable.

                               Johns Manville/47

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

Note 17:
Discontinued Operations

During 1997 JM adjusted the estimated gain recognized in 1996 on the disposition of Riverwood International Corporation. The adjustment, resulting in an additional net gain on disposal of discontinued operations of $19.5 million, arose from the expiration of certain indemnification obligations to the purchaser of Riverwood and from the determination of certain income tax consequences of the disposition, which were finalized with the completion of JM's 1996 income tax returns.

Note 18:
Early Extinguishment of Debt

On June 30, 1999 JM prepaid bonds payable to the Trust in the principal amount of $23.9 million, resulting in a loss on the early extinguishment of debt of $5.8 million, net of taxes of $3.6 million.

In 1998 JM repurchased, through a cash tender offer, substantially all of the $400 million of 10.875 percent Johns Manville International Senior Notes due 2004. This transaction resulted in an extraordinary loss on the early extinguishment of debt of $31.8 million, net of taxes of $18.1 million.

Note 19:
Cumulative Effect of Accounting Change

Effective January 1, 1998 JM changed its method of accounting for glass furnace rebuild costs to the capitalization method from the allowance method. Under the capitalization method, costs to periodically rebuild the refractory components of the glass furnaces are capitalized when incurred and depreciated on a straight-line basis over the estimated useful life of the rebuild. The capitalization method provides an improved measure of JM's capital investment and is consistent with industry practice. Previously, estimated costs to rebuild furnaces were credited to an allowance and charged to operations over the estimated period to the next rebuild date. The cumulative effect of this change in accounting principle increased 1998 earnings by $27.4 million, net of taxes of $17.9 million. This change resulted in an increase in depreciation expense but eliminated the provision for furnace rebuilds. The pro forma effect of this change on net income was not material.

Note 20:
Comprehensive Income

Comprehensive income generally includes changes in separately reported components of equity along with net income. Components of equity included in comprehensive income were as follows:

                                              In thousands of dollars
---------------------------------------------------------------------
                                       1999          1998        1997
---------------------------------------------------------------------
Foreign currency
 translation adjustments           $ 25,663     $ (22,156)  $ (28,973)
Pension liability adjustment           (339)
---------------------------------------------------------------------
                                     25,324       (22,156)    (28,973)
Income tax
 (expense) benefit                   (9,837)        9,970      11,589
---------------------------------------------------------------------
Other comprehensive
 income, net of tax                $ 15,487     $ (12,186)  $ (17,384)
=====================================================================

                               Johns Manville/48

--------------------------------------------------------------------------------

Note 21:
Supplemental Cash Flow Information

In connection with the consolidated statement of cash flows, cash paid for interest related to continuing operations during 1999, 1998 and 1997 was $23.7 million, $33.9 million and $48.1 million, respectively. Cash paid for income taxes during 1999, 1998 and 1997 was $34.8 million, $23.5 million and $48.7 million, respectively.

Note 22:
Acquisitions

Engineered Products Segment

On January 1, 1999 JM completed the acquisition of Monobond. This acquisition expands existing product lines of JM's Engineered Products segment in North America, Europe and China. The cash payment for this acquisition, accounted for under the purchase method, was $227.3 million. The acquisition was financed with borrowings from JM's credit facilities drawn during 1998, shown as the acquisition deposit on JM's December 31, 1998 balance sheet. During 1999 the allocated purchase price was adjusted to reflect the completion of asset valuations, and the determination of preacquisition and purchase price contingencies. The allocation includes the transfer of ownership of a plant located in China, and adjustment of the value of working capital received, which will be finalized in early 2000, pursuant to the purchase contract. JM's December 31, 1999 balance sheet reflects the following purchase price allocation:

                                             In thousands of dollars
--------------------------------------------------------------------
Current Assets                                             $  68,640
Noncurrent Assets (including Goodwill)                       194,827
Liabilities Assumed                                          (54,495)
--------------------------------------------------------------------
Allocated Purchase Price                                   $ 208,972
====================================================================

The consolidated results of operations for 1998 on a pro forma basis as if the operations had been acquired as of the beginning of the year are as follows (unaudited):

                              In millions of dollars, except per share amounts
------------------------------------------------------------------------------
Net Sales                                                               $2,013
Income before Extraordinary Item and
 Cumulative Effect of Accounting Change                                 $  196
Net Income                                                              $  191
Diluted Earnings Per Share:
 Income before Extraordinary Item and
  Cumulative Effect of Accounting Change                                $ 1.21
 Net Income                                                             $ 1.18
==============================================================================

The estimated pro forma information is presented for informational purposes only and is not necessarily indicative of the results of operations that would have occurred had the acquisition been completed as of the above date, nor are they necessarily indicative of future results of operations.

Roofing Systems Segment

On September 2, 1999 JM acquired certain polyisocyanurate roofing insulation and sheathing foam business operations. In connection with this acquisition, JM assumed, and subsequently repaid, $12.5 million of debt. This acquisition complements existing JM product lines and is accounted for under the purchase method.

                               Johns Manville/49

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

Note 23:
New Accounting Pronouncements

In June 1998 the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities." This statement, along with Statement of Financial Accounting Standards No. 137, "Accounting for Derivative Instruments and Hedging Activities - Deferral of the Effective Date of FASB Statement No. 133 - an amendment of FASB Statement No. 133" issued in July 1999, is effective for all fiscal quarters of fiscal years beginning after June 15, 2000 and establishes accounting and reporting standards for derivative instruments and for hedging activities. It requires that JM recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. At this time, JM cannot determine the effects, if any, adopting this statement will have on its financial condition presentation or results of operations.

Note 24:
Business Segments and Geographic Area Information

JM reports separately its operating results in the following three principal business segments: Insulation, Roofing Systems and Engineered Products. JM's reportable business segments are strategic business units organized by product. Consistent with JM's internal reporting, business segments include allocated corporate expenses. The 1998 mining royalty sale proceeds are reported in corporate and eliminations.

The Insulation segment consists of JM's building insulation business, which manufactures fiber glass wool insulation for walls, attics and floors in residential and commercial buildings; commercial and industrial insulation business, which manufactures pipe and duct insulation for use in commercial buildings, factories, refineries and other industrial applications; and original equipment manufacturers ("OEM") insulation business, which manufactures thermal and acoustic insulation for aircraft, marine vessels, automobiles and heating, ventilating and air conditioning ("HVAC") and other equipment.

The Roofing Systems segment consists of JM's commercial and industrial roofing systems business, which supplies built-up, modified bitumen and single-ply membranes; perlite, fiber glass and polyisocyanurate foam insulations; roof guarantees; and accessories.

The Engineered Products segment consists of mats and fibers, which includes base fiber, fiber to reinforce gypsum wallboard and plastics, fiber glass and polyester spunbond mats for roofing and flooring applications and monofilament used in the paper industry; glass fabrics for wall coverings; and fiber glass and synthetic media for high efficiency air filtration systems, face masks, respirators, vacuum bags, sorbents and liquid filtration applications. Filtration also produces fine fibers for specialty manufacturers who supply filtration media for use in clean rooms and various battery separator applications.

                               Johns Manville/50

-----------------------------------------------------------------------------------------------
                                                                        In thousands of dollars
-----------------------------------------------------------------------------------------------
December 31,                                                 1999           1998           1997
-----------------------------------------------------------------------------------------------
Operating Assets (Note B)
Insulation                                            $   539,035    $   512,428    $   467,828
Roofing Systems                                           462,335        429,342        368,051
Engineered Products                                       775,637        591,839        551,517
Corporate                                                 (27,325)       (39,216)       (46,756)
-----------------------------------------------------------------------------------------------
Total Operating Assets                                  1,749,682      1,494,393      1,340,640
Assets Not Directly Assigned to Business Segments         539,951        712,792        639,894
-----------------------------------------------------------------------------------------------
Total Assets                                          $ 2,289,633    $ 2,207,185    $ 1,980,534
===============================================================================================
Years Ended December 31,
-----------------------------------------------------------------------------------------------
Depreciation, Depletion and Amortization
Insulation                                            $    38,066    $    36,146    $    34,031
Roofing Systems                                            20,139         17,624         16,197
Engineered Products                                        56,432         40,041         29,935
-----------------------------------------------------------------------------------------------
Total                                                 $   114,637    $    93,811    $    80,163
===============================================================================================
Additions to Property, Plant and Equipment (Note D)
Insulation                                            $    87,880    $    65,216    $    34,687
Roofing Systems                                            19,736         25,154          7,945
Engineered Products                                       185,215         37,803         81,715
Corporate                                                   6,595          2,163            949
-----------------------------------------------------------------------------------------------
Total                                                 $   299,426    $   130,336    $   125,296
-----------------------------------------------------------------------------------------------

See notes on page 54.

                               Johns Manville/51


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
------------------------------------------------------------------------------------------------------------------

                                                                                           In thousands of dollars
------------------------------------------------------------------------------------------------------------------
Years Ended December 31,                                                        1999           1998           1997
------------------------------------------------------------------------------------------------------------------
Insulation
Net Sales                                                                $   814,205    $   731,087    $   694,606
Intersegment Net Sales                                                         2,509          3,004          3,239
Costs and Expenses                                                           630,926        619,973        611,195
Other Income (Expense), net                                                   (1,623)         3,864            (77)
------------------------------------------------------------------------------------------------------------------
Income from Operations                                                   $   184,165    $   117,982    $    86,573
------------------------------------------------------------------------------------------------------------------
Roofing Systems
Net Sales                                                                $   606,458    $   561,787    $   510,460
Costs and Expenses                                                           553,614        506,127        457,108
Other Income (Expense), net                                                   (8,174)        (7,618)        (2,841)
------------------------------------------------------------------------------------------------------------------
Income from Operations                                                   $    44,670    $    48,042    $    50,511
------------------------------------------------------------------------------------------------------------------
Engineered Products
Net Sales                                                                $   741,123    $   488,305    $   442,579
Intersegment Net Sales                                                        41,603         25,843         33,375
Costs and Expenses                                                           650,286        432,648        393,589
Other Income (Expense), net                                                   (9,086)        (3,775)        (4,027)
------------------------------------------------------------------------------------------------------------------
Income from Operations                                                   $   123,354    $    77,725    $    78,338
------------------------------------------------------------------------------------------------------------------
Corporate and Eliminations
Intersegment Net Sales (Note A)                                          $   (44,112)   $   (28,847)   $   (36,614)
Costs and Expenses                                                           (51,792)       (31,405)       (40,010)
Other Income (Expense), net (Note C)                                          (7,680)        33,430         (3,396)
------------------------------------------------------------------------------------------------------------------
Income from Operations                                                   $        --    $    35,988    $        --
------------------------------------------------------------------------------------------------------------------

Consolidated Total Company
Net Sales                                                                $ 2,161,786    $ 1,781,179    $ 1,647,645
Costs and Expenses                                                         1,783,034      1,527,343      1,421,882
Other Income (Expense), net                                                  (26,563)        25,901        (10,341)
------------------------------------------------------------------------------------------------------------------
Income from Operations                                                       352,189        279,737        215,422
Interest Income                                                                2,917          6,433         10,263
Interest Expense                                                              31,968         35,912         50,205
------------------------------------------------------------------------------------------------------------------
Income from Continuing Operations before Income Taxes                    $   323,138    $   250,258    $   175,480
==================================================================================================================

See notes on page 54.

                               Johns Manville/52

------------------------------------------------------------------------------
                                                       In thousands of dollars
Years Ended December 31,                    1999           1998           1997
------------------------------------------------------------------------------
Net Sales
United States                        $ 1,736,482    $ 1,508,096    $ 1,426,609
Germany                                  251,372        120,316        126,217
Other International                      177,806        158,103        105,541
Eliminations (Note A)                     (3,874)        (5,336)       (10,722)
------------------------------------------------------------------------------
Consolidated Total Company           $ 2,161,786    $ 1,781,179    $ 1,647,645
==============================================================================

December 31,
------------------------------------------------------------------------------
Property, Plant and Equipment, net
United States                        $   785,017    $   679,817    $   637,638
Germany                                  153,716        106,566        103,881
Other International                       78,875         62,103         51,216
Corporate                                 22,735         15,672          5,024
------------------------------------------------------------------------------
Total                                $ 1,040,343    $   864,158    $   797,759
==============================================================================

See notes on page 54.

                               Johns Manville/53

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

Notes to Business Segments and Geographic Area Information:

(A) Net sales included in eliminations relate principally to the elimination of intersegment and intergeographic sales (at prices approximating market). Intersegment sales principally relate to sales from the Engineered Products segment to the Roofing Systems segment. Intergeographic sales principally relate to insulation shipments from the U.S.

(B) Operating assets primarily include amounts directly assigned to each segment. These include trade receivables; inventory (at standard cost); goodwill; property, plant and equipment; and capitalized software. Capitalized software included in operating assets was $12 million, $10 million and $12 million in 1999, 1998 and 1997, respectively. Corporate operating assets relate principally to the adjustment of business segment inventories to a LIFO basis.

Assets not directly assigned to business segments principally include cash and equivalents, marketable securities, deferred tax assets, acquisition deposit and other assets.

(C) Other income (expense), net, in corporate and eliminations for 1998 includes the mining royalty sale proceeds.

(D) Includes property, plant and equipment purchases and additions to property, plant and equipment from acquisitions. Additions to property, plant and equipment from acquisitions were $146.5 million, $24 million and $34.8 million in 1999, 1998 and 1997, respectively.

                              Johns Manville/54

MANAGEMENT'S REPORT
--------------------------------------------------------------------------------

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

JM maintains internal accounting control systems to provide reliable financial information for the preparation of financial statements, to safeguard assets against loss or unauthorized use and to ensure proper authorization and accounting for all transactions. Management is responsible for maintenance of these systems, which is accomplished through communication of established written codes of conduct, systems, policies and procedures; employee training; and appropriate delegation of authority and segregation of responsibilities. To further ensure compliance with established standards and procedures, JM maintains a substantial program of internal audits. Oversight of management's financial reporting and internal accounting control responsibilities is exercised by the Board of Directors, through an Audit Committee that consists solely of outside directors.


/s/C.L. (Jerry) Henry                      /s/J.P. Murphy

C.L. (Jerry) Henry                         J.P. Murphy
Chairman of the Board,                     Senior Vice President and
President and Chief Executive Officer      Chief Financial Officer

                               Johns Manville/55

REPORT OF INDEPENDENT ACCOUNTANTS
--------------------------------------------------------------------------------


To the Stockholders and Directors of Johns Manville Corporation:

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of income and comprehensive income and stockholders' equity and of cash flows present fairly, in all material respects, the financial position of Johns Manville Corporation and its subsidiaries at December 31, 1999 and 1998, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1999, in conformity with accounting principles generally accepted in the United States. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

/s/ PricewaterhouseCoopers LLP

Denver, Colorado
January 28, 2000

                               Johns Manville/56

SELECTED QUARTERLY FINANCIAL DATA (Unaudited)
--------------------------------------------------------------------------------------------------------------

                                                             In thousands of dollars, except per share amounts
--------------------------------------------------------------------------------------------------------------
                                                        First      Second       Third      Fourth
                                                      Quarter     Quarter     Quarter     Quarter        Total
--------------------------------------------------------------------------------------------------------------
Year Ended December 31, 1999
Net Sales                                           $ 495,758   $ 558,852   $ 569,331   $ 537,845   $2,161,786
Gross Profit                                          135,829     161,899     165,623     158,229      621,580
Income from Operations                                 65,007      99,176      98,536      89,470      352,189
Income before Extraordinary Items (Note A)             37,694      80,395      73,191      70,564      261,844
Net Income (Notes A and B)                             37,694      74,637      73,191      70,564      256,086
--------------------------------------------------------------------------------------------------------------
Basic Earnings Per Common Share
Income before Extraordinary Items (Note A)          $     .24   $     .51   $     .49   $     .48   $     1.70
Net Income (Notes A and B)                                .24         .47         .49         .48         1.66
Diluted Earnings Per Common Share
Income before Extraordinary Items (Note A)          $     .23   $     .50   $     .49   $     .47   $     1.68
Net Income (Notes A and B)                                .23         .46         .49         .47         1.64
--------------------------------------------------------------------------------------------------------------
Year Ended December 31, 1998
Net Sales                                           $ 389,336   $ 445,224   $ 488,232   $ 458,387   $1,781,179
Gross Profit                                           95,748     119,848     130,164     131,461      477,221
Income from Operations                                 45,130     100,988      72,361      61,258      279,737
Income before Extraordinary Items and
 Cumulative Effect of Accounting Change                26,030      64,968      50,671      43,622      185,291
Net Income (Notes C and D)                             53,439      33,214      50,671      43,622      180,946
----------------------------------------------------------------------------------------------------------------
Basic Earnings Per Common Share
Income before Extraordinary Items and
 Cumulative Effect of Accounting Change             $     .16   $     .41   $     .32   $     .27   $     1.16
Net Income (Notes C and D)                                .33         .21         .32         .27         1.13
Diluted Earnings Per Common Share
Income before Extraordinary Items and
 Cumulative Effect of Accounting Change             $     .16   $     .40   $     .31   $     .27   $     1.15
Net Income (Notes C and D)                                .33         .20         .31         .27         1.12
================================================================================================================

(A) JM's first quarter 1999 income tax expense at an effective rate of 35 percent did not reflect the July 1999 Trust stock sale proceeds benefit as such proceeds were not anticipated at that time. For the second, third and fourth quarters, the effective tax rates were approximately 13 percent, 19 percent and 15 percent, respectively, reflecting the stock sale proceeds.

(B) On June 30, 1999 JM prepaid bonds payable to the Trust in the principal amount of $23.9 million, resulting in a loss on the early extinguishment of debt of $5.8 million, net of taxes of $3.6 million.

(C) In the second quarter of 1998 JM repurchased, through a cash tender offer, substantially all of its $400 million of 10.875 percent Johns Manville International Senior Notes due 2004. This transaction resulted in an extraordinary loss on the early extinguishment of debt of $31.8 million, net of taxes of $18.1 million.

(D) Effective January 1, 1998 JM changed its method of accounting for glass furnace rebuild costs to the capitalization method from the allowance method. The cumulative effect of this change in accounting principle increased 1998 net income by $27.4 million, net of taxes of $17.9 million.

                               Johns Manville/57